UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Camber Energy, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	1311	20-2660243
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification code number)	(I.R.S. Employer Identification No.)

15915 Katy Freeway, Suite 450

Houston, Texas 77094

Telephone: (281) 404-4387

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James A. Doris Chief Executive Officer

15915 Katy Freeway, Suite 450

Houston, Texas 77094

Telephone: (281) 404-4387

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

James B. Marshall Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 Telephone: (713) 229-1234	Lance Brunson Brunson Chandler & Jones, PLLC Walker Center 175 S. Main Street, Suite 1410 Salt Lake City, Utah 84111 Telephone: (801) 303-5737

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED APRIL 21, 2023

JOINT LETTER TO STOCKHOLDERS OF CAMBER ENERGY, INC.

AND STOCKHOLDERS OF VIKING ENERGY GROUP, INC.

Dear Stockholders:

Camber Energy, Inc. (which we refer to as “Camber”) and Viking Energy Group, Inc. (which we refer to as “Viking”) have entered into an Agreement and Plan of Merger, dated as of February 15, 2021, as amended on April 18, 2023 (which, as it may be further amended from time to time, we refer to as the “Merger Agreement”), providing for the acquisition of Viking by Camber pursuant to a merger between Viking Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Camber (“Merger Sub”) and Viking (which we refer to as the “Merger”) on the terms and subject to the conditions of the Merger Agreement, with Viking continuing as the surviving entity in the Merger and a wholly-owned subsidiary of Camber. We sometimes refer to Camber following the Merger and in its capacity as parent company of Viking as the “combined company.”

Stockholders of Camber (which we refer to as the “Camber Stockholders”) as of the close of business on                                   , 2023, the record date, are invited to virtually attend a special meeting of Camber Stockholders (which we refer to as the “Camber Special Meeting”) on                  , 2023, at 10:00 a.m. (Houston time) via virtual format only. The virtual meeting may be accessed at https://agm.issuerdirect.com/cei. There is no in-person meeting for you to attend. Registration to attend the Camber Special Meeting will begin at 9:45 a.m. (15 minutes before the Camber Special Meeting begins), which can be accomplished using your control number and other information. Once your registration is complete, you can access the Camber Special Meeting at https://agm.issuerdirect.com/cei and click on “Vote My Shares,” which will direct you to www.iproxydirect.com/CEI to cast your vote on the proposals being considered at the Camber Special Meeting.  At the Camber Special Meeting, Camber Stockholders will be asked to consider and vote upon:  (1) a proposal to approve the issuance of shares of common stock, par value $0.001 per share, of Camber (which we refer to as “Camber Common Stock”) in connection with the Merger (which we refer to as the “Camber Common Stock Issuance Proposal”), (2) a proposal to approve the issuance of such number of shares of Camber Common Stock exceeding 19.99% of Camber’s outstanding Camber Common Stock, issuable upon conversion of the shares of Camber’s Series A Convertible Preferred Stock (“Camber Series A Preferred Stock”) that Camber plans to issue in connection with the Merger, and the voting rights associated therewith (the “Camber Series A Preferred Stock Issuance Proposal”), (3) a proposal to approve the issuance of such number of shares of Camber Common Stock exceeding 19.99% of Camber’s outstanding Camber Common Stock, issuable upon conversion of the shares of Camber’s Series H Convertible Preferred Stock (“Camber Series H Preferred Stock”) that Camber plans to issue in connection with the Merger, and the voting rights associated therewith (the “Camber Series H Preferred Stock Issuance Proposal” and together with the Camber Common Stock Issuance Proposal  and the Camber Series A Preferred Stock Issuance Proposal, the “Camber Issuance Proposals”), (4) if not approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, a proposal to adopt an amendment to Camber’s Articles of Incorporation (which, as amended prior to the date of this joint proxy statement/prospectus, we refer to as the “Camber Articles of Incorporation”), to increase the number of authorized shares of Camber Common Stock from 20,000,000 shares to 500,000,000 shares (which we refer to as the “Camber Charter Amendment Proposal”), and (5) a proposal to adjourn the Camber Special Meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Camber Issuance Proposals, the Camber Charter Amendment Proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Camber Stockholders (the “Camber Adjournment Proposal” and, together with the Camber Issuance Proposals and the Camber Charter Amendment Proposal, the “Camber Proposals”).

Stockholders of Viking (which we refer to as the “Viking Stockholders”) as of the close of business on                      , 2023, the record date, are invited to virtually attend a special meeting of Viking Stockholders (which we refer to as the “Viking Special Meeting”) on                        , 2023, at 2:00 p.m. (Houston time) via virtual format only. The virtual meeting may be accessed at https://agm.issuerdirect.com/vkin. There is no in-person meeting for you to attend. Registration to attend the Viking Special Meeting will begin at 1:45 p.m. (15 minutes before the Viking Special Meeting begins), which can be accomplished using your control number and other information. Once your registration is complete, you can access the Viking Special Meeting at https://agm.issuerdirect.com/vkin and click on “Vote My Shares,” which will direct you to www.iproxydirect.com/vkin to cast your vote on the proposals being considered at the Viking Special Meeting.  At the Viking Special Meeting, Viking Stockholders will be asked to consider and vote upon:  (1) a proposal to adopt the Merger Agreement (which we refer to as the “Viking Merger Proposal”), (2) if not previously approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, a proposal to approve, on an advisory (non-binding) basis, an amendment to Camber’s Articles of Incorporation to increase the number of authorized shares of Camber Common Stock (the “Viking Charter Amendment Proposal”) and (3) a proposal to adjourn the Viking Special Meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Viking Merger Proposal, the non-binding Viking Charter Amendment Proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Viking Stockholders (the “Viking Adjournment Proposal” and, together with the Viking Merger Proposal and the Viking Charter Amendment Proposal, the “Viking Proposals”).

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For Viking Stockholders, if the Merger is completed, you will be entitled to receive, (1) for each issued and outstanding share of common stock, par value $0.001 per share, of Viking (which we refer to as “Viking Common Stock”) owned by you immediately prior to the effective time of the Merger (other than shares of Viking Common Stock owned by Camber, Viking or Merger Sub), one (1) share of Camber Common Stock (which we refer to as the “Common Stock Merger Consideration”), (2) for each issued and outstanding share of Viking Series C Preferred Stock (the “Viking Series C Preferred Stock”) owned by you immediately prior to the effective time of the Merger, one (1) share of Camber Series A Preferred Stock (the “Series A Preferred Stock Merger Consideration”), and (3) for each issued and outstanding share of Viking Series E Preferred Stock (the “Viking Series E Preferred Stock”) owned by you immediately prior to the effective time of the Merger, one (1) share of Camber Series H Preferred Stock (the “Series H Preferred Stock Merger Consideration” and, together with the Common Stock Merger Consideration and the Series A Preferred Stock Merger Consideration, the “Merger Consideration”), each as further described in the joint proxy statement/prospectus accompanying this notice.  The market value of the Merger Consideration will fluctuate with the price of the Camber Common Stock. Camber’s Common Stock is traded on the NYSE American under the symbol “CEI.” Viking Common Stock is traded on the over-the-counter OTC Link Alternative Trading System (ATS) operated by OTC Markets Group, Inc. under the symbol “VKIN.” Based on the closing price of the Camber Common Stock on the NYSE American stock exchange on April 18, 2023, the last trading day before public announcement of entry into the Merger Agreement amendment and the fully diluted number of shares of Camber and Viking on that date (without taking into account shares of Camber Common Stock issuable upon conversion of Camber’s Series C Redeemable Convertible Preferred Stock or Camber’s Series G Redeemable Convertible Preferred Stock), the exchange ratio represented approximately $1.62 in value for each share of Viking Common Stock.  The value of the Camber Common Stock at the time of completion of the Merger could be greater than, less than or the same as, the value of Camber Common Stock on the date of the accompanying joint proxy statement/prospectus.  We urge you to obtain current market quotations of Camber Common Stock (trading symbol “CEI”) and Viking Common Stock (trading symbol “VKIN”).  Following the completion of the Merger, the common stock of the combined company is expected to be listed on the NYSE American stock exchange under the symbol “CEI.”

The Camber board of directors (1) has unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of shares of Camber Common Stock, Camber Series A Preferred Stock and Camber Series H Preferred Stock in connection with the Merger (the “Share Issuances”) and, if not approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, the amendment to the Camber Articles of Incorporation to increase the number of authorized shares of Camber Common Stock from 20,000,000 shares to 500,000,000 shares (the “Camber Charter Amendment”), are fair to, and in the best interests of, Camber and its stockholders; (2) has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Share Issuances and the Camber Charter Amendment; (3) has unanimously directed that the Share Issuances and the Camber Charter Amendment be submitted to the Camber Stockholders for their approval; and (4) unanimously recommends that the Camber Stockholders vote “FOR” the Camber Common Stock Issuance Proposal, “FOR” the Camber Series A Preferred Stock Issuance Proposal, “FOR” the Camber Series H Preferred Stock Issuance Proposal, “FOR” the Camber Charter Amendment Proposal and “FOR” the Camber Adjournment Proposal.

The Viking board of directors (1) has unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Viking and its stockholders; (2) has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger; (3) has directed that the Merger Agreement be submitted to the Viking Stockholders for their adoption; and (4) unanimously recommends that the Viking Stockholders vote “FOR” the Viking Merger Proposal , “FOR” the non-binding Viking Charter Amendment Proposal and “FOR” the Viking Adjournment Proposal.

Camber and Viking will each hold a virtual special meeting of its stockholders to consider certain matters relating to the Merger, which may be attended via the Camber Special Meeting website and the Viking Special Meeting website, respectively. Camber and Viking cannot complete the Merger unless, among other things, the Camber Stockholders approve the Share Issuances in connection with the Merger, the Viking Stockholders adopt the Merger Agreement and if not previously approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, the Camber Stockholders approve the Camber Charter Amendment Proposal.

Your vote is very important. To ensure your representation at your company’s special meeting, complete and return the applicable enclosed proxy card or submit your proxy by phone or the Internet. Please vote promptly whether or not you expect to virtually attend your company’s special meeting. Submitting a proxy now will not prevent you from being able to vote at your company’s special meeting.

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The joint proxy statement/prospectus accompanying this notice is also being delivered to the Viking Stockholders as Camber’s prospectus for its Share Issuances in connection with the Merger.

The obligations of Camber and Viking to complete the Merger are subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, a copy of which is included as part of the accompanying joint proxy statement/prospectus.  The joint proxy statement/prospectus provides you with detailed information about the Merger.  It also contains or references information about Camber and Viking and certain related matters.  You are encouraged to read the joint proxy statement/prospectus carefully and in its entirety.  In particular, you should carefully read the section entitled “Risk Factors” beginning on page 37 of the joint proxy statement/prospectus for a discussion of risks you should consider in evaluating the Merger and the Share Issuances in connection with the Merger and how they will affect you.

Sincerely,	Sincerely,	Sincerely,

/s/ Fred Zeidman Fred Zeidman Director Camber Energy, Inc.	/s/ Lawrence Fisher Lawrence Fisher Director Viking Energy Group, Inc.	/s/ James A. Doris James A. Doris President, Chief Executive Officer and Director, Viking Energy Group, Inc. President, Chief Executive Officer and Director, Camber Energy, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying joint proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in this document.  Any representation to the contrary is a criminal offense.

The joint proxy statement/prospectus is dated                     , 2023, and is first being mailed to stockholders of Camber and Viking on or about                , 2023.

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CAMBER ENERGY, INC.

15915 Katy Freeway, Suite 450

Houston, Texas 77094

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on             , 2023

Dear Stockholder,

Camber Energy, Inc. (“we”, “us,” “Camber” or the “Company”) cordially invites you to attend a special meeting of stockholders (the “Camber Special Meeting”). The meeting will be held virtually on               , 2023, at 10:00 a.m. (Houston time), at 15915 Katy Freeway, Suite 450, Houston, Texas 77094.

Due to the public health impact of the novel coronavirus outbreak (COVID-19) and to support the health and well-being of our management and stockholders, NOTICE IS HEREBY GIVEN that the Camber Special Meeting will be held in a virtual meeting format only. The virtual meeting may be accessed at https://agm.issuerdirect.com/cei. There is no in-person meeting for you to attend. Registration to attend the Camber Special Meeting will begin at 9:45 a.m. (15 minutes before the Camber Special Meeting begins), which can be accomplished using your control number and other information. Once your registration is complete, you can access the Camber Special Meeting at https://agm.issuerdirect.com/cei and click on “Vote My Shares,” which will direct you to www.iproxydirect.com/CEI to cast your vote on the proposals being considered at the Camber Special Meeting. You will also be permitted to submit questions at the time of registration. After registration is complete and you have entered the Camber Special Meeting virtually, the next screen will include a “Ask a Question” box where your questions may be submitted. You may ask questions that are confined to matters properly before the Camber Special Meeting and of general Company concern. All answers to proper questions received at the meeting will be posted to the Investor Relations page of our website upon conclusion of the meeting. The meeting will begin promptly at 10:00 a.m. (Houston time). We encourage you to access the virtual meeting prior to the start time. Online access will open approximately at 9:45 a.m. (Houston time), and you should allow ample time to log in to the meeting and test your computer audio system. We recommend that you carefully review the procedures needed to gain admission in advance. There will be technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual stockholder meeting login page. Whether or not you plan to attend the Camber Special Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Camber Special Meeting.

At the meeting we will be considering and voting on the following matters:

·	to vote on a proposal to approve the issuance of shares of common stock, par value $0.001 per share, of Camber (which we refer to as “Camber Common Stock”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of February 15, 2021, as amended on April 18, 2023 (which, as it may be further amended from time to time, we refer to as the “Merger Agreement”), by and between the Company and Viking Energy Group, Inc. (“Viking”) (which we refer to as the “Camber Common Stock Issuance Proposal”);

·	to vote on a proposal to approve the issuance of such number of shares of Camber Common Stock exceeding 19.99% of Camber’s outstanding Camber Common Stock, issuable upon conversion of the shares of Camber’s Series A Convertible Preferred Stock (“Camber Series A Preferred Stock”) that Camber plans to issue pursuant to the terms and conditions of the Merger Agreement, and the voting rights associated therewith (the “Camber Series A Preferred Stock Issuance Proposal”);

·	to vote on a proposal to approve the issuance of such number of shares of Camber Common Stock exceeding 19.99% of Camber’s outstanding Camber Common Stock, issuable upon conversion of the shares of Camber’s Series H Convertible Preferred Stock (“Camber Series H Preferred Stock”) that Camber plans to issue pursuant to the terms and conditions of the Merger Agreement, and the voting rights associated therewith (the “Camber Series H Preferred Stock Issuance Proposal” and together with the Camber Common Stock Issuance Proposal and the Camber Series A Preferred Stock Issuance Proposal, the “Camber Issuance Proposals”);

·	to vote, if not approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, on a proposal to adopt an amendment to Camber’s Articles of Incorporation (which, as amended prior to the date of this joint proxy statement/prospectus, we refer to as the “Camber Articles of Incorporation”), to increase the number of authorized shares of Camber Common Stock from 20,000,000 shares to 500,000,000 shares (which we refer to as the “Camber Charter Amendment Proposal”); and

·	to vote on a proposal to adjourn the Camber Special Meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Camber Issuance Proposals, the Camber Charter Amendment Proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Camber stockholders (the “Camber Adjournment Proposal” and, together with the Camber Issuance Proposals and the Camber Charter Amendment Proposal, the “Camber Proposals”).

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Camber will transact no other business at the Camber Special Meeting, except such business as may properly be brought before the Camber Special Meeting by or at the direction of the Camber board of directors (which we refer to as the “Camber Board”) in accordance with Camber’s Amended and Restated Bylaws. Stockholders who owned Camber Common Stock, our Series C Redeemable Convertible Preferred Stock (“Camber Series C Preferred Stock”) or our Series G Redeemable Convertible Preferred Stock (“Camber Series G Preferred Stock”) at the close of business on , 2023 (the “Record Date”), may attend and vote at the meeting, provided that holders of Camber Series C Preferred Stock and Camber Series G Preferred Stock have the right to cast votes on all Camber Proposals above, except any shareholder proposals, equal to the as-converted amount of such Camber Series C Preferred Stock and Camber Series G Preferred Stock, respectively (subject to the beneficial ownership limitations in the Certificate of Designations of Preferences, Powers, Rights and Limitations of Series C Redeemable Convertible Preferred Stock (the “Series C COD”) and the Certificate of Designations of Preferences, Powers, Rights and Limitations of Series G Redeemable Convertible Preferred Stock (the “Series G COD”), respectively). The holders of the Camber Series C Preferred Stock and the Camber Series G Preferred Stock have contractually agreed not to vote any shares except as requested by the Camber Board. A stockholders list will be available at our offices at 15915 Katy Freeway, Suite 450, Houston, Texas 77094, for a period of ten days prior to the meeting. For additional information regarding the Camber Special Meeting, see the section entitled “Special Meeting of Camber Stockholders” beginning on page 80 of the joint proxy statement/prospectus accompanying this notice. We hope that you will be able to virtually attend the meeting.

The Camber Board unanimously recommends that Camber stockholders vote “FOR” the Camber Common Stock Issuance Proposal, “FOR” the Camber Series A Preferred Stock Issuance Proposal, “FOR” the Camber Series H Preferred Stock Issuance Proposal, “FOR” the Camber Charter Amendment Proposal and “FOR” the Camber Adjournment Proposal.

The accompanying joint proxy statement/prospectus describes the Camber Proposals in more detail. Please refer to the attached document, including the Merger Agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Camber Special Meeting. You are encouraged to read the entire document carefully before voting. In particular, see the section entitled “The Merger” beginning on page 126 of the joint proxy statement/ prospectus accompanying this notice for a description of the transactions contemplated by the Merger Agreement, including the Camber Issuance Proposals, the Camber Charter Amendment Proposal and the Camber Adjournment Proposal, and the section entitled “Risk Factors” beginning on page 37 of the joint proxy statement/prospectus accompanying this notice for an explanation of the risks associated with the merger of Viking with and into a wholly owned subsidiary of Camber (the “Merger”) and the other transactions contemplated by the Merger Agreement, including the Camber Issuance Proposals, the Camber Charter Amendment Proposal and the Camber Adjournment Proposal.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE CAMBER SPECIAL MEETING VIA THE CAMBER SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

If you have any questions concerning the Camber Proposals, the Merger or the accompanying joint proxy statement/prospectus, would like additional copies or need help voting your shares, please contact Camber’s proxy solicitor:

Issuer Direct Corporation

1 Glenwood Ave., Suite 1001

Raleigh, North Carolina

Telephone: (866) 752-8683

Email: proxy@issuerdirect.com

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Your vote is very important. Approval of the Camber Issuance Proposals and, if not previously approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, the Camber Charter Amendment Proposal by the Camber stockholders is a condition to the Merger. The Camber Issuance Proposals each require the affirmative vote of a majority of the Camber shares of stock present via the Camber Special Meeting website or by proxy at the Camber Special Meeting and entitled to vote on the proposal. The Camber Charter Amendment Proposal requires approval by a majority of the outstanding shares of Camber stock entitled to vote on the proposal. The Camber Adjournment Proposal requires the affirmative vote of a majority of the Camber shares of stock present via the Camber Special Meeting website or by proxy at the Camber Special Meeting and entitled to vote on the proposal. Camber stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet. Follow the instructions provided on the enclosed proxy card. Abstentions will have the same effect as a vote “AGAINST” the Camber Issuance Proposals, the Camber Charter Amendment Proposal and the Camber Adjournment Proposal. If you are a holder of record, failure to submit a proxy or vote via the Camber Special Meeting website will have the same effect as a vote “AGAINST” the Camber Charter Amendment Proposal and will have no effect on the outcome of the vote of the Camber Issuance Proposals and Camber Adjournment Proposal. Broker non-votes will have no effect on the outcome of the vote on the Camber Issuance Proposals and Camber Adjournment Proposal.

BY ORDER OF THE BOARD OF DIRECTORS,

Sincerely,	Sincerely,
/s/ Fred Zeidman Fred Zeidman Director Camber Energy, Inc.	/s/ James A. Doris James A. Doris President, Chief Executive Officer and Director Camber Energy, Inc.

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VIKING ENERGY GROUP, INC.

15915 Katy Freeway, Suite 450

Houston, Texas 77094

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on             , 2023

Dear Stockholder,

Viking Energy Group, Inc. (“we”, “us,” “Viking” or the “Company”) cordially invites you to attend a special meeting of stockholders (the “Viking Special Meeting”). The meeting will be held virtually on               , 2023, at 2:00 p.m. (Houston time), at 15915 Katy Freeway, Suite 450, Houston, Texas 77094.

Due to the public health impact of the novel coronavirus outbreak (COVID-19) and to support the health and well-being of our management and stockholders, NOTICE IS HEREBY GIVEN that the Viking Special Meeting will be held in a virtual meeting format only. The virtual meeting may be accessed at https://agm.issuerdirect.com/vkin. There is no in-person meeting for you to attend. Registration to attend the Viking Special Meeting will begin at 1:45 p.m. (15 minutes before the Viking Special Meeting begins), which can be accomplished using your control number and other information. Once your registration is complete, you can access the Viking Special Meeting at https://agm.issuerdirect.com/vkin and click on “Vote My Shares,” which will direct you to www.iproxydirect.com/vkin to cast your vote on the proposals being considered at the Viking Special Meeting. You will also be permitted to submit questions at the time of registration. After registration is complete and you have entered the Viking Special Meeting virtually, the next screen will include a “Ask a Question” box where your questions may be submitted. You may ask questions that are confined to matters properly before the Viking Special Meeting and of general Company concern. All answers to proper questions received at the meeting will be posted to the Investor Relations page of our website upon conclusion of the meeting. The meeting will begin promptly at 2:00 p.m. (Houston time). We encourage you to access the virtual meeting prior to the start time. Online access will open approximately at 1:45 p.m. (Houston time), and you should allow ample time to log in to the meeting and test your computer audio system. We recommend that you carefully review the procedures needed to gain admission in advance. There will be technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual stockholder meeting login page. Whether or not you plan to attend the Viking Special Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Viking Special Meeting.

At the meeting we will be considering and voting on the following matters:

·	to adopt the Agreement and Plan of Merger, dated as of February 15, 2021, as amended on April 18, 2023 (which, as it may be further amended from time to time, we refer to as the “Merger Agreement”), among Viking and Camber Energy, Inc. (“Camber”) (which we refer to as the “Viking Merger Proposal”) providing for the acquisition of Viking by Camber pursuant to a merger between Viking Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Camber (“Merger Sub”) and Viking (which we refer to as the “Merger”);

·	to approve, on an advisory (non-binding) basis, if not approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, adoption by Camber of an amendment to Camber’s Articles of Incorporation (which, as amended prior to the date of this joint proxy statement/prospectus, we refer to as the “Camber Articles of Incorporation”), to increase the number of authorized shares of Camber’s common stock from 20,000,000 shares to 500,000,000 shares (which we refer to as the “Viking Charter Amendment Proposal”); and

·	to adjourn the Viking Special Meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Viking Merger Proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Viking stockholders (the “Viking Adjournment Proposal” and, together with the Viking Merger Proposal and the Viking Charter Amendment Proposal, the “Viking Proposals”).

Viking stockholder approval of the Viking Merger Proposal is required to complete the Merger between Merger Sub and Viking, as contemplated by the Merger Agreement.  Viking will transact no other business at the Viking Special Meeting, except such business as may properly be brought before the Viking Special Meeting by or at the direction of the Viking board of directors (which we refer to as the “Viking Board”) in accordance with Viking’s Bylaws.  Stockholders who owned Viking’s common stock, Viking Series C Preferred Stock or Viking Series E Preferred Stock at the close of business on                         , 2023 (the “Record Date”), may attend and vote at the meeting. A stockholders list will be available at our offices at 15915 Katy Freeway, Suite 450, Houston, Texas 77094, for a period of ten days prior to the meeting.  For additional information regarding the Viking Special Meeting, see the section entitled “Special Meeting of Viking Stockholders” beginning on page 88 of the joint proxy statement/prospectus accompanying this notice.

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The Viking Board unanimously recommends that you vote “FOR” the Viking Merger Proposal, “FOR” the non-binding Viking Charter Amendment Proposal and “FOR” the Viking Adjournment Proposal.

The Viking Proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote.  A copy of the Merger Agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE VIKING SPECIAL MEETING VIA THE VIKING SPECIAL MEETING WEBSITE.  IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.  FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

If you have any questions concerning the Viking Proposals, the Merger or the accompanying joint proxy statement/prospectus, would like additional copies or need help voting your Viking shares, please contact Viking’s proxy solicitor:

Issuer Direct Corporation

1 Glenwood Ave., Suite 1001

Raleigh, North Carolina

Telephone:  (866) 752-8683

Email:  proxy@issuerdirect.com

Your vote is very important.  The Merger is conditioned on the approval of the Viking Merger Proposal by the Viking stockholders and the Viking Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding Viking shares entitled to vote on such proposal.  Viking’s stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet.  Simply follow the instructions provided on the enclosed proxy card.  Abstentions, failure to submit a proxy or vote via the Viking Special Meeting website and broker non-votes will have the same effect as a vote “AGAINST” the Viking Merger Proposal. Abstentions will have the same effect as a vote “AGAINST” the Viking Adjournment Proposal and the non-binding Viking Charter Amendment Proposal, and broker non-votes will have no effect on the outcome of the vote of the Viking Adjournment Proposal or the non-binding Viking Charter Amendment Proposal.

BY ORDER OF THE BOARD OF DIRECTORS,

Sincerely,	Sincerely,

/s/ Lawrence Fisher Lawrence Fisher Director Viking Energy Group, Inc.	/s/ James A. Doris James A. Doris President, Chief Executive Officer and Director Viking Energy Group, Inc.

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ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Camber and Viking from documents that are not included in or delivered with this proxy statement/prospectus. This information is available for you to review through Camber’s and Viking’s annual, quarterly and current reports, proxy statements and other information filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). These filings and information are available for you to review free of charge through the SEC’s website at www.sec.gov. See the section entitled “Where You Can Find More Information” for further information.

You may request copies of this joint proxy statement/prospectus and any of the documents incorporated herein or other information concerning Camber or Viking, without charge, upon written or oral request to the applicable company’s principal executive offices.  The respective addresses and phone numbers of such principal executive offices are listed below.

For Camber Stockholders:	For Viking Stockholders:

Camber Energy, Inc. 15915 Katy Freeway, Suite 450 Houston, Texas 77094 Attention: Investor Relations (281) 404-4387	Viking Energy Group, Inc. 15915 Katy Freeway, Suite 450 Houston, Texas 77094 Attention: Investor Relations (281) 404-4387

To obtain timely delivery of these documents before the Camber Special Meeting (as defined in the section entitled “Questions and Answers about the Merger and the Special Meetings”), Camber stockholders must request the information no later than                           , 2023 (which is five business days before the date of the Camber Special Meeting).

To obtain timely delivery of these documents before the Viking Special Meeting (as defined in the section entitled “Questions and Answers about the Merger and the Special Meetings”), Viking stockholders must request the information no later than          , 2023 (which is five business days before the date of the Viking Special Meeting).

In addition, if you have questions about the Merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact Issuer Direct Corporation, the proxy solicitor for Camber and Viking, toll-free at (866) 752-8683, or by email at proxy@issuerdirect.com.  You will not be charged for any of these documents that you request.

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ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Camber (File No. 333-              ), constitutes a prospectus of Camber under Section 5 of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the shares of common stock of Camber, par value $0.001 per share (which we refer to as “Camber Common Stock”), to be issued to Viking stockholders, or issuable to Viking stockholders upon conversion of the convertible preferred stock to be issued to Viking stockholders pursuant to the Agreement and Plan of Merger, dated as of February 15, 2021, as amended on April 18, 2023 (which, as it may be further amended from time to time, we refer to as the “Merger Agreement”), by and between Camber and Viking.

This document also constitutes a notice of meeting and proxy statement of each of Camber and Viking under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).

Camber has supplied all information contained herein relating to Camber, and Viking has supplied all information contained herein relating to Viking.  Camber and Viking have both contributed to the information relating to the Merger Agreement contained in this joint proxy statement/prospectus.

Neither Camber nor Viking has authorized anyone to provide any information or to make any representations other than those contained in this joint proxy statement/prospectus in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the Merger Agreement.  Camber and Viking take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This joint proxy statement/prospectus is dated                  , 2023, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.  Neither the mailing of this joint proxy statement/prospectus to Camber or Viking stockholders nor the issuance by Camber of shares of Camber Common Stock pursuant to the Merger Agreement will create any implication to the contrary.

All currency amounts referenced in this joint proxy statement/prospectus are in U.S. dollars.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the Camber and Viking special meetings.  Camber and Viking urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote.  Additional important information is also contained in the annexes to this document.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because Camber and Viking have entered into the Merger Agreement, pursuant to which, on the terms and subject to the conditions included in the Merger Agreement, Camber has agreed to acquire Viking by means of a merger of Viking Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Camber (“Merger Sub”) with and into Viking (which we refer to as the “Merger”), with Viking surviving the Merger as a wholly owned subsidiary of Camber. Your vote is required in connection with the Merger. The Merger Agreement, which governs the terms of the Merger, is attached to this joint proxy statement/prospectus as Annex A.

Camber. In order to consummate the Merger, the stockholders of Camber (which we refer to as the “Camber Stockholders”) must (1) approve the issuance of shares of common stock, par value $0.001 per share, of Camber (which we refer to as “Camber Common Stock”) in connection with the Merger (which we refer to as the “Camber Common Stock Issuance Proposal”), (2) approve the issuance of such number of shares of Camber Common Stock exceeding 19.99% of Camber’s outstanding Camber Common Stock, issuable upon conversion of the shares of Camber’s Series A Convertible Preferred Stock (“Camber Series A Preferred Stock”) that Camber plans to issue in connection with the Merger, and the voting rights associated therewith (the “Camber Series A Preferred Stock Issuance Proposal”), and (3) approve the issuance of such number of shares of Camber Common Stock exceeding 19.99% of Camber’s outstanding Camber Common Stock, issuable upon conversion of the shares of Camber’s Series H Convertible Preferred Stock (“Camber Series H Preferred Stock”) that Camber plans to issue in connection with the Merger, and the voting rights associated therewith (the “Camber Series H Preferred Stock Issuance Proposal” and together with the Camber Common Stock Issuance Proposal and the Camber Series A Preferred Stock Issuance Proposal, the “Camber Issuance Proposals”) in accordance with the rules of the NYSE American and Camber’s organizational documents. Camber is holding a virtual special meeting of its stockholders (which we refer to as the “Camber Special Meeting”) to obtain these approvals. Camber Stockholders will also be asked to vote on (1) if not approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, a proposal to adopt an amendment to Camber’s Articles of Incorporation (which, as amended prior to the date of this joint proxy statement/prospectus, we refer to as the “Camber Articles of Incorporation”) to increase the number of authorized shares of Camber Common Stock from 20,000,000 shares to 500,000,000 shares (which we refer to as the “Camber Charter Amendment Proposal”) and (2) a proposal to adjourn the Camber Special Meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Camber Issuance Proposals, the Camber Charter Amendment Proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Camber Stockholders (the “Camber Adjournment Proposal” and, together with the Camber Issuance Proposals and the Camber Charter Amendment Proposal, the “Camber Proposals”). The text of the proposed amendment to Camber’s Articles of Incorporation is set forth in Annex D to this joint proxy statement/prospectus. Your vote is very important. We encourage you to submit a proxy to have your shares of Camber stock voted as soon as possible.

Viking.  In order to consummate the Merger, the Merger Agreement must be adopted by the Viking Stockholders (as defined at the end of this paragraph) (which we refer to as the “Viking Merger Proposal”) in accordance with the Nevada Revised Statutes (which we refer to as the “NRS”).  Viking is holding a virtual special meeting of its stockholders (which we refer to as the “Viking Special Meeting”) to obtain this approval.  Viking Stockholders will also be asked to vote on (1) if not approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, a proposal to approve, on an advisory (non-binding) basis, adoption by Camber of an amendment to the Camber Articles of Incorporation to increase the number of authorized shares of Camber Common Stock from 20,000,000 shares to 500,000,000 shares (which we refer to as the “Viking Charter Amendment Proposal”), and (2) a proposal to adjourn the Viking Special Meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Viking Merger Proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Viking Stockholders (the “Viking Adjournment Proposal” and, together with the Viking Merger Proposal and the Viking Charter Amendment Proposal, the “Viking Proposals”). Your vote is very important.  We encourage you to submit a proxy to have your shares of Viking stock voted as soon as possible.  In this joint proxy statement/prospectus, we use the term “Viking Stockholders” to refer to the holders of shares of common stock, par value $0.001 per share, of Viking (which we refer to “Viking Common Stock”) and those shares of Viking’s preferred stock that are eligible to vote on the Viking Proposals along with the Viking Common Stock.

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Q:	When and where will the special meetings take place?

A:

Camber. The Camber Special Meeting will be held virtually via live webcast on                  , 2023, at 10:00 a.m. (Houston time).  Camber Stockholders will be able to attend the Camber Special Meeting online at https://agm.issuerdirect.com/cei and vote their shares electronically during the meeting by visiting www.iproxydirect.com/CEI (which we collectively refer to as the “Camber Special Meeting Website”).  Because the Camber Special Meeting is completely virtual and being conducted via live webcast, Camber Stockholders will not be able to attend the meeting in person.

Viking.  The Viking Special Meeting will be held virtually via live webcast on                  , 2023, at 2:00 p.m. (Houston time).  Viking Stockholders will be able to attend the Viking Special Meeting online at https://agm.issuerdirect.com/vkin and vote their shares electronically during the meeting by visiting www.iproxydirect.com/vkin (which we collectively refer to as the “Viking Special Meeting Website”).  Because the Viking Special Meeting is completely virtual and being conducted via live webcast, Viking Stockholders will not be able to attend the meeting in person.

Q:	What matters will be considered at the special meetings?

A:	Camber. The Camber Stockholders are being asked to consider and vote on:

·	a proposal to approve the issuance of Camber Common Stock pursuant to the terms and conditions of the Merger Agreement, which we refer to as the “Camber Common Stock Issuance Proposal”;

·	a proposal to approve the issuance of such number of shares of Camber Common Stock exceeding 19.99% of Camber’s outstanding Camber Common Stock, issuable upon conversion of the shares of Camber Series A Preferred Stock that Camber plans to issue to certain Viking Stockholders pursuant to the terms and conditions of the Merger Agreement, and the voting rights associated therewith, which we refer to as the “Camber Series A Preferred Stock Issuance Proposal”;

·	a proposal to approve the issuance of such number of shares of Camber Common Stock exceeding 19.99% of Camber’s outstanding Camber Common Stock, issuable upon conversion of the shares of Camber Series H Preferred Stock that Camber plans to issue to certain Viking Stockholders pursuant to the terms and conditions of the Merger Agreement, and the voting rights associated therewith, which we refer to as the “Camber Series H Preferred Stock Issuance Proposal”;

·	if not approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, a proposal to adopt an amendment to the Camber Articles of Incorporation to increase the number of authorized shares of Camber Common Stock from 20,000,000 shares to 500,000,000 shares, which we refer to as the “Camber Charter Amendment Proposal”; and

·	a proposal to adjourn the Camber Special Meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Camber Issuance Proposals, the Camber Charter Amendment Proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Camber Stockholders, which we refer to as the “Camber Adjournment Proposal”.

Viking. The Viking Stockholders are being asked to consider and vote on:

·	a proposal to adopt the Merger Agreement, which we refer to as the “Viking Merger Proposal”;

·	if not approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, a proposal to approve, on an advisory (non-binding) basis, adoption by Camber of an amendment to the Camber Articles of Incorporation to increase the number of authorized shares of Camber Common Stock from 20,000,000 shares to 500,000,000 shares, which we refer to as the “Viking Charter Amendment Proposal”; and

·	a proposal to adjourn the Viking Special Meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Viking Merger Proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Viking Stockholders, which we refer to as the “Viking Adjournment Proposal”.

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Q:	Is my vote important?

A:

Camber.  Yes.  Your vote is very important.  The Merger cannot be completed unless each of the Camber Issuance Proposals and, if not approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, the Camber Charter Amendment Proposal are approved. Each of the Camber Issuance Proposals and the Camber Adjournment Proposal require the affirmative vote of a majority of the Camber shares of stock present via the Camber Special Meeting Website or by proxy at the Camber Special Meeting and entitled to vote on the proposal.  The Camber Charter Amendment Proposal requires approval by a majority of the outstanding shares of Camber stock entitled to vote on the proposal.  Only Camber Stockholders as of the close of business on                         , 2023 (the “Record Date”), are entitled to vote at the Camber Special Meeting.  The board of directors of Camber (which we refer to as the “Camber Board” or the “Camber Board of Directors”) unanimously recommends that such Camber Stockholders vote “FOR” each of the Camber Issuance Proposals, “FOR” the Camber Charter Amendment Proposal and “FOR” the Camber Adjournment Proposal.

Viking.  Yes.  Your vote is very important.  The Merger cannot be completed unless the Viking Merger Proposal is approved by the affirmative vote of a majority of the outstanding Viking shares entitled to vote on such proposal.  Each of the non-binding Viking Charter Amendment Proposal and the Viking Adjournment Proposal require the affirmative vote of a majority of the shares of Viking stock present via the Viking Special Meeting Website or by proxy at the Viking Special Meeting and entitled to vote on the proposal. Only Viking Stockholders as of the close of business on the Record Date are entitled to vote at the Viking Special Meeting.  The board of directors of Viking (which we refer to as the “Viking Board” or the “Viking Board of Directors”) unanimously recommends that such Viking Shareholders vote “FOR” the Viking Merger Proposal, “FOR” the non-binding Viking Charter Amendment Proposal and “FOR” the Viking Adjournment Proposal.

Q:	If my shares of Camber and/or Viking stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote those shares for me?

A:

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you.  If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee.  You must provide the record holder of your shares with instructions on how to vote your shares.  Otherwise, your broker, bank or other nominee cannot vote your shares on the Camber or the Viking Proposals to be considered at the Camber Special Meeting or the Viking Special Meeting, as applicable.

A so called “broker non-vote” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted.

Camber Proposals

Under the current NYSE American rules, brokers, banks or other nominees do not have discretionary authority to vote on the Camber Issuance Proposals.  Therefore, if you fail to provide your broker, bank or other nominee with instructions on how to vote your shares with respect to the Camber Issuance Proposals, your shares will be counted as broker non-votes.  If there are any broker non-votes, they will have no effect on the Camber Issuance Proposals or the Camber Adjournment Proposal.

Viking Proposals

Brokers, banks or other nominees do not have discretionary authority to vote on any of the Viking Proposals at the Viking Special Meeting.  Because the only proposals for consideration at the Viking Special Meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at the Viking Special Meeting.  However, if there are any broker non-votes, they will have (1) the same effect as a vote “AGAINST” the Viking Merger Proposal and (2) no effect on the non-binding Viking Charter Amendment Proposal or the Viking Adjournment Proposal.

Q:	What Camber Stockholder vote is required for the approval of each of the Camber Issuance Proposals, the Camber Charter Amendment Proposal and the Camber Adjournment Proposal?

A:

The Camber Common Stock Issuance Proposal.  Approval of the Camber Common Stock Issuance Proposal requires the affirmative vote of a majority of the shares of Camber stock present at the Camber Special Meeting, whether present via the Camber Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the Camber Common Stock Issuance Proposal, while a broker non-vote or the failure of a Camber Stockholder to vote (e.g., by not submitting a proxy and not voting at the Camber Special Meeting) will have no effect on the outcome of the Camber Common Stock Issuance Proposal.

The Camber Series A Preferred Stock Issuance Proposal.  Approval of the Camber Series A Preferred Stock Issuance Proposal requires the affirmative vote of a majority of the shares of Camber stock present at the Camber Special Meeting, whether present via the Camber Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the Camber Series A Preferred Stock Issuance Proposal, while a broker non-vote or the failure of a Camber Stockholder to vote (e.g., by not submitting a proxy and not voting at the Camber Special Meeting) will have no effect on the outcome of the Camber Series A Preferred Stock Issuance Proposal.

The Camber Series H Preferred Stock Issuance Proposal.  Approval of the Camber Series H Preferred Stock Issuance Proposal requires the affirmative vote of a majority of the shares of Camber stock present at the Camber Special Meeting, whether present via the Camber Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the Camber Series H Preferred Stock Issuance Proposal, while a broker non-vote or the failure of a Camber Stockholder to vote (e.g., by not submitting a proxy and not voting at the Camber Special Meeting) will have no effect on the outcome of the Camber Series H Preferred Stock Issuance Proposal.

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The Camber Charter Amendment Proposal. Approval of the Camber Charter Amendment Proposal requires the approval by a majority of the outstanding shares of Camber stock entitled to vote on the proposal. Abstentions or a failure by a record holder of shares of Camber stock to vote (e.g., by not submitting a proxy and not voting at the Camber Special Meeting) will have the same effect as a vote “AGAINST” the Camber Charter Amendment Proposal.

The Camber Adjournment Proposal. Approval of the Camber Adjournment Proposal requires the affirmative vote of a majority of the shares of Camber stock present at the Camber Special Meeting, whether present via the Camber Special Meeting Website or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the Camber Adjournment Proposal, while a broker non-vote or the failure of a Camber Stockholder to vote (e.g., by not submitting a proxy and not voting at the Camber Special Meeting) will have no effect on the outcome of the Camber Adjournment Proposal.

Q:	What Viking Stockholder vote is required for the approval of the Viking Merger Proposal, the non-binding Viking Charter Amendment Proposal and the Viking Adjournment Proposal?

A:	The Viking Merger Proposal. Approval of the Viking Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Viking stock entitled to vote on the proposal. Abstentions, broker non-votes, or any failure by a Viking Stockholder to vote (e.g., by not submitting a proxy and not voting at the Viking Special Meeting) will have the same effect as a vote “AGAINST” the Viking Merger Proposal.

The Non-Binding Viking Charter Amendment Proposal. Approval of the non-binding Viking Charter Amendment Proposal requires the affirmative vote of a majority of the shares of Viking stock present at the Viking Special Meeting, whether present via the Viking Special Meeting Website or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or the failure of a Viking Stockholders to vote (e.g., by not submitting a proxy and not voting at the Viking Special Meeting) will have no effect on the outcome of the non-binding Viking Charter Amendment Proposal.

The Viking Adjournment Proposal. Approval of the Viking Adjournment Proposal requires the affirmative vote of a majority of the shares of Viking stock present at the Viking Special Meeting, whether present via the Viking Special Meeting Website or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or the failure of a Viking Stockholders to vote (e.g., by not submitting a proxy and not voting at the Viking Special Meeting) will have no effect on the outcome of the Viking Adjournment Proposal.

Q:	Who will count the votes?

A:	The votes at the Camber Special Meeting will be counted by an independent inspector of elections appointed by the Camber Board. The votes at the Viking Special Meeting will be counted by an independent inspector of elections appointed by the Viking Board.

Q:	What will Viking Stockholders receive if the Merger is completed?

A:	As a result of the Merger, each share of Viking Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of Viking Common Stock owned by Camber, Viking or Merger Sub) will be converted into the right to receive the following (the “Common Stock Merger Consideration”): one (1) share of Camber Common Stock (with such exchange ratio referred to as the “Exchange Ratio”).

As a result of the Merger, each share of Viking Series C Preferred Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one (1) share of the to-be-designated Series A Convertible Preferred Stock of Camber (the “New Camber Series A Preferred Stock”) which will (1) have no right to vote on any matters, questions or proceedings of Camber, except: (i) on a proposal to increase or reduce Camber’s authorized share capital, (ii) on a resolution to approve the terms of any buy-back agreement, (iii) on a proposal to wind up Camber, (iv) on a proposal for the disposal of all or substantially all of Camber’s property, business and undertaking, (f) during the winding-up of Camber, and/or (g) with respect to a proposed merger or consolidation in which Camber is a party or a subsidiary of Camber is a party, in each case on an as-converted basis (subject to a 9.99% beneficial ownership limitation); (2) receive, upon the occurrence of a liquidation of Camber, the same amount of consideration that would have been due if such shares of New Camber Series A Preferred Stock had been converted into Camber Common Stock immediately prior to such liquidation; (3) provide rights for each such share of New Camber Series A Preferred Stock to convert, at the option of the holder thereof, into 890 shares of Camber Common Stock; and (4) not have any redemption rights and share equally in any dividends authorized by the Camber Board for distribution to holders of Camber Common Stock, on an as-converted basis, along with those other powers, rights, preferences and restrictions set forth in Exhibit A to the Merger Agreement (the “Series C Preferred Stock Merger Consideration”). Currently, all 28,092 shares of Viking Series C Preferred Stock outstanding are held by Viking’s CEO and director, James Doris.

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As a result of the Merger, each share of Viking Series E Preferred Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one (1) share of the to-be-designated Series H Convertible Preferred Stock of Camber (the “New Camber Series H Preferred Stock” and together with the New Camber Series A Preferred Stock, the “New Camber Preferred Stock”), with each share of New Camber Series H Preferred Stock having the right to one (1) vote, and the right to convert into that number of shares of Camber Common Stock that each share of Viking Series E Preferred Stock is convertible into (with the conversion ratio based upon achievement of certain milestones by Viking’s subsidiary, Viking Protection Systems, LLC), along with those other powers, rights, preferences and restrictions set forth in Exhibit B to the Merger Agreement (the “Series E Preferred Stock Merger Consideration” and together with the Series C Preferred Stock Merger Consideration, the “Preferred Stock Merger Consideration”). We refer to the Common Stock Merger Consideration and the Preferred Stock Merger Consideration collectively as the “Merger Consideration.”

We refer to such shares of Viking Common Stock, Viking Series C Preferred Stock and the Viking Series E Preferred Stock eligible to receive the applicable Merger Consideration as “Eligible Shares.”

If you receive Merger Consideration and would otherwise be entitled to receive a fractional share of Camber Common Stock or New Camber Preferred Stock, as applicable, you will entitled to have such fractional shares rounded up to the nearest whole share. For additional information regarding the Merger Consideration, see the sections entitled “The Merger Agreement - Merger Consideration; Treatment of Viking Convertible Securities and Preferred Stock; Treatment of Camber Convertible Securities and Preferred Stock.

Q:	What will holders of Viking’s warrants, options and convertible promissory notes receive if the Merger is completed?

A:	Viking Warrants and Options. At the effective time of the Merger, each then outstanding option or warrant to purchase Viking Common Stock (which we refer to as a “Viking Option”) will, to the extent unvested, automatically become fully vested and will be converted automatically into an option or warrant (which we refer to as an “Adjusted Option”) to purchase, on substantially the same terms and conditions as were applicable to such Viking Option immediately prior to the effective time of the Merger, except that (i) instead of being exercisable into Viking Common Stock, such Adjusted Option will be exercisable into Camber Common Stock, and (ii) all references to the “Company” in the Viking Option agreements will be references to Camber in the Adjusted Option agreements.

Viking Convertible Promissory Notes. At the effective time of the Merger, each promissory note issued by Viking that is convertible into Viking Common Stock (a “Viking Convertible Note”) that, as of immediately prior to the effective time of the Merger, is outstanding and unconverted shall be converted into a promissory note convertible into Camber Common Stock (an “Adjusted Convertible Note”) having substantially the same terms and conditions as applied to the corresponding Viking Convertible Note as of immediately prior to the effective time of the Merger (including, for the avoidance of doubt, any extended post-termination conversion period that applies following consummation of the Merger), except that (i) instead of being convertible into Viking Common Stock, such Adjusted Convertible Note will be convertible into Camber Common Stock, and (ii) all references to the “Company” in the Viking Convertible Note agreements will be references to Camber in the Adjusted Convertible Note agreements.

For additional information regarding the treatment of Viking Options and Viking Convertible Notes, see the section entitled “The Merger Agreement - Treatment of Viking Convertible Securities and Preferred Stock.”

Q:	How will the Merger affect Camber’s equity awards?

A:

Each warrant or option to purchase shares of Camber Common Stock will not be impacted by the Merger and will continue to be a warrant or option in respect of Camber Common Stock following the effective time of the Merger, subject to the same terms and conditions that were applicable to such warrant or option before the effective time of the Merger. For details on the treatment of Camber’s equity awards, see “The Merger Agreement—Treatment of Camber Convertible Securities and Preferred Stock.”

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Q:	What equity stake will Viking Stockholders hold in Camber immediately following the Merger?

A:	Based on the number of issued and outstanding shares of Camber Common Stock and Viking Common Stock as of , 2023 (on a fully diluted basis, without taking into account shares of Camber Common Stock issuable upon conversion of Camber’s Series C Redeemable Convertible Preferred Stock or Camber’s Series G Redeemable Convertible Preferred Stock), and the Exchange Ratio, Viking Stockholders as of immediately prior to the effective time of the Merger would hold, in the aggregate, approximately % of the issued and outstanding shares of Camber Common Stock immediately following the effective time of the Merger. The exact equity stake of Viking Stockholders in Camber immediately following the effective time of the Merger will depend on the number of shares of Camber Common Stock and Viking Common Stock issued and outstanding immediately prior to the effective time of the Merger, the number of shares of Camber Preferred Stock and Viking Preferred Stock issued and outstanding immediately prior to the effective time of the Merger (and the applicable conversion ratios thereof at such time), as provided in the section entitled “The Merger Agreement - Treatment of Viking Convertible Securities and Preferred Stock .”

Q:	How does the Camber Board and Viking Board recommend that I vote?

A:	Camber. The Camber Board unanimously recommends that Camber Stockholders vote “FOR” the Camber Common Stock Issuance Proposal, “FOR” the Camber Series A Preferred Stock Issuance Proposal, “FOR” the Camber Series H Preferred Stock Issuance Proposal, “FOR” the Camber Charter Amendment Proposal and “FOR” the Camber Adjournment Proposal. For additional information regarding how the Camber Board recommends that Camber Stockholders vote, see the section entitled “The Merger - Camber’s Reasons for the Merger; Recommendation of the Camber Board.”

Viking. The Viking Board unanimously recommends that Viking Stockholders vote “FOR” the Viking Merger Proposal, “FOR” the non-binding Viking Charter Amendment Proposal and “FOR” the Viking Adjournment Proposal. For additional information regarding how the Viking Board recommends that Viking Stockholders vote, see the section entitled “The Merger - Viking’s Reasons for the Merger; Recommendations of the Viking Board.”

Q:	Why are Viking Stockholders being asked to consider and vote on a proposal to approve the amendment to the Camber Articles of Incorporation (i.e., the non-binding Viking Charter Amendment Proposal)?

A:	Even though approval by Viking Stockholders of the Camber Charter Amendment Proposal and Camber reverse stock split is not a condition to the closing of the Merger, the SEC has issued interpretive guidance with respect to the “unbundling” of proposals under the Exchange Act that requires Viking Stockholders (in their capacity as stockholders of Viking) to also separately vote on the amendment to the Camber Articles of Incorporation. As further described below, this vote by Viking Stockholders is advisory (non-binding) and will have no impact on whether the Camber Charter Amendment Proposal is approved by Camber Stockholders under applicable law.

Q:	Who is entitled to vote at the special meeting?

A:	Camber Special Meeting. The Camber Board has fixed , 2023, as the record date for the Camber Special Meeting. All holders of record of shares of Camber Common Stock, Camber’s Series C Redeemable Convertible Preferred Stock (“Camber Series C Preferred Stock”) and Camber’s Series G Redeemable Convertible Preferred Stock (“Camber Series G Preferred Stock”) as of the close of business on the record date are entitled to receive notice of, and to vote at, the Camber Special Meeting via the Camber Special Meeting Website or by proxy, provided that those shares remain outstanding on the date of the Camber Special Meeting; provided, further, that holders of the Camber Series C Preferred Stock and the Camber Series G Preferred Stock have the right to cast votes on all Camber Proposals, except any shareholder proposals, equal to the as-converted amount of such Camber Series C Preferred Stock and Camber Series G Preferred Stock, respectively (subject to the beneficial ownership limitations in the Certificate of Designations of Preferences, Powers, Rights and Limitations of Series C Redeemable Convertible Preferred Stock (the “Camber Series C COD”) and the Certificate of Designations of Preferences, Powers, Rights and Limitations of Series G Redeemable Convertible Preferred Stock (the “Camber Series G COD”), respectively). The holders of the Camber Series C Preferred Stock and Camber Series G Preferred Stock have contractually agreed not to vote any shares except as requested by the Camber Board. As of the record date, there were shares of Camber Common Stock issued and outstanding, shares of Camber Series C Preferred Stock issued and outstanding, and shares of Camber Series G Preferred Stock issued and outstanding. The votes associated with such Camber Series C Preferred Stock and Camber Series G Preferred Stock, given beneficial ownership limitations, total , collectively, resulting in an aggregate of total voting shares at the Camber Special Meeting. Attendance at the Camber Special Meeting via the Camber Special Meeting Website is not required to vote. Instructions on how to vote your shares without virtually attending the Camber Special Meeting are provided in this section below.

Viking Special Meeting. The Viking Board has fixed , 2023, as the record date for the Viking Special Meeting. All holders of record of shares of Viking Common Stock, Viking Series C Preferred Stock and Viking Series E Preferred Stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Viking Special Meeting via the Viking Special Meeting Website or by proxy, provided that those shares remain outstanding on the date of the Viking Special Meeting; provided, further, that (i) holders of Viking Common Stock and Viking Series E Preferred Stock have the right to cast one (1) vote for each share of Viking Common Stock and Viking Series E Preferred Stock, and (ii) holders of the Viking Series C Preferred Stock have the right to cast 37,500 votes for each share of Viking Series C Preferred Stock. As of the record date, there were shares of Viking Common Stock outstanding (including shares of Viking Common Stock owned by Camber), shares of Viking Series C Preferred Stock outstanding and shares of Viking Series E Preferred Stock outstanding, resulting in an aggregate of total voting shares at the Viking Special Meeting. Attendance at the Viking Special Meeting via the Viking Special Meeting Website is not required to vote. Instructions on how to vote your shares without virtually attending the Viking Special Meeting are provided in this section below.

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Q:	How many votes do I have?

A:	Camber Common Stock. Each Camber Stockholder of record is entitled to one vote for each share of Camber Common Stock held of record by such stockholder as of the close of business on the record date.

Camber Series C Preferred Stock. Each Camber Stockholder of record, pursuant to the voting rights and beneficial ownership limitation contained in the Camber Series C COD, is entitled to votes for each share of Camber Series C Preferred Stock held of record by such stockholder as of the close of business on the record date; provided, however, that the holders of the Camber Series C Preferred Stock have contractually agreed not to vote any shares except as requested by the Camber Board.

Camber Series G Preferred Stock. Each Camber Stockholder of record, pursuant to the voting rights and beneficial ownership limitation contained in the Camber Series G COD, is entitled to votes for each share of Camber Series G Preferred Stock held of record by such stockholder as of the close of business on the record date; provided, however, that the holders of the Camber Series G Preferred Stock have contractually agreed not to vote any shares except as requested by the Camber Board.

Viking Common Stock. Each Viking Stockholder of record is entitled to one vote for each share of Viking Common Stock held of record by such stockholder as of the close of business on the record date.

Viking Series C Preferred Stock. Each Viking Stockholder of record is entitled to 37,500 votes for each share of Viking Series C Preferred Stock held of record by such stockholder as of the close of business on the record date.

Viking Series E Preferred Stock. Each Viking Stockholder of record is entitled to one vote for each share of Viking Series E Preferred Stock held of record by such stockholder as of the close of business on the record date.

Q:	What constitutes a quorum for each of the Camber Special Meeting and the Viking Special Meeting?

A:	Quorum for Camber Special Meeting. Under the Amended and Restated Bylaws of Camber (which, as amended prior to the date of this joint proxy statement/prospectus, we refer to as the “Camber Bylaws”), the presence at the Camber Special Meeting, whether via the Camber Special Meeting Website or by proxy, of 33% of all shares of Camber stock issued and outstanding and entitled to vote on each of the Camber Proposals will be necessary to establish a quorum with respect to such proposal. If you submit a properly executed proxy card, even if you vote “against” the proposal or vote to “abstain” in respect of the proposal, your shares of Camber stock will be counted for purposes of calculating whether a quorum is present. Because the Camber Issuance Proposals and the Camber Charter Amendment Proposal are non-routine under applicable NYSE American rules, brokers, banks and other nominees do not have discretionary authority to vote on the Camber Issuance Proposals and the Camber Charter Amendment Proposal and will not be able to vote on the Camber Issuance Proposals and the Camber Charter Amendment Proposal absent instructions from the beneficial owner. Accordingly, the failure of a beneficial owner to provide voting instructions to its broker, bank, or other nominee will result in a broker non-vote, which will not be considered present and entitled to vote on the Camber Issuance Proposals for the purpose of determining the presence of a quorum with respect to the vote thereon.

Quorum for Viking Special Meeting. The presence at the Viking Special Meeting via the Viking Special Meeting Website or by proxy of the holders of a majority of the Viking stock issued and outstanding and entitled to vote thereon constitutes a quorum. If you submit a properly executed proxy card, even if you do not vote “for” any of the proposals or vote to “abstain” in respect of each of the proposals, your shares of Viking stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Viking Special Meeting. Because the only proposals for consideration at the Viking Special Meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at the Viking Special Meeting. Broker non-votes will not be treated as present for determining the presence of a quorum at the Viking Special Meeting.

Q:	What will happen to Viking as a result of the Merger?

A:	If the Merger is completed, Merger Sub will merge with and into Viking. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and Viking will continue as the surviving corporation in the Merger and as a wholly owned subsidiary of Camber. Furthermore, Viking will no longer be a public company, and the Viking Common Stock will no longer be quoted on the over-the-counter OTC Link Alternative Trading System (ATS) operated by OTC Markets Group, Inc. (“OTCQB”), will be deregistered under the Exchange Act, and will cease to be publicly traded.

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Q:	I own shares of Viking Common Stock or Viking Preferred Stock. What will happen to those shares as a result of the Merger?

A:	If the Merger is completed, your shares of Viking Common Stock or Viking Preferred Stock will be converted into the right to receive the applicable Merger Consideration. All such shares of Viking Common Stock and Viking Preferred Stock, when so converted, will cease to be outstanding and will automatically be cancelled. Each holder of a share of Viking Common Stock and Viking Preferred Stock that was outstanding immediately prior to the effective time of the Merger will cease to have any rights with respect to shares of Viking Common Stock or Viking Preferred Stock, except the right to receive the applicable Merger Consideration (rounded up to the nearest whole share) and any dividends or distributions made with respect to shares of Viking Common Stock or Viking Preferred Stock with a record date after the effective time of the Merger, in each case to be issued or paid upon the exchange of any certificates or book-entry shares of Viking Common Stock or Viking Preferred Stock for the applicable Merger Consideration. For additional information, see the sections entitled “The Merger - Merger Consideration” and “The Merger Agreement - Treatment of Viking Convertible Securities and Preferred Stock; Merger Consideration.”

Q:	Where will the Camber Common Stock that Viking Stockholders receive in the Merger be publicly traded?

A:	Assuming the Merger is completed, the shares of Camber Common Stock that Viking Stockholders receive in the Merger is expected to be listed and traded on the NYSE American.

Q:	What happens if the Merger is not completed?

A:

If the Viking Merger Proposal is not approved by Viking Stockholders, if any of the Camber Issuance Proposals are not approved by Camber Stockholders or if the Merger is not completed for any other reason, Viking Stockholders will not receive any Merger Consideration in connection with the Merger, and their shares of Viking Common Stock and Viking Preferred Stock will remain outstanding.  Viking will remain an independent public company and Viking Common Stock will continue to be quoted on the OTCQB.  Additionally, if the Viking Merger Proposal is not approved by Viking Stockholders, or if the Merger is not completed for any other reason, Camber will not issue shares of Camber Common Stock or Camber Preferred Stock to Viking Stockholders, regardless of whether the Camber Issuance Proposal is approved by the Camber Stockholders.   For a more detailed discussion, see “The Merger Agreement - Termination of the Merger Agreement.”

Q:	What is a proxy and how can I vote my shares via the Camber Special Meeting Website or the Viking Special Meeting Website?

A:	A proxy is a legal designation of another person to vote the stock you own.

Camber. Shares of Camber stock held directly in your name as the stockholder of record as of the close of business on , 2023, the record date, may be voted at the Camber Special Meeting via the Camber Special Meeting Website. Please note that attendance alone at the Camber Special Meeting via the Camber Special Meeting Website will not cause the voting of your shares; you must affirmatively vote by proxy or via the Camber Special Meeting Website. If you choose to attend the Camber Special Meeting and vote your shares via the Camber Special Meeting Website, you will need the control number included on your proxy card. If you are a beneficial owner of Camber stock but not the stockholder of record of such shares of Camber stock, you will need to obtain a control number from your broker, bank or other nominee holder of record giving you the right to vote the shares.

Viking. Shares of Viking stock held directly in your name as the stockholder of record as of the close of business on , 2023, the record date, may be voted at the Viking Special Meeting via the Viking Special Meeting Website. Please note that attendance alone at the Viking Special Meeting via the Viking Special Meeting Website will not cause the voting of your shares; you must affirmatively vote by proxy or via the Viking Special Meeting Website. If you choose to attend the Viking Special Meeting and vote your shares via the Viking Special Meeting Website, you will need the control number included on your proxy card. If you are a beneficial owner of Viking stock but not the stockholder of record of such shares of Viking stock, you will need to obtain a control number from your broker, bank or other nominee holder of record giving you the right to vote the shares.

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Q:	How can I vote my shares without attending the special meetings?

A:	Camber. If you are a stockholder of record of Camber stock as of the close of business on , 2023, the record date, you can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner, you may vote by submitting voting instructions to your broker, bank or other nominee, or otherwise by following instructions provided by your broker, bank or other nominee. Phone and Internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or other nominee.

Viking. If you are a stockholder of record of Viking stock as of the close of business on , 2023, the record date, you can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner, you may vote by submitting voting instructions to your broker, bank or other nominee, or otherwise by following instructions provided by your broker, bank or other nominee. Phone and Internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Camber. If your shares of Camber stock are registered directly in your name with Camber’s transfer agent, ClearTrust, LLC, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Viking. If your shares of Viking stock are registered directly in your name with Viking’s transfer agent, VStock Transfer, LLC, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Q:	Can I vote my shares at the special meeting if I am only a beneficial owner and not a stockholder of record?

A:	If you are a beneficial owner of shares of Camber stock or Viking stock, you are also invited to attend the Camber Special Meeting or the Viking Special Meeting, respectively. However, because you are not the Camber Stockholder of record or Viking Stockholder of record, you may not vote your shares at the Camber Special Meeting or the Viking Special Meeting, respectively, unless you request and obtain a “legal proxy” issued in your own name from your bank, broker or nominee.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials relating to the Camber Special Meeting and/or the Viking Special Meeting if you hold shares of both Camber and Viking stock or if you hold shares of Camber and/or Viking stock in “street name” and also directly in your name as a stockholder of record or otherwise or if you hold shares of Camber and/or Viking stock in more than one brokerage account.

Direct holders (stockholders of record). For shares of Camber and/or Viking stock held directly, complete, sign, date and return each proxy card (or cast your vote by phone or the Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Camber and/or Viking stock are voted.

Shares in “street name.” For shares of Camber and/or Viking stock held in “street name” through a broker, bank or other nominee, follow the instructions provided by your broker, bank or other nominee to vote your shares.

Q:	I hold shares of both Camber and Viking stock. Do I need to vote separately for each company?

A:	Yes. You will need to separately follow the applicable procedures described in this joint proxy statement/prospectus both with respect to the voting of shares of Camber stock and with respect to the voting of shares of Viking stock in order to effectively vote the shares you hold in each company.

Q:	If a stockholder gives a proxy, how will the shares of Camber or Viking stock, as applicable, covered by the proxy be voted?

A:	If you provide a proxy, regardless of whether you provide that proxy by phone, the Internet or completing and returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your shares of Camber stock or your shares of Viking stock, as applicable, in the way that you indicate when providing your proxy in respect of the shares you hold in such company. When completing the phone or Internet processes or the proxy card, you may specify whether your shares of Camber or Viking stock, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Camber Special Meeting or the Viking Special Meeting, as applicable.

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Q:	How will my shares of Camber or Viking stock, as applicable, be voted if I return a blank proxy?

A:	Camber. If you sign, date and return your proxy and do not indicate how you want your shares of Camber stock to be voted, then your shares of Camber stock will be voted “FOR” the Camber Common Stock Issuance Proposal, “FOR” the Camber Series A Preferred Stock Issuance Proposal, “FOR” the Camber Series H Preferred Stock Issuance Proposal, “FOR” the Camber Charter Amendment Proposal and “FOR” the Camber Adjournment Proposal.

Viking. If you sign, date and return your proxy and do not indicate how you want your shares of Viking stock to be voted, then your shares of Viking stock will be voted “FOR” the Viking Merger Proposal, “FOR” the non-binding Viking Charter Amendment Proposal and “FOR” the Viking Adjournment Proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:	Camber. Yes. If you are a stockholder of record of Camber stock as of the close of business on the record date, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the Camber Special Meeting in one of the following ways:

·	submit a new proxy card bearing a later date;

·	vote again by phone or the Internet at a later time;

·	give written notice of your revocation to the Camber Corporate Secretary at 15915 Katy Freeway, Suite 450, Houston, Texas 77094; or

·	attend the Camber Special Meeting and vote your shares via the Camber Special Meeting Website. Please note that your attendance at the meeting via the Camber Special Meeting Website will not alone serve to revoke your previously submitted proxy; instead, you must vote your shares via the Camber Special Meeting Website in order to do so.

If you are a beneficial owner of Camber stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Viking. Yes. If you are a stockholder of record of Viking stock as of the close of business on the record date, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the Viking Special Meeting in one of the following ways:

·	submit a new proxy card bearing a later date;

·	vote again by phone or the Internet at a later time;

·	give written notice of your revocation to the Viking Corporate Secretary at 15915 Katy Freeway, Suite 450, Houston, Texas 77094; or

·	attend the Viking Special Meeting and vote your shares via the Viking Special Meeting Website. Please note that your attendance at the meeting via the Viking Special Meeting Website will not alone serve to revoke your previously submitted proxy; instead, you must vote your shares via the Viking Special Meeting Website in order to do so.

If you are a beneficial owner of Viking stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the special meetings?

A:	Within four business days following certification of the final voting results, Camber and Viking each intend to file the final voting results of its special meeting with the SEC in a Current Report on Form 8-K.

Q:	Will Camber be required to submit the each of the Camber Share Issuance Proposals to the Camber Stockholders even if the Camber Board has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the Merger Agreement is terminated before the Camber Special Meeting, Camber is required to submit each of the Camber Share Issuance Proposals to the Camber Stockholders even if the Camber Board has withdrawn or modified its recommendation.

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Q:	Will Viking be required to submit the Viking Merger Proposal to the Viking Stockholders even if the Viking Board has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the Merger Agreement is terminated before the Viking Special Meeting, Viking is required to submit the Viking Merger Proposal to the Viking Stockholders even if the Viking Board has withdrawn or modified its recommendation.

Q:	If I do not favor the Merger as a Camber Stockholder and/or Viking Stockholder, what are my rights?

A:	Camber Stockholders. Camber Stockholders may vote against each of the Camber Issuance Proposals if they do not favor the Merger. Camber Stockholders are not entitled to appraisal rights under Chapters 78 and 92A of the NRS. For more information, see “Appraisal Rights.”

Viking Stockholders. Viking Stockholders who comply with the requirements of the NRS and who do not vote in favor of the Viking Merger Proposal, may elect to exercise statutory dissenters’ rights under the NRS. For more information, see “Appraisal Rights” and the text of the Nevada dissenters’ rights statute, Sections 92A.300 – 92A.500 of the Nevada Revised Statutes, which is reproduced in its entirety as Annex F to this joint proxy statement/prospectus.

Q:	Are there any risks that I should consider as a Camber Stockholder and/or Viking Stockholder in deciding how to vote?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 37.

Q:	What happens if I sell my shares before the special meetings?

A:	Camber Stockholders. The record date for Camber Stockholders entitled to vote at the Camber Special Meeting is earlier than the date of the Camber Special Meeting. If you transfer your shares of Camber stock after the record date but before the Camber Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Camber Special Meeting.

Viking Stockholders. The record date for Viking Stockholders entitled to vote at the Viking Special Meeting is earlier than the date of the Viking Special Meeting. If you transfer your shares of Viking stock after the record date but before the Viking Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Viking Special Meeting but will have transferred the right to receive the Merger Consideration to the person to whom you transferred your shares of Viking stock.

Q:	What are the material U.S. federal income tax consequences of the Merger to Viking Stockholders?

A:	Viking and Camber intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to Viking’s obligation to complete the Merger that it receive an opinion from external counsel or an independent public or certified accountant, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) of shares of Viking stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Camber Common Stock or Camber Preferred Stock in exchange for Viking Common Stock or Viking Preferred Stock, as applicable, in the Merger.

The material U.S. federal income tax consequences of the Merger to U.S. holders are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.” The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	When is the Merger expected to be completed?

A:

Camber and Viking are working to complete the Merger as quickly as possible. Subject to the satisfaction or waiver of the conditions described in the section entitled “The Merger Agreement - Conditions to Complete the Merger,” including the approval of the Viking Merger Proposal by Viking Stockholders at the Viking Special Meeting and the approval of each of the Camber Issuance Proposals by Camber Stockholders at the Camber Special Meeting, the transaction is expected to close in the third quarter of 2023. However, neither Camber nor Viking can predict the actual date on which the Merger will be completed, nor can the parties assure that the Merger will be completed, because completion is subject to conditions beyond either company’s control. In addition, if the Merger is not completed by September 30, 2023, either Camber or Viking may choose not to proceed with the Merger by terminating the Merger Agreement.

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Q:	If I am a Viking Stockholder, how will I receive the Merger Consideration to which I am entitled?

A:	If you are a holder of certificates or book-entry shares that represent eligible shares of Viking stock, a notice advising you of the effectiveness of the Merger and a letter of transmittal and instructions for the surrender of your certificates or book-entry shares will be mailed to you as soon as practicable after the effective time of the Merger, but in no event more than 10 days after the effective time of the Merger. After receiving proper documentation from you, ClearTrust, LLC (which we refer to as the “Exchange Agent”), will send to you (1) a statement reflecting the aggregate whole number of shares of Camber Common Stock and/or Camber Preferred Stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the Merger Agreement and (2) a check in the amount equal to the dividends and other distributions on the shares of Camber Common Stock and/or Camber Preferred Stock issuable to you as Merger Consideration.

No interest will be paid or accrued on any amount payable for shares of Viking stock eligible to receive the applicable Merger Consideration pursuant to the Merger Agreement.

For additional information on the exchange of Viking stock for the applicable Merger Consideration, see the section entitled “The Merger Agreement - Conversion of Shares; Exchange of Viking Stock Certificates.”

Q:	If I am a holder of Viking stock certificates, do I need to send in my stock certificates at this time to receive the Merger Consideration?

A:	No. Please DO NOT send your Viking stock certificates with your proxy card. You should carefully review and follow the instructions set forth in the letter of transmittal, which will be mailed to you separately from the proxy materials, regarding the surrender of your stock certificates.

Q:	If I am a holder of Viking Common Stock or Viking Preferred Stock, will the shares of Camber Common Stock or Camber Preferred Stock, as applicable, issued in the Merger receive a dividend?

A:	After the completion of the Merger, the shares of Camber Common Stock and/or Camber Preferred Stock issued in connection with the Merger will carry with them the right to receive the same dividends on shares of Camber Common Stock or Camber Preferred Stock as all other holders of shares of Camber Common Stock or Camber Preferred Stock, as applicable, for any dividend the record date that occurs after the Merger is completed.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Camber.  Camber has retained Issuer Direct Corporation (which we refer to as “Issuer Direct”) to assist in the solicitation process.  Camber estimates it will pay Issuer Direct a fee of approximately $               , plus reimbursement for reasonable and customary documented out-of-pocket expenses.  Camber also has agreed to indemnify Issuer Direct against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Viking. Viking has also retained Issuer Direct to assist in the solicitation process. Viking estimates it will pay approximately $ , plus reimbursement for reasonable and customary documented out-of-pocket expenses. Viking also has agreed to indemnify Issuer Direct against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Q:	What should I do now?

A:	You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope or submit your voting instructions by phone or the Internet as soon as possible so that your shares of Camber and/or Viking stock will be voted in accordance with your instructions.

Q:	Who can answer my questions about the Camber Special Meeting and/or Viking Special Meeting or the transactions contemplated by the Merger Agreement?

A:	Camber Stockholders. If you have any questions about the Camber Special Meeting or the information contained in this joint statement/prospectus or desire additional copies of this joint proxy statement/prospectus or additional proxies, contact Camber’s proxy solicitor:

Issuer Direct Corporation

1 Glenwood Ave., Suite 1001

Raleigh, North Carolina

Telephone:  (866) 752-8683

Email:  proxy@issuerdirect.com

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Viking Stockholders.  If you have questions about the Viking Special Meeting or the information contained in this joint proxy statement/prospectus, or desire additional copies of this joint proxy statement/prospectus or additional proxies, contact Viking’s proxy solicitor:

Issuer Direct Corporation

1 Glenwood Ave., Suite 1001

Raleigh, North Carolina

Telephone:  (866) 752-8683

Email:  proxy@issuerdirect.com

Q:	Where can I find more information about Camber, Viking and the Merger?

A:	You can find out more information about Camber, Viking and the Merger by reading this joint proxy statement/prospectus and, with respect to Camber and Viking, from various sources described in the section entitled “Where You Can Find More Information.”

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SUMMARY

This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you.  You should read this joint proxy statement/prospectus and its annexes carefully and in its entirety and the other documents to which Camber and Viking refer before you decide how to vote with respect to the proposals to be considered and voted on at the special meeting for your company.  Each item in this summary includes a page reference directing you to a more complete description of that item in this joint proxy statement/prospectus.

Information About the Companies (page 79)

Camber Energy, Inc.

15915 Katy Freeway, Suite 450

Houston, Texas 77094

Phone:  (210) 998-4035

Camber is a growth-oriented diversified energy company. Through its majority-owned subsidiary, Camber provides custom energy & power solutions to commercial and industrial clients in North America and owns interests in oil and natural gas assets in the United States. Camber’s majority-owned subsidiary also holds an exclusive license in Canada to a patented carbon-capture system, and has a majority interest in: (i) an entity with intellectual property rights to a fully developed, patented, ready-for-market proprietary Medical & Bio-Hazard Waste Treatment system using Ozone Technology; and (ii) entities with the intellectual property rights to fully developed, patent pending, ready-for-market proprietary Electric Transmission and Distribution Open Conductor Detection Systems.  Camber Common Stock is listed on the NYSE American, trading under the symbol “CEI.”

For additional information about Camber and its subsidiaries, see the section entitled “Where You Can Find More Information” beginning on page 202.

Viking Energy Group, Inc.

15915 Katy Freeway, Suite 450

Houston, Texas 77094

Phone:  (210) 404-4387

Based in Houston, Texas, Viking is a growth-oriented diversified energy company. Through various majority-owned subsidiaries, Viking provides custom energy & power solutions to commercial and industrial clients in North America. Viking also holds an exclusive license in Canada to a patented carbon-capture system, and has a majority interest in: (i) an entity with intellectual property rights to a fully developed, patented, ready-for-market proprietary Medical & Bio-Hazard Waste Treatment system using Ozone Technology; and (ii) entities with the intellectual property rights to fully developed, patent pending, ready-for-market proprietary Electric Transmission and Distribution Open Conductor Detection Systems. Viking Common Stock is traded on the OTCQB under the symbol “VKIN.”

For additional information about Viking and its subsidiaries, see the section entitled “Where You Can Find More Information” beginning on page 202.

The Merger and the Merger Agreement (page 126 and 164)

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety.  Camber and Viking encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Merger.

The Camber Board and Viking Board each has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement.  Pursuant to the terms and subject to the conditions included in the Merger Agreement, Camber has agreed to acquire Viking by means of a merger of Merger Sub with and into Viking, with Viking surviving the Merger as a wholly owned subsidiary of Camber.

Merger Consideration (page 126 and 165)

As a result of the Merger, (1) each eligible share of Viking Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of Viking Common Stock owned by Camber, Viking or Merger Sub) will be converted into the right to receive one (1) share of Camber Common Stock, (2) each share of Viking Series C Preferred Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one (1) share of New Camber Series A Preferred Stock, and (3) each share of Viking Series E Preferred Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one (1) share of New Camber Series H Preferred Stock.

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Viking Stockholders will have any fractional shares of Camber stock included in the applicable Merger Consideration rounded up to the nearest whole share.

Risk Factors (page 37)

The Merger and an investment in Camber stock involve risks, some of which are related to the transactions contemplated by the Merger Agreement.  You should carefully consider the information about these risks set forth under the section entitled “Risk Factors” beginning on page 37, together with the other information included or referred to in this joint proxy statement/prospectus, particularly the risk factors contained in Camber’s and Viking’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  Viking Stockholders should carefully consider those risk factors before deciding how to vote with respect to the Viking Proposals to be considered and voted on at the Viking Special Meeting, and Camber Stockholders should carefully consider those risk factors before deciding how to vote with respect to the Camber Proposals to be considered and voted on at the Camber Special Meeting.  For additional information, see the section entitled “Where You Can Find More Information” beginning on page 202.

Treatment of Viking’s Warrants, Options, Convertible Promissory Notes and Equity Awards (page 166)

Viking Warrants and Options

At the effective time of the Merger, each Viking Option will, to the extent unvested, automatically become fully vested and will be converted automatically into an Adjusted Option to purchase, on the same terms and conditions as were applicable to such Viking Option immediately prior to the effective time of the Merger, except that (i) instead of being exercisable into Viking Common Stock, such Adjusted Option will be exercisable into Camber Common Stock, and (ii) all references to the “Company” in the Viking Option agreements will be references to Camber in the Adjusted Option agreements..

Viking Convertible Promissory Notes

At the effective time of the Merger, each Viking Convertible Note that, as of immediately prior to the effective time of the Merger, is outstanding and unconverted shall be converted into an Adjusted Convertible Note having substantially the same terms and conditions as applied to the corresponding Viking Convertible Note as of immediately prior to the effective time of the Merger (including, for the avoidance of doubt, any extended post-termination conversion period that applies following consummation of the Merger), except that (i) instead of being convertible into Viking Common Stock, such Adjusted Convertible Note will be convertible into Camber Common Stock, and (ii) all references to the “Company” in the Viking Convertible Note agreements will be references to Camber in the Adjusted Option agreements.

For additional information on the treatment of Viking Options and Viking Promissory Notes, see “The Merger Agreement—Treatment of Viking Convertible Securities and Preferred Stock.”

Recommendation of the Camber Board and Reasons for the Merger (page 142)

The Camber Board unanimously recommends that you vote “FOR” the Camber Common Stock Issuance Proposal, “FOR” the Camber Series A Preferred Stock Issuance Proposal, “FOR” the Camber Series H Preferred Stock Issuance Proposal, “FOR” the Camber Charter Amendment Proposal and “FOR” the Camber Adjournment Proposal.  For the factors considered by the Camber Board in reaching this decision and additional information on the recommendation of the Camber Board, see the section entitled “The Merger - Camber’s Reasons for the Merger; Recommendation of the Camber Board” beginning on page 142.

Recommendation of the Viking Board and Reasons for the Merger (page 148)

The Viking Board unanimously recommends that you vote “FOR” the Viking Merger Proposal, “FOR” the non-binding Viking Charter Amendment Proposal and “FOR” the Viking Adjournment Proposal.  For the factors considered by the Viking Board in reaching this decision and additional information on the recommendation of the Viking Board, see the section entitled “The Merger – Viking’s Reasons for the Merger; Recommendation of the Viking Board” beginning on page 148.

Opinions of Financial Advisors (pages 144 and 150)

Opinion of Mercer Capital Management, Inc., Camber’s Financial Advisor

Pursuant to an engagement letter, Camber retained Mercer Capital Management, Inc. (which we refer to as “Mercer”) as its financial advisor in connection with the Merger.

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Mercer presented it fairness analysis to the Camber Board on April 14, 2023 and delivered its oral opinion, subsequently confirmed in writing on April 18, 2023, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Mercer in preparing its opinion, the Proposed Merger including the contemplated issuance of shares of Camber Common Stock, New Camber Series A Preferred Stock and New Camber Series H Preferred Stock as provided for in the Merger Agreement was fair, from a financial point of view, to Camber’s common stockholders.

The full text of the written opinion of Mercer, dated as of April 18, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Mercer in preparing its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference.  The summary of the opinion of Mercer set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.  Camber’s Stockholders are urged to read Mercer’s opinion in its entirety.  Mercer’s opinion was addressed to the Camber Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Proposed Merger (as defined in Mercer’s opinion) and did not address any other aspect of the Proposed Merger.  Mercer expressed no opinion as to the fairness of any consideration to be paid in connection with the Proposed Merger to the holders of any class of securities, creditors or other constituencies of Camber other than the common stockholders, or as to the underlying decision by Camber to engage in the Proposed Merger.  The issuance of Mercer’s opinion was approved by a fairness committee of Mercer.  The opinion does not constitute a recommendation to any stockholder of Camber as to how such stockholder should vote with respect to any of the Camber Issuance Proposals or any other matter.  For a description of the opinion that the Camber Board received from Mercer, see the section entitled “The Merger - Opinion of Camber’s Financial Advisor” beginning on page 144.

For additional information, see the section entitled “The Merger - Opinion of Camber’s Financial Advisor” beginning on page 144 and the full text of the written opinion of Mercer attached as Annex B of this joint proxy statement/prospectus.

Opinion of Scalar, LLC, Viking’s Financial Advisor

Pursuant to an engagement letter, Viking retained Scalar, LLC (which we refer to as “Scalar”) as its financial advisor in connection with the Merger.

On April 19, 2023, Scalar delivered its written opinion to the Viking Board, as to the fairness, from a financial point of view, as of such date, to the holders of Viking Common Stock of the Exchange Ratio provided for in the Merger (without giving effect to any impact of the Merger on any particular holder of Viking Common Stock other than in its capacity as a holder of Viking Common Stock), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion.

The full text of Scalar’s written opinion, dated April 19, 2023, which sets forth the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken, and other matters considered by Scalar in connection with the opinion, is attached to this proxy statement/prospectus as Annex C. The summary of Scalar’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Scalar’s written opinion. Scalar’s advisory services and opinion were provided for the information and assistance of the Viking Board and the opinion does not constitute a recommendation as to how any holder of Viking Common Stock should vote or act (including with respect to any redemption rights) with respect to the transaction or any other matter.

For additional information, see the section entitled “The Merger - Opinion of Viking’s Financial Advisor” beginning on page 150 and the full text of the written opinion of Scalar attached as Annex C of this joint proxy statement/prospectus.

Special Meeting of Camber Stockholders (page 80)

Date, Time, Place and Purpose of the Camber Special Meeting

The Camber Special Meeting will be held virtually via live webcast on                   , 2023, at 10:00 a.m. (Houston time).  Because the Camber Special Meeting is completely virtual and being conducted via live webcast, Camber Stockholders will not be able to attend the Camber Special Meeting in person.  Camber Stockholders will be able to attend the Camber Special Meeting online at https://agm.issuerdirect.com/cei and vote their shares electronically during the meeting by visiting www.iproxydirect.com/CEI, which we collectively refer to as the Camber Special Meeting Website.  Camber Stockholders will need the control number found on their proxy cards in order to access the Camber Special Meeting Website.

The purpose of the Camber Special Meeting is to consider and vote on each Camber Issuance Proposal, the Camber Charter Amendment Proposal and the Camber Adjournment Proposal.  Approval of each of the Camber Issuance Proposals and the Camber Charter Amendment Proposal, if not previously approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, is a condition to the obligation of Camber and Viking to complete the Merger.

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Record Date and Outstanding Shares of Camber Stock

Only holders of record of issued and outstanding shares of Camber Common Stock, Camber Series C Preferred Stock and Camber Series G Preferred Stock as of the close of business on                         , 2023, the record date for the Camber Special Meeting, are entitled to notice of, and to vote at, the Camber Special Meeting, whether via the Camber Special Meeting Website or by proxy.

As of the close of business on the record date, there were                         shares of Camber Common Stock issued and outstanding,              shares of Camber Series C Preferred Stock issued and outstanding, and                   shares of Camber Series G Preferred Stock issued and outstanding and entitled to vote at the Camber Special Meeting; provided, that holders of the Camber Series C Preferred Stock and the Camber Series G Preferred Stock have the right to cast votes on all Camber Proposals, except any shareholder proposals, equal to the as-converted amount of such Camber Series C Preferred Stock and Series G Preferred Stock, respectively (subject to the beneficial ownership limitations in the Camber Series C COD and the Camber Series G COD, respectively).  The holders of the Camber Series C Preferred Stock and Series G Preferred Stock have contractually agreed not to vote any shares except as requested by the Camber Board.  Camber Stockholders may cast (1) one vote for each share of Camber Common Stock held by them as of the close of business on the record date, (2)                 votes for each share of Camber Series C Preferred Stock held by them as of the close of business on the record date and (3)                votes for each share of Camber Series G Preferred Stock held by them as of the close of business on the record date. The votes associated with such Camber Series C Preferred Stock and Camber Series G Preferred Stock, given beneficial ownership limitations, total                    , collectively, resulting in an aggregate of           total voting shares at the Camber Special Meeting.  Attendance at the Camber Special Meeting via the Camber Special Meeting Website is not required to vote.

A complete list of Camber Stockholders entitled to vote at the Camber Special Meeting will be available for inspection at Camber’s offices in Houston, Texas during ordinary business hours for a period of no less than 10 days before the Camber Special Meeting.  If you would like to examine the list of Camber Stockholders, please contact the Camber Corporate Secretary at 15915 Katy Freeway, Suite 450, Houston, Texas 77094.

Quorum; Abstentions, Failure to Vote and Broker Non-Votes

A quorum of Camber Stockholders is necessary for Camber to conduct business with respect to a proposal.  Under the Camber Bylaws, the presence at the Camber Special Meeting, whether via the Camber Special Meeting Website or by proxy, of the 33% of all shares of Camber stock issued and outstanding and entitled to vote on each of the Camber Proposals will be necessary to establish a quorum with respect to such proposal.  If you submit a properly executed proxy card, even if you vote “against” the proposal or vote to “abstain” in respect of the proposal, your shares of Camber stock will be counted for purposes of calculating whether a quorum is present.

If you are a stockholder of record and you do not provide your proxy by signing and returning your proxy card or via the Internet, by telephone or vote at the Camber Special Meeting via the Camber Special Meeting Website, your shares will not be voted with respect to a proposal at the Camber Special Meeting, will not be counted as present via the Camber Special Meeting Website or by proxy with respect to a proposal at the Camber Special Meeting and will not be counted as present for purposes of determining whether a quorum exists.

Because the Camber Issuance Proposals and the Camber Charter Amendment Proposal are non-routine under applicable NYSE American rules, brokers, banks and other nominees do not have discretionary authority to vote on the Camber Issuance Proposals and the Camber Charter Amendment Proposal and will not be able to vote on the Camber Issuance Proposals and the Camber Charter Amendment Proposal absent instructions from the beneficial owner.  Accordingly, the failure of a beneficial owner to provide voting instructions to its broker, bank, or other nominee will result in a broker non-vote, which will not be considered present and entitled to vote on the Camber Issuance Proposals for the purpose of determining the presence of a quorum with respect to the vote thereon.

Executed but unvoted proxies will be voted in accordance with the recommendation of the Camber Board.

Required Vote to Approve the Camber Common Stock Issuance Proposal

The affirmative vote of a majority of the shares of Camber stock present at the Camber Special Meeting, whether present via the Camber Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the Camber Common Stock Issuance Proposal, while a broker non-vote or the failure of a Camber Stockholder to vote (e.g., by not submitting a proxy and not voting at the Camber Special Meeting) will have no effect on the outcome of the Camber Common Stock Issuance Proposal.

The Camber Common Stock Issuance Proposal is described in the section entitled “Camber Proposals” beginning on page 84.

Required Vote to Approve the Camber Series A Preferred Stock Issuance Proposal

The affirmative vote of a majority of the shares of Camber stock present at the Camber Special Meeting, whether present via the Camber Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the Camber Series A Preferred Stock Issuance Proposal, while a broker non-vote or the failure of a Camber Stockholder to vote (e.g., by not submitting a proxy and not voting at the Camber Special Meeting) will have no effect on the outcome of the Camber Series A Preferred Stock Issuance Proposal.

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The Camber Series A Preferred Stock Issuance Proposal is described in the section entitled “Camber Proposals” beginning on page 84.

Required Vote to Approve the Camber Series H Preferred Stock Issuance Proposal

The affirmative vote of a majority of the shares of Camber stock present at the Camber Special Meeting, whether present via the Camber Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the Camber Series H Preferred Stock Issuance Proposal, while a broker non-vote or the failure of a Camber Stockholder to vote (e.g., by not submitting a proxy and not voting at the Camber Special Meeting) will have no effect on the outcome of the Camber Series H Preferred Stock Issuance Proposal.

The Camber Series H Preferred Stock Issuance Proposal is described in the section entitled “Camber Proposals” beginning on page 84.

Required Vote to Approve the Camber Charter Amendment Proposal

The approval by a majority of the outstanding shares of Camber stock entitled to vote on the proposal.  Abstentions or a failure by a record holder of shares of Camber stock to vote (e.g., by not submitting a proxy and not voting at the Camber Special Meeting) will have the same effect as a vote “AGAINST” the Camber Charter Amendment Proposal.

The Camber Charter Amendment Proposal is described in the section entitled “Camber Proposals” beginning on page 84.

Required Vote to Approve the Camber Adjournment Proposal

The affirmative vote of a majority of the shares of Camber stock present at the Camber Special Meeting, whether present via the Camber Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the Camber Adjournment Proposal, while a broker non-vote or the failure of a Camber Stockholder to vote (e.g., by not submitting a proxy and not voting at the Camber Special Meeting) will have no effect on the outcome of the Camber Adjournment Proposal.

The Camber Adjournment Proposal is described in the section entitled “Camber Proposals” beginning on page 84.

Voting by Directors and Executive Officers

As of April 20, 2023, Camber directors and executive officers, and their affiliates, as a group, did not own and were not entitled to vote any shares of Camber stock.

Special Meeting of Viking Stockholders (page 88)

Date, Time, Place and Purpose of the Viking Special Meeting

The Viking Special Meeting will be held virtually via the Internet on                        , 2023, at 2:00 p.m. (Houston time).  The Viking Special Meeting will be held solely via live webcast and there will not be a physical meeting location.  Viking Stockholders will be able to attend the Viking Special Meeting online at https://agm.issuerdirect.com/vkin and vote their shares electronically during the meeting by visiting www.iproxydirect.com/vkin, which we collectively refer to as the Viking Special Meeting Website.

The purpose of the Viking Special Meeting is to consider and vote on the Viking Merger Proposal, the non-binding Viking Charter Amendment Proposal and the Viking Adjournment Proposal.  Approval of the Viking Merger Proposal is a condition to the obligation of Viking and Camber to complete the Merger.  Approval of the non-binding Viking Charter Amendment Proposal and the Viking Adjournment Proposal are not a condition to the obligation of either Camber or Viking to complete the Merger.

Record Date and Outstanding Shares of Viking Stock

Only holders of record of issued and outstanding shares of Viking Common Stock, Viking Series C Preferred Stock and Viking Series E Preferred Stock as of the close of business on                     , 2023, the record date for the Viking Special Meeting, are entitled to notice of, and to vote at, the Viking Special Meeting via the Viking Special Meeting Website.

As of the close of business on the record date, there were                      shares of Viking Common Stock (including                      shares of Viking Common Stock owned by Camber),                shares of Viking Series C Preferred Stock and               shares of Viking Series E Preferred Stock issued and outstanding and entitled to vote at the Viking Special Meeting.  Viking Stockholders may cast (1) one vote for each share of Viking Common Stock held by them as of the close of business on the record date, (2) 37,500 votes for each share of Viking Series C Preferred Stock and (3) one vote for each share of Viking Series E Preferred Stock, resulting in an aggregate of                             total voting shares at the Viking Special Meeting.

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A complete list of Viking Stockholders entitled to vote at the Viking Special Meeting will be available for inspection at Viking’s principal place of business during regular business hours for a period of no less than 10 days before the Viking Special Meeting at 15915 Katy Freeway, Suite 450, Houston, Texas 77094.

Quorum; Abstentions and Broker Non-Votes

A quorum of Viking Stockholders is necessary for Viking to hold a valid meeting.  The presence at the Viking Special Meeting, via the Viking Special Meeting Website or by proxy, of the holders of a majority of the outstanding shares of Viking stock entitled to vote at the Viking Special Meeting constitutes a quorum.

If you submit a properly executed proxy card, even if you do not vote for any proposal or vote to “abstain” in respect of each proposal, your shares of Viking stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Viking Special Meeting.  Viking stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and Viking stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Viking Special Meeting for the purpose of determining the presence of a quorum.

A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter.  It is not expected that there will be any broker non-votes at the Viking Special Meeting.  However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the Viking Special Meeting for the purpose of determining the presence of a quorum.

Executed but unvoted proxies will be voted in accordance with the recommendation of the Viking Board.

Required Vote to Approve the Viking Merger Proposal

Approval of the Viking Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Viking stock entitled to vote on the proposal.  Abstentions, broker non-votes, or any failure by a Viking Stockholder to vote (e.g., by not submitting a proxy and not voting at the Viking Special Meeting) will have the same effect as a vote “AGAINST” the Viking Merger Proposal.

The Viking Merger Proposal is described in the section entitled “Viking Proposals” beginning on page 92.

Required Vote to Approve the Non-Binding Viking Charter Amendment Proposal

Approval of the non-binding Viking Charter Amendment Proposal requires the affirmative vote of a majority of the shares of Viking stock present at the Viking Special Meeting, whether present via the Viking Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or the failure of a Viking Stockholders to vote (e.g., by not submitting a proxy and not voting at the Viking Special Meeting) will have no effect on the outcome of the non-binding Viking Charter Amendment Proposal.

The Viking Charter Amendment Proposal is described in the section entitled “Viking Proposals” beginning on page 92.

Required Vote to Approve the Viking Adjournment Proposal

Approval of the Viking Adjournment Proposal requires the affirmative vote of a majority of the shares of Viking stock present at the Viking Special Meeting, whether present via the Viking Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or the failure of a Viking Stockholders to vote (e.g., by not submitting a proxy and not voting at the Viking Special Meeting) will have no effect on the outcome of the Viking Adjournment Proposal.

The Viking Adjournment Proposal is described in the section entitled “Viking Proposals” beginning on page 92.

Voting by Directors and Executive Officers

As of April 20, 2023, Viking directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 70,160,681 shares of Viking Common Stock (including the 69,928,356 shares held by Camber), or 61.1% of the total outstanding shares of Viking Common Stock as of April 20, 2023. Viking’s Chief Executive Officer, James A. Doris, owned and was entitled to 28,092 shares of Viking Series C Preferred Stock, or 100.0% of the total outstanding shares of Viking Series C Preferred Stock as of April 20, 2023. In the aggregate, Viking directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 96.2% of the total voting shares at the Viking Special Meeting.

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Viking currently expects that all of its directors and executive officers will vote their shares “FOR” the Viking Merger Proposal, “FOR” the non-binding Viking Charter Amendment Proposal and “FOR” the Viking Adjournment Proposal.

Board of Directors and Management of Camber Following the Completion of the Merger (page 160)

Following completion of the Merger, James A. Doris, the current Chief Executive Officer and Director of Viking, and current Chief Executive Officer and Chairman of the board of directors of Camber, will serve as Chief Executive Officer of the combined company, and certain other current executive officers of Viking will serve as executive officers of the combined company. Otherwise, no determination has been made as to which of the officers and directors from Camber and Viking, respectively, will continue to serve on the board of directors and management of the combined company after the Merger, nor has there been a determination as to the size of the board of directors of the combined company.

Governance of Camber After the Merger (page 172)

Charter

If not previously approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, in the event that the Camber Charter Amendment Proposal is approved by the Camber Stockholders, the Camber Articles of Incorporation will be amended at the time of Merger to increase the number of authorized shares of Camber Common Stock from 20,000,000 to 500,000,000 shares.  If the Camber Charter Amendment Proposal is not approved at the Camber Special Meeting, or if not previously approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, shares of Camber Common Stock issuable to Viking Stockholders as the Merger Consideration in the Merger will not be able to be issued, and the Merger will not be able to be completed.

Bylaws

No changes to the current Camber Bylaws will be made in connection with the Merger.  A copy of the current Camber Bylaws are incorporated by reference as Exhibit 3.22 to the registration statement of which this joint proxy statement/prospectus forms a part.

Name and Headquarters of the Combined Company After the Merger (page 172)

The name of the combined company will remain “Camber Energy, Inc.” upon the completion of the Merger, and shares of Camber Common Stock will be traded on the NYSE American under the symbol “CEI.”

As of the effective time of the Merger, the headquarters of the combined company will be located in Houston, Texas.

Interests of Viking Directors and Executive Officers in the Merger (page 160)

In considering the recommendation of the Viking Board with respect to the Viking Proposals, Viking Stockholders should be aware that the directors and executive officers of Viking have interests in the Merger that may be different from, or in addition to, the interests of Viking Stockholders generally.  The members of the Viking Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and in determining to recommend that Viking Stockholders approve the Viking Proposals.

Interests of Camber Directors and Executive Officers in the Merger (page 161)

In considering the recommendation of the Camber Board with respect to the Camber Proposals, Camber Stockholders should be aware that the directors and executive officers of Camber have interests in the Merger that may be different from, or in addition to, the interests of Camber Stockholders generally.  The members of the Camber Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and in determining to recommend that Camber Stockholders approve the Camber Proposals.

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Conditions to the Completion of the Merger (page 174)

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following mutual conditions:

·	Camber Stockholder Approval. Each of the Camber Issuance Proposals and the Camber Charter Amendment Proposal, if not previously approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, must have been approved in accordance with applicable law and the Camber organizational documents, as applicable.

·	Viking Stockholder Approval. The Viking Merger Approval must have been approved in accordance with applicable law and the Viking organizational documents, as applicable.

·	NYSE American Listing. The shares of Camber Common Stock issuable to Viking Stockholders pursuant to the Merger Agreement must have been authorized for listing on the NYSE American, upon official notice of issuance.

·	NYSE American Approval. In the event the NYSE American determines that the Merger constitutes, or will constitute, a “back-door listing”/“reverse merger”, Camber (and the Camber Common Stock) is required to qualify for initial listing on the NYSE American, pursuant to the applicable guidance and requirements of the NYSE American as of the closing of the Merger.

·	Regulatory Approvals. Receipt of any necessary regulatory approvals, or submission of any required filings, under competition laws of the U.S. and any applicable non-U.S. jurisdictions, the NRS, blue sky laws of various states and other applicable regulatory and self-regulatory agencies.

·	No Injunctions or Restraints. Any governmental entity having jurisdiction over Camber, Viking and Merger Sub must not have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger, and any law that makes the consummation of the Merger illegal or otherwise prohibited must not have been adopted.

·	Effectiveness of the Registration Statement. The registration statement, of which this joint proxy statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

·

Fairness Opinions.  Each of Viking and Camber receiving an opinion, in writing, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger is fair, from a financial point of view, to Camber or Viking, as applicable, and their holders of common stock.

The obligations of Camber to complete the Merger are subject to the satisfaction or waiver of further conditions, including:

·	the accuracy of the representations and warranties of Viking contained in the Merger Agreement as of the date thereof and as of the closing date (other than representations that by their terms speak specifically as of another date or period of time), subject to the materiality standards provided in the Merger Agreement;

·	Viking having performed and complied with in all material respects all of its obligations under the Merger Agreement required to be performed or complied with at or prior to the effective time of the Merger;

·	Camber having received a certificate of Viking signed by an executive officer of Viking, dated as of the closing date, confirming that the conditions set forth in the two bullets directly above have been satisfied; and

·	there being no more than: (i) 28,092 shares of Viking Series C Preferred Stock outstanding at closing of the Merger; (ii) 475 shares of Viking Series E Preferred Stock outstanding at closing of the Merger; and (iii) (A) 1,600 shares of Viking Series E Preferred Stock in reserve at closing of the Merger, (B) 19,316,667 shares of Viking Common Stock in reserve and subject to issuance upon conversion of the Viking Series E Preferred Stock at closing of the Merger, and (C) 5,000,000 shares of Viking Common Stock in reserve and subject to issuance to Choppy Group LLC at closing of the Merger.

The obligation of Viking to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

·	the accuracy of the representations and warranties of Camber contained in the Merger Agreement as of the date thereof and as of the closing date (other than representations that by their terms speak specifically as of another date or period of time), subject to the materiality standards provided in the Merger Agreement;

·	Camber having performed and complied with in all material respects all of its obligations under the Merger Agreement required to be performed or complied with by them at or prior to the effective time of the Merger;

·	Viking having received a certificate of Camber signed by an executive officer of Camber, dated as of the closing date, confirming that the conditions in the two bullets directly above have been satisfied;

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·	the absence of any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have a material adverse effect (as defined in the Merger Agreement) on Camber since the date of the Merger Agreement;

·

Camber not having been in default under any of the promissory notes, security agreements, certificates of designations or security & pledge agreements executed by Camber in favor of Discover or Antilles;

·

Camber having received written agreement from Discover and/or Antilles, as applicable, that (i) the aggregate number of warrants held by Discover and/or Antilles shall not be exercisable for more than 3,000,000 shares of Camber Common Stock, (ii) the exercise price for such warrants are as follows: $100.00 per warrant for the first 1,000,000 shares, $200.00 per warrant for the next 1,000,000 shares, $500.00 per warrant for the next 500,000 shares and $1,000.00 per warrant for the final 500,000 shares, and (iii)  price adjustments in the warrant agreements previously executed by Camber in favor of Discover and Antilles shall not be triggered as a result of the closing of the Merger; and

·	Viking having received the opinion from external counsel or an independent public or certified accountant, dated as of the closing date, in form and substance reasonably satisfactory to Viking, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

No Solicitation (page 173)

Each of Camber and Viking has agreed that it will not, and will cause each of its subsidiaries and their respective directors and officers not to, and will not permit its and their other respective agents, advisors and representatives to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any acquisition proposal or (iv) unless the Merger Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, Merger Agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to below) in connection with or relating to any acquisition proposal.

For purposes of the Merger Agreement, an “acquisition proposal” means, with respect to Camber and Viking, as applicable, other than the Merger, any offer, proposal or inquiry, or any third-party indication of interest, by or on behalf of any third party, relating to (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party (or its affiliates) beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, which would, in the case of this clause (iii), result in the stockholders of such party prior to such transaction ceasing to own at least seventy-five percent (75%), directly or indirectly, of such party or its applicable subsidiaries.

However, in the event that after the date of the Merger Agreement and prior to obtaining the approval of the Camber Share Issuance Proposals and the Camber Charter Amendment Proposal by the Camber Stockholders or the approval of the Viking Merger Proposal by the Viking Stockholders, Camber or Viking, respectively, receives a bona fide written acquisition proposal not solicited in violation of the Merger Agreement, such party may, and may permit its subsidiaries and its subsidiaries’ representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the acquisition proposal and such person’s representatives if the board of directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that taking such actions would be required to comply with its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party must have entered into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between Camber and Viking, which confidentiality agreement must not provide such person with any exclusive right to negotiate with such party, and must otherwise permit such party to comply with its obligations in the Merger Agreement.  Camber and Viking also caused their representatives to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the Merger Agreement with any person other than Viking or Camber, as applicable, with respect to any acquisition proposal, and requested the return or destruction of any confidential information previously delivered to any such person pursuant to the terms of any confidentiality agreement to the extent provided by such agreement.

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Each of Camber and Viking will promptly (within twenty-four (24) hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), will provide the other party with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or acquisition proposal, and will keep the other party apprised of any related material developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal (other than amendments or revisions that are immaterial in all respects).  Each of Camber and Viking is required to use its reasonable best efforts to enforce any confidentiality agreements (other than “standstill” provisions therein) to which it or any of its subsidiaries is or becomes a party in accordance with the terms thereof.

Changes of Recommendation (page 172)

Subject to the exceptions described below, neither the Camber Board nor the Viking Board will (i) withhold, withdraw, modify or qualify, in each case in a manner adverse to the other party, its approval or recommendation of the Merger or the Merger Agreement, (ii) fail to include in this joint proxy statement/prospectus its recommendation in favor of the Merger Agreement and the Camber Issuance Proposals and Camber Charter Amendment Proposal or the Viking Merger Proposal, as applicable, (iii) adopt, approve, recommend or endorse an alternative transaction proposal or publicly announce an intention to adopt, approve, recommend or endorse an alternative transaction proposal, (iv) fail to publicly and without qualification (x) recommend against any alternative transaction proposal or (y) reaffirm its recommendation of the Merger Agreement and the Merger within ten (10) business days of the other party’s written request to do so (or, if earlier, at least two (2) business days prior to the Camber Special Meeting or the Viking Special Meeting, as applicable), following the public announcement of any alternative transaction proposal, or (v) publicly propose to do any of the foregoing actions in clauses (i) through (iv) (any action in clauses (i) through (iv) is referred to in the joint proxy statement/prospectus as a “Board Recommendation Change”).

Notwithstanding the foregoing restrictions, in the event that, prior to obtaining the approval of the Camber Issuance Proposals and the Camber Charter Amendment Proposal by the Camber Stockholders or the approval of the Viking Merger Proposal by the Viking Stockholders, the Camber Board or the Viking Board, respectively, may effect a board recommendation change if (i) after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, it determines in good faith that taking such action would be required to comply with its fiduciary duties under applicable law, (ii) it has provided the other party at least five (5) business days’ prior written notice that it intends to effect a board recommendation change and a reasonable description of the event or circumstances giving rise to its determination to take such action and (iii) at the end of such notice period, taking into account any amendment or modification to the Merger Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, it determines in good faith that taking such action would nevertheless be required to comply with its fiduciary duties under applicable law.

Termination (page 175)

Camber and Viking may terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger by mutual written consent of Camber and Viking.

The Merger Agreement may also be terminated by either Camber or Viking at any time prior to the effective time of the Merger in any of the following situations:

·	if any governmental consent or approval required for closing is not obtained, or any governmental entity issues a final non-appealable order or similar decree preventing the Merger;

·	if the Merger has not occurred by September 30, 2023;

·	upon the breach by the other party of a term of the Merger Agreement, which is not cured within 30 days of the date of written notice thereof by the other party (provided, that the terminating party is not then in material breach of any obligation, covenant or other agreement contained in the Merger Agreement);

·	if (i) the approval of each of the Camber Issuance Proposals and Camber Charter Amendment Proposal by Camber Stockholders has not been obtained following a vote taken at the Camber Special Meeting (unless the Camber Special Meeting has been validly adjourned or postponed, or validly requested by Viking to be adjourned or postponed, in accordance with the Merger Agreement, in which case at the final adjournment or postponement thereof), or (ii) the approval of the Viking Merger Proposal by Viking Stockholders has not been obtained following a vote taken at the Viking Special Meeting (unless the Viking Special Meeting has been validly adjourned or postponed, or validly requested by Camber to be adjourned or postponed, in accordance with the Merger Agreement, in which case at the final adjournment or postponement thereof).

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In addition, the Merger Agreement may be terminated by Camber if, at any time prior to the approval of the Viking Merger Proposal by the Viking Stockholders:

·	Viking or the Viking Board has made a change in their recommendation that Viking Stockholders approve the Merger; or

·	there has been a willful breach by Viking (including by the Viking Board) of its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval and the Viking Board recommendation.

Further, the Merger Agreement may be terminated by Viking if, at any time prior to the approval of each of the Camber Issuance Proposals and the Camber Charter Amendment Proposal by the Camber Stockholders:

·	Camber or the Camber Board has made a change in their recommendation that Camber Stockholders approve such proposals; or

·	there has been a willful breach by Camber (including by the Camber Board) of its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval and the Camber Board recommendation in any material respect.

Regulatory Approvals (page 172)

While Camber and Viking do not currently anticipate needing to obtain any regulatory approvals in connection with the Merger, other than the approval of the NYSE American to list shares of Camber Common Stock issuable to Viking Stockholders pursuant to the Merger Agreement, there can be no assurance that a challenge to the Merger on antitrust or other regulatory grounds will not be made or, if such a challenge is made, that it would not be successful.

Specific Performance (page 176)

Camber and Viking will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of Camber and Viking have waived (i) any defense in any action for specific performance that a remedy at law would be adequate, and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Appraisal Rights (page 196)

Camber Stockholders are not entitled to appraisal or dissenters’ rights under the relevant provision of the NRS of the State of Nevada. Viking Stockholders who do not vote in favor of the Viking Merger Proposal may elect to exercise statutory dissenters’ rights under the NRS.

Material U.S. Federal Income Tax Consequences of the Merger (page 189)

Viking and Camber intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.  It is a condition to Viking’s obligation to complete the Merger that it receive an opinion from external counsel or an independent public or certified accountant, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  Assuming the Merger so qualifies, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) of shares of Viking Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Camber Common Stock in exchange for Viking Common Stock in the Merger.

The material U.S. federal income tax consequences of the Merger to U.S. holders are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 189.  The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger that may vary with, or are dependent on, individual circumstances.  In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION.  YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES AS A RESULT OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

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Accounting Treatment of the Merger (page 162)

Camber and Viking each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”).  The Merger will be accounted for using the reverse acquisition method of accounting, and Viking will be treated as the accounting acquirer in the transaction.

Comparison of Stockholders’ Rights (page 191)

The rights of Viking Stockholders are governed by Nevada law and by the articles of incorporation and bylaws of Viking.  In the Merger, Viking Stockholders will become holders of stock of Camber, and their rights will continue to be governed by Nevada law and the Camber Articles of Incorporation, as amended by the Camber Charter Amendment (if not previously approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, and if approved by the Camber Stockholders) and the Camber Bylaws.  Viking Stockholders will have different rights once they become stockholders of Camber due to differences between the Viking governing documents and the Camber governing documents.  The key differences are described in the section entitled “Comparison of Stockholders’ Rights” beginning on page 191.

Listing of Camber Common Stock; Delisting and Deregistration of Viking Common Stock (page 162)

If the Merger is completed, the shares of Camber Common Stock to be issued in the Merger or issuable on conversion of the Viking Preferred Stock is expected to be listed for trading on the NYSE American, shares of Viking Common Stock will no longer be quoted on the OTCQB, will be deregistered under the Exchange Act and cease to be publicly traded.

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CAMBER

The following table presents selected historical consolidated financial data for the periods indicated.  The selected historical consolidated financial data as of and for the years ended December 31, 2022 and 2021, is derived from Camber’s audited consolidated financial statements and related notes thereto for the year ended December 31, 2022, included in this joint proxy statement/prospectus under “Index to the Financial Statements”, beginning on page F-1.

The selected historical consolidated financial data as of and for the years ended March 31, 2020, 2019, and 2018, is derived from Camber’s audited consolidated financial statements and related notes thereto for such years (restated, as applicable).

In presenting the selected historical consolidated financial data in conformity with accounting principles generally accepted in the United States (which we refer to as “GAAP”), Camber is required to make estimates and assumptions that affect the amounts reported.  See the section entitled “Camber’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a detailed discussion of the accounting policies that Camber believes require subjective and complex judgments that could potentially affect reported results.

The selected historical consolidated financial data is only a summary and is not necessarily indicative of the future performance of Camber, nor does it include the effects of the Merger discussed in this joint proxy statement/prospectus.  This summary should be read together with other information contained in the section entitled “Camber’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes of Camber for the year ended December 31, 2022, included in this joint proxy statement/prospectus under “Index to the Financial Statements”, beginning on page F-1.  For additional information, see the section entitled “Where You Can Find More Information.”

	Year Ended
	December 31, 2022	December 31, 2021	March 31, 2020	March 31, 2019	March 31, 2018
Statement of Operations:
Revenue	$597,255	$401,222	$397,118	$2,742,102	$6,859,767
Operating expenses	4,979,824	5,834,587	5,424,387	(15,868,024)	25,526,472
Gain (loss) from operations	(4,382,569)	(5,433,365)	(5,027,269)	18,610,126	(18,666,705)
Other income (expense)	(103,359,396)	(164,241,804)	(22,930,900)	(60,643,226)	(6,104,883)
Net income (loss)	(107,741,965)	(169,675,169)	(27,958,169)	(42,036,100)	(24,771,588)
Net income (loss) attributable to common stockholders	(107,741,965)	(169,675,169)	(35,089,664)	$(42,649,649)	$(24,771,588)
Income (loss) per weighted average number of common shares outstanding – basic	$(11.16)	$(102.29)	$(16.64)	$(10,794.66)	$(287.86)
Income (loss) per weighted average number of common shares outstanding – diluted	$(11.16)	$(102.29)	$(16.64)	$(10,794.66)	$(287.86)

	December 31, 2022	December 31, 2021	March 31, 2020	March 31, 2019	March 31, 2018
Balance Sheet Data:
Current Assets	$1,223,429	$5,935,604	$1,132,660	$8,170,965	$1,664,775
Oil and gas properties, net (full cost method)	63,267	68,884	110,617	213,188	12,545,579
Due from Viking Energy Group, Inc.	6,572,300	4,100,000	-	-	-
Equity method investment	26,837,718	36,299,592	957,169	-	-
Notes receivable and other assets	-	-	7,494,772	198,519	57,510
Total assets	34,696,714	46,404,080	9,695,218	8,582,672	14,267,864
Current liabilities	17,831,042	96,664,577	79,665,574	62,407,277	40,004,558
Long-term debt	33,927,760	21,500,000	-	-	247,403
Asset retirement obligation	61,545	53,055	41,523	303,809	979,159
Total liabilities	51,820,347	118,217,632	79,707,097	62,711,091	41,231,125
Temporary equity	-	-	9,801,446	2,710,680	-
Stockholders’ equity (deficit)	(17,123,633)	(71,813,552)	(79,813,325)	(56,839,099)	(26,963,261)

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VIKING

The following table presents selected historical consolidated financial data for the periods indicated.  The selected historical consolidated financial data as of and for the years ended December 31, 2022 and 2021, is derived from Viking’s audited consolidated financial statements and related notes thereto for the year ended December 31, 2022, included in this joint proxy statement/prospectus under “Index to the Financial Statements”, beginning on page F-1.

The selected historical consolidated financial data as of and for the years ended December 31, 2020, 2019, and 2018, is derived from Viking’s audited consolidated financial statements and related notes thereto for such years.

In presenting the selected historical consolidated financial data in conformity with accounting principles generally accepted in the United States (which we refer to as “GAAP”), Viking is required to make estimates and assumptions that affect the amounts reported.  See the section entitled “Viking’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a detailed discussion of the accounting policies that Viking believes require subjective and complex judgments that could potentially affect reported results.

The selected historical consolidated financial data is only a summary and is not necessarily indicative of the future performance of Camber, nor does it include the effects of the Merger discussed in this joint proxy statement/prospectus.  This summary should be read together with other information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes of Viking for the year ended December 31, 2022, included in this joint proxy statement/prospectus under “Index to the Financial Statements”, beginning on page F-1.  For additional information, see the section entitled “Where You Can Find More Information.”

	Year Ended December 31,
	2022	2021	2020	2019	2018
Statement of Operations:
Revenue	$24,038,160	$37,987,964	$40,266,780	$34,592,850	$7,967,972
Operating expenses	33,712,332	36,656,993	81,792,111	29,716,265	15,135,117
Income (loss) from operations	(9,674,172)	1,330,971	(41,525,331)	4,876,585	(7,167,145)
Other income (expense)	(7,684,087)	(16,121,821)	(22,462,914)	(24,267,435)	(8,861,229)
Net loss	(17,358,259)	(14,790,850)	(63,988,245)	(19,390,850)	(15,117,547)
Net loss attributable to Viking Energy Group, Inc.	(15,427,329)	(14,485,847)	(61,991,734)	$(19,390,850)	$(15,117,547)
Preferred stock deemed dividend	-	-	(42,0002,301)	-	-
Net loss attributable to common stockholders	(15,427,329)	(14,485,847)	(103,994,035)	(19,390,850)	(15,115,547)
Income (loss) per common share – basic and diluted	$(0.13)	$(0.18)	$(3.93)	$(1.81)	$(0.18)

	December 31, 2022	December 31, 2021	December 31, 2020	December 31, 2019	December 31, 2018
Balance Sheet Data:
Current Assets	$18,950,740	$21,805,426	$11,890,170	$8,671,832	$4,392,635
Oil and gas properties, net (full cost method)	1,285,918	14,825,571	102,156,436	119,742,116	131,824,892
Licenses and other intangible assets	23,265,071	8,759,942	-	-	-
Total assets	49,912,689	58,150,856	115,757,879	131,745,476	137,209,740
Due to Camber Energy, Inc.	6,572,300	4,100,000	-	-	-
Current liabilities	25,290,333	30,070453	46,878,584	34,243,588	19,504,401
Long-term debt – net of current portion and debt discount	2,106,281	2,741,190	78,775,796	84,988,117	92,076,857
Asset retirement obligation	1,927,196	2,111,650	6,164,231	3,538,637	4,413,465
Total liabilities	34,547,374	40,122,627	132,060,042	123,078,621	115,994,723
Stockholders’ equity (deficit)	15,365,315	18,028,229	(16,302,163)	8,666,855	21,215,017

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined financial information and related notes present the historical financial information of Camber giving effect to the proposed Merger. The Merger is expected to be accounted for as a reverse acquisition in accordance with US GAAP.  Although Camber will acquire all of the outstanding equity interest of Viking, Viking is the acquiror for accounting and financial reporting purposes.  Accordingly, the Merger will be treated as if Viking acquired Camber. Under this method, Viking is the predecessor company and all historical financial information reflects the historical results of Viking and the net assets of Camber are marked to fair value.  The fair value of the consideration transferred is determined based on the number of equity interests Viking would have had to issue to the owners of Camber in order to provide the same ratio of ownership of equity interests in the combined entity as a result of the reverse acquisition.

The unaudited pro forma condensed combined financial information set forth below has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Merger been completed on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined balance sheet gives effect to the Merger as if it had occurred on December 31, 2022. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 give effect to the proposed Merger as if it had occurred on January 1, 2022.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of earnings, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the historical consolidated financial statements and accompanying notes of Camber and Viking for the applicable periods, which are included herein under “Index to the Financial Statements” beginning on page F-1. Such financial statements of both Camber and Viking contain disclosures as to each company’s ability to continue as a going concern. There is no assurance that the combined entity will be able to continue as a going concern in the future.

Pursuant to the terms of the Merger Agreement, Viking will be merged with and into Merger Sub, pursuant to a reverse triangular merger structure; with Viking surviving the merger as a wholly owned subsidiary of Camber. Following the proposed Merger, Camber will adopt the business plan and operations of Viking Energy Group, Inc. The Merger is a reverse acquisition in accordance with the Financial Accounting Standards Board (ASC 805, Business Combinations). Management evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Merger and concluded, based on consideration of the pertinent facts and circumstances, that Viking will be treated as the acquiror of Camber for financial accounting purposes.

The consideration transferred will be allocated to the assets acquired and liabilities assumed of Camber based upon their estimated fair values as of the merger closing date, and any excess value of the consideration transferred over the net assets will be recognized as goodwill. Camber and Viking have made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the Merger closing date based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed using information currently available. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies, or revenue enhancements that the combined company may achieve as a result of the merger, nor the costs that may be incurred to achieve such benefits.

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CAMBER ENERGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2022

	VIKING ENERGY GROUP INC.	CAMBER ENERGY INC.	PRO FORMA ADJUSTMENTS		PRO FORMA
ASSETS
Current assets:
Cash	$3,239,349	$1,166,596	$-		$4,405,945
Accounts receivable, net	5,276,622	-	-		5,276,622
Inventory	10,276,662	-	-		10,276,662
Prepaids and other current assets	158,107	56,833	-		214,940
Total current assets	18,950,740	1,223,429	-		20,174,169

Oil and gas properties, full cost method
Proved oil and gas properties, net	1,285,918	63,267	1,460,233	(1)	2,809,418
Total oil and gas properties, net	1,285,918	63,267	1,460,233		2,809,418

Fixed assets, net	1,716,200	-	-		1,716,200
Right of use assets, net	4,357,328	-	-		4,357,328
ESG Clean Energy license, net	4,577,131	-	-		4,577,131
Other intangibles - Simson Maxwell, net	3,254,600	-	-		3,254,600
Other intangibles - Variable Interest Entities	15,433,340	-	-		15,433,340
Due from related parties	327,132	-	-		327,132
Due from Viking Energy Group Inc.	-	6,572,300	(6,572,300)	(2)	-
Investment in Viking Energy Group Inc. (Equity method)	-	26,837,718	(26,837,718)	(1)	-
Goodwill	-	-	32,918,844	(1)	32,918,844
Deposits and other assets	10,300	-	-		10,300
TOTAL ASSETS	$49,912,689	$34,696,714	$969,059		$85,578,462

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,905,247	$791,499	$-		$4,696,746
Accrued expenses and other current liabilities	1,248,301	3,549,620	-		4,797,921
Current taxes payable	-	3,000	-		3,000
Warrant liability	-	5,894,179	(5,894,179)	(1)	-
Derivative liability	-	7,592,744	-		7,592,744
Customer deposits	5,447,025	-	-		5,447,025
Due to Camber Energy, Inc.	6,572,300	-	(6,572,300)	(2)	-
Undistributed revenues and royalties	2,378,739	-	-		2,378,739
Current portion of operating lease liability	1,304,047	-	-		1,304,047
Due to related parties	629,073	-	-		629,073
Current portion of notes payable - related parties	56,916	-	-		56,916
Bank indebtedness - credit facility	3,111,350	-	-		3,111,350
Current portion of long-term debt - net of discount	637,335	-	-		637,335
Total current liabilities	25,290,333	17,831,042	(12,466,479)		30,654,896

Long term debt - net of current portion and debt discount	2,106,281	33,927,760	-		36,034,041
Notes payable - related parties - net of current portion	627,153	-	-		627,153
Operating lease liability, net of current portion	3,160,654	-	-		3,160,654
Contingent obligations	1,435,757	-	-		1,435,757
Asset retirement obligation	1,927,196	61,545	-		1,988,741
TOTAL LIABILITIES	34,547,374	51,820,347	(12,466,479)		73,901,242

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock Series C - Viking	28	-	(28)	(3)	-
Preferred stock Series E - Viking	5	-	(5)	(3)	-
Preferred stock Series A - Camber	-	-	28	(3)	28
Preferred stock Series C - Camber	-	1	-	(3)	1
Preferred stock Series G - Camber	-	5	-	(3)	5
Preferred stock Series H - Camber	-	-	5	(3)	5
Common stock	114,781	18,093	(69,928)	(4)	62,946
Additional paid-in capital	127,687,341	571,888,348	(575,524,614)	(3)	124,051,075
Accumulated other comprehensive loss	(425,677)	-	-		(425,677)
Accumulated deficit	(122,187,673)	(589,030,080)	589,030,080		(122,187,673)
Parent’s stockholders’ equity in Viking	5,188,805	(17,123,633)	13,435,538		1,500,710
Non-controlling interest	10,176,510	-	-		10,176,510
TOTAL STOCKHOLDERS’ EQUITY	15,365,315	(17,123,633)	13,435,538		11,677,220
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$49,912,689	$34,696,714	$969,059		$85,578,462

29

BUSINESS NOTES AND ELIMINATIONS

(1)	To record the pro forma acquisition date fair value of consideration and the purchase price allocation of the net assets acquired based on their respective fair values as follows:

Consideration transferred	$17,255,444
Common Stock

Net Assets Acquired and Liabilities Assumed (Camber):
Cash	1,166,596
Prepaids	56,833
Oil and Gas Properties - Subject to Amortization	1,523,500
Advances due from Viking	6,572,300
Investments in Viking	26,837,718
Goodwill	32,918,844

Total net assets acquired	69,075,791

Accounts payable	(791,499)
Accrued expenses and other current liabilities	(3,549,620)
Current taxes payable	(3,000)
Warrant liability	(5,894,179)
Derivative liability	(7,592,744)
Long term debt	(33,927,760)
Asset retirement obligation	(61,545)

Total net liabilities assumed	(51,820,347)

Total Net Assets Acquired and Liabilities Assumed:	$17,255,444

30

The allocation of the preliminary purchase price to the net assets and liabilities acquired from the Merger is based on the current fair values of the assets and liabilities of Camber as of December 31, 2022. The fair value of the consideration paid is based on the value of Viking shares deemed issued to Camber’s common shareholders as follows:

Camber Share Data Assumptions at merger date
Common shares outstanding	20,000,000
Issuable to consultants	3,800
Shares issuable on conversion of remaining Series C Preferred Stock	5,901,483
True up shares issuable	952,524
Shares outstanding a date of merger	26,857,807

Viking Share Data Assumptions at merger date
Common shares outstanding - held by Camber	69,928,356
Common shares outstanding - not held by Camber
Common shares outstanding - held by others	44,852,611
Warrants deemed exercised at merger	6,144,445

Maximum convertible to common shares for preferred	7,958,972
Shares not held by Camber deemed outstanding at date of merger	58,956,028

	Deemed Ownership
Camber Shares Deemed Issued at Merger	# of shares	%

Camber shareholders	26,857,807	31.3%
Viking shareholders	58,956,028	68.7%
	85,813,835	100.0%

Reverse merger accounting requires an estimate of the number of shares to be issued by Viking as the "Accounting Acquirer" to arrive at a purchase price to be allocated to the net assets acquired and liabilities assumed, as follows:

Total number of Viking shares outstanding	114,780,967
Viking shareholder ownership interest	68.7%
Assumed gross number of shares	167,070,193
Number of shares assumed issuable to Camber shareholders	52,289,226
Viking share price at December 31, 2022	$0.33

Deemed Transaction Consideration	$17,255,444

The Merger has not closed, and the related fair values of the consideration paid, net assets and liabilities acquired, and the implied goodwill have not yet been finalized; therefore, there may be significant changes to these tentative fair values between the filing of this joint proxy statement/prospectus and the completion of the Merger. As a result, any impairment of the implied goodwill related to the proposed Merger is not determinable at this time (though there do appear to be current indicators of potential impairment primarily related to Camber's ability to continue to operate as a going concern). Camber will test the acquired goodwill, upon completion of the Merger, for impairment if impairment indicators exist at that time.

(2)	Elimination of intercompany balances resulting from merger as follows:

Advances due from Viking	$(6,572,300)
Advances payable to Camber	6,572,300

Camber has made various advances to Viking with a remaining balance on December 31, 2022, of $6,572,300. Upon completion of the Merger, the related advances receivable/payable will be eliminated when the companies are combined.

(3)

To adjust all equity accounts for the effects of the Merger transaction. Camber and Viking have determined that the transaction meets the definition of a reverse merger under the applicable rules. As a result, Viking is considered the accounting acquirer in the Merger, which results in Viking’s equity being eliminated upon consolidation and Camber’s equity being recapitalized when the companies are combined.

(4)

Represents as of December 31, 2022, the par value of 18.1 million common shares retained by the original Camber common shareholders in the post-merger consolidated entity based on the terms of the amended merger agreement. The Viking Stockholders will hold 44.8 million common shares of the post-Merger consolidated entity based on the terms of the Merger Agreement, as shown below:

31

CAMBER ENERGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

	VIKING ENERGY GROUP INC.	CAMBER ENERGY INC.	PRO FORMA ADJUSTMENTS	PRO FORMA
Revenue
Power generation units and parts	$9,000,562	$-	$-	$9,000,562
Service and repairs	11,053,476	-	-	11,053,476
Oil and gas	3,984,122	597,255	-	4,581,377
Total revenue	24,038,160	597,255	-	24,635,415

Operating expenses
Cost of goods sold	13,627,457	-	-	13,627,457
Lease operating costs	1,633,765	173,327	-	1,807,092
General and administrative	14,830,317	4,668,636	-	19,498,953
Stock based compensation	1,614,334	123,754	-	1,738,088
Impairment of intangible assets	451,772	-	-	451,772
Depreciation, depletion & amortization	1,499,166	14,107	-	1,513,273
Accretion - asset retirement obligation	55,521	-	-	55,521
Total operating expenses	33,712,332	4,979,824	-	38,692,156

Income (loss) from operations	(9,674,172)	(4,382,569)	-	(14,056,741)

Other income (expense)
Interest expense	(638,346)	(4,705,624)	-	(5,343,970)
Amortization of debt discount	(99,695)	-	-	(99,695)
Change in fair value of derivatives	-	-	-	-
Equity (deficit) in earnings of unconsolidated subsidiary	-	(9,461,874)		(9,461,874)
Gain (loss) on derivative liability	-	(89,523,091)	-	(89,523,091)
(Loss) gain on disposal of membership interests and assets	(7,747,347)	-	-	(7,747,347)
Interest and other income	801,301	331,193	-	1,132,494
Total other expense, net	(7,684,087)	(103,359,396)	-	(111,043,483)

Net loss before income taxes	(17,358,259)	(107,741,965)	-	(125,100,224)
Income tax benefit (expense)	-	-	-
Net loss	(17,358,259)	(107,741,965)	-	(125,100,224)
Net loss attributable to non-controlling interest	(1,930,930)	-	-	(1,930,930)
Net loss attributable to Viking Energy Group, Inc.	$(15,427,329)	$(107,741,965)	$-	$(123,169,294)

Loss per common share, basic and diluted	$(0.13)	$(11.16)	$-	$(1.72)
Weighted average number of common shares outstanding, basic and diluted	114,564,070	9,650,178		71,710,417

32

UNAUDITED PRO FORMA COMBINED OIL, NATURAL GAS AND NGL RESERVE

INFORMATION AND PRODUCTION DATA

The following tables present the estimated pro forma combined net proved developed and undeveloped oil, natural gas and NGL reserves as of December 31, 2022. The pro forma reserve information set forth below gives effect to the Merger as if the Merger had been completed on January 1, 2022. The following summary pro forma reserve information has been prepared for illustrative purposes only and is not intended to be a projection of future results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 37. The summary pro forma reserve information should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 28 and the related notes included in this joint proxy statement/prospectus. Reserve information for both Viking and Camber is as of December 31, 2022. Pro Forma Measure of Discounted Future Net Cash Flows and summary of proved reserves.

PRO FORMA OIL, NATURAL GAS AND NGL RESERVE INFORMATION

AS OF DECEMBER 31, 2022

	FORM 10-K	FORM 10-K
	DECEMBER 31, 2022	DECEMBER 31, 2022
	VIKING ENERGY GROUP INC.	CAMBER ENERGY INC.	TOTAL

Discounted Future Net Cash Flows

Future cash inflows	$11,366,550	$6,198,100	$17,564,650
Future production costs and taxes	(6,809,540)	(2,617,830)	(9,427,370)
Future development costs and abandonments	(53,224)	-	(53,224)
Future income tax expense	-	-	-

Future net cash flows	$4,503,786	$3,580,270	$8,084,056
10% annual discount for estimated timing of cash flows	(1,532,187)	(1,692,970)	(3,225,157)
			-
Standardized measure of discounted future net cash flows	$2,971,599	$1,887,300	$4,858,899
			-
Changes in Standardized Measure of Discounted Future Net Cash Flows			-

Standardized Measure at beginning of period	$15,014,652	$1,258,000	$16,272,652
Changes resulting from:
Net changes in prices and production costs	1,578,808	-	1,578,808
Net changes in future development costs	(1,033,849)	-	(1,033,849)
Sales of oil and gas produced, net	(1,646,513)	(423,928)	(2,070,441)
Sales of reserves	(12,334,224)	-	(12,334,224)
Revision of previous quantity estimates	(549,347)	114,972	(434,375)
Previously estimated development costs incurred	9,813	-	9,813
Accretion of discount	1,501,495	188,730	1,690,225
Other	430,764	749,526	1,180,290
			-
Standardized measure of discounted future net cash flows	$2,971,599	$1,887,300	$4,858,899

Estimated Quantities of Proved Reserves (BOE)			-
			-
Proved Developed Producing	105,375	71,560	176,935
Proved Developed Non-Producing	21,369	-	21,369
Total Proved Developed	126,744	71,560	198,304
Proved Undeveloped	-	-	-
			-
Total Proved Reserves (BOE)	126,744	71,560	198,304

33

MARKET PRICE INFORMATION

The Camber Common Stock is listed on the NYSE American under the symbol “CEI.” The Viking Common Stock is quoted on the OTCQB under the symbol “VKIN.”

The high and low trading prices for the Camber Common Stock on April 18, 2023, the last trading day immediately before the public announcement of the parties entering into the Merger Agreement, were $1.65 and $1.8, respectively.  The high and low trading prices for the Viking Common Stock on April 18, 2023, the last trading day immediately before the public announcement of the Merger, were $0.48 and $0.44, respectively.

As of April 20, 2023, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were 20,000,000 shares of Camber Common Stock outstanding and 114,780,967 shares of Viking Common Stock outstanding.

Because the Exchange Ratio will not be adjusted for changes in the market price of either Camber Common Stock or Viking Common Stock, the market value of Camber Common Stock that Viking Stockholders will have the right to receive on the date the Merger is completed may vary significantly from the market value of the Camber Common Stock that Viking Stockholders would receive if the Merger were completed on the date of this joint proxy statement/prospectus.  As a result, you should obtain recent market prices of Camber Common Stock and Viking Common Stock prior to voting your shares.  For additional information, see the section entitled “Risk Factors” beginning on page 37.

The following table sets forth the closing sale price per share of Camber Common Stock as reported on the NYSE American and the closing sale price per share of Viking Common Stock as reported on the OTCQB, in each case on April 18, 2023, the last trading day before the public announcement of the parties entering into the Merger Agreement, and on                          , 2023, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus.  The table also shows the estimated implied value of the Merger Consideration proposed for each share of Camber Common Stock as of the same two dates.  The implied value was calculated by multiplying the NYSE American closing price of a share of Camber Common Stock on the relevant date by the Exchange Ratio of one (1) share of Camber Common Stock for each share of Viking Common Stock.

	Camber Common Stock Closing Price	Viking Common Stock Closing Price	Exchange Ratio	Implied Per Share Value of Merger Consideration
April 18, 2023	$1.62	$0.48	1	$1.62
, 2023	$-	$-	1	$-

Camber Stockholders and Viking Stockholders are encouraged to obtain current market quotations for Camber Common Stock and Viking Common Stock and to review carefully the other information contained in this joint proxy statement/prospectus.  No assurance can be given concerning the market price of Camber Common Stock before or after the effective date of the Merger.  For additional information, see the section entitled “Where You Can Find More Information” beginning on page 202.

Market Price Data

Historical information regarding sales prices of Camber Common Stock is widely available because Camber Common Stock is listed on the NYSE American.

The following table sets forth the high and low sales prices per share of Viking Common Stock for each quarterly period since January 1, 2021.  For current price information, you should consult publicly available sources.

Calendar Period	High	Low
Twelve months ended December 31, 2021
First Quarter	$2.85	$0.51
Second Quarter	$1.10	$0.39
Third Quarter	$3.78	$0.24
Fourth Quarter	$2.48	$0.55
Twelve months ended December 31, 2022
First Quarter	$1.24	$0.39
Second Quarter	$0.95	$0.34
Third Quarter	$0.48	$0.25
Fourth Quarter	$0.54	$0.25
Twelve months ending December 31, 2023
First Quarter	$0.39	$0.25
Second Quarter (through April 20, 2023)	$0.83	$0.33

Market price data for Merger Sub’s common stock is not available because Merger Sub is currently a wholly-owned subsidiary of Camber, and shares of Merger Sub’s common stock do not trade separately from shares of Camber Common Stock.

Dividends

Camber has not declared or paid cash dividends or made distributions in the past.  Camber does not anticipate that it will pay cash dividends or make distributions in the foreseeable future.  Camber currently intends to retain and reinvest future earnings to finance operations.

34

RISK FACTORS SUMMARY

This summary of risks below is intended to provide an overview of the risks we face and should not be considered a substitute for the more fulsome risk factors discussed in this in this joint proxy statement/prospectus.

Risks Relating to the Merger

Risks Relating to the Merger

·	Because the Exchange Ratio is fixed and because the market price of Camber Common Stock may fluctuate, Viking Stockholders cannot be certain of the precise value of any Merger Consideration they may receive in the Merger.
·	Camber Stockholders and Viking Stockholders, in each case as of immediately prior to the Merger, will have reduced ownership in the combined business and less influence over management.
·	The Merger may not be completed and the Merger Agreement may be terminated in accordance with its terms.
·	The Merger Agreement limits Camber’s ability and Viking’s ability to pursue alternatives to the Merger and may discourage other companies from making a favorable alternative transaction proposal.
·	Failure to complete the Merger could negatively impact the price of shares of Camber Common Stock and the price of shares of Viking Common Stock, as well as Camber’s and Viking’s respective future businesses and financial results.
·	Directors and executive officers of each party have interests in the Merger that may be different from, or in addition to, the interests of the Camber Stockholders and the Viking Stockholders generally.

Risks Relating to the Combined Business Following Completion of the Merger

·	The market price of Camber Common Stock will continue to fluctuate after the Merger.
·	The market price of Camber Common Stock after the completion of the Merger may be affected by factors different from those that historically have affected or currently affect Camber Common Stock and Viking Common Stock.
·	The failure to integrate the businesses and operations of Camber and Viking successfully in the expected time frame may adversely affect the combined business’ future results.
·	The Merger may result in a loss of customers, distributors, service providers, suppliers, vendors, joint venture participants and other business counterparties and may result in the termination of existing contracts.
·	The combined business may fail to realize all of the anticipated benefits of the Merger.

Risks Relating to Camber’s Business

General Risks to Camber’s Business

·	Lineal owes Camber a substantial amount of money which may not be timely repaid, if at all.
·	Camber may have difficulty managing growth in its business, which could have a material adverse effect on its business, financial condition and results of operations and its ability to execute its business plan in a timely fashion.
·	Camber depends significantly upon the continued involvement of its present management.
·	Because of the inherent dangers involved in oil and gas exploration, there is a risk that Camber may incur liability or damages for its conduct or its business operations, which could force it to expend a substantial amount of money in connection with litigation and/or a settlement.
·	Camber currently has outstanding indebtedness and it may incur additional indebtedness which could reduce its financial flexibility, increase interest expense and adversely impact its operations in the future.
·	Camber has identified material weaknesses in its disclosure controls and procedures and internal control over financial reporting. If not remediated, Camber’s failure to establish and maintain effective disclosure controls and procedures and internal control over financial reporting could result in material misstatements in its financial statements and a failure to meet its reporting and financial obligations, each of which could have a material adverse effect on its financial condition and the trading price of its common stock.

Risks Relating to Camber’s Oil and Gas Operations and Industry

·	Camber is subject to production declines and loss of revenue due to shut-in wells.
·	Many of Camber’s leases are in areas that have been partially depleted or drained by offset wells.
·	Crude oil and natural gas prices are highly volatile in general and low prices will negatively affect Camber’s financial results.
·	Camber faces intense competition in connection with its oil and gas operations.
·	Camber’s oil and gas competitors may use superior technology and data resources that Camber may be unable to afford or that would require a costly investment by it in order to compete with them more effectively.

35

Risks Relating to Investment in Camber’s Securities

·	If Camber is unable to maintain compliance with NYSE American continued listing standards, Camber Common Stock may be delisted from the NYSE American equities market, which would likely cause the liquidity and market price of Camber Common Stock to decline.
·	If Camber is delisted from the NYSE American, your ability to sell your shares of Camber Common Stock would also be limited by the penny stock restrictions, which could further limit the marketability of your shares.
·	Camber currently has a volatile market for Camber Common Stock, and the market for Camber Common Stock is and may remain volatile in the future.
·	The market price for Camber Common Stock may be volatile, and Camber Stockholders may not be able to sell Camber Common Stock at a favorable price or at all.

Risks Relating to Camber’s Series C Preferred Stock

·	The issuance of Camber Common Stock upon conversion of Camber Series C Preferred Stock will cause immediate and substantial dilution and the sale of such stock will cause significant downward pressure on Camber Common Stock price.
·	Holders of Camber Series C Preferred Stock hold a liquidation preference in Camber.
·	Holders of Camber Series C Preferred Stock effectively have the ability to consent to any material transaction involving Camber.
·	Camber’s CEO, James Doris, holds Viking Preferred Stock which, upon termination from Camber could afford him enough shareholder votes to control Viking, and dilute Camber’s ownership interest below 51%.

Risks Related to Viking’s Business

General Risks Related to Viking’s Business

·	Decreases in the availability and quality, or increases in the cost, of raw materials, key components and labor Viking uses to make its products could materially reduce Viking’s earnings.
·	Viking’s business could be negatively impacted if Viking fails to adequately protect Viking’s intellectual property rights or if third parties claim that Viking are in violation of their intellectual property rights.
·	Viking may incur costs and liabilities as a result of product liability claims.
·	The industry in which Viking competes is highly competitive, and Viking’s failure to compete successfully could adversely affect Viking’s results of operations and financial condition.
·	Viking’s industry is subject to technological change, and Viking’s failure to continue developing new and improved products and to bring these products rapidly to market could have an adverse impact on Viking’s business.

Risk Factors Related to the Oil and Gas Industry

·	Oil and gas price fluctuations in the market may adversely affect the results of Viking’s operations.
·	Actual quantities of recoverable oil and gas reserves and future cash flows from those reserves most likely will vary from Viking’s estimates.
·	Viking’s operations will require significant expenditures of capital that may not be recovered.

Risk Factors Related to Viking’s Operations

·	Viking has not established an effective system of internal control over Viking’s financial reporting, and if Viking fails to maintain such internal control, Viking may not be able to accurately report Viking’s financial results, and current and potential stockholders may lose confidence in Viking’s financial reporting.
·	Need for additional financing
·	Regulation of penny stocks
·	Lack of operating history
·	No assurance of success or profitability
·	Viking’s CEO, James Doris, holds preferred stock which could afford him enough shareholder votes to control Viking.
·	The staff of the SEC’s Division of Enforcement (the “Staff”) notified Viking that the Staff had made a preliminary determination to recommend that the SEC file an enforcement action against Viking, as well as against its CEO and its former CFO, for alleged violation of securities laws.
·	If Viking fails to protect Viking’s intellectual property rights, Viking could lose Viking’s ability to compete in the market.
·	Other companies may claim that Viking infringed their intellectual property, which could materially increase Viking’s costs and harm Viking’s ability to generate future revenue and profit.

36

RISK FACTORS

In addition to the other information contained herein, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward Looking Statements,” you should carefully consider the following risks before deciding how to vote.  You should also consider the other information in this joint proxy statement/prospectus.  For additional information, see the section entitled “Where You Can Find More Information.” In addition to the risks set forth below or referenced above, new risks may emerge from time to time and it is not possible to predict all risk factors, nor can Camber or Viking assess the impact of all factors on the Merger and the combined business following the Merger or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.

Risks Relating to the Merger

Because the Exchange Ratio is fixed and because the market price of Camber Common Stock may fluctuate, Viking Stockholders cannot be certain of the precise value of any Merger Consideration they may receive in the Merger.

At the time the Merger is completed, (1) each issued and outstanding eligible share of Viking Common Stock will be converted into the right to receive the Common Stock Merger Consideration of one (1) share of Camber Common Stock, (2) each issued and outstanding share of Viking Series C Preferred Stock will be converted into the right to receive one (1) share of New Camber Series A Preferred Stock, which will have the right to vote, and convert into, a certain number of shares of Camber Common Stock, and (3) each issued and outstanding share of Viking Series E Preferred Stock will be converted into the right to receive one (1) share of New Camber Series H Preferred Stock, which will have the right to vote, and convert into, upon achievement a certain milestones, a certain number of shares of Camber Common Stock.  The Exchange Ratio for the Merger Consideration is fixed, and there will be no adjustment to the Merger Consideration, regardless of whether the market price of Camber Common Stock or Viking Common Stock changes prior to the completion of the Merger.  The market price of Camber Common Stock has fluctuated since the date on which Camber and Viking announced they had entered into the Merger Agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date(s) of the Viking Special Meeting and the Camber Special Meeting, and the date on which Viking Stockholders entitled to receive the Merger Consideration actually receive the Merger Consideration.  The market price of shares of Camber Common Stock may fluctuate during and after these periods as a result of a variety of factors, including general market and economic conditions, changes in Camber’s and Viking’s respective businesses, operations and prospects, market assessments of the likelihood that the Merger will be completed and regulatory considerations.  Such factors are difficult to predict and in many cases may be beyond the control of Camber and Viking.  Consequently, at the time Viking Stockholders must decide whether to approve the Viking Proposals, they will not know the actual market value of the Merger Consideration they will receive when the Merger is completed, which will depend on the market value of the shares of Camber Common Stock at that time.  Unless otherwise mutually agreed to in writing between Camber and Viking, the completion of the Merger will take place on the third business day immediately following the satisfaction or waiver of the conditions to the completion of the Merger (other than any such conditions which by their nature cannot be satisfied until the closing date, which will be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the Merger Agreement on the closing date).  The market value of Camber Common Stock, New Camber Series A Preferred Stock and New Camber Series H Preferred Stock, when received by Viking Stockholders after the Merger is completed, could vary from the market value of such shares at the time the Merger Agreement was entered into, on the date of this joint proxy statement/prospectus or at the time of the Camber Special Meeting and the Viking Special Meeting.  Viking Stockholders should obtain current stock price quotations for shares of Camber Common Stock before voting their shares of Viking Common Stock.  For additional information about the Merger Consideration, see the sections entitled “The Merger - Merger Consideration” and “The Merger Agreement - Treatment of Viking Convertible Securities and Preferred Stock; Treatment of Camber Convertible Securities and Preferred Stock; Merger Consideration.”

Camber Stockholders and Viking Stockholders, in each case as of immediately prior to the Merger, will have reduced ownership in the combined business and less influence over management.

Based on the number of issued and outstanding shares of Viking Common Stock, Viking Series C Preferred Stock and Viking Series E Preferred Stock as of April 20, 2023, Camber anticipates issuing up to approximately 44,852,611 shares of Camber Common Stock, 28,092 shares of New Camber Series A Preferred Stock and 475 shares of New Camber Series H Preferred Stock pursuant to the Merger Agreement.  The actual number of shares of Camber stock to be issued pursuant to the Merger Agreement will be determined at the completion of the Merger based on the number of shares of Viking Common Stock, Viking Series C Preferred Stock and Viking Series E Preferred Stock outstanding immediately prior to such time.  The issuance of these new shares could have the effect of depressing the market price of Camber Common Stock, through dilution of earnings per share or otherwise.  Any dilution of, or delay of any accretion to, Camber’s earnings per share could cause the price of Camber Common Stock to decline or increase at a reduced rate.

Immediately after the completion of the Merger, it is expected that Camber Stockholders as of immediately prior to the Merger will own approximately 31.3%, and Viking Stockholders as of immediately prior to the Merger will own approximately 68.7%, of the issued and outstanding shares of Camber Common Stock (in each case based on fully diluted shares outstanding of each company).  As a result, current Camber Stockholders and current Viking Stockholders will have less influence on the management and policies of the combined business than they currently have on the management and policies of Camber and Viking, respectively.

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The Merger may not be completed and the Merger Agreement may be terminated in accordance with its terms.

The Merger is subject to a number of conditions that must be satisfied or waived prior to the completion of the Merger, which are described in the section entitled “The Merger Agreement - Conditions to Complete the Merger.” These conditions to the completion of the Merger may not be satisfied or waived in a timely manner or at all, and, accordingly, the Merger may be delayed or may not be completed.

In addition, if the Merger is not completed by September 30, 2023, either Camber or Viking may choose not to proceed with the Merger by terminating the Merger Agreement, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after stockholder approval.  In addition, Camber and Viking may elect to terminate the Merger Agreement in certain other circumstances as further detailed in the section entitled “The Merger Agreement - Termination of the Merger Agreement.”

The Merger Agreement limits Camber’s ability and Viking’s ability to pursue alternatives to the Merger and may discourage other companies from making a favorable alternative transaction proposal.

The Merger Agreement contains provisions that may discourage a third party from submitting a competing acquisition proposal with respect to Camber or Viking that might result in greater value to their respective stockholders than the Merger, or may result in a potential acquirer of Camber, or a potential competing acquirer of Viking, proposing to pay a lower per share price to acquire Camber or Viking, respectively, than it might otherwise have proposed to pay.  These provisions include a general prohibition on Camber and Viking from initiating, soliciting, knowingly encouraging or knowingly facilitating any inquiries or proposals with respect to a competing acquisition proposal, and, subject to certain exceptions relating to the exercise of fiduciary duties by the Camber Board or the Viking Board, engaging or participating in any negotiations with any third party regarding any  competing acquisition proposal with respect to Viking or Camber or offer for a competing transaction. For additional information, see the sections entitled “The Merger Agreement - Stockholder Meetings and Recommendation of Camber’s and Viking’s Board of Directors; Agreement Not to Solicit Other Offers;” and “The Merger Agreement - Termination of the Merger Agreement.”

Failure to complete the Merger could negatively impact the price of shares of Camber Common Stock and the price of shares of Viking Common Stock, as well as Camber’s and Viking’s respective future businesses and financial results.

The Merger Agreement contains a number of conditions that must be satisfied or waived prior to the completion of the Merger, which are described in the section entitled “The Merger Agreement - Conditions to Complete the Merger.” There can be no assurance that all of the conditions to the completion of the Merger will be so satisfied or waived.  If these conditions are not satisfied or waived, Camber and Viking will be unable to complete the Merger.

If the Merger is not completed for any reason, including the failure to receive the required approvals of the Camber Stockholders or the Viking Stockholders, Camber’s and Viking’s respective businesses and financial results may be adversely affected and, without realizing any of the benefits of having completed the Merger, Camber and Viking would be subject to a number of risks, including as follows:

·	Camber and Viking may experience negative reactions from the financial markets, including negative impacts on the market price of Camber Common Stock and Viking Common Stock;

·	Camber and Viking and their respective subsidiaries may experience negative reactions from their respective customers, distributors, suppliers, vendors, landlords, joint venture participants and other third parties with whom they do business, which in turn could affect Camber’s and Viking’s marketing operations or their ability to compete for new business or obtain renewals in the marketplace more broadly;

·	Camber and Viking may experience negative reactions from employees;

·	Camber and Viking will still be required to pay certain significant costs relating to the Merger, such as legal, accounting, financial advisor and printing fees; and

·	Camber and Viking will have expended time and resources that could otherwise have been spent on Camber’s and Viking’s existing businesses and the pursuit of other opportunities that could have been beneficial to each company, and Camber’s and Viking’s ongoing business and financial results may be adversely affected.

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In addition to the above risks, if the Merger Agreement is terminated and either party’s board seeks an alternative transaction, the holders of such party’s common stock cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the Merger.  For a description of these circumstances, see the section entitled “The Merger Agreement - Termination of the Merger Agreement.”

Directors and executive officers of each party have interests in the Merger that may be different from, or in addition to, the interests of the Camber Stockholders and the Viking Stockholders generally.

In considering the recommendation of (1) the Camber Board that Camber Stockholders vote in favor of the Camber Proposals on the agenda for the Camber Special Meeting or (2) the Viking Board that Viking Stockholders vote in favor of the Viking Proposals on the agenda for the Viking Special Meeting, as applicable, Camber Stockholders and Viking Stockholders should be aware of and take into account the fact that certain Camber and Viking directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Camber Stockholders and Viking Stockholders generally.  The interests of Camber’s directors and executive officers include, among others, immediate vesting of certain equity or equity-based awards in connection with the Merger, as further described in the section entitled “The Merger - Interests of Camber Directors and Executive Officers in the Merger.” The interests of Viking’s directors and executive officers include rights to continuing indemnification and directors’ and officers’ liability insurance, as further described in the section entitled “The Merger - Interests of Viking Directors and Executive Officers in the Merger.” The Camber Board and the Viking Board were aware of and considered the interests of their respective directors and officers, among other matters, in evaluating the terms and structure, and overseeing the negotiation of the Merger, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger, and the recommendation of (1) the Camber Board that Camber Stockholders vote in favor of the Camber Proposals on the agenda for the Camber Special Meeting and (2) the Viking Board that Viking Stockholders vote in favor of the Viking Proposals on the agenda for the Viking Special Meeting.

The unaudited pro forma combined financial information, summary pro forma combined oil, NGL and natural gas reserve and production data and unaudited forecasted financial information included in this joint proxy statement/prospectus are presented for illustrative purposes only and do not represent the actual financial position or results of operations of the combined business following the completion of the Merger.  Future results of Camber or Viking may differ, possibly materially, from the unaudited pro forma combined financial information, summary pro forma combined oil, NGL and natural gas reserve and production data and unaudited forecasted financial information presented in this joint proxy statement/prospectus.

The unaudited pro forma combined financial statements, summary pro forma combined oil, NGL and natural gas reserve and production data and unaudited forecasted financial information contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on a variety of adjustments, assumptions and preliminary estimates and may not be an indication of the financial position or results of operations of the combined business following the Merger for several reasons.  Specifically, the unaudited pro forma combined financial statements and summary pro forma combined oil, NGL and natural gas reserve and production data do not reflect the effect of any potential divestitures that may occur prior to or subsequent to the completion of the Merger, integration costs or any changes in Camber’s debt to capitalization ratio following the completion of the Merger.  In addition, the unaudited pro forma combined financial statements have been prepared with the assumption that Camber will be identified as the acquirer under GAAP and reflect adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.  For additional information, see the section entitled “Summary Unaudited Pro Forma Combined Financial Data.” In addition, the Merger and post-Merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims.  Unexpected delays in completing the Merger or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by the combined business.  The actual financial position and results of operations of the combined business following the Merger may not be consistent with, or evident from, the unaudited pro forma combined financial statements, summary pro forma combined oil, NGL and natural gas reserve and production data or forecasted financial information included in this joint proxy statement/prospectus.  In addition, the assumptions used in preparing the unaudited pro forma combined financial statements, summary pro forma combined oil, NGL and natural gas reserve and production data and forecasted financial information included in this joint proxy statement/prospectus may not prove to be accurate and may be affected by other factors.  Any potential decline in the financial condition or results of operations of the combined business may cause significant variations in the price of Camber Common Stock.  For more information, see the unaudited pro forma financial statements contained in this joint proxy statement/prospectus.

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The opinion of Camber’s financial advisor will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.

Camber has received opinions from its financial advisor in connection with the signing of the Merger Agreement, but has not obtained an updated opinion from its financial advisor as of the date of this joint proxy statement/prospectus.  Changes in the operations and prospects of Camber or Viking, general market and economic conditions and other factors that may be beyond the control of Camber or Viking, and on which Camber’s financial advisor’s opinion was based, may significantly alter the value of Camber or Viking or the prices of the shares of Camber Common Stock or Viking Common Stock by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion.  Because Camber does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the Merger from a financial point of view at the time the Merger is completed.  The Camber Board’s recommendation that Camber Stockholders vote in favor of the proposals on the agenda for the Camber Special Meeting, however, is made as of the date of this joint proxy statement/prospectus.

For a description of the opinion that Camber received from its financial advisor, see the section entitled “The Merger - Opinion of Camber’s Financial Advisor.” A copy of the opinion of Mercer, Camber’s financial advisor, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety.

The fairness opinion obtained by the Viking Board will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.

Scalar has provided a fairness opinion to the Viking Board stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on review undertaken, and other matters considered by Scalar in preparing such opinion, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Viking Common Stock, without giving effect to any impact of the Merger on any particular holder of Viking Common Stock other than in its capacity as a holder of Viking Common Stock.

The Viking Board has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Scalar, and the Viking Board does not expect to receive an updated fairness opinion prior to the completion of the Merger.

Scalar’s opinion does not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion, including changes in the operations and prospects of Viking or Camber, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Viking or Camber and on which the fairness opinion was based, and that may alter the value of Viking or Camber or the prices of the Viking Common Stock prior to consummation of the Merger. The value of the Viking Common Stock has fluctuated since, and could be materially different from its value as of, the date of Scalar’s opinion, and Scalar’s opinion does not address the prices at which other securities or financial instruments of or relating to Viking may trade. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. Viking does not anticipate asking Scalar to update Scalar’s opinion, and Scalar does not have an obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events that may have occurred or may occur after the date of the opinion. The written opinion of Scalar is attached as Annex C to this proxy statement/prospectus and is incorporated by reference herein.

The financial forecasts relating to Camber and Viking prepared in connection with the Merger are based on various estimates and assumptions that may not be realized, which may adversely affect the market price of the Camber Common Stock following the closing of the Merger.

This joint proxy statement/prospectus includes certain financial forecasts considered by Camber and Viking in connection with their respective businesses.  None of the financial forecasts prepared by Camber or Viking were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants or any other regulatory or professional body for the preparation and presentation of financial forecasts.  These forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them.  These forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Camber and Viking.  Important factors that may affect the actual results of Camber and Viking and cause the internal financial forecasts to not be achieved include risks and uncertainties relating to Camber’s and Viking’s businesses, industry performance, the regulatory environment, general business and economic conditions and other factors referred to under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” In view of these uncertainties, the inclusion of financial forecasts in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.

In addition, the financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for Camber’s and Viking’s businesses, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared.  Further, any forward-looking statement speaks only as of the date on which it is made, and neither Camber nor Viking undertakes any obligation, other than as required by applicable law, to update the financial estimates to reflect events or circumstances after the dates as of which the financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.  In addition, since such financial forecasts cover multiple years, and the underlying information by its nature becomes less predictive with each successive year, there can be no assurance that Camber’s, Viking’s or the combined business’ financial condition or results of operations will be consistent with those set forth in such forecasts.

Uncertainties associated with the Merger may cause a loss of management personnel and other key employees of Camber and Viking, which could adversely affect the future business and operations of the combined business following the Merger.

Each of Camber and Viking depends on the experience and industry knowledge of its officers and other key employees to execute its business plans.  The success of the combined business after the Merger will depend in part on its ability to retain key management personnel and other key employees.  Current and prospective employees of Camber and Viking may experience uncertainty about their roles within the combined business following the Merger or other concerns regarding the timing and completion of the Merger or the operations of the combined business following the Merger, any of which may have an adverse effect on the ability of Camber and Viking to retain or attract key management and other key personnel.  If Camber or Viking is unable to retain personnel, including Camber’s or Viking’s key management, who are critical to the future operations of the companies, Camber and Viking could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs.  In addition, the loss of key Camber and Viking personnel could diminish the anticipated benefits of the Merger.  No assurance can be given that the combined business, following the Merger, will be able to retain or attract key management personnel and other key employees of Camber and Viking to the same extent that Camber and Viking have previously been able to retain or attract their own employees.

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The business relationships of Camber and Viking may be subject to disruption due to uncertainty associated with the Merger, which could have a material adverse effect on the business, financial condition, cash flows and results of operations of Camber or Viking pending and following the Merger.

Parties with which Camber or Viking do business may experience uncertainty associated with the Merger, including with respect to current or future business relationships with Camber or Viking following the Merger.  Camber’s and Viking’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors, landlords, joint venture participants and other third parties with whom they do business may attempt to delay or defer entering into new business relationships, negotiate changes in existing business relationships or consider entering into business relationships with parties other than Camber or Viking following the Merger.  These disruptions could have a material and adverse effect on the business, financial condition, cash flows and results of operations, of Camber or Viking, regardless of whether the Merger is completed, as well as a material and adverse effect on Camber’s ability to realize the expected cost savings and other benefits of the Merger.  The risk, and adverse effects, of any disruption could be exacerbated by a delay in completion of the Merger or termination of the Merger Agreement.

Completion of the Merger may trigger change-in-control or other provisions in certain agreements to which Camber or Viking is a party.

The completion of the Merger may trigger change-in-control or other provisions in certain agreements to which Camber or Viking is a party.  If Camber and Viking are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the applicable agreements, including in some instances potentially terminating the agreements or seeking monetary damages.  Even if Camber and Viking are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the combined business.

Required regulatory approvals may not be received, may take longer than expected to be received or may impose conditions that are not presently anticipated or cannot be met.

Completion of the Merger is conditioned on the approval by the NYSE American of the listing of the shares of Camber Common Stock to be issued in the Merger upon official notice of issuance and the obtainment of all requisite regulatory approvals.  Although each party has agreed to use its reasonable best efforts to obtain the requisite stock exchange and regulatory approvals, there can be no assurance that such approvals will be obtained and that the other conditions to completing the Merger will be satisfied.

Camber or Viking may waive one or more of the closing conditions without re-soliciting stockholder approval.

Camber or Viking may determine to waive, in whole or part, one or more of the conditions to closing the Merger prior to Camber or Viking, as the case may be, being obligated to consummate the Merger.  Each of Camber and Viking currently expects to evaluate the materiality of any waiver and its effect on its respective stockholders in light of the facts and circumstances at the time, to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies is required in light of such waiver.  Any determination whether to waive any condition to the Merger or to re-solicit stockholder approval or amending or supplementing this joint proxy statement/prospectus as a result of a waiver will be made by Camber or Viking at the time of such waiver based on the facts and circumstances as they exist at that time.

The Merger Agreement subjects Camber and Viking to restrictions on their respective business activities prior to the effective time of the Merger.

The Merger Agreement restricts Camber and Viking from entering into certain corporate transactions and taking other specified actions without the consent of the other party, and generally requires each party to continue its operations in the ordinary course, until completion of the Merger.  These restrictions could be in place for an extended period of time if completion of the Merger is delayed and could prevent Camber and Viking from pursuing attractive business opportunities that may arise prior to the completion of the Merger.  For a description of the restrictive covenants to which Camber and Viking are subject, see the section entitled “The Merger Agreement - Covenants and Agreements.”

Camber and Viking will incur significant costs in connection with the Merger, which may be in excess of those anticipated by Camber or Viking.

Each of Camber and Viking has incurred and expect to continue to incur a number of non-recurring costs associated with negotiating and completing the Merger and combining the operations of the two companies.  These expenses have been, and will continue to be, substantial.  The substantial majority of non-recurring expenses will consist of transaction costs related to the Merger and include, among others, employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs, filing fees and debt restructuring costs.  Many of these costs will be borne by Camber or Viking even if the Merger is not completed.

Camber and Viking will also incur transaction costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs.  Camber and Viking will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the Merger and the integration of the two companies’ businesses.  Although Camber and Viking each expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow the combined business to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.  For additional information, see the risk factor entitled “- The failure to integrate the businesses and operations of Camber and Viking successfully in the expected time frame may adversely affect the combined business’ future results” below.

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The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition, cash flows and operating results of the combined business following the completion of the Merger.

If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Viking Stockholders may be required to pay substantial U.S. federal income taxes.

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the obligation of Viking to complete the Merger that Viking receives a legal opinion or an independent public or certified accountant to that effect.  This opinion may be based on representations contained in certificates of officers of Viking and Camber and on customary assumptions.  This opinion will not be binding on the Internal Revenue Service (which we refer to as the “IRS”) and neither Camber nor Viking has requested or intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger.  As a result, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the conclusions reflected in the opinion.  In addition, if any of the representations, warranties, covenants, or assumptions upon which the opinion is based are inconsistent with the actual facts, or if any condition contained in the Merger Agreement and affecting this opinion is breached or is waived by any party, the U.S. federal income tax consequences of the Merger could be adversely affected.  If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of Viking Common Stock would generally recognize capital gain or loss on the exchange of its Viking Common Stock for Camber Common Stock pursuant to the Merger.  See “Material U.S. Federal Income Tax Consequences of the Merger.”

Lawsuits relating to the Merger may be filed against Viking and its directors or against Camber and its directors in the future.  An adverse ruling in any such lawsuit could result in an injunction preventing the completion of the Merger and/or substantial costs to Camber and Viking.

Securities and fiduciary lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the Merger Agreement.  Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources.  An adverse judgment could result in monetary damages, which could have a negative impact on Camber’s and Viking’s respective liquidity and financial condition.

As discussed in greater detail under the section entitled “Information About Camber – Camber Legal Proceedings”, Camber and its directors and officers are currently involved in shareholder-related securities litigation in the U.S. District Court for the Southern District of Texas, Houston Division.

One of the conditions to the closing of the Merger is that no order, injunction or decree by any court or governmental entity having jurisdiction over Camber or Viking has been issued and continues to be in effect, and no law, order or injunction has been adopted, in either case, that prohibits or makes illegal the closing of the Merger.  Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, that injunction may delay or prevent the Merger from being completed within the expected timeframe or at all, which may adversely affect Camber’s and Viking’s respective businesses, financial condition, cash flows and results of operations.  In addition, either Camber or Viking may terminate the Merger Agreement if any court or governmental entity having jurisdiction over any party has issued any order, decree,  injunction or decree or other legal restraint or prohibition permanently enjoining or preventing the closing of the Merger that has become final and nonappealable, so long as the issuance of such order, decree,  injunction or decree or other legal restraint, as applicable,  shall not be principally due to the terminating party’s failure to perform or observe the obligations, covenants and agreements of the Merger Agreement.

There can be no assurance that any of the defendants would be successful in the outcome of any potential future lawsuits.  The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect Camber’s or Viking’s business, financial condition, cash flows and results of operations.

Camber Stockholders will not be entitled to appraisal rights in the Merger.

Appraisal rights are statutory rights that enable stockholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the applicable transaction.  Under Nevada law, Camber Stockholders do not have appraisal rights in connection with the Merger, as more fully described in “Appraisal Rights.”

James Doris, Chief Executive Officer of both Viking and Camber, holds preferred stock which currently affords him enough stockholder votes to control Viking and approve the Merger on behalf of Viking’s stockholders, and will provide him significant voting control over the combined company.

James Doris, who serves as Chief Executive Officer and director for both Viking and Camber, holds 28,092 shares of Viking Series C Preferred Stock, with each share of Viking Series C Preferred Stock entitling the holder thereof to 37,500 votes per share on all matters submitted to the vote of Viking’s security holders.  By virtue of such Viking Series C Preferred Stock ownership, Mr. Doris is able to control the election of the members of the Viking Board and to generally exercise control over the affairs of Viking, including approving the Merger.

Although such Viking Series C Preferred Stock will be exchanged for New Camber Series A Preferred Stock as a result of the Merger, such New Camber Series A Preferred Stock will be convertible into a certain number of shares of Camber Common Stock and only able to vote in limited circumstances.  As a result, it is currently anticipated that Mr. Doris (or his assigns) will control less than 1% of the combined company’s voting shares following the Merger, which number may be decreased by dilution to Viking Stockholders and the voting rights of the Viking Series C Preferred Stock as a result of the sale of equity prior to closing and other issuances of Viking Common Stock which may occur prior to closing of the Merger.  As such, Mr. Doris will have significant control over the combined company following the closing of the Merger, and the interests of Mr. Doris may differ from those of the combined company stockholders.  There can be no assurance that conflicts of interest will not arise with respect to Mr. Doris’s ownership of New Camber Series A Preferred Stock, or that such conflicts will be resolved in a manner favorable to the combined company stockholders.

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Risks Relating to the Combined Business Following Completion of the Merger

The market price of Camber Common Stock will continue to fluctuate after the Merger.

Upon completion of the Merger, Viking Stockholders who receive Merger Consideration will become holders of shares of Camber Common Stock and/or Camber Preferred Stock convertible into Camber Common Stock.  The market price of Camber Common Stock may fluctuate significantly following completion of the Merger and holders of Camber Common Stock could lose some or all of the value of their investment.  In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, the Camber Common Stock, regardless of Camber’s actual operating performance.

The market price of Camber Common Stock after the completion of the Merger may be affected by factors different from those that historically have affected or currently affect Camber Common Stock and Viking Common Stock.

Upon completion of the Merger, Viking Stockholders who receive Merger Consideration will become holders of Camber Common Stock and/or Camber Preferred Stock convertible into Camber Common Stock.  Camber’s financial position after completion of the Merger may differ from  its financial position before the completion of the Merger, and the results of operations and/or cash flows of Camber after the completion of the Merger may be affected by factors different from those currently affecting the financial position or results of operations and/or cash flows of Camber and Viking, respectively.  Accordingly, the market price and performance of Camber Common Stock after completion of the Merger likely will be different from the performance of Camber Common Stock or Viking Common Stock in the absence of the Merger.  In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Camber Common Stock, regardless of Camber’s actual operating performance.  For a discussion of the businesses of Camber and Viking and of some important factors to consider in connection with those businesses, see the section entitled “Information About the Companies” and for more information see the section entitled “Where You Can Find More Information”.

The failure to integrate the businesses and operations of Camber and Viking successfully in the expected time frame may adversely affect the combined business’ future results.

Camber and Viking have operated and, until the completion of the Merger, will continue to operate independently.  Following the completion of the Merger, their respective businesses may not be integrated successfully.  It is possible that the integration process could result in the loss of key Camber employees or key Viking employees, the loss of customers, service providers, vendors or other business counterparties, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, potential unknown liabilities and unforeseen expenses, delays, or regulatory conditions associated with and following completion of the Merger or higher-than-expected integration costs and an overall post-completion integration process that takes longer than originally anticipated.  Specifically, the following challenges, among others, must be addressed in integrating the operations of Camber and Viking in order to realize the anticipated benefits of the Merger:

·	combining the companies’ operations and corporate functions and the resulting difficulties associated with managing a larger, more complex, diversified business;

·	combining the businesses of Camber and Viking in a manner that permits the combined business to achieve the cost savings and operating synergies anticipated to result from the Merger;

·	avoiding delays in connection with the Merger or the integration process;

·	integrating personnel from the two companies and minimizing the loss of key employees;

·	identifying and eliminating redundant functions and assets;

·	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

·	maintaining existing agreements with customers, service providers, vendors and other business counterparties and avoiding delays in entering into new agreements with prospective customers, service providers, vendors and other business counterparties;

·	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

·	consolidating the companies’ operating, administrative and information technology infrastructure and financial systems; and

·	establishing the combined business’ headquarters in Houston, Texas.

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In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the Merger and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing operations and the operations of the combined business.

Furthermore, the Camber Board and executive leadership of Camber after the Merger may consist of former directors from each of Camber and Viking and former executive officers from each of Camber and Viking, respectively.  Combining the boards of directors and management teams of each company into a single board and a single management team could require the reconciliation of differing priorities and philosophies.

The Merger may result in a loss of customers, distributors, service providers, suppliers, vendors, joint venture participants and other business counterparties and may result in the termination of existing contracts.

Following the Merger, some of the customers, distributors, service providers, suppliers, vendors, joint venture participants and other business counterparties of Camber or Viking may terminate or scale back their current or prospective business relationships with the combined business.  In addition, Camber and Viking have contracts with customers, distributors, service providers, suppliers, vendors, joint venture participants and other business counterparties that may require Camber or Viking to obtain consents from these other parties in connection with the Merger, which may not be obtained on favorable terms or at all.  If relationships with customers, distributors, service providers, suppliers, vendors, joint venture participants and other business counterparties are adversely affected by the Merger, or if the combined business, following the Merger, loses the benefits of the contracts of Camber or Viking, the business, financial condition, cash flows and results of operations of the combined business could be materially and adversely affected.

The combined business may fail to realize all of the anticipated benefits of the Merger.

The success of the Merger will depend, in part, on Camber’s ability to realize the anticipated benefits and cost savings from combining Camber’s and Viking’s businesses and operational synergies.  The anticipated benefits and cost savings of the Merger may not be realized fully or at all, may take longer to realize than expected, may not be realized or could have other adverse effects that Camber does not currently foresee.  Some of the assumptions that Camber and Viking have made, such as the achievement of the anticipated benefits related to the geographic, commodity and asset diversification and the expected size, scale, inventory and financial strength of the combined business, may not be realized.  The integration process may, for each of Camber and Viking, result in the loss of key employees, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies.  In addition, there could be potential unknown liabilities and unforeseen expenses associated with the Merger that could adversely impact the combined business.

The indebtedness of the combined business may limit its financial flexibility.

As of April 20, 2023, Camber had approximately $46.8 million of outstanding indebtedness, consisting of four separate promissory notes bearing interest at 3.25% per annum, all with a maturity date of January 2027. As of April 20, 2023, Viking had approximately $2.6 million of outstanding indebtedness, consisting of (i) two promissory notes totaling $2.44 million bearing interest at 6.0% with a maturity date of July 2025, and (ii) a loan of $0.16 million from the U.S. Small Business Administration bearing interest at 3.75% and maturing in 2050.  Camber and Viking are reviewing the treatment of Camber’s existing indebtedness and Viking’s existing indebtedness and Camber and/or Viking may seek to repay, refinance, repurchase, redeem, exchange or otherwise terminate Camber’s existing indebtedness and/or Viking’s existing indebtedness prior to, in connection with or following the completion of the Merger.  If Camber and Viking do seek to refinance Camber’s existing indebtedness and/or Viking’s existing indebtedness, there can be no guarantee that Camber and/or Viking would be able to execute the refinancing on favorable terms or at all.  The pro forma outstanding indebtedness of the combined business as of April 20, 2023, assuming completion of the Merger had occurred on such date, is approximately $49.4 million. Any increase in the indebtedness of the combined business could have adverse effects on its financial condition, cash flows and results of operations, including by:

·	imposing additional cash requirements on the combined business in order to support interest payments, which would reduce the amount available to fund its operations and other business activities;

·	increasing the risk of default on debt obligations of the combined business;

·	increasing the vulnerability of the combined business to adverse changes in general economic and industry conditions, economic downturns and adverse developments in its business;

·	limiting the ability of the combined business to sell assets, engage in strategic transactions or obtain additional financing for working capital, capital expenditures, general corporate and other purposes;

·	limiting the flexibility of the combined business in planning for or reacting to changes in its business and the industry in which it operates; and

·	increasing the exposure of the combined business to a rise in interest rates, which would generate greater interest expense to the extent the combined business does not have applicable interest rate fluctuation hedges.

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In connection with any debt refinancing related to the Merger, it is anticipated that Camber and Viking would seek ratings of the indebtedness of the combined business from one or more nationally recognized credit rating agencies.  Such credit ratings would reflect each rating organization’s opinion of the combined business’ financial strength, operating performance and ability to meet its debt obligations.  Such credit ratings will affect the cost and availability of future borrowings and, accordingly, its cost of capital.  There can be no assurance that the combined business will achieve a particular rating or maintain a particular rating in the future.

Declaration, payment and amounts of dividends, if any, distributed to Camber Stockholders will be uncertain.

Camber currently anticipates that it will retain all future earnings, if any, to finance the growth and development of its business. Camber does not intend to pay cash dividends in the foreseeable future. Any payment of cash dividends will depend upon Camber’s financial condition, capital requirements, earnings and other factors deemed relevant by the Camber Board. As a result, only appreciation of Camber Common Stock, which may not occur, will provide a return to the Camber Stockholders.

Additionally, the Camber Board may determine not to declare dividends in the future or may reduce the amount of dividends paid in the future.  Decisions on whether, when and in which amounts to declare and pay any future dividends will remain in the discretion of the full Camber Board (as reconstituted following the Merger).  Any dividend payment amounts will be determined by the Camber Board on a quarterly basis, and it is possible that the Camber Board may increase or decrease the amount of dividends paid in the future, or determine not to declare dividends in the future, at any time and for any reason.  Camber and Viking expect that any such decisions will depend on Camber’s financial condition, results of operations, cash balances, cash requirements, future prospects, the outlook for commodity prices and other considerations that the Camber Board deems relevant, including, but not limited to:

·	whether Camber has enough cash to pay such dividends due to its cash requirements, capital spending plans, cash flows or financial position;

·	Camber’s desire to maintain or improve the credit ratings on its debt; and

·	applicable restrictions under Nevada law.

Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared.  For additional information, see the section entitled “The Merger - Dividend Policy.”

The number of shares of Camber Common Stock issuable in consideration for premiums, interest and dividends through maturity on the Camber Series C Preferred Stock continue to be adjustable after the conversion of such securities.

Pursuant to the terms of the Camber Series C Preferred Stock, the conversion rate of such securities in connection with the premiums and dividends due on such securities through maturity (7 years, regardless of when converted), continues to be adjustable after the issuance of such securities. Specifically, such securities remain adjustable, based on a discount to the lowest daily volume weighted average price during a measuring period for a period of 30 or 60 days (depending on whether or not a triggering event has occurred, and potentially longer if certain equity conditions are not satisfied) after the applicable number of shares stated in the initial conversion notice have actually been received into the holder’s designated brokerage account in electronic form and fully cleared for trading (subject to certain extensions described in the applicable securities). Because the holders of the Camber Series C Preferred Stock are limited to holding not more than 9.99% of Camber Common Stock upon exercise/conversion of any security, they may not receive all of the shares due upon any conversion, until it has sold shares and been issued additional shares and as such, the beginning date for the applicable 30 or 60 day period after conversion is impossible to determine and may be a significant additional number of days after the initial conversion.

In the event of a decrease in the Camber Common Stock price during the applicable measuring periods, the conversion rate of the premiums and dividends due on such applicable securities will adjust downward and holders of Camber Series C Preferred Stock would be due additional shares of Camber Common Stock for their conversions, which issuances may cause further significant dilution to existing stockholders and the sale of such shares may cause the value of Camber Common Stock to decline in value. Furthermore, it is likely that the sale by holders of the shares of Camber Common Stock received in connection with any conversion, during the applicable measuring period, will cause the value of Camber Common Stock to decline in value and the conversion rate to decrease and will result in holder being due additional shares of Camber Common Stock during the measuring period, which will trigger additional decreases in the value of Camber Common Stock upon further public sales. If this were to occur, holder would be entitled to receive an increasing number of shares, upon conversion of the remaining securities, which could then be sold, triggering further price declines and conversions for even larger numbers of shares, which would cause additional dilution to existing Camber Stockholders and would likely cause the value of Camber Common Stock to decline.

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The combined business may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined business in the future.

In accordance with ASC Topic 805, Business Combinations, the Merger will be accounted for as an acquisition by Camber pursuant to the acquisition method of accounting for business combinations.  Under the acquisition method of accounting, Camber will record the net tangible and identifiable intangible assets and liabilities of Viking and its subsidiaries as of the consummation of the Merger, at their respective fair values.  The reported financial condition and results of operations of Camber for periods after consummation of the Merger will reflect Viking balances and results after consummation of the Merger but will not be restated retroactively to reflect the historical financial position or results of operations of Viking and its subsidiaries for periods prior to the Merger.  For additional information, see the section entitled “Summary Unaudited Pro Forma Combined Financial Data.”

Under the acquisition method of accounting, the total purchase price will be allocated to Viking’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the Merger, with any excess purchase price allocated to goodwill.  To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, the combined business may be required to recognize material non-cash charges relating to such impairment.  The combined business’ operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

Camber’s ability to utilize Viking’s historic net operating loss carryforwards may be limited.

As of December 31, 2022, Viking had U.S. federal net operating loss carryforwards (which we refer to as “NOLs”) of approximately $48 million, $7 million of which is subject to expiration in years 2032 through 2037 and $41 million of which is not subject to expiration. Additionally, through its subsidiary Simson-Maxwell Ltd. (“Simson-Maxwell”), Viking has estimated foreign loss carryforwards of approximately $6,300,000 as of December 31, 2022, which is subject to expiration in years 2038 through 2042. Camber’s ability to utilize these NOLs and other tax attributes to reduce future taxable income following the closing of the Merger depends on many factors, including its future income, which cannot be assured. Section 382 of the Code (which we refer to as “Section 382”) generally imposes an annual limitation on the amount of NOLs that may be used to offset taxable income when a corporation has undergone an “ownership change” (as determined under Section 382). An ownership change generally occurs if one or more stockholders (or groups of stockholders) who are each deemed to own at least 5% of such corporation’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. In the event that an ownership change occurs, utilization of Viking’s NOLs would be subject to an annual limitation under Section 382, generally determined by multiplying (1) the fair market value of its stock at the time of the ownership change by (2) the long-term tax exempt rate published by the IRS for the month in which the ownership change occurs, subject to certain adjustments. Any unused annual limitation may be carried over to later years.

It is presently anticipated that Viking would undergo an ownership change under Section 382 as a result of the Merger, which would trigger a limitation (calculated as described above) on Camber’s ability to utilize Viking’s historic NOLs and could cause some of those NOLs to expire unutilized.

Shares of Camber Common Stock received by Viking Stockholders as a result of the Merger will have different rights from shares of Viking Common Stock.

Upon completion of the Merger, Viking Stockholders will no longer be stockholders of Viking, and Viking Stockholders who receive Merger Consideration will become holders of Camber Common Stock.  There will be important differences between the current rights of Viking Stockholders and the rights to which such stockholders will be entitled as Camber Stockholders.  For a discussion of the different rights associated with shares of Camber Common Stock, see the section entitled “Comparison of Stockholders’ Rights.”

The market price of Camber Common Stock may decline in the future as a result of the sale of shares of Camber Common Stock held by former Viking Stockholders or current Camber Stockholders.

Based on the number of shares of Viking Common Stock outstanding as of April 20, 2023, Camber expects to issue up to approximately 44.8 million shares of Camber Common Stock in connection with the Merger.  Following their receipt of shares of Camber Common Stock as Merger Consideration in the Merger, former Viking Stockholders may seek to sell the shares of Camber Common Stock delivered to them, and the Merger Agreement contains no restriction on the ability of former Viking Stockholders to sell such shares of Camber Common Stock following completion of the Merger.  Other Camber Stockholders may also seek to sell shares of Camber Common Stock held by them following completion of the Merger.  These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of Camber Common Stock, may affect the market for, and the market price of, Camber Common Stock in an adverse manner.

The combined company may be required to re-meet the initial listing standards of the NYSE American in order to close the Merger.

The Merger Agreement provides that in the event the NYSE American determines that the Merger constitutes, or will constitute, a “back-door listing”/“reverse merger” the combined business (and its common stock) is required to qualify for initial listing on the NYSE American, pursuant to the applicable guidance and requirements of the NYSE American as of the date of closing of the Merger. The NYSE American initial listing standards include more stringent requirements than the NYSE American continued listing standards. Additionally, the combined company may not be able to meet the initial listing standards either.

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Risks Relating to Camber’s Business.

In addition to the risk factors described above relating to the combined business following completion of the Merger, you should read and consider risk factors specific to Camber’s businesses that will also affect the combined business after the completion of the Merger.  These risks are described below.  For more information, see the section entitled “Where You Can Find More Information.”

General Risks Related to Camber’s Business

Lineal owes Camber a substantial amount of money which may not be timely repaid, if at all.

Pursuant to a December 31, 2019 Redemption Agreement entered into between Camber and the prior owners of Lineal Star Holdings, LLC (“Lineal”), Camber entered into a new unsecured promissory note in the amount of $1,539,719 with Lineal, evidencing the outstanding amount of a prior July 2019 promissory note, together with additional amounts loaned by Camber to Lineal through December 31, 2019 (the “December 2019 Lineal Note”); and loaned Lineal an additional $800,000, which was evidenced by an unsecured promissory note in the amount of $800,000, entered into by Lineal in favor of Camber on December 31, 2019 (“Lineal Note No. 2”). The December 2019 Lineal Note and Lineal Note No. 2, accrue interest, payable quarterly in arrears, beginning on March 31, 2020 and continuing until December 31, 2021, when all interest and principal is due, at 8% and 10% per annum (18% upon the occurrence of an event of default), respectively. The December 2019 Lineal Note and Lineal Note No. 2 are unsecured. Due to the impact of COVID-19 on its operations, Lineal notified Camber that it currently has insufficient liquidity to make scheduled interest payments due under the notes. As of December 31, 2022, Lineal is in arrears for interest due since July 1, 2020. As of December 31, 2022, Camber has fully reserved the note receivable and all accrued, but unpaid interest in its allowance for bad debts.

Public health crises such as the COVID-19 pandemic have had, and may continue to have, adverse impacts on Camber’s business, financial condition, results of operations, and liquidity.

The economic effects from the COVID-19 pandemic on Camber’s business were and may again be significant. Although there has been a recovery since the onset of the pandemic in March 2020, there continues to be uncertainty and unpredictability about the lingering impacts to the worldwide economy that could negatively affect Camber’s business, financial condition, results of operations, and liquidity in future periods. The extent to which the pandemic and its effects may adversely impact Camber’s future business, financial, and operating results, and for what duration and magnitude, depends on factors that are continuing to evolve, are difficult to predict and, in many instances, are beyond Camber’s control. The ultimate outcome of these and other factors may result in many adverse consequences including, but not limited to, reduced availability of critical staff, disruption or delays to supply chains for critical equipment or feedstock, inflation, increased interest rates, reduced economic activity that negatively impacts demand for Camber’s products, and increased administrative, compliance, and operational costs. In addition, future public health crises could also result in significant economic disruption and other effects that adversely impact Camber’s business, financial condition, results of operations, and liquidity in future periods in ways similar to the COVID-19 pandemic. The adverse impacts of the COVID-19 pandemic had, and may continue to have, the effect of precipitating or heightening many of the other risks described in this section.

Camber may have difficulty managing growth in its business, which could have a material adverse effect on its business, financial condition and results of operations and its ability to execute its business plan in a timely fashion.

Because of Camber’s small size, growth in accordance with Camber’s business plans, if achieved, will place a significant strain on Camber’s financial, technical, operational and management resources. If Camber expands its activities, developments and production, and increases in the number of projects it is evaluating or in which it participates, there will be additional demands on Camber’s financial, technical and management resources. The failure to continue to upgrade Camber’s technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the inability to recruit and retain experienced managers, geoscientists, petroleum engineers, landmen, engineers and employees could have a material adverse effect on Camber’s business, financial condition and results of operations and Camber’s ability to execute Camber’s business plan in a timely fashion.

Camber depends significantly upon the continued involvement of its present management.

Camber depends to a significant degree upon the involvement of its management, specifically, its Chief Executive Officer, James A. Doris, and its Chief Financial Officer, Frank Barker, who were appointed on December 23, 2020 concurrent with Camber’s acquisition of 51% of the issued Viking Common Stock. Mr. Doris is in charge of Camber’s strategic planning and operations. Camber’s performance and success are dependent to a large extent on the efforts and continued employment of Mr. Doris and Mr. Barker. Camber does not believe that Mr. Doris or Mr. Barker could be quickly replaced with personnel of equal experience and capabilities, and their successor(s) may not be as effective. If Mr. Doris, Mr. Barker, or any of Camber’s other key personnel resign or become unable to continue in their present roles and if they are not adequately replaced, Camber’s business operations could be adversely affected.

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Camber also has an active board of directors that meets several times throughout the year and is intimately involved in its business and the determination of its operational strategies. Members of the Camber Board work closely with management to identify potential prospects, acquisitions and areas for further development. If any of Camber’s directors resign or become unable to continue in their present role, it may be difficult to find replacements with the same knowledge and experience and as a result, Camber’s operations may be adversely affected.

Future increases in Camber’s tax obligations; either due to increases in taxes on energy products, energy service companies and exploration activities or reductions in currently available federal income tax deductions with respect to oil and natural gas exploration and development, may adversely affect its results of operations and increase its operating expenses.

Federal, state and local governments have jurisdiction in areas where Camber operates and impose taxes on the oil and natural gas products Camber sells. There are constant discussions by federal, state and local officials concerning a variety of energy tax proposals, some of which, if passed, would add or increase taxes on energy products, service companies and exploration activities. The passage of any legislation or any other changes in U.S. federal income tax laws could impact or increase the taxes that Camber is required to pay and consequently adversely affect its results of operations and/or increase its operating expenses.

Because of the inherent dangers involved in oil and gas exploration, there is a risk that Camber may incur liability or damages for its conduct or its business operations, which could force it to expend a substantial amount of money in connection with litigation and/or a settlement.

The oil and natural gas business involve a variety of operating hazards and risks such as well blowouts, pipe failures, casing collapse, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, spills, pollution, releases of toxic gas and other environmental hazards and risks. These hazards and risks could result in substantial losses to Camber from, among other things, injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations. In addition, Camber may be liable for environmental damages caused by previous owners of property purchased and leased by Camber in the future. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for the purchase of properties and/or property interests, exploration, development or acquisitions or result in the loss of Camber’s properties and/or force Camber to expend substantial monies in connection with litigation or settlements. As such, Camber’s current insurance or the insurance that it may obtain in the future may not be adequate to cover any losses or liabilities. Camber cannot predict the availability of insurance or the availability of insurance at premium levels that justify its purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect Camber’s financial condition and operations. Camber may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event not fully covered by insurance could have a material adverse effect on Camber’s financial condition and results of operations, which could lead to any investment in Camber declining in value or becoming worthless.

Camber incurs certain costs to comply with government regulations, particularly regulations relating to environmental protection and safety, and could incur even greater costs in the future.

Camber’s operations are regulated extensively at the federal, state and local levels and are subject to interruption or termination by governmental and regulatory authorities based on environmental or other considerations. Moreover, Camber has incurred and will continue to incur costs in its efforts to comply with the requirements of environmental, safety and other regulations. Further, the regulatory environment in the oil and natural gas industry could change in ways that Camber cannot predict and that might substantially increase its costs of compliance and, in turn, materially and adversely affect its business, results of operations and financial condition.

Specifically, as an owner or lessee and operator of crude oil and natural gas properties, Camber is subject to various federal, state, local and foreign regulations relating to the discharge of materials into, and the protection of, the environment. These regulations may, among other things, impose liability on Camber for the cost of pollution cleanup resulting from operations, subject Camber to liability for pollution damages and require suspension or cessation of operations in affected areas. Moreover, Camber is subject to the United States Environmental Protection Agency (the “EPA”) rule requiring annual reporting of greenhouse gas emissions. Changes in, or additions to, these regulations could lead to increased operating and compliance costs and, in turn, materially and adversely affect Camber’s business, results of operations and financial condition.

Camber is aware of the increasing focus of local, state, national and international regulatory bodies on greenhouse gas emissions and climate change issues. In addition to the EPA’s rule requiring annual reporting of greenhouse gas emissions, Camber is also aware of legislation proposed by United States lawmakers to reduce greenhouse gas emissions.

Additionally, there have been various proposals to regulate hydraulic fracturing at the federal level, including possible regulations limiting the ability to dispose of produced waters. Currently, the regulation of hydraulic fracturing is primarily conducted at the state level through permitting and other compliance requirements. Any new federal regulations that may be imposed on hydraulic fracturing could result in additional permitting and disclosure requirements (such as the reporting and public disclosure of the chemical additives used in the fracturing process) and in additional operating restrictions. In addition to the possible federal regulation of hydraulic fracturing, some states and local governments have considered imposing various conditions and restrictions on drilling and completion operations, including requirements regarding casing and cementing of wells, testing of nearby water wells, restrictions on the access to and usage of water and restrictions on the type of chemical additives that may be used in hydraulic fracturing operations. Such federal and state permitting and disclosure requirements and operating restrictions and conditions could lead to operational delays and increased operating and compliance costs and, moreover, could delay or effectively prevent the development of crude oil and natural gas from formations which would not be economically viable without the use of hydraulic fracturing.

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Camber will continue to monitor and assess any new policies, legislation, regulations and treaties in the areas where it operates to determine the impact on its operations and take appropriate actions, where necessary. Camber is unable to predict the timing, scope and effect of any currently proposed or future laws, regulations or treaties, but the direct and indirect costs of such laws, regulations and treaties (if enacted) could materially and adversely affect its business, results of operations and financial condition.

Possible regulation related to global warming and climate change could have an adverse effect on Camber’s operations and demand for oil and gas.

Studies over recent years have indicated that emissions of certain gases may be contributing to warming of the Earth’s atmosphere. In response to these studies, governments have begun adopting domestic and international climate change regulations that require reporting and reductions of the emission of greenhouse gases. Methane, a primary component of natural gas, and carbon dioxide, a by-product of the burning of oil, natural gas and refined petroleum products, are considered greenhouse gases. In the United States, at the state level, many states, either individually or through multi-state regional initiatives, have begun implementing legal measures to reduce emissions of greenhouse gases, primarily through the planned development of emission inventories or regional greenhouse gas cap and trade programs or have begun considering adopting greenhouse gas regulatory programs. At the federal level, Congress has considered legislation that could establish a cap-and-trade system for restricting greenhouse gas emissions in the United States. The ultimate outcome of this federal legislative initiative remains uncertain. In addition to pending climate legislation, the EPA has issued greenhouse gas monitoring and reporting regulations. Beyond measuring and reporting, the EPA issued an “Endangerment Finding” under section 202(a) of the Clean Air Act, concluding that greenhouse gas pollution threatens the public health and welfare of current and future generations. The finding served as a first step to issuing regulations that require permits for and reductions in greenhouse gas emissions for certain facilities. Moreover, the EPA has begun regulating greenhouse gas emission from certain facilities pursuant to the Prevention of Significant Deterioration and Title V provisions of the Clean Air Act. In the courts, several decisions have been issued that may increase the risk of claims being filed by government entities and private parties against companies that have significant greenhouse gas emissions. Such cases may seek to challenge air emissions permits that greenhouse gas emitters apply for and seek to force emitters to reduce their emissions or seek damages for alleged climate change impacts to the environment, people, and property. Any existing or future laws or regulations that restrict or reduce emissions of greenhouse gases could require Camber to incur increased operating and compliance costs. In addition, such laws and regulations may adversely affect demand for the fossil fuels Camber produce, including by increasing the cost of combusting fossil fuels and by creating incentives for the use of alternative fuels and energy.

Camber’s officers and directors have limited liability, and Camber is required in certain instances to indemnify its officers and directors for breaches of their fiduciary duties.

Camber has adopted provisions in the Camber Articles of Incorporation and Camber Bylaws which limit the liability of its officers and directors and provide for indemnification by Camber of its officers and directors to the full extent permitted by Nevada corporate law. The Camber Articles of Incorporation generally provide that Camber’s officers and directors shall have no personal liability to Camber or Camber Stockholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit Camber Stockholders’ ability to hold officers and directors liable for breaches of fiduciary duty, and may require Camber to indemnify its officers and directors.

Camber currently has outstanding indebtedness and it may incur additional indebtedness which could reduce its financial flexibility, increase interest expense and adversely impact its operations in the future.

Camber currently has outstanding indebtedness and, in the future, may incur significant amounts of additional indebtedness in order to make acquisitions or to develop properties. Camber’s level of indebtedness could affect its operations in several ways, including the following:

·	a significant portion of its cash flows could be used to service its indebtedness;
·	a high level of debt would increase its vulnerability to general adverse economic and industry conditions;
·	any covenants contained in the agreements governing its outstanding indebtedness could limit its ability to borrow additional funds;
·	dispose of assets, pay dividends and make certain investments;
·	a high level of debt may place it at a competitive disadvantage compared to its competitors that are less leveraged and, therefore, they may be able to take advantage of opportunities that Camber’s indebtedness may prevent it from pursuing; and
·	debt covenants to which it may agree may affect its flexibility in planning for, and reacting to, changes in the economy and in its industry.

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A high level of indebtedness increases the risk that Camber may default on its debt obligations. Camber may not be able to generate sufficient cash flows to pay the principal or interest on its debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. If Camber does not have sufficient funds and is otherwise unable to arrange financing, it may have to sell significant assets or have a portion of its assets foreclosed upon which could have a material adverse effect on its business, financial condition and results of operations.

Camber may experience adverse impacts on its reported results of operations as a result of adopting new accounting standards or interpretations.

Camber’s implementation of and compliance with changes in accounting rules, including new accounting rules and interpretations, could adversely affect its reported financial position or operating results or cause unanticipated fluctuations in its reported operating results in future periods.

Camber has identified material weaknesses in its disclosure controls and procedures and internal control over financial reporting. If not remediated, Camber’s failure to establish and maintain effective disclosure controls and procedures and internal control over financial reporting could result in material misstatements in its financial statements and a failure to meet its reporting and financial obligations, each of which could have a material adverse effect on its financial condition and the trading price of its common stock.

Maintaining effective internal control over financial reporting and effective disclosure controls and procedures are necessary for Camber to produce reliable financial statements. As reported in Camber’s Annual Report on Form 10-K for the year ended December 31, 2022, as of December 31, 2022, Camber’s CEO and CFO have determined that its disclosure controls and procedures were not effective, and such disclosure controls and procedures have not been deemed effective since approximately September 30, 2017. Separately, management assessed the effectiveness of Camber’s internal control over financial reporting as of December 31, 2022 and determined that such internal control over financial reporting was not effective as a result of such assessment.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Camber’s annual or interim financial statements will not be prevented or detected on a timely basis. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

Maintaining effective disclosure controls and procedures and effective internal control over financial reporting are necessary for Camber to produce reliable financial statements and Camber is committed to remediating its material weaknesses in such controls as promptly as possible. However, there can be no assurance as to when these material weaknesses will be remediated or that additional material weaknesses will not arise in the future. Any failure to remediate the material weaknesses, or the development of new material weaknesses in Camber’s internal control over financial reporting, could result in material misstatements in its financial statements and cause it to fail to meet its reporting and financial obligations, which in turn could have a material adverse effect on its financial condition and the trading price of its common stock, and/or result in litigation against it or its management. In addition, even if Camber is successful in strengthening its controls and procedures, those controls and procedures may not be adequate to prevent or identify irregularities or facilitate the fair presentation of its financial statements or its periodic reports filed with the SEC.

Risks Relating to Camber’s Oil and Gas Operations and Industry

Camber is subject to production declines and loss of revenue due to shut-in wells.

The majority of Camber’s oil and gas production revenues come from a number of producing wells. In the event those wells are required to be shut-in (as they were for various periods in the past), Camber’s production and revenue could be adversely affected. Camber’s wells are shut-in from time-to-time for maintenance, workovers, upgrades and other matters outside of Camber’s control, including repairs, adverse weather (including hurricanes, flooding and tropical storms), inability to dispose of produced water or other regulatory and market conditions. Any significant period where Camber’s wells, and especially its top producing wells, are shut-in, would have a material adverse effect on its results of production, oil and gas revenues and net income or loss for the applicable period. However, notwithstanding the above, Camber’s management believes that Camber’s non-operated properties will be immaterial to the combined company following the Merger and following the Merger the combined company’s management will determine what course to take regarding such combined company assets, including Camber’s non-operated properties.

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Many of Camber’s leases are in areas that have been partially depleted or drained by offset wells.

Many of Camber’s leases are in areas that have been partially depleted or drained by offset drilling. Interference from offset drilling may inhibit its ability to find or recover commercial quantities of oil and/or may result in an acceleration in the decline in production of its wells, which may in turn have an adverse effect on its recovered barrels of oil and consequently its results of operations.

Crude oil and natural gas prices are highly volatile in general and low prices will negatively affect Camber’s financial results.

Camber’s oil and gas revenues, operating results, profitability, cash flow, future rate of growth and ability to borrow funds or obtain additional capital, as well as the carrying value of its oil and natural gas properties, are substantially dependent upon prevailing prices of crude oil and natural gas. Lower crude oil and natural gas prices also may reduce the amount of crude oil and natural gas that Camber can produce economically. Historically, the markets for crude oil and natural gas have been very volatile, and such markets are likely to continue to be volatile in the future. Prices for oil and natural gas fluctuate widely in response to a variety of factors beyond Camber’s control, such as:

·	overall U.S. and global economic conditions;
·	weather conditions and natural disasters;
·	seasonal variations in oil and natural gas prices
·	price and availability of alternative fuels;
·	technological advances affecting oil and natural gas production and consumption;
·	consumer demand;
·	domestic and foreign supply of oil and natural gas;
·	variations in levels of production;
·	regional price differentials and quality differentials of oil and natural gas; price and quantity of foreign imports of oil, NGLs, and natural gas;
·	global pandemics and epidemics, such as COVID-19;
·	the completion of large domestic or international exploration and production projects;
·	restrictions on exportation of oil and natural gas;
·	the availability of refining capacity;
·	the impact of energy conservation efforts;
·	political conditions in or affecting other oil producing and natural gas producing countries, including the current conflicts in the Middle East and conditions in South America and Russia; and
·	domestic and foreign governmental regulations, actions and taxes.

Further, oil and natural gas prices do not necessarily fluctuate in direct relation to each other. Camber’s revenue, profitability, and cash flow depend upon the prices of supply and demand for oil and natural gas, and a drop in prices can significantly affect its financial results and impede its growth. In particular, declines in commodity prices may:

·	negatively impact the value of its reserves, because declines in oil and natural gas prices would reduce the value and amount of oil and natural gas that Camber can produce economically;
·	reduce the amount of cash flow available for capital expenditures, repayment of indebtedness, and other corporate purposes; and
·	limit Camber’s ability to borrow money or raise additional capital.

Downturns and volatility in global economies and commodity and credit markets have materially adversely affected Camber’s business, results of operations and financial condition.

Camber’s results of operations are materially adversely affected by the conditions of the global economies and the credit, commodities and stock markets. Among other things, Camber has recently been adversely impacted, and anticipates to continue to be adversely impacted, due to a global reduction in consumer demand for oil and gas, and consumer lack of access to sufficient capital to continue to operate their businesses or to operate them at prior levels. In addition, a decline in consumer confidence or changing patterns in the availability and use of disposable income by consumers can negatively affect the demand for oil and gas and as a result Camber’s results of operations.

Camber faces intense competition in connection with its oil and gas operations.

Camber is in direct competition for properties with numerous oil and natural gas companies, drilling and income programs and partnerships exploring various areas of Texas and Oklahoma. Many competitors are large, well-known energy companies, although no single entity dominates the industry. Many of Camber’s competitors possess greater financial and personnel resources enabling them to identify and acquire more economically desirable energy producing properties and drilling prospects than Camber. Additionally, there is competition from other fuel choices to supply the energy needs of consumers and industry. Camber’s management believes that a viable marketplace exists for smaller producers of natural gas and crude oil.

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Camber’s oil and gas competitors may use superior technology and data resources that Camber may be unable to afford or that would require a costly investment by it in order to compete with them more effectively.

The oil and gas industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies and databases. As Camber’s competitors use or develop new technologies, Camber may be placed at a competitive disadvantage, and competitive pressures may force it to implement new technologies at a substantial cost. In addition, many of Camber’s competitors will have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before Camber can. Camber cannot be certain that it will be able to implement technologies on a timely basis or at a cost that is acceptable to it. One or more of the technologies that Camber will use or that it may implement in the future may become obsolete, and Camber may be adversely affected.

Restrictions on drilling activities intended to protect certain species of wildlife may adversely affect Camber’s ability to conduct drilling activities in some of the areas where it operates.

Oil and natural gas operations in Camber’s operating areas can be adversely affected by seasonal or permanent restrictions on drilling activities designed to protect various wildlife. Seasonal restrictions may limit Camber’s ability to operate in protected areas and can intensify competition for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages when drilling is allowed. These constraints and the resulting shortages or high costs could delay Camber’s operations and materially increase its operating and capital costs. Permanent restrictions imposed to protect endangered species could prohibit drilling in certain areas or require the implementation of expensive mitigation measures. Specifically, applicable laws protecting endangered species prohibit the harming of endangered or threatened species, provide for habitat protection, and impose stringent penalties for noncompliance. The designation of previously unprotected species as threatened or endangered in areas where Camber operates could cause it to incur increased costs arising from species protection measures or could result in limitations, delays, or prohibitions on its exploration and production activities that could have an adverse impact on its ability to develop and produce its reserves.

If Camber does not hedge its exposure to reductions in oil and natural gas prices, it may be subject to significant reductions in prices. Alternatively, Camber uses oil and natural gas price hedging contracts, which involve credit risk and may limit future revenues from price increases and result in significant fluctuations in its profitability.

In the event that Camber chooses not to hedge its exposure to reductions in oil and natural gas prices by purchasing futures and by using other hedging strategies, Camber may be subject to significant reduction in prices which could have a material negative impact on its profitability. Alternatively, Camber use hedging transactions with respect to a portion of its oil and natural gas production to achieve more predictable cash flow and to reduce its exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use also may limit future revenues from price increases. Hedging transactions also involve the risk that the counterparty may be unable to satisfy its obligations.

Declines in oil and, to a lesser extent, NGL and natural gas prices, have in the past, and will continue in the future to, adversely affect Camber’s business, financial condition and results of operations may adversely affect Camber’s ability to meet its capital expenditure obligations or targets and financial commitments.

The price Camber receives for oil and, to a lesser extent, natural gas and NGLs, heavily influences its revenue, profitability, cash flows, liquidity, access to capital, present value and quality of reserves, the nature and scale of its operations and future rate of growth. Oil, NGL and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. In recent years, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. Further, oil prices and natural gas prices do not necessarily fluctuate in direct relation to each other. In general, Camber’s financial results are more sensitive to movements in oil prices. The price of crude oil has experienced significant volatility over the last five years, with the price per barrel of West Texas Intermediate (“WTI”) crude rising from a low of $27 in February 2016 to a high of $76 in October 2018, then, in 2020, dropping below $20 per barrel due in part to reduced global demand stemming from the recent global COVID-19 outbreak. A prolonged period of low market prices for oil and natural gas, or further declines in the market prices for oil and natural gas, will likely result in capital expenditures being further curtailed and will adversely affect Camber’s business, financial condition and liquidity and its ability to meet obligations, targets or financial commitments and could ultimately lead to restructuring or filing for bankruptcy, which would have a material adverse effect on its stock price and indebtedness.

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Camber’s oil and gas operations are substantially dependent on the availability of water. Restrictions on Camber’s ability to obtain water may have an adverse effect on its financial condition, results of operations and cash flows.

Water is an essential component of deep shale oil and natural gas production during both the drilling and hydraulic fracturing, or fracking processes. Camber’s oil and gas operations and future operations could be adversely impacted if Camber is unable to locate sufficient amounts of water or dispose of or recycle water used in its exploration and production operations. Currently, the quantity of water required in certain completion operations, such as hydraulic fracturing, and changing regulations governing usage may lead to water constraints and supply concerns (particularly in some parts of the country). As a result, future availability of water from certain sources used in the past may be limited. Moreover, the imposition of new environmental initiatives and conditions could include restrictions on Camber’s ability to conduct certain operations such as hydraulic fracturing or disposal of waste, including, but not limited to, produced water, drilling fluids and other wastes associated with the exploration, development or production of oil and natural gas. The Clean Water Act (“CWA”) and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants, including produced waters and other oil and natural gas waste, into navigable waters or other regulated federal and state waters. Permits or other approvals must be obtained to discharge pollutants to regulated waters and to conduct construction activities in such waters and wetlands. Uncertainty regarding regulatory jurisdiction over wetlands and other regulated waters has, and will continue to, complicate and increase the cost of obtaining such permits or other approvals. The CWA and analogous state laws provide for civil, criminal and administrative penalties for any unauthorized discharges of pollutants and unauthorized discharges of reportable quantities of oil and other hazardous substances. Many state discharge regulations, and the Federal National Pollutant Discharge Elimination System General permits issued by the EPA, prohibit the discharge of produced water and sand, drilling fluids, drill cuttings and certain other substances related to the oil and natural gas industry into coastal waters. While generally exempt under federal programs, many state agencies have also adopted regulations requiring certain oil and natural gas exploration and production facilities to obtain permits for storm water discharges. There has been recent nationwide concern over earthquakes associated with Class II underground injection control wells, a predominant storage method for crude oil and gas wastewater. It is likely that new rules and regulations will be developed to address these concerns, possibly eliminating access to Class II wells in certain locations, and increasing the cost of disposal in others. Finally, EPA studies have previously focused on various stages of water use in hydraulic fracturing operations. It is possible that, in the future, the EPA will move to more strictly regulate the use of water in hydraulic fracturing operations. While Camber cannot predict the impact that these changes may have on its business at this time, they may be material to its business, financial condition, and operations. Compliance with environmental regulations and permit requirements governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing of wells or the disposal or recycling of water will increase Camber’s operating costs and may cause delays, interruptions or termination of Camber’s operations, the extent of which cannot be predicted. In addition, Camber’s inability to meet its water supply needs to conduct its completion operations may impact its business, and any such future laws and regulations could negatively affect its financial condition, results of operations and cash flows.

If Camber acquires crude oil and natural gas properties in the future, Camber’s failure to fully identify existing and potential problems, to accurately estimate reserves, production rates or costs, or to effectively integrate the acquired properties into its operations could materially and adversely affect its business, financial condition and results of operations.

From time to time, Camber seeks to acquire crude oil and natural gas properties. Although Camber performs reviews of properties to be acquired in a manner that Camber believes is duly diligent and consistent with industry practices, reviews of records and properties may not necessarily reveal existing or potential problems, and may not permit Camber to become sufficiently familiar with the properties in order to fully assess their deficiencies and potential. Even when problems with a property are identified, Camber may assume environmental and other risks and liabilities in connection with acquired properties pursuant to the acquisition agreements. Moreover, there are numerous uncertainties inherent in estimating quantities of crude oil and natural gas reserves (as discussed further below), actual future production rates and associated costs with respect to acquired properties. Actual reserves, production rates and costs may vary substantially from those assumed in Camber’s estimates. Camber may be unable to locate or make suitable acquisitions on acceptable terms and future acquisitions may not be effectively and profitably integrated. Acquisitions involve risks that could divert management resources and/or result in the possible loss of key employees and customers of the acquired operations. For the reasons above, among others, an acquisition may have a material and adverse effect on Camber’s business and results of operations, particularly during the periods in which the operations of the acquired properties are being integrated into Camber’s ongoing operations or if Camber is unable to effectively integrate the acquired properties into its ongoing operations.

If Camber makes any acquisitions or enters into any business combinations in the future, they may disrupt or have a negative impact on its business.

If Camber makes acquisitions or enters into any business combinations in the future, funding permitting, it could have difficulty integrating the acquired companies’ assets, personnel and operations with Camber’s. Additionally, acquisitions, mergers or business combinations Camber may enter into in the future (other than the Merger) could result in a change of control of Camber, and a change in the Camber Board or Camber’s officers. In addition, the key personnel of the acquired business may not be willing to work for Camber. Camber cannot predict the effect expansion may have on its core business. Regardless of whether Camber is successful in making an acquisition or completing a business combination, the negotiations could disrupt its ongoing business, distract its management and employees and increase its expenses. In addition to the risks described above, acquisitions and business combinations are accompanied by a number of inherent risks, including, without limitation, the following:

·	the difficulty of integrating acquired companies, concepts and operations;
·	the potential disruption of the ongoing businesses and distraction of Camber’s management and the management of acquired companies;
·	change in Camber’s business focus and/or management;
·	difficulties in maintaining uniform standards, controls, procedures and policies;

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·	the potential impairment of relationships with employees and partners as a result of any integration of new management personnel;
·	the potential inability to manage an increased number of locations and employees;
·	Camber’s ability to successfully manage the companies and/or concepts acquired;
·	the failure to realize efficiencies, synergies and cost savings; or
·	the effect of any government regulations which relate to the business acquired.

Camber’s business could be severely impaired if and to the extent that it is unable to succeed in addressing any of these risks or other problems encountered in connection with an acquisition or business combination, many of which cannot be presently identified. These risks and problems could disrupt Camber’s ongoing business, distract its management and employees, increase its expenses and adversely affect its results of operations.

Any acquisition or business combination transaction Camber enters into in the future could cause substantial dilution to existing Camber Stockholders, result in one party having majority or significant control over Camber or result in a change in business focus of Camber.

Camber’s business is subject to extensive regulation.

As many of Camber’s activities are subject to federal, state and local regulation, and as these rules are subject to constant change or amendment, Camber’s operations may be adversely affected by new or different government regulations, laws or court decisions applicable to its operations.

Government regulation and liability for environmental matters may adversely affect Camber’s business and results of operations.

Crude oil and natural gas operations are subject to extensive federal, state and local government regulations, which may be changed from time to time. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of crude oil and natural gas wells below actual production capacity in order to conserve supplies of crude oil and natural gas. There are federal, state and local laws and regulations primarily relating to protection of human health and the environment applicable to the development, production, handling, storage, transportation and disposal of crude oil and natural gas, byproducts thereof and other substances and materials produced or used in connection with crude oil and natural gas operations. In addition, Camber may inherit liability for environmental damages caused by previous owners of property it purchases or leases. As a result, Camber may incur substantial liabilities to third parties or governmental entities. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on Camber.

The crude oil and natural gas reserves Camber reports in its SEC filings are estimates and may prove to be inaccurate.

There are numerous uncertainties inherent in estimating crude oil and natural gas reserves and their estimated values. The reserves Camber reports in its filings with the SEC now and in the future will only be estimates and such estimates may prove to be inaccurate because of these uncertainties. Reservoir engineering is a subjective and inexact process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable crude oil and natural gas reserves depend upon a number of variable factors, such as historical production from the area compared with production from other producing areas and assumptions concerning effects of regulations by governmental agencies, future crude oil and natural gas prices, future operating costs, severance and excise taxes, development costs and work-over and remedial costs. Some or all of these assumptions may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of crude oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers but at different times may vary substantially. Accordingly, reserve estimates may be subject to downward or upward adjustment. Actual production, revenue and expenditures with respect to Camber’s reserves will likely vary from estimates, and such variances may be material.

Additionally, “probable” and “possible reserve estimates” are considered unproved reserves and as such, the SEC views such estimates to be inherently unreliable, may be misunderstood or seen as misleading to investors that are not “experts” in the oil or natural gas industry. Unless you have such expertise, you should not place undue reliance on these estimates. Except as required by applicable law, Camber undertakes no duty to update this information and does not intend to update this information.

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The calculated present value of future net revenues from Camber’s proved reserves will not necessarily be the same as the current market value of its estimated oil and natural gas reserves.

You should not assume that the present value of future net cash flows as included in Camber’s public filings is the current market value of Camber’s estimated proved oil and natural gas reserves. Camber generally bases the estimated discounted future net cash flows from proved reserves on current costs held constant over time without escalation and on commodity prices using an unweighted arithmetic average of first-day-of-the-month index prices, appropriately adjusted, for the 12-month period immediately preceding the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs used for these estimates and will be affected by factors such as:

·	actual prices Camber receive for oil and natural gas;
·	actual cost and timing of development and production expenditures;
·	the amount and timing of actual production; and
·	changes in governmental regulations or taxation.

In addition, the 10% discount factor that is required to be used to calculate discounted future net revenues for reporting purposes under GAAP is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with Camber’s business and the oil and natural gas industry in general.

Crude oil and natural gas development, re-completion of wells from one reservoir to another reservoir, restoring wells to production and exploration, drilling and completing new wells are speculative activities and involve numerous risks and substantial and uncertain costs.

Camber’s oil and gas operations will be materially dependent upon the success of its future development program. Even considering Camber’s business philosophy to avoid wildcat wells, drilling for crude oil and natural gas and reworking existing wells involves numerous risks, including the risk that no commercially productive crude oil or natural gas reservoirs will be encountered. The cost of exploration, drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors beyond Camber’s control, including: unexpected drilling conditions; pressure or irregularities in formations; equipment failures or accidents; inability to obtain leases on economic terms, where applicable; adverse weather conditions and natural disasters; compliance with governmental requirements; and shortages or delays in the availability of drilling rigs or crews and the delivery of equipment. Furthermore, Camber cannot provide investors with any assurance that it will be able to obtain rights to additional producing properties in the future and/or that any properties it obtain rights to will contain commercially exploitable quantities of oil and/or gas.

Drilling or reworking is a highly speculative activity. Even when fully and correctly utilized, modern well completion techniques such as hydraulic fracturing and horizontal drilling do not guarantee that Camber will find crude oil and/or natural gas in its wells. Hydraulic fracturing involves pumping a fluid with or without particulates into a formation at high pressure, thereby creating fractures in the rock and leaving the particulates in the fractures to ensure that the fractures remain open, thereby potentially increasing the ability of the reservoir to produce oil or natural gas. Horizontal drilling involves drilling horizontally out from an existing vertical well bore, thereby potentially increasing the area and reach of the well bore that is in contact with the reservoir. Camber’s future drilling activities may not be successful and, if unsuccessful, such failure would have an adverse effect on its future results of operations and financial condition. Camber’s overall drilling success rate and/or its drilling success rate for activities within a particular geographic area may decline in the future. Camber may identify and develop prospects through a number of methods, some of which do not include lateral drilling or hydraulic fracturing, and some of which may be unproven. The drilling and results for these prospects may be particularly uncertain. Camber’s drilling schedule may vary from its capital budget. The final determination with respect to the drilling of any scheduled or budgeted prospects will be dependent on a number of factors, including, but not limited to: the results of previous development efforts and the acquisition, review and analysis of data; the availability of sufficient capital resources to Camber and the other participants, if any, for the drilling of the prospects; the approval of the prospects by other participants, if any, after additional data has been compiled; economic and industry conditions at the time of drilling, including prevailing and anticipated prices for crude oil and natural gas and the availability of drilling rigs and crews; Camber’s financial resources and results; the availability of leases and permits on reasonable terms for the prospects; and the success of Camber’s drilling technology.

These projects may not be successfully developed and the wells discussed, if drilled, may not encounter reservoirs of commercially productive crude oil or natural gas. There are numerous uncertainties in estimating quantities of proved reserves, including many factors beyond Camber’s control. If Camber is unable to find commercially exploitable quantities of oil and natural gas in any properties Camber may acquire in the future, and/or Camber is unable to commercially extract such quantities Camber may find in any properties Camber may acquire in the future, the value of Camber’s securities may decline in value.

Unless Camber replaces its oil and natural gas reserves, its reserves and production will decline, which would adversely affect its business, financial condition and results of operations.

The rate of production from Camber’s oil and natural gas properties will decline as its reserves are depleted. Camber’s future oil and natural gas reserves and production and, therefore, Camber’s income and cash flow, are highly dependent on Camber’s success in (a) efficiently developing and exploiting its current reserves on properties owned by it or by other persons or entities and (b) economically finding or acquiring additional oil and natural gas properties. In the future, Camber may have difficulty acquiring new properties. During periods of low oil and/or natural gas prices, it will become more difficult to raise the capital necessary to finance expansion activities. If Camber is unable to replace its production, Camber’s reserves will decrease, and its business, financial condition and results of operations would be adversely affected.

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The unavailability or high cost of drilling rigs, completion equipment and services, supplies and personnel, including hydraulic fracturing equipment and personnel, could adversely affect Camber’s ability to establish and execute exploration and development plans within budget and on a timely basis, which could have a material adverse effect on Camber’s business, financial condition and results of operations.

Shortages or the high cost of drilling rigs, completion equipment and services, supplies or personnel could delay or adversely affect Camber’s operations. When drilling activity in the United States increases, associated costs typically also increase, including those costs related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry. These costs may increase, and necessary equipment and services may become unavailable to Camber at economical prices. Should this increase in costs occur, Camber may delay drilling activities, which may limit Camber’s ability to establish and replace reserves, or Camber may incur these higher costs, which may negatively affect Camber’s business, financial condition and results of operations.

The oil and gas industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies tend to increase, in some cases substantially. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases within a geographic area. If increasing levels of exploration and production result in response to strong prices of oil and natural gas, the demand for oilfield services will likely rise, and the costs of these services will likely increase, while the quality of these services may suffer. The future lack of availability or high cost of drilling rigs, as well as any future lack of availability or high costs of other equipment, supplies, insurance or qualified personnel, in the areas in which Camber operates could materially and adversely affect its business and results of operations.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Hydraulic fracturing is a common practice that is used to stimulate production of hydrocarbons from tight formations. The process involves the injection of water, sand and chemicals under pressure into rock formations to fracture the surrounding rock and stimulate production. There has been increasing public controversy regarding hydraulic fracturing with regard to the transportation and use of fracturing fluids, impacts on drinking water supplies, use of waters, and the potential for impacts to surface water, groundwater, air quality and the environment generally. A number of lawsuits and enforcement actions have been initiated implicating hydraulic fracturing practices. Additional legislation or regulation could make it more difficult to perform hydraulic fracturing, cause operational delays, increase Camber’s operating costs or make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings. New legislation or regulations in the future could have the effect of prohibiting the use of hydraulic fracturing, which would prevent Camber from completing its wells as planned and would have a material adverse effect on production from its wells. If these legislative and regulatory initiatives cause a material delay or decrease in Camber’s drilling or hydraulic fracturing activities, its business and profitability could be materially impacted.

Future acquired properties may not be worth what Camber pays due to uncertainties in evaluating recoverable reserves and other expected benefits, as well as potential liabilities.

Successful property acquisitions require an assessment of a number of factors beyond Camber’s control. These factors include estimates of recoverable reserves, exploration potential, future natural gas and oil prices, operating costs, production taxes and potential environmental and other liabilities. These assessments are complex and inherently imprecise. Camber’s review of the properties it acquires may not reveal all existing or potential problems. In addition, Camber’s review may not allow it to fully assess the potential deficiencies of the properties. Camber does not inspect every well, and even when Camber inspects a well, Camber may not discover structural, subsurface, or environmental problems that may exist or arise. There may be threatened or contemplated claims against the assets or businesses Camber acquires related to environmental, title, regulatory, tax, contract, litigation or other matters of which Camber is unaware, which could materially and adversely affect its production, revenues and results of operations. Camber may not be entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities, and Camber’s contractual indemnification may not be effective. At times, Camber acquires interests in properties on an “as is” basis with limited representations and warranties and limited remedies for breaches of such representations and warranties. In addition, significant acquisitions can change the nature of Camber’s operations and business if the acquired properties have substantially different operating and geological characteristics or are in different geographic locations than Camber’s existing properties.

Camber has limited control over activities in properties it does not operate, which could reduce its production and revenues, affect the timing and amounts of capital requirements and potentially result in a dilution of its ownership interest in the event it is unable to make any required capital contributions.

Camber does not currently operate any of the wells in which it has an interest. As a result, Camber may have a limited ability to exercise influence over normal operating procedures, expenditures or future development of underlying properties and their associated costs.  For all of the properties that are operated by others, Camber is dependent on their decision-making with respect to day-to-day operations over which Camber has little control.  The failure of an operator of wells in which Camber has an interest to adequately perform operations, or an operator’s breach of applicable agreements, could reduce production and revenues Camber receives from that well.  The success and timing of Camber’s drilling and development activities on properties operated by others depend upon a number of factors outside of its control, including the timing and amount of capital expenditures, the available expertise and financial resources, the inclusion of other participants and the use of technology.

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Risks Relating to an Investment in Camber’s Securities

If Camber is unable to maintain compliance with NYSE American continued listing standards, Camber Common Stock may be delisted from the NYSE American equities market, which would likely cause the liquidity and market price of Camber Common Stock to decline.

Camber Common Stock is currently listed on the NYSE American. The NYSE American will consider suspending dealings in, or delisting, securities of an issuer that does not meet its continued listing standards. If Camber cannot meet the NYSE American continued listing requirements, the NYSE American may delist Camber Common Stock, which could have an adverse impact on Camber and the liquidity and market price of Camber’s stock.

In 2022 Camber was not in compliance with certain continued listing standards set forth in the NYSE American’s Company Guide (“Company Guide”), including as a result of: (i) Camber not timely filing all reports required to be filed with the SEC; (ii) Camber not holding an annual meeting of Camber Stockholders within the required timeframe; and (ii) the price of Camber Common Stock trading below the required threshold for more than 30 consecutive days. Camber took steps to remedy each deficiency, and on January 4, 2023, Camber issued a press release announcing that on January 3, 2023, it had received a notice letter from the NYSE American stating that Camber is in compliance with the NYSE American continued listing standards set forth in the Company Guide. However, in accordance with Section 1009(h) of the Company Guide, if Camber is again determined to be below any of the continued listing standards within 12 months of the date of January 3, 2023, NYSE American will examine the relationship between the two incidents of noncompliance and re-evaluate Camber’s method of financial recovery from the first incident. NYSE American will then take the appropriate action, which, depending on the circumstances, may include truncating the compliance procedures described in Section 1009 of the Company Guide or immediately initiating delisting proceedings.

A delisting of Camber Common Stock could negatively impact Camber by, among other things, reducing the liquidity and market price of Camber Common Stock and reducing the number of investors willing to hold or acquire Camber Common Stock, which could negatively impact Camber’s ability to raise equity financing. In addition, delisting from the NYSE American might negatively impact Camber’s reputation and, as a consequence, its business. It would also be a default under the promissory notes executed by Camber in favor of Discover Growth Fund, LLC (“Discover”) and Discover would be able to enforce all relevant security and foreclose on Camber’s assets. Further, if Camber were delisted from the NYSE American and Camber is not able to list Camber Common Stock on another national exchange Camber will no longer be eligible to use Form S-3 registration statements (Camber is currently not eligible to use Form S-3 until potentially in mid-2023 due to late filings) and will instead be required to file a Form S-1 registration statement for any primary or secondary offerings of Camber Common Stock, which would delay Camber’s ability to raise funds in the future, may limit the type of offerings of Camber Common Stock Camber could undertake, and would increase the expenses of any offering, as, among other things, registration statements on Form S-1 are subject to SEC review and comments whereas take downs pursuant to a previously filed Form S-3 are not.

If Camber is delisted from the NYSE American, your ability to sell your shares of Camber Common Stock would also be limited by the penny stock restrictions, which could further limit the marketability of your shares.

If Camber Common Stock is delisted from the NYSE American, it would come within the definition of “penny stock” as defined in the Exchange Act and would be covered by Rule 15g-9 of the Exchange Act (“Rule 15g-9”). Rule 15g-9 imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, Rule 15g-9, if it were to become applicable, would affect the ability or willingness of broker-dealers to sell Camber’s securities, and accordingly would affect the ability of Camber Stockholders to sell their securities in the public market. These additional procedures could also limit Camber’s ability to raise additional capital in the future.

Camber does not intend to pay cash dividends to Camber Stockholders.

Camber currently anticipates that it will retain all future earnings, if any, to finance the growth and development of its business. Camber does not intend to pay cash dividends in the foreseeable future. Any payment of cash dividends will depend upon Camber’s financial condition, capital requirements, earnings and other factors deemed relevant by the Camber Board. As a result, only appreciation of the price of Camber Common Stock, which may not occur, will provide a return to Camber Stockholders.

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Camber currently has a volatile market for Camber Common Stock, and the market for Camber Common Stock is and may remain volatile in the future.

Camber currently has a highly volatile market for Camber Common Stock, which market is anticipated to remain volatile in the future. Factors that could affect Camber Common Stock price or result in fluctuations in the market price or trading volume of Camber Common Stock include:

·	Camber’s actual or anticipated operating and financial performance and drilling locations, including reserve estimates;
·	quarterly variations in the rate of growth of Camber’s financial indicators, such as net income/loss per share, net income/loss and cash flows, or those of companies that are perceived to be similar to Camber;
·	changes in revenue, cash flows or earnings estimates or publication of reports by equity research analysts;
·	speculation in the press or investment community;
·	public reaction to Camber’s press releases, announcements and filings with the SEC;
·	sales of Camber Common Stock by Camber or Camber Stockholders, or the perception that such sales may occur;
·	the amount of Camber’s freely tradable common stock available in the public marketplace;
·	general financial market conditions and oil and natural gas industry market conditions, including fluctuations in commodity prices;
·	the realization of any of the risk factors that Camber is subject to;
·	the recruitment or departure of key personnel;
·	commencement of, or involvement in, litigation;
·	the prices of oil and natural gas;
·	the success of Camber’s exploration and development operations, and the marketing of any oil and natural gas Camber produces;
·	changes in market valuations of companies similar to Camber; and
·	domestic and international economic, public health, legal and regulatory factors unrelated to Camber’s performance.

Camber Common Stock is listed on the NYSE American under the symbol “CEI.” Camber Common Stock’s price may be impacted by factors that are unrelated or disproportionate to Camber’s operating performance. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies.

These broad market fluctuations may adversely affect the trading price of Camber Common Stock. Additionally, general economic, political, public health and market conditions, such as recessions, interest rates or international currency fluctuations, or global virus outbreaks may adversely affect the market price of Camber Common Stock. You should exercise caution before making an investment in Camber.

A prolonged decline in the market price of Camber Common Stock could affect Camber’s ability to obtain additional financing which would adversely affect Camber’s operations.

Historically, Camber has relied on equity and debt financing as primary sources of financing. A prolonged decline in the market price of Camber Common Stock or a reduction in Camber’s accessibility to the global markets may result in Camber’s inability to secure additional financing which would have an adverse effect on Camber’s operations.

Nevada law and the Camber Articles of Incorporation authorize Camber to issue shares of stock which shares may cause substantial dilution to existing Camber Stockholders.

Camber has authorized capital stock consisting of 20,000,000 shares of Camber Common Stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share. As of April 20, 2023, Camber had (i) 20,000,000 shares of Camber Common Stock outstanding and (ii) 5,200 designated shares of Camber Series C Preferred Stock, 238 of which were outstanding (iii) 25,000 authorized shares of Camber Series G Preferred Stock of which 5,272 were outstanding. As a result, the Camber Board has the ability to issue a large number of additional shares of Camber Common Stock without Camber Stockholder approval, subject to the requirements of the NYSE American (which generally require stockholder approval for any transactions which would result in the issuance of more than 20% of Camber’s then outstanding shares of common stock or voting rights representing over 20% of Camber’s then outstanding shares of stock), which if issued could cause substantial dilution to existing Camber Stockholders. Shares of additional preferred stock may also be issued by the Camber Board without Camber Stockholder approval, with voting powers and such preferences and relative, participating, optional or other special rights and powers as determined by the Camber Board, which may be greater than the shares of Camber Common Stock currently outstanding. As a result, shares of preferred stock may be issued by the Camber Board which cause the holders to have majority voting power over Camber shares, provide the holders of the preferred stock the right to convert the shares of preferred stock they hold into shares of Camber Common Stock, which may cause substantial dilution to Camber’s then holders of Camber Common Stock and/or have other rights and preferences greater than those of Camber Common Stock holders. Investors should keep in mind that the Camber Board has the authority to issue additional shares of Camber Common Stock and preferred stock, which could cause substantial dilution to existing Camber Stockholders. Additionally, the dilutive effect of any preferred stock which Camber may issue may be exacerbated given the fact that such preferred stock may have super voting rights and/or other rights or preferences which could provide the preferred stockholders with substantial voting control over Camber subsequent to the date of this filing and/or give those holders the power to prevent or cause a change in control. As a result, the issuance of shares of Camber Common Stock and/or preferred stock may cause the value of Camber’s securities to decrease and/or become worthless.

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Camber Stockholders may be diluted significantly through Camber’s efforts to obtain financing and/or satisfy obligations through the issuance of additional shares of Camber Common Stock.

Wherever possible, the Camber Board will attempt to use non-cash consideration to satisfy obligations. In many instances, Camber believes that the non-cash consideration will consist of shares of Camber Common Stock. Subject to certain consent rights of the holder of Camber Series C Preferred Stock, the Camber Board has authority, without action or vote of the Camber Stockholders, to issue all or part of the authorized but unissued shares of Camber Common Stock (subject to NYSE American rules which limit among other things, the number of shares Camber can issue without Camber Stockholder approval to no more than 20% of Camber’s outstanding shares of Camber Common Stock, subject to certain exceptions). These actions will result in dilution of the ownership interests of existing Camber Stockholders, and that dilution may be material.

If persons engage in short sales of Camber Common Stock, including sales of shares to be issued upon exercise of Camber’s outstanding warrants, convertible debentures and preferred stock, the price of Camber Common Stock may decline.

Selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. In addition, holders of options, warrants and other convertible securities will sometimes sell short knowing they can, in effect, cover through the exercise or conversion of options, warrants and other convertible securities, thus locking in a profit. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. Further sales of common stock issued upon exercise or conversion of options, warrants and other convertible securities could cause even greater declines in the price of Camber Common Stock due to the number of additional shares available in the market upon such exercise/conversion, which could encourage short sales that could further undermine the value of Camber Common Stock. You could, therefore, experience a decline in the value of your investment as a result of short sales of Camber Common Stock.

The market price for Camber Common Stock may be volatile, and Camber Stockholders may not be able to sell Camber Common Stock at a favorable price or at all.

Many factors could cause the market price of Camber Common Stock to rise and fall, including: actual or anticipated variations in Camber’s quarterly results of operations; changes in market valuations of companies in Camber’s industry; changes in expectations of future financial performance; fluctuations in stock market prices and volumes; issuances of dilutive common stock or other securities in the future; the addition or departure of key personnel; announcements by Camber or Camber’s competitors of acquisitions, investments or strategic alliances; and the increase or decline in the price of oil and natural gas.

Substantial sales of Camber Common Stock, or the perception that such sales might occur, could depress the market price of Camber Common Stock.

Camber cannot predict whether future issuances of Camber Common Stock or resales in the open market will decrease the market price of Camber Common Stock. The impact of any such issuances or resales of Camber Common Stock on Camber’s market price may be increased as a result of the fact that Camber Common Stock is thinly, or infrequently, traded. The exercise of any options that Camber has or that Camber may grant to directors, executive officers and other employees in the future, the issuance of Camber Common Stock in connection with acquisitions and other issuances of Camber Common Stock (including shares previously registered in Camber’s registration statements and prospectus supplements, and/or in connection with future registration statements or prospectus supplements) could have an adverse effect on the market price of Camber Common Stock. In addition, future issuances of Camber Common Stock may be dilutive to existing Camber Stockholders. Any sales of substantial amounts of Camber Common Stock in the public market, or the perception that such sales might occur, could lower the market price of Camber Common Stock.

Camber incurs significant costs as a result of operating as a fully reporting publicly traded company and Camber’s management is required to devote substantial time to compliance initiatives.

Camber incurs significant legal, accounting and other expenses in connection with its status as a fully reporting public company. Specifically, Camber is required to prepare and file annual, quarterly and current reports, proxy statements and other information with the SEC. Additionally, Camber’s officers, directors and significant stockholders are required to file Forms 3, 4 and 5 and Schedules 13D/G with the SEC disclosing their ownership of Camber and changes in such ownership. Furthermore, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and rules subsequently implemented by the SEC have imposed various new requirements on public companies, including requiring changes in corporate governance practices. In addition, the Sarbanes-Oxley Act requires, among other things, that Camber maintain effective internal controls for financial reporting and disclosure of controls and procedures. The costs and expenses of compliance with SEC rules and Camber’s filing obligations with the SEC, or Camber’s identification of deficiencies in its internal controls over financial reporting that are deemed to be material weaknesses, could materially adversely affect its results of operations or cause the market price of its stock to decline in value.

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Securities analyst coverage or lack of coverage may have a negative impact on Camber Common Stock’s market price.

The trading market for Camber Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about Camber or Camber’s business. Camber does not have any control over these analysts. If securities or industry analysts stop their coverage of Camber or additional securities and industry analysts fail to cover Camber in the future, the trading price for Camber Common Stock would be negatively impacted. If any analyst or analysts who cover Camber downgrade Camber Common Stock, changes their opinion of Camber’s shares or publishes inaccurate or unfavorable research about Camber’s business, Camber’s stock price would likely decline. If any analyst or analysts cease coverage of Camber or fail to publish reports on Camber regularly, demand for Camber Common Stock could decrease and Camber could lose visibility in the financial markets, which could cause Camber’s stock price and trading volume to decline.

Due to the fact that Camber Common Stock is listed on the NYSE American, Camber is subject to financial and other reporting and corporate governance requirements which increase Camber’s costs and expenses.

Camber is currently required to file annual and quarterly information and other reports with the SEC that are specified in Sections 13 and 15(d) of the Exchange Act. Additionally, due to the fact that Camber Common Stock is listed on the NYSE American, Camber is also subject to the requirements to maintain independent directors, comply with other corporate governance requirements and is required to pay annual listing and stock issuance fees. These obligations require a commitment of additional resources including, but not limited, to additional expenses, and may result in the diversion of Camber’s senior management’s time and attention from Camber’s day-to-day operations. These obligations increase Camber’s expenses and may make it more complicated or time consuming for Camber to undertake certain corporate actions due to the fact that Camber may require the approval of the NYSE American for such transactions and/or NYSE American rules may require Camber to obtain stockholder approval for such transactions.

You may experience future dilution as a result of future equity offerings or other equity issuances.

Camber may in the future issue additional shares of Camber Common Stock or other securities convertible into or exchangeable for Camber Common Stock.

Risks Relating to Camber’s Series C Preferred Stock

The full amount of premiums, interest and dividends through the maturity date of Camber Series C Preferred Stock is due upon the repayment/redemption or conversion, as applicable, of Camber Series C Preferred Stock.

Camber Series C Preferred Stock provides that all applicable dividends, which initially accrued in the amount of 24.95% per annum and which increase or decrease subject to the terms of the Camber Series C Preferred Stock, based on among other things, the trading price of Camber Common Stock, up to a maximum of 34.95% per annum, are due upon conversion or repayment/redemption (where applicable) thereof, for the full seven-year term of such securities.

The requirement that Camber pay all premiums and dividends through maturity and the adjustable nature of such premium and dividend rates, may force Camber to issue the holders significant additional shares of Camber Common Stock, which may cause significant dilution to existing Camber Stockholders. Pursuant to the third amended and restated certificate of designation, Camber has the option to redeem any or all shares of Camber Series C Preferred Stock by paying the holder, in registered or unregistered shares of Camber Common Stock valued at an amount per share equal to 100% of the liquidation value for the shares redeemed, and Camber will use its best efforts to register such shares.

The number of shares of Camber Common Stock issuable in consideration for premiums, interest and dividends through maturity on the Camber Series C Preferred Stock continue to be adjustable after the conversion of such securities.

Pursuant to the terms of the Camber Series C Preferred Stock, the conversion rate of such securities in connection with the premiums and dividends due on such securities through maturity (7 years, regardless of when converted), continues to be adjustable after the issuance of such securities. Specifically, such securities remain adjustable, based on a discount to the lowest daily volume weighted average price during a measuring period for a period of 30 or 60 days (depending on whether or not a triggering event has occurred, and potentially longer if certain equity conditions are not satisfied) after the applicable number of shares stated in the initial conversion notice have actually been received into the holder’s designated brokerage account in electronic form and fully cleared for trading (subject to certain extensions described in the applicable securities). Because the holders of the Camber Series C Preferred Stock are limited to holding not more than 9.99% of Camber Common Stock upon exercise/conversion of any security, they may not receive all of the shares due upon any conversion, until it has sold shares and been issued additional shares and as such, the beginning date for the applicable 30 or 60 day period after conversion is impossible to determine and may be a significant additional number of days after the initial conversion.

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In the event of a decrease in the Camber Common Stock price during the applicable measuring periods, the conversion rate of the premiums and dividends due on such applicable securities will adjust downward and holders of Camber Series C Preferred Stock would be due additional shares of Camber Common Stock for their conversions, which issuances may cause further significant dilution to existing stockholders and the sale of such shares may cause the value of Camber Common Stock to decline in value. Furthermore, it is likely that the sale by holders of the shares of Camber Common Stock received in connection with any conversion, during the applicable measuring period, will cause the value of Camber Common Stock to decline in value and the conversion rate to decrease and will result in holder being due additional shares of Camber Common Stock during the measuring period, which will trigger additional decreases in the value of Camber Common Stock upon further public sales. If this were to occur, holder would be entitled to receive an increasing number of shares, upon conversion of the remaining securities, which could then be sold, triggering further price declines and conversions for even larger numbers of shares, which would cause additional dilution to existing Camber Stockholders and would likely cause the value of Camber Common Stock to decline.

The issuance of Camber Common Stock upon conversion of Camber Series C Preferred Stock will cause immediate and substantial dilution and the sale of such stock will cause significant downward pressure on Camber Common Stock price.

The issuance of Camber Common Stock upon conversion of the Camber Series C Preferred Stock will result in immediate and substantial dilution to the interests of other stockholders. Although holders may not receive shares of Camber Common Stock exceeding 9.99% of Camber’s outstanding shares of Camber Common Stock immediately after affecting such conversion, this restriction does not prevent holders from receiving shares up to the 9.99% limit, selling those shares, and then receiving the rest of the shares it is due, in one or more tranches, while still staying below the 9.99% limit. If holders choose to do this, it will cause substantial dilution to the then holders of Camber Common Stock. Additionally, the continued sale of shares issuable upon successive conversions will likely create significant downward pressure on the price of Camber Common Stock as holders sells material amounts of Camber Common Stock over time and/or in a short period of time. This could place further downward pressure on the price of Camber Common Stock and in turn result in holders receiving an ever-increasing number of additional shares of Camber Common Stock upon conversion of its securities, and adjustments thereof, which in turn will likely lead to further dilution, reductions in the exercise/conversion price of holders securities and even more downward pressure on Camber Common Stock, which could lead to Camber Common Stock becoming devalued or worthless.

Holders of Camber Series C Preferred Stock hold a Liquidation Preference in Camber.

Upon any liquidation, dissolution or winding up of Camber, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of Camber, prior to any distribution or payment made to the holders of preferred stock or Camber Common Stock by reason of their ownership thereof, the holders of Camber Series C Preferred Stock will be entitled to be paid out of the assets of Camber available for distribution to Camber Stockholders an amount with respect to each share of Camber Series C Preferred Stock equal to $10,000.00, plus an amount equal to any accrued but unpaid dividends thereon. Because the dividends currently require that interest be paid on the face value of between 24.95% and 34.95% per annum, for the entire seven-year term of the Camber Series C Preferred Stock (even if payable sooner than seven years after the issuance date), the total liquidation value required to be paid to Discover upon a liquidation, dissolution or winding up of Camber is approximately $2.7 million. Because Camber’s net assets total less than $2.7 million, it is likely that Camber’s holders of Camber Common Stock would not receive any amount in the event Camber was liquidated, dissolved or wound up, and the Camber Series C Preferred shareholders would instead receive the entire amount of available funds after liquidation.

If Camber determines to liquidate, dissolve or wind-up its business and affairs, or upon closing or occurrence of any Deemed Liquidation Event (defined below), Camber will to the extent allowed under applicable law, but thereafter, prior to or concurrently with the closing, effectuation or occurrence any such action, redeem the Camber Series C Preferred Stock for cash, by wire transfer of immediately available funds to an account designated by holder, at the Early Redemption Price (defined below) if the event is prior to the Dividend Maturity Date (defined below), or at the liquidation value if the event is on or after the Dividend Maturity Date. Notwithstanding any other provision, Camber will not be required to redeem any shares of Camber Series C Preferred Stock for cash solely because Camber does not have sufficient authorized but unissued shares of Camber Common Stock to issue upon receipt of a Delivery Notice, upon a maturity conversion, or for any other reason that is not solely within the control of Camber.

A “Deemed Liquidation Event” means: (a) a merger or consolidation in which Camber is a constituent party or a subsidiary of Camber is a constituent party and Camber issues shares of its capital stock pursuant to such merger or consolidation, except (i) any such merger or consolidation involving Camber or a subsidiary in which Camber is the surviving or resulting company, (ii) any merger effected exclusively to change the domicile of Camber, (iii) any transaction or series of transactions in which the holders of the voting securities of Camber outstanding immediately prior to such transaction continue to retain more than 50% of the total voting power of such surviving entity, or (iv) the Merger with Viking; (b) Company issues convertible or equity securities that are senior to the Camber Series C Preferred Stock in any respect, other than the securities issued in the Merger; (c) Holder does not receive the number of conversion shares stated in a Delivery Notice with 5 trading days of the notice due to the occurrence of an event that is solely within the control of Camber and excluding any event that is not solely within the control of Camber; (d) trading of the Camber Common Stock is halted or suspended by the trading market or any U.S. governmental agency for 10 or more consecutive trading days, due to the occurrence of an event that is solely within the control of Camber and excluding any event that is not solely within the control of Camber; or (e) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Camber or any subsidiary of Camber of all or substantially all the assets of Camber and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of Camber if substantially all of the assets of Camber and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where one or more holders initiate consideration of and vote upon a proposal for such sale, lease, transfer, exclusive license or other disposition, or it is to a wholly owned subsidiary of Camber, other than the Merger and except otherwise agreed to by holders holding a majority of the then outstanding Camber Series C Preferred Stock.

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The “Early Redemption Price” is the sum of the following: (a) 100% of the face value, plus (b) the Conversion Premium, minus (c) any dividends that have been paid, for each share of Camber Series C Preferred Stock redeemed.

The “Conversion Premium” for each share of Camber Series C Preferred Stock means the face value, multiplied by the product of (i) the applicable dividend rate, and (ii) the number of whole years between the issuance date and the Dividend Maturity Date.

The “Dividend Maturity Date” means the date that is 7 years after the Issuance Date.

Holders of Camber Series C Preferred Stock, effectively have the ability to consent to any material transaction involving Camber.

Due to the restrictions placed on Camber as a result of the Camber Series C Preferred Stock, including, but not limited to the significant liquidation preference discussed above and the fact that, as long as there are any issued and outstanding shares of Camber Series C Preferred Stock, Camber agreed that it would not issue or enter into or amend an agreement pursuant to which Camber may issue any shares of Camber Common Stock, other than (a) for restricted securities with no registration rights, (b) in connection with a strategic acquisition, (c) in an underwritten public offering, or (d) at a fixed price; or issue or amend any debt or equity securities convertible into, exchangeable or exercisable for, or including the right to receive, shares of common stock (i) at a conversion price, exercise price or exchange rate or other price that is based upon or varies with, the trading prices of or quotations for the shares of Camber Common Stock at any time after the initial issuance of the security or (ii) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of the security or upon the occurrence of specified or contingent events directly or indirectly related to the business of Camber or the market for Camber Common Stock. The Camber Series C Preferred Stock holder has to effectively consent to any material transaction involving Camber. In the event holders do not consent to any such transaction, Camber may be prohibited (either effectively or otherwise) from completing a material transaction in the future, including, but not limited to a combination or acquisition which may be accretive to Camber Stockholders. Furthermore, holders may condition the approval of a future transaction, which conditions may not be favorable to Camber Stockholders.

Some of holders of Camber Series C Preferred Stock have rights of first refusal to provide further funding and favored nation rights.

Camber has granted a certain investor a right of first offer to match any offer for financing Camber receives from any person while the shares of Camber Series C Preferred Stock are outstanding, except for debt financings not convertible into Camber Common Stock, which are excluded from such right to match. Such right of first refusal may delay or prevent Camber from raising funding in the future.

Camber has also agreed with some Camber Series C Preferred Stock holders that if Camber issues any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Camber Series C Preferred Stock holder, then Camber would notify Camber Series C Preferred Stock holder of such additional or more favorable term and such term, at the holder’s option, may become a part of the transaction documents with the holder, including the Camber Series C Preferred Stock and the agreements relating to the sale thereof. Such favored nations provisions may make it more costly to complete transactions in the future, may prevent future transactions from occurring and/or may provide the holders additional rights than they currently have, all of which may cause significant dilution to existing Camber Stockholders, and/or cause the value of Camber Common Stock to decline in value.

The holders of Camber Series C Preferred Stock, subject to applicable contractual restrictions, and/or a third party, may sell short Camber Common Stock, which could have a depressive effect on the price of Camber Common Stock.

The holders of Camber Series C Preferred Stock are currently prohibited from selling Camber’s stock short; however, in the event a trigger event occurs under the Camber Series C Preferred Stock such restriction is waived. Additionally, nothing prohibits a third party from selling Camber Common Stock short based on their belief that due to the dilution caused by the conversions of Camber Series C Preferred Stock, that the trading price of Camber Common Stock will decline in value. The significant downward pressure on the price of Camber Common Stock as any holders of Camber Series C Preferred Stock sell material amounts of Camber Common Stock could encourage investors to short sell Camber Common Stock. This could place further downward pressure on the price of Camber Common Stock and in turn result in holders of Camber Series C Preferred Stock receiving additional shares of Camber Common Stock upon exercise/conversion of its securities, and adjustments thereof.

Camber’s CEO, James Doris, holds Viking preferred stock which, upon termination from Camber could afford him enough shareholder votes to control Viking, and dilute Camber’s ownership interest below 51%.

Camber’s CEO and director, James Doris, holds 28,092 shares of Viking Series C Preferred Stock, with each share of Viking Series C Preferred Stock entitling the holder to convert such share into 28,092 shares of Viking Common Stock, and entitling the holder to 37,500 votes per share on all matters submitted to a vote of the stockholders of Viking on the later of: (i) July 1, 2022; or (ii) the date on which Camber no longer owns or is entitled to own at least 51% of the outstanding shares of Viking Common Stock. By virtue of such preferred stock ownership, and the possibility of Camber owning less than 51% of the outstanding shares of Viking Common Stock after July 1, 2022, Mr. Doris could control the election of the members of the Viking Board and generally exercise control over the affairs of Viking. Pursuant to the Securities Purchase Agreement dated December 23, 2020 between Camber and Viking, whereby Camber acquired 51% of Viking, Viking was generally obligated (subject to certain limitations) to issue additional shares of Viking Common Stock to Camber to ensure that Camber shall own at least 51% of Viking Common Stock through July 1, 2022 (“Camber’s True-Up Entitlement”), which effectively prohibited Mr. Doris from obtaining control over the affairs of Viking at least until July 1, 2022. Camber’s True-Up Entitlement expired on July 1, 2022 and there can be no assurance that conflicts of interest will not arise with respect to Mr. Doris’s ownership of Viking Series C Preferred Stock, or that such conflicts will be resolved in a manner favorable to Camber.

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Risks Relating to Viking’s Business.

In addition to the risk factors described above relating to the combined business following completion of the Merger, you should read and consider risk factors specific to Viking’s businesses that will also affect the combined business after the completion of the Merger.  These risks are described below and.  For more information, see the section entitled “Where You Can Find More Information.”

General Risks Related to Viking’s Business

Decreases in the availability and quality, or increases in the cost, of raw materials, key components and labor Viking uses to make its products could materially reduce Viking’s earnings.

The principal raw materials that Viking uses to produce its products are steel, copper and aluminum as well as batteries and advanced electronic components. Viking also sources a significant number of component parts from third parties that Viking utilizes to manufacture Viking’s products. The prices of those raw materials and components are susceptible to significant fluctuations due to trends in supply and demand, commodity prices, currencies, transportation costs, government regulations and tariffs, price controls, interest rates, economic conditions and other unforeseen circumstances beyond Viking’s control. In fact, Viking has recently seen such trends significantly impact its business resulting in higher costs and shortages in materials, components and labor, and such impacts may continue for the foreseeable future. Viking typically does not have long-term supply contracts in place to ensure the raw materials and components Viking uses are available in necessary amounts or at fixed prices. In the short term, Viking has been unable to fully mitigate raw material or component price increases through product design improvements, price increases to Viking’s customers, manufacturing productivity improvements, or hedging transactions, and if Viking’s mitigation efforts continue to not be fully effective in the short or long term, Viking’s profitability could be adversely affected. Also, Viking’s ability to continue to obtain quality materials and components is subject to the continued reliability and viability of Viking’s suppliers, including in some cases, suppliers who are the sole source of certain important components. It has been challenging to consistently obtain adequate, cost efficient or timely deliveries of certain required raw materials and components, or sufficient labor resources while Viking ramps up production to meet higher levels of demand, and if this trend continues, Viking may be unable to manufacture sufficient quantities of products on a timely basis. This could cause Viking to lose additional sales, incur additional costs, delay new product introductions or suffer harm to Viking’s reputation.

Viking’s business could be negatively impacted if Viking fails to adequately protect Viking’s intellectual property rights or if third parties claim that Viking are in violation of their intellectual property rights.

Viking considers Viking’s intellectual property rights to be important assets and seek to protect them through a combination of patent, trademark, copyright and trade secret laws, as well as licensing and confidentiality agreements. These protections may not be adequate to prevent third parties from using Viking’s intellectual property without Viking’s authorization, breaching any confidentiality agreements with us, copying or reverse engineering Viking’s products, or developing and marketing products that are substantially equivalent to or superior to Viking’s own. The unauthorized use of Viking’s intellectual property by others could reduce Viking’s competitive advantage and harm Viking’s business. Not only are intellectual property-related proceedings burdensome and costly, but they could span years to resolve and Viking might not ultimately prevail. Viking cannot guarantee that any patents, issued or pending, will provide Viking with any competitive advantage or will not be challenged by third parties. Moreover, the expiration of Viking’s patents may lead to increased competition with respect to certain products.

In addition, Viking cannot be certain that Viking does not or will not infringe third parties’ intellectual property rights. Viking currently is, and has previously been, subject to such third-party infringement claims, and may continue to be in the future. Any such claim, even if it is believed to be without merit, may be expensive and time-consuming to defend, subject Viking to damages, cause Viking to cease making, using or selling certain products that incorporate the disputed intellectual property, require Viking to redesign Viking’s products, divert management time and attention, and/or require Viking to enter into costly royalty or licensing arrangements.

Viking may incur costs and liabilities as a result of product liability claims.

Viking faces a risk of exposure to current and future product liability claims alleging to arise from the use of Viking’s products and that may purportedly result in injury or other damage. Although Viking currently maintains product liability insurance coverage, Viking may not be able to obtain such insurance on acceptable terms in the future, if at all, or obtain insurance that will provide adequate coverage against potential claims. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for long periods of time, regardless of the ultimate outcome. A significant unsuccessful product liability defense could have a material adverse effect on Viking’s financial condition and results of operations. In addition, Viking believes Viking’s business depends on the strong brand reputation Viking has developed. If Viking’s reputation is damaged, Viking may face difficulty in maintaining Viking’s market share and pricing with respect to some of Viking’s products, which could reduce Viking’s sales and profitability.

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Demand for Viking’s products is significantly affected by durable goods spending by consumers and businesses, and other macroeconomic conditions.

Viking’s business is affected by general economic conditions, and uncertainty or adverse changes, such as the prolonged downturn in U.S. residential investment and the impact of more stringent credit standards, have previously led and could lead again to a decline in demand for Viking’s products and pressure to reduce Viking’s prices. Viking’s sales of light-commercial and industrial generators are affected by conditions in the non-residential construction sector and by the capital investment trends for small and large businesses and municipalities. If these businesses and municipalities cannot access credit markets or do not utilize discretionary funds to purchase Viking’s products as a result of the economy or other factors, Viking’s business could suffer and Viking’s ability to realize benefits from Viking’s strategy of increasing sales in the light-commercial and industrial sectors through, among other things, Viking’s focus on innovation and product development, including natural gas engine and modular technology, could be adversely affected. In addition, consumer confidence and home remodeling expenditures have a significant impact on sales of Viking’s residential products, and prolonged periods of weakness in consumer durable goods spending has previously had, and could again have, a material impact on Viking’s business. Viking currently does not have any material contracts with Viking’s customers which call for committed volume, and Viking cannot guarantee that Viking’s current customers will continue to purchase Viking’s products at the same level, if at all. If general economic conditions or consumer confidence were to worsen, or if the non-residential construction sector or rate of capital investments were to decline, Viking’s net sales and profits would likely be adversely affected. Changes in government monetary or fiscal policies may negatively impact Viking’s results, including increases in interest rates which could negatively affect overall growth and impact sales of Viking’s products. Additionally, timing of capital spending by Viking’s national account customers can vary from quarter-to-quarter based on capital availability and internal capital spending budgets. Also, the availability of renewable energy mandates and investment tax credits and other subsidies can have an impact on the demand for energy storage systems. Viking’s global operations are exposed to political and economic risks, commercial instability and events beyond Viking’s control in the countries in which Viking operates. Such risks or events may disrupt Viking’s supply chain and not enable Viking to produce products to meet customer demand.

The industry in which Viking competes is highly competitive, and Viking’s failure to compete successfully could adversely affect Viking’s results of operations and financial condition.

Viking operates in markets that are highly competitive. Some of Viking’s competitors have established brands and are larger in size or are divisions of large, diversified companies which have substantially greater financial resources than Viking does. Some of Viking’s competitors may be willing to reduce prices and accept lower margins in order to compete with us. In addition, Viking could face new competition from large international or domestic companies with established brands that enter Viking’s end markets. Demand for Viking’s products may also be affected by Viking’s ability to respond to changes in design and functionality, to respond to downward pricing pressure, and to provide shorter lead times for Viking’s products than Viking’s competitors. If Viking is unable to respond successfully to these competitive pressures, Viking could lose market share, which could have an adverse impact on Viking’s results.

Viking’s industry is subject to technological change, and Viking’s failure to continue developing new and improved products and to bring these products rapidly to market could have an adverse impact on Viking’s business.

New products, or refinements and improvements to Viking’s existing products, may have technical failures, delayed introductions, higher than expected production costs or may not be well accepted by Viking’s customers. If Viking is not able to anticipate, identify, develop and market high quality products in line with technological advancements that respond to changes in customer preferences, demand for Viking’s products could decline and Viking’s operating results could be adversely affected.

Viking relies on independent dealers and distribution partners, and the loss of these dealers and distribution partners, or of any of Viking’s sales arrangements with significant private label, national, retail or equipment rental customers, would adversely affect Viking’s business.

Viking depends on the services of independent distributors and dealers to sell Viking’s products and provide service and aftermarket support to Viking’s end customers. Viking also relies on Viking’s distribution channels to drive awareness for Viking’s product categories and Viking’s brands. In addition, Viking sells Viking’s products to end users through private label arrangements with leading home equipment, electrical equipment and construction machinery companies; arrangements with top retailers and equipment rental companies; and Viking’s direct national accounts with telecommunications and industrial customers. Viking’s distribution agreements and any contracts Viking has with large national, retail and other customers are typically not exclusive, and many of the distributors with whom Viking does business offer competitors’ products and services. Impairment of Viking’s relationships with Viking’s distributors, dealers or large customers, loss of a substantial number of these distributors or dealers or of one or more large customers, or an increase in Viking’s distributors’ or dealers’ sales of Viking’s competitors’ products to Viking’s customers or of Viking’s large customers’ purchases of Viking’s competitors’ products could materially reduce Viking’s sales and profits. Also, Viking’s ability to successfully realize Viking’s growth strategy is dependent in part on Viking’s ability to identify, attract and retain new distributors at all layers of Viking’s distribution platform, including increasing the number of energy storage distributors, and Viking cannot be certain that Viking will be successful in these efforts.

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Viking is unable to determine the specific impact of changes in selling prices or changes in volumes or mix of Viking’s products on Viking’s net sales.

Because of the wide range of products that Viking sells, the level of customization for many of Viking’s products, the frequent rollout of new products, the different accounting systems utilized, and the fact that Viking does not apply pricing changes uniformly across Viking’s entire portfolio of products, Viking is unable to determine with specificity the effect of volume or mix changes or changes in selling prices on Viking’s net sales.

Policy changes affecting international trade could adversely impact the demand for Viking’s products and Viking’s competitive position.

Changes in government policies on foreign trade and investment can affect the demand for Viking’s products, impact the competitive position of Viking’s products or prevent Viking from being able to sell products in certain countries. Viking’s business benefits from free trade agreements, and efforts to withdraw from, or substantially modify such agreements, in addition to the implementation of more restrictive trade policies, such as more detailed inspections, higher tariffs, import or export licensing requirements, exchange controls or new barriers to entry, could have a material adverse effect on Viking’s results of operations, financial condition or cash flows. For example, Viking is experiencing increased tariffs on certain of Viking’s products and product components. However, these tariffs have not ultimately had a material adverse effect on Viking’s results due to the implementation of various mitigation efforts in conjunction with Viking’s supply chain and end market partners.

Risk Factors Related to the Oil and Gas Industry

Oil and gas price fluctuations in the market may adversely affect the results of Viking’s operations.

Viking’s profitability, cash flows and the carrying value of Viking’s oil and natural gas properties are highly dependent upon the market prices of oil and natural gas. A significant portion of Viking’s sales of oil and natural gas, if any, are made in the spot market, or pursuant to contracts based on spot market prices, and not pursuant to long-term, fixed-price contracts. Accordingly, the prices received for Viking’s oil and natural gas production are dependent upon numerous factors beyond Viking’s control. These factors include the level of consumer product demand, governmental regulations and taxes, the price and availability of alternative fuels, the level of foreign imports of oil and natural gas and the overall economic environment.

Historically, the oil and natural gas markets have proven cyclical and volatile as a result of factors that are beyond Viking’s control. Any additional declines in oil and natural gas prices or any other unfavorable market conditions could have a material adverse effect on Viking’s financial condition.

Actual quantities of recoverable oil and gas reserves and future cash flows from those reserves most likely will vary from Viking’s estimates.

Estimating accumulations of oil and gas is complex. The process relies on interpretations of available geological, geophysical, engineering and production data. The extent, quality and reliability of this data can vary. The process also requires certain economic assumptions, some of which are mandated by the SEC, such as oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The accuracy of a reserve estimate is a function of:

·	the quality and quantity of available data;
·	the interpretation of that data;
·	the accuracy of various mandated economic assumptions; and
·	the judgment of the persons preparing the estimate.

Estimates of proved reserves prepared by others might differ materially from Viking’s estimates. Actual quantities of recoverable oil and gas reserves, future production, oil and gas prices, revenues, taxes, development expenditures and operating expenses most likely will vary from Viking’s estimates. Any significant variance could materially affect the quantities and net present value of Viking’s reserves. In addition, Viking may adjust estimates of proved reserves to reflect production history, results of exploration and development and prevailing oil and gas prices. Viking’s reserves also may be susceptible to drainage by operators on adjacent properties.

Viking’s operations will require significant expenditures of capital that may not be recovered.

Viking requires significant expenditures of capital to locate and develop producing properties and to drill exploratory and exploitation wells. In conducting exploration, exploitation and development activities for a particular well, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause Viking’s exploration, exploitation, development and production activities to be unsuccessful, potentially resulting in abandonment of the well. This could result in a total loss of Viking’s investment. In addition, the cost and timing of drilling, completing and operating wells is difficult to predict.

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Compliance with, or breach of, environmental laws can be costly and could limit Viking’s operations.

Viking’s operations will be subject to numerous and frequently changing laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Any properties Viking might own for the exploration and production of oil and gas and the wastes disposed on these properties may be subject to the Comprehensive Environmental Response, Compensation and Liability Act, the Oil Pollution Act of 1990, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, similar state laws, and similar Canadian laws. Under such laws, Viking could be required to remove or remediate previously released wastes or property contamination. Laws and regulations protecting the environment have generally become more stringent and may, in some cases, impose “strict liability” for environmental damage. Strict liability means that Viking may be held liable for damage without regard to whether Viking was negligent or otherwise at fault. Environmental laws and regulations may expose Viking to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. Failure to comply with these laws and regulations may result in the imposition of administrative, civil and criminal penalties.

Although Viking believes that Viking’s operations are in substantial compliance with existing requirements of governmental bodies, Viking’s ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. Viking’s current permits and authorizations and ability to get future permits and authorizations may be susceptible on a going forward basis, to increased scrutiny, greater complexity resulting in increased costs, or delays in receiving appropriate authorizations.

Viking is subject to changing laws and regulations and other governmental actions that can significantly and adversely affect Viking’s business.

Federal, state, local, territorial and foreign laws and regulations relating to tax increases and retroactive tax claims, disallowance of tax credits and deductions, expropriation or nationalization of property, mandatory government participation, cancellation or amendment of contract rights, and changes in import and export regulations, limitations on access to exploration and development opportunities, as well as other political developments may adversely affect Viking’s operations.

The oil and gas Viking produces may not be readily marketable at the time of production.

Crude oil, natural gas, condensate and other oil and gas products are generally sold to other oil and gas companies, government agencies and other industries. The availability of ready markets for oil and gas that Viking might discover and the prices obtained for such oil and gas depend on many factors beyond Viking’s control, including:

·	the extent of local production and imports of oil and gas,
·	the proximity and capacity of pipelines and other transportation facilities,
·	fluctuating demand for oil and gas,
·	the marketing of competitive fuels, and
·	the effects of governmental regulation of oil and gas production and sales.

Natural gas associated with oil production is often not marketable due to demand or transportation limitations and is often flared at the producing well site. Pipeline facilities do not exist in certain areas of exploration and, therefore, Viking intends on utilizing trucks to transport any oil that is discovered.

The price of oil and natural gas has historically been volatile. If it were to decrease substantially, Viking’s projections, budgets and revenues would be adversely affected, potentially forcing Viking to make changes in Viking’s operations.

Viking’s future financial condition, results of operations and the carrying value of any oil and natural gas interests Viking acquires will depend primarily upon the prices paid for oil and natural gas production. Oil and natural gas prices historically have been volatile, during calendar 2020 significantly decreased, and likely will continue to be volatile in the future, especially given current world geopolitical and economic conditions. Viking’s cash flows from operations are highly dependent on the prices that Viking receives for oil and natural gas. This price volatility also affects the amount of Viking’s cash flows available for capital expenditures and Viking’s ability to borrow money or raise additional capital. The prices for oil and natural gas are subject to a variety of additional factors that are beyond Viking’s control. These factors include:

·	the level of consumer demand for oil and natural gas;
·	the domestic and foreign supply of oil and natural gas;
·	the ability of the members of the Organization of Petroleum Exporting Countries (“OPEC”) to agree to and maintain oil price and production controls;
·	the price of foreign oil and natural gas;
·	domestic governmental regulations and taxes;
·	the price and availability of alternative fuel sources;
·	weather conditions;
·	market uncertainty due to political conditions in oil and natural gas producing regions, including the Middle East; and
·	interest rates and worldwide geopolitical and economic conditions.

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These factors as well as the volatility of the energy markets generally make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices affect Viking’s revenues and could reduce the amount of oil and natural gas that Viking can produce economically. Accordingly, such declines could have a material adverse effect on Viking’s financial condition, results of operations, oil and natural gas reserves and the carrying values of Viking’s oil and natural gas properties. If the oil and natural gas industry experiences significant price declines, Viking may be unable to make planned expenditures, among other things. If this were to happen, Viking may be forced to abandon or curtail Viking’s business operations, which would cause the value of an investment in Viking to decline in value or become worthless.

Downturns and volatility in global economies and commodity and credit markets may materially adversely affect Viking’s business, results of operations and financial condition.

Viking’s results of operations are materially adversely affected by the conditions of the global economies and the credit, commodities and stock markets. Among other things, Viking has recently been adversely impacted, and anticipates continuing to be adversely impacted, due to a global reduction in consumer demand for oil and gas, and consumer lack of access to sufficient capital to continue to operate their businesses or to operate them at prior levels. In addition, a decline in consumer confidence or changing patterns in the availability and use of disposable income by consumers can negatively affect the demand for oil and gas and as a result Viking’s results of operations.

Because of the inherent dangers involved in oil and gas operations, there is a risk that Viking may incur liability or damages as Viking conducts Viking’s business operations, which could force Viking to expend a substantial amount of money in connection with litigation and/or a settlement.

The oil and natural gas business involve a variety of operating hazards and risks such as well blowouts, pipe failures, casing collapse, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, spills, pollution, releases of toxic gas and other environmental hazards and risks. These hazards and risks could result in substantial losses to Viking from, among other things, injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations. In addition, Viking may be liable for environmental damages caused by previous owners of property purchased and leased by us. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of Viking’s properties and/or force Viking to expend substantial monies in connection with litigation or settlements. Viking currently has no insurance to cover such losses and liabilities, and even if insurance is obtained, there can be no assurance that it will be adequate to cover any losses or liabilities. Viking cannot predict the availability of insurance or the availability of insurance at premium levels that justify Viking’s purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect Viking’s financial condition and operations. Viking may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event not fully covered by insurance could have a material adverse effect on Viking’s financial condition and results of operations, which could lead to any investment in Viking becoming worthless.

Viking may encounter operating hazards that may result in substantial losses.

Viking will be subject to operating hazards normally associated with the exploration and production of oil and gas, including hurricanes, blowouts, explosions, oil spills, cratering, pollution, earthquakes, labor disruptions and fires. The occurrence of any such operating hazards could result in substantial losses to Viking due to injury or loss of life and damage to or destruction of oil and gas wells, formations, production facilities or other properties. Viking does not maintain insurance coverage for matters that may adversely affect Viking’s operations, including war, terrorism, nuclear reactions, government fines, treatment of waste, blowout expenses, wind damage and business interruptions. Losses and liabilities arising from uninsured or underinsured events could reduce Viking’s revenues or increase Viking’s costs. There can be no assurance that any insurance Viking does obtain will be adequate to cover losses or liabilities associated with operational hazards. Viking cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

Viking faces strong competition from larger oil and gas companies, which could result in adverse effects on Viking’s business.

The petroleum exploration and production business is highly competitive. Many of Viking’s competitors have substantially larger financial resources, staffs and facilities. Viking’s competitors in the United States and Canada include numerous major oil and gas exploration and production companies. Additionally, other companies engaged in Viking’s line of business may compete with Viking from time to time in obtaining capital from investors. Competitors include larger companies which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. Actual or potential competitors may be strengthened through the acquisition of additional assets and interests. Additionally, there are numerous companies focusing their resources on creating fuels and/or materials which serve the same purpose as oil and gas but are manufactured from renewable resources.

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Viking’s estimates of the volume of reserves could have flaws, or such reserves could turn out not to be commercially extractable. as a result, Viking’s future revenues and projections could be incorrect.

Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. Viking’s actual amounts of production, revenue, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves may vary substantially from the estimates. Oil and gas reserve estimates are necessarily inexact and involve matters of subjective engineering judgment. In addition, any estimates of Viking’s future net revenues and the present value thereof are based on assumptions derived in part from historical price and cost information, which may not reflect current and future values, and/or other assumptions made by Viking that only represent Viking’s best estimates. If these estimates of quantities, prices and costs prove inaccurate, Viking may be unsuccessful in expanding Viking’s oil and gas reserves base with Viking’s acquisitions. Additionally, if declines in and instability of oil and gas prices occur, then write downs in the capitalized costs associated with any oil and gas assets Viking obtains may be required. Because of the nature of the estimates of Viking’s reserves and estimates in general, Viking can provide no assurance that reductions to Viking’s estimated proved oil and gas reserves and estimated future net revenues will not be required in the future, and/or that Viking’s estimated reserves will be present and/or commercially extractable. If Viking’s reserve estimates are incorrect, the value of Viking’s Common Stock could decrease and Viking may be forced to write down the capitalized costs of Viking’s oil and gas properties.

Viking’s business will suffer if Viking cannot obtain or maintain necessary licenses.

Viking’s operations will require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. Our, or Viking’s partners’, ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to change in regulations and policies and to the discretion of the applicable governments, among other factors. Viking’s inability to obtain, or Viking’s loss of or denial of extension of, any of these licenses or permits could hamper Viking’s ability to produce revenues from Viking’s operations.

Viking’s operations may be subject to various litigation matters in the future that could have an adverse effect on Viking’s business.

From time to time, Viking may become a defendant in various litigation matters. The nature of Viking’s operations exposes Viking to further possible litigation claims, including litigation relating to climate change in the future. There is risk that any matter in litigation could be adversely decided against Viking regardless of Viking’s belief, opinion and position, which could have a material adverse effect on Viking’s financial condition and results of operations. Litigation is highly costly and the costs associated with defending litigation could also have a material adverse effect on Viking’s financial condition.

Viking may be affected by global climate change or by legal, regulatory, or market responses to such change.

The growing political and scientific sentiment is that increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere are influencing global weather patterns. Changing weather patterns, along with the increased frequency or duration of extreme weather conditions, could impact the availability or increase the cost to produce Viking’s products. Additionally, the sale of Viking’s products can be impacted by weather conditions.

Concern over climate change, including global warming, has led to legislative and regulatory initiatives directed at limiting greenhouse gas emissions. For example, proposals that would impose mandatory requirements on greenhouse gas emissions continue to be considered by policy makers in the provinces, states or territories where Viking operates. Laws enacted that directly or indirectly affect Viking’s oil and gas production could impact Viking’s business and financial results.

If oil or natural gas prices decrease or drilling efforts are unsuccessful, Viking may be required to record write-downs of Viking’s oil and natural gas properties.

Viking could be required to write down the carrying value of certain of Viking’s oil and natural gas properties. Write-downs may occur when oil and natural gas prices are low, or if Viking has downward adjustments to Viking’s estimated proved reserves, increases in Viking’s estimates of operating or development costs, deterioration in drilling results or mechanical problems with wells where the cost to re-drill or repair is not supported by the expected economics.

Accounting rules require that the carrying value of oil and natural gas properties be periodically reviewed for possible impairment. Under the full cost method of accounting, capitalized oil and natural gas property costs less accumulated depletion, net of deferred income taxes, may not exceed a ceiling amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and natural gas reserves plus the cost of unproved properties not subject to amortization (without regard to estimates of fair value), or estimated fair value, if lower, of unproved properties that are subject to amortization. Should capitalized costs exceed this ceiling, which is tested on a quarterly basis, an impairment is recognized. While an impairment charge reflects Viking’s long-term ability to recover an investment, reduces Viking’s reported earnings and increases Viking’s leverage ratios, it does not impact cash or cash flow from operating activities.

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Viking’s future success depends on Viking’s ability to replace reserves that are produced.

Because the rate of production from oil and natural gas properties generally declines as reserves are depleted, Viking’s future success depends upon Viking’s ability to economically find or acquire and produce additional oil and natural gas reserves. Except to the extent that Viking acquires additional properties containing proved reserves, conduct successful exploration and development activities, or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, Viking’s proved reserves will decline as Viking’s reserves are produced. Future oil and natural gas production, therefore, is highly dependent upon Viking’s level of success in acquiring or finding additional reserves that are economically recoverable. Viking cannot assure you that Viking will be able to find or acquire and develop additional reserves at an acceptable cost.

Viking may acquire significant amounts of unproved property to further Viking’s development efforts. Development and exploratory drilling and production activities are subject to many risks, including the risk that no commercially productive reservoirs will be discovered. Viking may acquire both proved and producing properties as well as undeveloped acreage that Viking believes will enhance growth potential and increase Viking’s earnings over time. However, Viking cannot assure you that all of these properties will contain economically viable reserves or that Viking will not abandon Viking’s initial investments. Additionally, Viking cannot assure you that unproved reserves or undeveloped acreage that Viking acquire will be profitably developed, that new wells drilled on Viking’s properties will be productive or that Viking will recover all or any portion of Viking’s investments in Viking’s properties and reserves.

Viking’s lack of industry and geographical diversification may increase the risk of an investment in Viking’s company.

Viking operates in the oil and gas sector, and Viking’s current leases are located in North America in Kansas. This lack of geographic diversification may make Viking’s holdings more sensitive to economic developments within a regional area, which may result in reduced rates of return or higher rates of default than might be incurred with a company that is more geographically diverse.

Viking’s business depends on oil and natural gas transportation and processing facilities and other assets that are owned by third parties.

The marketability of Viking’s oil and natural gas depends in part on the availability, proximity and capacity of pipeline systems, processing facilities, oil trucking fleets and rail transportation assets owned by third parties. The lack of available capacity on these systems and facilities, whether as a result of proration, physical damage, scheduled maintenance or other reasons, could result in the delay or discontinuance of development plans for Viking’s properties. The curtailments arising from these and similar circumstances may last from a few days to several months.

Viking’s leasehold acreage is subject to leases that will expire over the next several years unless production is established or maintained or the leases are extended.

Some of Viking’s acreage is currently held by production or held by operations, but some is not. Unless production in paying quantities is established or operations are commenced on units containing these latter leases during their terms, those leases may expire. Likewise, if Viking is unable to maintain production on acreage held by production or operations, those leases may expire. If Viking’s leases expire and Viking is unable to renew the leases, Viking will lose Viking’s right to develop or utilize the related properties.

Deficiencies of title to Viking’s leased interests could significantly affect Viking’s financial condition.

Viking, or Viking’s partners, often incur the expense of a title examination prior to acquiring oil and natural gas leases or undivided interests in oil and natural gas leases or other developed rights. If an examination of the title history of a property reveals that an oil or natural gas lease or other developed rights have been purchased in error from a person who is not the owner of the mineral interest desired, Viking’s interest would substantially decline in value or be eliminated. In such cases, the amount paid for such oil or natural gas lease or leases or other developed rights may be lost.

Viking has limited control over activities in properties it does not operate, which could reduce its production and revenues, affect the timing and amounts of capital requirements and potentially result in a dilution of its ownership interest in the event it is unable to make any required capital contributions.

Viking does not currently operate any of the wells in which it has an interest. As a result, Viking may have a limited ability to exercise influence over normal operating procedures, expenditures or future development of underlying properties and their associated costs.  For all of the properties that are operated by others, Viking is dependent on their decision-making with respect to day-to-day operations over which Viking has little control.  The failure of an operator of wells in which Viking has an interest to adequately perform operations, or an operator’s breach of applicable agreements, could reduce production and revenues Viking receives from that well.

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Risk Factors Related to Viking’s Operations

Viking has not established an effective system of internal control over Viking’s financial reporting, and if Viking fails to maintain such internal control, Viking may not be able to accurately report Viking’s financial results, and current and potential stockholders may lose confidence in Viking’s financial reporting.

Viking has not established and maintained adequate and effective internal control over financial reporting that would provide reasonable assurance regarding the reliability of Viking’s financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Viking is, however, required to evaluate the effectiveness of Viking’s internal controls and to disclose any changes and material weaknesses in those internal controls.

Any failure to maintain adequate internal controls could adversely impact Viking’s ability to report Viking’s financial results on a timely and accurate basis. If Viking’s financial statements are not accurate, investors may not have a complete understanding of Viking’s operations. Likewise, if Viking’s financial statements are not filed on a timely basis as required by the SEC and the capital market, Viking could face severe consequences from those authorities. In either case, there could result a material adverse effect on Viking’s business. Ineffective internal controls could also cause investors to lose confidence in Viking’s reported financial information, which could have a negative effect on the trading price of Viking’s stock.

Need for Additional Financing

Viking currently has limited funds and the lack of additional funds may negatively impact Viking’s ability to pursue its business strategy to conduct operations in the oil and gas industry and to acquire, invest in and/or provide professional advisory and consulting services to companies undergoing or anticipating periods of rapid growth. Even if Viking’s funds prove to be sufficient to provide such services or to acquire an interest in, or complete a transaction with, an entity, Viking may not have enough capital to exploit the opportunity. The ultimate success of Viking may depend upon its ability to raise additional capital. Viking may investigate the availability, source, or terms that might govern the acquisition of additional capital but will not do so until it determines a need for additional financing. If additional capital is needed, there is no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to Viking. If not available, Viking’s operations will be limited to those that can be financed with its modest capital.

Regulation of Penny Stocks

Viking’s securities may be subject to a SEC rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth, or joint net worth with spouse, in excess of $1,000,000 excluding the value of the person’s primary residence or having an annual income that exceeds $200,000 (or that, when combined with a spouse’s income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell Viking’s securities and also may affect the ability of purchasers in an offering to sell their securities in any market that might develop.

In addition, the SEC has adopted a number of rules to regulate “penny stocks.” Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities Exchange Act of 1934, as amended or the Exchange Act. Because the securities of Viking may constitute “penny stocks” within the meaning of the rules, the rules would apply to Viking and to its securities. The rules may further affect the ability of owners of shares to sell the securities of Viking in any market that might develop for them.

Shareholders should be aware that, according to SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

Lack of Operating History

Due to the numerous risks inherent in the implementation of a new business emphasis and plan, Viking must be regarded as a new or start-up venture with all of the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject.

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No Assurance of Success or Profitability

There is no assurance that Viking will be able to successfully implement its business plan and provide the contemplated services to its client companies. Even if Viking is successful in providing its services to its client companies, there is a risk that it will not generate revenues or profits, or that the market price of Viking’s Common Stock will increase.

Impracticality of Exhaustive Investigation

Viking has limited operating funds, and this makes it impracticable for Viking to conduct a complete and exhaustive investigation and analysis of its opportunities. Decisions will therefore likely be made without detailed geotechnical reports, feasibility studies, independent analysis, market surveys and the like, which, if Viking had more funds available to it, would be desirable. Viking will be particularly dependent in making decisions upon information provided by third parties with interests in the transaction. A significant portion of Viking’s available funds could be expended for investigative expenses and other preliminary expenses, and potential profits could therefore be lessened.

Reliance upon Financial Statements

Viking generally will require audited financial statements from companies with which it seeks to enter into a contractual arrangement. In cases where no audited financials are available, Viking will have to rely upon interim period unaudited information received from a prospective client company’s management that has not been verified by outside auditors. The lack of the type of independent verification which audited financial statements would provide increases the risk that Viking, in evaluating a contractual arrangement with such a company, will not have the benefit of full and accurate information about the financial condition and recent interim operating history of that company. This risk increases the prospect that the contractual arrangement with such a company might prove to be an unfavorable one for Viking or the holders of Viking’s securities.

Moreover, Viking will be subject to the reporting provisions of the Exchange Act, and thus will be required to furnish certain information about significant contractual arrangements, including audited financial statements for any business with which it enters into a contractual arrangement for control. Consequently, prospects that do not typically have, or are unable to provide reasonable assurances that they will be able to obtain, the required audited statements would not be considered by Viking to be appropriate acquisition targets so long as the reporting requirements of the Exchange Act are applicable. Should Viking, during the time it remains subject to the reporting provisions of the Exchange Act, acquire control of an entity for which audited financial statements prove to be unobtainable, Viking would be exposed to enforcement actions by the SEC and to corresponding administrative sanctions, including permanent injunctions against Viking and its management. The legal and other costs of defending an SEC enforcement action would have material, adverse consequences for Viking and its business. The imposition of administrative sanctions would subject Viking to further adverse consequences. In addition, the lack of audited financial statements would prevent the securities of Viking from becoming eligible for listing on NASDAQ, or on any existing stock exchange.

Moreover, the lack of such financial statements is likely to discourage broker-dealers from becoming or continuing to serve as market makers in the securities of Viking. Without audited financial statements, Viking would almost certainly be unable to offer securities under a registration statement pursuant to the Securities Act of 1933 or the Securities Act, and the ability of Viking to raise capital would be significantly limited until such financial statements were to become available.

Other Regulation

A contractual arrangement for acquisition of equity ownership of or control may be of a company that is subject to rules and regulation by federal, state, local or foreign authorities. Compliance with such rules and regulations can be expected to be a time-consuming, expensive process and may limit other opportunities of Viking.

Lack of Continuity in Management

Viking does not currently have employment agreements with its Chief Executive Officer and President, Mr. Doris, and its Chief Financial Officer, Mr. McVicar. As a result, there is no assurance that Mr. Doris or Mr. McVicar will continue to be associated with Viking in the future. In connection with future business opportunities, it is possible that Mr. Doris or Mr. McVicar may resign as an officer and director of Viking subject to compliance with Section 14f of the Exchange Act. Any decision to resign would occur without the vote or consent of the stockholders of Viking.

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Viking is required to indemnify its Officers and Directors

Nevada law provides for the indemnification of Viking’s directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of Viking. If Viking were called upon to indemnify an officer or director, then the portion of its available funds expended for such purpose would reduce the amount otherwise available for Viking’s business. This indemnification obligation and the resultant costs associated with indemnification may also discourage Viking’s Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by Viking’s shareholders against Viking’s directors and officers even though such actions, if successful, might otherwise benefit Viking’s company and shareholders.

Viking would bear the expenses of such litigation for any of its directors, officers, employees, or agents, upon such person’s promise to repay Viking if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by Viking which it may be unable to recoup.

Viking may be dependent upon outside advisors.

To supplement Viking’s officers, directors and principal shareholders, Viking may be required to employ accountants, technical experts, appraisers, attorneys, or other outside consultants or advisors. The selection of any such advisors will be made by Viking without any input from stockholders. Furthermore, it is anticipated that such persons may be engaged on an “as needed” basis without a continuing fiduciary or other obligation to Viking. In the event Viking considers it necessary to hire outside advisors, such persons may be affiliates of Viking.

Viking does not anticipate paying any cash dividends to Viking’s common shareholders.

Viking presently does not anticipate that Viking will pay dividends on any of Viking’s Common Stock in the foreseeable future. If payment of dividends does occur at some point in the future, it would be contingent upon Viking’s revenues and earnings, if any, capital requirements, and general financial condition. The payment of any Viking Common Stock dividends will be within the discretion of the Viking Board of Directors. Viking presently intend to deploy available capital to execute Viking’s business plan; accordingly, Viking does not anticipate the declaration of any dividends for Viking Common Stock in the foreseeable future.

Viking’s CEO, James Doris, holds preferred stock which could afford him enough shareholder votes to control Viking.

Viking’s CEO and director, James Doris, holds 28,092 shares of Viking’s Series C Preferred Stock, with each share of preferred stock entitling the holder, after July 1, 2022, to 37,500 votes on all matters submitted to the vote of Viking’s security holders. By virtue of such preferred stock ownership, following July 1, 2022, Mr. Doris could control the election of the members of the Viking Board and generally exercise control over the affairs of Viking. Such concentration of ownership could have the effect of delaying, deterring or preventing a change in control of Viking that might otherwise be beneficial to stockholders. There can be no assurance that conflicts of interest will not arise with respect to Mr. Doris’s ownership of the preferred stock, or that such conflicts will be resolved in a manner favorable to Viking.

Viking’s outstanding securities may become freely tradable pursuant to Rule 144 and may have a depressive effect on the price of the shares of Viking’s Common Stock.

Viking has, outstanding, a large number of shares of Viking Common Stock. Many of these securities are currently issued with a “restrictive legend” and characterized as “restricted securities” within the meaning of Rule 144 (“Rule 144”) promulgated under the Securities Act. As restricted securities, these securities may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that once restricted securities have been held for a period of at least six months and the other requirements in the rule have been satisfied, holders of the securities may resell their securities without registration or restriction on transfer. As many of Viking’s outstanding shares of Viking Common Stock have been held by their holders in excess of six months, such holders may be able to resell their shares of Viking Common Stock into the market without restriction pursuant to Rule 144. Those resales could have a depressive effect upon Viking’s stock price.

COVID-19 may negatively impact demand for oil and natural gas and Viking’s business, results of operations and financial condition.

COVID-19 has had a significant impact around the world, prompting governments and businesses to take unprecedented measures in response. Such measures have included restrictions on travel and business operations, temporary closures of businesses, and quarantine and shelter-in-place orders. The COVID-19 pandemic has at times significantly curtailed global economic activity and caused significant volatility and disruption in global financial markets.

The COVID-19 pandemic and the measures taken by many countries in response have adversely affected and could in the future materially adversely impact Viking’s business, results of operations, financial condition and stock price. During the course of the pandemic, certain of Viking’s component suppliers and manufacturing and logistical service providers have experienced disruptions, resulting in supply shortages that affected Viking’s operations, and similar disruptions could occur in the future. Public safety measures can also adversely impact consumer demand for Viking’s products and services in affected areas.

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Viking continues to monitor the situation and take appropriate actions in accordance with the recommendations and requirements of relevant authorities. The extent to which the COVID-19 pandemic may impact Viking’s operational and financial performance remains uncertain and will depend on many factors outside Viking’s control, including the timing, extent, trajectory and duration of the pandemic, the emergence of new variants, the development, availability, distribution and effectiveness of vaccines and treatments, the imposition of protective public safety measures, and the impact of the pandemic on the global economy and demand for consumer products and services. Additional future impacts on Viking may include material adverse effects on demand for Viking’s products and services, Viking’s supply chain and sales and distribution channels, Viking’s ability to execute its strategic plans, and Viking’s profitability and cost structure.

To the extent the COVID-19 pandemic adversely affects Viking’s business, results of operations, financial condition and stock price, it may also have the effect of heightening many of the other risks described in this joint proxy statement/prospectus.

The staff of the SEC’s Division of Enforcement notified Viking that the Staff had made a preliminary determination to recommend that the SEC file an enforcement action against Viking, as well as against its CEO and its former CFO, for alleged violation of securities laws.

In April of 2019, the Staff notified Viking that the Staff had made a preliminary determination to recommend that the SEC file an enforcement action against Viking, as well as against its CEO and its former CFO, for alleged violations of Section 17(a) of the Securities Act and Section 10(b) of the Exchange Act and Rule 10b-5 thereunder during the period from early 2014 through late 2016. The Staff’s notice was not a formal allegation or a finding of wrongdoing by Viking, and Viking has communicated with the Staff regarding its preliminary determination. Viking believes it has adequate defenses and intends to vigorously defend any enforcement action that may be initiated by the SEC. However, the defense of an action filed by the SEC against Viking, its CEO and/or former CFO, could take resources away from the operations of Viking, divert management attention, or potential result in penalties, fines or sanctions, which could materially adversely affect Viking or the value of its securities.

If Viking loses the services of Viking’s Chief Executive Officer, Viking’s operations could be disrupted, and Viking’s business could be harmed.

Viking relies heavily on the day-to-day involvement of Viking’s CEO, James Doris, in managing Viking’s affairs. Mr. Doris is an integral part of all material elements of Viking’s existing operations and immediate growth initiatives. Viking does not have a long-term employment or other agreement with Mr. Doris. If he ceases to be involved with Viking for any reason, Viking’s operations would likely be disrupted, and Viking’s business would likely be harmed.

Viking only owns approximately 60.5% of Simson-Maxwell, and other Simson-Maxwell stakeholders are able to exercise some control over its operations.

Viking does not own 100% of Simson-Maxwell, but rather Viking owns approximately 60.5% of Simson-Maxwell’s issued and outstanding shares. Viking is a party to a shareholders’ agreement regarding the ownership and governance of Simson-Maxwell, and although Viking is entitled to elect the majority of the directors of Simson-Maxwell, Viking has to obtain approval from at least one other shareholder of Simson-Maxwell in connection with the following matters:

·	any fundamental change to the corporate structure of the Simson-Maxwell and/or any subsidiary of Simson-Maxwell if such fundamental change is dilutive to the existing shareholders, including without limitation, in respect of each such entity: any amendment, modification, repeal or other variation to its articles, any amendment to its authorized share capital, or any proposal to create, reclassify, re-designate, subdivide, consolidate, or otherwise change any shares (whether issued or unissued) or partnership units, as the case may be;
·	the issuance of any shares in the capital of the Simson-Maxwell and/or any subsidiary of Simson-Maxwell or any securities, warrants, options or rights convertible into, exchangeable for, or carrying the right to subscribe for or purchase, shares in the capital of the Simson-Maxwell and/or any subsidiary of Simson-Maxwell, as the case may be, if such issuance is dilutive to the existing shareholders;
·	the redemption or purchase for cancellation of any shares in the capital of the Simson-Maxwell and/or any subsidiary of Simson-Maxwell, or any other return of capital by the Simson-Maxwell and/or any subsidiary of Simson-Maxwell, other than any purchase of shares in accordance with the Shareholders’ Agreement;
·	the conversion, exchange, reclassification, re-designation, subdivision, consolidation, or other change of or to any shares in the capital of the Simson-Maxwell and/or any subsidiary of Simson-Maxwell if any such action is dilutive to the existing shareholders;
·	the acquisition or commencement of any business other than Simson-Maxwell’s current business or the entering into of any amalgamation, merger, partnership, joint venture, or other combination, or any agreement with respect to any of the foregoing, with any person or business by the Simson-Maxwell and/or any subsidiary of Simson-Maxwell if any such action is dilutive to the existing shareholders;

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·	any dissolution, liquidation, or winding-up of the Simson-Maxwell and/or any subsidiary of Simson-Maxwell or other distribution of the assets of the Simson-Maxwell and/or any subsidiary of Simson-Maxwell for the purpose of winding-up its affairs, whether voluntary or involuntary, except where such dissolution, liquidation, or winding-up or other distribution is done voluntarily by the Simson-Maxwell and/or any subsidiary of Simson-Maxwell in order to reorganize its corporate structure, provided that the board of directors of Simson-Maxwell determines (without inquiring into or giving effect to the personal circumstances of any individual shareholder) that the interests of no one shareholder shall be disproportionately adversely affected vis-à-vis the interests of any other shareholder by such reorganization;
·	any declaration or payment of dividends by the Simson-Maxwell or other similar payment or distribution by the Simson-Maxwell to all of the shareholders, except for payment or distribution to all common shareholders or the payment of dividends on any issued preferred shares as required under their terms;
·	any sale, proposed sale, lease, exchange, or other disposition of all or a substantial portion of the property, assets, or business of the Simson-Maxwell and/or any subsidiary of Simson-Maxwell, other than in the ordinary course of business;
·	any provision of any guarantee, indemnity, or other financial support by the Simson-Maxwell and/or any subsidiary of Simson-Maxwell;
·	any transaction not in the ordinary course of business between the Simson-Maxwell and/or any subsidiary of Simson-Maxwell and any person not dealing at arm’s length with the Simson-Maxwell and/or any subsidiary of Simson-Maxwell or any of the shareholders. For the avoidance of doubt, entering into employment agreements with employees, hiring decisions, and compensation arrangements are excluded from this provision; or
·	any change in the registered office of the Simson-Maxwell and/or any subsidiary of Simson-Maxwell.

Profitability & Expansion initiatives at Simson-Maxwell are not guaranteed.

Viking’s majority-owned subsidiary, Simson-Maxwell, provides power generation products, services and custom energy solutions to commercial and industrial clients, primarily in Canada. Simson-Maxwell is not currently operating at a profit and Viking’s objective is to assist Simson-Maxwell with becoming profitable and expanding Simson-Maxwell’s business throughout North America. There can be no assurance either will occur as both initiatives are subject to a number of risks and influences, including several beyond Viking’s control.

The Merger may not ever be consummated.

There is no guaranty Viking will complete the Merger with Camber. If the Merger is not consummated, Viking intends to up-list directly to a national stock exchange, but there is no guaranty any such up-listing will occur.

As at the date hereof, Camber owns approximately 60.9% of Viking’s outstanding shares of Viking Common Stock, and as such has significant influence over matters requiring the approval of Viking Stockholders.

Changes to the management, ownership and/or capitalization of Camber may influence how Camber manages or otherwise deals with its ownership of shares of Viking Common Stock of Viking. Camber’s interests may not always be aligned with the interests of Viking.

Viking has guaranteed Camber’s indebtedness to Camber’s senior secured lender, and Viking has executed security agreements to secure such guaranty. If there is a default under any of the promissory notes issued by Camber in favor of its senior secured lender, Viking may be forced to pay amounts due to the lender pursuant to those Camber promissory notes, and Viking may not have sufficient resources on hand to satisfy those obligations.

Because of the unique difficulties and uncertainties inherent in technology development, Viking faces a risk of not being able to capitalize on Viking’s license or ownership of intellectual property.

Potential investors should be aware of the difficulties normally encountered by companies developing new technology and the high rate of failure of such enterprises. The likelihood of Viking’s successful ability to commercialize intellectual property Viking owns or licenses must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the development of new technology with limited personnel and financial means. These potential problems include, but are not limited to, unanticipated technical problems that extend the time and cost of product development, or unanticipated problems with the operation of the technology.

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Technology development involves significant time and expense and can be uncertain.

The development of technology associated with Viking’s licensed or owned intellectual property will be costly, complex and time-consuming. Any investment into technology development and commercialization often involves a long wait until a return, if any, is achieved on such investment. Viking plans to make investments in research and development relating to Viking’s owned and licensed intellectual property and technology. Investments in new technology and processes are inherently speculative.

Successful technical development of technologies associated with intellectual property does not guarantee successful commercialization.

Viking may successfully complete the technical development of technologies associated with Viking’s owned or licensed intellectual property, but Viking may still fail to commercialize that technology at scale or at a cost attractive to the target industries. Viking’s success will depend largely on Viking’s ability to prove the capabilities and cost-effectiveness of the developed technology. Upon demonstration, the technology may not have the capabilities they were designed to have or that Viking believed they would have, or they may be more expensive than anticipated. Furthermore, even if Viking does successfully demonstrate the technology’s capabilities, potential customers may be more comfortable doing business with a larger, more established, more proven company than us. Moreover, competing technologies may prevent Viking from gaining wide market acceptance of the technology. Significant revenue from new technology investments may not be achieved for a number of years, if at all.

If Viking fails to protect Viking’s intellectual property rights, Viking could lose Viking’s ability to compete in the market.

Viking’s intellectual property and proprietary rights are important to Viking’s ability to remain competitive and for the success of Viking’s products and Viking’s business. Viking’s intellectual property rights may be challenged, invalidated or circumvented by third parties. Viking may not be able to prevent the unauthorized disclosure or use of Viking’s technical knowledge or other trade secrets by employees or competitors. Furthermore, Viking’s competitors may independently develop technologies and products that are substantially equivalent or superior to Viking’s technologies and/or products, which could result in decreased revenues. Moreover, the laws of foreign countries may not protect Viking’s intellectual property rights to the same extent as the laws of the U.S. Litigation may be necessary to enforce Viking’s intellectual property rights which could result in substantial costs to Viking and substantial diversion of management attention. If Viking does not adequately protect Viking’s intellectual property, Viking’s competitors could use it to enhance their products. Viking’s inability to adequately protect Viking’s intellectual property rights could adversely affect Viking’s business and financial condition, and the value of Viking’s brand and other intangible assets.

Other companies may claim that Viking infringes their intellectual property, which could materially increase Viking’s costs and harm Viking’s ability to generate future revenue and profit.

Viking does not believe that Viking infringes the proprietary rights of any third party, but claims of infringement are becoming increasingly common, and third parties may assert infringement claims against us. It may be difficult or impossible to identify, prior to receipt of notice from a third party, the trade secrets, patent position or other intellectual property rights of a third party, either in the United States or in foreign jurisdictions. Any such assertion may result in litigation or may require Viking to obtain a license for the intellectual property rights of third parties. If Viking is required to obtain licenses to use any third-party technology, Viking would have to pay royalties, which may significantly reduce any profit on Viking’s products. In addition, any such litigation could be expensive and disruptive to Viking’s ability to generate revenue or enter into new market opportunities. If any of Viking’s products were found to infringe other parties’ proprietary rights and Viking is unable to come to terms regarding a license with such parties, Viking may be forced to modify Viking’s products to make them non-infringing or to cease production of such products altogether.

Renewable energy investments may be linked to government subsidies.

Profitability of any investments Viking makes in renewable and/or clean energy opportunities may depend on the availability of government subsidies, tax credits or other types of incentives, and there is no guaranty such subsidies, tax credits or incentives will be available in the future.

Viking is currently operating in a period of economic uncertainty and capital markets disruption, which has been impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Viking’s business may be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. Viking is continuing to monitor the situation in Ukraine and globally and assessing its potential impact on Viking’s business.

Additionally, Russia’s prior annexation of Crimea, recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military interventions in Ukraine have led to sanctions and other penalties being levied by the United States, European Union and other countries against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, including agreement to remove certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) payment system, expansive ban on imports and exports of products to and from Russia and ban on exportation of U.S denominated banknotes to Russia or persons located there. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for Viking to obtain additional funds. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this joint proxy statement/prospectus.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, statements regarding the anticipated effects; benefits and synergies of the Merger; integration and transition plans; pro forma descriptions of the combined business and its operations; anticipated future financial performance and operating results; Camber’s and Viking’s plans, objectives, expectations and intentions; the expected timing and likelihood of completion of the Merger; the expected timing and amount of any future dividends; any projections of earning, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions of performance; and statements of belief; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Camber or Viking to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:

·	the ability to obtain the requisite Camber and Viking Stockholder approvals to consummate the Merger;

·	the risk that Camber or Viking may be unable to obtain governmental and regulatory approvals required for the Merger or that required governmental and regulatory approvals may delay the Merger or result in the imposition of conditions that could reduce the anticipated benefits of the Merger or cause the parties to abandon the Merger;

·	the risk that an event, change or other circumstances could give rise to the termination of the Merger;

·	the risk that a condition to closing of the Merger may not be satisfied on a timely basis or at all;

·	the length of time necessary to close the Merger, which may be longer than anticipated for various reasons;

·	the risk that the combined businesses will not be integrated successfully;

·	the risk that the cost savings and any other synergies from the Merger may not be fully realized or may take longer to realize than expected;

·	the risk that the Merger may not be accretive, and may be dilutive, to Camber’s earnings per share, return on capital employed, cash flow and/or free cash flow, which may negatively affect the market price of Camber Common Stock after the consummation of the Merger;

·	unanticipated difficulties or expenditures related to the Merger, the response of business counterparties and retention as a result of the announcement and pendency of the Merger;

·	potential liability resulting from litigation related to the Merger;

·	the risk that the credit ratings of the combined business may be different from what Camber and Viking expect;

·	disruption from the Merger making it more difficult to maintain relationships with customers, employees, suppliers or other business counterparties;

·	the diversion of management time and attention on Merger-related issues;

·	the risk that the combined business will be unable to retain and hire key personnel;

·	the risk that the cost savings and any other synergies from the Merger may not be fully realized or may take longer to realize than expected;

·	the risk that the Merger may not be accretive, and may be dilutive, to Camber’s earnings per share, return on capital employed, cash flow and/or free cash flow, which may negatively affect the market price of Camber Common Stock after the consummation of the Merger;

·	unanticipated difficulties or expenditures related to the Merger, the response of business counterparties and retention as a result of the announcement and pendency of the Merger;

·	uncertainty as to the long-term value of Camber Common Stock;

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·	potential liability resulting from litigation related to the Merger;

·	the effect of future regulatory or legislative actions on Camber or Viking or the industry in which they operate, including the risk of new restrictions with respect to well spacing, hydraulic fracturing, natural gas flaring, water disposal or other oil and natural gas development activities;

·	the risk that the credit ratings of the combined business may be different from what Camber and Viking expect;

·	disruption from the Merger making it more difficult to maintain relationships with customers, employees, suppliers or other business counterparties;

·	the diversion of management time and attention on Merger-related issues;

·	the risk that the combined business will be unable to retain and hire key personnel;

·	the volatility in commodity prices for crude oil, natural gas or NGLs, including a prolonged decline in those prices relative to historical or future expected levels;

·	global and regional changes in the demand, supply, differentials or other market conditions affecting oil and gas, including the war in Ukraine and changes resulting from actions by, or disputes among or between, the Organization of Petroleum Exporting Countries and other producer countries, and any resulting third-party actions in response to such actions or disputes;

·	the continuing effects of the coronavirus (COVID-19) pandemic and the impact thereof on Camber’s and Viking’s businesses, financial condition and results of operations;

·	the impact of significant declines in prices for crude oil, natural gas or NGLs, which may result in recognition of impairment charges to the combined business’ long-lived assets, including any goodwill recorded as a result of the Merger;

·	the presence or recoverability of estimated reserves;

·	potential failures or delays in achieving expected reserve or production levels from existing and future oil and gas developments, including due to operating hazards, drilling risks and the inherent uncertainties in predicting reserves and reservoir performance;

·	environmental risks, including liability for remedial actions under existing and future environmental regulations and litigation;

·	significant operational or investment changes imposed by existing or future environmental statutes and regulations, including national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions;

·	drilling and operating risks;

·	exploration and development risks;

·	unexpected changes in costs or technical requirements for exploration and production operations;

·	lack of, or disruptions in, adequate and reliable transportation for crude oil, natural gas and NGLs;

·	the inability to timely obtain or maintain permits, including those necessary for construction, drilling and/or development, or inability to make capital expenditures required to maintain compliance with any necessary permits or applicable laws or regulations;

·	potential disruption or interruption of the operations of the combined business due to accidents, extraordinary weather events, civil unrest, political events, war, terrorism, cyber attacks and information technology failures, constraints or disruptions;

·	volatility in the commodity futures markets;

·	changes in tax and other laws, regulations (including alternative energy mandates) or royalty rules applicable to the combined business;

·	any limitations on the combined business’ access to capital or increase in its cost of capital, including as a result of illiquidity or uncertainty in domestic or international financial markets;

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·	the inadequacy of storage capacity for the combined business’ products, and ensuing curtailments, whether voluntary or involuntary, required to mitigate this physical constraint;

·	Camber’s and Viking’s ability to raise capital and the terms thereof; and

·	Other factors referenced to in this joint proxy statement/prospectus.

The use in this joint proxy statement/prospectus of such words as “believes”, “plans”, “anticipates”, “expects”, “intends”, and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements present the Camber’s and Viking’s estimates and assumptions only as of the date of this report. Except for Camber’s and Viking’s ongoing obligation to disclose material information as required by the federal securities laws, Camber and Viking do not intend, and undertakes no obligation, to update any forward-looking statements. All of the forward-looking statements Camber and Viking make in or in connection with this joint proxy statement/prospectus are qualified by the information contained herein.  For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, see the sections entitled “Risk Factors” and “Where You Can Find More Information”.

Although Camber and Viking believe that the expectations reflected in any of the forward-looking statements are reasonable, actual results could differ materially from those projected or assumed or any of Camber’s or Viking’s forward-looking statements. Camber’s and Viking’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties.

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INFORMATION ABOUT THE COMPANIES

Camber Energy, Inc.

15915 Katy Freeway, Suite 450

Houston, Texas 77094

Phone:  (210) 998-4035

Camber is a growth-oriented diversified energy company. Through its majority-owned subsidiary, Camber provides custom energy & power solutions to commercial and industrial clients in North America and owns interests in oil and natural gas assets in the United States. Camber’s majority-owned subsidiary also holds an exclusive license in Canada to a patented carbon-capture system, and has a majority interest in: (i) an entity with intellectual property rights to a fully developed, patented, ready-for-market proprietary Medical & Bio-Hazard Waste Treatment system using Ozone Technology; and (ii) entities with the intellectual property rights to fully developed, patent pending, ready-for-market proprietary Electric Transmission and Distribution Open Conductor Detection Systems.  Camber Common Stock is listed on the NYSE American, trading under the symbol “CEI.”

For additional information about Camber and its subsidiaries, see section entitled “Where You Can Find More Information” beginning on page 202.

Viking Energy Group, Inc.

15915 Katy Freeway, Suite 450

Houston, Texas 77094

Phone:  (210) 404-4387

Based in Houston, Texas, Viking is a growth-oriented diversified energy company. Through various majority-owned subsidiaries, Viking provides custom energy & power solutions to commercial and industrial clients in North America. Viking also holds an exclusive license in Canada to a patented carbon-capture system, and has a majority interest in: (i) an entity with intellectual property rights to a fully developed, patented, ready-for-market proprietary Medical & Bio-Hazard Waste Treatment system using Ozone Technology; and (ii) entities with the intellectual property rights to fully developed, patent pending, ready-for-market proprietary Electric Transmission and Distribution Open Conductor Detection Systems. Viking Common Stock is traded on the OTCQB under the symbol “VKIN.”

For additional information about Camber and its subsidiaries, see section entitled “Where You Can Find More Information” beginning on page 202.

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Special Meeting of Camber Stockholders

Date, Time, Place and Purpose of the Camber Special Meeting

The Camber Special Meeting will be held virtually via live webcast on                   , 2023, at 10:00 a.m. (Houston time).  Because the Camber Special Meeting is completely virtual and being conducted via live webcast, Camber Stockholders will not be able to attend the Camber Special Meeting in person.  Camber Stockholders will be able to attend the Camber Special Meeting online at https://agm.issuerdirect.com/cei and vote their shares electronically during the meeting by visiting www.iproxydirect.com/CEI, which we collectively refer to as the Camber Special Meeting Website.  Camber Stockholders will need the control number found on their proxy cards in order to access the Camber Special Meeting Website.

The purpose of the Camber Special Meeting is to consider and vote on each Camber Issuance Proposal, the Camber Charter Amendment Proposal and the Camber Adjournment Proposal.  Approval of each of the Camber Issuance Proposals and the Camber Charter Amendment Proposal, if not previously approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, is a condition to the obligation of Camber and Viking to complete the Merger.

Record Date and Outstanding Shares of Camber Stock

Only holders of record of issued and outstanding shares of Camber Common Stock, Camber Series C Preferred Stock and Camber Series G Preferred Stock as of the close of business on                         , 2023, the record date for the Camber Special Meeting, are entitled to notice of, and to vote at, the Camber Special Meeting, whether via the Camber Special Meeting Website or by proxy.

As of the close of business on the record date, there were                     shares of Camber Common Stock issued and outstanding,                   shares of Camber Series C Preferred Stock issued and outstanding, and                    shares of Camber Series G Preferred Stock issued and outstanding and entitled to vote at the Camber Special Meeting; provided, that holders of the Camber Series C Preferred Stock and the Camber Series G Preferred Stock have the right to cast votes on all Camber Proposals, except any shareholder proposals, equal to the as-converted amount of such Camber Series C Preferred Stock and Series G Preferred Stock, respectively (subject to the beneficial ownership limitations in the Camber Series C COD and the Camber Series G COD, respectively).  The holders of the Camber Series C Preferred Stock and Series G Preferred Stock have contractually agreed not to vote any shares except as requested by the Camber Board.  Camber Stockholders may cast (1) one vote for each share of Camber Common Stock held by them as of the close of business on the record date, (2)                 votes for each share of Camber Series C Preferred Stock held by them as of the close of business on the record date and (3)                votes for each share of Camber Series G Preferred Stock held by them as of the close of business on the record date. The votes associated with such Camber Series C Preferred Stock and Camber Series G Preferred Stock, given beneficial ownership limitations, total                    , collectively, resulting in an aggregate of           total voting shares at the Camber Special Meeting.  Attendance at the Camber Special Meeting via the Camber Special Meeting Website is not required to vote.

A complete list of Camber Stockholders entitled to vote at the Camber Special Meeting will be available for inspection at Camber’s offices in Houston, Texas during ordinary business hours for a period of no less than 10 days before the Camber Special Meeting.  If you would like to examine the list of Camber Stockholders, please contact the Camber Corporate Secretary at 15915 Katy Freeway, Suite 450, Houston, Texas 77094.

Quorum; Abstentions, Failure to Vote and Broker Non-Votes

A quorum of Camber Stockholders is necessary for Camber to conduct business with respect to a proposal.  Under the Camber Bylaws, the presence at the Camber Special Meeting, whether via the Camber Special Meeting Website or by proxy, of the 33% of all shares of Camber stock issued and outstanding and entitled to vote on each of the Camber Proposals will be necessary to establish a quorum with respect to such proposal.  If you submit a properly executed proxy card, even if you vote “against” the proposal or vote to “abstain” in respect of the proposal, your shares of Camber stock will be counted for purposes of calculating whether a quorum is present.

If you are a stockholder of record and you do not provide your proxy by signing and returning your proxy card or via the Internet, by telephone or vote at the Camber Special Meeting via the Camber Special Meeting Website, your shares will not be voted with respect to a proposal at the Camber Special Meeting, will not be counted as present via the Camber Special Meeting Website or by proxy with respect to a proposal at the Camber Special Meeting and will not be counted as present for purposes of determining whether a quorum exists.

Because the Camber Issuance Proposals and the Camber Charter Amendment Proposal are non-routine under applicable NYSE American rules, brokers, banks and other nominees do not have discretionary authority to vote on the Camber Issuance Proposals and the Camber Charter Amendment Proposal and will not be able to vote on the Camber Issuance Proposals and the Camber Charter Amendment Proposal absent instructions from the beneficial owner.  Accordingly, the failure of a beneficial owner to provide voting instructions to its broker, bank, or other nominee will result in a broker non-vote, which will not be considered present and entitled to vote on the Camber Issuance Proposals for the purpose of determining the presence of a quorum with respect to the vote thereon.

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Executed but unvoted proxies will be voted in accordance with the recommendation of the Camber Board.

Required Vote to Approve the Camber Common Stock Issuance Proposal

The affirmative vote of a majority of the shares of Camber stock present at the Camber Special Meeting, whether present via the Camber Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the Camber Common Stock Issuance Proposal, while a broker non-vote or the failure of a Camber Stockholder to vote (e.g., by not submitting a proxy and not voting at the Camber Special Meeting) will have no effect on the outcome of the Camber Common Stock Issuance Proposal.

The Camber Common Stock Issuance Proposal is described in the section entitled “Camber Proposals” beginning on page 84.

Required Vote to Approve the Camber Series A Preferred Stock Issuance Proposal

The affirmative vote of a majority of the shares of Camber stock present at the Camber Special Meeting, whether present via the Camber Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the Camber Series A Preferred Stock Issuance Proposal, while a broker non-vote or the failure of a Camber Stockholder to vote (e.g., by not submitting a proxy and not voting at the Camber Special Meeting) will have no effect on the outcome of the Camber Series A Preferred Stock Issuance Proposal.

The Camber Series A Preferred Stock Issuance Proposal is described in the section entitled “Camber Proposals” beginning on page 84.

Required Vote to Approve the Camber Series H Preferred Stock Issuance Proposal

The affirmative vote of a majority of the shares of Camber stock present at the Camber Special Meeting, whether present via the Camber Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the Camber Series H Preferred Stock Issuance Proposal, while a broker non-vote or the failure of a Camber Stockholder to vote (e.g., by not submitting a proxy and not voting at the Camber Special Meeting) will have no effect on the outcome of the Camber Series H Preferred Stock Issuance Proposal.

The Camber Series H Preferred Stock Issuance Proposal is described in the section entitled “Camber Proposals” beginning on page 84.

Required Vote to Approve the Camber Charter Amendment Proposal

The approval by a majority of the outstanding shares of Camber stock entitled to vote on the proposal.  Abstentions or a failure by a record holder of shares of Camber stock to vote (e.g., by not submitting a proxy and not voting at the Camber Special Meeting) will have the same effect as a vote “AGAINST” the Camber Charter Amendment Proposal.

The Camber Charter Amendment Proposal is described in the section entitled “Camber Proposals” beginning on page 84.

Required Vote to Approve the Camber Adjournment Proposal

The affirmative vote of a majority of the shares of Camber stock present at the Camber Special Meeting, whether present via the Camber Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the Camber Adjournment Proposal, while a broker non-vote or the failure of a Camber Stockholder to vote (e.g., by not submitting a proxy and not voting at the Camber Special Meeting) will have no effect on the outcome of the Camber Adjournment Proposal.

The Camber Adjournment Proposal is described in the section entitled “Camber Proposals” beginning on page 84.

Methods of Voting

Camber Stockholders, whether holding shares directly as stockholders of record or beneficially in “street name,” may vote by providing their proxies via the Internet by going to the web address provided on the enclosed proxy card and following the instructions for Internet voting, by phone using the toll-free phone number listed on the enclosed proxy card, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

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Camber Stockholders of record may vote their shares via the Camber Special Meeting Website at the Camber Special Meeting or by submitting their proxies:

·	by phone until 11:59 p.m. (Houston time) on , 2023;

·	by the Internet until 11:59 p.m. (Houston time) on , 2023; or

·	by completing, signing and returning your proxy or voting instruction card via mail. If you vote by mail, your proxy card must be received by , 2023.

·	Camber Stockholders who hold their shares in “street name” by a broker, bank or other nominee should refer to the proxy card, voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.

Voting via the Camber Special Meeting Website

The virtual meeting may be accessed at https://agm.issuerdirect.com/cei. There is no in-person meeting for you to attend. Registration to attend the Camber Special Meeting will begin at 9:45 a.m. (15 minutes before the Camber Special Meeting begins), which can be accomplished using your control number located on your proxy card and other information. Once your registration is complete, you can access the Camber Special Meeting at https://agm.issuerdirect.com/cei and click on “Vote My Shares,” which will direct you to www.iproxydirect.com/CEI to cast your vote on the proposals being considered at the Camber Special Meeting.  Even if you plan to attend the Camber Special Meeting, the Camber Board recommends that you vote your shares in advance so that your vote will be counted if you later decide not to attend the Camber Special Meeting.

If you are a beneficial holder, you will need to obtain a control number from your broker, bank or other nominee holder of record giving you the right to vote the shares.

Voting by Proxy

Whether you hold your shares of Camber stock directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the Camber Special Meeting.  You can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card.

Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of Camber stock, you may contact Issuer Direct, Camber’s proxy solicitor, at (866) 752-8683 or by email at proxy@issuerdirect.com.

Revocability of Proxies

If you are a stockholder of record of Camber, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

·	submit a new proxy card bearing a later date;

·	vote again by phone or the Internet at a later time;

·	give written notice before the meeting to the Camber Corporate Secretary at the following address: 15915 Katy Freeway, Suite 450, Houston, Texas 77094; or

·	attend the Camber Special Meeting and vote your shares. Please note that your attendance at the meeting via the Camber Special Meeting Website will not alone serve to revoke your proxy; instead, you must vote your shares via the Camber Special Meeting Website.

Proxy Solicitation Costs

The enclosed proxy card is being solicited by Camber and the Camber Board. In addition to solicitation by mail, Camber’s directors, officers and employees may solicit proxies in person, by phone or by electronic means.  These persons will not be specifically compensated for conducting such solicitation.

Camber has retained Issuer Direct to assist in the solicitation process.  Camber estimates it will pay Issuer Direct a fee of approximately $               , plus reimbursement for reasonable and customary documented out-of-pocket expenses.  Camber also has agreed to indemnify Issuer Direct against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Camber will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of Camber stock held of record by such nominee holders.  Camber will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

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Appraisal Rights

Under Nevada law, Camber Stockholders are not entitled to appraisal rights under Chapters 78 and 92A of the NRS.

Other Information

The matters to be considered at the Camber Special Meeting are of great importance to the Camber Stockholders.  Accordingly, you are urged to read and carefully consider the information contained in this joint proxy statement/prospectus and submit your proxy by phone or the Internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope.  If you submit your proxy by phone or the Internet, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Camber Special Meeting, contact:

Issuer Direct Corporation

1 Glenwood Ave., Suite 1001

Raleigh, North Carolina

Telephone:  (866) 752-8683

Email:  proxy@issuerdirect.com

Voting by Directors and Executive Officers

As of April 20, 2023, Camber directors and executive officers, and their affiliates, as a group, did not own and were not entitled to vote any shares of Camber stock.

Attending the Camber Special Meeting Virtually

You are entitled to attend the Camber Special Meeting only if you are a stockholder of record of Camber at the closing of business on the record date or you held your shares of Camber stock beneficially in the name of a broker, bank or other nominee as of the record date, or if you hold a valid proxy for the Camber Special Meeting.

If you were a stockholder of record of Camber at the close of business on the record date and wish to attend the Camber Special Meeting, you will need the control number located on your proxy card.

If a broker, bank or other nominee is the record owner of your shares of Camber Common Stock, you will need to obtain your control number and further instructions from your bank, broker or other nominee.

Results of the Camber Special Meeting

Within four business days following the Camber Special Meeting, Camber intends to file the final voting results with the SEC on a Current Report on Form 8-K.  If the final voting results have not been certified within that four business day period, Camber will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four business days of the date that the final results are certified.

CAMBER STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE CAMBER PROPOSALS.

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CAMBER PROPOSALS

Camber Common Stock Issuance Proposal

Camber is asking the Camber Stockholders to approve the issuance of shares of Camber Common Stock, pursuant to the terms of the Merger Agreement, in an amount necessary to complete the transactions contemplated thereby.  Camber Stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the Merger, and the issuance of shares of Camber Common Stock in connection with the Merger and the other transactions contemplated by the Merger Agreement. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A.

It is a condition to the completion of the Merger that Camber Stockholders approve the issuance of shares of Camber Common Stock in the Merger.  In the Merger, each Viking Stockholder will receive, for each eligible share of Viking Common Stock held by such Viking Stockholder (other than shares owned by Camber, Viking or Merger Sub) that is issued and outstanding as of immediately prior to the effective time of the Merger, the Common Stock Merger Consideration of one (1) share of Camber Common Stock, further described in the sections entitled “The Merger - Merger Consideration” and “The Merger Agreement - Treatment of Viking Convertible Securities and Preferred Stock; Treatment of Camber Convertible Securities and Preferred Stock; Merger Consideration.”

Under NYSE American rules, a company is required to obtain stockholder approval prior to the issuance of shares of common stock if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the shares of common stock.  If the Merger is completed pursuant to the Merger Agreement, Camber expects to issue up to approximately 44,852,611 shares of Camber Common Stock in connection with the Merger based on the number of shares of Viking Common Stock outstanding as of April 20, 2023.  Accordingly, the aggregate number of shares of Camber Common Stock that Camber will issue in the Merger will exceed 20% of the shares of Camber Common Stock outstanding before such issuance, and for this reason, Camber is seeking the approval of the Camber Stockholders for the issuance of shares of Camber Common Stock pursuant to the Merger Agreement.  In the event the Camber Common Stock Issuance Proposal is not approved by the Camber Stockholders, the Merger will not be completed.

In the event the Camber Common Stock Proposal is approved by the Camber Stockholders, but the Merger Agreement is terminated (without the Merger being completed) prior to the issuance of shares of Camber Common Stock pursuant to the Merger Agreement, Camber will not issue any shares of Camber Common Stock as a result of the approval of the Camber Common Stock Issuance Proposal.

Approval of the Camber Common Stock Issuance Proposal requires the affirmative vote of a majority of the shares of Camber stock present at the Camber Special Meeting, whether present via the Camber Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the Camber Common Stock Issuance Proposal, while a broker non-vote or the failure of a Camber Stockholder to vote (e.g., by not submitting a proxy and not voting at the Camber Special Meeting) will have no effect on the outcome of the Camber Common Stock Issuance Proposal.

The Camber Board unanimously recommends a vote “FOR” the Camber Common Stock Issuance Proposal.

Camber Series A Preferred Stock Issuance Proposal

Camber is asking the Camber Stockholders to approve and ratify the terms of the New Camber Series A Preferred Stock, including the voting terms associated therewith, and the issuance of such shares of New Camber Series A Preferred Stock pursuant to the terms of the Merger, which includes the potential issuance of 20% or more of the issued and outstanding shares of Camber Common Stock upon conversion of such New Camber Series A Preferred Stock.

It is a condition to the completion of the Merger that the Camber Stockholders approve the issuance of shares of New Camber Series A Preferred Stock in the Merger.  In the Merger, each Viking Stockholder will receive, for each eligible share of Viking Series C Preferred Stock held by such Viking Stockholder that is issued and outstanding as of immediately prior to the effective time of the Merger, the Merger Consideration of one (1) share of New Camber Series A Preferred Stock, further described in the sections entitled “The Merger -Merger Consideration” and “The Merger Agreement - Treatment of Viking Convertible Securities and Preferred Stock; Treatment of Camber Convertible Securities and Preferred Stock; Merger Consideration.”

The Camber Common Stock is listed on the NYSE American. Section 713(a) of the NYSE American rules requires stockholder approval in connection with a transaction involving the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding shares of common stock at a price less than the greater of book value or market value.  Section 713(b) of the NYSE American rules requires stockholder approval in connection with a transaction involving the issuance or potential issuance of additional shares which would result in a change of control of the issuer.

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As described in further detail below, the shares of New Camber Series A Preferred Stock to be issued pursuant to the Merger Agreement will have the right to convert into 25,001,880 shares of Camber Common Stock, and such shares of Camber Common Stock may represent greater than 20% of Camber’s current outstanding Camber Common Stock. Accordingly, the Camber Stockholders are being asked to approve the issuance of such number of shares of Camber Common Stock exceeding 19.99% of the current amount of outstanding Camber Common Stock (issuable upon conversion of the shares of New Camber Series A Preferred Stock issuable in connection with the Merger), the voting rights associated therewith, and issuance of the New Camber Series A Preferred Stock pursuant to the terms of the Merger.

Each of the 28,092 shares of New Camber Series A Preferred Stock will (1) have no right to vote on any matters, questions or proceedings of Camber, except: (i) on a proposal to increase or reduce Camber’s authorized share capital, (ii) on a resolution to approve the terms of any buy-back agreement, (iii) on a proposal to wind up Camber, (iv) on a proposal for the disposal of all or substantially all of Camber’s property, business and undertaking, (f) during the winding-up of Camber, and/or (g) with respect to a proposed merger or consolidation in which Camber is a party or a subsidiary of Camber is a party, in each case on an as-converted basis (subject to a 9.99% beneficial ownership limitation); (2) will receive, upon the occurrence of a liquidation of Camber, the same amount of consideration that would have been due if such shares of New Camber Series A Preferred Stock had been converted into Camber Common Stock immediately prior to such liquidation; and (3) provide rights for each such shares of New Camber Series A Preferred Stock to convert, at the option of the holder thereof, into 890 shares of Camber Common Stock.  The New Camber Series A Preferred Stock does not have any redemption rights and shares equally in any dividends authorized by the Board of Directors for distribution to holders of Camber Common Stock, on an as-converted basis.  James A. Doris, the Chief Executive Officer and director of both Viking and Camber, currently holds all 28,092 outstanding shares of Viking Series C Preferred Stock, and if the Merger was to close as of the date of this joint proxy statement/prospectus, would receive 28,092 shares of New Camber Series A Preferred Stock in the Merger.

Camber Stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the Merger, the issuance of the New Camber Series A Preferred Stock in connection with the Merger (including the Camber Common Stock issuable upon conversion thereof), the voting rights associated with such New Camber Series A Preferred Stock and the other transactions contemplated by the Merger Agreement.  A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A.

The Camber Board unanimously recommends a vote “FOR” the Camber Series A Preferred Stock Issuance Proposal.

Camber Series H Preferred Stock Issuance Proposal

Camber is asking the Camber Stockholders to approve and ratify the terms of the New Camber Series H Preferred Stock, including the voting terms associated therewith, and the issuance of such shares of New Camber Series H Preferred Stock pursuant to the terms of the Merger, which includes the potential issuance of 20% or more of the issued and outstanding shares of Camber Common Stock upon conversion of such New Camber Series H Preferred Stock.

It is a condition to the completion of the Merger that the Camber Stockholders approve the issuance of shares of New Camber Series H Preferred Stock in the Merger.  In the Merger, each Viking Stockholder will receive, for each eligible share of Viking Series E Preferred Stock held by such Viking Stockholder that is issued and outstanding as of immediately prior to the effective time of the Merger, the Merger Consideration of one (1) share of New Camber Series H Preferred Stock, further described in the sections entitled “The Merger - Merger Consideration” and “The Merger Agreement - Treatment of Viking Convertible Securities and Preferred Stock; Treatment of Camber Convertible Securities and Preferred Stock; Merger Consideration.”

The Camber Common Stock is listed on the NYSE American. Section 713(a) of the NYSE American rules requires stockholder approval in connection with a transaction involving the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding shares of common stock at a price less than the greater of book value or market value.

As described in further detail below, the shares of New Camber Series H Preferred Stock to be issued pursuant to the Merger Agreement will have the right, upon achievement of certain sales milestones, to convert into up to 19,316,667 shares of Camber Common Stock and such shares of Camber Common Stock may represent greater than 20% of Camber’s current outstanding Camber Common Stock. Accordingly, the Camber Stockholders are being asked to approve the issuance of such number of shares of Camber Common Stock exceeding 19.99% of the current amount of outstanding Camber Common Stock (issuable upon conversion of the shares of New Camber Series H Preferred Stock issuable in connection with the Merger), the voting rights associated therewith, and issuance of the New Camber Series H Preferred Stock pursuant to the terms of the Merger.

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The 475 shares of New Camber Series H Preferred Stock will have substantially similar rights as the Viking Series E Preferred Stock of Viking.  Specifically, each outstanding share of New Camber Series H Preferred Stock will (1) vote an aggregate of 1 voting share on all shareholder matters, voting together with the Camber Common Stock as a single class (subject to a 4.99% beneficial ownership limitation, which may be increased to 9.99% at the sole election of the holder thereof); (2) will receive, upon the occurrence of a liquidation of Camber, the same amount of consideration that would have been due if such shares of New Camber Series H Preferred Stock had been converted into Camber Common Stock immediately prior to such liquidation; and (3) provide rights for such shares of New Camber Series H Preferred Stock to convert, at the option of the holder thereof, into up to 19,316,667 shares of Camber Common Stock upon achievement of certain sales milestones. Pursuant to that certain Securities Purchase Agreement between Viking and Jedda Holdings LLC, dated as of February 9, 2022, the $10,000 face value per share of New Camber H Preferred Stock will be convertible into Camber Common Stock at a price per share of: (i) $0.60 once Viking Protections Systems, LLC, a majority owned subsidiary of Viking (“Viking Protections”) has sold 10,000 units of the electric transmission ground fault prevention trip signal engaging system developed and sold by Viking Protections (“Units”); (ii) $0.75 once Viking Protections has sold between 10,000 and 20,000 Units; (iii) $1.00 once Viking Protections has sold between 20,000 and 30,000 Units; (iv) $1.25 once Viking Protections has sold between 30,000 and 50,000 Units; (v) $1.50 once Viking Protections has sold between 50,000 and 100,000 Units; and (vi) $2.00 once Viking Protections has sold at least 100,000 Units.  The New Camber Series H Preferred Stock does not have any redemption rights and shares equally in any dividends authorized by the Board of Directors for distribution to holders of Camber Common Stock, on an as-converted basis.  If the Merger was to close as of the date of this joint proxy statement/prospectus, would receive 475 shares of New Camber Series H Preferred Stock in the Merger.

Camber Stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the Merger, the issuance of the New Camber Series H Preferred Stock in connection with the Merger (including the Camber Common Stock issuable upon conversion thereof), the voting rights associated with such New Camber Series H Preferred Stock and the other transactions contemplated by the Merger Agreement.  A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A.

The Camber Board unanimously recommends a vote “FOR” the Camber Series H Preferred Stock Issuance Proposal.

Camber Charter Amendment Proposal

In connection with the Merger, Camber is asking the Camber Stockholders to approve an amendment to the Camber Articles of Incorporation to increase the number of authorized shares of Camber Common Stock. The Camber Articles of Incorporation currently provide that the total number of shares of Camber Common Stock that Camber is authorized to issue is 20,000,000 shares.  Camber is seeking to amend the Camber Certificate of Incorporation, if not previously approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, prior to the Merger in order to increase the number of authorized shares of Camber Common Stock from 20,000,000 shares to 500,000,000 shares.  If not previously approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, it is a condition to the completion of the Merger that the Camber Stockholders approve the Camber Charter Amendment Proposal. The increase in authorized shares of Camber Common Stock is required to issue the shares of Camber Common Stock that comprise the Merger Consideration in the Merger (including those shares of Camber Common Stock issuable upon conversion of the New Camber Series A Preferred Stock and New Camber Series H Preferred Stock included in the Merger Consideration). The Camber Board also believes that the increased number of authorized shares of Camber Common Stock contemplated by the Camber Charter Amendment Proposal is important to the combined business in order for additional shares to be available for issuance from time to time, without further action or authorization by the Camber Stockholders (except as required by applicable law or the NYSE rules), if needed in the event of conversion of Camber’s existing shares of preferred stock and such other corporate purposes as may be determined by the Camber.  The additional 480,000,000 shares authorized would be a part of the existing class of Camber Common Stock and, if issued, would have the same rights and privileges as the shares of Camber Common Stock presently issued and outstanding.

If the Camber Stockholders approve the Camber Charter Amendment Proposal, Camber expects to file a n amendment to the Camber Articles of Incorporation with the Secretary of State of the State of Nevada to increase the number of authorized shares of its capital and common stock.  Upon filing of such amendment with the Secretary of State of the State of Delaware, all references to “Twenty Million” or “20,000,000” of Article IV of the Camber Articles of Incorporation will be amended and restated to read “Five Hundred Million” or “500,000,000”, as applicable. The current 10,000,000 shares of preferred stock authorized in the Camber Articles of Incorporation will remain unchanged.

As of April 20, 2023, Camber had an aggregate of 20,000,000 shares of Camber Common Stock outstanding. Independent of the Merger, Camber: (i) is obligated to issue approximately 977,607 shares of Camber Common Stock in connection with prior conversions of Camber Series C Preferred Stock and/or consulting arrangements between Camber and unaffiliated third parties; (ii)                has warrants outstanding entitling holders to purchase shares of Camber Common Stock at various exercise prices; (iii)             estimates the 238 outstanding shares of Camber Series C Preferred Stock would convert into approximately 6,059,777 shares of Camber Common Stock (contractually, Camber is to establish a reserve equal to 3 times the estimate, being 18,179,331 shares of Camber Common Stock); and (iv)           estimates the 5,272 outstanding shares of Series C Preferred Stock would convert into approximately 10,585,451 shares of Camber Common Stock if the holder pays the balance of the purchase price outstanding (which in the aggregate is $47.5 million) and opts to convert such preferred stock into Camber Common Stock.

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Other than payment of the Merger Consideration, the Camber Board has no immediate plans to issue additional shares of Camber Common Stock or securities that are convertible into Camber Common Stock.  However, the Camber Board desires to have the shares available to provide flexibility for business and financial purposes.  The additional shares may be used for various purposes without further stockholder approval.  These purposes may include:  (a) for issuance of shares of Camber Common Stock upon conversion of currently outstanding Camber Series C Preferred Stock, including, but not limited to, the shares issuable upon conversion of, including shares issuable for dividends, interest and conversion premiums thereon and (b) in the event the Camber Board determines that it is necessary or appropriate to (i) raise additional capital through the sale of equity securities, (ii) provide equity incentives to employees and officers, (iii) complete various currently-contemplated or future acquisitions of other businesses or assets not currently owned by Camber (subject to any additional shareholder vote that may be required in connection with any such acquisition), (iv) establish strategic partnerships, or (v) satisfy other corporate purposes. The availability of additional shares of Camber Common Stock is particularly important in the event that the Camber Board needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of common stock.

SEC rules require disclosure of the possible anti-takeover effects of an increase in authorized capital stock and other charter or bylaw provisions that could have an anti-takeover effect. The increased proportion of unissued authorized shares of Camber Common Stock, compared to issued shares of Camber Common Stock, could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Camber Board or contemplating a tender offer or other transaction for our combination with another company). However, the amendment to the Camber Articles of Incorporation is not being proposed in response to any effort of which we are aware to accumulate shares of Camber Common Stock or obtain control of Camber, nor is it part of a plan by management to recommend a series of similar amendments to the Camber Board and the Camber Stockholders.

Approval of the Camber Charter Amendment Proposal requires the approval by a majority of the outstanding shares of Camber stock entitled to vote on the proposal.  Abstentions or a failure by a record holder of shares of Camber stock to vote (e.g., by not submitting a proxy and not voting at the Camber Special Meeting) will have the same effect as a vote “AGAINST” the Camber Charter Amendment Proposal.

The Camber Board unanimously recommends a vote “FOR” the Camber Charter Amendment Proposal.

Camber Adjournment Proposal

The Camber Stockholders may be asked to consider and act upon one or more adjournments of the Camber Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the other Camber Proposal set forth in this joint proxy statement/prospectus.

If a quorum is not present at the Camber Special Meeting, the Camber Stockholders may be asked to vote on the Camber Adjournment Proposal to adjourn the Camber Special Meeting to solicit additional proxies. If a quorum is present at the Camber Special Meeting, but there are not sufficient votes at the time of the Camber Special Meeting to approve one of the Camber Proposals set forth in this joint proxy statement/prospectus, the Camber Stockholders may also be asked to vote on the Camber Adjournment Proposal to approve the adjournment of the Camber Special Meeting to permit further solicitation of proxies in favor of the other Camber Proposals. However, a stockholder vote may be taken on the other Camber Proposals in this joint proxy statement/prospectus prior to any such adjournment if there are sufficient votes for approval on such proposals.

If the Camber Adjournment Proposal is submitted for a vote at the Camber Special Meeting, and if the Camber Stockholders vote to approve the Camber Adjournment Proposal, the meeting will be adjourned to enable the Camber Board to solicit additional proxies in favor of the other Camber Proposals. If the Camber Adjournment Proposal is approved, and the Camber Special Meeting is adjourned, the Camber Board will use the additional time to solicit additional proxies in favor of the other Camber Proposals to be presented at the Camber Special Meeting, including the solicitation of proxies from Camber Stockholders that have previously voted against the relevant proposal.

The Camber Board believes that, if the number of voting shares voting in favor of any of the Camber Proposals presented at the Camber Special Meeting is insufficient to approve a proposal, it is in the best interests of the Camber Stockholders to enable the Camber Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the Camber Proposals. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. The time and place of the adjourned meeting will be announced at the time the adjournment is taken. Any adjournment of the Camber Special Meeting for the purpose of soliciting additional proxies will allow the Camber Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Camber Special Meeting as adjourned or postponed.

The affirmative vote of a majority of the shares of Camber stock present at the Camber Special Meeting, whether present via the Camber Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the Camber Adjournment Proposal, while a broker non-vote or the failure of a Camber Stockholder to vote (e.g., by not submitting a proxy and not voting at the Camber Special Meeting) will have no effect on the outcome of the Camber Adjournment Proposal.

Approval by the Camber Stockholders of the Camber Adjournment Proposal is not a condition to any party’s obligation to complete the Merger.

The Camber Board unanimously recommends a vote “FOR” the Camber Adjournment Proposal.

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Special Meeting of Viking Stockholders

Date, Time, Place and Purpose of the Viking Special Meeting

The Viking Special Meeting will be held virtually via the Internet on                        , 2023, at 2:00 p.m. (Houston time).  The Viking Special Meeting will be held solely via live webcast and there will not be a physical meeting location.  Viking Stockholders will be able to attend the Viking Special Meeting online at https://agm.issuerdirect.com/vkin and vote their shares electronically during the meeting by visiting www.iproxydirect.com/vkin, which we collectively refer to as the Viking Special Meeting Website.

The purpose of the Viking Special Meeting is to consider and vote on the Viking Merger Proposal, the non-binding Viking Charter Amendment Proposal and the Viking Adjournment Proposal. Approval of the Viking Merger Proposal is a condition to the obligation of Viking and Camber to complete the Merger. Approval of the non-binding Viking Charter Amendment Proposal and the Viking Adjournment Proposal are not a condition to the obligation of either Camber or Viking to complete the Merger.

Record Date and Outstanding Shares of Viking Stock

Only holders of record of issued and outstanding shares of Viking Common Stock, Viking Series C Preferred Stock and Viking Series E Preferred Stock as of the close of business on                     , 2023, the record date for the Viking Special Meeting, are entitled to notice of, and to vote at, the Viking Special Meeting via the Viking Special Meeting Website.

As of the close of business on the record date, there were                 shares of Viking Common Stock (including                       shares of Viking Common Stock owned by Camber),                 shares of Viking Series C Preferred Stock and                     shares of Viking Series E Preferred Stock issued and outstanding and entitled to vote at the Viking Special Meeting.  Viking Stockholders may cast (1) one vote for each share of Viking Common Stock held by them as of the close of business on the record date, (2) 37,500 votes for each share of Viking Series C Preferred Stock and (3) one vote for each share of Viking Series E Preferred Stock, resulting in an aggregate of                        total voting shares at the Viking Special Meeting.

A complete list of Viking Stockholders entitled to vote at the Viking Special Meeting will be available for inspection at Viking’s principal place of business during regular business hours for a period of no less than 10 days before the Viking Special Meeting at 15915 Katy Freeway, Suite 450, Houston, Texas 77094.

Quorum; Abstentions and Broker Non-Votes

A quorum of Viking Stockholders is necessary for Viking to hold a valid meeting.  The presence at the Viking Special Meeting, via the Viking Special Meeting Website or by proxy, of the holders of a majority of the outstanding shares of Viking stock entitled to vote at the Viking Special Meeting constitutes a quorum.

If you submit a properly executed proxy card, even if you do not vote for any proposal or vote to “abstain” in respect of each proposal, your shares of Viking stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Viking Special Meeting.  Viking stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and Viking stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Viking Special Meeting for the purpose of determining the presence of a quorum.

A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter.  It is not expected that there will be any broker non-votes at the Viking Special Meeting.  However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the Viking Special Meeting for the purpose of determining the presence of a quorum.

Executed but unvoted proxies will be voted in accordance with the recommendation of the Viking Board.

Required Vote to Approve the Viking Merger Proposal

Approval of the Viking Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Viking stock entitled to vote on the proposal.  Abstentions, broker non-votes, or any failure by a Viking Stockholder to vote (e.g., by not submitting a proxy and not voting at the Viking Special Meeting) will have the same effect as a vote “AGAINST” the Viking Merger Proposal.

The Viking Merger Proposal is described in the section entitled “Viking Proposals” beginning on page 92.

Required Vote to Approve the Non-Binding Viking Charter Amendment Proposal

Approval of the non-binding Viking Charter Amendment Proposal requires the affirmative vote of a majority of the shares of Viking stock present at the Viking Special Meeting, whether present via the Viking Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or the failure of a Viking Stockholders to vote (e.g., by not submitting a proxy and not voting at the Viking Special Meeting) will have no effect on the outcome of the non-binding Viking Charter Amendment Proposal.

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The Viking Charter Amendment Proposal is described in the section entitled “Viking Proposals” beginning on page 92.

Required Vote to Approve the Viking Adjournment Proposal

Approval of the Viking Adjournment Proposal requires the affirmative vote of a majority of the shares of Viking stock present at the Viking Special Meeting, whether present via the Viking Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or the failure of a Viking Stockholders to vote (e.g., by not submitting a proxy and not voting at the Viking Special Meeting) will have no effect on the outcome of the Viking Adjournment Proposal.

The Viking Adjournment Proposal is described in the section entitled “Viking Proposals” beginning on page 92.

Methods of Voting

Viking Stockholders, whether holding shares directly as stockholders of record or beneficially in “street name,” may vote by providing their proxies via the Internet by going to the web address provided on the enclosed proxy card and following the instructions for Internet voting, by phone using the toll-free phone number listed on the enclosed proxy card, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Viking Stockholders of record may vote their shares via the Viking Special Meeting Website at the Viking Special Meeting or by submitting their proxies:

·	by phone until 11:59 p.m. (Houston time) on , 2023;

·	by the Internet until 11:59 p.m. (Houston time) on , 2023; or

·	by completing, signing and returning your proxy or voting instruction card via mail. If you vote by mail, your proxy card must be received by , 2023.

·	Viking Stockholder who hold their shares in “street name” by a broker, bank or other nominee should refer to the proxy card, voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.

Voting via the Viking Special Meeting Website

The virtual meeting may be accessed at https://agm.issuerdirect.com/vkin. There is no in-person meeting for you to attend. Registration to attend the Viking Special Meeting will begin at 1:45 p.m. (15 minutes before the Viking Special Meeting begins), which can be accomplished using your control number located on your proxy card and other information. Once your registration is complete, you can access the Viking Special Meeting at https://agm.issuerdirect.com/vkin and click on “Vote My Shares,” which will direct you to www.iproxydirect.com/vkin to cast your vote on the proposals being considered at the Viking Special Meeting.  Even if you plan to attend the Viking Special Meeting, the Viking Board recommends that you vote your shares in advance so that your vote will be counted if you later decide not to attend the Viking Special Meeting.

If you are a beneficial holder, you will need to obtain a control number from your broker, bank or other nominee holder of record giving you the right to vote the shares.

Voting by Proxy

Whether you hold your shares of Viking stock directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the Viking Special Meeting.  You can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card.

Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of Viking stock, you may contact Issuer Direct, Viking’s proxy solicitor, at (866) 752-8683 or by email at proxy@issuerdirect.com.

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Revocability of Proxies

If you are a stockholder of record of Viking, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

·	submit a new proxy card bearing a later date;

·	vote again by phone or the Internet at a later time;

·	give written notice before the meeting to the Viking Corporate Secretary at the following address: 15915 Katy Freeway, Suite 450, Houston, Texas 77094; or

·	attend the Viking Special Meeting and vote your shares. Please note that your attendance at the meeting via the Viking Special Meeting Website will not alone serve to revoke your proxy; instead, you must vote your shares via the Viking Special Viking Website.

Proxy Solicitation Costs

The enclosed proxy card is being solicited by Viking and the Viking Board. In addition to solicitation by mail, Viking’s directors, officers and employees may solicit proxies in person, by phone or by electronic means.  These persons will not be specifically compensated for conducting such solicitation.

Viking has retained Issuer Direct to assist in the solicitation process.  Viking estimates it will pay Issuer Direct a fee of approximately $               , plus reimbursement for reasonable and customary documented out-of-pocket expenses.  Viking also has agreed to indemnify Issuer Direct against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Viking will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of Viking stock held of record by such nominee holders.  Viking will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Appraisal Rights

Viking Stockholders who comply with the requirements of the NRS and who do not vote in favor of the Viking Merger proposal, may elect to exercise statutory dissenters’ rights under the NRS.  For more information, see the text of the Nevada dissenters’ rights statute, Sections 92A.300 – 92A.500 of the Nevada Revised Statutes, which is reproduced in its entirety as Annex F to this joint proxy statement/prospectus.

Other Information

The matters to be considered at the Viking Special Meeting are of great importance to the Viking Stockholders.  Accordingly, you are urged to read and carefully consider the information contained in this joint proxy statement/prospectus and submit your proxy by phone or the Internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope.  If you submit your proxy by phone or the Internet, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Viking Special Meeting, contact:

Issuer Direct Corporation

1 Glenwood Ave., Suite 1001

Raleigh, North Carolina

Telephone:  (866) 752-8683

Email:  proxy@issuerdirect.com

Voting by Directors and Executive Officers

As of April 20, 2023, Viking directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 70,160,681 shares of Viking Common Stock (including the 69,928,356 shares held by Camber), or 61.1% of the total outstanding shares of Viking Common Stock as of April 20, 2023. Viking’s Chief Executive Officer, James A. Doris, owned and was entitled to 28,092 shares of Viking Series C Preferred Stock, or 100.0% of the total outstanding shares of Viking Series C Preferred Stock as of April 20, 2023. In the aggregate, Viking directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 96.2% of the total voting shares at the Viking Special Meeting.

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Viking currently expects that all of its directors and executive officers will vote their shares “FOR” the Viking Merger Proposal, “FOR” the non-binding Viking Charter Amendment Proposal and “FOR” the Viking Adjournment Proposal.

Attending the Viking Special Meeting Virtually

You are entitled to attend the Viking Special Meeting only if you are a stockholder of record of Viking at the closing of business on the record date or you held your shares of Viking stock beneficially in the name of a broker, bank or other nominee as of the record date, or if you hold a valid proxy for the Viking Special Meeting.

If you were a stockholder of record of Viking at the close of business on the record date and wish to attend the Viking Special Meeting, you will need the control number located on your proxy card.

If a broker, bank or other nominee is the record owner of your shares of Viking Common Stock, you will need to obtain your control number and further instructions from your bank, broker or other nominee.

Results of the Viking Special Meeting

Within four business days following the Viking Special Meeting, Viking intends to file the final voting results with the SEC on a Current Report on Form 8-K.  If the final voting results have not been certified within that four business day period, Viking will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four business days of the date that the final results are certified.

VIKING STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE VIKING PROPOSALS.

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VIKING PROPOSALS

Viking Merger Proposal

In connection with the Merger, Viking is asking the Viking Stockholders to approve the Merger Agreement and the transactions contemplated thereby. It is a condition to the completion of the Merger that Viking Stockholders approve the Viking Merger Proposal.  In the Merger, (1) each share of Viking Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of Viking Common Stock owned by Camber, Viking or Merger Sub) will be converted into the right to receive one (1) share of Camber Common Stock; (2) each share of Viking Series C Preferred Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one (1) share of New Camber Series A Preferred Stock, which will (A) have no right to vote on any matters, questions or proceedings of Camber, except: (i) on a proposal to increase or reduce Camber’s authorized share capital, (ii) on a resolution to approve the terms of any buy-back agreement, (iii) on a proposal to wind up Camber, (iv) on a proposal for the disposal of all or substantially all of Camber’s property, business and undertaking, (f) during the winding-up of Camber, and/or (g) with respect to a proposed merger or consolidation in which Camber is a party or a subsidiary of Camber is a party, in each case on an as-converted basis (subject to a 9.99% beneficial ownership limitation); (B) will receive, upon the occurrence of a liquidation of Camber, the same amount of consideration that would have been due if such shares of New Camber Series A Preferred Stock had been converted into Camber Common Stock immediately prior to such liquidation; (C) provide rights for each such share of New Camber Series A Preferred Stock to convert, at the option of the holder thereof, into 890 shares of Camber Common Stock; and (4) not have any redemption rights and share equally in any dividends authorized by the Camber Board for distribution to holders of Camber Common Stock, on an as-converted basis, along with those other powers, rights, preferences and restrictions set for in Exhibit A to the Merger Agreement; and (3) each share of Viking Series E Preferred Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one (1) share of New Camber Series H Preferred Stock, with each share of New Camber Series H Preferred Stock having the right to one (1) vote, and the right to convert into that number of shares of Camber Common Stock that each share of Viking Series E Preferred Stock is convertible into (with the conversion ratio based upon achievement of certain sales milestones by Viking’s subsidiary, Viking Protection Systems, LLC), along with those other powers, rights, preferences and restrictions set for in Exhibit B to the Merger Agreement, each as further described in the sections entitled “The Merger - Merger Consideration” and “The Merger Agreement - Treatment of Viking Convertible Securities and Preferred Stock; Treatment of Camber Convertible Securities and Preferred Stock; Merger Consideration.” Viking Stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the Merger, and the issuance of shares of Camber Common Stock and New Camber Preferred Stock in connection with the Merger and the other transactions contemplated by the Merger Agreement. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A.

Approval of the Viking Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Viking stock entitled to vote on the proposal.  Abstentions, broker non-votes, or any failure by a Viking Stockholder to vote (e.g., by not submitting a proxy and not voting at the Viking Special Meeting) will have the same effect as a vote “AGAINST” the Viking Merger Proposal.

The Viking Board unanimously recommends a vote “FOR” the Viking Merger Proposal.

Non-Binding Viking Charter Amendment Proposal

Pursuant to the Merger Agreement, Camber will, subject to the requisite vote of the Camber Stockholders to approve the Camber Charter Amendment Proposal, if not previously approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, amend the Camber Articles of Incorporation to increase the number of authorized shares of Camber Common Stock from 20,000,000 to 500,000,000 shares.  Even though the approval by Viking Stockholders of the Camber Charter Amendment Proposal is not a condition to the closing of the Merger, the SEC has issued interpretive guidance with respect to the “unbundling” of proposals under the Exchange Act that requires Viking Stockholders (in their capacity as stockholders of Viking) to also separately vote on the amendment to the Camber Articles of Incorporation.  The increase will be affected by the filing of a Certificate of Amendment to the Camber Articles of Incorporation in substantially the form of Annex E to this joint proxy statement/prospectus, which is subject to non-material technical, administrative or similar changes and modifications in order to comply with Nevada law.  Viking Stockholders should read the proposed amendment to the Camber Articles of Incorporation in its entirety.

Accordingly, Viking is asking the Viking Stockholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the amendment to Camber’s articles of incorporation to increase the number of authorized shares of Camber common stock to 500,000,000 shares is hereby APPROVED.”

Approval by Viking’s stockholders of the Viking Charter Amendment Proposal is not a condition to completion of the Merger.  The votes received by Viking Stockholders with respect to the Viking Charter Amendment Proposal are advisory and will not be binding on Viking or Camber (or the combined company that results from the Merger) regardless of whether the Viking Merger Proposal is approved.  For more information on the existing rights of Viking Stockholders and their post-Merger rights as Camber Stockholders, see “Comparison of Stockholders’ Rights”.

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Approval of the non-binding Viking Charter Amendment Proposal requires the affirmative vote of a majority of the shares of Viking stock present at the Viking Special Meeting, whether present via the Viking Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or the failure of a Viking Stockholders to vote (e.g., by not submitting a proxy and not voting at the Viking Special Meeting) will have no effect on the outcome of the non-binding Viking Charter Amendment Proposal.

The Viking Board unanimously recommends a vote “FOR” the non-binding Viking Charter Amendment Proposal.

Viking Adjournment Proposal

The Viking Stockholders may be asked to consider and act upon one or more adjournments of the Viking Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the other Viking Proposal set forth in this joint proxy statement/prospectus.

If a quorum is not present at the Viking Special Meeting, the Viking Stockholders may be asked to vote on the Viking Adjournment Proposal to adjourn the Viking Special Meeting to solicit additional proxies. If a quorum is present at the Viking Special Meeting, but there are not sufficient votes at the time of the Viking Special Meeting to approve one of the Viking Proposals set forth in this joint proxy statement/prospectus, the Viking Stockholders may also be asked to vote on the Viking Adjournment Proposal to approve the adjournment of the Viking Special Meeting to permit further solicitation of proxies in favor of the other Viking Proposals. However, a stockholder vote may be taken on the other Viking Proposals in this joint proxy statement/prospectus prior to any such adjournment if there are sufficient votes for approval on such proposals.

If the Viking Adjournment Proposal is submitted for a vote at the Viking Special Meeting, and if the Viking Stockholders vote to approve the Viking Adjournment Proposal, the meeting will be adjourned to enable the Viking Board to solicit additional proxies in favor of the other Viking Proposals. If the Viking Adjournment Proposal is approved, and the Viking Special Meeting is adjourned, the Viking Board will use the additional time to solicit additional proxies in favor of the other Viking Proposals to be presented at the Viking Special Meeting, including the solicitation of proxies from Viking Stockholder that have previously voted against the relevant proposal.

The Viking Board believes that, if the number of voting shares voting in favor of any of the Viking Proposals presented at the Viking Special Meeting is insufficient to approve a proposal, it is in the best interests of the Viking Stockholders to enable the Viking Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the Viking Proposals. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. The time and place of the adjourned meeting will be announced at the time the adjournment is taken. Any adjournment of the Viking Special Meeting for the purpose of soliciting additional proxies will allow the Viking Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Viking Special Meeting as adjourned or postponed.

The affirmative vote of a majority of the shares of Viking stock present at the Viking Special Meeting, whether present via the Viking Special Meeting Website or by proxy, and entitled to vote on the proposal.  Abstentions will have the same effect as a vote “AGAINST” the Viking Adjournment Proposal, while a broker non-vote or the failure of a Viking Stockholder to vote (e.g., by not submitting a proxy and not voting at the Viking Special Meeting) will have no effect on the outcome of the Viking Adjournment Proposal.

Approval by the Viking Stockholders of the Viking Adjournment Proposals is not a condition to any party’s obligation to complete the Merger.

The Viking Board unanimously recommends a vote “FOR” the Viking Adjournment Proposal.

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INFORMATION ABOUT CAMBER

Description of Business of Camber

Corporate History and Operations

Camber is based in Houston, Texas. Incorporated in Nevada in December 2003 under the name Panorama Investments Corp., Camber changed its name to Lucas Energy, Inc., effective June 9, 2006, and effective January 4, 2017, Camber changed its name to Camber Energy, Inc.

Camber’s aim is to become a growth-oriented diversified energy company. Camber owns minority, non-operated working interests in certain oil & gas wells in Texas, and through its investment in Viking, the organization provides custom energy and power solutions to commercial and industrial clients in North America. Viking also holds an exclusive license in Canada to a patented carbon-capture system, and has a majority interest in: (i) an entity with intellectual property rights to a fully developed, patented, proprietary medical and bio-hazard waste treatment system using ozone technology; and (ii) entities with the intellectual property rights to fully developed, patent pending, proprietary electric transmission and distribution open conductor detection systems. Camber is also exploring other renewable energy-related opportunities and/or technologies.

On December 16, 2022, Camber filed a Certificate of Change with the State of Nevada to effect a reverse split of Camber Common Stock at a ratio of 1-for-50. As a result of the reverse stock split, each fifty (50) pre-split shares of Camber Common Stock outstanding were combined into one (1) new share of Camber Common Stock. Unless otherwise stated, all share and per share numbers in this joint proxy statement/prospectus and included in the consolidated financial statements have been adjusted to reflect the reverse stock split.

Viking Investment

On December 23, 2020, Camber entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Viking to acquire (the “Acquisition”) 26,274,510 shares of Viking Common Stock, constituting 51% of the issued common stock of Viking (the “Initial Viking Shares”), in consideration of (i) the payment of $10,900,000 in cash by Camber to Viking, which was retained by Viking (the “Cash Purchase Price”), and (ii) Camber canceling $9,200,000 in promissory notes previously issued to Camber by Viking (the February 3, 2020 promissory note for $5,000,000 and the June 25, 2020 promissory note for $4,200,000, collectively “Camber’s Viking Notes”) along with accrued interest. Pursuant to the Purchase Agreement, Viking is generally obligated (subject to certain limitations) to issue additional shares of Viking Common Stock to Camber to ensure that Camber shall own at least 51% of the common stock of Viking through July 1, 2022.

In connection with the investment, on December 23, 2020, Camber also entered into (i) a termination agreement with Viking terminating the prior Amended and Restated Agreement and Plan of Merger, dated August 31, 2020, as amended (the “Termination Agreement”), and (ii) an assignment of Camber’s 30% membership interest in one of Viking’s subsidiaries, Elysium Energy Holdings, LLC, back to Viking (the “Assignment”). Also in connection with the Acquisition, on December 23, 2020, Camber(i) borrowed $12,000,000 from the institutional investor described in the “Preferred Stock Financing Transactions” section below (the “Investor”); (ii) issued the Investor a promissory note in the principal amount of $12,000,000 (the “December 23rd Investor Note”), accruing interest at the rate of 10% per annum and maturing December 11, 2022; (iii) granted the Investor a first-priority security interest in the Initial Viking Shares and Camber’s other assets pursuant to a Security Agreement-Pledge (the “December 23rd Pledge Agreement”), and a general security agreement (the “December 23rd Security Agreement”), respectively; and (iv) entered into an amendment to Camber’s $6,000,000 promissory note previously issued to the Investor dated December 11, 2020, amending the acceleration provision of the note to provide that the note repayment obligations would not accelerate if Camber had increased its authorized capital stock by March 11, 2021 (the “Note Amendment”). On February 23, 2021, the Camber Stockholders approved an amendment to the Camber Articles of Incorporation to increase the number of Camber’s authorized shares of Camber Common Stock from 25,000,000 to 250,000,000, which amendment was filed with the State of Nevada on February 23, 2021.

On December 23, 2020, the December 23rd Investor Note was funded, and Camber closed the investment, paying the cash and assigning the membership interests to Viking and cancelling Camber’s Viking Notes and related accrued interest. At the closing, James Doris and Frank Barker, Jr., Viking’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), respectively, were appointed the CEO and CFO, respectively, of Camber, and Mr. Doris was appointed a member of the Camber Board of Directors.

On January 8, 2021, Camber entered into another purchase agreement with Viking pursuant to which Camber increased its investment by acquiring an additional 16,153,846 shares of Viking common stock (the “Additional Viking Shares”) in consideration of (i) Camber issuing 1,890 shares of Camber Series C Preferred Stock to EMC Capital Partners, LLC (“EMC”), one of the Viking’s lenders which held a secured promissory note with an original principal amount of $20,869,218 in connection with the purchase of oil and gas assets on or about February 3, 2020 (the “EMC Note”); and (ii) EMC considering the EMC Note, and related accrued interest, paid in full and cancelled pursuant to the Cancellation Agreement described below.

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Simultaneously, on January 8, 2021, Viking entered into a Cancellation Agreement with EMC (the “Cancellation Agreement”) pursuant to which Viking agreed to pay $325,000 to EMC, and EMC agreed to cancel and terminate in the EMC Note and all other liabilities, claims, amounts owing and other obligations under the EMC Note.

On July 29, 2021, Camber entered into a securities purchase agreement with Viking to acquire an additional 27,500,000 shares of Viking Common Stock for an aggregate purchase price of $11,000,000.

As a result of these three investments, Camber owned approximately 61% of the outstanding Viking Common Stock as of December 31, 2021.

Camber has determined that its ownership of the common shares of Viking gives Camber the ability to exercise significant influence over Viking, but not control from an accounting perspective pursuant to applicable accounting rules and/or guidelines, and therefore Camber has not consolidated the financial statements of Viking into Camber’s financial statements. Rather, Camber accounts for its investment in Viking under the equity method.

Lineal Acquisition and Divestiture

On December 31, 2019, Camber entered into a preferred stock redemption agreement (the “Redemption Agreement”) by and between Camber and the prior owners of Lineal, whereby Camber redeemed Camber’s Series E and F Preferred Stock (the holders of such preferred stock, collectively, the “Preferred Holders”). Pursuant to the Redemption Agreement, effective as of December 31, 2019, ownership of 100% of Lineal was transferred back to the Preferred Holders, and, all of the Series E Preferred Stock and Series F Preferred Stock of Camber outstanding were canceled through the redemption (the “Lineal Divestiture”). The Redemption Agreement also provided for (a) the entry by Lineal and Camber into a new unsecured promissory note in the amount of $1,539,719, the outstanding amount of the July 2019 Lineal Note together with additional amounts loaned by Camber to Lineal through December 31, 2019 (the “December 2019 Lineal Note”); and, (b) the unsecured loan by Camber to Lineal on December 31, 2019 of an additional $800,000, entered into by Lineal in favor of Camber on December 31, 2019 (“Lineal Note No. 2”); The December 2019 Lineal Note and Lineal Note No. 2, accrued interest, payable quarterly in arrears, beginning on March 31, 2020 and continuing until December 31, 2021, when all interest and principal was due, at 8% and 10% per annum (18% upon the occurrence of an event of default), respectively. Pursuant to the Redemption Agreement, the parties thereto mutually agreed to unwind the merger between Camber and Lineal and allow for the redemption in full of Lineal by the Preferred Holders. In connection therewith, Camber redeemed Camber’s Series E and F Preferred Stock issued in connection with the Lineal Merger and ownership of 100% of Lineal was transferred back to the Preferred Holders, and all of the Series E Preferred Stock and Series F Preferred Stock of Camber outstanding were cancelled through the redemption.

Preferred Stock Financing Transactions:

June, 2020:

On and effective June 22, 2020, Camber and Discover entered into a Stock Purchase Agreement (the “June 2020 Purchase Agreement”), pursuant to which Discover purchased 630 shares of Camber Series C Preferred Stock for $6 million, at a 5% original issue discount to the $10,000 face value of such preferred stock (the “Face Value”). Camber loaned $4.2 million of the funds provided by the June 2020 Purchase Agreement to Viking in connection with the purchase of the June 2020 Secured Note. On or about December 11, 2020, 600 of the 630 Series C Shares sold to Discover in June, 2020 were returned by Discover for cancelation in exchange for a $6 million Promissory Note, leaving 30 Camber Series C Preferred Shares outstanding from the June, 2020 transaction. On or about May 17, 2022, Discover converted these 30 Camber Series C Preferred Shares into 3,848,449 shares of common stock (equivalent to approximately 76,969 common shares on a post-reverse stock split basis) pursuant to the terms and conditions of the Certificate of Designation(s), as amended, associated with the Camber Series C Preferred Stock.

As of December 31, 2022, Discover held zero shares of Camber Series C Preferred Stock, and Discover is not entitled to any common shares in connection with prior conversions.

January, 2021:

On or about January 8, 2021, Camber entered into a Stock Purchase Agreement with EMC pursuant to which Camber agreed to issue 1,890 shares of Camber’s Camber Series C Preferred Stock to EMC.

EMC converted 226 shares of Camber Series C Preferred Stock Shares in tranches: (i) 38 shares on September 14, 2021; (ii) 59 shares on October 7, 2021; and (iii) 129 shares on January 3, 2022 (at which time EMC no longer held any shares of Camber Series C Preferred Stock). The aggregate number of common shares issued to EMC in connection with its conversion of the 226 shares of Camber Series C Preferred Stock equaled 154,186,428 (equivalent to approximately 3,083,729 common shares on a post-reverse stock split basis) pursuant to the terms and conditions of the Certificate of Designation(s), as amended, associated with the Camber Series C Preferred Stock. In January, 2022 Camber redeemed and cancelled 1,664 of EMC’s shares of Camber Series C Preferred Stock.

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As of December 31, 2022, EMC held zero shares of Camber Series C Preferred Stock, but is entitled to 730,241 common shares in connection with prior conversions. Camber anticipates issuing these common shares to EMC if Camber’s shareholders approve an increase in Camber’s authorized capital.

July, 2021:

Effective as of July 9, 2021, Camber and Antilles Family Office, LLC (“Antilles”), an affiliate of Discover, entered into a Stock Purchase Agreement (the “July 2021 Purchase Agreement”), pursuant to which Antilles purchased 1,575 shares of Camber Series C Preferred Stock for $15 million, at a 5% original issue discount to the $10,000 face value of each share of preferred stock. Between May 17 and December 31, 2022, Antilles converted 1,305 shares of Camber Series C Preferred Stock into 393,305,736 shares of common stock (equivalent to approximately 7,866,115 common shares on a post-reverse stock split basis) pursuant to the terms and conditions of the Certificate of Designation(s), as amended, associated with the Camber Series C Preferred Stock.

Pursuant to the July 2021 Purchase Agreement, as long as Antilles holds any shares of Camber Series C Preferred Stock, Camber agreed that, except as contemplated in connection with the Merger, Camber would not issue or enter into or amend an agreement pursuant to which Camber may issue any shares of common stock, other than (a) for restricted securities with no registration rights, (b) in connection with a strategic acquisition, (c) in an underwritten public offering, or (d) at a fixed price. Camber also agreed that Camber would not issue or amend any debt or equity securities convertible into, exchangeable or exercisable for, or including the right to receive, shares of common stock (i) at a conversion price, exercise price or exchange rate or other price that is based upon or varies with, the trading prices of or quotations for the shares of common stock at any time after the initial issuance of the security or (ii) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of the security or upon the occurrence of specified or contingent events directly or indirectly related to the business of Camber or the market for the common stock.

Camber also agreed that if Camber issue any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to Antilles, then Camber would notify Antilles of such additional or more favorable term and such term, at the Investor’s option, may become a part of the transaction documents with the Investor. Camber agreed to include proposals relating to the approval of the July 2021 Purchase Agreement and the issuance of the shares of common stock upon conversion of the Camber Series C Preferred Stock sold pursuant to the July 2021 Purchase Agreement, as well as an increase in authorized common stock to fulfill our obligations to issue such shares, at Camber’s next Annual Meeting, the meeting held to approve the Merger or a separate meeting in the event the Merger is terminated prior to shareholder approval, and to use commercially reasonable best efforts to obtain such approvals as soon as possible and in any event prior to January 1, 2022.

As at December 31, 2022, Antilles held 270 shares of Camber Series C Preferred Stock. Camber estimated these shares would convert into approximately 3.8 million common shares pursuant to the conversion formula set out in the Certificate of Designation(s), as amended, associated with the Camber Series C Preferred Stock, using approximately $2.185 as the then low volume weighted average price (“Low VWAP”) of Camber’s Common Stock for the purposes of calculating the Conversion Premium due upon conversion. The Low VWAP fell to approximately $1.2813 in March, 2023, which increased the underlying common share estimate from 3.8 million to 6.69 million common shares. If the Low VWAP during the Measurement Period (as defined in the Certificate of Designation, as amended) falls below $1.2813, Antilles would be entitled to more than 6.69 million common shares.

Exchange Agreement, Promissory Notes and Security Agreements:

Exchange Agreement

On December 11, 2020, Camber entered into an Exchange Agreement (the “Exchange Agreement”) with Discover pursuant to which Discover exchanged 600 shares of Camber Series C Preferred Stock, with an aggregate face value of $6,000,000 (600 shares each with a face value of $10,000 per share), for a $6,000,000 secured Promissory Note, and the 600 Preferred Shares were cancelled.

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Summary of Promissory Notes

Between December 11th, 2020 and December 24, 2021, Camber executed and delivered the following Secured Promissory Notes in favor of Discover:

1.	Promissory Note dated December 11, 2020 in the original amount of $6,000,000 (the “December 11th Investor Note”), which was issued in connection with the Exchange Agreement described above;

2.	Promissory Note dated December 22, 2020 in the original amount of $12,000,000 (the “December 22nd Investor Note”);

3.	Promissory Note dated April 23, 2021 in the original amount of $2,500,000 (the “April 23rd Investor Note”);

4.	Promissory Note dated December 9, 2021 in the original amount of $1,000,000 (the “December 9, 2021 Investor Note”); and

5.	Promissory Note dated December 24, 2021 with a face value of $26,315,789 (the “December 24, 2021 Investor Note”), in respect of which $25,000,000 was funded on January 3, 2022.

The December 9, 2021 Investor Note was paid in full on January 4, 2022. All other Promissory Notes remain outstanding and have a maturity date of January 1, 2027 (collectively, the “Outstanding Notes”). Commencing December 24, 2021, pursuant to Amendments signed on or about such date and the satisfaction of the condition stated therein which related to Camber increasing its authorized capital prior to December 31, 2021, each of the Outstanding Notes bear interest at a rate per annum equal to the Wall Street Journal Prime Rate on the amendment date, being 3.25%, with interest payable at maturity. Prior to December 24, 2021, the interest rate on applicable Outstanding Notes was 10% per annum.

All Outstanding Notes are secured by a first-ranking security interest against all of Camber’s assets, including the shares of Viking owned by Camber. Viking has also guaranteed Camber’s obligations under the Outstanding Notes.

Discover previously had the right to convert all or a portion of the amounts owing under the Outstanding Notes into shares of common stock of Camber at a fixed conversion price, but pursuant to an Agreement signed by Discover and Camber on or about November 3, 2022, Discover waived all of such conversion entitlements.

Further Particulars of Promissory Notes & Security Agreements

Further particulars regarding the various Promissory Notes and associated Security Agreements are set out below.

Prior to December 24, 2021, all applicable Outstanding Notes accrued interest at the rate of 10% per annum after which the interest rate was reduced to 3.25% per annum pursuant to applicable amending agreements signed on December 24, 2021 between Camber and Discover regarding each Outstanding Note; however the interest rate increases to the highest non-usurious rate of interest allowed under applicable law upon the occurrence of an event of default, which interest is due on the maturity date, which maturity date is the earlier of (a) January 1, 2027; and (b) the date a change of control of Camber occurs, which includes any person becoming the beneficial owner of more than 50% of the combined voting power of Camber (a “Change in Ownership”), or the approval of (1) a plan of complete liquidation, (2) an agreement for the sale or disposition of all or substantially all Camber’s assets, or (3) a merger (other than a merger for purposes of redomiciling Camber), consolidation, or reorganization of Camber, which would result in a Change in Ownership, provided that the closing of the Merger will not trigger a change of control (or Change in Ownership). All Outstanding Notes includes customary events of default. Upon the occurrence of an event of default, Discover has the right to accelerate the full amount of the Outstanding Notes and all interest thereon, to enforce its rights under the applicable Security Agreements (defined below), and take other actions allowed under applicable law.

Payment of the Outstanding Notes and performance of Camber’s obligations thereunder is required to be guaranteed by all subsidiaries or entities controlled or owned by Camber, or which may be owned after the date of the Outstanding Notes. The Outstanding Notes may be assigned by Discover subject to compliance with applicable securities laws. Camber may prepay the Outstanding Notes at any time.

The payment of amounts due under the December 11th Investor Note is secured by the terms of the following agreements entered into by Camber in favor of Discover on December 11, 2020: (i) a Security Agreement; and (ii) a Security & Pledge Agreement.

The payment of amounts due under the December 22nd Investor Note is secured by the terms of the following agreements entered into by Camber in favor of Discover on December 22, 2020: (i) a Security Agreement; and (ii) a Security & Pledge Agreement.

The payment of amounts due under the April 23rd Investor Note is secured by the terms of the following agreements entered into by Camber in favor of Discover on April 23, 2021: (i) a Security Agreement; and (ii) a Security & Pledge Agreement.

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The payment of amounts due under the December 24, 2021 Investor Note is secured by the terms of the following agreements entered into by Camber in favor of Discover on December 24, 2021: (i) a Security Agreement; and (ii) a Security & Pledge Agreement.

Each of the above-noted Security Agreements provides Discover a first priority security interest in substantially all of Camber’s assets, and if an event of default occurs under any of the Outstanding Notes Discover can enforce its rights under any or all of the Security Agreements and foreclose on our assets in order to satisfy amounts owed thereunder.

Pursuant to the above-noted Security & Pledge Agreements, Camber granted Discover a first-priority security interest in the shares of common stock of Viking owned by Camber and Camber’s other assets.

Other Agreements with Discover and/or Antilles in 2022:

April 2022

The Certificates of Designations with respect to Camber’s Camber Series C Preferred Stock and Series G Preferred Stock (collectively, the “CODs”) and/or the Stock Purchase Agreements regarding the sale of such Camber Series C Preferred Stock and Series G Preferred Stock (collectively, the “SPA’s”), contain covenants requiring Camber to timely file all reports required to be filed by Camber pursuant to the Exchange Act (the “Filing Requirement”). Throughout 2021 and early 2022, Camber did not satisfy the Filing Requirement and, consequently, on or about March 9, 2022, the preferred stock holders, Discover and Antilles, filed a Verified Complaint against Camber (the “Discover/Antilles Complaint”) as a result of the default by Camber under the CODs. A default under the CODs and/or SPA’s is also considered an event of default under each of the Outstanding Notes, and upon an event of default under the Outstanding Notes, Discover may, at its option, declare the principal and any and all interest then accrued thereon, at once due and payable, and exercise any other rights under applicable agreements. Discover did not exercise its right to declare the amount owing under the Outstanding Notes immediately due and payable, but Failure by Discover to exercise such right does not constitute a waiver of the right to exercise the same in the event of any subsequent default. As of April 18, 2022, Discover, Antilles and Camber entered into a Settlement Agreement to settle the Discover/Antilles Complaint, and the Settlement Agreement was approved by the Court on or about May 12, 2022. If Camber fails to satisfy future Filing Requirements, it would be considered a default under the CODs and SPA’s, which in turn would constitute an event of default under the Outstanding Notes.

October 2022

On October 28, 2022, Camber entered into two agreements (collectively, the “Agreements”), one with Discover and the other with Antilles, in relation to an amendment to the fifth amended and restated certificate of designations regarding Camber’s Series C Preferred Stock (the “COD”) as an accommodation to Camber and in order to help facilitate implementation of Camber’s business plans and continued trading on the NYSE American LLC, and in exchange for the release and indemnity as provided in the Agreements.

On October 31, 2022, Camber filed with the Secretary of State of Nevada an amendment to the COD (the “Amendment), dated as of October 28, 2022 (the “Amendment Date”), pursuant to the Agreements, which amended the COD such that (i) beginning on the Amendment Date and thereafter, when determining the conversion rate for each share of Camber Series C Preferred Stock based on the trading price of Camber’s Common Stock (“Common Stock”) over a certain number of previous days (“Measurement Period”), no day will be added to what would otherwise have been the end of any Measurement Period for the failure of the Equity Condition (as defined in the COD), even if the volume weighted average trading price (“Measuring Metric”) is not at least $1.50 and each Investor waived the right to receive any additional shares of Common Stock that might otherwise be due if such Equity Condition were to apply after the Agreement Date, including with respect to any pending Measurement Period; and (ii) (A) beginning on the Amendment Date and for the period through December 30, 2022, the Measuring Metric will be the higher of the amount provided in Section I.G.7.1(ii) of the COD and $0.20, and (B) beginning at market close on December 30, 2022 and thereafter, the Measuring Metric will be the volume weighted average trading price of the Common Stock on any day of trading following the date of first issuance of the Camber Series C Preferred Stock.

November, 2022

On November 3, 2022, Camber entered into an agreement (the “Agreement”) with Discover, pursuant to which Discover absolutely and unconditionally waived and released any and all rights to receive further or additional shares of Camber’s Common Stock (the “Conversion Shares”) with respect to any and all shares of Camber Series C Preferred Stock previously converted by Discover including, but not limited to, the right to deliver additional notices for more Conversion Shares under the Fifth Amended and Restated Certificate of Designations of Preferences, Powers, Rights and Limitations of Series C Redeemable Convertible Preferred Stock filed by Camber with the Secretary of State of Nevada on November 8, 2021, as amended on October 28, 2022. Discover also absolutely and unconditionally waived and released any and all rights to convert all or any part of any Outstanding Notes previously executed by Camber in favor of Discover into shares of Camber’s Common Stock, and agreed not to convert or attempt to convert any portion of any Outstanding Notes, at any particular price or at all.

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Current Operations and Business Information

As of December 31, 2022, Camber had leasehold interests (working interests) in properties producing from the Cline and Wolfberry formations, which were producing an average of approximately 17 net barrels of oil equivalent per day (“BOEPD”) from 18 active well bores. The ratio between the gross and net production varies due to varied working interests and net revenue interests in each well. Our production sales totaled 6,353 BOE, net to our interest, for the year ended December 31, 2022. At December 31, 2022, Camber’s total estimated proved producing reserves were approximately 71,560 BOE, of which 43,040 Bbls were crude oil and NGL reserves and 171,120 Mcf were natural gas reserves.

The following tables set forth summary information with respect to Camber’s proved reserves as of December 31, 2021.

Reserves Category	Crude Oil (BBLs)	NGL (BBLs)	Natural Gas (MCF)	Total Proved (BOE) (1)

Proved Reserves
Developed	43,040	-	171,120	71,560
Developed Non-Producing	-	-	-	-
Undeveloped	-	-	-	-

Total Proved Reserves	43,040	-	171,120	71,560

Estimated Future Net Cash Flows				$3,580,270
10% annual discount for estimated timing of cash flows				(1,692,970)
Standardized Measure of Discounted Future Net Cash Flows - (PV10) (2)				$1,887,300

(1) - BOE (barrels of oil equivalent) is calculated by a ratio of 6 MCF to 1 BBL of Oil

(2) - PV-10 represents the discounted future net cash flows attributable to our proved oil and natural gas reserves discounted at 10%. PV-10 of our total year-end proved reserves is considered a non-US GAAP financial measure as defined by the SEC. Camber believe that the presentation of the PV-10 is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves. Camber further believe investors and creditors use our PV-10 as a basis for comparison of the relative size and value of our reserves to other companies.

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The following table presents certain information with respect to oil and natural gas production attributable to our interests in all of our properties in the United States, the revenue derived from the sale of such production, average sales prices received and average production costs during the years ended December 31, 2022 and 2021.

	Unit of	December 31,	December 31,
	Measure	2022	2021

Production
Oil	Barrels	3,966	4,242
Natural Gas	Mcf	14,323	13,067
NGL	Gallons	161,642	131,048
BOE		10,202	9,449

Sales
Oil	Barrels	$372,046	$273,234
Natural Gas	Mcf	79,719	40,186
NGL	Gallons	145,490	87,802
		$597,255	$401,222

Average Sales Prices
Oil	Barrels	$93.81	$64.41
Natural Gas	Mcf	$5.57	$3.08
NGL	Gallons	$.90	$.67

Production - Lease operating expenses		$173,327	$134,684

Average Cost of Production per BOE		$16.99	$14,25

Drilling and other exploratory and development activities

During the years ended December 31, 2022 and 2021, Camber had no gross or net wells that were in the process of being drilled, nor did Camber have any drilling plans or delivery commitments.

Trading Symbol and More Information

Camber’s Common Stock is traded on the NYSE American under the symbol “CEI.”

Camber’s headquarters are located at 15915 Katy Freeway, Suite 450, Houston, Texas. The telephone number at that location is (210) 998-4035. Additional information about Camber can be found at www.camber.energy. See “Where You Can Find More Information” beginning on page 202.

Prior Material Events

October 2017 Purchase Agreement

On October 5, 2017, Camber and Discover, with whom Camber had previously entered into equity and debt purchase agreements in 2016 entered into a Stock Purchase Agreement (as amended to date, the “October 2017 Purchase Agreement”).

On October 5, 2017, in connection with the entry into the October 2017 Purchase Agreement, Discover purchased 212 shares of Camber Series C Preferred Stock for $2 million, and thereafter Discover purchased 106 shares of Camber Series C Preferred Stock for $1 million on November 21, 2017; 105 shares of Camber Series C Preferred Stock for $1 million on December 27, 2017; 105 shares of Camber Series C Preferred Stock for $1 million on January 31, 2018; 105 shares of Camber Series C Preferred Stock for $1 million on February 22, 2018; 105 shares of Camber Series C Preferred Stock for $1 million on March 9, 2018; 105 shares of Camber Series C Preferred Stock for $1 million on April 10, 2018; and 105 shares of Camber Series C Preferred Stock for $1 million on May 22, 2018, each under the October 2017 Purchase Agreement.

On March 2, 2018, Camber and Discover entered into an amendment to the October 2017 Purchase Agreement (the “Purchase Agreement Amendment”), pursuant to which Discover (a) waived any and all Trigger Events (as defined in the certificate of designation of the Camber Series C Preferred Stock (the “Designation”)) that had occurred prior to March 2, 2018, (b) agreed that all calculations provided for in the Designation would be made as if no such Trigger Event had occurred, and (c) waived any right to receive any additional shares of common stock based upon any such Trigger Event, with respect to all shares of Camber Series C Preferred Stock, other than any which have already been converted.

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Discover also agreed, pursuant to the Purchase Agreement Amendment, that the conversion rate of conversion premiums pursuant to the Designation would remain 95% of the average of the lowest 5 individual daily volume weighted average prices during the applicable Measuring Period (as defined in the Designation), not to exceed 100% of the lowest sales prices on the last day of the Measuring Period, less $0.05 per share of common stock, unless a triggering event has occurred, and that such $0.05 per share discount would not be adjusted in connection with Camber’s previously reported 1-for-25 reverse stock split affected on March 5, 2018.  Notwithstanding the above, in no event will the value of the common stock pursuant to the foregoing be below the par value per share of the common stock ($0.001).

October 2018 Stock Purchase Agreement

On October 29, 2018, Camber and Discover entered into a Stock Purchase Agreement (the “October 2018 Purchase Agreement”), whereby Discover purchased 369 shares of Camber Series C Preferred Stock for $3.5 million. The Camber Series C Preferred Stock sold pursuant to the October 2018 Purchase Agreement have substantially similar terms as those sold pursuant to the October 2017 Purchase Agreement.

November 2018 Stock Purchase Agreement

On November 23, 2018 and effective November 23, 2018, Camber and Discover entered into a Stock Purchase Agreement (the “November 2018 Purchase Agreement”).  The Camber Series C Preferred Stock sold pursuant to the November 2018 Purchase Agreement have substantially similar terms as those sold pursuant to the October 2017 Purchase Agreement.

Under the terms of the November 2018 Purchase Agreement, Discover agreed to purchase up to 2,941 shares of Camber Series C Preferred Stock (the “Maximum Shares”) from Camber for an aggregate of $28 million, including agreeing to purchase 106 shares of Camber Series C Preferred Stock within two business days of the satisfaction of the Closing Conditions (defined below), in consideration for $1 million (the “Initial Closing”), and additional shares of Camber Series C Preferred Stock, in such amount(s) requested by Camber, from time to time, up to the remaining amount of Camber Series C Preferred Stock available to be sold under the November 2018 Purchase Agreement, until the Maximum Shares are sold, subject in each case to the closing conditions.

On December 3, 2018, Camber entered into a First Amendment to Stock Purchase Agreement with Discover (the “First Amendment”), pursuant to which the parties agreed to (a) amend the Initial Closing to be for a total of $2.5 million and 263 shares of Camber Series C Preferred Stock, and (b) change the terms of the November 2018 Purchase Agreement to require that, notwithstanding the other closing conditions set forth in the November 2018 Purchase Agreement, for each sale of $800,000 of Camber Series C Preferred Stock, in additional closings after the Initial Closing, that an aggregate dollar trading volume of at least $10 million must have traded on NYSE American during regular trading hours, from the trading day after the immediately prior closing until the trading day immediately before the relevant closing, but expressly excluding all volume traded on any days that Discover is prevented or delayed from reselling shares of common stock.

On December 4, 2018, upon the satisfaction of the applicable closing conditions, Discover acquired 263 shares of Camber Series C Preferred Stock for a total of $2.5 million.

On July 8, 2019, Camber entered into a Termination Agreement with Discover, pursuant to which the parties agreed, that among other things, the rights of Discover to purchase additional shares of Camber Series C Preferred Stock under the November 2018 Purchase Agreement were terminated.

February 2020 Stock Purchase Agreement

On and effective February 3, 2020, Camber and Discover entered into a Stock Purchase Agreement (the “February 2020 Purchase Agreement”).

Under the terms of the February 2020 Purchase Agreement, Discover purchased 525 shares of Camber Series C Preferred Stock for $5 million, at a 5% original issue discount to the $10,000 face value of such preferred stock (the “Face Value”).

Pursuant to the February 2020 Purchase Agreement, as long as Discover holds any shares of Camber Series C Preferred Stock, Camber agreed that, except as contemplated in connection with the merger, it would not issue or enter into or amend an agreement pursuant to which Camber may issue any shares of common stock, other than (a) for restricted securities with no registration rights, (b) in connection with a strategic acquisition, (c) in an underwritten public offering, or (d) at a fixed price.  Camber also agreed that it would not issue or amend any debt or equity securities convertible into, exchangeable or exercisable for, or including the right to receive, shares of common stock (i) at a conversion price, exercise price or exchange rate or other price that is based upon or varies with, the trading prices of or quotations for the shares of common stock at any time after the initial issuance of the security or (ii) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of the security or upon the occurrence of specified or contingent events directly or indirectly related to the business of Camber or the market for the common stock.

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Additionally, provided that Camber has not materially breached the terms of the February 2020 Purchase Agreement, Camber may at any time, in its sole and absolute discretion, repurchase from Discover all, but not less than all, of the then outstanding shares of Camber Series C Preferred Stock sold pursuant to the agreement by paying to Discover 110% of the aggregate face value of all such shares.

Camber also agreed to provide Discover a right of first offer to match any offer for financing Camber receives from any person while the shares of Camber Series C Preferred Stock sold pursuant to the February 2020 Purchase Agreement are outstanding, except for debt financings not convertible into common stock, which are excluded from such right to match.

Finally, Camber agreed that if it issues any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to Discover, then Camber would notify Discover of such additional or more favorable term and such term, at Discover’s option, may become a part of the transaction documents with Discover.

Camber also agreed pursuant to the February 2020 Purchase Agreement that if the merger does not close by the required date approved by the parties thereto (as such may be extended from time to time), and if the amount of funds loaned by Camber to Viking in connection with the February 2020 Secured Note, plus any applicable interest is returned to Camber by Viking, Camber is required, at Discover’s option in its sole and absolute discretion, to immediately repurchase from Discover all then outstanding Camber Series C Preferred Stock shares acquired by Discover pursuant to the February 2020 Purchase Agreement, by paying to Discover 110% of the aggregate Face Value of all such shares.

Waiver and Amendment Agreement

On February 3, 2020, Camber and Discover entered into a Waivers and Amendments to Stock Purchase Agreements (the “Waiver and Amendment”), pursuant to which Discover (a) waived any and all Trigger Events (as defined in the certificate of designation of the Camber Series C Preferred Stock (the “Designation”)) that had occurred prior to February 3, 2020, (b) agreed that all calculations provided for in the Designation would be made as if no such Trigger Event had occurred, and (c) waived any right to receive any additional shares of common stock based upon any such Trigger Event, with respect to all shares of Camber Series C Preferred Stock, other than any which have already been converted.

The Investor also (a) waived any and all breaches and defaults that have occurred through February 3, 2020, and (b) waived all rights and remedies with respect to such breaches and defaults.

The Waiver and Amendment also provided that Camber was required to file a proxy to hold a stockholder meeting to approve an increase in Camber’s authorized common stock to 25 million shares as soon as possible (which meeting was held on April 16, 2020), and use its commercially reasonable best efforts to cause such increase to be declared effective as soon as possible, and in any event within 90 days of February 3, 2020; provided that such increase became effective on April 17, 2020.  Discover also agreed that all calculations provided for in the Designation shall be made as if no such Trigger Event had occurred, and to waive any right to receive any additional shares of common stock based upon any such Trigger Event.

Discover also agreed, pursuant to the Waiver and Amendment, that the conversion rate of conversion premiums pursuant to the Designation would remain (a) 95% of the average of the lowest 5 individual daily volume weighted average prices during the applicable Measuring Period (as defined in the Designation), not to exceed 100% of the lowest sales prices on the last day of the Measuring Period, less $0.05 per share of common stock, unless a triggering event has occurred, and that such $0.05 per share discount would not be adjusted in connection with Camber’s previously reported reverse stock splits; and (b) 85% of the average of the lowest individual daily volume weighted average price during the applicable Measuring Period (as defined in the Designation), not to exceed 100% of the lowest sales prices on the last day of the Measuring Period, less $0.10 per share of common stock, if a triggering event has occurred, and that such $0.10 per share discount would not be adjusted in connection with Camber’s previously reported reverse stock splits.

The Waiver and Amendment also provided that the Measuring Period (as defined in the Designation) for all shares of Camber Series C Preferred Stock would begin on the date of the Agreement, February 3, 2020; and that the Designation would be amended to provide that holders of the Camber Series C Preferred Stock will vote with holders of common stock as a single class, on an as converted basis subject to the beneficial ownership limitation set forth in the Designation; provided that the NYSE American has since advised Camber that such amendment would not be possible under the current rules of the NYSE American.  Because the beginning date for the Measuring Period for all outstanding shares of Camber Series C Preferred Stock is February 3, 2020, the conversion price of the conversion premiums on such Camber Series C Preferred Stock will never be above approximately $0.3985 per share (as adjusted for the reverse stock split, if approved and implemented)(the current estimated lowest conversion price in the period from February 3, 2020 to the date of this joint proxy statement/prospectus), regardless of the actual trading price of Camber’s common stock.

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June 2020 Purchase Agreement

On and effective June 22, 2020, Camber and Discover entered into a Stock Purchase Agreement (the “June 2020 Purchase Agreement”).

Under the terms of the June 2020 Purchase Agreement, Discover purchased 630 shares of Camber Series C Preferred Stock, for $6 million, at a 5% original issue discount to the $10,000 face value of each such share of preferred stock (the “Face Value”).

Camber used the proceeds from the June 2020 sale of the Camber Series C Preferred Stock to purchase the February 2020 Secured Note from Viking.

Pursuant to the June 2020 Purchase Agreement, as long as Discover holds any shares of Camber Series C Preferred Stock, Camber agreed that, except as contemplated in connection with the merger, Camber would not issue or enter into or amend an agreement pursuant to which Camber may issue any shares of common stock, other than (a) for restricted securities with no registration rights, (b) in connection with a strategic acquisition, (c) in an underwritten public offering, or (d) at a fixed price; or issue or amend any debt or equity securities convertible into, exchangeable or exercisable for, or including the right to receive, shares of common stock (i) at a conversion price, exercise price or exchange rate or other price that is based upon or varies with, the trading prices of or quotations for the shares of common stock at any time after the initial issuance of the security or (ii) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of the security or upon the occurrence of specified or contingent events directly or indirectly related to the business of Camber or the market for the common stock.

Additionally, provided that Camber has not materially breached the terms of the June 2020 Purchase Agreement, Camber may at any time, in its sole and absolute discretion, repurchase from Discover all, but not less than all, of the then outstanding shares of Camber Series C Preferred Stock sold pursuant to the agreement by paying to Discover 110% of the aggregate Face Value of all such shares.

Camber also agreed to provide Discover a right of first offer to match any offer for financing Camber receives from any person while the shares of Camber Series C Preferred Stock sold pursuant to the June 2020 Purchase Agreement are outstanding, except for debt financings not convertible into common stock, which are excluded from such right to match.

Finally, Camber agreed that if Camber issues any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to Discover, then Camber would notify Discover of such additional or more favorable term and such term, at Discover’s option, may become a part of the transaction documents with Discover.

The June 2020 Purchase Agreement includes customary provisions requiring that Camber indemnify Discover against certain losses; representations and warranties and covenants.

Camber also agreed pursuant to the June 2020 Purchase Agreement that if the merger does not close by the required date approved by the parties thereto (as such may be extended from time to time), Camber is required, at Discover’s option in its sole and absolute discretion, to immediately repurchase from Discover all then outstanding Camber Series C Preferred Stock shares acquired by Discover pursuant to the June 2020 Purchase Agreement, by paying to Discover 110% of the aggregate Face Value of all such shares (the “Repurchase Requirement”), which totals $6,930,000.

Separately, Viking agreed that if the merger agreement is terminated prior to the closing of the merger, Viking will owe Camber, in addition to the required repayment of the Secured Notes, a payment equal to (i) 115.5% of the original principal amount of the Secured Notes, minus (ii) the amount due to Camber pursuant to the terms of the Secured Notes upon repayment thereof (the “Additional Payment”).  As an example, if when the merger agreement is terminated, $9,200,000 were due to Camber under the Secured Notes (assuming all interest due thereunder had been paid as of the date due), Viking would owe Camber (i) $9,200,000 multiplied by 1.155 = $10,626,000, minus (ii) $9,200,000, or a total Additional Payment of $1,426,000, in addition to the amount due under the Secured Notes.

Finally, Camber agreed to include proposals relating to the approval of the June 2020 Purchase Agreement and the issuance of the shares of common stock upon conversion of the Camber Series C Preferred Stock sold pursuant to the June 2020 Purchase Agreement, as well as an increase in authorized common stock to fulfill Camber’s obligations to issue such shares, at the meeting held to approve the merger or a separate meeting in the event the merger is terminated prior to stockholder approval, and to use commercially reasonable best efforts to obtain such approvals as soon as possible and in any event prior to December 31, 2020.

Amendment Agreement

On June 22, 2020, Camber and Discover entered into an Amendment to Stock Purchase Agreement (the “SPA Amendment”), pursuant to which Discover agreed to terminate the obligation set forth in the February 2020 Stock Purchase Agreement, which would have required that Camber pay Discover an aggregate of $5,775,000 in connection with the redemption of the 525 shares of Camber Series C Preferred Stock Camber sold to the Investor in the event the merger was terminated.  As a result of such amendment, the $5,000,000 paid by Discover to Camber for the purchase of the 525 shares of Camber Series C Preferred Stock on February 3, 2020, will no longer need to be repaid; however, as discussed above, Discover still has similar repurchase rights in connection with the 630 shares of Camber Series C Preferred Stock sold in June 2020.

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December 23, 2020 Transaction

On December 23, 2020, the Company entered into a Securities Purchase Agreement with Viking, pursuant to which Camber acquired 26,274,510 shares (“Camber’s Investment”) of Viking common stock (“Camber’s Viking Shares”), which constituted 51% of the total outstanding common stock of Viking, in consideration of (i) Camber’s payment of $10,900,000 to Viking (the “Cash Purchase Price”), and (ii) cancellation of $9,200,000 in promissory notes issued by Viking to Camber (“Camber’s Viking Notes”).  Pursuant to the purchase agreement, Viking was obligated to issue additional shares of Viking common stock to Camber, if necessary, to ensure Camber owned at least 51% of the common stock of Viking through July 1, 2022.

In connection with Camber’s Investment, the Company and Viking terminated their previous merger agreement, dated August 31, 2020, as amended, and the Company assigned its membership interests in the Company’s unconsolidated subsidiary, Elysium Energy Holdings, LLC (“Elysium”), to Viking.  Also in connection with Camber’s Investment, effective December 23, 2020, the Company (i) borrowed $12,000,000 from an institutional investor; (ii) issued the investor a promissory note in the principal amount of $12,000,000, accruing interest at the rate of 10% per annum and maturing December 11, 2022 (the “Camber Investor Note”); (iii) granted the Investor a first-priority security interest in Camber’s Viking Shares and Camber’s other assets pursuant to a pledge agreement and a general security agreement, respectively; and (iv) entered into an amendment to the Company’s $6,000,000 promissory note previously issued to the investor dated December 11, 2020 (the “Additional Camber Investor Note”), amending the acceleration provision of the note to provide that the note repayment obligations would not accelerate if the Company increased its authorized capital stock by March 11, 2021 (and the Company increased its authorized capital stock in February 2021 as required).  In order to close Camber’s Investment, effective December 23, 2020, Viking entered into a Guaranty Agreement, guaranteeing repayment of the Camber Investor Note and the Additional Camber Investor Note.

On December 23, 2020, the Camber Investor Note was funded, and the Company and Viking closed Camber’s Investment, with the Company paying the Cash Purchase Price to Viking and cancelling Camber’s Viking Notes, as additional consideration.  In exchange, Viking issued 26,274,510 shares of its common stock to Camber, representing 51% of Viking’s total outstanding common shares, the Viking Shares.  At the closing, James Doris and Frank Barker, Jr., Viking’s CEO and CFO, respectively, at the time, were appointed the CEO and CFO of Camber, and Mr. Doris was appointed a member of the Board of Directors of Camber.

Acquisition of Additional Viking Shares

On January 8, 2021, the Company entered into another purchase agreement with Viking pursuant to which the Company agreed to acquire an additional 16,153,846 shares of Viking common stock (the “Shares”) in consideration of (i) the Company issuing 1,890 shares of Camber’s Series C Redeemable Convertible Preferred Stock to EMC Capital Partners, LLC (“EMC”), one of the Viking’s lenders which held a secured promissory note issued by Viking to EMC in the original principal amount of $20,869,218 in connection with the purchase of oil and gas assets on or about February 3, 2020 (the “EMC Note”); and (ii) EMC considering the EMC Note paid in full and cancelled pursuant to the Cancellation Agreement described below.

Simultaneously, on January 8, 2021, Viking entered into a Cancellation Agreement with EMC (the “Cancellation Agreement”) pursuant to which Viking agreed to pay $325,000 to EMC, and EMC agreed to cancel and terminate in the EMC Note and all other liabilities, claims, amounts owing and other obligations under the Note.  At the same time, the Company entered into a purchase agreement with EMC pursuant to which (i) the Company agreed to issue 1,890 shares of Camber’s Series C Redeemable Convertible Preferred Stock to EMC, and (ii) EMC agreed to enter into the Cancellation Agreement with Viking to cancel the EMC Note.

Industry Segments

For the years ended December 31, 2022 and 2021, our operations were all crude oil and natural gas exploration and production.

Regulation

Our operations are subject to various types of regulation at the federal, state and local levels. These regulations include requiring permits for the drilling of wells; maintaining hazard prevention, health and safety plans; submitting notification and receiving permits related to the presence, use and release of certain materials incidental to oil and natural gas operations; and regulating the location of wells, the method of drilling and casing wells, the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities, surface plugging and abandonment of wells and the transporting of production. Our operations are also subject to various conservation matters, including the number of wells which may be drilled in a unit and the unitization or pooling of oil and natural gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration, while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally limiting the venting or flaring of natural gas, and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to possibly limit the amounts of oil and natural gas Camber can produce from our wells and to limit the number of wells or the locations at which Camber can drill.

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In the United States, legislation affecting the oil and natural gas industry has been pervasive and is under constant review for amendment or expansion. Pursuant to such legislation, numerous federal, state and local departments and agencies issue recommended new and extensive rules and regulations binding on the oil and natural gas industry, some of which carry substantial penalties for failure to comply. These laws and regulations have a significant impact on oil and natural gas drilling, natural gas processing plants and production activities, increasing the cost of doing business and, consequently, affect profitability. Insomuch as new legislation affecting the oil and natural gas industry is common-place and existing laws and regulations are frequently amended or reinterpreted, Camber may be unable to predict the future cost or impact of complying with these laws and regulations. Camber considers the cost of environmental protection a necessary and manageable part of our business. Camber has historically been able to plan for and comply with new environmental initiatives without materially altering our operating strategies.

Insurance Matters

Camber maintains insurance coverage which Camber believes is reasonable per the standards of the oil and natural gas industry. It is common for companies in these industries to not insure fully against all risks associated with their operations either because such insurance is unavailable or because premium costs are considered prohibitive. A material loss not fully covered by insurance could have an adverse effect on our financial position, results of operations or cash flows. Camber maintains insurance at industry customary levels to limit our financial exposure in the event of a substantial environmental claim resulting from sudden, unanticipated and accidental discharges of certain prohibited substances into the environment. Such insurance might not cover the complete amount of such a claim and would not cover fines or penalties for a violation of an environmental law.

Other Matters

Environmental. Our exploration, development, and production of oil and natural gas, including our operation of saltwater injection and disposal wells, are subject to various federal, state and local environmental laws and regulations. Such laws and regulations can increase the costs of planning, designing, installing and operating oil, natural gas, and disposal wells. Our domestic activities are subject to a variety of environmental laws and regulations, including but not limited to, the Oil Pollution Act of 1990 (“OPA”), the Clean Water Act (“CWA”), the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act (“RCRA”), the Clean Air Act (“CAA”), and the Safe Drinking Water Act (“SDWA”), as well as state regulations promulgated under comparable state statutes. Camber is also subject to regulations governing the handling, transportation, storage, and disposal of naturally occurring radioactive materials that are found in our oil and gas operations. Civil and criminal fines and penalties may be imposed for non-compliance with these environmental laws and regulations. Additionally, these laws and regulations require the acquisition of permits or other governmental authorizations before undertaking certain activities, limit or prohibit other activities because of protected areas or species, and impose substantial liabilities for cleanup of pollution.

Under the OPA, a release of oil into water or other areas designated by the statute could result in Camber being held responsible for the costs of remediating such a release, certain OPA specified damages, and natural resource damages. The extent of that liability could be extensive, as set forth in the statute, depending on the nature of the release. A release of oil in harmful quantities or other materials into water or other specified areas could also result in Camber being held responsible under the CWA for the costs of remediation, and civil and criminal fines and penalties.

CERCLA and comparable state statutes, also known as “Superfund” laws, can impose joint and several and retroactive liability, without regard to fault or the legality of the original conduct, on certain classes of persons for the release of a “hazardous substance” into the environment. In practice, cleanup costs are usually allocated among various responsible parties. Potentially liable parties include site owners or operators, past owners or operators under certain conditions, and entities that arrange for the disposal or treatment of, or transport hazardous substances found at the site. Although CERCLA, as amended, currently exempts petroleum, including but not limited to, crude oil, natural gas and natural gas liquids, from the definition of hazardous substance, our operations may involve the use or handling of other materials that may be classified as hazardous substances under CERCLA. Furthermore, the exemption may not be preserved in future amendments of the act, if any.

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RCRA and comparable state and local requirements impose standards for the management, including treatment, storage, and disposal, of both hazardous and non- hazardous solid wastes. Camber generates hazardous and non-hazardous solid waste in connection with our routine operations. From time to time, proposals have been made that would reclassify certain oil and natural gas wastes, including wastes generated during drilling, production and pipeline operations, as “hazardous wastes” under RCRA, which would make such solid wastes subject to much more stringent handling, transportation, storage, disposal, and clean-up requirements. This development could have a significant impact on our operating costs. While state laws vary on this issue, state initiatives to further regulate oil and natural gas wastes could have a similar impact. Because oil and natural gas exploration and production, and possibly other activities, have been conducted at some of our properties by previous owners and operators, materials from these operations remain on some of the properties and in some instances, require remediation. In addition, in certain instances, Camber has agreed to indemnify sellers of producing properties from which Camber has acquired reserves against certain liabilities for environmental claims associated with such properties. While Camber does not believe that costs to be incurred by Camber for compliance and remediating previously or currently owned or operated properties will be material, there can be no guarantee that such costs will not result in material expenditures.

Additionally, in the course of our routine oil and natural gas operations, surface spills and leaks, including casing leaks, of oil or other materials occur, and Camber incurs costs for waste handling and environmental compliance. Moreover, Camber is able to control directly the operations of only those wells for which Camber acts as the operator. Management believes that Camber is in substantial compliance with applicable environmental laws and regulations.

In response to liabilities associated with these activities, accruals are established when reasonable estimates are possible. Such accruals would primarily include estimated costs associated with remediation. Camber has used discounting to present value in determining our accrued liabilities for environmental remediation or well closure, but no material claims for possible recovery from third party insurers or other parties related to environmental costs have been recognized in our financial statements. Camber adjusts the accruals when new remediation responsibilities are discovered and probable costs become estimable, or when current remediation estimates must be adjusted to reflect new information.

Camber does not anticipate being required in the near future to expend amounts that are material in relation to our total capital expenditures program by reason of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, Camber is unable to predict the ultimate cost of compliance. More stringent laws and regulations protecting the environment may be adopted in the future and Camber may incur material expenses in connection with environmental laws and regulations in the future.

Occupational Health and Safety. Camber is also subject to laws and regulations concerning occupational safety and health. Due to the continued changes in these laws and regulations, and the judicial construction of many of them, Camber is unable to predict with any reasonable degree of certainty our future costs of complying with these laws and regulations. Camber considers the cost of safety and health compliance a necessary and manageable part of our business. Camber has been able to plan for and comply with new initiatives without materially altering our operating strategies.

Hydraulic Fracturing. Vast quantities of natural gas, natural gas liquids and oil deposits exist in deep shale and other unconventional formations. It is customary in our industry to recover these resources through the use of hydraulic fracturing, combined with horizontal drilling. Hydraulic fracturing is the process of creating or expanding cracks, or fractures, in deep underground formations using water, sand and other additives pumped under high pressure into the formation. As with the rest of the industry, Camber uses hydraulic fracturing as a means to increase the productivity of almost every well that Camber drills and completes. These formations are generally geologically separated and isolated from fresh ground water supplies by thousands of feet of impermeable rock layers. Camber follows applicable legal requirements for groundwater protection in our operations that are subject to supervision by state and federal regulators (including the Bureau of Land Management (“BLM”) on federal acreage). Furthermore, our well construction practices require the installation of multiple layers of protective steel casing surrounded by cement that are specifically designed and installed to protect freshwater aquifers by preventing the migration of fracturing fluids into aquifers.

Injection rates and pressures are required to be monitored in real time at the surface during our hydraulic fracturing operations. Pressure is required to be monitored on both the injection string and the immediate annulus to the injection string. Hydraulic fracturing operations are required to be shut down if an abrupt change occurs to the injection pressure or annular pressure. These aspects of hydraulic fracturing operations are designed to prevent a pathway for the fracturing fluid to contact any aquifers during the hydraulic fracturing operations.

Hydraulic fracture stimulation requires the use of water. Camber uses fresh water or recycled produced water in our fracturing treatments in accordance with applicable water management plans and laws. Several proposals have previously been presented to the U.S. Congress that, if implemented, would either prohibit or restrict the practice of hydraulic fracturing or subject the process to regulation under the Safe Drinking Water Act. Several states have previously considered, or are currently considering, legislation to regulate hydraulic fracturing practices that could impose more stringent permitting, transparency, and well construction requirements on hydraulic-fracturing operations or otherwise seek to ban fracturing activities altogether. Hydraulic fracturing of wells and subsurface water disposal are also under public and governmental scrutiny due to potential environmental and physical impacts, including possible contamination of groundwater and drinking water and possible links to earthquakes. In addition, some municipalities have significantly limited or prohibited drilling activities and/or hydraulic fracturing, or are considering doing so.

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Restrictions on hydraulic fracturing could make it prohibitive to conduct our operations, and also reduce the amount of oil, natural gas liquids and natural gas that Camber is ultimately able to produce in commercial quantities from our properties.

The Endangered Species Act. The Endangered Species Act (“ESA”) restricts activities that may affect areas that contain endangered or threatened species or their habitats. While some of our assets and lease acreage may be located in areas that are designated as habitats for endangered or threatened species, Camber believes that Camber is in substantial compliance with the ESA. However, the designation of previously unidentified endangered or threatened species in areas where Camber intends to conduct construction activity could materially limit or delay our plans.

Global Warming and Climate Change. Various state governments and regional organizations are considering enacting new legislation and promulgating new regulations governing or restricting the emission of greenhouse gases from stationary sources such as our equipment and operations. Legislative and regulatory proposals for restricting greenhouse gas emissions or otherwise addressing climate change could require Camber to incur additional operating costs and could adversely affect demand for the natural gas and oil that Camber sells. The potential increase in our operating costs could include new or increased costs to obtain permits, operate and maintain our equipment and facilities, install new emission controls on our equipment and facilities, acquire allowances to authorize our greenhouse gas emissions, pay taxes related to our greenhouse gas emissions and administer and manage a greenhouse gas emissions program.

Taxation. Our operations, as is the case in the petroleum industry generally, are significantly affected by federal tax laws. Federal, as well as state, tax laws have many provisions applicable to corporations which could affect our future tax liabilities.

Commitments and Contingencies. Camber is liable for future restoration and abandonment costs associated with our oil and gas properties. These costs include future site restoration, post closure and other environmental exit costs. The costs of future restoration and well abandonment have not been determined in detail. State regulations require operators to post bonds that assure that well sites will be properly plugged and abandoned. Camber currently operates only in Texas, which requires a security bond based on the number of wells Camber operates. Management views this as a necessary requirement for operations and does not believe that these costs will have a material adverse effect on our financial position as a result of this requirement.

Employees. Camber does not have any fulltime employees, but continues to retain outside consultants as needed, involved in business development, business analysis, financial consulting, web programming and designing, execution and support of Camber’s business.

Camber Description of Property

Effective December 23, 2020, Camber relocated its offices to 15915 Katy Freeway, Suite 450, Houston, Texas 77094, the current registered office of Viking, consolidating all administrative functions in one location. In addition, Camber owns certain leasehold interests (working interests) in oil and natural gas properties that are described further in the section “Information about Camber–Description of Business of Camber–Current Operations and Business Information.”

Camber Legal Proceedings

Legal Proceedings.

Camber is periodically named in legal actions arising from normal business activities. Camber evaluates the merits of these actions and, if it determines that an unfavorable outcome is probable and can be reasonably estimated, Camber will establish the necessary reserves. Camber is not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. Camber may become involved in material legal proceedings in the future.

Maranatha Oil Matter

In November 2015, Randy L. Robinson, d/b/a Maranatha Oil Co. sued Camber in Gonzales County, Texas (Cause No. 26160). The plaintiff alleged that it assigned oil and gas leases to Camber in April 2010, retaining a 4% overriding royalty interest and 50% working interest and that Camber failed to pay such overriding royalty interest or royalty interest. The interests relate to certain oil and gas properties which Camber subsequently sold to Nordic Oil USA in April 2013. The petition alleges causes of actions for breach of contract, failure to pay royalties, non-payment of working interest, fraud, fraud in the inducement of contract, money had and received, constructive trust, violation of theft liability act, continuing tort and fraudulent concealment. The suit seeks approximately $100,000 in amounts alleged owed, plus pre-and post-judgment interest. Camber has filed a denial to the claims and intends to vehemently defend itself against the allegations.

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Shareholder-Related Litigation

Camber was the target of a “short” report issued by Kerrisdale Capital in early October, 2021, and as a result of such short report, on October 29, 2021, a Class Action Complaint (i.e. C.A.No.4:21-cv-03574) was filed against Camber, its CEO and CFO by Ronald E. Coggins, Individually and on Behalf of All Others Similarly Situated v. Camber Energy, Inc., et al.; in the U.S. District Court for the Southern District of Texas, Houston Division, pursuant to which the Plaintiffs are seeking to recover damages alleged to have been suffered by them as a result of the defendants’ violations of federal securities laws. The defendants deny the allegations contained in the Class Action Complaint and have engaged Baker Botts L.L.P. to defend the action.

On or about June 30, 2022, Camber was made aware of a Shareholder Derivative Complaint filed in the U.S. District Court for the Southern District of Texas, Houston Division (Case No. 4:22-cv-2167) against Camber, its current directors, and certain of its former directors (the “Houston Derivative Complaint” and, together with the Nevada Derivative Complaint, the “Derivative Complaints”). The allegations contained in the Houston Derivative Complaint involve state-law claims for breach of fiduciary duty and unjust enrichment and a federal securities claim under Section 14(a) of the Securities Exchange Act of 1934. On January 20, 2023, the U.S. District Court held that certain claims brought by the plaintiff relating to director actions and statements made in proxy statements prior to June 30, 2019, were time barred, but did not dismiss certain claims brought by plaintiff relating to director actions and statements made in proxy statements after June 30, 2019. Pursuant to Article 6 of the Amended and Restated Bylaws, on February 15, 2023, the Camber Board of Directors formed a Committee of the Board (the “Special Litigation Committee”) to investigate, analyze, and evaluate the remaining allegations in the Houston Derivative Complaint. The Special Litigation Committee’s investigation and evaluation remains ongoing. At this time, Camber is not able to predict the outcome of the Special Litigation Committee investigation or these claims.

The defendants deny the allegations contained in the Class Action Complaint and Houston Derivative Compliant and have engaged Baker Botts L.L.P. to defend the actions.

On or about April 18, 2022, Camber was made aware of a Shareholder Derivative Complaint filed with the District Court in Clark County, Nevada (Case No.: A-22-848486-B) against Camber and its directors, and on or about May 4, 2022 Camber was made aware of a second Shareholder Derivative Complaint filed with the District Court in Clark County, Nevada (Case No. A-22-852069-B) against Camber and its directors. On July 18, 2022, the shareholder plaintiff in Case No. A-22-848486-B voluntarily dismissed his lawsuit, and on December 12, 2022 the shareholder plaintiff in Case No. A-22-852069-B voluntarily dismissed his lawsuit.

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INFORMATION ABOUT MERGER SUB

Merger Sub is a direct, wholly-owned subsidiary of Camber.  Merger Sub was incorporated in the State of Nevada on May 19, 2020, for the purposes of merging with and into Viking in the Merger.  Merger Sub has not carried on any activities other than in connection with the Merger Agreement.

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INFORMATION ABOUT VIKING

Overview

Viking is a growth-oriented diversified energy company. Through various majority-owned subsidiaries, Viking provides custom energy and power solutions to commercial and industrial clients in North America and owns interests in producing oil assets in Kansas. Viking also (i) holds an exclusive license in Canada to a patented carbon-capture system; and (ii) owns a majority interest in (a) an entity with intellectual property rights to a fully developed, patented, proprietary medical & biohazard waste treatment system using ozone technology; and (b) entities with intellectual property rights to fully developed, patent pending, proprietary electric transmission and open conductor detection systems. Viking is also exploring other renewable energy-related opportunities and/or technologies, which are currently generating revenue, or have a reasonable prospect of generating revenue within a reasonable period of time.

Oil and Natural Gas Properties

Existing Assets

Viking, through its wholly owned subsidiaries, Mid-Con Petroleum, LLC and Mid-Con Drilling, LLC (collectively, the “Mid-Con Entities”), owns working interests in oil fields in Kansas, which include a combination of producing wells, non-producing wells and water injection wells.

Divestitures in 2022

On July 8, 2022, four of the wholly owned subsidiaries of Petrodome Energy, LLC (“Petrodome”), a wholly owned subsidiary of Viking, entered into Purchase and Sale Agreements to sell all of their interests in the oil and gas assets owned by those Petrodome subsidiaries, including in the aggregate, interests in 8 producing wells, 8 shut-in wells, 2 salt water disposal wells and 1 inactive well, to third parties for $3,590,000 in cash. The proceeds from the sale were used to fully repay Petrodome’s indebtedness to CrossFirst Bank under the June 13, 2018 revolving line of credit loan.

This transaction resulted in the disposition of most of Viking’s total oil and gas reserves. Viking recorded a loss on the transaction in the amount of $8,961,705, as follows:

Proceeds from sale	$3,590,000
Reduction in oil & gas full cost pool (based on % of reserves disposed)	(12,791,680)
ARO recovered	239,975
Loss on disposal	$(8,961,705)

Additionally, in July 2022, Viking received an unanticipated refund of a $1,200,000 performance bond as a result of Petrodome ceasing to operate certain assets in the State of Louisiana. The gain from this refund has been included in the “loss on disposal of membership interests and assets” in the Consolidated Statement of Operations in Viking’s Annual Report on Form 10-K for the year ended December 31, 2022.

Divestitures in 2021

On October 5, 2021, Viking disposed of all of membership interests of Ichor Energy Holdings, LLC (“Ichor”). The third-party purchaser assumed all of the rights and obligations associated with such membership interests, including the debt and derivatives associated with Ichor and/or its subsidiaries. Viking originally acquired the assets owned by Ichor on December 28, 2018, which at the time included interests in approximately 58 producing wells and approximately 31 saltwater disposal wells in Texas and Louisiana.

On October 12, 2021, Viking disposed of all of the membership interests of Elysium Energy Holdings, LLC (“Elysium”). The third-party purchaser assumed all of the rights and obligations associated with such membership interests, including the debt and derivatives associated with Elysium Energy Holdings and/or its subsidiaries. Viking originally acquired the assets owned by Elysium on February 3, 2020, which included interests in approximately 127 wells, along with associated equipment in Texas and Louisiana.

Other Information

Neither Viking nor any of its subsidiaries engaged in any research and development activities during 2021. Viking does not manufacture any products or engage in any activity that requires compliance with environmental laws except as described elsewhere herein.

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Trading Symbol and More Information

Viking’s Common Stock is traded on the OTCQB under the symbol “VKIN.”

Viking’s headquarters are located at 15915 Katy Freeway, Suite 450, Houston, Texas, 77094.  The telephone number at that location is (281) 404-4387.  Additional information about Viking can be found at www.vikingenergygroup.com.  See also “Where You Can Find More Information” beginning on page 202.

Employees

Viking now has 2 fulltime employees working at Viking’s office in Houston, Texas. Outside of the Houston operation, Viking continues to retain outside consultants as needed, involved in business development, business analysis, financial consulting, web programming and designing, execution and support of Viking’s business.

Through Simson-Maxwell, Viking has approximately 116 employees in 7 branch locations in western Canada.

Office Lease

Viking’s headquarters are located at 15915 Katy Freeway, Suite 450, Houston, Texas 77094. Through Simson-Maxwell, Viking has 7 branch locations in Western Canada, consisting of (i) Port Coquitlam, British Columbia; (ii) Edmonton, Alberta; (iii) Calgary, Alberta; (iv) Nanaimo, British Columbia; (v) Prince George, British Columbia; (vi) Fort St. John, British Columbia; and (vii) Terrace, British Columbia.

Viking Legal Proceedings

From time to time, Viking may be involved in litigation relating to claims arising out of Viking’s operations in the normal course of business. As of December 31, 2022, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on Viking’s results of operations.

Changes in and Disagreements with Accountants

None.

Quantitative and Qualitative Disclosures About Market Risk

Viking, as a smaller reporting company (as defined by Rule 12b-2 of the Exchange Act), is not required to furnish information required by this item.

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CAMBER’S MANAGEMENT’S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This document includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earning, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions of performance; and statements of belief; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Camber to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:

Camber’s ability to raise capital and the terms thereof; and other factors referenced in this joint proxy statement/prospectus.

The use in this this joint proxy statement/prospectus of such words as “believes”, “plans”, “anticipates”, “expects”, “intends”, and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements present Camber’s estimates and assumptions only as of the date of this this joint proxy statement/prospectus. Except for Camber’s ongoing obligation to disclose material information as required by the federal securities laws, Camber does not intend, and undertakes no obligation, to update any forward-looking statements.

Although Camber believes that the expectations reflected in any of the forward-looking statements are reasonable, actual results could differ materially from those projected or assumed or any of Camber’s forward-looking statements. Camber’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties.

Camber’s Plan of Operations

Camber’s business plan is to engage in the acquisition, exploration, development and production of oil and natural gas properties, both individually and through collaborative partnerships with other companies in this field of endeavor. Camber’s majority-owned investee, Viking, has relationships with industry experts and formulated an acquisition strategy, with emphasis on acquiring under-valued, producing properties from distressed vendors or those deemed as non-core assets by larger sector participants. Camber does not focus on speculative exploration programs, but rather targets properties with current production and untapped reserves. Camber’s growth strategy includes the following key initiatives:

·	Acquisition of under-valued producing oil and gas assets
·	Employ enhanced recovery techniques to maximize production
·	Implement responsible, lower-risk drilling programs on existing assets
·	Aggressively pursue cost-efficiencies
·	Opportunistically explore strategic mergers and/or acquisitions
·	Actively hedge mitigating commodity risk

Going Concern Qualification

Camber’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Camber generated a net loss of $107.7 million for the year ended December 31, 2022 (the “2022 Loss”) as compared to a net loss of $169.7 million for the year ended December 31, 2021. The 2022 Loss was comprised of certain non-cash items with a net impact of $99.1 million including: (i) a loss on changes in fair value of the derivative liability relating to the Camber Series C Preferred Stock of $89.5 million; (ii) equity in loss of unconsolidated entity of $9.5 million (iii) and share based compensation of $.1 million.

As of December 31, 2022, Camber had stockholders’ deficit of $17.1 million and total long-term debt of $33.9 million.

As of December 31, 2022, Camber has a working capital deficiency of approximately $16.6 million. The largest components of current liabilities creating this working capital deficiency was a derivative liability associated with the Camber Series C Preferred Stock of $7.6 million and a warrant liability of $5.9 million.

Management believes it will be able to continue to leverage the expertise and relationships of its operational and technical teams to enhance existing assets and identify new development, drilling and acquisition opportunities in order to improve Camber’s financial position. Camber may have the ability, if it can raise additional capital, to acquire new assets in a separate division from existing subsidiaries.

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Nonetheless, recent oil and gas price volatility as a result of geopolitical conditions and the global COVID-19 pandemic have already had and may continue to have a negative impact on Camber’s financial position and results of operations. Negative impacts could include but are not limited to: Camber’s ability to sell its oil and gas production, reduction in the selling price of Camber’s oil and gas, failure of a counterparty to make required hedge payments, possible disruption of production as a result of worker illness or mandated production shutdowns, Camber’s ability to maintain compliance with loan covenants and/or refinance existing indebtedness, and access to new capital and financing.

These conditions raise substantial doubt regarding Camber’s ability to continue as a going concern for the twelve months following the issuance of its financial statements for the year ended December 31, 2022. Camber’s ability to continue as a going concern is dependent upon its ability to utilize the resources in place to generate future profitable operations, to develop additional acquisition opportunities, and to obtain the necessary financing to meet its debt obligations and repay its liabilities arising from business operations when they come due. Management believes Camber will be able to continue to develop new opportunities and will be able to obtain additional funds through debt and / or equity financings to facilitate its development strategy; however, there is no assurance of additional funding being available. These consolidated financial statements do not include any adjustments to the recorded assets or liabilities that might be necessary should Camber have to curtail operations or be unable to continue in existence.

During the years ended December 31, 2022 and 2021, Camber sold 0 and 1,575 shares, respectively, of Camber Series C Preferred Stock pursuant to the terms of various Stock Purchase Agreements, for total cash proceeds of $0 and $15.0 million, respectively.

Although Camber has been successful in obtaining the financial resources in the past, these conditions continue to raise substantial doubt regarding Camber’s ability to continue as a going concern. Therefore, Camber believes it appropriate to continue to include a going concern qualification in its financial statements.

Results of Operations

The following discussion and analysis of the results of operations for the years ended December 31, 2022 and 2021 should be read in conjunction with Camber’s consolidated financial statements and notes thereto included in this joint proxy statement/prospectus under “Index to the Financial Statements”, beginning on page F-1.  The majority of the numbers presented below are rounded numbers and should be considered as approximate.  Further, the accompanying consolidated financial statements have been prepared in accordance with GAAP on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should Camber be unable to continue as a going concern.

Additionally, recent oil and gas price volatility as a result of geopolitical conditions and the global COVID-19 pandemic have already had and are expected to continue to have a negative impact on Camber’s financial position and results of operations. Negative impacts could include but are not limited to Camber’s ability to sell its oil and gas production, reduction in the selling price of Camber’s oil and gas, failure of a counterparty to make required payments, possible disruption of production as a result of worker illness or mandated production shutdowns or ‘stay-at-home’ orders, and access to new capital and financing.

Camber’s primary sources of cash for the year ended December 31, 2022 were from loan proceeds in the amount of $25 million, of which $18.9 million was used to redeem Camber Series C Preferred Stock, $2.8 million was used to redeem Camber Series G Preferred Stock, in addition to funds used in operations.

Pursuant to the December 31, 2019 Redemption Agreement, Camber entered into a new unsecured promissory note in the amount of $1,539,719 with Lineal, evidencing the repayment of the prior promissory note, together with additional amounts loaned by Camber to Lineal through December 31, 2019 (the “December 2019 Lineal Note”); and loaned Lineal an additional $800,000, which was evidenced by an unsecured promissory note in the amount of $800,000, entered into by Lineal in favor of Camber on December 31, 2019, which we refer to as Lineal Note No. 2. The December 2019 Lineal Note and Lineal Note No. 2, accrue interest, payable quarterly in arrears, beginning on March 31, 2020 and continuing until December 31, 2021, when all interest and principal is due, at 8% and 10% per annum (18% upon the occurrence of an event of default), respectively. The December 2019 Lineal Note and Lineal Note No. 2 are unsecured. Lineal has advised it does not have resources to repay the loans. The loans have been fully reserved as of December 31, 2022.

The following discussion of the consolidated financial condition and results of operation of Camber should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this joint proxy statement/prospectus.

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Liquidity and Capital Resources

	December 31,	December 31,
Working Capital:	2022	2021

Current assets	$1,223,429	$5,935,604
Current liabilities	$17,831,042	$96,664,577
Working capital (deficit)	$(16,607,613)	$(90,728,973)

	Year Ended December 31,	Year Ended December 31,
Cash Flows:	2022	2021

Net Cash Used in Operating Activities	$(4,615,486)	$(3,414,166)
Net Cash Provided by (Used in) Investing Activities	$(2,472,300)	$(15,100,000)
Net Cash Provided by Financing Activities	$2,400,000	$23,500,000
Increase (Decrease) in Cash during the Period	$(4,687,786)	$4,985,834
Cash, end of Period	$1,166,596	$5,854,382

Camber had current assets of $1,223,429 as of December 31, 2022, as compared to $5,935,604 as of December 31, 2021. Camber had current liabilities of $17,831,042 as of December 31, 2022, as compared to $96,664,577 as of December 31, 2021. Camber had a working capital deficit of $16,607,613 of December 31, 2022, as compared to a working capital deficit of $90,728,973 as of December 31, 2021.

Net cash used by operating activities increased to $4,615,486 during the year ended December 31, 2022, as compared to cash used by operating activities of $3,414,166 for the year ended December 31, 2021.

Net cash used by investing activities of $2,472,300 during the year ended December 31, 2022 as compared to cash used by investing activities of $15,100,000 during the year ended December 31, 2021, representing investments in Viking.

Net cash provided by financing activities decreased to $2,400,000 during the year ended December 31, 2022, as compared to $23,500,000 for the year ended December 31, 2021. This decrease is mainly due to the redemptions of the Camber Series C Preferred Stock and Camber Series G Preferred Stock.

Revenue

Camber had gross revenues of $597,255 for the year ended December 31, 2022 as compared to $401,222 for the year ended December 31, 2021.

Expenses

Camber’s operating expenses were $4,979,824 for the year ended December 31, 2022, as compared to $5,834,587 for the year ended December 31, 2021. General and administrative expenses increased by $517,928, while share based compensation decreased by $1,413,141 during the year ended December 31, 2021.

Income (Loss) from Operations

Camber generated a loss from operations of $4,382,569 for the year ended December 31, 2022, as compared to a loss from operations of $5,433,365 from operations for the year ended December 31, 2021.

Other income (expense)

Camber had other income (expense) of $(103,359,396) for the year ended December 31, 2022, as compared to ($164,241,804) for the year ended December 31, 2021. The largest components of this change is the recognition of a change in the fair value of derivative liabilities of $(89,523,091) during the year ended December 31, 2022 as compared to $(152,831,568) for the year ended December 31, 2021, interest expense of $(4,705,624) during the year ended December 31, 2022 as compared to $(1,979,290) for the year ended December 31, 2021 and equity in losses of unconsolidated affiliates of $(9,461,874) during the year ended December 31, 2022 as compared to $(9,430,946) for the year ended December 31, 2021, which was primarily the loss associated with the equity investment in Viking.

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Off Balance Sheet Arrangements

Camber does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in Camber’s securities.

Seasonality

Camber’s operating results are not affected by seasonality.

Inflation

Camber’s business and operating results are not currently affected in any material way by inflation although they could be adversely affected in the future were inflation to increase, resulting in cost increases.

Critical Accounting Policies

Camber prepares its financial statements in conformity with GAAP, which requires management to make certain estimates and assumptions and apply judgments. Camber bases its estimates and judgments on historical experience, current trends and other factors that management believes to be important at the time the financial statements are prepared and actual results could differ from Camber’s estimates and such differences could be material. Due to the need to make estimates about the effect of matters that are inherently uncertain, materially different amounts could be reported under different conditions or using different assumptions. On a regular basis, Camber reviews its critical accounting policies and how they are applied in the preparation of Camber’s financial statements, as well as the sufficiency of the disclosures pertaining to Camber’s accounting policies in the footnotes accompanying Camber’s financial statements. Described below are the most significant policies Camber applies in preparing Camber’s consolidated financial statements, some of which are subject to alternative treatments under GAAP. Camber also describes the most significant estimates and assumptions Camber makes in applying these policies.

Oil and Gas Property Accounting

Camber uses the full cost method of accounting for its investment in oil and natural gas properties. Under this method of accounting, all costs of acquisition, exploration and development of oil and natural gas properties (including such costs as leasehold acquisition costs, geological expenditures, dry hole costs, tangible and intangible development costs and direct internal costs) are capitalized as the cost of oil and natural gas properties when incurred.

The full cost method requires Camber to calculate quarterly, by cost center, a “ceiling,” or limitation on the amount of properties that can be capitalized on the balance sheet. To the extent capitalized costs of oil and natural gas properties, less accumulated depletion and related deferred taxes exceed the sum of the discounted future net revenues of proved oil and natural gas reserves, the lower of cost or estimated fair value of unproved properties subject to amortization, the cost of properties not being amortized, and the related tax amounts, such excess capitalized costs are charged to expense.

No impairment expense was recorded for the years ended December 31, 2022 and 2021.

Proved Reserves

Estimates of Camber’s proved reserves included in this report are prepared in accordance with SEC guidelines for reporting corporate reserves and future net revenue. The accuracy of a reserve estimate is a function of:

i.	the quality and quantity of available data;

ii.	the interpretation of that data;

iii.	the accuracy of various mandated economic assumptions; and

iv.	the judgment of the persons preparing the estimate.

Camber’s proved reserve information included in this joint proxy statement/prospectus was predominately based on estimates. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.

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In accordance with SEC requirements, Camber based the estimated discounted future net cash flows from proved reserves on the unweighted arithmetic average of the prior 12-month commodity prices as of the first day of each of the months constituting the period and costs on the date of the estimate.

The estimates of proved reserves materially impact depreciation, depletion, amortization and accretion (“DD&A”) expense. If the estimates of proved reserves decline, the rate at which Camber records DD&A expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomic to drill for and produce from higher-cost fields.

Asset Retirement Obligation

Asset retirement obligations (“ARO”) primarily represent the estimated present value of the amount Camber will incur to plug, abandon and remediate Camber’s producing properties at the projected end of their productive lives, in accordance with applicable federal, state and local laws. Camber determined its ARO by calculating the present value of estimated cash flows related to the obligation. The retirement obligation is recorded as a liability at its estimated present value as of the obligation’s inception, with an offsetting increase to proved properties. Periodic accretion of discount of the estimated liability is recorded as accretion expense in the accompanying consolidated statements of operations and comprehensive income.

ARO liability is determined using significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells and a risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated ARO.

Derivative Liabilities

Camber has determined that certain obligations to issue shares relating to conversions of the Camber Series C Preferred Stock contain provisions that could result in modification of the Camber Series C Preferred Stock conversion price that is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 - 40.

The Camber Series C Preferred Stock are convertible into shares of common stock at a fixed $162.50 conversion rate. Upon conversion, the holder is entitled to dividends as if the shares had been held to maturity, which is referred to as the “Conversion Premium”. The Conversion Premium may be paid in shares or cash, at the option of Camber. If the Conversion Premium is paid in cash, the amount is fixed and generally not subject to adjustment. If the Conversion Premium is paid in shares, the conversion ratio is based on a VWAP calculation based on the lowest stock price over the measurement period. The measurement period is 30 days (or 60 days if there is a Triggering Event) prior to the conversion date and 30 days (or 60 days if there is a Triggering Event) after the conversion date. The VWAP calculation is subject to adjustment if there is a Triggering Event (as such is defined in the Camber Series C COD) and the measurement period is subject to adjustment in the event that Camber is in default of one or more Equity Conditions (as such is defined in the Camber Series C COD). For example, the measurement period may be extended one day for every day Camber is not in compliance with one or more of the Equity Conditions. Trigger Events are described in the Camber Series C COD, but include items which would typically be events of default under a debt security, including filing of reports late with the SEC.

At the conversion date, the number of shares due for the Conversion Premium is estimated based on the previous 30-day (or 60 day) VWAP. If Camber does not elect to pay the Conversion Premium in cash, Camber will issue all shares due for the conversion and the estimated shares due for the conversion premium. If the VWAP calculation for the portion of the Measurement period following the date of conversion is lower than the VWAP for the portion of the measurement period prior to the date of conversion, the holder will be issued additional common shares, referred to as “true-up” shares. If the VWAP calculation is higher, no true-up shares are issued.

The derivative liability at the end of each period includes a derivative liability for the outstanding Camber Series C Preferred Stock shares and a derivative liability for the potential obligation to issue true-up shares relating to Camber Series C Preferred Stock shares that have been converted and the measurement period has not expired, if applicable.

Prior to April 20, 2021, the fair value of the derivative liability relating to the Conversion Premium for any outstanding Camber Series C Preferred Stock Shares was equal to the cash required to settle the Conversion Premium. On April 20, 2021, Camber amended the Camber Series C COD to require all conversions to be in common shares, thus removing the cash option for redemption of the Conversion Premium. The amendment required reclassification of the Camber Series C Preferred Stock recorded in temporary equity to be reclassified to permanent equity with no further quarterly adjustments. The removal of the cash option for conversion of the Conversion Premium changed the cash redemption assumption to assume, in all cases, share redemption. Therefore, the derivative liability is required to be recorded at the fair value of the equivalent number of common shares issuable to satisfy the Conversion Premium. Camber recorded an adjustment to derivative liability and loss on derivative on April 20, 2021 and Camber will record changes in fair value of the derivative liability each quarter thereafter as long as any Camber Series C Preferred Stock are outstanding. Camber estimated the fair value of the derivative liability for the outstanding Camber Series C Preferred Stock Conversion Premium using the period end number of shares required to satisfy the Conversion Premium generally at the period end closing share price of Camber Common Stock, except as noted below.

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The fair value of the potential true-up share obligation has been estimated using a binomial pricing mode and the lesser of the conversion price or the low closing price of Camber’s stock subsequent to the conversion date. and the historical volatility of Camber Common Stock.

Camber is a smaller reporting company and is traded on the NYSE American. Historically, Camber’s stock price has been extremely volatile and subject to large and sometimes unexplained price variations on a daily or weekly basis. In addition, Camber declared four reverse stock splits in 2018 and 2019, and one reverse split in 2022, and Camber Common Stock generally trades at less than $1.00 per share. These factors have exacerbated daily volatility of Camber’s stock price. Consequently, Camber believes that the closing price of Camber’s stock on the reporting date may not, in all cases, represent the fair value of the common share required to satisfy the redemption of the Camber Series C Preferred Stock. Recognizing that the closing share price of Camber’s publicly traded stock is an observable input to fair value, Camber used such price for determining fair value in most cases and only considered an alternative measure of fair value when the closing price of Camber Common Stock varied by more than 20% from the five-day moving average immediately prior to the measurement date. In such cases, Camber used an average closing price of the previous 30-day period as an estimate of fair value, adjusted for stock splits if applicable. In addition, conversion of the Camber Series C Preferred Stock shares requires a significant number of common shares to be issued in relation to the total number of shares outstanding. Camber do not believe that the market price of Camber Common Stock appropriately reflects the potential for significant dilution caused by a large conversion and may not be representative of market value. In cases where the number of common shares required to satisfy a conversion of the Camber Series C Preferred Stock shares into Camber Common Stock was significant in relation to the total number of shares outstanding (approximately 30% or greater) Camber determined the fair value of the embedded features based on the historical market capitalization of Camber.

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VIKING’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Viking’s Plan of Operations

Viking is a growth-oriented diversified energy company. Through various majority-owned subsidiaries, Viking provides custom energy and power solutions to commercial and industrial clients in North America and owns interests in producing oil assets in Kansas. Viking also (i) holds an exclusive license in Canada to a patented carbon-capture system; and (ii) owns a majority interest in (a) an entity with intellectual property rights to a fully developed, patented, proprietary medical & biohazard waste treatment system using ozone technology; and (b) entities with intellectual property rights to fully developed, patent pending, proprietary electric transmission and open conductor detection systems. Viking is also exploring other renewable energy-related opportunities and/or technologies, which are currently generating revenue, or have a reasonable prospect of generating revenue within a reasonable period of time.

Custom Energy & Power Solutions

Simson-Maxwell Acquisition

On August 6, 2021, Viking acquired approximately 60.5% of the issued and outstanding shares of Simson-Maxwell, a Canadian federal corporation, for $7,958,159 in cash. Simson-Maxwell manufactures and supplies power generation products, services and custom energy solutions. Simson-Maxwell provides commercial and industrial clients with efficient, flexible, environmentally responsible and clean-tech energy systems involving a wide variety of products, including: CHP (combined heat and power), tier 4 final diesel and natural gas industrial engines, solar, wind and storage. Simson-Maxwell also designs and assembles a complete line of electrical control equipment including switch gear, synchronization and paralleling gear, distribution, bi-fuel and complete power generation production controls. Operating for over 80 years, Simson-Maxwell’s seven branches assist with servicing a large number of existing maintenance arrangements and meeting the energy and power-solution demands of Viking’s other customers.

Clean Energy and Carbon-Capture System

In August 2021, Viking entered into a license agreement with ESG Clean Energy, LLC (“ESG”), to utilize ESG’s patent rights and know-how related to stationary electric power generation and heat and carbon dioxide capture (the “ESG Clean Energy System”). The intellectual property licensed by Viking includes certain patents and/or patent applications, including: (i) U.S. Patent No.: 10,774,733, File date: October 24, 2018, Issue date: September 15, 2020, Titled: “Bottoming Cycle Power System”; (ii) European Patent Application No.: EP18870699.8, International File date: October 24, 2018, Titled: “Bottoming Cycle Power System”; (iii) U.S. Patent Application No.: 17/224,200, File date: April 7, 2021, Titled: “Bottoming Cycle Power System” (which was subsequently approved by the U.S. Patent & Trademark Office in March, 2022 (No. 11,286,832); (iv) U.S. Patent Application No.: 17/358,197, File date: June 25, 2021, Titled: “Bottoming Cycle Power System”; (v) U.S. Patent Application No.: 17/448,943, File date: September 27, 2021, Titled: “Systems and Methods Associated With Bottoming Cycle Power Systems for Generating Power and Capturing Carbon Dioxide”; and (vi) U.S. Patent Application No.: 17/448,938, File date: September 27, 2021, Titled: “Systems and Methods Associated With Bottoming Cycle Power Systems for Generating Power, Capturing Carbon Dioxide and Producing Products.

The ESG Clean Energy System is designed to, among other things, generate clean electricity from internal combustion engines and utilize waste heat to capture approximately 100% of the carbon dioxide emitted from the engine without loss of efficiency, and in a manner to facilitate the production of certain commodities. Patent No. 11,286,832, for example, covers the invention of an “exhaust-gas-to-exhaust-gas heat exchanger” that efficiently cools - and then reheats - exhaust from a primary power generator so greater energy output can be achieved by a secondary power source with safe ventilation. Another key aspect of this patent is the development of a carbon dioxide capture system that utilizes the waste heat of the carbon dioxide pump to heat and regenerate the adsorber that enables carbon dioxide to be safely contained and packaged.

Viking intends to sell, lease and/or sub-license the ESG Clean Energy System to third parties using, among other things, Simson-Maxwell’s existing distribution channels. Viking may also utilize the ESG Clean Energy System for its own account, whether in connection with its petroleum operations, Simson-Maxwell’s power generation operations, or otherwise.

Medical Waste Disposal System Using Ozone Technology

In January 2022, Viking acquired a 51% interest in Viking Ozone Technology, LLC (“Viking Ozone”), which owns the intellectual property rights to a fully developed, patented (i.e., US Utility Patent No. 11,565,289), proprietary medical and biohazard waste treatment system using ozone technology. Simson-Maxwell, another majority-owned subsidiary of Viking, has been designated the exclusive worldwide manufacturer and vendor of this system. The technology is designed to be a sustainable alternative to incineration, chemical, autoclave and heat treatment of bio-hazardous waste, and for the treated waste to be classified as renewable fuel for waste-to-energy (“WTE”) facilities in many locations around the world.

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Open Conductor Detection Technologies

In February 2022, Viking acquired a 51% interest in two entities, Viking Sentinel Technology, LLC (“Viking Sentinel”) and Viking Protection Systems, LLC (“Viking Protection”), that own the intellectual property rights to fully developed, patent pending (i.e., US Applications 16/974,086, 17/672,422 and 17/693,504), proprietary electric transmission and distribution open conductor detection systems. The systems are designed to detect a break in a transmission line, distribution line, or coupling failure, and to immediately terminate the power to the line before it reaches the ground. The technology is intended to increase public safety and reduce the risk of causing an incendiary event, and to be an integral component within grid hardening and stability initiatives by electric utilities to improve the resiliency and reliability of existing infrastructure.

Oil & Gas Properties

Existing Assets

Viking, through its wholly owned subsidiaries, Mid-Con Petroleum, LLC and Mid-Con Drilling, LLC (collectively, the “Mid-Con Entities”), owns working interests in oil fields in Kansas, which include a combination of producing wells, non-producing wells and water injection wells.

Divestitures in 2022

On July 8, 2022, four of the wholly owned subsidiaries of Petrodome, a wholly owned subsidiary of Viking, entered into purchase and sale agreements to sell all of their interests in the oil and gas assets owned by those Petrodome subsidiaries, including in the aggregate, interests in 8 producing wells, 8 shut-in wells, 2 salt water disposal wells and 1 inactive well, to third parties for $3,590,000 in cash. The proceeds from the sale were used to fully repay Petrodome’s indebtedness to CrossFirst Bank under the June 13, 2018 revolving line of credit loan.

This transaction resulted the disposition of most of Viking’s total oil and gas reserves. Viking recorded a loss on the transaction in the amount of $8,961,705, as follows:

Proceeds from sale	$3,590,000
Reduction in oil & gas full cost pool (based on % of reserves disposed)	(12,791,680)
ARO recovered	239,975
Loss on disposal	$(8,961,705)

In 2017, Viking recorded a bargain purchase gain of approximately $27 million related to the acquisition of Petrodome.

Additionally, in July 2022, Viking received an unanticipated refund of a $1,200,000 performance bond as a result of Petrodome ceasing to operate certain assets in Louisiana.

Divestitures in 2021

On October 5, 2021, Viking disposed of all of membership interests of Ichor. The third-party purchaser assumed all of the rights and obligations associated with such membership interests, including the debt and derivatives associated with Ichor and/or its subsidiaries. Viking originally acquired the assets owned by Ichor on December 28, 2018, which at the time included interests in approximately 58 producing wells and approximately 31 saltwater disposal wells in Texas and Louisiana.

On October 12, 2021, Viking disposed of all of the membership interests of Elysium. The third-party purchaser assumed all of the rights and obligations associated with such membership interests, including the debt and derivatives associated with Elysium and/or its subsidiaries. Viking originally acquired the assets owned by Elysium on February 3, 2020, which included interests in approximately 127 wells, along with associated equipment in Texas and Louisiana.

Going Concern Qualification

Viking’s consolidated financial statements included in this joint proxy statement/prospectus have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Viking generated a net loss of $(15,427,329) for the year ended December 31, 2022, as compared to a net loss of $(14,485,847) for the year ended December 31, 2021. The loss for the year ended December 31, 2022 was comprised of, among other things, certain non-cash items, including: (i) stock-based compensation of $1,614,334; (ii) accretion of asset retirement obligation of $55,521; (iii) depreciation, depletion & amortization of $1,499,166; (iv) bad debt expense of $1,133,685; (v) amortization of debt discount of $99,695; (vi) impairment of intangible assets of $451,772; and, (vii) loss on sale of oil and gas assets of $8,961,705.

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As of December 31, 2022, Viking has a stockholders’ equity of $15,365,315 and total long-term debt of $2,743,616 As of December 31, 2022, Viking has a working capital deficiency of approximately $6,339,593. The largest components of current liabilities creating this working capital deficiency are (i) accounts payable of approximately $4.0 million; (ii) a revolving credit facility with a balance of approximately $3.1 million; (iii) customer deposits of $5.4 million; and (iv) an amount due for non-interest-bearing loans from Camber Energy, Inc. in the amount of $6.6 million with no stipulated repayment terms.

As further described in Viking’s consolidated financial statements included in this joint proxy statement/prospectus, Viking has guaranteed Camber’s indebtedness to Discover, as well as entered into a security agreement in favor of Discover granting Discover a first-priority security interest in any assets purchased by Viking with funds advanced to Viking by Camber that were loaned by Discover. Viking believes the likelihood that it will be required to perform under the guarantee to be remote and has not recognized a liability associated with any performance obligations of the guarantee.

These conditions raise substantial doubt regarding Viking’s ability to continue as a going concern. Viking’s ability to continue as a going concern is dependent upon its ability to utilize the resources in place to generate future profitable operations, to develop additional acquisition opportunities, and to obtain the necessary financing to meet its obligations and repay its liabilities arising from business operations when they come due. Management believes Viking may be able to continue to develop new opportunities and may be able to obtain additional funds through debt and / or equity financings to facilitate its business strategy; however, there is no assurance of additional funding being available. These consolidated financial statements do not include any adjustments to the recorded assets or liabilities that might be necessary should Viking have to curtail operations or be unable to continue in existence.

Liquidity and Capital Resources

	Years Ended December 31,
Working Capital:	2022	2021

Current assets	$18,950,740	$21,805,426
Current liabilities	$25,290,333	$30,070,453
Working capital deficit	$(6,339,593)	$(8,265,027)

	Years Ended December 31,
Cash Flows:	2022	2021

Net Cash Used in Operating Activities	$(3,760,376)	$(1,999,477)
Net Cash Provided by (Used in) Investing Activities	$6,580,575	$(7,920,996)
Net Cash Provided by (Used in) Financing Activities	$(3,048,788)	$5,548,872
Decrease in Cash during the Period	$(228,589)	$(4,371,601)
Cash and Cash Equivalents, end of Period	$3,239,349	$3,467,938

Net cash provided by operating activities decreased to $(3,760,376) during the fiscal year ended December 31, 2012, as compared to cash provided by operating activities of $(1,999,477) in the comparable period in 2021. This decrease is primarily the result of increased inventory and lower accounts payable, partially offset by an increase in customer deposits.

Net cash flows from investing activities increased to $6,580,575 during the fiscal year ended December 31, 2022, as compared to $(7,920,996) in the comparable period in 2021. This increase is mainly due to proceeds from the sale of oil and gas properties and the sale of notes receivable.

Net cash used in financing activities decreased to $(3,048,788) during the fiscal year ended December 31, 2022, as compared to $5,548,872 in the comparable period in 2021. This decrease is mainly due to repayment of debt during the year.

Results of Operations

The following discussion of the consolidated financial condition and results of operations of Viking should be read in conjunction with Viking’s consolidated financial statements included in this joint proxy statement/prospectus.

Segment and Consolidated Results

Viking has two reportable segments: Oil and Gas Production and Power Generation. The power generation segment provides custom energy and power solutions to commercial and industrial clients in North America and the oil and gas segment is involved in exploration and production with properties in central and southern United States. Viking evaluates segment performance based on revenue and operating income (loss).

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Information related to Viking’s reportable segments and Viking’s consolidated results for the years ended December 31, 2022 and 2021 is presented below.

	Year Ended December 31, 2022
	Oil and Gas	Power Generation	Total

Loss from Operations is as follows:

Revenue	$3,984,122	$20,054,038	$24,038,160

Operating expenses
Cost of goods	-	13,627,457	13,627,457
Lease operating costs	1,633,765	-	1,633,765
General and administrative	4,245,434	10,584,883	14,830,317
Stock based compensation	1,614,334	-	1,614,334
Impairment of intangible assets		451,772	451,772
Depreciation, depletion and amortization	1,104,240	394,926	1,499,166
Accretion - ARO	55,521	-	55,521

Total operating expenses	8,653,294	25,059,038	33,712,332

Loss from operations	$(4,669,172)	$(5,005,000)	$(9,674,172)

	Year Ended December 31, 2021
	Oil and Gas	Power Generation	Total

Income (Loss) from Operations is as follows:

Revenue	$33,679,679	$4,308,285	$37,987,964

Operating expenses
Cost of goods	-	3,003,044	3,003,044
Lease operating costs	15,878,437	-	15,878,437
General and administrative	5,997,211	2,124,308	8,121,519
Stock based compensation	1,738,145	-	1,738,145
Depreciation, depletion and amortization	7,236,809	70,348	7,307,157
Accretion - ARO	608,691	-	608,691

Total operating expenses	31,459,293	5,197,700	36,656,993

Income (loss) from operations	$2,220,386	$(889,415)	$1,330,971

	Year Ended December 31, 2022
	Oil and Gas	Power Generation	Total
Other Income (Expense) is as follows:

Interest expense	$(354,354)	$(283,992)	$(638,346)
Amortization of debt discount	(99,695)	-	(99,695)
Change in fair value of derivatives	-	-	-
Equity in earnings of unconsolidated subsidiary	-	-	-
Loss on financing settlements	-	-	-
Gain (loss) on disposal of membership interests and assets	(7,747,347)	-	(7,747,347)
Interest and other income	875,143	(73,842)	801,301

Total other income (expense)	$(7,326,253)	$(357,834)	$(7,684,087)

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	Year Ended December 31, 2021
	Oil and Gas	Power Generation	Total
Other Income (Expense) is as follows:

Interest expense	$(10,053,014)	$-	$(10,053,014)
Amortization of debt discount	(3,704,049)	-	(3,704,049)
Change in fair value of derivatives	(17,338,784)	-	(17,338,784)
Equity in earnings of unconsolidated subsidiary	-	(178,942)	(178,942)
Loss on financing settlements	(4,774,628)	-	(4,774,628)
Gain (loss) on disposal of membership interests and assets	19,457,104	-	19,457,104
Interest and other income	458,028	12,464	470,492

Total other income (expense)	$(15,955,343)	$(166,478)	$(16,121,821)

Revenue

Viking had gross revenues of $24,038,160 for the year ended December 31, 2022 as compared to $37,987,964 for the year ended December 31, 2021. The mix of revenues shifted significantly, from mainly oil and gas revenue in 2021 to primarily power generation revenues in 2022, reflecting the impact of oil and gas divestitures in late 2021 and 2022 and the inclusion of a full year of Simson-Maxwell revenue.

Expenses

Viking’s operating expenses decreased by $2,944,661 to $33,712,332 for the year ended December 31, 2022 from $36,656,993 for the year ended December 31, 2021. Lease operating costs, depreciation depletion and amortization, and accretion expense decreased significantly as a result of dispositions of oil and gas interests. This decrease was partially offset by increased cost of goods sold and general and administrative expenses, reflecting a full year of Simson-Maxwell results.

Income (Loss) from Operations

Viking generated a loss from operations of $(9,674,172) for the year ended December 31, 2022, as compared to income from operations of $1,330,971 for the year ended December 31, 2021, due to the reasons explained above.

Other Income and Expense

Viking recorded other income (expense) of $(7,684,087) for the year ended December 31, 2022 as compared to $(16,121,821) for the year ended December 31, 2021, a decrease of $8,437,734. This decrease was driven by lower interest expense, debt discount, loss on financing settlements and changes in fair value of derivatives, all of which were associated with Viking’s interests in Ichor and Elysium which were sold in October 2021. This was partially offset by a net loss on the disposition of Petrodome assets of $7.7M in 2022 as compared to a gain on the disposal of Ichor and Elysium of $19.5 million in 2021.

Off Balance Sheet Arrangements

Viking does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in Viking’s securities.

Seasonality

Viking’s operating results are not affected by seasonality.

Inflation

Viking’s business and operating results are not currently affected in any material way by inflation although they could be adversely affected in the future were inflation to increase, resulting in cost increases.

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Critical Accounting Polices

Viking prepares its financial statements in conformity with GAAP, which requires management to make certain estimates and assumptions and apply judgments. Viking bases its estimates and judgments on historical experience, current trends and other factors that management believes to be important at the time the financial statements are prepared and actual results could differ from Viking’s estimates and such differences could be material. Due to the need to make estimates about the effect of matters that are inherently uncertain, materially different amounts could be reported under different conditions or using different assumptions. On a regular basis, Viking reviews its critical accounting policies and how they are applied in the preparation of its financial statements, as well as the sufficiency of the disclosures pertaining to its accounting policies in the footnotes accompanying its financial statements. Described below are the most significant policies Viking applies in preparing Viking’s consolidated financial statements, some of which are subject to alternative treatments under GAAP.

Consolidation of Variable Interest Entities

Viking consolidates the financial results of its subsidiaries, defined as entities in which Viking holds a controlling financial interest.

Several of Viking’s subsidiaries are considered to be Variable Interest Entities (“VIE’s”) which are defined as an entity for which any of the following conditions exist:

1.	The total equity is not sufficient to permit the entity to finance its activities without additional subordinated financial support.

2.	The equity holders as a group have one of the following four characteristics:

i.	Lack the power to direct activities that most significantly impact the entity’s economic performance.

ii.	Possess non-substantive voting rights.

iii.	Lack the obligation to absorb the entity’s expected losses.

iv.	Lack the right to receive the entity expected residual returns.

Viking consolidates the financial results of a VIE when it is determined that Viking is the primary beneficiary of the VIE.

Oil and Gas Property Accounting

Viking uses the full cost method of accounting for its investment in oil and natural gas properties. Under this method of accounting, all costs of acquisition, exploration and development of oil and natural gas properties (including such costs as leasehold acquisition costs, geological expenditures, dry hole costs, tangible and intangible development costs and direct internal costs) are capitalized as the cost of oil and natural gas properties when incurred.

The full cost method requires Viking to calculate quarterly, by cost center, a “ceiling,” or limitation on the amount of properties that can be capitalized on the balance sheet. To the extent capitalized costs of oil and natural gas properties, less accumulated depletion and related deferred taxes exceed the sum of the discounted future net revenues of proved oil and natural gas reserves, the lower of cost or estimated fair value of unproved properties subject to amortization, the cost of properties not being amortized, and the related tax amounts, such excess capitalized costs are charged to expense.

Proved Reserves

Estimates of Viking’s proved reserves included in this report are prepared in accordance with U.S. SEC guidelines for reporting corporate reserves and future net revenue. The accuracy of a reserve estimate is a function of:

i.	the quality and quantity of available data;

ii.	the interpretation of that data;

iii.	the accuracy of various mandated economic assumptions; and

iv.	the judgment of the persons preparing the estimate.

Viking’s proved reserve information included in this report was predominately based on estimates. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.

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In accordance with SEC requirements, Viking based the estimated discounted future net cash flows from proved reserves on the unweighted arithmetic average of the prior 12-month commodity prices as of the first day of each of the months constituting the period and costs on the date of the estimate.

The estimates of proved reserves materially impact DD&A expense. If the estimates of proved reserves decline, the rate at which Viking record DD&A expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomic to drill for and produce from higher-cost fields.

Asset Retirement Obligation

AROs primarily represent the estimated present value of the amount Viking will incur to plug, abandon and remediate its producing properties at the projected end of their productive lives, in accordance with applicable federal, state and local laws. Viking determined its ARO by calculating the present value of estimated cash flows related to the obligation. The retirement obligation is recorded as a liability at its estimated present value as of the obligation’s inception, with an offsetting increase to proved properties. Periodic accretion of discount of the estimated liability is recorded as accretion expense in the accompanying consolidated statements of operations and comprehensive income.

ARO liability is determined using significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells and a risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated ARO.

Revenue Recognition

Oil and Gas Revenues

Sales of crude oil, natural gas, and NGLs are included in revenue when production is sold to a customer in fulfillment of performance obligations under the terms of agreed contracts. Performance obligations primarily comprise delivery of oil, gas, or NGLs at a delivery point, as negotiated within each contract. Each barrel of oil, million BTU (MMBtu) of natural gas, or other unit of measure is separately identifiable and represents a distinct performance obligation to which the transaction price is allocated. Performance obligations are satisfied at a point in time once control of the product has been transferred to the customer. Viking considers a variety of facts and circumstances in assessing the point of control transfer, including but not limited to: whether the purchaser can direct the use of the hydrocarbons, the transfer of significant risks and rewards, Viking’s right to payment, and transfer of legal title. In each case, the time between delivery and when payments are due is not significant.

Power Generation Revenues

Through its 60.5% ownership in Simson-Maxwell, Viking manufactures and sells power generation products, services and custom energy solutions.

Sale of Power Generation Units

Viking considers the completed unit or units to be a single performance obligation for purposes of revenue recognition and recognizes revenue when control of the product is transferred to the customer, which typically occurs upon shipment or delivery to the customer. Progress payments are recognized as contract liabilities until the completed unit is delivered. Revenue is measured as the amount of consideration Viking expects to be entitled in exchange for the transfer of the units, which is generally the price stated in the contract. Viking does not allow returns because of the customized nature of the units and does not offer discounts, rebates, or other promotional incentives or allowances to customers. Simson-Maxwell has elected to recognize the cost for freight activities when control of the product has transferred to the customer as an expense within cost of goods.

Parts Revenue

Viking considers the purchase orders for parts, which in some cases are governed by master sales agreements, to be the contracts with the customers. For each contract, Viking considers the commitment to transfer products, each of which is distinct, to be the identified performance obligations. Revenue is measured as the amount of consideration Viking expects to be entitled in exchange for the transfer of product, which is generally the price stated in the contract specific for each item sold, adjusted for the value of expected returns. Simson Maxwell has elected to recognize the cost for freight activities when control of the product has transferred to the customer as an expense within cost of goods sold in the consolidated statements of comprehensive income. Parts revenues are recognized at the point in time when control of the product is transferred to the customer, which typically occurs upon shipment or delivery to the customer.

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Service and Repairs

Service and repairs are generally performed on customer owned equipment and billed based on labor hours incurred. Each repair is considered a performance obligation. As a result of control transferring over time, revenue is recognized based on the extent of progress towards completion of the performance obligation. Simson-Maxwell generally uses the cost-to-cost measure of progress for its service work because the customer controls the asset as it is being serviced. Most service and repairs are completed in one or two days.

Intangible Assets

Intangible assets include amounts capitalized for Viking’s license agreement with ESG as described above. This asset is amortized on a straight-line basis over the remaining life of the related patents being licensed, which is approximately 16 years.

Additionally, with the acquisition of Simson-Maxwell, Viking identified other intangible assets consisting of customer relationships (which is being amortized on a straight-line basis over 10 years) and Simson-Maxwell brand (which is not being amortized) with an aggregate appraised fair value $3,908,126.

With the acquisition of a 51% interest in Viking Ozone, Viking Sentinel and Viking Protection, as described above, Viking has aggregate intangible assets of $15,433,340. These assets have an indefinite life and are not being amortized.

Viking reviews these intangible assets, at least annually, for possible impairment when events or changes in circumstances that the assets carrying amount may not be recoverable. In evaluating the future benefit of its intangible assets, Viking estimates the anticipated undiscounted future net cash flows of the intangible assets over the remaining estimated useful life. If the carrying amount is not recoverable, an impairment loss is recorded for the excess of the carrying value of the asset over its fair value.

For the year ended December 31, 2022, Viking determined that the value of the Simson-Maxwell brand and customer relationships were impaired and recorded an impairment charge of $367,907 and $83,865, respectively.

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THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this joint proxy statement/prospectus as Annex A and incorporated by reference herein in its entirety.  You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Transaction Structure

Pursuant to the terms and subject to the conditions included in the Merger Agreement, Camber has agreed to acquire Viking by means of a merger of Merger Sub with and into Viking, with Viking surviving the Merger as a wholly owned subsidiary of Camber.

Merger Consideration

As a result of the Merger, (1) each eligible share of Viking Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of Viking Common Stock owned by Camber, Viking or Merger Sub) will be converted into the right to receive one (1) share of Camber Common Stock, (2) each share of Viking Series C Preferred Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one (1) share of New Camber Series A Preferred Stock, and (3) each share of Viking Series E Preferred Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one (1) share of New Camber Series H Preferred Stock.

Viking Stockholders will have any fractional shares of Camber stock included in the applicable Merger Consideration rounded up to the nearest whole share.

Background of the Merger

As part of the ongoing consideration and evaluation of their respective long-term prospects and strategies, each of the Camber Board and the Viking Board and Camber’s and Viking’s management have regularly reviewed and assessed their respective business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available to them, all with the goal of enhancing value for their respective stockholders.

Camber (then named Lucas Energy, Inc.), had been seeking acquisitions to build value and assets since January 2014. This led to its acquisition of assets from parties associated with Segundo Resources LLC, in August 2016 and subsequent name change to Camber Energy, Inc. in January 2017. Unfortunately, even after the acquisition, Camber had substantial debt in relation to its asset value and a cash deficiency. Camber completed no significant acquisitions and had no success growing its assets through November 2017, when Camber received a deficiency letter from the NYSE American advising that it was not in compliance with certain continued listing standards of the NYSE American which require that listed companies maintain minimum levels of stockholders’ equity. The NYSE American required Camber to submit a plan of compliance to the exchange and provided Camber until August 3, 2018 to regain compliance with the additional listing rules, which date was subsequently extended through February 3, 2019.

Upon receiving the deficiency notice from the NYSE American, Camber implemented a plan to regain compliance while improving its balance sheet. Additionally, Camber’s management accelerated its process of exploring potential acquisitions of operating companies or assets that would be accretive to cash flow and earnings with its available liquidity, in an effort to among other things, cure Camber’s continued listing deficiencies with the NYSE American.

At that time, Camber’s debt was almost twice as much as the value of Camber’s oil and gas assets.

Effective August 1, 2018, Camber sold a substantial part of its assets to N&B Energy, LLC (“N&B Energy”), which entity is affiliated with Mr. Richard N. Azar II, Camber’s former Chief Executive Officer and former director, and Mr. Donnie B. Seay, Camber’s former director. A condition of the sale was that N&B Energy and related parties assume certain of Camber’s debt, which transaction eliminated all of Camber’s bank debt, resulting in a substantial improvement to Camber’s balance sheet. On the other hand, the need to acquire new assets and new operations became even more important to Camber after this sale.

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Continuing after the N&B Energy sale Camber’s management continued to explore various opportunities for acquisitions and transactions which could be accretive to stockholders.

From January 23 - 25, 2019, Mr. Jim Miller, a Camber Board member, introduced Camber’s then interim CEO, Mr. Louis G. Schott, to Viking’s CEO, Mr. James Doris, through Mr. Steve Cochennet, a mutual acquaintance of Mr. Miller and Mr. Doris. Mr. Miller, who then owned 319,933 shares of Viking’s stock (representing approximately 0.351% of the then issued and outstanding shares of Viking), made the introduction between the parties because he believed that there might be potential for a transaction between the two companies. At that time, Viking desired to enhance its liquidity and up-list to the NYSE American and Camber was looking for a partner with substantial oil and gas operations and a platform for growth.

Mr. Cochennet was part owner of a company based in Kansas, S&B Operating, LLC, that operated certain of Viking’s oil and gas assets that were purchased throughout 2016 to 2018, and Mr. Cochennet was aware of Viking’s desire to up-list to a national stock exchange. Mr. Cochennet reached out to Mr. Doris to see if Mr. Doris was interested in having an initial discussion with Mr. Schott of Camber to determine if it might be worth pursuing a business arrangement between Camber and Viking. Mr. Doris has been Viking’s President and CEO since late 2014, and was leading Viking’s expansion in the oil and gas industry.

On or about January 23, 2019, Messrs. Schott and Doris had a brief phone call and agreed it might be appropriate for the parties to sign a non-disclosure agreement (“NDA”) and share initial information. Mr. Doris sent Mr. Schott an email following the call stating he looked forward to receiving the form of NDA from Camber, and on January 25, 2019, Mr. Doris sent a follow up email to Mr. Schott inquiring about the status of the NDA, but did not hear back. It was later discussed that Camber was pursuing a different transaction with Lineal Star Holdings, LLC (“Lineal”) at that time and Mr. Schott decided to table discussions with Viking until a later date.

In February 2019, the NYSE American provided Camber notice that it had regained compliance with all of the continued listing standards requiring minimum levels of stockholders’ equity. Camber was able to regain such compliance without completing an acquisition transaction.

In July 2019, Camber entered into, and closed the transactions contemplated by, an agreement and plan of merger with Lineal, its owners and subsidiaries, pursuant to which Camber acquired Lineal in consideration for preferred stock, which, upon stockholder approval, would have rights to convert into, and vote, a majority of Camber’s outstanding common stock. Lineal is a specialty construction and oil and gas services enterprise providing services to the energy industry. As part of the acquisition, Camber planned to transition its operations to those of Lineal. A requirement of the acquisition was that the combined company needed to re-meet the NYSE American initial listing requirements at the time of stockholders’ approval of the conversion terms of the preferred stock. Camber determined that such NYSE American initial listing requirements were not going to be able to be met and from the time of the closing until December 2019, the former Lineal owners and Camber discussed potential other acquisitions and transactions which would allow the combined company to meet such listing standards.

Camber evaluated other oil and gas property acquisitions as well as oil and gas service companies while Lineal focused more on potential acquisitions of pipeline service companies and related businesses as acquisition targets.

On August 29 2019, representatives of Network 1 Financial Securities, Inc., an SEC and FINRA licensed entity (“Network 1”), advised Mr. Doris that they knew of an NYSE American listed company interested in acquiring an oil and gas company as part of a potential merger arrangement, and asked Mr. Doris if Viking was interested in exploring such a transaction to which Mr. Doris said he was interested in learning more.

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Viking signed an NDA with Network 1, and on August 30, 2019, Network 1 sent Mr. Doris a draft Term Sheet concerning a potential merger involving Camber, which contemplated among other things:

·	A 70%/30% ownership split for Viking/Camber

·	Camber to have $6.4 million in cash on hand at closing

·	Mr. James Doris and Mr. Louis Schott to be co-CEOs of the merged entity

·	Camber’s existing management to have a right to approve financings for 12 months following the closing

·

A 10-day due diligence period following execution of the Term Sheet, and if the parties decided to move toward, the next steps after such period, then Viking was to deposit $1 million with Camber as a good faith commitment of its intention to move forward with the transaction

·	A requirement that the parties sign the Term Sheet by August 31, 2019

Mr. Doris advised Mr. Kurt McDonald of Network 1 that Viking’s main priority at that time was completing an acquisition of oil & gas assets that Viking had been assessing over the past couple of months, which at the time had a scheduled closing date of October 31, 2019, and that a deal with Camber only made sense if it assisted Viking with accomplishing that task. Regarding the draft Term Sheet provided by Network 1, Mr. Doris advised Mr. McDonald that for Viking to move forward the document would have to contemplate the following:

·	Use of Funds for Viking Acquisition: a provision acknowledging Camber’s surplus cash (less Network 1’s fee) would be used as part of the equity contribution for Viking’s proposed acquisition.

·

Seller’s Ownership Interest of Combined Company: 30% was too high under the circumstances. Viking’s calculations supported a 10 to 12% ownership interest to Camber stockholders on closing of the merger (assuming Viking was successful in closing its target acquisition) but Viking was willing to offer Camber a 15% interest in the merged entity on closing given the cash contribution, Camber’s stockholder base and the NYSE American listing.

·

Deposit: Viking was not willing to provide a $1 million deposit. Mr. Doris advised that $250,000 would be reasonable provided the deposit is returned to Viking if the deal falls apart through no fault of Viking.

·

Camber’s Veto on Financing Transactions: the provision giving Camber’s management team a veto right on financing transactions for a 12- month period post-closing would have to be removed. Viking was willing to give Camber a nominee on the board, and the board would need to be properly constituted with a majority of independent members, all highly qualified professionals, so future financing decisions were to be determined by management and the board, as applicable.

Viking agreed to pay a fee to Network 1 provided a deal between Viking and Camber could be reached on the terms described above, which never materialized.

Between August 31, 2019 and September 3, 2019, Mr. Doris had various communications with Network 1 and, among other things, Mr. Doris requested to speak with representatives of Camber.

On September 4, 2019, Network 1 coordinated a conference call amongst Mr. Schott, Mr. Doris and certain representatives of Network 1.

On September 5, 2019, Viking signed a mutual NDA, which was counter-signed by Camber on September 9, 2019. The parties then began a preliminary dialogue on their respective companies, diligence items on each company and timing related to a possible transaction.

On September 9, 2019, Mr. McDonald, a representative of Network 1, provided Camber, on behalf of Viking, via email, information on Viking’s corporate structure and financials.

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From September 11 through September 25, 2019, Camber began initial diligence on data provided by Viking. On September 16 and 17, 2019, Mr. McDonald, a representative of Network 1, requested various information from Mr. Schott, on behalf of Viking, via email, including requesting information regarding then-holders of Camber Series C Preferred Stock, requesting copies of Camber’s Non-Objecting Beneficial Owners (“NOBOs”) and a stockholders list, a capitalization table, and answers regarding potential cash available for acquisitions, as part of Viking’s due diligence.

On September 26, 2019, Mr. Doris met with Mr. Ed Cabrera of Network 1 in New York City to discuss the potential deal between Viking and Camber, and Mr. Doris advised Mr. Cabrera that Viking would like to better understand the following:

·	Camber’s estimated net cash that would be available on closing

·	Estimated timeframe for

·	Finalizing a proposed Term Sheet

·	Obtaining NYSE American preliminary approval

·	Camber obtaining stockholder approval

·	Closing

·	There were also questions regarding Camber’s possible contractual obligations, if any, to its pipeline subsidiary (Lineal), including any capital requirements.

Mr. Doris also advised Mr. Cabrera that Viking was not in a position to entertain a break-up fee, and that perhaps it might be appropriate for Camber to pay Viking a break-up fee if Camber walks away from the transaction.

On September 27, 2019, Mr. McDonald of Network 1 coordinated a follow-up call with Mr. Schott on behalf of Camber and Mr. Doris on behalf of Viking, regarding the due diligence process.

On or about September 29, 2019, Network 1 advised Mr. Doris that Camber’s estimated cash on closing, should a deal be reached, would be around $3.5 million, down from the previous estimate of $6.4 million. Mr. Doris advised Network 1 that the deal was less attractive with such cash balance, but still of value on the proper terms, including if a deal could be closed by November 26, 2019. Mr. Doris also advised Network 1 that the merger would have to be conditional upon Viking and Network 1 agreeing to a new compensation arrangement since the existing agreement was based on Camber having $6.4 million in the bank on closing.

From September 29 through October 23, 2019, the parties continued discussions and exchanged diligence information while they negotiated a non-binding term sheet on a potential transaction.

Mr. Schott presented the potential merger opportunity, the Viking financials and summary information, to the Camber Board at the October 2, 2019 Camber Board meeting. Because the proposed term sheet was not binding, approval by Camber’s Board was not required.

On October 4, 2019 the parties negotiated, but did not execute, term sheets relating to a bifurcated acquisition structure, which would have resulted in Viking selling Camber its rights to acquire certain oil and gas properties located in Louisiana and Texas as part of an initial transaction and Camber acquiring Viking via a reverse triangular merger (similar to the merger as signed) as part of a second transaction. The parties subsequently agreed the two-part structure would be overly complicated and did not reflect the intentions of the parties.

On October 17, 2019, Mr. Schott and Mr. Doris had a brief in-person meeting in Houston, Texas at Viking’s offices. Both individuals happened to be in Houston on that day and agreed it made sense to meet in person. Mr. Doris provided Mr. Schott with another overview of Viking and its business strategy, and Mr. Schott provided Mr. Doris with a more detailed overview of Mr. Schott’s involvement in Camber. Mr. Schott mentioned he intended to share with the Camber Board over the coming weekend the most recent version of the Term Sheet concerning the proposed merger.

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Camber and Viking subsequently entered into a confidential non-binding Term Sheet on October 24, 2019, which contemplated among other things:

·	An 85%/15% ownership split for Viking/Camber, respectively, subject to adjustments, post-closing

·	Camber to have $4.5 million in cash on hand at closing

·	Parties to sign a definitive agreement by November 25, 2019

·	Camber Series C Preferred Stock shares to be terminated on closing

There were continued discussions regarding the Camber Viking Term Sheet as well as the diligence summary including Viking reserves at the October 29, 2019 Camber Board meeting.

On October 28, 2019, Camber shared a link to a Dropbox folder with Viking containing information concerning Camber. On October 31, 2019, after reviewing such information, Mr. Doris asked Mr. Schott for further details concerning Camber’s accounts payable, litigation matters, employment/consulting agreements and obligations involving Lineal. Camber responded with comments on November 4, 2019.

From November 2 through November 27, 2019, the parties continued discussions and diligence. Camber’s primary focus was an analysis of Viking’s reserves, Viking’s debt levels and its potential to complete an acquisition, which was then subject to a letter of intent. Viking focused on Camber’s remaining liabilities, its cash position rolled forward to closing, the Lineal transaction, Camber’s other assets and Camber’s preferred stockholders and remaining obligations associated therewith.

On November 8, 2019, Mr. Schott advised Mr. Doris that Camber was still working on its analysis of information provided by Viking.

On November 9, 2019, Mr. Doris emailed Mr. Schott to request additional information, including: (i) the amount of cash on hand at Camber; (ii) a copy of the most recent statement from the Gonzales County, Texas Tax Office regarding a tax bill then due; (iii) a copy of the most recent statement from the law firm, Porter Hedges, about their legacy invoice(s); (iv) a copy of the most recent statement from one of Camber’s service providers; and (v) an estimate of future legal fees and potential payouts associated with outstanding lawsuits.

On November 12, 2019, Mr. Doris sent Mr. Schott and Mr. Robert Schleizer, then Chief Financial Officer of Camber, a link to the Quarterly Report on Form 10-Q filed earlier that day by Viking with respect to the quarter ending September 30, 2019.

The status of due diligence on the transaction was discussed at a November 20, 2019 Camber Board meeting.

On November 22, 2019, Mr. Doris spoke with Mr. Schott and provided him an update on the status of Viking’s efforts to secure a senior secured credit facility for its target acquisition (Viking received a Term Sheet relating to the acquisition earlier that day). Mr. Schott said he would pass along the information to the Camber Board over the weekend and get back to Mr. Doris. On November 25, 2019, Mr. Doris emailed Mr. Schott to advise the aforementioned Term Sheet was fully executed that day.

On November 25, 2019, Mr. Doris asked Mr. McDonald of Network 1 to follow up with Camber on certain items. Because a definitive agreement was not signed by November 25, 2019, the executed Term Sheet between Camber and Viking expired.

On November 26, 2019, Mr. McDonald of Network 1 emailed Mr. Schott and Mr. Doris with a status update regarding dealings between Viking and Camber. Within the correspondence, Mr. McDonald acknowledged there was no active Letter of Intent or Term Sheet between the parties, but that Camber was still willing to negotiate in good faith. Mr. McDonald outlined questions from Camber to Viking regarding Viking’s target acquisition (i.e., closing date, capital needs, post-closing balance sheet), and questions from Viking to Camber (i.e., requesting statements regarding certain payables and details regarding accounts receivable and accounts payable, and inquiring as to whether Camber believed it would be able to negotiate a deal with its then Series C Preferred Stockholder to terminate said preferred shares on or prior to the closing of any merger). Network 1 advised that it was hopeful that a definitive agreement could be concluded by Camber and Viking by December 2, 2019.

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On November 27, 2019, Mr. Doris forwarded Mr. Schott and others information regarding Viking’s estimated reserves and debt schedule.

On November 29, 2019, Mr. Doris spoke briefly with Mr. Schott inquiring as to Camber’s position on a potential deal with Viking. Mr. Schott advised that he would communicate with his board of directors and report back.

On December 1, 2019, Mr. McDonald of Network 1 emailed Mr. Doris and Mr. Schott advising that Mr. McDonald understood that Mr. Doris and Mr. Schott spoke recently, and that Camber would get back to Viking with an update on Monday, December 9, 2019.

On December 4, 2019, Mr. Doris updated Network 1 on Viking’s efforts to secure a senior secured credit facility with respect to its target acquisition (Viking had two term sheets in place by such time), and Network 1 in turn updated Camber.

Viking had engaged Advisory Group Services, Ltd. dba RHK Capital (“RHK Capital”), a FINRA-member broker dealer, to assist Viking with raising capital for its target acquisition. RHK Capital was under a non-disclosure agreement with Viking and was made aware of discussions between Viking and Camber regarding a potential merger. Mr. Doris thought it would be helpful to connect Camber and RHK Capital so RHK Capital could learn more about the prospective merger, and so Camber could learn more about RHK Capital’s efforts regarding raising capital for Viking. In that regard, on December 13, 2019, Mr. Richard Kreger and Mr. Jeffrey Morfit of RHK Capital participated in a conference call with Mr. Doris and Mr. Schott. Between December 13 and December 16, 2019, RHK Capital was made aware of the terms set out in the Term Sheet previously signed by Camber and Viking (which had since expired) and RHK Capital, Camber and Viking discussed the possibility of Viking and Camber reviving the deal on similar terms or possibly structuring a new deal whereby Viking would assign to Camber, Viking’s interest in the purchase and sale agreement regarding its target assets, so Camber could raise capital directly to help with the acquisition, in exchange for a combination of cash, preferred shares and common shares of Camber.

On December 16, 2019, Mr. Doris had a call with Mr. Schott regarding the deal structure and emailed Mr. Schott later that day with further detailed terms and a proposed structure for the merger.

On December 17, 2019, Mr. Doris emailed Mr. Schott a pro forma of Viking’s estimated number of wells, reserves and EBITDA for 2020, assuming Viking successfully completed its target acquisition.

At the end of December 2019, Viking negotiated an extension of the closing date for its target acquisition to February 3, 2020.

At the same time that discussions were ongoing between Camber and Viking as discussed above, between November and December 2019, because no definitive timeline was able to be established as to how or when Camber (i.e., at that time, the combined company of Camber and Lineal) would meet the NYSE American initial listing standards, which as discussed above, was a required term and condition of Camber’s July 2019 Lineal acquisition, the former Lineal owners and Camber began discussions regarding a potential unwinding of the Lineal acquisition. Effective on December 31, 2019, the former Lineal owners and Camber entered into a preferred stock redemption agreement which resulted in the July 2019 Lineal acquisition effectively being unwound. As a result of such transaction, Camber’s operations changed back to being entirely related to oil and gas exploration and production effective December 31, 2019.

At that time, Camber’s management re-intensified its search for potential new acquisition targets for Camber. These included other oil and gas assets and operating company targets, oil and gas service companies, green energy companies and other acquisition opportunities.

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On January 2, 2020, Mr. Doris emailed Mr. Schott with an update regarding the senior secured credit facility Viking was looking to put in place for its target acquisition.

On January 3, 2020, Camber and Viking began discussions on a revised Letter of Intent. Mr. Doris emailed Mr. Schott and Mr. Schleizer an updated draft Letter of Intent, which contemplated the following:

·	Camber acquiring the outstanding shares of Viking in exchange of shares of Camber, pursuant to a merger of Viking and Camber, with the post-transaction shareholdings being split as follows:

·	Camber – 15%

·	Viking – 85%

The above percentages were to be calculated based on all issued or issuable securities of each entity, on a fully-diluted basis.

·	Material Conditions:

·	Closing of Oil & Gas Transaction. Viking completing its target acquisition.

·

Extension of Maturity Date of Promissory Note. Viking extending the maturity date of its December 28, 2018 outstanding promissory note (the “2018 Seller Note”) (or any replacement note) to June 1, 2021.

·	Minimum Cash Requirement. Camber having at least $4,000,000 in unencumbered cash (and without any associated debt) available for use for working capital purposes upon closing of the merger.

·	Camber Series C Preferred Stock. Among other things, Camber would be required to have redeemed or otherwise extinguished all of its existing Series C Preferred Stock.

·

Ownership Percentage Adjustment. The parties would be required to agree on a formula to adjust the aforementioned 85/15 ownership interest in the combined company to account for the possibility where on closing of the merger: (a) Camber had more than the $4,000,000 minimum cash requirement; and/or (b) Viking, outside of its Ichor division or Elysium division, had surplus unencumbered cash.

·	Approval from each company’s stockholders and board of directors.

·	Approval from the NYSE American and SEC.

·

Potential Interim Steps – if the parties believed it was more prudent prior to the merger to raise equity capital through Camber (as opposed to Viking) for the immediate acquisition of assets, the parties would consider transferring Viking’s Elysium subsidiary to Camber and for Viking to receive preferred stock in Camber in consideration for such transfer.

·	Exclusivity Period – 10 business days.

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On January 7, 2020, Mr. Schott emailed Mr. Doris with a few comments to the proposed revised Letter of Intent, including with respect to the following:

·	Camber wanting to make sure Viking had no debt maturing in 2020, other than promissory notes executed by Viking in 2018 that mature on August 31, 2020;

·

Camber possibly having to issue a fixed number of common shares to its then Series C Preferred Stock holder in order to extinguish the Series C Preferred Stock shares, acknowledging that any such common shares issued/issuable to such Series C Preferred Stock holder would come out of the 15% of the merged entity which Camber stockholders are due.

·	Camber requiring a fairness opinion.

·	Camber possibly having to make an acquisition before closing of the merger to comply with NYSE American listing requirements.

·	Camber wanting the ability to raise equity prior to closing of the merger, if necessary.

On January 7, 2020, Mr. Doris responded to Camber’s comments to the revised Letter of Intent. For the most part, Camber’s requested changes were accepted, subject to some clarifying language. Viking also added a requirement to the draft Letter of Intent for Viking to obtain a fairness opinion. The revised Letter of Intent was discussed with the Camber Board on January 8, 2020.

On January 9, 2020, Mr. Fred Zeidman, a member of the Camber Board had a call with Mr. Richard Kreger of RHK Capital, which discussion included background information on Mr. Doris, as well as summary information on Viking’s history, financials, assets, liabilities and plans. On that same date, Mr. Zeidman had a meeting in New York City with Mr. Richard Kreger and Mr. Jeffrey Morfit of RHK Capital, which discussion included the pending Camber/Viking merger discussions, equity raises and a potential path towards a settlement with the Camber Series C Preferred Stock holder.

On January 10, 2020, the Camber Board discussed the proposed Viking merger, material deal points and hurdles to overcome, the status of due diligence and related items. At the meeting the Camber Board unanimously resolved to enter into a Letter of Intent with Viking relating to the merger on the terms circulated by the parties.

On January 10, 2020, Camber, via email from Mr. Schott to Mr. Doris, requested a change to the “Exclusivity” section in the Letter of Intent. Mr. Doris revised the Letter of Intent accordingly, and sent an updated version of the document, along with a copy executed by Mr. Doris on behalf of Viking, to Mr. Schott and Mr. Schleizer in the evening of January 10, 2020.

On January 13, 2020, Mr. Doris followed up with Mr. Schott inquiring as to the status of the Letter of Intent, and Mr. Schott advised via email that he was planning to sign the Letter of Intent on behalf of Camber later that morning, and requested a follow up call with Mr. Doris that day. Mr. Schott sent a counter-signed copy of the Letter of Intent to Mr. Doris later in the day on January 13, 2020. As mentioned above, the Letter of Intent included the following proposed terms of an acquisition by Camber of Viking:

·	85%/15% ownership split for Viking/Camber of the combined company, respectively, subject to adjustments

·	Camber to have $4.0 million in cash on hand at closing

·	Camber Series C Preferred Stock shares to be terminated on closing

·	Viking to have closed on an acquisition of additional oil and gas assets in Texas and Louisiana (“Viking Acquisition”)

·	Viking to have negotiated an extension of the maturity date of a certain promissory note (the then maturity date of said note was January 30, 2020) (the “Seller Note”)

These terms were primarily negotiated between Camber and Viking management with input and support of both boards of directors. The resulting terms agreed upon were the result of negotiations based on each party’s assets.

On January 17, 2020, Viking’s legal counsel provided Camber’s legal counsel with a draft of a definitive merger agreement.

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On January 20, 2020, Mr. Doris reached out to Mr. Schott and Mr. Schleizer to see if Camber had any comments to the draft definitive merger agreement, to which Mr. Schott responded that Camber still needed to review the document in detail with its legal counsel.

On January 21, 2020, Mr. Doris sent Mr. Schott an email with an update on Viking’s progress with finalizing the senior secured credit facility for Viking’s target acquisition. Mr. Doris also advised that RHK Capital was optimistic it could raise other capital required by Viking for the acquisition if the merger agreement between Camber and Viking was signed that particular week. The merger agreement was never a condition for RHK Capital to raise capital for Viking, but RHK Capital believed the entry into the merger agreement would assist RHK Capital in helping Viking meet its capital objectives.

On January 23, 2020, Mr. Schott advised Mr. Doris via telephone call that it was unlikely that Camber’s lawyers would finish reviewing the draft definitive merger agreement by the end of the week. Since the January 13, 2020 Letter of Intent required the parties to reach a definitive agreement in 10 days, i.e., by January 23, 2020, Mr. Schott believed it would be appropriate for the parties to enter into another replacement Letter of Intent to extend the date by which the parties were required to enter into a definitive agreement. Thus, a replacement Letter of Intent was signed, and on January 24, 2020, the parties each filed Current Reports on Form 8-K disclosing the parties’ entry into the extended Letter of Intent, including the extended Letter of Intent as an exhibit to the filing, and releasing a joint press release relating to the proposed merger.

On January 27, 2020, Mr. Doris, Mr. Schleizer and Mr. Schott met in New York with Mr. Richard Kreger, Mr. Jeffrey Morfit and Mr. Michael Grachien of RHK Capital regarding the proposed merger as well as the proposed Viking Acquisition. There were discussions about specific equity partners as well as the need for a resolution with the Camber Series C Preferred Stock holder.

At that time, Viking was finalizing its debt financing for the Viking Acquisition but needed to raise at least $5 million in equity or subordinated debt to close. Despite working on this initiative since October 2019, RHK Capital had no realistic financing sources to provide the $5 million, and with only four business days remaining to close the Viking Acquisition, Viking had to immediately explore alternatives. Accordingly, Mr. Schott and Mr. Doris began discussions relating to the possibility of Camber, through funds obtained from the Camber Series C Preferred Stock holder, providing the $5 million to Viking. Having Camber (through funds generated through the sale of Camber Series C Preferred Stock) effectively finance part of the Viking Acquisition, would make the terms of the merger less favorable to Viking stockholders, as the Camber Series C Preferred Stock holder would not want the Camber Series C Preferred Stock shares to be terminated on closing of the merger; however Viking was potentially going to lose the ability to close the Viking Acquisition, which had been negotiated for months, if it was not able close the Viking Acquisition by the required deadline. Additionally, among other things, Viking would lose $2,750,000 in deposits paid to the selling group, as well as default on a material promissory note within its capitalization in favor of the same selling group, which would have likely triggered a foreclosure of Viking’s most significant oil and gas assets if the Viking Acquisition fell through. Faced with this alternative, Viking’s management determined it was in Viking’s and its stockholders’ best interests to explore an arrangement with Camber and its preferred stockholder.

On January 30, 2020, Mr. Doris emailed Mr. Schott and the representative of the Camber Series C Preferred Stock holder advising of the following framework regarding a potential deal:

·	The Camber Series C Preferred Stock holder waives existing triggering events (i.e., defaults) relating to the Camber Series C Preferred Stock

·

The Camber Series C Preferred Stock holder advances at least $5 million in new money to Camber through the purchase of additional shares of Camber Series C Preferred Stock (on similar terms as prior purchases)

·

Camber and Viking sign a definitive merger agreement (with such merger agreement to be revised such that the existing Camber Series C Preferred Stock share structure can remain in place following the closing of the merger (i.e., to remove the prior requirement set forth in the revised Letter of Intent that the Camber Series C Preferred Stock would be required to be extinguished prior to closing the merger), provided Camber is not in default of the terms of such preferred stock at the time of the merger)

·	Camber loans $5 million to Viking, with funds to be released only if Viking closes its acquisition.

·	Parties to proceed to close the merger as soon as possible.

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On January 31, 2020, Camber’s legal counsel circulated a revised draft of the definitive merger agreement to Viking for review.

On February 1, 2020, Viking’s legal counsel sent a further revised draft of the definitive merger agreement to Camber’s counsel.

Items which were being worked out between the parties during this period include Camber negotiating the requirement that Viking pay any repayment penalties and fee amounts which Camber would be required to pay the Camber Series C Preferred Stock holder in the event the merger agreement was terminated and the loan made to Viking from Camber was required to be repaid – which would in turn trigger the requirement that Camber return the amount paid by the Camber Series C Preferred Stock holder as part of the sale of Camber Series C Preferred Stock.

On February 1, 2020, Mr. Doris sent Mr. Schott and the representative of the Camber Series C Preferred Stock holder copies of the material documents associated with the financing offering Viking structured with input from RHK Capital, including the Term Sheet, Securities Purchase Agreement, Promissory Note and Security and Pledge Agreement (collectively, the “Loan and Security Documents”). The Loan and Security Documents were negotiated previously by Viking and RHK Capital and their respective counsel, and it was anticipated that RHK Capital would facilitate new investors participating in the offering following the entry into the merger agreement, and thus the new investors would share pari passu with Camber as it related to the security described in the Security and Pledge Agreement, being a first-ranking security interest against the membership interests owned by Viking in Elysium Energy, LLC. In addition, Camber was to receive a second ranking security interest against the membership interests owned by Viking in its other subsidiaries.

Throughout February 1 and February 2, 2020, representatives of Viking and Camber and/or their respective legal advisors exchanged several emails with questions and comments regarding the merger agreement and the Loan and Security Documents.

The final definitive merger agreement (the “February 2020 Merger Agreement”), as agreed to by the parties, included the following terms:

·	80%/20% ownership split for Viking/Camber, respectively, subject to adjustments

·

Camber to provide a $5.0 million loan to Viking to assist Viking with completing the Viking Acquisition. Viking to repay the $5 million, plus interest and other amounts required to be paid by Camber to the Camber Series C Preferred Stock holder upon termination of the merger (which required the redemption of the Camber Series C Preferred Stock shares sold to the Camber Series C Preferred Stock holder as part of the transaction), within 90 days of termination of the merger, if applicable.

·	No requirement to terminate Camber Series C Preferred Stock at closing

·	Viking to have closed the Viking Acquisition

·	The requirement that both Camber and Viking obtain fairness opinions prior to closing

·	Viking to have negotiated an extension of the maturity date of the Seller Note

Camber’s ownership post-merger increased from the terms as originally negotiated between the parties as Camber was advancing the capital to close the Viking Acquisition prior to the closing of the February 2020 Merger Agreement. Additionally, Camber negotiated a 25% interest in the Viking Acquisition as additional consideration for making the $5 million advance.

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From January 31 through February 3, 2020, there were several discussions with the Camber Board on the status of negotiations on the transaction. The Board, following lengthy deliberation and review of many options and proposals for alternative transactions presented to the Board by management, determined that the Viking Merger was the best avenue for Camber and proceeding forward was in the best interest of the Camber stockholders. The Camber Board’s decision was based on the fact that Viking had a sizable asset base with a substantial platform for growth, that with the Elysium acquisition Viking almost doubled its asset base, that Viking’s management team had a strong track record for growth and that the only negatives relating to Viking were associated with its listing on the OTCQB, its low liquidity and its high debt levels, would be resolved via the combination with Camber as part of the merger and the combined company being listed on the NYSE American post-merger and the associated enhanced liquidity of the combined company stock and the potential to raise capital to reduce debt and enhance growth through the combined company’s liquidity (through Camber) and assets (through Viking’s assets to be acquired by the combined company pursuant to the merger).

On February 3, 2020, Mr. Schott presented the negotiated February 2020 Merger Agreement to the Camber Board for review and approval. Because of the significant discussions regarding the potential merger which had already taken place between the Camber Board and the fact that Mr. Schott generally kept the Camber Board informed (formally and informally) of the negotiation of the February 2020 Merger Agreement, the approval for the February 2020 Merger Agreement and related transactions was given via a unanimous written consent to action without a meeting of the Camber Board executed on February 3, 2020. The merger transaction was unanimously approved at the Camber Board level with no directors dissenting.

On February 3 and 4, 2020, members of Camber and Viking management, together with representatives of Camber’s and Viking’s legal counsel, coordinated the signing of the February 2020 Merger Agreement and the announcement of the merger.

On February 4, 2020, Viking and Camber executed the February 2020 Merger Agreement, memorializing the terms above, including the $5 million advance by Camber to Viking. The parties also entered into a Securities Purchase Agreement, relating to Viking’s sale to Camber of a $5 million 10.5% Secured Promissory Note to evidence the amount advanced by Camber to Viking, a 10.5% Secured Promissory Note and various pledge agreements securing the loan. Additionally, as part of the transaction, Viking assigned Camber 25% of Elysium. All or a portion of the assigned Elysium interests were to be retained by Camber and/or returned to Viking under different circumstances relating to the termination of the February 2020 Merger Agreement and repayment obligations associated with the secured note.

Pursuant to a Placement Agent Agreement between Viking and RHK Capital, RHK Capital was to receive a commission equal to 8% of the proceeds raised by RHK Capital on behalf of Viking in connection with the Viking Acquisition. RHK Capital participated in a few calls between Viking and Camber, and with Camber’s preferred stockholder, and given the $5 million advanced by Camber to Viking took the position that RHK Capital was entitled to a $400,000 commission as a result of the transaction. Viking disagreed with this assessment as RHK Capital played only a minor role in the entire arrangement; however, so as not to disrupt matters regarding the merger and to avoid a litigious situation at a critical time, Viking opted to pay RHK Capital the 8% commission fee.

On February 5, 2020, Viking closed the Viking Acquisition and Viking and Camber each filed a Current Report on Form 8-K regarding the entry into the February 2020 Merger Agreement and the terms of Camber’s advance.

On February 12, 2020, Viking’s legal counsel sent Camber’s legal counsel Viking’s merger schedules, which were required to be provided by the parties no later than 10 business days after the parties’ entry into the February 2020 Merger Agreement.

On February 13, 2020, Viking’s legal counsel provided Camber’s legal counsel an extension for Camber to provide Viking Camber’s merger schedules, and on February 18, 2020, Camber’s legal counsel sent Viking copies of Camber’s merger schedules.

On February 10, 2020, the parties exchanged merger schedules which were required to be provided by the parties no later than 10 business days after the parties’ entry into the February 2020 Merger Agreement.

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On February 19, 2020, Camber engaged CapShield, LLC to perform additional due diligence on Viking and the merger focusing on land and title review, environmental and asset condition reports, engineering and reserve reviews and financial and accounting verifications.

On March 10, 2020, Camber engaged Mercer to provide a fairness opinion for the transaction, which fairness opinion was finalized and delivered to Camber on April 23, 2020.

On April 14, 2020, Viking engaged Scalar to provide a fairness opinion for the transaction, which fairness opinion was finalized and delivered to Viking on July 10, 2020.

On September 23, 2020, Viking engaged Scalar to provide an updated fairness opinion for the transaction, which fairness opinion was finalized and delivered to Viking on October 6, 2020.

On September 29, 2020, Camber engaged Mercer to provide an updated fairness opinion for the transaction, which fairness opinion was finalized and delivered to Camber on October 8, 2020.

Camber and Viking mutually agreed to amend the February 2020 Merger Agreement by the entry into:

(i) a First Amendment thereto entered into by the parties on May 27, 2020, which (i) modified the Camber Percentage adjustment mechanism to cap the aggregate Camber Percentage increase or Camber Percentage decrease at 5%; (ii) modify the events resulting in such adjustments; (iii) correct a prior error with such calculation which discussed Camber being required to have $4 million in cash at closing; and (iv) provided that neither party will raise capital from the other party’s existing stockholders without the prior written consent of the other party;

(ii) a Second Amendment thereto entered into by the parties on June 15, 2020, which extended the date after which the merger agreement can be cancelled by either Camber or Viking, if not completed thereby, from June 30, 2020 to September 30, 2020, provided that either Camber or Viking have the right to further extend such date from time to time, until up to December 31, 2020, in the event that Camber has not fully resolved SEC comments on this joint proxy statement/prospectus, or other SEC filings related to the merger, and Camber is responding to such comments in a reasonable fashion, subject to certain exceptions or Camber has resolved such SEC comments and has scheduled a meeting to approve the merger, which meeting will occur after September 30, 2020;

(iii) a Third Amendment thereto entered into by the parties on June 25, 2020, which (i) provided for the entry into the June 2020 Security and Purchase Agreement and the loan of the $4.2 million evidenced by the June 2020 Secured Note; (ii) provided for the requirement to pay the Additional Payment as a break-up fee, in the event the merger is terminated prior to closing; (iii) updated the percentages of Elysium which are required to be returned to Viking upon termination of the merger; (iv) confirm that none of the funds loaned by Camber to Viking will affect the merger ratios set forth in the merger agreement; and (v) allow for the Camber Board to authorize the payment to the officers and directors of Camber, of consideration of $150,000 each ($600,000 in aggregate), for past services rendered and services to be rendered by such individuals through the closing date of the merger, which compensation has been finalized;

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(iv) the Amended and Restated Agreement and Plan of Merger entered into by the parties on August 31, 2020, which amended and restated the merger agreement to include the amendments described above and to amend the merger agreement to: (a) provide for Viking to continue to have 28,092 shares of Viking Series C Preferred Stock issued and outstanding as of the closing of the merger; (b) provide for such Viking Series C Preferred Stock to be exchanged, on a one-for-one basis for Series A Convertible Preferred Stock of Camber; (c) make other amendments throughout the original merger agreement to provide for the concept of the exchange of Viking preferred stock for Camber preferred exchange; (d) remove the closing conditions related to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which the parties have determined will not apply to the merger; (e) provide for Viking’s consent to Camber’s payment of the consideration to each non-executive member of the Board of Directors and each executive officer of Camber; (f) provide for Camber’s consent to an amendment to the designation of the terms of Viking Series C Preferred Stock, subject to applicable law and the approval of the holder thereof; (g) remove certain closing conditions to the merger which have already occurred to date; (h) include as a closing condition that Viking must receive an opinion, from legal counsel or an independent public or certified accountant, in form and substance reasonably satisfactory to Viking, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code; (i) provide that Viking shall not have more than 28,092 shares of Viking Series C Preferred Stock issued and outstanding at the time the merger closes; (j) confirm that if the merger is not completed because Camber’s shareholders do not approve the merger, that Camber would retain 15% of Elysium; and (k) provide that Viking shall not have more than 28,092 shares of Viking Series C Preferred Stock issued and outstanding at the time the merger closes, and make various other changes and updates to the original merger agreement; and

(v) the First Amendment to Amended and Restated Plan of Merger entered into by the parties on October 9, 2020, which amended the amended and restated merger agreement to (a) fix the Camber Percentage at 20% (previously such Camber Percentage was adjustable between 15% to 25%, depending on the amount of cash and/or other unencumbered assets Camber of Viking had available to the combined company at the time of the closing); (b) extend the date that the merger agreement could be terminated by either party until December 31, 2020, provided that the right to terminate the merger thereafter is not available to a party if the failure of the closing to occur by such date is principally due to the failure of such party to perform or observe the obligations, covenants and agreements of such party set forth therein; and (c) remove the requirement that Viking obtain the consent of its lender, ABC Funding, LLC, for the merger.

On or about October 30, 2020, the SEC issued a letter to Camber with questions regarding the amended Form S-4 Camber filed on or about October 14, 2020, concerning the proposed merger, certain of which questions related to the scope of entitlements of Camber’s outstanding Series C Preferred Stock and certain accounting treatment related thereto.

Between October 31, 2020 and December 18, 2020, Camber and its then legal and accounting advisors worked on assessing and preparing responses to the SEC’s questions as well as preparing the company’s quarterly financial statements for the period ended September 30, 2020. Camber filed its financial statements on Form 10-Q on December 18, 2020 (following the required deadline) and subsequently filed a Form 10-Q/A on or about December 20, 2020.

Given the time it took Camber to file its financial statements and respond to the SEC’s questions, on or about December 23, 2020, Camber and Viking mutually agreed to terminate the merger agreement entered into in 2020, as amended, and Camber withdrew the Form S-4 (as amended) previously filed with respect to the proposed merger. It was determined, among other things, that it was appropriate for Camber to address questions asked by the SEC regarding the historical accounting treatment associated with the sale by Camber of shares of Series C Preferred Stock (the “Legacy Accounting Issues”). With respect to the latter, among other things, sales of Series C Preferred Stock were historically recorded by Camber on its balance sheet as “permanent equity” without a derivative liability component and the queries from the SEC suggested that the accounting treatment associated with such sales should have been something other than permanent equity with a derivative liability component.

Camber determined it was best to respond to the SEC’s latest questions, and then revisit the Merger efforts afterwards.

Notwithstanding the withdrawal of the Form S-4, Camber responded to the SEC’s then-most recent questions and comments in or about late December 2020 and early January 2021, hoping the responses would clarify any outstanding issues.

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On or about December 23, 2020, Camber completed a direct equity investment in Viking and acquired approximately 51% of Viking’s outstanding common shares. Louis Schott and Bob Schleizer resigned as the President/CEO and CFO of Camber, respectively, and James Doris and Frank Barker were appointed as President/CEO and CFO, respectively. Mr. Schleizer also resigned his position as Director of Camber, and Mr. Doris and Robert Green were appointed to Camber’s Board of Directors to serve alongside Fred Zeidman and James Miller, the other incumbent directors.

On December 30, 2020, James Doris sent a memo to the other members of the Camber Board outlining certain priorities for Camber as an organization, which list included completing a Merger with Viking.

On January 2, 2021, James Doris emailed the Camber Board requesting a call to discuss certain items, including the potential Merger with Viking and proposed terms following the completion of another potential transaction. The email included various factors for the Camber Board to consider when assessing the full Merger.

On or about January 4, 2021, the Camber Board had a conference call to discuss various items, including the potential Merger.

On or about January 8, 2021, Camber completed another equity transaction with Viking, which was to be considered effective December 31, 2020, which increased Camber’s ownership position to approximately 61% of Viking’s then outstanding common shares.

In January 2021, Viking’s counsel, Lance Brunson of Brunson Chandler & Jones, PLLC (“Brunson”), prepared a draft merger agreement, a copy of which was sent to Camber’s then counsel, Schiff Hardin LLP, on or about January 27, 2021. James Doris sent a copy of the agreement to Viking’s Board of Directors on January 28, 2021.

On or about February 4, 2021, Camber engaged Mercer to provide a fairness opinion with respect to the proposed revised terms of the new merger arrangement, with Frank Barker being Camber’s primary point of contact with representatives of Merger.

On or about February 4, 2021, James Doris advised the Camber Board of the engagement with Mercer.

On or about February 8, 2021, the Camber Board had a conference call to discuss various items, including the potential Merger.

On or about February 11, 2021, Mercer issued its opinion, opining the proposed terms were fair to the Camber Stockholders. The opinion was provided to the Camber Board on or about February 13, 2021, along with draft copies of the merger agreement and disclosure schedules.

On February 13, 2021, the latest version of the merger agreement and disclosure schedules were provided to the Viking Board.

On or about February 14, 2021, James Doris provided revised disclosure schedules to the Camber Board based on feedback from Camber’s previous chief executive officer and chief financial officer on certain items contained therein.

On or about February 15, 2021, Viking received a fairness opinion from Scalar (a company unrelated to Mercer) opining the proposed transaction was fair to the Viking Stockholders.

On February 15, 2021, the merger agreement (the “February 2021 Merger Agreement”) was signed by James Doris on behalf of each of Camber and Viking, a copy of which was provided to the each of the Camber Board and Viking Board.

On or about February 16, 2021, the Camber Board and Viking Board each signed separate consents ratifying the February 2021 Merger Agreement and approving the proposed Merger.

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On or about February 18, 2021, each of Camber and Viking filed, with input from respective counsel, a Current Report on Form 8-K regarding the execution of the February 2021 Merger Agreement.

Subsequent to executing the February 2021 Merger Agreement, it became apparent to Camber that resolving the Legacy Accounting Issues would require substantial time and effort. Camber and Viking did not take any steps regarding the merger while Camber was working to resolve the Legacy Accounting Issues. By June 2022, Camber resolved the Legacy Accounting Issues by filing updated financial statements and becoming current with its SEC filings. Following resolution of the Legacy Accounting Issues, Camber and Viking continued to refrain from progress on the merger. Economic circumstances of the parties had developed in a manner such that Camber determined that it was prudent to focus on steps to improve its capital structure, as it was apparent that the merger could not proceed on the economic terms at such time. During the second half of 2022, Camber engaged with significant holders of its convertible preferred stock regarding proposals to amend terms of Camber’s outstanding convertible preferred stock, and entered into amendments related thereto in November 2022 to reduce entitlements of the convertible preferred pertaining to issuances of Camber common stock pursuant to conversions of preferred stock, as well as modifying other terms of the majority of the then-outstanding Camber Series C Preferred Stock.

After Camber resolved the Legacy Accounting Issues and filed outstanding financial statements, Camber had a contractual obligation to file and obtain effectiveness on a Form S-1 Registration Statement with respect to shares of Camber Series G Preferred Stock. Camber focused on addressing such Form S-1 Registration Statement from June to September 2022.

General market conditions started to deteriorate in the summer of 2022 and the Camber Common Stock price fell steadily, thus triggering entitlements associated with both previously-converted as well as outstanding shares of Camber Series C Preferred Stock. The scope of such entitlements became so egregious it was difficult to entertain the prospect of any type of transaction, whether it be the merger or otherwise.

On or about March 3, 2023, James Doris emailed the Camber Board to propose a discussion on whether conditions were such that Camber should seek to reengage with Viking on potential next steps regarding the Merger, including to confirm whether the parties intended to proceed on the same economic terms as previously agreed.

On or about March 3, 2023, James Doris sent a similar email to the Viking Board.

Between March 4 and on or about March 8, 2023, each Board member of Camber indicated a desire to proceed with next steps regarding the Merger.

On March 8, 2023, Camber engaged Baker Botts L.L.P. to assist in certain matters relating to the Merger. Baker Botts discussed with James Doris the process Camber would follow in reengaging Viking on Merger planning and reconfirming the economic terms of a Merger, in light of Mr. Doris’s positions at both companies. Following those discussions, Camber determined that, to the extent any direct negotiations were required between the parties, a director other than Mr. Doris would lead such discussions. In addition, Frank Barker, Camber’s Chief Financial Officer, was designated to act as the primary point of contact with any independent valuation firm engaged to provide a fairness analysis. McDonald Carano LLP had also been engaged as Nevada counsel to Camber.

On or about March 13, the Viking Board approved via email with Viking proceeding with next steps regarding the merger, with John McVicar, Viking’s CFO, being Viking’s primary point of contact in terms of dealing with advisors or consultants or dealing with Camber as to any amendments or modifications to the existing merger agreement as Viking management considers necessary or appropriate, subject in all cases to the Board’s final approval.

On or about March 14, 2023, the Camber Board memorialized, via written consent, its decision and desire to discuss reengaging on merger planning with Viking, and authorize the engagement of an independent valuation firm to provide a fairness opinion regarding the Merger, permit authorized representatives of Camber to communicate with authorized representatives of Viking on matters related to the Merger, including with respect to possible amendments or modifications to the February 2021 Merger Agreement as Camber and Viking consider necessary or appropriate.

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On or about March 14, 2023, the Viking Board signed a similar Consent.

On or about March 15, 2023, Camber engaged Mercer to provide a fairness opinion to opine on whether the terms of the February 2021 Merger Agreement were fair to Camber stakeholders. Frank Barker, Camber’s Chief Financial Officer, has been the primary point of contact with Mercer.

On or about March 21, 2023, Viking engaged Scalar to provide a fairness opinion of the February 2021 Merger Agreement were fair to Viking stakeholders. John McVicar, Viking’s Chief Financial Officer, has been the primary point of contact with Scalar.

Between March 15, 2023, and April 14, 2023, Mr. Barker and Mr. McVicar provided financial information, forecasts and other requested information to Mercer and Scalar, respectively.

Between March 15, 2023, and April 14, 2023, Mr. Barker and Mr. McVicar also communicated with one another to assist with preparing financial proformas, capitalization tables and other information required for the initial draft of the Form S-4.

Between March 30, 2023, and April 10, 2023, Baker Botts worked with Camber to update the terms of the Merger Agreement to reflect passage of time since execution of the February 2021 Merger Agreement, but largely maintained the business terms of such previous agreement.

On April 10, 2023, Baker Botts shared an initial draft of the Form S-4 with Camber. On April 11, 2023, Camber shared the draft of the Form S-4 with Mr. McVicar and Brunson, Viking’s counsel.

On April 13, 2023, Baker Botts shared an initial draft of the amendment to the February 2021 Merger Agreement (the “Amendment”) with Camber. After receiving initial input from Camber, an updated draft of the Amendment was shared with Mr. McVicar and Brunson.

Between April 13, 2023, and April 17, 2023, Baker Botts and Brunson exchanged drafts of the Form S-4 and Amendment, with input from Mr. Barker, Holly McCaw, Camber’s General Manager, Mr. McVicar and Mr. Doris.

On April 14, 2023, Mercer presented its fairness analysis at a formal meeting of the Camber Board. Such presentation was followed by an executed fairness opinion, dated April 18, 2023.

On or about April 14, 2023, Scalar advised John McVicar that Scalar’s fairness opinion committee determined the proposed transaction was fair to Viking common shareholders. On April 19, 2023, representatives of Scalar reviewed its financial analysis of the Merger with the Viking Board, and delivered to the Viking Board an opinion that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion (attached as Annex C to this proxy statement/prospectus), the Exchange Ratio provided for in the Merger was fair from a financial point of view to the holders of Viking Common Stock.

On April 18, 2023, Baker Botts shared Camber’s merger schedules with Brunson, and Brunson shared Viking’s merger schedules with Baker Botts.

Between March 14, 2023 and April 18, 2023, Mr. Doris maintained regular communication with the Camber Board, keeping them apprised of the terms of the Amendment, the progress of the Amendment and S-4, and answered any questions that they had.

Also between March 14, 2023 and April 18, 2023, Mr. Doris similarly maintained regular communication with the Viking Board.

On April 18, 2023, the Camber Board unanimously approved the terms of the Amendment. Later in the day on April 18, 2023, the Viking Board unanimously approved the terms of the Amendment. On the evening of April 18, 2023, Viking and Camber executed the Amendment and exchanged final merger schedules.

On April 19, 2023, each of Camber and Viking filed, with input from respective counsel, a Current Report on Form 8-K regarding the execution of the Amendment.

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Camber’s Reasons for the Merger; Recommendation of the Camber Board

In evaluating the Merger Agreement, the Merger, the shares of Camber Common Stock and New Camber Preferred Stock to be issued as Merger Consideration, the amendment to the Camber Articles of Incorporation and the other transactions contemplated by the Merger Agreement, the Camber Board invested considerable time and conducted substantial due diligence, including consulting with Camber’s management, financial advisor, outside legal counsel and other consultants and advisors, and participating in multiple meetings of the Camber Board.  The Camber Board, in reaching its decision to approve the Merger Agreement, the Merger, the shares of Camber Common Stock and New Camber Preferred Stock to be issued as Merger Consideration, the amendment to the Camber Articles of Incorporation and the other transactions contemplated by the Merger Agreement, and to recommend that Camber Stockholders approve the Camber Share Issuance Proposals and Camber Charter Amendment Proposal and the other proposals presented at the Camber Special Meeting, considered a number of factors, including the following material factors:

·	each of Viking’s and Camber’s business, operations, financial condition, stock performance, earnings and prospects (in reviewing these factors, the Camber Board considered Viking’s financial condition, the fact that Viking’s business, operations and risk profile complement those of Viking, creating the opportunity for the combined company to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to Camber’s earnings and prospects on a stand-alone basis or relative to other potential strategic alternatives reasonably available to Camber);

·	the strategic rationale for the Merger, including:

·	the combined company’s ability to maintain Camber’s listing on a national securities exchange, and the increased liquidity of the combined company’s stock as a result;

·	the combined company’s expected revenue and oil and gas asset base and production synergies;

·	its conclusion after its analysis that Viking and Camber have complementary businesses and prospects due to the nature of their operations, and the expectation that the Merger would provide economies of scale, enhanced ability to secure financing and raise capital, cost savings opportunities and enhanced opportunities for growth;

·	the anticipated pro forma financial impact of the Merger on the combined company;

·	the Camber Board’s understanding of the current and prospective environment in which Camber and Viking operate, including national and local economic conditions, and the highly competitive oil and gas environment;

·	the fact that Camber Stockholders as of immediately prior to the completion of the Merger are expected to own approximately 20% of the fully-diluted shares of the combined company immediately following the completion of the Merger, without taking into account the conversion rights of Camber Series C Preferred Stock and will have the opportunity to share in the future growth and expected synergies of the combined company while retaining the flexibility of selling all or a portion of those shares;

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·	the expectation that investors will benefit from accelerated growth opportunities, cost synergies, and better financing opportunities, all enhancing stockholder value;

·	the terms of the Merger Agreement, including:

·	the customary and reciprocal nature of the representations, warranties, and covenants of Camber and Viking in the Merger Agreement;

·	the flexibility permitted under the interim operating covenants which restrict the conduct of Camber’s business prior to closing, and the fact that Viking is subject to substantially similar provisions;

·	the parties’ covenants to use their respective reasonable best efforts to obtain regulatory approvals, including the commitment of the parties to agree to divestitures or other remedies (other than divestitures or remedies that would result in or would reasonably be expected to result in a material adverse effect on the business of the combined company and its subsidiaries, taken as a whole, after giving effect to the Merger);

·	the review of the Camber Board, with the assistance of Camber’s legal and financial advisors, of the terms and conditions of other recent comparable transactions, including the governance terms, consideration mix and announced synergy targets, and its overall belief that the terms of the Merger Agreement were consistent with market practice and in the best interest of Camber and its stockholders.

·	the relative prices of the parties’ stock at the time of announcement;

·	its review and discussions with Camber’s senior management concerning the due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Viking; and

·	its expectation that the required regulatory approvals could be obtained in a timely fashion.

The Camber Board also considered potential uncertainties and risks related to the Merger including the following:

·	the risk that the Merger may not be completed despite Camber’s and Viking’s efforts, including the possibility that the conditions to the parties’ obligations to complete the Merger transactions (which include certain conditions that are not within the control of the parties to the Merger Agreement) may not be satisfied or that completion of the Merger may be unduly delayed, and any resulting adverse impacts on Camber, its business and the trading price of Camber Common Stock;

·	the regulatory and other approvals required in connection with the Merger, and the risk that such approvals will not be received in a timely manner or at all or may result in costs and expenses or impose unacceptable conditions;

·	the diversion of management focus and resources from other strategic opportunities and operational matters while working to implement the Merger and integrate the two companies;

·	the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or in the time frame currently contemplated;

·	the possibility of encountering difficulties in successfully integrating Viking’s business, operations and workforce with those of Camber;

·	the risk that Camber or Viking may be subject to lawsuits or other challenges to the Merger, and that the adverse effects of these challenges, including any adverse rulings in lawsuits, may delay or prevent the Merger from being completed or may require Camber or Viking to incur significant costs to address such challenges, including any costs to defend or settle any lawsuits;

·	the difficulties and management challenges inherent in completing the Merger, integrating the businesses and managing an expanded business, operations and workforce of Camber and Viking, potential time commitment, distractions and other factors, including the challenge of blending board and management leadership, harmonizing compensation philosophies, employee compensation arrangements, and the potential loss of key personnel, customers and suppliers during the pendency of the Merger and thereafter;

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·	the fees and expenses related to the Merger and the integration of the businesses, operations and workforce of Camber and Viking;

·	the fact that certain provisions of the Merger Agreement, although reciprocal, may have the effect of discouraging proposals for alternative acquisition transactions involving Camber, including: (i) the restriction on Camber’s ability to solicit proposals for alternative transactions; and (ii) the requirement that the Camber Board submit the Merger Agreement to Camber Stockholders for approval in certain circumstances, even if it withdraws or changes its recommendation for the Merger;

·	the terms of the Merger Agreement that restrict Camber’s abilities to operate its business outside of the ordinary course before closing;

·	the limitations on the ability of the Camber Board to change its recommendation to Camber Stockholders under the terms of the Merger Agreement; and

·	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

The Camber Board determined that the benefits expected to be achieved for Camber and Camber Stockholders as a result of the Merger outweighed these potential risks and uncertainties.  The Camber Board recognized that there can be no assurance of future results, including results considered or expected as disclosed in this section of the joint proxy statement/prospectus.

This discussion of the information and factors considered by the Camber Board includes material factors considered by the Camber Board, but it is not intended to be exhaustive and may not include all the factors considered by the Camber Board.  In view of the wide variety of factors considered, and the complexity of these matters, the Camber Board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger Agreement, the Merger, the shares of Camber Common Stock and New Camber Preferred Stock to be issued as Merger Consideration, the amendment to the Camber Articles of Incorporation and the other transactions contemplated by the Merger Agreement.  Rather, the Camber Board viewed its decision and respective recommendations as being based on the totality of the information presented to and factors considered by it, including discussions with, and questioning of, Camber management and Camber’s financial and legal advisors.  In addition, individual members of the Camber Board may have given differing weights to different factors.  It should be noted that this explanation of the reasoning of the Camber Board and certain information presented in this section are forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

In considering the recommendation of the Camber Board, you should be aware that certain directors and executive officers of Camber may have interests in the Merger that are different from, or in addition to, interests of Camber Stockholders generally and may create potential conflicts of interest.  The Camber Board were aware of these interests and considered them when evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and in making their respective recommendations, including the Camber Board’s recommendation that Camber Stockholders approve the Camber Share Issuance Proposal and Camber Charter Amendment Proposal and the other proposals presented at the Camber Special Meeting.  See the section entitled “The Merger—Interests of Camber Directors and Executive Officers in the Merger”.

For the reasons set forth above, the Camber Board recommends that the Camber Stockholders vote “FOR” the Camber Common Stock Issuance Proposal, “FOR” the Camber Series A Preferred Stock Issuance Proposal, “FOR” the Camber Series H Preferred Stock Issuance Proposal and “FOR” the Camber Charter Amendment Proposal.

Opinion of Camber’s Financial Advisor

Pursuant to an engagement letter, Camber retained Mercer as its financial advisor in connection with the Merger.

Mercer presented its fairness analysis to the Camber Board on April 14, 2023 and oral opinion, subsequently confirmed in its written opinion to the Camber Board on April 18, 2023, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Mercer in preparing its opinion, the Proposed Merger (as defined in Mercer’s written opinion) was fair, from a financial point of view, to Camber’s common stockholders.

The full text of the written opinion of Mercer, dated as of April 18, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Mercer in preparing its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference.  The summary of the opinion of Mercer set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.  Camber’s Stockholders are urged to read Mercer’s opinion in its entirety.  Mercer’s opinion was addressed to the Camber Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Proposed Merger and did not address any other aspect of the Proposed Merger.  Mercer expressed no opinion as to the fairness of any consideration to be paid in connection with the Proposed Merger to the holders of any class of securities, creditors or other constituencies of Camber other than the common stockholders, or as to the underlying decision by Camber to engage in the Proposed Merger.  The issuance of Mercer’s opinion was approved by a fairness committee of Mercer.  The opinion does not constitute a recommendation to any stockholder of Camber as to how such stockholder should vote with respect to any of the Camber Issuance Proposals or any other matter.  For a description of the opinion that the Camber Board received from Mercer, see the section entitled “The Merger - Opinion of Mercer Capital Management, Inc.” beginning on page 144.

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Opinion of Mercer Capital Management, Inc.

On February 4, 2021, the Camber Board executed an engagement agreement with Mercer to review the Merger Agreement and provide its opinion of the fairness of the proposed transaction from a financial point of view to holders of Camber Common Stock. Given the time that had elapsed and contemplated amendments to the Merger Agreement, the Camber Board requested a new engagement letter, which was executed on March 21, 2023.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Mercer in preparing the opinion. The Mercer opinion with supporting financial analyses was reviewed and approved by the Mercer Fairness Committee.

Mercer’s opinion speaks only as of the date of the opinion, and Mercer has undertaken no obligation to update or revise its opinion. The opinion was for the information of, and was directed to, the Camber Board in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the terms of the Merger to holders of Camber Common Stock. It did not address the underlying business decision of Camber and Viking to engage in the Merger.

Mercer’s opinion did not and does not constitute a recommendation to the Camber Board in connection with the Merger, and it does not constitute a recommendation to any Camber Stockholder or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter. Mercer expressed no opinion as to the price at which Camber Common Stock or Viking Common Stock might trade in the future. Camber and Viking determined the Merger Consideration through the negotiation process without assistance of Mercer.

In rendering its opinion, Mercer reviewed, among other things:

·	Agreement and Plan of Merger by and between Viking and Camber dated as of February 15, 2021, and as amended April 18, 2023.

·	Financial projections for fiscal years 2023-2027 as prepared by Camber and Viking management.

·	Various documents filed by Camber with the SEC, including the 2022 Annual Report on Form 10-K and Quarterly Reports for the periods ended March 31, June 30 and September 30, 2022 on Form 10-Q.

·	Various documents filed by Viking with the SEC, including the 2022 Annual Report on Form 10-K and Quarterly Reports for the periods ended March 31, June 30 and September 30, 2022 on Form 10-Q.

·	Certain other materials provided by management or otherwise obtained by Mercer deemed relevant to prepare this opinion.

Mercer’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to Mercer through the date of the opinion. In providing its opinion, Mercer assumed that Camber and Viking provided all information that might be material to Mercer in its review. Mercer did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy.

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The following is a summary of the material analyses presented to the Mercer Fairness Committee in connection with the rendering of its fairness opinion. The summary is not a complete description of the analyses underlying the Mercer opinion, or the presentation, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to the partial analysis or summary description. In arriving at its opinion, Mercer did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

Summary of the Proposed Merger. Under the terms of the Merger Agreement, a wholly owned subsidiary of Camber will be merged into Viking, with Viking continuing as the surviving entity and a wholly owned subsidiary of Camber. Consideration to be paid to holders of Viking Common Stock will entail one share of Camber Common Stock for each share of Viking Common Stock, while holders of Viking Series C Preferred Stock will receive shares of Camber Series A Preferred Stock based upon a one-for-one exchange ratio, and holders of Viking Series E Preferred Stock will receive shares of Cambers Series H Preferred Stock on a one-for-one basis.

Mercer noted that holders of Camber Common Stock before consummation of the proposed transaction represent 74% of the fully diluted shares of Camber Common Stock though the number of shares of Camber Common Stock is subject to change based upon the number of Camber Common Stock shares that will be issued upon conversion of the Camber Series C Preferred Stock. After giving effect to the transaction, Mercer noted that the holders of Camber Common Stock would own approximately 31% of Camber’s outstanding shares of Camber Common Stock and 23% of the fully diluted shares of Camber Common Stock assuming conversion of the Camber Series A Preferred Stock and the Camber Series C Preferred Stock plus “in-the-money” Viking warrants that will be converted into equivalent Camber warrants.

Market Analysis. Mercer considered various market measures to assess the exchange ratio and the market’s implicit valuation of Camber’s Common Stock excluding Camber’s 70 million common share interest in Viking’s Common Stock. Based upon the ratio of the closing price for Viking Common Stock divided by the closing price for Camber Common Stock, Mercer noted the implied exchange ratio based upon public market trading was 0.018x as of April 12, 2022, 0.187x as of year-end 2022, and 0.284x as of April 12, 2023 given the general trend of a declining price for Camber’s Common Stock and flat-to-rising for Viking’s Common Stock.

Based upon the closing prices on April 12, 2023, Mercer made several other observations:

·

The implied premium to holders of Viking Common Stock was 255% based upon the 1:1 Exchange Ratio, Camber Common Stock’s closing price of $1.67 per share and Viking Common Stock’s closing price of $0.47 per share.

·

The market inferred little intrinsic value to Camber’s Common Stock based upon its $33.4 million market value less the $33.2 million value of Camber’s 70 million share interest in Viking’s Common Stock (versus $5.9 million, $7.8 million and $15.0 million based upon 10-, 30- and 60-day volume weighted average prices).

·

Pro forma value per share of Camber Common Stock of $0.64 per share was calculated on a “what if” basis by summing the residual value the market assigned to Camber’s Common Stock and the market capitalization of all shares of Viking Common Stock and then dividing the sum by an estimated 85.8 million common share equivalents under the assumption market participants would factor in outstanding common shares and equivalents. The pro forma value per share of Camber Common Stock equated to a 62% discount to Camber’s closing price and a 34% premium to Viking’s Common Stock on April 12, 2023.

·

An equivalent calculation was made by summing the market value of Camber’s Common Stock and the market value of the 44.9 million shares of Viking Common Stock that Camber does not own but seeks to acquire in the proposed transaction, which was $54.7 million on April 12, 2023. Mercer then varied the exchange ratio from 0.2 to 1.2 shares of Camber Common Stock for each share of Viking Common Stock and thereby derived common share equivalents and a proforma “what if” Camber Common Stock price of 41.0 million / $1.33 per share ($0.27 per share of Viking Common Stock) to 97.0 million / $0.56 per share ($0.68 per share of Viking Common Stock).

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Contribution Analysis. Mercer prepared a contribution analysis in which the relative ownership of holders of Camber Common Stock and holders of Viking Common Stock of approximately 31% and 69% without considering common share equivalents was compared to relative contributions of market capitalization and various financial metrics.

Mercer compared the market value of Camber Common Stock and the 44.9 million shares of Camber Common Stock that Camber does now own as of each month-end from October 2022 through March 2023 and as of April 12, 2023. Given the general trend of a declining share price for Camber Common Stock and flat-to-rising price for Viking Common Stock, Mercer calculated that a relative contribution of combined market values of approximately 85% Camber vs 15% Viking as of October 31, 2022 shifted to 61% Camber vs 39% Viking as of April 12, 2023.

Given Camber’s lack of operations, high level of net debt and deficit common stockholders’ equity, measures of relative contribution based on income statement or balance sheet measures were not as relevant other than indicating almost all if not all economic contributions would be attributable to Viking.

Fundamental Indications of Value for Viking. Mercer reviewed Viking’s 2020-2022 historical financial statements and management’s projections for fiscal years 2023-2027 to derive core earnings for each period including earnings before interest, taxes, depreciation and amortization (“EBITDA”). Mercer then considered the historical and projected earnings to develop indications of enterprise value based upon:

·	Capitalization of ongoing earning power of $13.6 million to $14.9 million that reflected the product of ongoing free cash flow of $2.8 million and multiples of 6.1x and 6.6x.

·

Discounted cash flow of $122.8 million with key components including a weighted average cost of capital of 26.3%, EBITDA increasing from $2.8 million in 2023 to $66.7 million in 2027, and a terminal value multiple applied to after-tax cash flows of 4.4x (3.1x EBITDA; no value was attributed to the NOL in the terminal value calculation).

·

Guideline public company comparisons in which median multiples were calculated from 11 micro and small cap companies deemed somewhat comparable to Viking with indicated values of $21.6 million based upon 2022 revenues, $35.6 million based upon 2023 projected revenues and $36.1 million based upon projected 2023 EBITDA.

Going Concern and Liquidity. Both Camber’s and Viking’s auditors have issued warnings regarding their ability to continue to operate as a going concern, including with the 2022 audits. Mercer noted Camber’s ability to make it through 2023 is questionable given only $1.2 million of cash at year-end 2022, deficit EBITDA projected for 2023 of -$2.6 million and a highly indebted balance sheet that implies the ability to secure external financing is questionable. Viking’s liquidity position entails more flexibility given $3.2 million of cash, $3.4 million of debt and 2023 projected EBITDA of $5.4 million. Under a liquidation scenario, holders of Camber Common Stock would likely not see any recovery given Camber’s debt and subordination to the Camber Series C Preferred Stock liquidation preference.

Other Considerations. Mercer made the following observations:

·	The proposed transaction increases the likelihood of Camber maintaining its NYSE American listing whereas delisting may result in a sizable reduction in any quoted value.

·	On a fundamental basis, the Merger appears value-accretive to holders of Camber Common Stock given a lack of intrinsic value for shares of Camber Common Stock.

·	Financial leverage post-Merger will decline given Viking’s lightly levered balance sheet.

·	Some synergies should be realized by eliminating Camber’s public company expenses.

·

In conjunction with the increase in authorized shares, the holder of the previously highly dilutive (expensive) Camber Series C Preferred Stock is expected to convert the remaining 238 shares and presumably sell the shares based upon past practices.

·	New sources of growth capital may become available with resolution of the Camber Series C Preferred Stock that have had a chilling effect on obtaining other sources of capital.

·

The proposed Merger will provide the funds or ability to finance the redemption of Camber’s Series G Preferred Stock for $2.75M cash vs ~81M shares of Camber Common Stock that would be issued upon conversion.

·	The 1:1 common share exchange ratio is well in excess of a market-based exchange ratio, though Mercer attributed no intrinsic value to Camber’s Common Stock.

·

Legacy holders of Camber Common Stock face ownership dilution in Camber (and indirectly in Viking via Camber’s existing ~61% ownership) to 31% of the pro forma outstanding shares of Camber Common Stock and 23% of the Camber Common Stock equivalents from 100% and 74% presently.

·

Jim Doris, CEO of Camber since 2020 and Viking since 2014 who owns no shares of Camber Common Stock versus a modest position in Viking Common Stock, will swap his 100% interest in Viking’s Series C Preferred Stock that is convertible into less than 1% of Viking’s Common Stock for Camber Series A Preferred Stock that will be convertible into the lesser of 9.99% of the shares of Camber Common Stock or 25.0 million shares of Camber Common Stock.

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Process Consideration. Mercer was retained to render a fairness opinion. The transaction was negotiated by Camber and Viking management. Mercer was not asked and did not seek alternative merger opportunities.

Compensation. Pursuant to the engagement letter, Camber agreed to pay Mercer a fee of $82,500 to provide its opinion as to the fairness, from a financial point of view of holders of Camber Common Stock, of the consideration to be paid to the Viking Stockholders in the proposed Merger. No part of Mercer’s fee is contingent upon the conclusion of its analysis or of the Merger. Mercer does not own or make a market in any security that has been issued by Camber or Viking. Mercer has been retained by Camber within the past three years to provide various financial advisory services.

Viking’s Reasons for the Merger; Recommendation of the Viking Board

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Viking Board invested considerable time and conducted substantial due diligence, including consulting with Viking’s management, financial advisor, outside legal counsel and other consultants and advisors, and participating in multiple meetings of the Viking Board.  The Viking Board, in reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and to recommend that Viking Stockholders approve the Viking Merger Proposal and the other proposals presented at the Viking Special Meeting considered a number of factors, including the following material factors:

·

each of Viking’s and Camber’s business, operations, financial condition, stock performance, earnings and prospects (in reviewing these factors, the Viking Board considered Camber’s financial condition, the fact that Camber’s business, operations and risk profile complement those of Viking, creating the opportunity for the combined company to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to Viking’s earnings and prospects on a stand-alone basis or relative to other potential strategic alternatives reasonably available to Viking);

·	the strategic rationale for the Merger, including:

·	the combined company’s ability to maintain Camber’s listing on a national securities exchange, and the increased liquidity of the combined company’s stock as a result;

·	the combined company’s expected revenue and oil and gas asset base and production synergies;

·	its conclusion after its analysis that Viking and Camber have complementary businesses and prospects due to the nature of their operations, and the expectation that the Merger would provide economies of scale, enhanced ability to secure financing and raise capital, cost savings opportunities and enhanced opportunities for growth;

·	the anticipated pro forma financial impact of the Merger on the combined company;

·	the Viking Board’s understanding of the current and prospective environment in which Viking and Camber operate, including national and local economic conditions, and the highly competitive oil and gas environment;

·	the fact that Viking Stockholders as of immediately prior to the completion of the Merger are expected to own approximately 68.7% of the fully-diluted shares of the combined company immediately following the completion of the Merger, without taking into account the number of shares which Camber Series C Preferred Stock and Camber Series G Preferred Stock is convertible into, and will have the opportunity to share in the future growth and expected synergies of the combined company while retaining the flexibility of selling all or a portion of those shares;

·	the expectation that investors will benefit from accelerated growth opportunities, cost synergies, and better financing opportunities, all enhancing stockholder value;

·

the opinion of Scalar delivered to the Viking Board on April 19, 2023, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion (attached as Annex C to this proxy statement/prospectus), the Exchange Ratio  provided for in the Merger Agreement was fair, from a financial point of view, to the holders of Viking Common Stock, as more fully described below in the section “The Merger—Opinion of Viking’s Financial Advisor”;

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·	the terms of the Merger Agreement, including:

·	the customary and reciprocal nature of the representations, warranties, and covenants of Viking and Camber in the Merger Agreement;

·	the flexibility permitted under the interim operating covenants which restrict the conduct of Viking’s business prior to closing, and the fact that Camber is subject to substantially similar provisions;

·	the parties’ covenants to use their respective reasonable best efforts to obtain regulatory approvals, including the commitment of the parties to agree to divestitures or other remedies (other than divestitures or remedies that would result in or would reasonably be expected to result in a material adverse effect on the business of the combined company and its subsidiaries, taken as a whole, after giving effect to the Merger);

·	the corporate governance provisions of the Merger Agreement, including the provisions providing that (i) the combined company’s board of directors would be comprised of five (5) directors, four (4) of which will be determined by Viking, and (ii) James A. Doris, the Chief Executive Officer of Viking, would serve as Chief Executive Officer of the combined company as of the effective time, each of which provisions the Viking Board believes enhances the likelihood that the strategic benefits Viking expects to achieve as a result of the Merger will be realized; and

·	the review of the Viking Board, with the assistance of Viking’s legal and financial advisors, of the terms and conditions of other recent comparable transactions, including the governance terms, consideration mix and announced synergy targets, and its overall belief that the terms of the Merger Agreement were consistent with market practice and in the best interest of Viking and its stockholders.

·	the expectation that the Merger will be generally tax-free for United States federal income tax purposes to Viking’s Stockholders;

·	the relative prices of the parties’ stock at the time of announcement;

·	its review and discussions with Viking’s senior management concerning the due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Camber; and

·	its expectation that the required regulatory approvals could be obtained in a timely fashion.

The Viking Board also considered the potential risks related to the Merger but concluded that the anticipated benefits of combining with Camber were likely to substantially outweigh these risks.  These potential risks included:

·	the risk that the Merger may not be completed despite Viking’s and Camber’s efforts, including the possibility that the conditions to the parties’ obligations to complete the Merger transactions (which include certain conditions that are not within the control of the parties to the Merger Agreement) may not be satisfied or that completion of the Merger may be unduly delayed, and any resulting adverse impacts on Viking, its business and the trading price of Viking Common Stock;

·	the regulatory and other approvals required in connection with the Merger, and the risk that such approvals will not be received in a timely manner or at all or may result in costs and expenses or impose unacceptable conditions;

·	the diversion of management focus and resources from other strategic opportunities and operational matters while working to implement the Merger and integrate the two companies;

·	the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or in the time frame currently contemplated;

·	the possibility of encountering difficulties in successfully integrating Camber’s business, operations and workforce with those of Viking;

·	the risk that Viking or Camber may be subject to lawsuits or other challenges to the Merger, and that the adverse effects of these challenges, including any adverse rulings in lawsuits, may delay or prevent the Merger from being completed or may require Viking or Camber to incur significant costs to address such challenges, including any costs to defend or settle any lawsuits;

·	the difficulties and management challenges inherent in completing the Merger, integrating the businesses and managing an expanded business, operations and workforce of Viking and Camber, potential time commitment, distractions and other factors, including the challenge of blending board and management leadership, harmonizing compensation philosophies, employee compensation arrangements, and the potential loss of key personnel, customers and suppliers during the pendency of the Merger and thereafter;

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·	the fees and expenses related to the Merger and the integration of the businesses, operations and workforce of Viking and Camber;

·	the fact that certain provisions of the Merger Agreement, although reciprocal, may have the effect of discouraging proposals for alternative acquisition transactions involving Viking, including: (i) the restriction on Viking’s ability to solicit proposals for alternative transactions; and (ii) the requirement that the Viking Board submit the Merger Agreement to Viking Stockholders for approval in certain circumstances, even if it withdraws or changes its recommendation for the Merger;

·	the terms of the Merger Agreement that restrict Viking’s abilities to operate its business outside of the ordinary course before closing;

·	the limitations on the ability of the Viking Board to change its recommendation to Viking Stockholders under the terms of the Merger Agreement; and

·	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

The Viking Board determined that the benefits expected to be achieved for Viking and Viking Stockholders as a result of the Merger outweighed these potential risks and uncertainties.  The Viking Board recognized that there can be no assurance of future results, including results considered or expected as disclosed in this section of the joint proxy statement/prospectus.

This discussion of the information and factors considered by the Viking Board includes material factors considered by the Viking Board, but it is not intended to be exhaustive and may not include all the factors considered by the Viking Board.  In view of the wide variety of factors considered, and the complexity of these matters, the Viking Board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.  Rather, the Viking Board viewed its decision and respective recommendations as being based on the totality of the information presented to and factors considered by it, including discussions with, and questioning of, Viking management and Viking’s financial and legal advisors.  In addition, individual members of the Viking Board may have given differing weights to different factors.  It should be noted that this explanation of the reasoning of the Viking Board and certain information presented in this section are forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

In considering the recommendation of the Viking Board, you should be aware that certain directors and executive officers of Viking may have interests in the Merger that are different from, or in addition to, interests of Viking Stockholders generally and may create potential conflicts of interest.  The Viking Board was aware of these interests and considered them when evaluating and negotiating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and in making their respective recommendations, including the Viking Board’s recommendation that Viking Stockholders approve the Viking Merger Proposal, the Viking Charter Amendment Proposal and the other proposals presented at the Viking Special Meeting.  See “The Merger—Interests of Viking Directors and Executive Officers in the Merger”.

For the reasons set forth above, the Viking Board recommends that the Viking Stockholders vote “FOR” the Viking Merger Proposal and “FOR” the Viking Charter Amendment Proposal.

Opinion of Viking’s Financial Advisor

Pursuant to an engagement letter, Viking retained Scalar as its financial advisor in connection with the Merger.

On April 19, 2023, Scalar delivered its written opinion to the Viking Board, as to the fairness, from a financial point of view, as of such date, to the holders of Viking Common Stock of the Exchange Ratio provided for in the Merger (without giving effect to any impact of the Merger on any particular holder of Viking Common Stock other than in its capacity as a holder of Viking Common Stock), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion.

The full text of Scalar’s written opinion, dated April 19, 2023, which sets forth the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken, and other matters considered by Scalar in connection with the opinion, is attached to this proxy statement/prospectus as Annex C. The summary of Scalar’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Scalar’s written opinion. Scalar’s advisory services and opinion were provided for the information and assistance of the Viking Board and the opinion does not constitute a recommendation as to how any holder of Viking Common Stock should vote or act (including with respect to any redemption rights) with respect to the transaction or any other matter.

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On April 19, 2023, Scalar delivered its opinion to the Viking Board, as to the fairness, from a financial point of view, as of such date, to the holders of Viking Common Stock of the Exchange Ratio provided for in the Merger (without giving effect to any impact of the Merger on any particular holder of Viking Common Stock other than in its capacity as a holder of Viking Common Stock), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion.  For purposes of Scalar’s opinion and this summary, the Exchange Ratio consisted of each share of Viking Common Stock being converted in the Merger into the right to receive one (1) share of Camber Common Stock.

The full text of Scalar’s written opinion, dated April 19, 2023, which sets forth the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken, and other matters considered by Scalar in connection with the opinion, is attached to this proxy statement/prospectus as Annex C. The summary of Scalar’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Scalar’s written opinion. Scalar’s advisory services and opinion were provided for the information and assistance of the Viking Board and the opinion does not constitute a recommendation as to how any shareholder of Viking should vote or act with respect to the Merger or any other matter.

In arriving at its opinion, Scalar, among other things:

·	reviewed the Merger Agreement;

·	reviewed certain publicly available financial statements and other business and financial information of Viking and Camber, respectively;

·	reviewed certain internal financial statements and other financial and reporting data concerning Viking;

·	reviewed certain financial projections prepared by management of Viking (the “Viking Forecasts”);

·

discussed the rationale, timeline, and process leading up to the execution of the Merger Agreement as well as the operations, financial condition, future prospects and projected operations, and performance of Viking and Camber with senior executives of Viking;

·	compared the financial performance of Viking and Camber with that of other publicly-traded companies Scalar deemed relevant; and

·	performed such other analyses, reviewed other information, and considered other factors Scalar deemed appropriate.

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In performing its analyses and rendering its opinion, Scalar relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information and data that was publicly available or was furnished, or otherwise made available to Scalar or discussed with or reviewed by Scalar. Scalar also relied upon the assurances of the management of Viking that they are not aware of any facts or circumstances that would make any such information or data inaccurate or misleading in any respect.  With respect to the Viking Forecasts, Scalar was advised by Viking, and assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Viking as to the future financial performance of Viking.  Additionally, Scalar assumed with respect to any other financial forecasts, estimates and other forward-looking information reviewed by Scalar, that all such information had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the preparer as to the future financial performance of the subject entities.

Scalar assumed no responsibility for and expressed no opinion with respect to the Viking Forecasts or to any other financial forecasts, estimates and other forward-looking information reviewed by Scalar or, in each case, the assumptions on which they were based. Scalar relied upon, with Viking’s consent, (a) the assumptions of the management of Viking and third-party data sources, as to all accounting, legal, tax and financial reporting matters with respect to Viking, Camber and the Merger, and (b) that Viking has been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law in connection with the Merger have been duly, validly and timely taken. Scalar is not a legal, accounting, regulatory, or tax expert and Scalar’s opinion does not address any legal, regulatory, taxation, or accounting matters, as to which Scalar understands that Viking has obtained such advice as Viking deemed necessary from qualified professionals, and Scalar has assumed the accuracy and veracity of all assessments made by such advisors to Viking with respect to such matters.

In arriving at Scalar’s opinion, Scalar assumed, at the direction of Viking, that the Merger would be consummated in accordance with its terms, without waiver, and the Merger Agreement will not be modified or amended in any respect. Scalar relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger are correct, (ii) there has been no material change in the assets, financial condition, business or prospects of Viking since the date of its most recent financial statements and other information made available to Scalar. Additionally, Scalar assumed that all necessary governmental, regulatory and other approvals and consents required for the Merger would be obtained without delay, limitation, restriction, condition and otherwise in a manner that will not adversely affect Viking or the contemplated benefits to the parties of the Merger.

In arriving at Scalar’s opinion, Scalar did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent, or other) of Viking or Camber, and were not furnished or provided with any such appraisals or valuations, nor did Scalar evaluate the solvency of Viking or Camber under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Scalar in connection with Scalar’s opinion were going concern analyses, assuming the Merger was consummated in accordance with the terms of the Merger Agreement. Without limiting the generality of the foregoing, Scalar have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Viking or Camber is a party or may be subject, and at the direction of Viking and with its consent, Scalar’s opinion made no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes, liabilities or damages arising out of any such matters.

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Scalar’s opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Scalar as of, the date of Scalar’s opinion.  As Viking was aware, the credit, financial and stock markets have been experiencing unusual volatility and Scalar expressed no opinion or view as to any potential effects of such volatility on Viking, Camber or the Merger.  Scalar’s opinion is necessarily based upon the information available to us and facts and circumstances as they exist on the date hereof and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing Scalar’s opinion. Scalar has not undertaken to update, reaffirm or revise Scalar’s opinion or otherwise comment upon any events occurring after the date hereof, material information provided to Scalar after the date hereof, or any change in facts or circumstances that occur after the date hereof, and do not have any obligation to update, revise or reaffirm Scalar’s opinion.

Scalar was engaged by Viking to act as financial advisor to the Board in connection with the Merger, and Scalar will receive a fee from Viking for providing its services. Scalar will also receive a fee for rendering Scalar’s opinion. No portion of these fees is refundable or contingent upon the consummation of the Merger or the conclusion reached in Scalar’s opinion. Viking has also agreed to indemnify Scalar against certain liabilities and reimburse Scalar for certain expenses in connection with Scalar’s services. Scalar may, in the future, provide financial advisory and valuation services to Viking and may receive fees for the rendering of such services. In the ordinary course of business, certain of Scalar’s employees and affiliates, or entities in which they have invested, may hold or trade, for their own accounts and the accounts of their investors, securities of Viking, Camber or certain of their respective affiliates, and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the Merger and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Board.  Scalar’s opinion is not intended to be, and does not constitute, a recommendation to any shareholder of Viking as to how such shareholder should act or vote with respect to the Merger or any other matter. Scalar’s opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to Scalar or Scalar’s opinion be made, without Scalar’s prior written approval.

Scalar expressed no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified in Scalar’s opinion), including, without limitation, the form or structure of the Merger.  Scalar’s opinion addresses solely the fairness to the holders of Viking Common Stock of the Exchange Ratio, from a financial point of view, and does not address any other terms or agreements relating to the Merger, and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. Scalar was not requested to opine as to, and Scalar’s opinion does not address, the business decision to proceed with or effect the Merger, the market prices of the equity, the merits of the Merger relative to any alternative transaction or business strategy that may be available to Viking.

Furthermore, Scalar expressed no opinion or view with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the consideration to be paid in the Merger or with respect to the fairness of any such compensation. This letter should not be construed as creating any fiduciary duty of Scalar to any party. To the extent any of the foregoing assumptions or any of the facts on which this Scalar’s opinion is based prove to be untrue in any respect, Scalar’s pinion cannot and should not be relied upon.  The issuance of Scalar’s opinion was approved by Scalar’s fairness committee.

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Summary of Scalar’s Financial Analysis

The following is a summary of the material financial analyses delivered by Scalar to the Viking Board in connection with rendering the opinion described above.  The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Scalar, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Scalar.  Scalar may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Scalar’s view of the actual value of the Company.  Some of the summaries of the financial analyses set forth below include information presented in tabular format.  In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Scalar.  Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Scalar’s financial analyses and its opinion.

In performing its analyses, Scalar made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Viking, Camber, or any other parties to the Merger.  Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the parties to the Merger Agreement, Scalar or any other person assumes responsibility if future results are materially different from those forecasted.  In addition, these analyses do not purport to be appraisals or reflect the prices at which businesses or securities may actually be sold.  Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on April 14, 2023, and is not necessarily indicative of current market conditions.  The estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on financial projections, and estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

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Selected Companies Analysis

Scalar reviewed certain financial data for selected companies with publicly traded equity securities that Scalar deemed relevant for purposes of this analysis based on various factors, including their product offerings within the industrials industry, their product offerings within the oil and gas exploration and production industry, and their business model.  The financial data reviewed included:

·	Enterprise value as a multiple of reported revenue for last twelve months period, or LTM revenue;

·	Enterprise value as a multiple of estimated revenue for the next twelve months period, or NTM revenue;

·	Enterprise value as a multiple of reported net income before interest expense, income tax expense, depreciation and amortization, or EBITDA, for last twelve months period, or LTM EBITDA; and

·	Enterprise value as a multiple of estimated EBITDA for the next twelve months period, or NTM EBITDA.

·	Unlevered Beta, an input to the estimation of the Weighted Average Cost of Capital, or WACC;

The selected companies and corresponding financial data included the following:

($ in millions) Selected Companies	Market Capitalization	Enterprise Value	LTM Revenue	LTM EBITDA	NTM Revenue	NTM EBITDA	Unlevered Beta
Industrials
American Superconductor Corporation	$124.9	$101.3	$102.6	$(27.4)	$118.0	$(16.0)	1.38
Babcock & Wilcox Enterprises, Inc.	534.2	839.7	889.8	65.7	960.3	100.8	1.22
Bloom Energy Corporation	3,802.0	4,371.6	1,199.1	(102.7)	1,472.3	76.5	2.42
Capstone Green Energy Corporation	23.5	62.2	74.8	(9.2)	85.4	(1.5)	0.78
Caterpillar Inc.	115,496.2	146,469.2	59,427.0	11,895.0	63,365.9	11,979.5	0.87
Cummins Inc.	33,065.1	39,748.1	28,074.0	3,787.0	31,718.1	4,737.5	0.82
Evoqua Water Technologies Corp.	6,085.6	6,843.4	1,806.7	258.5	1,894.0	333.5	1.62
Generac Holdings Inc.	6,295.8	7,706.2	4,564.7	724.2	4,093.7	681.2	0.97
Harsco Corporation	540.6	1,869.6	1,889.1	235.7	1,929.9	247.3	0.70
Ingersoll Rand Inc.	22,556.1	23,757.1	5,916.3	1,312.2	6,423.7	1,607.8	1.29
Pioneer Power Solutions, Inc.	47.7	38.1	27.0	(3.6)	42.1	0.9	0.20
Polar Power, Inc.	14.2	16.2	16.1	(5.0)	N/A	N/A	0.75
Regal Rexnord Corporation	8,723.3	10,092.7	5,217.9	1,040.5	6,600.0	1,425.5	0.88
Stericycle, Inc.	3,882.4	5,339.9	2,704.7	431.0	2,758.2	440.7	0.96
Thermon Group Holdings, Inc.	774.9	871.9	420.7	76.2	452.6	99.7	1.13

Median	3,802.0	4,371.6	1,806.7	235.7	1,912.0	290.4	0.96
Mean	13,464.4	16,541.8	7,488.7	1,311.9	8,708.2	11,551.0	1.07
75th Percentile	7,509.6	8,899.5	4,891.3	882.3	5,841.2	1,239.4	1.25
25th Percentile	329.6	470.5	261.6	(4.3)	579.5	82.3	0.80

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Oil and Gas Exploration and Production
Epsilon Energy Ltd.	$130.0	$84.8	$70.0	$53.4	N/A	N/A	0.31
Mexco Energy Corporation	27.0	26.4	9.5	6.6	N/A	N/A	1.16
PEDEVCO Corp.	85.4	56.0	30.0	13.8	39.1	17.7	1.16
PHX Minerals Inc.	102.6	133.7	68.3	29.5	46.2	22.8	0.51
U.S. Energy Corp.	32.8	40.3	41.5	7.5	44.8	13.8	0.70

Median	85.4	56.0	41.5	13.8	44.8	17.7	0.70
Mean	75.6	68.2	43.9	22.1	43.4	18.1	0.77
75th Percentile	102.6	84.8	68.3	29.5	45.5	20.2	1.16
25th Percentile	32.8	40.3	30.0	7.5	42.0	15.8	0.51

	Enterprise Value /
Selected Companies	LTM Revenue		LTM EBITDA		NTM Revenue		NTM EBITDA
Industrials
American Superconductor Corporation	1.00	x	N/A		0.90	x	N/A
Babcock & Wilcox Enterprises, Inc.	0.90	x	12.80	x	0.90	x	8.30	x
Bloom Energy Corporation	3.60	x	N/A		3.00	x	N/A
Capstone Green Energy Corporation	0.80	x	N/A		0.70	x	N/A
Caterpillar Inc.	2.50	x	12.30	x	2.30	x	12.20	x
Cummins Inc.	1.40	x	10.50	x	1.30	x	8.40	x
Evoqua Water Technologies Corp.	3.80	x	N/A		3.60	x	N/A
Generac Holdings Inc.	1.70	x	10.60	x	1.90	x	11.30	x
Harsco Corporation	1.00	x	7.90	x	1.00	x	7.60	x
Ingersoll Rand Inc.	4.00	x	N/A		3.70	x	N/A
Pioneer Power Solutions, Inc.	1.40	x	N/A		0.90	x	N/A
Polar Power, Inc.	1.00	x	N/A		N/A		N/A
Regal Rexnord Corporation	1.90	x	9.70	x	1.50	x	7.10	x
Stericycle, Inc.	2.00	x	12.40	x	1.90	x	12.10	x
Thermon Group Holdings, Inc.	2.10	x	11.40	x	1.90	x	8.70	x

Median	1.70	x	11.00	x	1.70	x	8.55	x
Mean	1.94	x	10.95	x	1.82	x	9.46	x
75th Percentile	2.30	x	12.33	x	2.20	x	11.50	x
25th Percentile	1.00	x	10.30	x	0.93	x	8.13	x
Oil and Gas Exploration and Production
Epsilon Energy Ltd.	1.20	x	1.60	x	N/A		N/A
Mexco Energy Corporation	2.80	x	4.00	x	N/A		N/A
PEDEVCO Corp.	1.90	x	4.10	x	1.40	x	3.20	x
PHX Minerals Inc.	2.00	x	4.50	x	2.90	x	5.90	x
U.S. Energy Corp.	1.00	x	N/A		0.90	x	2.90	x

Median	1.90	x	4.05	x	1.40	x	3.20	x
Mean	1.78	x	3.55	x	1.73	x	4.00	x
75th Percentile	2.00	x	4.20	x	2.15	x	4.55	x
25th Percentile	1.20	x	3.40	x	1.15	x	3.05	x

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“N/A” refers to not applicable, i.e. financial data was not available or a multiple could not be calculated or was excluded by Scalar as an outlier.

Taking into account the results of the selected companies analysis, Scalar applied selected multiple ranges of 1.00x to 1.70x LTM Industrials revenue, 0.93x to 1.70x Industrials NTM revenue, and 1.15x to 1.40x NTM Oil and Gas Exploration and Production revenue to corresponding financial data for Viking. The results of the selected companies analysis have been incorporated below in the “Summary Analysis” with the results of the discounted cash flow analysis and historical cost analysis.

Discounted Cash Flow Analysis

Taking into account the estimation of unlevered beta contained in the selected companies analysis, Scalar applied a WACC of 8.9% to 10.9% to the Viking Oil and Gas financial projections, and a WACC of 17.3% to 22.3% to the Simson Maxwell and Viking Corporate Overhead financial projections. Scalar excluded the Viking Ozone and Viking Open Conductor Detection financial projections from the discounted cash flow analysis. Scalar included Viking’s off balance sheet arrangement that guarantees that Camber’s notes issued to Discover Growth Fund, LLC will be paid by Viking if Camber defaults on the notes and non-interest bearing amounts that Viking owes to Camber as a result of previous cash advancements as adjustments to the Discounted Cash Flow Analysis related to the Viking Corporate Overhead financial projections. The results of the discounted cash flow analysis have been incorporated below in the “Summary Analysis” with the results of the selected companies analysis and historical cost analysis.

Historical Cost Analysis

                Scalar noted that Viking Ozone and Viking Open Conductor Detection had not generated any royalty revenue for Viking since the acquisition of the intellectual property held in business units in 2022. Scalar estimated the value of these business units at their historical cost to Viking.

Camber Analysis

Scalar applied a selected multiple range of 1.20x to 1.90x LTM Oil and Gas Exploration and Production revenue to corresponding financial data for Camber.

Summary Analysis

After combining and analyzing the results of the selected companies analysis, discounted cash flow analysis, and historical cost analysis, Scalar noted that the intrinsic value of Viking’s equity was less than zero dollars in each of the scenarios that Scalar analyzed. Scalar noted that the value of the consideration to be received by holders of Viking Common Stock in the Merger implied by the Exchange Ratio was greater than the closing price per share of Viking Common Stock on April 14, 2023, greater than the 20-Day volume weighted average price of Viking Common Stock on April 14, 2023, and greater than the intrinsic value of the Viking Common Stock estimated by Scalar. Scalar did not give any effect to potential future dilution of the Camber Common Stock from the conversion of the Camber  Series C Preferred Stock to Camber Common Stock shares because Viking and Camber management communicated to Scaler that such conversion would not occur. Finally, Scalar combined the intrinsic value of Viking’s equity and the intrinsic value of Camber’s equity and still estimated that the pro forma value of Camber’s equity after the Effective Time would be, although less than zero dollars in each of the scenarios that Scalar analyzed, greater than the equity value of Viking on a standalone basis. In Scalar’s view, the results of all of the preceding analyses, observations and circumstances, taken as a whole, supported its assessment of the financial fairness of the Exchange Ratio.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Scalar’s opinion. In arriving at its fairness determination, Scalar considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Scalar made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Viking or the Merger.

Scalar’s financial analyses and opinion were only one of many factors taken into consideration by the Viking Board in its evaluation of the Merger.  Consequently, the analyses described above should not be viewed as determinative of the views of the Viking Board or management of Viking with respect to the Consideration or as to whether the Viking Board would have been willing to determine that different consideration was fair.  The consideration for the transaction was determined through arm’s-length negotiations between the Viking and Camber and was approved by the Viking Board.  Scalar did not advise the Viking Board during these negotiations, nor did it recommend any specific amount of consideration to Viking or the Viking Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Scalar in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Scalar attached hereto as Annex C.

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Scalar and its affiliates are engaged in transaction advisory, financial reporting, litigation consulting, tax and other financial and non-financial activities and services for various persons and entities. Scalar was engaged by the Viking to render its opinion to the Viking Board and Scalar received a fee of $85,000 from Viking for providing its services and rendering its opinion. No portion of these fees was refundable or contingent upon the consummation of the Merger or the conclusion reached in Scalar’s opinion. Viking has also agreed to indemnify Scalar against certain liabilities and reimburse Scalar for certain expenses in connection with Scalar’s services. In the past, Scalar and its affiliates have provided advisory services to the Viking and its affiliates related to the proposed Merger, for which Scalar and its affiliates received compensation, including having provided a fairness opinion.  Scalar and its affiliates may also seek to provide such services to Viking, Camber, and their respective affiliates in the future and expect to receive fees for the rendering of these services.  In the ordinary course of business, certain of Scalar’s employees and affiliates, or entities in which they have invested, may hold or trade, for their own accounts and the accounts of their investors, securities of the Viking and Camber and, accordingly, may at any time hold a long or short position in such securities.

The issuance of Scalar’s opinion was approved by an authorized committee of Scalar. The Viking Board selected Scalar to provide its opinion in connection with the Merger based on Scalar’s reputation and experience.  Scalar is a valuation firm that has substantial experience in transactions similar to the Merger.

Certain Unaudited Prospective Financial Information

Camber and Viking do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, earnings or other results due to, among other reasons, the inherent uncertainty and subjectivity of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.  However, Camber and Viking are including certain unaudited prospective financial information in this section of this joint proxy statement/prospectus solely because it was among the financial information provided to and considered by Mercer and Scalar for the purpose of performing financial analyses in connection with the delivery of their respective fairness opinions, as described above in the sections titled “The Merger—Opinion of Camber’s Financial Advisor” and “The Merger—Opinion of Viking’s Financial Advisor”.  We refer in this joint proxy statement/prospectus to the unaudited prospective financial information included in this section of this joint proxy statement/prospectus, collectively, as the “Prospective Financial Information”.

The Prospective Financial Information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles (“GAAP”).  The Prospective Financial Information is not being included in this joint proxy statement/prospectus in order to influence any Camber Stockholder or Viking Stockholder as to whether or how such stockholder should vote or act with respect to the approval of any of the proposals presented at the Camber Special Meeting or the Viking Special Meeting or any other matter.

Although presented with numeric specificity, the Prospective Financial Information reflects numerous estimates and assumptions made by the respective management of Camber and Viking, as applicable, at the time such Prospective Financial Information was prepared or approved for use by the financial advisors.  The estimates and assumptions underlying the Prospective Financial Information involve judgments with respect to, among other things, economic, competitive, financial, market and industry conditions and future business decisions and contingencies that may not be realized and that are inherently subject to significant business, economic, competitive, financial, market and industry uncertainties and risks, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Camber and Viking operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus and in the reports that Camber and Viking file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Camber and Viking and will be beyond the control of the combined company.  There can be no assurance that the underlying assumptions would prove to be accurate or that the expected contingencies or estimated results would be realized, and actual results could differ materially from those reflected in the Prospective Financial Information, whether or not the Merger is completed.  Further, these assumptions do not include all potential actions that the management of Camber or Viking could or might have taken during these time periods.  The inclusion in this joint proxy statement/prospectus of the Prospective Financial Information below should not be regarded as an indication that Camber, Viking or their respective boards of directors or advisors considered, or now consider, this Prospective Financial Information to be material information to any Camber Stockholders or Viking Stockholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such Prospective Financial Information.  The Prospective Financial Information is not fact and should not be relied upon as being necessarily indicative of actual future results.

The Prospective Financial Information also reflects numerous variables, expectations and assumptions based on information available to the respective management of Camber and Viking, as applicable, at the time it was prepared, that are subject to change and do not take into account changes in such variables, expectations, assumptions or information or in any underlying circumstances or events occurring after the date they were prepared.  No assurances can be given that if the Prospective Financial Information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar variables, expectations or assumptions would be used and similar prospective financial information would be prepared.  In addition, the Prospective Financial Information may not reflect the manner in which the combined company would operate after the Merger.  Neither Camber nor Viking have updated the Prospective Financial Information included in this joint proxy statement/prospectus, and neither Camber, nor Viking, after completion of the Merger, the combined company, undertakes any obligation to update or otherwise revise the Prospective Financial Information, to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated circumstances or events, even in the event that any or all of the underlying variables, expectations, assumptions or information are shown to be in error, or to reflect changes in economic, competitive, financial, market or industry conditions.

In light of the foregoing, and considering that the Camber Special Meeting and the Viking Special Meeting will be held several months after the Prospective Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Camber Stockholders and Viking Stockholders are cautioned not to place unwarranted reliance on such information, and are urged to review Camber’s and Viking’s most recent SEC filings for a description of their reported financial results and the financial statements of Camber and Viking, which information is also included herein under “Index to the Financial Statements”.  See also “Where You Can Find More Information” beginning on page 202 of this joint proxy statement/prospectus for further information.

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The Prospective Financial Information was prepared by management of Camber and Viking, as applicable.  Turner, Stone & Company, L.L.P., both Viking’s and Camber’s independent registered public accounting firm, has not audited, reviewed, examined, compiled or applied agreed upon procedures with respect to the prospective financial information and, accordingly, Turner, Stone & Company, L.L.P.  has not expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.  The reports of the independent registered public accounting firms included in this joint proxy statement/prospectus relate to the historical financial information of Camber and Viking, respectively.  Such reports do not extend to the Prospective Financial Information and should not be read to do so.  No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the Prospective Financial Information.

By including in this joint proxy statement/prospectus a summary of the Prospective Financial Information, neither Camber nor Viking, nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Camber, Viking or the combined company compared to the information contained in the Prospective Financial Information.

Viking Prospective Financial Information

The following table sets forth selected unaudited Prospective Financial Information representing Viking management’s evaluation of Viking’s estimated future financial performance on a stand-alone basis, without reference to the Merger.  This unaudited Prospective Financial Information was prepared by Viking management and was provided to Scalar and Mercer for the purpose of performing financial analyses in connection with the delivery of their respective fairness opinions.

The following table sets forth certain summarized prospective financial and operating information regarding Viking for the years 2023 through 2027, based on the respective price assumptions indicated above, which information was prepared by Viking’s management.

VIKING ENERGY GROUP

CONSOLIDATED FINANCIAL FORECAST

	2023E	2024E	2025E	2026E	2027E
INCOME STATEMENT

Revenue
Oil and gas	$1,155,00	$1,155,000	$1,155,000	$1,155,000	$1,155,000
Units and Parts	25,817,320	31,269,231	39,492,308	53,226,923	62,818,269
Service and repairs	16,807,432	17,917,366	19,062,751	20,015,888	21,016,683
Royalties	3,750,000	15,000,000	37,500,000	75,000,000	112,500,000
Total Revenues	47,529,752	65,341,597	97,210,058	149,397,811	197,489,952

Operating expenses
Cost of goods sold	$29,480,743	$33,024,721	$38,623,761	$47,793,898	$54,473,593
Lease operating costs	846,800	846,800	846,800	846,800	846,800
General & administrative	11,816,877	12,616,244	13,587,243	14,845,116	15,861,486
Stock based compensation	—	—	—	—	—
Depreciation, Depletion & Amortization	636,499	638,701	638,701	638,701	638,701
Accretion – ARO	81,557	81,557	81,557	81,557	81,557
Total operating expenses	42,862,476	47,208,022	53,778,061	64,206,072	71,902,136

Income (loss) from operations	4,667,276	18,133,575	43,431,997	85,191,740	125,587,816

Other income (expense)
Interest Expense	(468,267)	(510,384)	(485,634)	(341,665)	(297,712)
Authorization of debt discount	(9,390)	(9,390)	(5,634)	—	—
Interest income	—	—	—	—	—
Other income (expense)	—	—	—	—	—
Total other income (expense)	(477,657)	(519,774)	(491,269)	(341,665)	(297,712)

Net income (loss) before tax	$4,189,619	$17,613,800	$42,940,729	$84,850,075	$125,290,104
Income Tax
Net income (loss)	4,189,619	17,613,800	42,940,729	84,850,075	125,290,104
Net income (loss) attributable to non-controlling interest	2,523,377	8,558,247	20,469,441	40,147,046	59,418,345
Net income (loss) attributable to Viking	1,666,243	9,055,554	22,471,287	44,703,028	65,871,759

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Assumptions:

The prospective financial and operating information regarding Viking in the table above are based also on the following assumptions:

a.	No new acquisitions or divestitures during the forecast period.

b.	Oil and gas projected upon current portfolio and run rates.

c.	Simson-Maxwell forecast based upon approved business plan for 2023, detailed forecast for 2024 and 2025, and profits and loss metric assumption for 2026 and 2027.

d.	Viking Ozone forecast based upon latest year-end valuation model.

e.	Viking Sentinel forecast based upon latest year-end valuation model.

f.	Excludes ESG license opportunities as the scale and timing of such license opportunities are still unknown.

Regulatory Approvals

Under the terms of the Merger Agreement, Camber is required to use its reasonable best efforts to cause the shares of Camber Common Stock to be issued in the Merger to be approved for listing on the NYSE American, subject to official notice of issuance, prior to the effective time of the Merger.  Neither Camber nor Viking will be required to complete the Merger if such shares are not authorized for listing on the NYSE American.

Additionally, in the event the NYSE American determines that the Merger constitutes, or will constitute, a “back-door listing”/“reverse merger”, Camber (and the Camber Common Stock) is required to qualify for initial listing on the NYSE American, pursuant to the applicable guidance and requirements of the NYSE, as a condition to closing the Merger.

While we do not currently anticipate needing to obtain any regulatory approvals in connection with the Merger, other than the approval of the NYSE American to list shares of Camber Common Stock issuable to Viking Stockholders pursuant to the Merger Agreement, there can be no assurance that a challenge to the Merger on antitrust or other regulatory grounds will not be made or, if such a challenge is made, that it would not be successful.

Additionally, the Texas Railroad Commission, and U.S. state attorney generals could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Merger or permitting completion subject to regulatory conditions.  Private parties may also seek to take legal action under regulatory laws under some circumstances.  There can be no assurance that a challenge to the Merger on antitrust or other regulatory grounds will not be made or, if such a challenge is made, that it would not be successful.

Board of Directors and Management of Camber Following the Completion of the Merger

Following completion of the Merger, James A. Doris, the current Chief Executive Officer and Director of Viking, and current Chief Executive Officer and Chairman of the board of directors of Camber, will serve as Chief Executive Officer of the combined company, and certain other current executive officers of Viking will serve as executive officers of the combined company. Otherwise, no determination has been made as to which of the officers and directors from Camber and Viking, respectively, will continue to serve on the board of directors and management of the combined company after the Merger, nor has there been a determination as to the size of the board of directors of the combined company.

Interests of Viking Directors and Executive Officers in the Merger

In considering the recommendation of the Viking Board with respect to the Viking Proposals, Viking Stockholders should be aware that the directors and executive officers of Viking have interests in the Merger that may be different from, or in addition to, the interests of Viking Stockholders generally.  The members of the Viking Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and in determining to recommend that Viking Stockholder approve the Viking Proposals.

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Viking Series C Preferred Stock

As of April 20, 2023, Viking’s Chief Executive Officer and director, James Doris, holds 28,092 shares of Viking Series C Preferred Stock, with each share of preferred stock entitling the holder thereof to 37,500 votes on all matters submitted to the vote of the Viking Stockholders.

Pursuant to the terms of the Merger Agreement, at closing of the Merger, each outstanding share of Viking Series C Preferred Stock will be exchanged in the Merger, for one share of New Camber Series A Preferred Stock of Camber.  Each share of New Camber Series A Preferred Stock will (1) have no right to vote on any matters, questions or proceedings of Camber, except: (i) on a proposal to increase or reduce Camber’s authorized share capital, (ii) on a resolution to approve the terms of any buy-back agreement, (iii) on a proposal to wind up Camber, (iv) on a proposal for the disposal of all or substantially all of Camber’s property, business and undertaking, (f) during the winding-up of Camber, and/or (g) with respect to a proposed merger or consolidation in which Camber is a party or a subsidiary of Camber is a party, in each case on an as-converted basis (subject to a 9.99% beneficial ownership limitation); (2) will receive, upon the occurrence of a liquidation of Camber, the same amount of consideration that would have been due if such shares of New Camber Series A Preferred Stock had been converted into Camber Common Stock immediately prior to such liquidation; and (3) provide rights for each such shares of New Camber Series A Preferred Stock to convert, at the option of the holder thereof, into 890 shares of Camber Common Stock.  The New Camber Series A Preferred Stock does not have any redemption rights and shares equally in any dividends authorized by the Camber Board for distribution to holders of Camber Common Stock, on an as-converted basis.

It is currently contemplated that due to Mr. Doris’ ownership of Viking Series C Preferred Stock prior to the effective time, and Camber Series A Preferred Stock following the effective time of the Merger, that Mr. Doris will own less than 1% of Camber’s voting shares immediately following the effective time of the Merger, which percentage will ultimately be dependent on several factors, including the number of outstanding shares of common stock of Camber and Viking (on a fully-diluted basis) at closing of the Merger and other factors.  See also “Share Ownership of Certain Beneficial Owners and Management/Directors of Combined Company Subsequent to Merger”.

Continuing Employment

James Doris, Viking’s Chief Executive Officer and director, does not currently have a written employment agreement with Viking, although Viking has orally agreed to pay Mr. Doris’s entity $30,000 per month for Mr. Doris’s services as Chief Executive Officer.  It is expected that immediately prior to, or shortly following, the closing of the Merger, Mr. Doris will enter into a written employment agreement with Viking or Camber, as applicable, pursuant to which, in addition to receiving cash remuneration, Mr. Doris may receive shares, options and/or warrants of Viking or Camber, as applicable, which would be in addition to any securities currently held by Mr. Doris or which may be issued to him in connection with the Merger.

Indemnification

Pursuant to the terms of the Merger Agreement, Viking’s directors and executive officers will be entitled to ongoing indemnification from the surviving company pertaining to matters existing or occurring at or prior to the Merger for as long as permitted by law following the effective time of the Merger.  This indemnification is further described in the section entitled “The Merger Agreement— Covenants and Agreements - Director and Officer Indemnification and Insurance.”

Membership on the Board of Directors

No determination has been made as to which of the directors from Camber and Viking, respectively, will continue to serve on the board of directors of the combined company after the Merger, nor has there been a determination as to the size of the board of directors of the combined company.

Information regarding the proposed management of Camber is set forth above under “Board of Directors and Management of Camber Following The Completion of the Merger” and “The Merger Agreement – Combined Company Governance and Headquarters Matters”.

Interests of Camber Directors and Executive Officers in the Merger

The directors and executive officers of Camber will receive no extra or special benefit that is not shared on a pro rata basis by all other Camber Stockholders in connection with the Merger, except as described herein.  None of Camber’s officers or directors will receive any severance or other additional compensation as a result of the Merger (except as discussed below).  In considering the recommendation of the Camber with respect to the Camber Proposals, Camber Stockholders should be aware that the directors and executive officers of Camber have interests in the Merger that may be different from, or in addition to, the interests of Camber Stockholders generally.  The members of the Camber Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and in determining to recommend that Camber Stockholders approve the Camber Proposals.

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Continuing Employment

James Doris, Camber’s Chief Executive Officer and director, does not currently have a written employment agreement with Camber.  It is expected that immediately prior to, or shortly following, the closing of the Merger, Mr. Doris will enter into a written employment agreement with Viking or Camber, as applicable, pursuant to which, in addition to receiving cash remuneration, Mr. Doris may receive shares, options and/or warrants of Viking or Camber, as applicable, which would be in addition to any securities currently held by Mr. Doris or which may be issued to him in connection with the Merger.

Indemnification

Pursuant to the terms of the Merger Agreement, Camber’s directors and executive officers will be entitled to ongoing indemnification from the surviving company pertaining to matters existing or occurring at or prior to the Merger for as long as permitted by law following the effective time of the Merger.  This indemnification is further described in the section entitled “The Merger Agreement— Covenants and Agreements - Director and Officer Indemnification and Insurance.”

Membership on the Board of Directors

No determination has been made as to which of the directors from Camber and Viking, respectively, will continue to serve on the board of directors of the combined company after the Merger, nor has there been a determination as to the size of the board of directors of the combined company.

Information regarding the proposed management of Camber is set forth above under “Board of Directors and Management of Camber Following The Completion of the Merger” and “The Merger Agreement – Combined Company Governance and Headquarters Matters”.

Indemnification and Insurance

The Merger Agreement provides that after the effective time of the Merger, the combined company will indemnify and hold harmless and will advance expenses as incurred, in each case to the maximum extent permitted by applicable law, such persons that are indemnified as of the date of the Merger Agreement by Viking pursuant to the Viking articles of incorporation, the Viking bylaws, the governing or organizational documents of any Viking subsidiary and any indemnification agreements in existence as of the date of the Merger Agreement and such persons that are indemnified as of the date of the Merger Agreement by Camber pursuant to the Camber Articles of Incorporation, the Camber Bylaws, the governing or organizational documents of any Camber subsidiary and any indemnification agreements in existence as of the date of the Merger Agreement, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time of the Merger, arising out of the fact that such person is or was a director, officer or employee of Viking or any Viking subsidiary, or of Camber or any Camber subsidiary, and pertaining to matters existing or occurring at or prior to the effective time of the Merger, including the transactions contemplated by the Merger Agreement; provided, that in the case of advancement of expenses, any Viking indemnified party or Camber indemnified party, to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Listing of Camber Common Stock; Delisting and Deregistration of Viking Common Stock

If the Merger is completed, the shares of Camber Common Stock to be issued in the Merger or issuable on conversion of the Viking Preferred Stock is expected to be listed for trading on the NYSE American, shares of Viking Common Stock will no longer be quoted on the OTCQB, will be deregistered under the Exchange Act and cease to be publicly traded.

Accounting Treatment of the Merger

Camber and Viking each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”).  The Merger will be accounted for using the reverse acquisition method of accounting, and Viking will be treated as the accounting acquirer in the transaction.

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Treatment of Indebtedness

As of December 31, 2022, Camber had approximately $33.9 million of outstanding indebtedness, net of unamortized debt discount, consisting of amounts outstanding under its secured promissory note to Discover, its four separate 10.0% secured promissory notes with Discover, dated as of December 11, 2020, December 22, 2020, April 23, 2021 and December 9, 2021, respectively, which we refer to as the “Camber Notes.” As of December 31, 2022, Viking had approximately $2.7 million of outstanding indebtedness, consisting of amounts outstanding under its loan from the U.S. Small Business Administration and two separate 6% promissory notes with Cornerstone Bank held by subsidiaries, which we refer to as the “Viking Notes.” On March 10, 2023, Viking issued two new promissory notes to Cornerstone Bank in replacement of those two promissory notes of its subsidiaries with substantially the same terms as the previous set of promissory notes, with the exception that the new promissory notes have a conversion feature allowing for conversion into Viking Common Stock. Camber and Viking are reviewing the treatment of Camber’s existing indebtedness and Viking’s existing indebtedness and Camber and/or Viking may seek to repay, refinance, repurchase, redeem, exchange or otherwise terminate Camber’s existing indebtedness and/or Viking’s existing indebtedness prior to, in connection with or following the completion of the Merger.

The terms and timing of any such exchange offers, offers to purchase and/or consent solicitations with respect to the Viking Notes or Camber Notes has not been determined as of the date of this joint proxy statement/prospectus.  This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of Camber or Viking.  It does not constitute a prospectus or prospectus equivalent document for any such securities.  No offering of any debt securities of Camber or Viking shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

For a description of Camber’s and Viking’s existing indebtedness the financial statements and notes thereto included in this joint proxy statement/prospectus under “Index to the Financial Statements” beginning on page F-1.

Dividend Policy

Neither Viking nor Camber will be paying cash or stock dividends prior to the Merger, however Camber accrues dividends related to the Camber Series C Preferred Stock and the Camber Series G Preferred Stock.

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THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes the material terms of the Merger Agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We urge you to read the full text of the Merger Agreement, as it is the legal document governing the Merger. This section is not intended to provide you with any factual information about Camber or Viking. Such information can be found elsewhere in this joint proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of terms are included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Camber and Viking contained in this joint proxy statement/prospectus may supplement, update or modify the factual disclosures about Camber and Viking contained in the Merger Agreement. The Merger Agreement contains representations and warranties by Camber, on the one hand, and by Viking, on the other hand, made solely for the benefit of the parties to the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Camber and Viking were qualified and subject to important limitations and qualifications agreed to by Camber and Viking in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Camber and Viking each delivered in connection with the Merger Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about Camber and Viking at the time they were made or otherwise.

Structure of the Merger

Each of the Camber Board and the Viking Board has adopted and approved the Merger Agreement.  The Merger Agreement provides for the Merger of Merger Sub, a wholly-owned subsidiary of Camber, with and into Viking, with Viking surviving the Merger as a wholly-owned subsidiary of Camber.

Prior to the completion of the Merger, Camber and Viking may, by mutual agreement, change the method or structure of effecting the combination of Viking and Camber, to the extent they both deem such change to be necessary, appropriate or desirable.  In addition, at any time beginning on the date that is forty (40) days after the date of the Merger Agreement and ending on the date that is the later of (i) the date the registration statement of which this joint proxy statement/prospectus forms a part has become effective under the Securities Act and (ii) sixty (60) days after the date of the Merger Agreement, if either the Camber Board or the Viking Board determines in good faith that a change in the structure of effecting the combination of Viking and Camber to a direct Merger of Viking with and into Camber, with Camber surviving such Merger, would be in the best interests of the combined company following the Merger, upon written notice to the other party delivered to the other party following good faith consultation with the other party, the other party will be required to take all action necessary and cooperate in good faith to effect such change in structure, including by making effective amendments to the Merger Agreement and to this joint proxy statement/prospectus.  Notwithstanding the foregoing, no such change in the method or structure of effecting the combination of Viking and Camber will (i) alter or change the Exchange Ratio or the number of shares of Camber Common Stock received by Viking Stockholders in exchange for each share of Viking Common Stock or the number of shares of New Camber Preferred Stock in exchange for each share of Viking Series C Preferred Stock and Viking Series E Preferred Stock, unless, in connection with any change affected by decision of either of the Camber Board or Viking Board as described in the foregoing sentence, the economic benefits that are intended to accrue to Camber Stockholders and Viking Stockholders pursuant to the terms of the Merger Agreement and the transactions contemplated hereby are identical in all but de minimis respects, (ii) adversely affect the tax treatment of Camber’s Stockholders or Viking’s Stockholders pursuant to the Merger Agreement, (iii) adversely affect the tax treatment of Viking, Camber, the combined company and/or their respective subsidiaries pursuant to the Merger Agreement, or (iv) would reasonably be expected to prevent the consummation of the transactions contemplated by the Merger Agreement or delay the consummation of such transactions beyond the termination date.

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Merger Consideration

Each (i) issued and outstanding share of Viking Common Stock prior to the effective time of the Merger (other than shares of Viking Common Stock owned by Camber, Viking or Merger Sub), will be converted into the right to receive one (1) share of Camber Common Stock, (ii) issued and outstanding share of Viking Series C Preferred Stock prior to the effective time of the Merger, will be converted into the right to receive one (1) share of New Camber Series A Preferred Stock, which will have the right to vote, and convert into, a certain number of shares of Camber Common Stock, and (3) for each issued and outstanding share of Viking Series E Preferred Stock prior to the effective time of the Merger, one (1) share of New Camber Series H Preferred Stock, which will have the right to vote, and convert into, upon achievement of certain sales milestones, a certain number of shares of Camber Common Stock, each as further described in the joint proxy statement/prospectus.

The below tables summarize the estimated number of (i) shares of Camber Common Stock outstanding following the Merger, (ii) voting shares of Camber outstanding following the Merger; (iii) and fully-diluted shares of common stock outstanding following the Merger, as of the date of this joint proxy statement/prospectus:

Post-Merger Outstanding Shares of Common Stock
Camber Outstanding Shares of Common Stock	20,000,000	30.8%
Camber Common Stock Issuable to Viking Common Stockholders In Merger	44,852,611	69.2%
Total Outstanding Post-Merger Shares of Camber Common Stock	64,852,611	100.0%

Post-Merger Voting Shares
Camber Outstanding Shares of Common Stock	20,000,000	30.8%
Camber Common Stock Issuable to Viking Common Stockholders In Merger	44,852,611	69.2%
New Camber Series H Preferred Stock	475	-%
	64,853,086	100.0%
Post-Merger Fully-Diluted Shares
Camber Outstanding Shares of Common Stock	20,000,000	22.0%
Camber Common Stock Issuable to Viking Common Stockholders In Merger	44,852,611	49.4%
Viking warrants and convertible securities assumed in the Merger	9,259,261	10.2%
Camber Series C Preferred Stock(1)	6,059,777	6.7%
Camber Series G Preferred Stock(2)	10,585,451	11.7%
New Camber Series H Preferred Stock	475	-%
	90,757,575	100.0%

(1) Based on recent trading prices of Camber Common Stock, the 238 currently outstanding shares of Camber Series C Preferred Stock would, if converted in full, convert into approximately 6,059,777 shares of Camber Common Stock (including conversion premiums thereon but ignoring the 9.99% beneficial ownership limitation governing the Series C Preferred Stock).  Such number of shares is subject to change based on the trading prices of Camber Common Stock after the date hereof.

(2) Based on recent trading prices of Camber Common Stock, the 5,272 currently outstanding shares of Camber Series G Preferred Stock would, if the holder pays the balance of the purchase price outstanding (which in the aggregate is $47.5 million) and if converted in full, convert into approximately 10,585,451 shares of Camber Common Stock (including conversion premiums thereon but ignoring the 9.99% beneficial ownership limitation governing the Series G Preferred Stock).  Such number of shares is subject to change based on the trading prices of Camber Common Stock after the date hereof.

Fractional Shares

Camber will not issue any fractional shares of Camber Common Stock or New Camber Preferred Stock in the Merger.  In lieu of the issuance of any such fractional shares, Camber will instead round such fractional shares up to the nearest whole share.

Governing Documents

The Merger Agreement requires Camber to seek the approval by the Camber Stockholders of the Camber Charter Amendment Proposal at the Camber Special Meeting.  If the Camber Charter Amendment Proposal is approved, or if an amendment to the Camber Articles of Incorporation is approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, the Camber Articles of Incorporation will be amended to increase the number of authorized shares of Camber Common Stock from 20,000,000 shares to 500,000,000 shares.

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If the Camber Charter Amendment Proposal is not approved at the Camber Special Meeting, if not previously approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, shares of Camber Common Stock issuable to Viking Stockholders as the Merger Consideration in the Merger could not be issued, and the Merger could not be completed.

Treatment of Viking Convertible Securities and Preferred Stock

Viking Stock Options and Warrants.  At the effective time of the Merger, each Viking Option will, to the extent unvested, automatically become fully vested and will be converted automatically into an Adjusted Option to purchase, on the same terms and conditions as were applicable to such Viking Option immediately prior to the effective time of the Merger, except that (i) instead of being exercisable into Viking Common Stock, such Adjusted Option will be exercisable into Camber Common Stock, and (ii) all references to the “Company” in the Viking Option agreements will be references to Camber in the Adjusted Option agreements.

Viking Convertible Promissory Notes.  At the effective time of the Merger, each Viking Convertible Note that, as of immediately prior to the effective time of the Merger, is outstanding and unconverted shall be converted into an Adjusted Convertible Note having substantially the same terms and conditions as applied to the corresponding Viking Convertible Note as of immediately prior to the effective time of the Merger (including, for the avoidance of doubt, any extended post-termination conversion period that applies following consummation of the Merger), except that (i) instead of being convertible into Viking Common Stock, such Adjusted Convertible Note will be convertible into Camber Common Stock, and (ii) all references to the “Company” in the Viking Convertible Note agreements will be references to Camber in the Adjusted Option agreements.

Viking Series C Preferred Stock.  On January 20, 2022, Viking filed with the State of Nevada a certificate of correction to the certificate of designations of the preferences, rights and limitations of Viking Series C Preferred Stock, to provide that holders of each outstanding share of Viking Series C Preferred Stock have no voting rights until the later of July 1, 2022, or the date on which Camber is no longer entitled to own at least 51% of the outstanding shares of Viking Common Stock (the “Voting Trigger Date”), and each share of Viking Series C Preferred Stock is only convertible into one share of Viking Common Stock, except that upon any business combination of Viking and Camber whereby Camber acquires substantially all of the outstanding assets or shares of Viking Common Stock (a “Combination”), each share of Viking Series C Preferred Stock would be exchanged for one share of New Camber Series A Preferred Stock. After the Voting Trigger Date, which has now passed, each share of Viking Series C Preferred Stock entitles the holder thereof to 37,500 votes on all stockholder matters. The Viking Series C Preferred Stock does not have any redemption rights and shares equally in any dividends authorized by the Viking Board of Directors for distribution to common stockholders, on an as-converted basis.

As of the date of this joint proxy statement/prospectus, Viking’s CEO and director, James A. Doris, holds 28,092 shares of Viking Series C Preferred Stock, with each share of Viking Series C Preferred Stock, after the Voting Trigger Date, entitling the holder thereof to 37,500 votes on all matters submitted to the vote of Viking Stockholders.

Pursuant to the terms of the Merger Agreement, at closing of the Merger, Each share of New Camber Series A Preferred Stock would (1) have no right to vote on any matters, questions or proceedings of Camber, except: (i) on a proposal to increase or reduce Camber’s authorized share capital, (ii) on a resolution to approve the terms of any buy-back agreement, (iii) on a proposal to wind up Camber, (iv) on a proposal for the disposal of all or substantially all of Camber’s property, business and undertaking, (f) during the winding-up of Camber, and/or (g) with respect to a proposed merger or consolidation in which Camber is a party or a subsidiary of Camber is a party, in each case on an as-converted basis (subject to a 9.99% beneficial ownership limitation); (2) receive, upon the occurrence of a liquidation of Camber, the same amount of consideration that would have been due if such shares of New Camber Series A Preferred Stock had been converted into Camber Common Stock immediately prior to such liquidation; and (3) provide rights for each such shares of New Camber Series A Preferred Stock to convert, at the option of the holder thereof, into 890 shares of Camber Common Stock.  The New Camber Series A Preferred Stock would not have any redemption rights and would share equally in any dividends authorized by the Camber Board for distribution to holders of Camber Common Stock, on an as-converted basis.

It is currently contemplated that due to Mr. Doris’ ownership of Viking Series C Preferred Stock prior to the effective time of the Merger, and New Camber Series A Preferred Stock following the effective time of the Merger, Mr. Doris will own and vote less than 1% of Camber’s voting shares immediately following the effective time of the Merger, which percentage will ultimately be dependent on several factors, including the number of outstanding shares of Camber Common Stock and Viking Common Stock (on a fully-diluted basis) at closing, and other factors.  See also “Share Ownership of Certain Beneficial Owners and Management/Directors of Combined Company Subsequent to Merger”.

Viking Series E Preferred Stock.  On February 14, 2022, Viking filed an amendment to its articles of incorporation to designate 2,075 of its authorized preferred shares as Viking Series E Preferred Stock, with a par value of $0.001 per share and a stated value equal to $10,000. Each share of Viking Series E Preferred Stock is convertible at any time after the date of issuance at various conversion prices and subject to certain milestone achievements described in its certificate of designation.

As of the date of this joint proxy statement/prospectus, Jedda Holdings LLC holds 475 shares of Viking Series E Preferred Stock with each share of Viking Series E Preferred Stock entitling the owner thereof to one vote on all matters submitted to the vote of Viking’s Stockholders.

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Pursuant to the terms of the Merger Agreement, at closing of the Merger, each outstanding share of Viking Series E Preferred Stock will be exchanged in the Merger for one share of New Camber Series H Preferred Stock. Such New Camber Series H Preferred Stock will have substantially similar terms as the Viking Series E Preferred Stock (discussed above), except that such New Camber Series H Preferred Stock will convert into, and vote, shares of Camber Common Stock instead of Viking Common Stock, with each share of New Camber Series H Preferred Stock having the right to one (1) vote, and the right to convert into that number of shares of Camber Common Stock that each share of Viking Series E Preferred Stock is convertible into. Each share of New Camber Series H Preferred Stock will be convertible at the option of the holder into a number of shares of Camber Common Stock equal to $10,000 divided by the applicable conversion price described below on the conversion date, subject to a 4.99% beneficial ownership limitation, which can be increased by the holder to 9.99% upon the provision of at least 61 days’ written notice to Camber. The applicable conversion price will be as follows: (a) $0.60 prior to the date that Viking’s subsidiary, Viking Protection Systems, LLC (“Viking Protection”), has sold 10,000 units of the electric transmission ground fault prevention trip signal engaging system (the “System”) developed by Viking Protection; (b) $0.75 after the date that Viking Protection has sold at least 10,000 units of the System but less than 20,000 units of the System; (c) $1.00 after the date that Viking Protection has sold at least 20,000 units of the System but less than 30,000 units of the System; (d) $1.25 after the date that Viking Protection has sold at least 30,000 units of the System but less than 50,000 units of the System; (e) $1.50 after the date that Viking Protection has sold at least 50,000 units of the System but less than 100,000 units of the System; and (f) $2.00 after the date that Viking Protection has sold at least 100,000 units of the System.

Treatment of Camber Convertible Securities and Preferred Stock

Each warrant or option to purchase shares of Camber Common Stock will not be impacted by the Merger and will continue to be a warrant or option in respect of Camber Common Stock following the effective time, subject to the same terms and conditions that were applicable to such warrant or option before the effective time of the Merger.

There will be no changes to the Camber Series C Preferred Stock or Camber Series G Preferred Stock.

Closing of the Merger

Unless the Merger Agreement is terminated, as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement”, the closing of the transactions contemplated by the Merger will take place on the third business day immediately after the satisfaction or waiver (to the extent permitted under applicable law) of all of the conditions described in the section entitled “The Merger Agreement—Conditions to Complete the Merger” (other than those conditions that by their nature can only be satisfied at the date of Merger, which will be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the Merger Agreement on the closing date), unless another date, time or place is agreed to in writing by Viking and Camber.

Effective Time of the Merger

The Merger will become effective at the time that articles of Merger regarding the Merger have been duly filed with the Secretary of State of the State of Nevada, or at such later time as Viking and Camber will agree and specify in the articles of Merger.

Conversion of Shares; Exchange of Viking Stock Certificates

Letter of Transmittal

As promptly as practicable after the effective time of the Merger, but in no event later than ten (10) days thereafter, Camber is required to cause the exchange agent to mail to each holder of record of Viking Common Stock immediately prior to the effective time of the Merger that have been converted at the effective time of the Merger into the right to receive Camber Common Stock, a letter of transmittal and instructions for use in effecting the surrender of shares of Viking Common Stock in exchange for the whole shares of Camber Common Stock that the shares of Viking Common Stock will have been converted into the right to receive, as well as any dividends or distributions to be paid pursuant the Merger Agreement.

If a certificate for Viking Common Stock has been lost, stolen or destroyed, (i) upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, and (ii) if required by Camber, the combined company or the exchange agent, the posting by such person of a bond in such amount as Camber, the combined company or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Camber Common Stock.

After the effective time of the Merger, there will be no transfers on the stock transfer books of Viking of the shares of Viking Common Stock that were issued and outstanding immediately prior to the effective time of the Merger.

Withholding

Each of Camber, Viking, Merger Sub, the surviving entity in the Merger and the combined company, and any other person that has any withholding obligation with respect to any payment made pursuant to the Merger Agreement will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any payment made pursuant to the Merger Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable law.  To the extent that amounts are so withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.

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Dividends and Distributions

No dividends or other distributions declared with respect to Camber Common Stock will be paid to the holder of any unsurrendered certificate until the holder thereof surrenders such certificate in accordance with the Merger Agreement.  After the surrender of a certificate in accordance with the Merger Agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which had previously become payable with respect to the whole shares of Camber Common Stock that the shares of Viking Common Stock represented by such certificate have been converted into the right to receive.

Representations and Warranties

The Merger Agreement contains representations and warranties made by each of Camber and Viking regarding:

·	corporate matters, including due organization and qualification and subsidiaries;

·	capitalization;

·	authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

·	required governmental and other regulatory filings, listing requirements, consents and approvals in connection with the Merger;

·	financial statements, internal controls, books and records;

·	broker’s fees payable in connection with the Merger;

·	the absence of certain changes or events;

·	legal and regulatory proceedings;

·	tax matters;

·	employee benefit matters;

·	SEC reports;

·	compliance with applicable laws;

·	certain material contracts;

·	government contracts;

·	environmental matters;

·	real property;

·	intellectual property;

·	related party transactions;

·	inapplicability of takeover statutes;

·	absence of action or circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code;

·	Viking Board and Camber Board recommendations;

·	the accuracy of information supplied by Viking and Camber for inclusion in this joint proxy statement/prospectus and other similar documents;

·	with respect to Viking’s representations and warranties, customers and suppliers;

·	insurance matters; and

·	the absence of other representations or warranties.

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Certain representations and warranties of Camber and Viking are qualified as to “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect,” when used in reference to either Camber, Viking, Merger Sub, the surviving entity in the Merger or the combined company, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole.

However, a material adverse effect will not be deemed to include the impact of:

·	changes, after the date of the Merger Agreement, in GAAP or applicable regulatory accounting requirements or official interpretations thereof;

·

changes, after the date of the Merger Agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

·

changes, after the date of the Merger Agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) or other general industry-wide conditions affecting industries in which such party or its subsidiaries operate;

·

the announcement or the existence of, compliance with, pendency of or performance under, the Merger Agreement or the transactions contemplated thereby or the identity of the parties to the Merger Agreement or any of their affiliates, including the impact thereof on the relationships, contractual or otherwise, of a party or any of its subsidiaries with officers and employees, financing sources, customers, suppliers, vendors, service providers or other partners (provided that this bullet will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of or performance under the Merger Agreement or the transactions contemplated thereby);

·

a decline in the trading price of a party’s common stock or any change in the credit ratings or ratings outlook for, or the availability or cost of equity, debt or other financing to, such party or any of its subsidiaries, or the failure, in and of itself, to meet earnings projections, earnings guidance, budgets, expectations, estimates or internal financial forecasts (but not including the underlying causes of such events, to the extent not otherwise excluded by any of the other bullets);

·	weather conditions, natural disasters, pandemics (including COVID-19), endemics or other force majeure events or other acts of God;

·	any action required to be taken by a party or any of its subsidiaries at the written request of the other party;

·

any actions or claims made or brought by any of the current or former stockholders of a party (or on their behalf or on behalf of such party) against another party or any of its directors, officers or employees arising out of the Merger Agreement or the transactions contemplated thereby; or

·

except, with respect to the first, second, third and sixth bullet, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

The representations and warranties in the Merger Agreement do not survive the effective time of the Merger.

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Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

Each of Camber and Viking has agreed that, during the period from the date of the Merger Agreement to the effective time of the Merger (or earlier termination of the Merger Agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to use reasonable best efforts to, (i) conduct its business in the ordinary course in all material respects, and (ii) maintain and preserve intact its business organization, employees and advantageous business relationships.

Additionally, prior to the effective time of the Merger (or earlier termination of the Merger Agreement), except with respect to those pending transactions previously announced in Camber’s public reports filed with the SEC, and subject to other specified exceptions, neither Camber nor Viking may, and neither Camber nor Viking may permit any of their respective subsidiaries to, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

·

incur, assume, guarantee or become liable for any indebtedness for borrowed money, other than (i) intercompany indebtedness, (ii) borrowings in the ordinary course existing as of the date of the Merger Agreement up to the amount committed thereunder on such date, (iii) guarantees by either party of any entity within its group, (iv) indebtedness incurred to refinance, roll-over, replace or renew any indebtedness existing as of the date of the Merger Agreement, (v) indebtedness incurred in respect of letters of credit, performance bonds, surety bonds, appeal bonds or other similar arrangements in the ordinary course, (vi) capital lease, purchase money or equipment financing arrangements entered into in the ordinary course of business, (vii) indebtedness arising from customary cash management and treasury services and the honoring of checks, drafts or similar instruments against insufficient funds or from the endorsement of instruments for collection, in each case, in the ordinary course of business, (viii) interest, exchange rate and commodity swaps, options, futures, forward contracts and similar derivatives or other hedging contracts (x) not entered for speculative purposes and (y) entered into in the ordinary course consistent with past practice and in compliance with its risk management and hedging policies or practices in effect on the date of the Merger Agreement;

·	adjust, split, combine or reclassify any capital stock;

·

make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any securities of Camber or any securities of its subsidiaries, in the case of Camber, or any securities of Viking or any securities of its subsidiaries, in the case of Viking, except, in each case, (A) regular quarterly cash dividends paid by Camber, (B) regular quarterly cash dividends paid by Viking, (C) dividends paid by any of the subsidiaries of each of Camber and Viking to Camber or Viking or any of their wholly-owned subsidiaries, respectively or (D) the acceptance of shares of Camber Common Stock or Viking Common Stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, or the payment of dividend equivalents thereon, in each case, in accordance with past practice and the terms of the applicable award agreements;

·

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than (i) to any wholly-owned subsidiary or to the other party, as applicable or (ii) in the ordinary course of business;

·

make any material investment in or material acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, Merger or consolidation, or formation of a joint venture or otherwise) any other person or business or the property or assets of any other person, in each case other than a wholly-owned subsidiary of Viking or Camber, as applicable, in each case other than, with respect to acquisitions of properties and assets, in the ordinary course of business or pursuant to contracts or agreements in force at the date of the Merger Agreement;

·

except in the ordinary course of business consistent with past practice, (i) terminate, materially amend, or waive any material provision of, certain material Viking contracts or Camber contracts, as the case may be, or make any material change in any instrument or agreement governing certain material Viking contracts or Camber contracts, as the case may be, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Viking or Camber, as the case may be, or (ii) other than in the ordinary course of business consistent with past practice, enter into any contract that would constitute a material Viking contract or Camber contract, as the case may be, if it were in effect as of the date of the Merger Agreement;

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·

except as required under applicable law or the terms of any Viking benefit plan or Camber benefit plan existing as of the date hereof, as applicable, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, other than in the ordinary course of business consistent with past practice, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, other than in the ordinary course of business consistent with past practice, (iii) materially increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant (other than in connection with a relocation of an employee in the ordinary course of business or a promotion or change in responsibilities), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation other than in the ordinary course of business consistent with past practice, (v) grant (other than the permitted grants) or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target annual compensation (that is, base salary or wages plus annual bonus or other short-term cash incentive compensation) is greater than $1,000,000, other than for cause, or (ix) hire or promote any officer, employee or individual consultant who has (or, following such hire or promotion, would have) target annual compensation (that is, base salary or wages plus annual bonus or other short-term cash incentive compensation) greater than $1,000,000;

·

settle any claim, suit, action or proceeding, except involving monetary remedies in an amount not in excess of $1,000,000 individually or $5,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries, the surviving entity in the Merger or the combined company;

·

take any action or fail to take any action where such action or failure to act could reasonably be expected to impede or prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

·

amend either party’s certificate of incorporation, bylaws or comparable governing documents of its “significant subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act), except any amendments pursuant to the Camber Charter Amendment Proposal or Viking Charter Amendment Proposal;

·

merge or consolidate either party or any of its significant subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its significant subsidiaries, other than mergers, consolidations, restructurings or reorganizations solely between or among its wholly-owned subsidiaries;

·	enter into any new line of business or discontinue any existing line of business, other than in the ordinary course of business consistent with past practice;

·

make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes;

·

issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of Viking or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests, other than in connection with the exercise of any existing options or warrants, the conversion of any outstanding convertible securities or securities issued in replacement or exchange for any outstanding convertible securities, the issuance of securities to FK Venture LLC or an affiliate thereof, the settlement of any existing equity awards or the issuance or grant of equity awards to current or new directors, officers, employees or service providers under existing equity plans; or

·	agree to take or make any commitment to do any of the foregoing.

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Regulatory Matters

Camber and Viking have agreed to cooperate with each other and use their respective reasonable best efforts to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, (and in the case of the applications, notices, petitions and filings in respect of certain regulatory approvals (referred to as the “requisite regulatory approvals”), use their reasonable best efforts to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities.  Each of Camber and Viking has agreed to use its reasonable best efforts to resolve any objection that may be asserted by any governmental entity with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement.  However, in no event will Camber or Viking or any of their respective subsidiaries be required to, and in no event will Camber or Viking or any of their respective subsidiaries be permitted to (without the written consent of the other party), take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the Merger.

Camber and Viking have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the Merger, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the Merger Agreement.

Director and Officer Indemnification and Insurance

The Merger Agreement provides that after the effective time of the Merger, the combined company will indemnify and hold harmless and will advance expenses as incurred, in each case to the maximum extent permitted by applicable law, such persons that are indemnified as of the date of the Merger Agreement by Viking pursuant to the Viking articles of incorporation, the Viking bylaws, the governing or organizational documents of any Viking subsidiary and any indemnification agreements in existence as of the date of the Merger Agreement and such persons that are indemnified as of the date of the Merger Agreement by Camber pursuant to the Camber Articles of Incorporation, the Camber Bylaws, the governing or organizational documents of any Camber subsidiary and any indemnification agreements in existence as of the date of the Merger Agreement, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time of the Merger, arising out of the fact that such person is or was a director, officer or employee of Viking or any Viking subsidiary, or of Camber or any Camber subsidiary, and pertaining to matters existing or occurring at or prior to the effective time of the Merger, including the transactions contemplated by the Merger Agreement; provided, that in the case of advancement of expenses, any Viking indemnified party or Camber indemnified party, to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Certain Additional Covenants

The Merger Agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents and approvals, access to information of the other company, the listing of the shares of Camber Common Stock to be issued in the Merger, advice of changes, the coordination of dividend declarations, stockholder litigation relating to the transactions contemplated by the Merger Agreement, public announcements with respect to the transactions contemplated by the Merger Agreement, exemption from takeover laws, cooperation on financing and indebtedness and pre-closing transition efforts.

Combined Company Governance and Headquarters Matters

Under the Merger Agreement, Camber and Viking have agreed to certain provisions relating to the governance and headquarters of the combined company, including composition of the combined company board of directors and the role of chief executive officer.  The initial composition of the audit committee, the compensation committee and the nominating and governance committee of the board of directors of the combined company, respectively, will be mutually agreed by Viking and Camber prior to the effective time of the Merger.  As of the effective time of the Merger, the headquarters of the combined company will be located in Houston, Texas.  For a more detailed description of the governance matters relating to the combined company, see “The Merger—Board of Directors and Management of Camber Following the Completion of the Merger”.

Stockholder Meetings and Recommendation of Camber’s and Viking’s Boards of Directors

Camber and Viking have each agreed to hold the Camber Special Meeting and the Viking Special Meeting as soon as practicable after the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part.  Camber and Viking may each choose to postpone or adjourn its own special meeting (the Camber Special Meeting or the Viking Special Meeting, as the case may be) for up to sixty (60) days (Viking) and up to thirty (30) days (Camber) in the aggregate, (i) for the absence of a quorum, (ii) in the event of a board recommendation change by its respective board of directors or (iii) in the event of a change to the method or structure of effecting the combination of Viking and Camber.  In addition, Camber and Viking must each adjourn or postpone its own special meeting (the Camber Special Meeting or the Viking Special Meeting, as the case may be) at the request of the other party for up to sixty (60) days (Viking) and up to thirty (30) days (Camber) in the aggregate in the event of a (x) board recommendation change by its respective board of directors or (y) change to the method or structure of effecting the combination of Viking and Camber.

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Camber and Viking have agreed under the Merger Agreement to, through their respective boards of directors, recommend that Camber Stockholders approve the Camber Issuance Proposals and that Viking Stockholders approve the Viking Merger Proposal, respectively, and to include such recommendations in this joint proxy statement/prospectus.

The Merger Agreement provides that, subject to the exceptions described below, neither the Camber Board nor the Viking Board will (i) withhold, withdraw, modify or qualify, in each case in a manner adverse to the other party, its approval or recommendation of the Merger or the Merger Agreement, (ii) fail to include in this joint proxy statement/prospectus its recommendation in favor of the Merger Agreement and the Camber Issuance Proposals or the Viking Merger Proposal, as applicable, (iii) adopt, approve, recommend or endorse an alternative transaction proposal or publicly announce an intention to adopt, approve, recommend or endorse an alternative transaction proposal, (iv) fail to publicly and without qualification (x) recommend against any alternative transaction proposal or (y) reaffirm its recommendation of the Merger Agreement and the Merger within ten (10) business days of the other party’s written request to do so (or, if earlier, at least two (2) business days prior to the Camber Special Meeting or the Viking Special Meeting, as applicable), following the public announcement of any alternative transaction proposal, or (v) publicly propose to do any of the foregoing actions in clauses (i) through (iv) (any action in clauses (i) through (iv) is referred to in the joint proxy statement/prospectus as a “board recommendation change”).

Notwithstanding the foregoing restrictions, in the event that, prior to obtaining the approval of the Camber Issuance Proposals by the Camber Stockholders or the approval of the Viking Merger Proposal by the Viking Stockholders, the Camber Board or the Viking Board, respectively, may effect a board recommendation change if (i) after receiving advice of its outside counsel and, with respect to financial matters, its financial advisors, it determines in good faith that taking such action would be required to comply with its fiduciary duties under applicable law, (ii) it has provided the other party five (5) business days’ written notice that it intends to effect a board recommendation change and a reasonable description of the event or circumstances giving rise to its determination to take such action and (iii) at the end of such notice period, taking into account any amendment or modification to the Merger Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, it determines in good faith that taking such action would nevertheless be required to comply with its fiduciary duties under applicable law.

Agreement Not to Solicit Other Offers

Each of Camber and Viking has agreed that it will not, and will cause each of its subsidiaries and their respective directors and officers not to, and will not permit its and their other respective agents, advisors and representatives to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any acquisition proposal or (iv) unless the Merger Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, Merger Agreement or other agreement (other than a confidentiality agreement referred to below) in connection with or relating to any acquisition proposal.

For purposes of the Merger Agreement, an “acquisition proposal” means, with respect to Camber and Viking, as applicable, other than the Merger, any offer, proposal or inquiry, or any third-party indication of interest, by or on behalf of any third party, relating to (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of Viking and its subsidiaries or Camber and its subsidiaries, respectively, or twenty-five percent (25%) or more of any class of equity or voting securities of Viking and its subsidiaries or Camber and its subsidiaries, respectively, whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Viking and its subsidiaries or Camber and its subsidiaries, respectively, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party (or its affiliates) beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of Viking and its subsidiaries or Camber and its subsidiaries, respectively, whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Viking and its subsidiaries or Camber and its subsidiaries, respectively, or (iii) a Merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Viking and its subsidiaries or Camber and its subsidiaries, respectively, whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Viking and its subsidiaries or Camber and its subsidiaries, respectively, which would, in the case of this clause (iii), result in the stockholders of such party prior to such transaction ceasing to own at least seventy-five percent (75%), directly or indirectly, of such party or its applicable subsidiaries.

However, in the event that after the date of the Merger Agreement and prior to obtaining the approval of the Camber Issuance Proposals by the Camber Stockholders or the approval of the Viking Merger Proposal by the Viking Stockholders, Camber or Viking, respectively, receives a bona fide written acquisition proposal not solicited in violation of the Merger Agreement, such party may, and may permit its subsidiaries and its subsidiaries’ representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the acquisition proposal and such person’s representatives if the board of directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that taking such actions would be required to comply with its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party must have entered into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between Camber and Viking, which confidentiality agreement must not provide such person with any exclusive right to negotiate with such party, and must otherwise permit such party to comply with its obligations in the Merger Agreement.  Camber and Viking also caused their representatives to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the Merger Agreement with any person other than Viking or Camber, as applicable, with respect to any acquisition proposal, and requested the return or destruction of any confidential information previously delivered to any such person pursuant to the terms of any confidentiality agreement to the extent provided by such agreement.

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Each of Camber and Viking will promptly (within twenty-four (24) hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), will provide the other party with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or acquisition proposal, and will keep the other party apprised of any related material developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal (other than amendments or revisions that are immaterial in all respects).  Each of Camber and Viking is required to use its reasonable best efforts to enforce any confidentiality agreements (other than “standstill” provisions therein) to which it or any of its subsidiaries is or becomes a party in accordance with the terms thereof.

Conditions to Complete the Merger

Camber’s and Viking’s respective obligations to complete the Merger are subject to the satisfaction or waiver, at or prior to the effective time of the Merger, of the following conditions:

·

approval of the Camber Issuance Proposals and the Camber Charter Amendment Proposal (if not previously approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023) by Camber Stockholders and approval of the Merger Agreement by Viking Stockholders;

·	authorization for listing of the shares of Camber Common Stock to be issued in the Merger on NYSE American, subject to official notice of issuance;

·

in the event the NYSE American determines that the Merger constitutes, or will constitute, a “back-door listing”/“reverse Merger”, Camber (and its common stock) is required to qualify for initial listing on the NYSE American, pursuant to the applicable guidance and requirements of the NYSE American as of the closing date of the Merger;

·	all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated;

·

the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

·

no order, injunction, or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger being in effect, and no law, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the Merger;

·

the accuracy of the representations and warranties of the other party contained in the Merger Agreement as of the date on which the Merger Agreement was entered into and as of the date on which the Merger is completed, subject to the materiality standards provided in the Merger Agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

·

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the Merger Agreement at or prior to the date on which the Merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

·

since the date of the Merger Agreement, there having not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Camber or Viking;

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·

each of Camber and Viking having received a written opinion to the effect that as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration in the Merger is fair, from a financial point of view, to Camber Stockholders or Viking Stockholders, as applicable;

·

Camber not having been in default under any of the promissory notes, security agreements, certificates of designations or security & pledge agreements executed by Camber in favor of Discover or Antilles;

·

Camber having received written agreement from Discover and/or Antilles, as applicable, that (i) the aggregate number of warrants held by Discover and/or Antilles shall not be exercisable for more than 3,000,000 shares of Camber Common Stock, (ii) the exercise price for such warrants are as follows: $100.00 per warrant for the first 1,000,000 shares, $200.00 per warrant for the next 1,000,000 shares, $500.00 per warrant for the next 500,000 shares and $1,000.00 per warrant for the final 500,000 shares, and (iii)  price adjustments in the warrant agreements previously executed by Camber in favor of Discover and Antilles shall not be triggered as a result of the closing of the Merger;

·

Viking having no more than: (i) 28,092 shares of Viking Series C Preferred Stock outstanding at closing of the Merger, (ii) 475 shares of Viking Series E Preferred Stock outstanding at closing of the Merger; and (iii) (A) 1,600 shares of Viking Series E Preferred Stock in reserve at closing of the Merger, (B) 19,316,667 shares of Viking Common Stock in reserve and subject to issuance upon conversion of the Viking Series E Preferred Stock at closing of the Merger, and (C) 5,000,000 shares of Viking Common Stock in reserve and subject to issuance to Choppy Group LLC at closing of the Merger; and

·

Viking having received an opinion, from legal counsel or an independent public or certified accountant, in form and substance reasonably satisfactory to Viking, dated as of the closing, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Additionally, as of April 20, 2023, Viking’s outstanding warrants to purchase Viking Common Stock included (i) warrants to purchase approximately 9,259,261 shares of Viking Common Stock, with the warrants not requiring warrant holder consent prior to closing the Merger. Neither Camber nor Viking can provide assurance as to when or if all of the conditions to the Merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The Merger Agreement can be terminated at any time prior to the effective time of the Merger, whether before or after the receipt of approval of the Camber Issuance Proposals by Camber Stockholders or approval of the Merger Agreement by Viking Stockholders, in the following circumstances:

·	by mutual written consent of Camber and Viking;

·

by either Camber or Viking if any (i) governmental entity that must grant a requisite regulatory approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) court or governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction or decree or other legal restraint or prohibition permanently enjoining or preventing the consummation of the Merger, unless the failure to obtain a requisite regulatory approval or the issuance of such order, injunction, decree or other legal restraint, as applicable, is principally due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the obligations, covenants and agreements of such party set forth in the Merger Agreement;

·

by either Camber or Viking if the Merger has not been consummated on or before September 30, 2023 (the “Termination Date”), unless the failure of the Merger to occur by the Termination Date is principally due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the obligations, covenants and agreements of such party set forth in the Merger Agreement;

·

by either Camber or Viking (provided, that the terminating party is not then in material breach of any obligation, covenant or other agreement contained in the Merger Agreement) if there has been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the Merger Agreement on the part of the other party, which either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date of the Merger, the failure of a closing condition of the terminating party and which is not cured within thirty (30) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

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·

by either Camber or Viking if the approval of the (i) Camber Issuance Proposals by Camber Stockholders has not been obtained following a vote taken at the Camber Special Meeting (unless the Camber Special Meeting has been validly adjourned or postponed, or validly requested by Viking to be adjourned or postponed, in accordance with the Merger Agreement, in which case at the final adjournment or postponement thereof), or (ii) Merger Agreement by Viking Stockholders has not been obtained following a vote taken at the Viking Special Meeting (unless the Viking Special Meeting has been validly adjourned or postponed, or validly requested by Camber to be adjourned or postponed, in accordance with the Merger Agreement, in which case at the final adjournment or postponement thereof);

·

by Camber, at any time prior to obtaining the approval of the Merger Agreement by Viking Stockholders, if (i) Viking or the Viking Board has made a board recommendation change or (ii) there has been a willful breach by Viking (including by the Viking Board) of its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval; or

·

by Viking, at any time prior to obtaining the approval of the Camber Issuance Proposals by Camber Stockholders, if (i) Camber or the Camber Board has made a board recommendation change or (ii) there has been a willful breach by Camber (including by the Camber Board) of its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval.

If the Merger Agreement is terminated, it will become void and have no effect, and none of Camber, Viking, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever under the Merger Agreement, or in connection with the transactions contemplated by the Merger Agreement, except that (i) designated provisions of the Merger Agreement will survive the termination, including those relating to the confidential treatment of information and public announcement provisions will survive any termination of the Merger Agreement, and (ii) notwithstanding anything to the contrary contained in the Merger Agreement, neither Viking nor Camber will be relieved or released from any liabilities or damages arising out of its willful breach of any provision of the Merger Agreement.

Expenses and Fees

Except as otherwise expressly provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that all filing and other fees paid to governmental entities in connection with the Merger and the other transactions contemplated thereby will be borne equally by Camber and Viking.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the Merger Agreement may be amended by the parties at any time before or after the receipt of the approval of the Camber Issuance Proposals by Camber Stockholders or the approval of the Merger Agreement by the Viking Stockholders; provided, however, that after the receipt of the approval of the Camber Issuance Proposals by the Camber Stockholders or the approval of the Merger Agreement by Viking Stockholders, there may not be, without further approval of the stockholders of Camber or Viking, as applicable, any amendment of the Merger Agreement that requires such further approvals under applicable law.  The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective boards of directors or a duly authorized committee thereof.

At any time prior to the completion of the Merger, each of the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered by such other party pursuant to the Merger Agreement, and (iii) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the Merger Agreement; provided, however, that after the receipt of the approval of the Camber Issuance Proposals by Camber Stockholders or the approval of the Merger Agreement by the Viking Stockholders, there may not be, without further approval of the stockholders of Camber or Viking, as applicable, any extension or waiver of the Merger Agreement or any portion thereof that requires such further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Nevada, without regard to any applicable conflicts of law principles.

Specific Performance

Camber and Viking will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of Camber and Viking have waived (i) any defense in any action for specific performance that a remedy at law would be adequate, and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Camber CEO and director, James Doris, renders professional services to Camber through AGD Advisory Group, Inc., an affiliate of Mr. Doris’.

Camber’s CFO, Frank W. Barker, Jr., currently renders professional services to Camber through FWB Consulting, Inc., an affiliate of Mr. Barker’s.

Related Party Office Space Use

Commencing in December of 2020, Camber consolidated its office into Viking’s office in Houston, Texas.

Employment Agreements

As of December 31, 2022, Camber did not have any formal compensation arrangements with any executive except that Camber had orally agreed to pay, commencing April 2021, the entity of Camber’s CEO $20,000 per month, and the entity of Camber’s CFO $20,000 per month. Camber has no employees, but engages professional consultants as needed.

As of December 31, 2022, Viking did not maintain an equity incentive plan or other plan, including but not limited to bonus, deferred compensation or retirement plan under which Viking’s securities may be issued to its named executive officers as compensation.

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DESCRIPTION OF CAMBER CAPITAL STOCK

The total number of shares of all classes of stock that Camber has authority to issue is 30,000,000, consisting of 20,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of April 20, 2023, Camber had (i) 20,000,000 shares of common stock outstanding, (ii) 5,200 designated shares of Camber Series C Preferred Stock, 238 of which were outstanding and (iii) 25,000 designated shares of Camber Series G Preferred Stock, 5,272 of which were outstanding.

Common Stock

Holders of Camber Common Stock: (i) are entitled to share ratably in all of its assets available for distribution upon liquidation, dissolution or winding up of its affairs; (ii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iii) are entitled to one vote per share on all matters on which stockholders may vote at all stockholder meetings. Each stockholder is entitled to receive the dividends as may be declared by Camber’s directors out of funds legally available for dividends. Camber’s directors are not obligated to declare a dividend. Any future dividends will be subject to the discretion of Camber’s directors and will depend upon, among other things, future earnings, the operating and financial condition of Camber, its capital requirements, general business conditions and other pertinent factors.

The presence of the persons entitled to vote 33% of the outstanding voting shares on a matter before the stockholders shall constitute the quorum necessary for the consideration of the matter at a stockholders meeting.

The vote of the holders of a majority of the votes cast on the matter at a meeting at which a quorum is present shall constitute an act of the stockholders, except for the election of directors, who shall be appointed by a plurality of the shares entitled to vote at a meeting at which a quorum is present. The common stock does not have cumulative voting rights, which means that the holders of a majority of the common stock voting for election of directors can elect 100% of Camber’s directors if they choose to do so.

Preferred Stock

Subject to the terms contained in any designation of a series of preferred stock, the Camber Board is expressly authorized, at any time and from time to time, to fix, by resolution or resolutions, the following provisions for shares of any class or classes of preferred stock:

1)

The designation of such class or series, the number of shares to constitute such class or series which may be increased (but not below the number of shares of that class or series then outstanding) by a resolution of the Camber Board;

2)	Whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights;

3)

The dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any share of stock of any other class or any other shares of the same class;

4)

Whether the shares of such class or series shall be subject to redemption by Camber, and, if so, the times, prices and other conditions of such redemption or a formula to determine the times, prices and such other conditions;

5)

The amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of Camber;

6)

Whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

7)

Whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchanges;

8)

The limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by Camber of the common stock or shares of stock of any other class or any other series of the same class;

9)

The conditions or restrictions, if any, upon the creation of indebtedness of Camber or upon the issuance of any additional stock, including additional shares of such class or series or of any other series of the same class or of any other class;

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10)

The ranking (be it pari passu, junior or senior) of each class or series vis-à-vis any other class or series of any class of preferred stock as to the payment of dividends, the distribution of assets and all other matters;

11)

Facts or events to be ascertained outside the articles of incorporation of Camber, or the resolution establishing the class or series of stock, upon which any rate, condition or time for payment of distributions on any class or series of stock is dependent and the manner by which the fact or event operates upon the rate, condition or time of payment; and

12)

Any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of Camber’s Articles of Incorporation, as amended, to the full extent permitted by the laws of the State of Nevada.

The powers, preferences and relative, participating, optional and other special rights of each class or series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Camber Series A Preferred Stock

On August 31, 2020, the Camber Board approved the designation of 28,092 shares of Camber Series A Preferred Stock, which were designated with the Secretary of State of Nevada on August 31, 2020 (the “Series A Designation”) to have substantially similar rights as the Viking Series C Preferred Stock (as amended), as adjusted for the exchange ratio set out in the Amended and Restated Agreement and Plan of Merger entered into by Camber and Viking on August 31, 2020, which was subsequently terminated as noted below.

On December 23, 2020, Camber entered into (i) a termination agreement with Viking terminating the Amended and Restated Agreement and Plan of Merger, dated August 31, 2020, as amended to date.

On February 15, 2021, Camber entered into a new Agreement and Plan of Merger with Viking. Pursuant to the terms of the Merger Agreement and Plan of Merger with Viking, upon closing of the Merger, each one (1) share of Viking Series C Preferred Stock issued and outstanding immediately prior to the effective time of the Merger, shall be converted into the right to receive one (1) share of the New Camber Series A Preferred Stock.

Each share of New Camber Series A Preferred Stock will be convertible into 890 shares of common stock of Camber subject to a 9.99% beneficial ownership limitation, will be treated equally with Camber’s common shareholders with respect to dividends and liquidation, and will have the right to vote in limited circumstances.

As of December 31, 2022 and 2021, Camber had no Camber Series A Preferred Stock issued or outstanding.

Camber Series C Preferred Stock

Holders of the Camber Series C Preferred Stock are entitled to cumulative dividends in the amount of 24.95% per annum (adjustable up to 34.95% if a trigger event, as described in the designation of the Camber Series C Preferred Stock occurs), payable upon redemption, conversion, or maturity, and when, as and if declared by the Camber Board in its discretion, provided that upon any redemption, conversion, or maturity, seven years of dividends are due and payable on such redeemed, converted or matured stock. The Camber Series C Preferred Stock ranks senior to the common stock. The Camber Series C Preferred Stock has no right to vote on any matters, questions or proceedings of Camber including, without limitation, the election of directors except: (a) during a period where a dividend (or part of a dividend) is in arrears; (b) on a proposal to reduce Camber’s share capital; (c) on a resolution to approve the terms of a buy-back agreement; (d) on a proposal to wind up Camber; (e) on a proposal for the disposal of all or substantially all of Camber’s property, business and undertakings; and (f) during the winding-up of Camber.

The Camber Series C Preferred Stock may be converted into shares of common stock (“Conversion Shares”) at any time at the option of the holder, or at Camber’s option if certain equity conditions (as defined in the certificate of designation for the Camber Series C Preferred Stock), are met. Upon conversion, Camber will pay the holders of the Camber Series C Preferred Stock being converted through the issuance of common shares, in an amount equal to the dividends that such shares would have otherwise earned if they had been held through the maturity date (i.e., seven years), and issue to the holders such number of shares of common stock equal to $10,000 per share of Camber Series C Preferred Stock (the “Face Value”) multiplied by the number of such shares of Camber Series C Preferred Stock divided by the applicable conversion price of $162.50 (after adjustment following the December 21, 2022 reverse stock split) adjusted for any future forward or reverse splits.

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The conversion premium under the Camber Series C Preferred Stock is payable and the dividend rate under the Camber Series C Preferred Stock is adjustable. Specifically, the conversion rate of such premiums and dividends equals 95% of the average of the lowest 5 individual daily volume weighted average prices during the Measuring Period (as defined below), not to exceed 100% of the lowest sales prices on the last day of the Measuring Period, less $0.05 per share of common stock, unless a trigger event has occurred, in which case the conversion rate equals 85% of the lowest daily volume weighted average price during the Measuring Period, less $0.10 per share of common stock not to exceed 85% of the lowest sales prices on the last day of such the Measuring Period, less $0.10 per share. The “Measuring Period” is the period beginning, if no trigger event has occurred, 30 trading days, and if a trigger event has occurred, 60 trading days, before the applicable notice has been provided regarding the exercise or conversion of the applicable security, and ending, if no trigger event has occurred, 30 trading days, and if a trigger event has occurred, 60 trading days, after the applicable number of shares stated in the initial exercise/conversion notice have actually been received into the holder’s designated brokerage account in electronic form and fully cleared for trading. Trigger events are described in the designation of the Camber Series C Preferred Stock, but include items which would typically be events of default under a debt security, including filing of reports late with the SEC.

The Camber Series C Preferred Stock has a maturity date that is seven years after the date of issuance and, if the Camber Series C Preferred Stock has not been wholly converted into shares of common stock prior to such date, all remaining outstanding Camber Series C Preferred Stock will automatically be converted in to shares of common stock, to the extent Camber has sufficient authorized but unissued shares of common stock available for issuance upon conversion. Notwithstanding any other provision of this designation, available authorized and unissued shares of common stock will be a limit and cap on the maximum number of common shares that could be potentially issuable with respect to all conversions and other events that are not solely within the control of Camber. Camber will at all times use its best efforts to authorize sufficient shares. The number of shares required to settle the excess obligation is fixed on the date that net share settlement occurs. The Dividend Maturity Date will be indefinitely extended and suspended until sufficient authorized and unissued shares become available. 100% of the Face Value, plus an amount equal to any accrued but unpaid dividends thereon, automatically becomes payable in the event of a liquidation, dissolution or winding up by Camber.

Camber may not issue any preferred stock that is pari passu or senior to the Camber Series C Preferred Stock with respect to any rights for a period of one year after the earlier of such date (i) a registration statement is effective and available for the resale of all shares of common stock issuable upon conversion of the Camber Series C Preferred Stock, or (ii) Rule 144 under the Securities Act is available for the immediate unrestricted resale of all shares of common stock issuable upon conversion of the Camber Series C Preferred Stock.

The Camber Series C Preferred Stock is subject to a beneficial ownership limitation, which prevents any holder of the Camber Series C Preferred Stock from converting such Camber Series C Preferred Stock into common stock, if upon such conversion, the holder would beneficially own greater than 9.99% of Camber’s outstanding common stock.

Pursuant to the Camber Series C COD, the fifth amended and restated version of which was filed as required by the October 2021 Agreements, holders of the Camber Series C Preferred Stock are permitted to vote together with holders of common stock on all matters other than election of directors and shareholder proposals (including proposals initiated by any holders of preferred shares), on an as-if converted basis, subject to the beneficial ownership limitation in the Camber Series C COD, even if there are insufficient shares of authorized common stock to fully convert the Camber Series C Preferred Stock. Also pursuant to the October 2021 Agreements, due to the occurrence of a Trigger Event Camber no longer has the right to conduct an early redemption of the Camber Series C Preferred Stock as provided for in the Designation.

On October 31, 2022, Camber filed with the Secretary of State of Nevada an amendment to the Camber Series C COD (the “Amendment”), dated as of October 28, 2022 (the “Amendment Date”), pursuant to agreements between Camber and each of Discover and Antilles signed on October 28, 2022, which amended the Camber Series C COD such that (i) beginning on the Amendment Date and thereafter, when determining the conversion rate for each share of Camber Series C Preferred Stock based on the trading price of Camber’s common stock over a certain number of previous days (“Measurement Period”), no day will be added to what would otherwise have been the end of any Measurement Period for the failure of the Equity Condition (as defined in the Camber Series C COD), even if the volume weighted average trading price (“Measuring Metric”) is not at least $1.50 and each Investor waived the right to receive any additional shares of common stock that might otherwise be due if such Equity Condition were to apply after the Agreement Date, including with respect to any pending Measurement Period; and (ii) (A) beginning on the Amendment Date and for the period through December 30, 2022, the Measuring Metric will be the higher of the amount provided in Section I.G.7.1(ii) of the COD and $0.20, and (B) beginning at market close on December 30, 2022 and thereafter, the Measuring Metric will be the volume weighted average trading price of the common stock on any day of trading following the date of first issuance of the Camber Series C Preferred Stock.

As of December 31, 2022, 730,241 common shares are due to a prior holder of Camber Series C Preferred Stock in connection with prior conversions. Camber anticipates issuing these common shares to EMC if Camber’s shareholders approve an increase in Camber’s authorized capital.

As of December 31, 2022, Antilles Family Office, LLC held 270 shares of Camber Series C Preferred Stock and Camber estimated these shares would be able to convert into approximately 6.69 million common shares pursuant to the conversion formula set out in the Camber Series C COD associated with the Camber Series C Preferred Stock, using approximately $1.2813 as the low volume weighted average price of Camber Common Stock for the purposes of calculating the Conversion Premium due upon conversion. If the low volume weighted average price of Camber Common Stock falls below $1.2813 during the Measurement Period (as defined in the Camber Series C COD, amended), Antilles would be entitled to more than 6.69 million common shares.

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Camber Series G Preferred Stock

On or about December 30, 2021, Camber filed with the State of Nevada a Certificate of Designations of Preferences, Powers, Rights and Limitations of Series G Redeemable Convertible Preferred Stock (the “COD”).

Pursuant to the COD, the Camber Series G Preferred Stock may be converted into shares of common stock at any time at the option of the holder at a price per share of common stock equal to one cent above the closing price of Camber Common Stock on the date of the issuance of such shares of Camber Series G Preferred Stock, or as otherwise specified in the Stock Purchase Agreement, subject to adjustment as otherwise provided in the COD. Upon conversion, Camber will pay the holders of the Camber Series G Preferred Stock being converted a conversion premium equal to the amount of dividends that such shares would have otherwise earned if they had been held through the maturity date.

The Camber Series G Preferred Stock, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior to Camber Common Stock; (b) junior to the Camber Series C Preferred Stock, (c) senior to the Series E Redeemable Convertible Preferred Stock and Series F Redeemable Convertible Preferred Stock, as such may be designated as of the date of this Designation, or which may be designated by Camber after the date of this Designation; (d) senior, pari passu or junior with respect to any other series of preferred stock, as set forth in the Certificate of Designations of Preferences, Powers, Rights and Limitations with respect to such preferred stock; and (d) junior to all existing and future indebtedness of Camber.

Except as prohibited by applicable law or as set forth herein, the holders of shares of Camber Series G Preferred Stock will have the right to vote together with holders of common stock and Camber Series C Preferred Stock on all matters other than the election of directors and any shareholder proposals (including proposals initiated by any holder of shares of Camber Series G Preferred Stock), in each instance on an as-converted basis, subject to the beneficial ownership limitation in the COD even if there are insufficient shares of authorized common stock to fully convert the shares of Camber Series G Preferred Stock into common stock.

Commencing on the date of the issuance of any such shares of Camber Series G Preferred Stock, each outstanding share of Camber Series G Preferred Stock will accrue cumulative dividends at a rate equal to 10.0% per annum, subject to adjustment as provided in the COD (to a maximum of 30% per annum), of the Face Value. Dividends will be payable with respect to any shares of Camber Series G Preferred Stock upon any of the following: (a) upon redemption of such shares in accordance with the COD; (b) upon conversion of such shares in accordance with the COD; and (c) when, as and if otherwise declared by the Camber Board.

Dividends, as well as any applicable Conversion Premium payable hereunder, will be paid in shares of common stock valued at (i) if there is no Material Adverse Change (“MAC”) as at the date of payment or issuance of common shares for the Conversion Premium, as applicable, (A) 95.0% of the average of the 5 lowest individual daily volume weighted average prices of the common stock on the Trading Market during the applicable Measurement Period, which may be non-consecutive, less $0.05 per share of common stock, not to exceed (B) 100% of the lowest sales price on the last day of such Measurement Period less $0.05 per share of common stock, or (ii) during the time that any MAC is ongoing, (A) 85.0% of the lowest daily volume weighted average price during any Measurement Period for any conversion by Holder, less $0.10 per share of common stock, not to exceed (B) 85.0% of the lowest sales price on the last day of any Measurement Period, less $0.10 per share of common stock.

On the Dividend Maturity Date, Camber may redeem any or all shares of Camber Series G Preferred Stock by paying its holder, in registered or unregistered shares of common stock valued at an amount per share equal to 100% of the Liquidation Value for the shares redeemed, and Camber will use its best efforts to register such shares.

Anti-Takeover Provisions Under The Nevada Revised Statutes

Business Combinations

Sections 78.411 to 78.444 of the NRS prohibit a Nevada corporation from engaging in a “combination” with an “interested stockholder” for two years following the date that such person becomes an interested stockholder and place certain restrictions on such combinations even after the expiration of the two-year period.  With certain exceptions, an interested stockholder is a person or group that owns 10% or more of the corporation’s outstanding voting power (including stock with respect to which the person has voting rights and any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding or upon the exercise of conversion or exchange rights) or is an affiliate or associate of the corporation and was the owner of 10% or more of such voting stock at any time within the previous three years.

A Nevada corporation may elect not to be governed by Sections 78.411 to 78.444 by a provision in its articles of incorporation. Camber does not have such a provision in its Articles of Incorporation, as amended, therefore, these sections do apply to Camber.

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Control Shares

Nevada law also seeks to impede “unfriendly” corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other stockholders at a meeting.  With certain exceptions, an acquiring person is one who acquires or offers to acquire a “controlling interest” in the corporation, defined as one-fifth or more of the voting power.  Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days.  The statute covers not only the acquiring person but also any persons acting in association with the acquiring person.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. Camber has a provision in its bylaws pursuant to which Camber has elected to opt out of Sections 78.378 to 78.3793; therefore, these sections do not apply to Camber.

Removal of Directors

Section 78.335 of the NRS provides that 2/3rds of the voting power of the issued and outstanding shares of Camber are required to remove a director from office.  As such, it may be more difficult for stockholders to remove directors due to the fact the NRS requires greater than majority approval of the stockholders for such removal.

Listing

Camber’s shares of common stock are currently quoted on the NYSE American under the symbol “CEI.”

Transfer Agent and Registrar

The transfer agent and registrar for Camber’s common stock is Cleartrust, LLC, 16540 Pointe Village Drive, Suite 205, Lutz, Florida 33558, and the phone number is (813) 235-4490.

MANAGEMENT FOLLOWING THE MERGER

Officers and Directors

Following completion of the Merger, James A. Doris, the current Chief Executive Officer and Director of Viking, and current Chief Executive Officer and Chairman of the board of directors of Camber, will serve as Chief Executive Officer of the combined company, and certain other current executive officers of Viking will serve as executive officers of the combined company. Otherwise, no determination has been made as to which of the officers and directors from Camber and Viking, respectively, will continue to serve on the board of directors and management of the combined company after the Merger, nor has there been a determination as to the size of the board of directors of the combined company.

The following table lists the names, ages as of April 20, 2023, and current positions at Camber or Viking for each of the individuals who may serve as executive officers and directors of Camber following completion of the Merger:

Name	Age	Position
James A. Doris	50	President, Chief Executive Officer and Director of Camber and Viking
John McVicar	59	Chief Financial Officer of Viking
Lawrence B. Fisher	84	Director of Viking
David Herskovits	72	Director of Viking
Frank W. Barker, Jr.	67	Chief Financial Officer of Camber
Robert Green	61	Director of Camber
Fred S. Zeidman	76	Director of Camber
James G. Miller	73	Director of Camber

The principal occupation and business experience during the last five years for each of the individuals who may serve as executive officers and directors of Camber following completion of the Merger are as follows.  Such information is based upon information received by us from such persons.

James A. Doris – President, Chief Executive Officer and Director - Mr. Doris was appointed as Chief Executive Officer and Chairman of the Camber Board on December 23, 2020 in conjunction with the acquisition of Viking by Camber. He has been an officer and director of the Viking since 2014 and has been an integral part of transitioning Viking to an appropriate platform to facilitate growth. He has over 25 years of experience negotiating national and international business transactions. Formerly a lawyer in Canada, Mr. Doris represented domestic and foreign clients regarding their investment activities in Canada for over 16 years. Prior to starting his own law firm, Mr. Doris served as Executive Vice President and In-House Counsel for a real estate investment and development company as well as working at one of Canada’s leading law firms. Mr. Doris graduated cum laude from the University of Ottawa.

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John McVicar – Chief Financial Officer - Mr. McVicar joined Viking as CFO in June 2022. He brings 35 years of international business experience in Management Consulting and Finance. He is a retired partner of EY LLP where he spent a total of 23 years in management consulting and audit. He has also served as CFO of TSX and TSXV listed companies and held several regional finance leadership roles with large U.S. and Canadian multinationals in Canada, the U.S., South America and Asia. Mr. McVicar is a CPA, CA and received an MBA from Duke University and a B. Comm from Queen's University. He also holds an ICD.D from the Institute of Corporate Directors.

Lawrence B. Fisher – Director - Mr. Fisher practiced securities law in New York City for over 40 years. He was Partner in the law firm Orrick, Herrington & Sutcliffe for 11 years until retirement in 2002. While at the firm, Mr. Fisher was Partner-In-Charge of the New York office and a member of the firm’s Executive Committee. Prior to Orrick, Mr. Fisher was a partner in the New York law firm Kelley, Drye & Warren for 10 years, including 3 years as a member of the firm’s Executive Committee, and prior to his time at Kelley, Drye & Warren, Mr. Fisher was associate and then partner in the law firm Parker, Chapin and Flattau for an aggregate of 22 years, 5 as an associate and the remainder as a partner. There, too, Mr. Fisher was a member of the firm’s Executive Committee. Mr. Fisher graduated from Columbia College in 1960 and Columbia Law School in 1963 and was a Research Fellow at the London School of Economics from 1963-1965. Mr. Fisher was a member of the Board of Directors of National Bank of New York City in excess of 30 years until retirement in 2000, and he was a member of the Board of Directors of Financial Federal Corporation until its sale 7 years ago. In December 2020, Mr. Fisher joined the Board of GBS, Inc., a publicly traded life science company.

David Herskovits – Director - Mr. Herskovits is a retired audit partner of Deloitte & Touche LLP. Mr. Herskovits joined Deloitte in 1974, was admitted to the partnership in 1985, and retired in 2013. During his career, Mr. Herskovits was responsible for major audit engagements for public and private companies. He also served in several technical and quality assurance roles at the firm. Mr. Herskovits received an MBA from Harvard University and a B.S. from Cornell University.

Frank W. Barker, Jr. – Chief Financial Officer - Mr. Barker was appointed as Chief Financial Officer for Camber on December 23, 2020 in conjunction with the acquisition of Viking by Camber. Mr. Barker is a Certified Public Accountant licensed to practice in the State of Florida. Mr. Barker provided professional services to Viking beginning in 2015. On December 29, 2017, Mr. Barker accepted the position as Chief Financial Officer of Viking and served as Chief Financial Officer of Viking through June 2022. Mr. Barker has vast experience providing strategic, financial, accounting and tax-related services in various capacities to both Public and Private entities, including Compliance Reporting with the Securities and Exchange Commission, the planning, preparation and oversight of annual audit functions, presentation of financial data to Public Company Boards, turn-around management, bankruptcy and asset recovery, Strategic planning for survival of troubled companies, financial forecasting and cash flow management, litigation support and forensic analysis, mergers and acquisitions and reverse mergers. Mr. Barker has served as Chief Financial Officer of several Public Companies with Revenues in excess of $40 million. Mr. Barker’s Industry experience include the fields of Defense Contracting, Manufacturing, Alternative Energy, Electrical Contracting, Healthcare Research and Construction, Oil and Gas, Health Care Services and Administration, Not for Profit, Retail, Distribution, Gaming, Real Estate, Professional Services, Internet Technologies, Media Communications, Web Based Technologies, Banking, Investments, Insurance, Private Equity, Municipal and County Governments and Treasure Exploration. Mr. Barker received a B.A. in Accounting and Finance from the University of South Florida, Tampa, Florida in 1978.

Robert Green – Director - Robert Green was appointed to the Camber Board in conjunction with the acquisition of Viking and is a former Fortune 100 chief executive officer in the energy, telecommunication and utility industries, and has extensive experience in capital markets, mergers and acquisitions, and regulatory and legislative strategies. Mr. Green has served on the boards of directors of seven publicly traded companies and was elected chairman of the board of two New York Stock Exchange (NYSE) companies and three other publicly listed companies. He guided these companies and others in capital markets strategies involving initial public offerings (IPOs) and private investments with a combined value of more than $5 billion and more than 50 merger, acquisition and divestiture transactions, some of which surpassed $1 billion. Mr. Green has been a Partner at the law firm Husch Blackwell since 2003.

Fred S. Zeidman – Director - In December 2014, Mr. Zeidman was appointed as Chairman of Gordian Group LLC, a U.S. investment bank specializing in board level advice in complex, distressed or “story” financial matters. Mr. Zeidman currently serves as Director of External Affairs of MCNA Dental, lead Director of Straight Path Communications, Inc., Director REMA and Director Prosperity Bank in Houston. He was formerly Restructuring Officer of TransMeridian Exploration Inc. and Chief Bankruptcy Trustee of AremisSoft Corp. Mr. Zeidman, Chairman Emeritus of the United States Holocaust Memorial Council, was appointed by President George W. Bush in March 2002 and served in that position from 2002-2010. A prominent Houston based business and civic leader, Mr. Zeidman also is Chairman Emeritus of the University of Texas Health Science System Houston and Director and Chief Financial Officer of the Texas Heart Institute. He is on the board of the Development Corp of Israel (Israel Bonds) and served on the Board of the National World War II Museum. Over the course of his distinguished 50-year career, Mr. Zeidman has been involved in numerous high-profile workouts, restructurings and reorganizations. He was the former CEO, President and Chairman of Seitel, Inc., a Houston-based onshore seismic data provider where he was instrumental in the successful turnaround of the company. He held the post of Chairman of the Board and CEO of Unibar Corporation, the largest domestic independent drilling fluids company, until its sale to Anchor Drilling Fluids in 1992. Mr. Zeidman holds a Bachelor’s degree from Washington University in St. Louis and a Master’s in Business Administration from New York University.

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James G. Miller – Director - Mr. Miller is a retired corporate executive, having served as president and CEO of several energy companies. He has previously served on the Board of Directors of companies listed on NYSE, NASDAQ and the Australian Stock Exchange. From 2009 until 2016, Mr. Miller served as a Director of Guardian 8 Holdings. From December 31, 2010 through March 2018, he was a Director of Enerjex Resources, Inc. (NYSE American), an oil and gas exploration and production company, and chaired the Audit Committee. In March 2018, Enerjex executed a merger which concluded his Board service. He also served on the Board of Trustees of The Nature Conservancy, Missouri Chapter, for 16 years and is a past Board Chair. Mr. Miller holds a BS in Electrical Engineering and an MBA in management from the University of Wisconsin-Madison.

Material Legal Proceedings involving Affiliates of Camber’s Management

Shareholder-Related Litigation

Camber was the target of a “short” report issued by Kerrisdale Capital in early October, 2021, and as a result of such short report, on October 29, 2021, a Class Action Complaint (i.e. C.A.No.4:21-cv-03574) was filed against Camber, its CEO and CFO by Ronald E. Coggins, Individually and on Behalf of All Others Similarly Situated v. Camber Energy, Inc., et al.; in the U.S. District Court for the Southern District of Texas, Houston Division, pursuant to which the Plaintiffs are seeking to recover damages alleged to have been suffered by them as a result of the defendants’ violations of federal securities laws. The defendants deny the allegations contained in the Class Action Complaint and have engaged Baker Botts L.L.P. to defend the action.

On or about June 30, 2022, Camber was made aware of a Shareholder Derivative Complaint filed in the U.S. District Court for the Southern District of Texas, Houston Division (Case No. 4:22-cv-2167) against Camber, its current directors, and certain of its former directors (the “Houston Derivative Complaint” and, together with the Nevada Derivative Complaint, the “Derivative Complaints”). The allegations contained in the Houston Derivative Complaint involve state-law claims for breach of fiduciary duty and unjust enrichment and a federal securities claim under Section 14(a) of the Securities Exchange Act of 1934. On January 20, 2023, the U.S. District Court held that certain claims brought by the plaintiff relating to director actions and statements made in proxy statements prior to June 30, 2019, were time barred, but did not dismiss certain claims brought by plaintiff relating to director actions and statements made in proxy statements after June 30, 2019. Pursuant to Article 6 of the Camber Bylaws, on February 15, 2023, the Camber Board formed a Committee of the Board (the “Special Litigation Committee”) to investigate, analyze, and evaluate the remaining allegations in the Houston Derivative Complaint. The Special Litigation Committee’s investigation and evaluation remains ongoing. At this time, Camber is not able to predict the outcome of the Special Litigation Committee investigation or these claims.

The defendants deny the allegations contained in the Class Action Complaint and Houston Derivative Compliant and have engaged Baker Botts L.L.P. to defend the actions.

On or about April 18, 2022, Camber was made aware of a Shareholder Derivative Complaint filed with the District Court in Clark County, Nevada (Case No.: A-22-848486-B) against it and its directors, and on or about May 4, 2022 Camber was made aware of a second Shareholder Derivative Complaint filed with the District Court in Clark County, Nevada (Case No. A-22-852069-B) against it and its directors. On July 18, 2022, the shareholder plaintiff in Case No. A-22-848486-B voluntarily dismissed his lawsuit, and on December 12, 2022 the shareholder plaintiff in Case No. A-22-852069-B voluntarily dismissed his lawsuit.

Except as outlined above, to Camber’s knowledge, none of the individuals to be appointed as Camber’ directors or officers were involved in any of the following during the past 10 years:  (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being a named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, (5) being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any Federal or State securities or commodities law or regulation; (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (6) being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Related Party Transactions of Camber’s Management

None of the individuals listed above who are expected to become the officers and directors of Camber following the Merger have engaged in any transactions with Camber, or in any transactions in which any of the foregoing individuals had or will have a direct or indirect material interest.

Camber Director Independence, Committees and Nomination Process

No determination has been made as to which of the directors from Camber and Viking, respectively, will be appointed to serve on the committees of the of the combined company after the Merger. The below table shows the committees on which directors of the Camber Board and Viking Board, respectively, currently serve:

Camber Board Committees:

Name	Audit	Nominating and Governance	Compensation
James A. Doris – N
Robert Green – I
Fred Zeidman – I	M	C	C
James G. Miller – I	C	M	M

I = Independent

N = Non-Independent

C = Chairperson

M - Member

The Camber Board believes Mr. Fred Zeidman, Mr. Robert Green and Mr. James G. Miller are independent as defined in Section 803(A) of the NYSE American Company Guide and Mr. James A. Doris is not deemed to be independent under the same criteria.

Viking Board Committees:

Name	Audit
James A. Doris – N
Lawrence Fisher – I	M
David Herskovits – I	C

I = Independent

N = Non-Independent

C = Chairperson

M - Member

The Viking Board believes Mr. David Herskovits and Mr. Lawrence Fisher are independent as defined in Section 803(A) of the NYSE American Company Guide and Mr. James A. Doris is not deemed to be independent under the same criteria.

Compensation Paid to Members of Camber’s Board of Directors

The current members of the Camber Board, who may be appointed as directors of Camber post-Merger, have received $13,334 per quarter as compensation for their service on the Camber Board from Camber prior to the date of this joint proxy statement/prospectus.

Proposed Remuneration For Board and Committees Following the Closing of the Merger

It is anticipated that independent Camber Board members will be compensated $53,336 each, per year, payable quarterly, following the closing of the Merger.

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Audit Committee

The Audit Committee’s function is to provide assistance to the Camber Board in fulfilling the Camber Board’s oversight functions relating to the integrity of Camber’s financial statements, Camber’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of Camber’s independent auditors, and perform such other activities consistent with its charter and Camber’s Bylaws as the Audit Committee or the Camber Board deems appropriate.  The Audit Committee produces an annual report for inclusion in Camber’s proxy statement.  The Audit Committee is directly responsible for the appointment, retention, compensation, oversight and evaluation of the work of the independent registered public accounting firm (including resolution of disagreements between Camber’s management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.  The Audit Committee shall review and pre-approve all audit services, and non-audit services that exceed a de minimis standard, to be provided to us by Camber’s independent registered public accounting firm.  The Audit Committee carries out all functions required by the NYSE American, the SEC and the federal securities laws.

The Audit Committee has the sole authority, at its discretion and at Camber’s expense, to retain, compensate, evaluate and terminate Camber’s independent auditors and to review, as it deems appropriate, the scope of Camber’s annual audits, Camber’s accounting policies and reporting practices, Camber’s system of internal controls, Camber’s compliance with policies regarding business conduct and other matters.  In addition, the Audit Committee has the authority, at its discretion and at Camber’s expense, to retain special legal, accounting or other advisors to advise the Audit Committee.

The Audit Committee’s charter is available on Camber’s website at www.camber.energy at “Governance” “Policies” and was filed as Exhibit 14.3 to Camber’s Annual Report on Form 10-K/A for the year ended March 31, 2009, filed with the Commission on July 29, 2009.

Compensation Committee

The Compensation Committee is responsible for the administration of Camber’s stock compensation plans, approval, review and evaluation of the compensation arrangements for Camber’s executive officers and directors and oversees and advises the Camber Board on the adoption of policies that govern Camber’s compensation and benefit programs.  In addition, the Compensation Committee has the authority, at its discretion and at Camber’s expense, to retain advisors to advise the Compensation Committee.  The Compensation Committee may delegate its authority to subcommittees of independent directors, as it deems appropriate.

The Compensation Committee’s charter is available on Camber’s website at www.camber.energy at “Governance” - “Policies” and was filed as Exhibit 14.5 to Camber’s Annual Report on Form 10-K/A for the year ended March 31, 2009, filed with the Commission on July 29, 2009.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for (1) assisting the Camber Board by identifying individuals qualified to become Camber Board members; (2) recommending individuals to the Camber Board for nomination as members of the Camber Board and its committees; (3) leading the Camber Board in its annual review of the Camber Board’s performance; (4) monitoring the attendance, preparation and participation of individual directors and to conduct a performance evaluation of each director prior to the time he or she is considered for re-nomination to the Camber Board; (5) reviewing and recommending to the Camber Board responses to shareowner proposals; (6) monitoring and evaluating corporate governance issues and trends; (7) providing oversight of the corporate governance affairs of the Camber Board and Camber, including consideration of the risk oversight responsibilities of the full Camber Board and its committees; (8) assisting the Camber Board in organizing itself to discharge its duties and responsibilities properly and effectively; and (9) assisting the Camber Board in ensuring proper attention and effective response to stockholder concerns regarding corporate governance.  Camber has not paid any third party a fee to assist in the process of identifying and evaluating candidates for director.

The Nominating and Governance Committee uses a variety of methods for identifying and evaluating director nominees.  The Nominating and Governance Committee also regularly assesses the appropriate size of the Camber Board and whether any vacancies on the Camber Board are expected due to retirement or other circumstances.  In addition, the Nominating and Governance Committee considers, from time to time, various potential candidates for directorships.  Candidates may come to the attention of the Nominating and Governance Committee through current Camber Board members, professional search firms, stockholders or other persons.  These candidates may be evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year.

The Nominating and Governance Committee evaluates director nominees at regular or special Committee meetings pursuant to the criteria described above and reviews qualified director nominees with the Camber Board.  The Committee selects nominees that best suit the Camber Board’s current needs and recommends one or more of such individuals for election to the Camber Board.

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The Nominating and Governance Committee will consider candidates recommended by stockholders, provided the names of such persons, accompanied by relevant biographical information, are properly submitted in writing to the Secretary of Camber.  The Secretary will send properly submitted stockholder recommendations to the Committee.  Individuals recommended by stockholders in accordance with these procedures will receive the same consideration received by individuals identified to the Committee through other means.  The Committee also may, in its discretion, consider candidates otherwise recommended by stockholders without accompanying biographical information, if submitted in writing to the Secretary.

In addition, Camber’s Bylaws permit stockholders to nominate directors at an annual meeting of stockholders or at a special meeting at which directors are to be elected in accordance with the notice of meeting pursuant to the requirements of Camber’s Bylaws and applicable NYSE American and SEC rules and regulations.

The Nominating and Governance Committee’s charter is available on Camber’s website at www.camber.energy at “Governance” - “Policies” and was filed as Exhibit 99.2 to Camber’s Annual Report on Form 10-K for the year ended March 31, 2013, filed with the Commission on June 28, 2013.

Director Nominations Process

As described above, the Nominating and Governance Committee will consider qualified director candidates recommended in good faith by stockholders of Camber, provided those nominees meet the requirements of NYSE American and applicable federal securities law.  The Nominating and Governance Committee’s evaluation of candidates recommended by stockholders does not differ materially from its evaluation of candidates recommended from other sources.  Any stockholder wishing to recommend a nominee should submit the candidate’s name, credentials, contact information and his or her written consent to be considered as a candidate.  These recommendations should be submitted in writing to Camber’s principal business address, attention Secretary.  The proposing stockholder should also include his or her contact information and a statement of his or her share ownership.  The Nominating and Governance Committee may request further information about stockholder recommended nominees in order to comply with any applicable laws, rules, Camber’s Bylaws or regulations or to the extent such information is required to be provided by such stockholder pursuant to any applicable laws, rules or regulations.

Camber Executive Officer Compensation

The following table sets forth information concerning the compensation of our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the most highly compensated executive officer other than the CEO and CFO who was serving as an executive officer of Camber for the years ended December 31, 2022 and 2021 (Camber did not have any executive officers other than its CEO and CFO as of December 31, 2022 and December 31, 2021), and up to two additional individuals for whom disclosure would have been required had they been serving as an executive officer at the end of the last completed fiscal year (collectively, the “Named Executive Officers”).

Name and Principal Position	Period Ending	Consulting Fees/Salary		Bonus	Stock Awards	All Other Compensation*		Total
James A. Doris Chief Executive Officer (1)	December 31, 2022	$-		$-	$-	$240,000	(2)	$240,000
	December 31, 2021	N/A		N/A	N/A	180,000	(2)	180,000

Frank W. Barker, Jr. Chief Financial Officer (3)	December 31, 2022	$-		$-	$-	$240,000	(4)	$240,000
	December 31, 2021	N/A		N/A	N/A	180,000	(4)	180,000

Louis G. Schott Former Interim Chief Executive Officer (5)	December 31, 2022	$14,860	(6)	$-	$-	-		$14,860
	December 31, 2021	$176,836	(6)	$-	$-	$-		$176,836

Robert Schleizer Former Chief Financial Officer (7)	December 31, 2022	$-		$-	$-	$-		$-
	December 31, 2021	$165,052	(8)	$-	$-	$-		$165,052

* Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is more than $10,000.

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No executive officer earned any non-equity incentive plan compensation or nonqualified deferred compensation during the periods reported above. The value of the Stock Awards in the table above was calculated based on the fair value of such securities calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(1)	Mr. Doris was appointed as Chief Executive Officer on December 23, 2020.

(2)

The amounts included in “All Other Compensation” for the years ended December 31, 2022 and 2021, are comprised of $240,000 and $180,000, respectively, paid AGD Advisory Group, Inc., a company affiliated with Mr. Doris.

(3)	Mr. Barker was appointed as Chief Financial Officer on December 23, 2020.

(4)

The amounts included in “All Other Compensation” for the year ended December 31, 2022 and 2021, are comprised of $240,000 and $180,000, respectively, paid FWB Consulting, Inc., a company affiliated with Mr. Barker

(5)	Mr. Schott served as the Interim Chief Executive Officer of Camber from May 2018 through his resignation on December 23, 2020.

(6)	Mr. Schott worked on a consulting basis through Fides Energy LLC (“Fides”). Total fees paid by Camber to Fides during the years ended December 31 2022 and 2021 were $14,860 and $176,836, respectively.

(7)

Mr. Schleizer served as Chief Financial Officer (beginning as Interim Chief Financial Officer) since June 2, 2017, as a member of the Camber Board of Directors since October 6, 2017, and as Treasurer of Camber since January 9, 2018. He resigned from all three positions on December 23, 2020.

(8)

Mr. Schleizer worked on a consulting basis through BlackBriar Advisors LLC (“BlackBriar”). Total fees paid by Camber to BlackBriar during the years ended December 31, 2022 and 2021 were $0 and $165,042, respectively.

Outstanding Equity Awards at Fiscal Year-End

None of Camber’s Named Executive Officers had any stock options or stock awards outstanding as of December 31, 2022.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

On September 16, 2021, the Audit Committee of Camber dismissed Marcum LLP (“Marcum”) as its independent registered public accounting firm, effective as of such date.

The report of Marcum on Camber’s consolidated financial statements as of March 31, 2020 and March 31, 2019 and for the years then ended did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, other than an explanatory paragraph relating to Camber’s ability to continue as a going concern. The consolidated financial statements as of March 31, 2020 and March 31, 2019, and for the years then ended were the most current audited financial statements of Camber, Camber changed its fiscal year to December 31st on February 4, 2021, and on September 11, 2021, Camber determined that those audited financial statements should not be relied on, and filed a Current Report on Form 8-K with the Securities and Exchange Commission on or about September 16, 2021, regarding that non-reliance.

During Camber’s fiscal year ended December 31, 2021, the transition period ended December 31, 2020, and through May 6, 2022, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the matter in its report on the consolidated financial statements for such year.

On September 17, 2021, the Audit Committee approved the appointment of Turner, Stone & Company, L.L.P. as Camber’s independent registered public accounting firm, and such engagement was formalized on September 21, 2021.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Camber, as a smaller reporting company (as defined by Rule 12b-2 of the Exchange Act), is not required to furnish information required by this item.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion addresses the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of shares of Viking Common Stock that exchange their shares of Viking Common Stock for shares of Camber Common Stock in the Merger.  The discussion is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and differing interpretations.  Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this joint proxy statement/prospectus.  Tax considerations arising under foreign, state or local laws, or U.S. federal laws other than those pertaining to U.S. federal income tax (such as estate or gift tax laws), are not addressed in this joint proxy statement/prospectus.

For purposes of this discussion, the term “U.S. holder” refers to a beneficial owner of Viking Common Stock that is, for U.S. federal income tax purposes:

·	an individual citizen or resident of the United States;

·	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

·

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person; or

·	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to U.S. holders of Viking Common Stock that hold their shares of Viking Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).  This discussion is not a complete description of all of the tax consequences of the Merger and, in particular, does not address any consequences arising under the alternative minimum tax, unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith).  This discussion also does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, for example:

·	banks, thrifts, mutual funds, insurance companies or other financial institutions;

·	partnerships, S corporations, or other pass-through entities (or investors in partnerships, S corporations, or other pass-through entities);

·	tax-exempt organizations or governmental organizations;

·	dealers or brokers in stocks, securities, commodities, or currencies;

·	traders in securities that elect to use a mark-to-market method of accounting;

·	individual retirement or other deferred accounts;

·	persons that hold shares of Viking Common Stock as part of a straddle, hedge, appreciated financial position, constructive sale, conversion, integrated or other risk reduction transaction;

·	regulated investment companies or real estate investment trusts;

·	U.S. holders whose “functional currency” is not the U.S. dollar;

·	U.S. expatriates;

·	persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;

·	holders who directly, indirectly or constructively own (or at any time during the five-year period ending on the date of the Merger owned) 5% or more Viking Common Stock; and

·	stockholders who acquired their shares of Viking Common Stock through the exercise of employee stock options, as a restricted stock award or otherwise as compensation.

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If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Viking Common Stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and partnership.  Partnerships holding shares of Viking Common Stock and partners in such partnerships should consult their tax advisors about the tax consequences of the Merger to them.

This discussion is not tax advice and does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the Merger.  The actual tax consequences of the Merger to you may be complex and will depend on your specific situation and on factors not within Camber’s or Viking’s control.  You should consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including any federal, state, local or foreign and other tax laws and of changes in those laws.

Camber and Viking intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.  It is a condition to Viking’s obligation to complete the Merger that Viking receive an opinion from external counsel or an independent public or certified accountant, dated the closing date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  This opinion will be based on customary representation letters provided by Camber and Viking and on customary factual assumptions.  This opinion will not be binding on the IRS and neither Camber nor Viking has requested or intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger.  As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.  In addition, if any of the representations, warranties, covenants or assumptions (including the assumption that the Merger will be completed in accordance with the terms of the Merger Agreement and as described in this joint proxy statement/prospectus) upon which the opinion described above is based are inconsistent with the actual facts, or if any condition contained in the Merger Agreement and affecting this opinion is breached or is waived by any party, the U.S. federal income tax consequences of the Merger could be adversely affected.

Provided the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the Merger to U.S. holders generally are as follows:  U.S. holders of Viking Common Stock who exchange their shares of Viking Common Stock for shares of Camber Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes.  Each U.S. holder’s aggregate tax basis in the shares of Camber Common Stock received in the Merger (including any fractional share deemed received and sold for cash, as discussed below) will equal such U.S. holder’s aggregate adjusted tax basis in the shares of Viking Common Stock exchanged in the Merger.  The holding period of the shares of Camber Common Stock received by a U.S. holder in the Merger (including any fractional share deemed received and sold for cash, as discussed below) will include such U.S. holder’s holding period for the shares of Viking Common Stock exchanged in the Merger.  If a U.S. holder holds different blocks of Viking Common Stock (generally, Viking Common Stock acquired on different dates or at different prices), such U.S. holder should consult its tax advisor with respect to the determination of the tax basis and/or holding periods of the particular shares of Camber Common Stock received in the Merger.

The preceding discussion is intended only as an overview of the material U.S. federal income tax consequences of the Merger and is not tax advice.  It is not a complete analysis or discussion of all potential tax considerations that may be important to you.  Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

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COMPARISON OF STOCKHOLDERS’ RIGHTS

In the Merger, holders of Viking Common Stock will receive shares of Camber Common Stock in exchange for their shares of Viking Common Stock, holders of Viking Series C Preferred Stock will receive shares of New Camber Series A Preferred Stock and holders of Viking Series E Preferred Stock will receive shares of New Camber Series H Preferred Stock.  Camber and Viking are both organized under the laws of the State of Nevada.  The following is a summary of the material differences between (1) the current rights of holders of Viking Common stock, Viking Series C Preferred Stock and Viking Series E Preferred Stock under the NRS and the Viking governing documents, and (2) the current rights of holders of Camber Common Stock, Camber Series A Preferred Stock and Camber Series H Preferred Stock under the NRS and the Camber governing documents.

Camber and Viking believe that this summary describes the material differences between the rights of holders of Camber Common Stock, Camber Series A Preferred Stock and Camber Series H Preferred Stock as of the date of this joint proxy statement/prospectus and the rights of holders of Viking Common Stock,  Viking Series C Preferred Stock and Viking Series E Preferred Stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences.  Copies of Camber’s and Viking’s governing documents have been filed with the SEC.  To find out where copies of these documents can be obtained, see “Where You Can Find More Information” beginning on page 202.

	Camber	Viking
Authorized Capital Stock

Camber’s authorized capital stock consists of (i) 20,000,000 shares of Camber Common Stock, par value $0.001 per share; and (ii) 10,000,000 shares of Camber Preferred Stock, par value of $0.001 per share.  If the Camber Charter Amendment Proposal is approved by Camber Stockholders at the Camber Special Meeting, if not previously approved in connection with Camber’s special meeting of stockholders scheduled to be held April 26, 2023, effective upon the completion of the Merger, Camber’s authorized capital stock will consist of (i) 500,000,000 shares of Camber Common Stock, par value $0.001 per share; and (ii) 10,000,000 shares of preferred stock, par value of $0.001 per share.

As of the record date for the Camber Special Meeting, there were                          shares of Camber Common Stock outstanding,                shares of Camber Series C Preferred Stock outstanding,           shares of Camber Series G Preferred Stock outstanding, and no other shares of preferred stock outstanding.

Viking’s authorized capital stock consists of (i) 500,000,000 shares of Viking Common Stock, par value of $0.001 per share; and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share.

As of the record date for the Viking Special Meeting, there were shares of Viking Common Stock outstanding, shares of Viking Series C Preferred Stock outstanding, shares of Viking Series E Preferred Stock outstanding, and no other shares of preferred stock outstanding.

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Preferred Stock:

The Camber Articles of Incorporation authorizes the Camber Board to issue from time to time one or more series of preferred stock, consisting of such number of shares and having such voting powers, designations, preferences, relative rights and limitations as the Camber Board shall determine.

As of the record date for the Camber Special Meeting, Camber has               shares of Camber Series C Preferred Stock outstanding,              shares of Camber Series G Preferred Stock outstanding, and no other shares of preferred stock outstanding.  Camber Series C Preferred Stock and Camber Series G Preferred Stock are described in greater detail under “Description of Camber Capital Stock”, beginning on page 178.

Viking’s articles of incorporation (the “Viking Articles of Incorporation”) authorizes the Viking Board to issue from time to time one or more series of preferred stock, consisting of such number of shares and having such voting powers, designations, preferences, relative rights and limitations as the Viking Board shall determine.

As of the record date for the Viking Special Meeting, Viking has                 shares of Viking Series C Preferred Stock outstanding,                 shares of Viking Series E Preferred Stock outstanding, and no other shares of preferred stock outstanding.

Viking Series C Preferred Stock and Viking Series E Preferred Stock are described in greater detail under “The Merger Agreement—Treatment of Viking Convertible Securities and Preferred Stock”, beginning on page 166.

Voting Rights:

Holders of Camber Common Stock are entitled to one (1) vote for each share of stock which has voting power upon the matter in question.

As discussed above, holders of Camber Series A Preferred Stock will have the right to vote, on a limited range of matters, 890 voting shares per share of Camber Series A Preferred Stock.

As discussed above, holders of Camber Series H Preferred Stock will have one (1) vote per share.

There are no cumulative voting rights in the election of directors.

Holders of Viking Common Stock are entitled to one (1) vote for each share of stock which has voting power upon the matter in question.

As discussed above, after the Voting Trigger Date, holders of shares of Viking Series C Preferred Stock are entitled to 37,500 votes for each share of Series C Preferred Stock held by them in connection with the matter in question.

As discussed above, holders of Viking Series E Preferred Stock are entitled to one (1) vote for each share of stock which has voting power upon the matter in question.

For the election of directors, Viking’s bylaws (the “Viking Bylaws”) provide that holders of Viking Common Stock are entitled to cumulative voting rights, which means that in each election of directors each holder is entitled to cast as many votes as the number of shares of Viking Common Stock held by such holder multiplied by the number of directors to be elected and may cast all such votes for the election of one nominee or distribute such votes among two (2) or more nominees.

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Size of Board of Directors:

The Camber Bylaws require that there be not less than one (1) director nor more than ten (10) directors on the Camber Board, the exact number of directors to be determined from time to time by the Camber Board or the majority of Camber Stockholders.

The Viking Articles of Incorporation and Viking Bylaws generally provide that the number of directors on the Viking Board shall be fixed by the Viking Board in the Viking Bylaws or by the Viking Board in an amendment to the Viking Bylaws, and if the Viking Board amends the Viking Bylaws to change the number of directors, the Viking Board shall submit such change to the Viking Stockholders to approve at the next Viking Stockholder meeting.

Stockholder Nomination of Directors for Election or Stockholder Proposals to take other action:

The Camber Bylaws provide that nominations for directors and other actions proposed to be taken by the Camber Stockholders may be made at an annual meeting of Camber Stockholders, provided the stockholder provide timely notice to the secretary of Camber.

To be timely, a stockholder’s notice must be delivered to or mailed and received at Camber’s principal executive offices (i) not earlier than the close of business on the day which falls 120 days prior to the one year anniversary of Camber’s last annual Camber Stockholder meeting, and (ii) not later than the close of business on the day which falls 90 days prior to the one year anniversary of Camber’s last annual Camber Stockholder meeting, unless the annual Camber Stockholder meeting date occurs more than 30 days before or 30 days after the one year anniversary of the last annual Camber Stockholder meeting.  In that case, Camber must receive proposals (i) not earlier than the close of business on the 120th day prior to the date of the annual Camber Stockholder meeting, and (ii) not later than (x) the close of business on the later of the 90th day prior to the date of the annual Camber Stockholder meeting, or (y) if the first public announcement of the date of the annual Camber Stockholder meeting is less than 100 days prior to the date of the meeting, the 10th day following the day on which Camber first makes a public announcement of the date of the annual Camber Stockholder meeting.

Such notice must be in writing and must include a (i) a brief description of the business desired to be brought before the annual Camber Stockholder meeting and the reasons for conducting such business at the meeting; (ii) the name and record address of the stockholder proposing such business; (iii) the class, series and number of shares of capital stock of Camber which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business.

The Viking Bylaws do not provide for the nomination of directors by the Viking Stockholders or proposals for other actions to be taken.
Election of Directors

The Camber Bylaws provide that director nominees shall be elected by the vote of the plurality of votes cast at an annual meeting of Camber Stockholders or an adjourned annual Camber Stockholder meeting.

The Viking Bylaws provide that director nominees shall be elected by the vote of the plurality of votes cast at an annual meeting of Viking Stockholders, an adjourned annual meeting of Viking Stockholders, or a Special Meeting of the Viking Stockholders called by the directors as soon as possible thereafter.

Vacancies on the Board of Directors:

The Camber Bylaws provide that vacancies, including vacancies arising through resignation, retirement, removal from office, disqualification, or death or through an increase in the number of directors, may be filled by a majority of the remaining directors, the sole remaining director or a majority of the Camber Stockholders.

The Viking Bylaws provide that vacancies for a reason other than vacancies created by the removal of a director by the Viking Stockholders or by an increase in the number of directors may be filled by the Viking Board, acting by the majority of the directors then in office, even if less than a quorum.  Vacancies created by the removal of a director by the Viking Stockholders at a meeting shall be filled by the Viking Stockholders at that meeting unless the Viking Stockholders fail to fill the vacancy, in which case the Viking Board may fill the vacancy.  Vacancies created by increasing the number of directors shall be elected by the Viking Stockholders at the next regular annual meeting of Viking Stockholders or at a special meeting of Viking Stockholders called for that purpose.

Removal of Directors:

The Camber Articles of Incorporation and Camber Bylaws provide that any director or the entire Camber Board may be removed from office at any time, with or without cause, by the vote of the holders of two-thirds of the outstanding shares entitled to vote at an election of directors.

Under the NRS, any director or the entire Viking Board may be removed from office at any time by the vote of the holders of two-thirds of the outstanding shares entitled to vote at an election of directors.

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Amendments to Organizational Documents:

Under the NRS, an amendment to the articles of incorporation generally requires the approval of (i) the board of directors, (ii) a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment, and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon, if any.

The Camber Articles of Incorporation and Camber Bylaws do not provide for a different standard to amend the Camber Articles of Incorporation than that provided under the NRS.

The Camber Board has concurrent power with the Camber Stockholders to adopt and repeal the Camber Bylaws.

Under the NRS, an amendment to the articles of incorporation generally requires the approval of (i) the board of directors, (ii) a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment, and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon, if any.

The Viking Articles of Incorporation and Viking Bylaws do not provide for a different standard to amend the Viking Articles of Incorporation than that provided under the NRS.

The Viking Board is authorized and empowered from time to time in its discretion to make, alter, amend or repeal the Viking Bylaws, provided that if the Viking Board amends the Viking Bylaws, the Viking Board shall submit such change to the Viking Stockholders to approve at the next Viking Stockholders meeting.

Stockholder Action by Written Consent:

The Camber Bylaws provide that any action required to be or which may be taken at any annual or special Camber Stockholder meeting, may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The Viking Articles of Incorporation and Viking Bylaws do not specifically provide for action to be taken by written consent, but the NRS generally permit any action required to be or which may be taken at any annual or special Viking Stockholder meeting, may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Special Meetings of Stockholders:

The Camber Articles of Incorporation and Camber Bylaws provide that special meetings of the Camber Stockholders may be called by the corporation only at the request (i) of the Camber Board or the chairman of the Camber Board, (ii) Camber’s president or a committee of the Camber Board whose powers and authority include the power to call meetings, or (iii) holders of at least 10% of all shares entitled to vote at the special meeting.  Except for requests by the Camber Board or chairman of the Camber Board, the request must be in writing, specify the general nature of the business proposed to be transacted at the meeting, and be delivered personally or sent by registered mail or by facsimile transmission to the secretary of Camber.  Business transacted at all special meetings of Camber Stockholders must be confined to the matters set forth in the notice.

The Camber Board must determine the date, time and place of any special meeting, which must be held not more than ninety (90) days after the receipt of the written request.

The Viking Articles of Incorporation and Viking Bylaws provide that special meetings of the Viking Stockholders may be called by written request of Viking’s president or by the holders of at least 33% of the stock entitled to vote at the meeting.  The meeting shall be held not less than 10 days nor more than 60 days after receipt of the request, as fixed by the Viking Board.  If the Viking Board fails to fix a time or place, the meeting shall be held at Viking’s principal office at a time as shall be fixed by the secretary of Viking within the above time limits.

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Quorum:

The Camber Bylaws provide that except as otherwise provided by law, 33% of all of the shares of the stock entitled to vote at the meeting, represented in person or by proxy, shall constitute a quorum for the transaction of business.

The Viking Bylaws provide that a majority of the outstanding shares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business.
Notice of Stockholder Actions/Meetings:

The Camber Bylaws require the written notice of all meetings to be personally delivered, mailed to, or electronically transmitted to each Camber Stockholder of record entitled to vote not less than ten (10) days nor more than sixty (60) days before the date of such meeting.  Such notice shall specify the place, date and hour of the meeting and, in the case of a special meeting, also shall state the purpose(s) of the meeting.

The Viking Bylaws require the written notice of all meetings to be mailed or delivered to each Viking Stockholder of record entitled to vote not less than ten (10) days nor more than sixty (60) days before the date of such meeting.  Such notice shall specify the purpose or purposes of the meeting, and the time and place such meeting.

Exchange Act Proxy Access:	The Camber Bylaws do not provide for proxy access.	The Viking Bylaws do not provide for proxy access.

Limitation of Liability of Directors and Officers:

The Camber Articles of Incorporation provide that Camber’s directors and officers shall not be personally liable to Camber or Camber’s Stockholders for damages for breach of such directors’ or officers’ fiduciary duty, but do not eliminate liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the NRS.

The Viking Articles of Incorporation provides a director or officer shall not be liable to the corporation or its Viking Stockholders for damages for breach of fiduciary duty as a director or officers, except to the extent such exemption from liability or limitation thereof is (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) for the payment of dividends in violation of Section 78.300 of the NRS.  If the NRS are amended thereafter to authorize corporate action further limiting the personal liability of directors or officers, then the liability of the directors or officers shall be limited to fullest extent permitted by the NRS.

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Indemnification of Directors and Officers:

The Camber Bylaws provide that Camber shall indemnify every (i) present or former director, advisory director or officer of Camber, (ii) any person who while serving in any of the capacities referred to in clause (i) served at Camber’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Camber Board or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each, an “Indemnitee”).  The Camber Bylaws provide that Camber shall indemnify each Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which Camber was, is or is threatened to be named as a defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity, that his conduct was in Camber’s best interests and, in all other cases, that his conduct was at least not opposed to Camber’s best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to Camber or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to Camber.  Camber believes that the indemnification provisions in its articles of incorporation, as amended, and Camber Bylaws, as amended, are necessary to attract and retain qualified persons as directors and officers.

The Camber Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (i) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s official capacity, or (ii) found liable to Camber.  The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a), (b) or (c) in the preceding paragraph.  An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.  Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys’ fees for the Indemnitee.  The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

The Viking Articles of Incorporation provides that the corporation shall, to the fullest extent permitted under the NRS, indemnify its current and former directors and officers from and against any and all expenses (including attorneys’ fees), liabilities or other matters connected with any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative.

The Viking Bylaws provide similar indemnification rights to Viking’s current and former directors and officers and Viking employees, except that the individual’s right to reimbursement is limited in relation to matters as to which he or she has been adjudged liable to Viking for negligence or misconduct in the performance of his or her duties, or was derelict in the performance of his or her duty as director, officer or employee by reason of willful misconduct, bad faith, gross negligence or reckless disregard of the duties of his or her office or employment.

Anti-Takeover Provisions:

The Camber Bylaws contain a provision electing to “opt-out” of the anti-takeover sections of the NRS, Sections 78.378 to 78.3793 et seq.  of the NRS.  These sections, which generally govern acquisitions of controlling interests of corporations with over 200 stockholders of record, dictate that the person who acquires a controlling percentage of shares may not vote their controlling shares unless the other stockholders have restored those voting rights.  Since Camber has elected to “opt-out,” these anti-takeover sections of the NRS do not apply to Camber.

The Viking Articles of Incorporation contains a provision electing to “opt-out” of the anti-takeover sections of the NRS, Sections 78.378 to 78.3793 et seq.  of the NRS.  These sections, which generally govern acquisitions of controlling interests of corporations with over 200 stockholders of record, dictate that the person who acquires a controlling percentage of shares may not vote their controlling shares unless the other stockholders have restored those voting rights.  Since Viking has elected to “opt-out,” these anti-takeover sections of the NRS do not apply to Viking.

Stockholder Rights Plan:	Camber does not currently have a stockholder rights plan in effect.	Viking does not currently have a stockholder rights plan in effect.

APPRAISAL RIGHTS

Camber Stockholders may vote against each of the Camber Issuance Proposals if they do not favor the Merger.  Camber Stockholders are not entitled to appraisal rights under Chapters 78 and 92A of the NRS.

Viking Stockholders.  Viking Stockholders who comply with the requirements of the NRS and who do not vote in favor of the Viking Merger proposal, may elect to exercise statutory dissenters’ rights under the NRS.  For more information, see the text of the Nevada dissenters’ rights statute, Sections 92A.300 – 92A.500 of the NRS, which is reproduced in its entirety as Annex F to this joint proxy statement/prospectus.

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SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF CAMBER

Security Ownership of Directors and Executive Officers

The table below reports, as of April 20, 2023, information known to Camber regarding the beneficial ownership of Camber Common Stock by each director and named executive officer of Camber and by all directors and executive officers of Camber as a group.  Unless otherwise indicated, the persons below have sole voting and investment power with respect to the shares of Camber Common Stock showed as beneficially owned by them.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including securities that such he, she or it has the right to acquire within 60 days.

Percentage ownership of Camber Common Stock in the table is based on 22,219,753 shares of common stock issued and outstanding as of April 20, 2023, assuming the conversion of all shares of Camber Series C Preferred Stock issued and outstanding as of April 20, 2023, subject to a beneficial ownership limitation preventing conversion into our common stock if the holder would be deemed to beneficially own more than 9.99% of our common stock. This table is based on information supplied by officers, directors and selling stockholders and by Schedules 13D and Schedules 13G, if any, filed with the SEC.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Camber Energy, Inc., 15915 Katy Freeway, Suite 450, Houston, Texas 77094.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Class
James A. Doris	-	*
Frank W. Barker	-	*
Robert Green	-	*
Fred S. Zeidman	-	*
James G. Miller	-	*
All directors and executive officers as a group (5 individuals)	-	*

* Represents less than 1% of the outstanding Camber Common Stock.

The table below reports, as of April 20, 2023, information known to Camber regarding the beneficial ownership of Camber Common Stock by holders of more than five percent of Camber Common Stock as of the dates reported by such holders. Unless otherwise noted, all ownership information is based upon filings made by such persons with the SEC.

Name	Number of Shares of Common Stock Owned	Percent of Class
Antilles Family Office, LLC(1)	2,219,753	9.99%

(1) 5330 Yacht Haven Grande, Suite 206, St. Thomas, U.S. Virgin Islands, 00802. As of March 10, 2023, Antilles holds 238 shares of Camber Series C Preferred Stock, 5,272 shares of Camber Series G Preferred Stock, which are currently not convertible into common stock, and 2,000,000 warrants; provided that, pursuant to the terms of the Camber Series C COD and the Camber Series G COD, Camber may not issue shares of common stock which, when aggregated with all other shares of common stock then deemed beneficially owned by Antilles, would result in the reporting person holding at any one time more than 9.99% of all common stock outstanding immediately after giving effect to such issuance. Additionally, Discover, which Camber believes is an affiliate of Antilles, holds 1,000,000 warrants. As of April 20, 2023, (i) the 2,000,000 warrants held by Antilles have an exercise price of $100.00 per warrant for the first 1,000,000 warrants, and an exercise price of $200.00 per warrant for the remaining 1,000,000 warrants, and (ii) the 1,000,000 warrants held by Discover have an exercise price of $500.00 per warrant for the first 500,000 warrants, and an exercise price of $1,000.00 per warrant for the remaining 500,000 warrants. Accordingly, given the current trading price of the Camber Common Stock, the aforementioned 9.99% beneficial ownership limitation and the fact that, given Camber’s believe that Discover is an affiliate of Antilles, Antilles may be deemed to beneficially own any shares of Camber Common Stock held by Discover, Camber does not believe Antilles or Discover will exercise these warrants or convertible the loan balance therefore increasing its beneficial ownership in excess of 9.99%. Camber believes that John Burke has voting and dispositive control over the securities held by the shareholder. Antilles and Discover have contractually agreed not to vote any shares except as requested by the Camber Board.

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SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF VIKING

To Viking’s knowledge, the following table sets forth certain information regarding the beneficial ownership of shares of Viking Common Stock as of the close of business on April 20, 2023, and with respect to:  each person known by Viking to beneficially own 5% or more of the outstanding shares of Viking Common Stock; each member of the Viking Board; each named executive officer; and the members of the Viking Board and Viking’s current executive officers as a group.

Viking has determined beneficial ownership in accordance with the rules of the SEC.  Except as indicated by the footnotes below, Viking believes, based on the information furnished to Viking, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Viking Common Stock that he, she or it beneficially owns.

Applicable percentage ownership and voting power is based on 124,068,050 shares of Viking Common Stock outstanding as of April 20, 2023, which assumes full conversion of the issued and outstanding shares of Viking Series C Preferred Stock and full exercise of all warrants considered to be outstanding pursuant to SEC Rule 13d-3(d)(1).

Security Ownership of Directors and Executive Officers

Unless otherwise noted below, the address of each beneficial owner listed in the table below is 15915 Katy Freeway, Suite 450, Houston, Texas, 77094.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class(2)
James A. Doris(3)	71,845,338	57.91%
David Herskovits(4)	73,890	*
Lawrence Fisher(5)	47,323	*
John McVicar	-	*
All directors and executive officers as a group (4 individuals)	71,966,551	58.01%

*      Represents less than 1.0 percent.

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of the Viking Common Stock unless otherwise stated herein.

(2) As of April 20, 2023, a total of 114,780,967 shares of the Viking Common Stock, 28,092 shares of the Viking Series C Preferred Stock, 475 shares of the Viking Series E Preferred Stock, and 9,259,261 warrants are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any warrants exercisable within 60 days have been included for purposes of calculating the relevant percentage ownership.

(3) Includes 1,666,667 warrants to purchase Viking Common Stock held by James Doris, 222,223 shares of Viking Common Stock held by Mr. Doris, 69,928,356 shares of Viking Common Stock held by Camber and 28,092 shares of Viking Common Stock issuable upon conversion of the 28,092 shares of Viking Series C Preferred Stock held by Mr. Doris. Mr. Doris is a member of the Camber Board of Directors, and therefore shares voting power with respect to shares issued in the name of Camber. Accordingly, Mr. Doris may be deemed a beneficial owner of shares issued in the name of Camber pursuant to Rule 13d-3 promulgated under the Exchange Act.

(4) Includes 66,667 warrants to purchase Viking Common Stock held by David Herskovits.

(5) Includes 44,444 warrants to purchase Viking Common Stock held by Lawrence Fisher.

5% Stockholders:	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class(2)
Camber Energy, Inc.(3)	69,928,356	56.36%

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of the Viking Common Stock unless otherwise stated herein.

(2) As of April 20, 2023, a total of 114,780,967 shares of the Viking Common Stock, 28,092 shares of the Viking Series C Preferred Stock, 475 shares of the Viking Series E Preferred Stock, and 9,259,261 warrants are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any warrants exercisable within 60 days have been included for purposes of calculating the relevant percentage ownership.

(3) 15915 Katy Freeway, Suite 450, Houston, Texas, 77094.

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SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF COMBINED COMPANY SUBSEQUENT TO MERGER

The following table sets forth certain information regarding beneficial ownership of Camber Common Stock following the effective date of the Merger, by (i) each person known expected to be the beneficial owner of more than 5% of outstanding Camber Common Stock (or shares of Camber Preferred Stock convertible into Camber Common Stock) as of the effective date of the Merger, (ii) each director and each of named executive officers of Camber and Viking, and (iii) all executive officers and directors of Viking and Camber as a group.  The below table incorporates the Exchange Ratio whereunder (A) each share of Viking Common Stock will be entitled to receive one share of Camber Common Stock, (B) each share of Viking Series C Preferred Stock will be entitled to receive one share of New Camber Series A Preferred Stock and (C) each share of Viking Series E Preferred Stock will be entitled to receive one share of New Camber Series H Preferred Stock.  The below table also assumes that there will be 89,070,241 outstanding shares of Camber Common Stock after the Merger based on the number of outstanding shares as of April 20, 2023, which assumes full conversion of the issued and outstanding shares of Camber Series C Preferred Stock and New Camber A Preferred Stock.  The below is for informational purposes only and is subject to change prior to or after the effective date or the Merger.  The below also assumes there will be no changes in the beneficial ownership of the individuals or entity disclosed below through the closing date of the Merger.

The number of securities of Camber beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date of determination, through the exercise of any stock option, warrant or other right.  Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table.  The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class
James A. Doris(2)	10,787,007	12.11%
Frank W. Barker, Jr.(3)	3,888,889	4.37%
Robert Green		*	%
Fred S. Zeidman		*	%
James G. Miller		*	%
David Herskovits(4)	73,890	*	%
Lawrence Fisher(5)	47,323	*	%
John McVicar		*	%
All directors and executive officers as a group (8 individuals)	14,797,109	16.61%
5% Stockholders:
Antilles Family Growth Fund(6)	6,059,777	6.80%

* Less than 1%.

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of Viking’s common stock.

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For each beneficial owner above, any warrants exercisable within 60 days and beneficially owned by such beneficial owner have been included for purposes of calculating the relevant percentage under the beneficial ownership of common stock column.

(2) Includes 1,666,667 warrants to purchase Camber Common Stock held by James Doris, 222,223 shares of Camber Common Stock held by Mr. Doris, and conversion of approximately 9,998 of 28,092 New Camber Series A Preferred Stock held by Mr. Doris, in each case following the Merger. The conversion of the Series A Preferred Stock is subject to a 9.99% ownership restriction.

(3) Includes 3,888,889 warrants to purchase Camber Common Stock held by Frank J. Barker, Jr. following the Merger.

(4) Includes 66,667 warrants to purchase Camber Common Stock held by David Herskovits following the Merger.

(5) Includes 44,444 warrants to purchase Camber Common Stock held by Lawrence Fisher following the Merger.

(6) 5330 Yacht Haven Grande, Suite 206, St. Thomas, U.S. Virgin Islands, 00802. As of March 10, 2023, Antilles holds 238 shares of Camber Series C Preferred Stock, 5,272 shares of Camber Series G Preferred Stock, which are currently not convertible into common stock, and 2,000,000 warrants; provided that, pursuant to the terms of the Camber Series C COD and the Camber Series G COD, Camber may not issue shares of common stock which, when aggregated with all other shares of common stock then deemed beneficially owned by Antilles, would result in the reporting person holding at any one time more than 9.99% of all common stock outstanding immediately after giving effect to such issuance. Additionally, Discover, which Camber believes is an affiliate of Antilles, holds 1,000,000 warrants. As of April 20, 2023, (i) the 2,000,000 warrants held by Antilles have an exercise price of $100.00 per warrant for the first 1,000,000 warrants, and an exercise price of $200.00 per warrant for the remaining 1,000,000 warrants, and (ii) the 1,000,000 warrants held by Discover have an exercise price of $500.00 per warrant for the first 500,000 warrants, and an exercise price of $1,000.00 per warrant for the remaining 500,000 warrants. Accordingly, given the current trading price of the Camber Common Stock, the aforementioned 9.99% beneficial ownership limitation and the fact that, given Camber’s believe that Discover is an affiliate of Antilles, Antilles may be deemed to beneficially own any shares of Camber Common Stock held by Discover, Camber does not believe Antilles or Discover will exercise these warrants or convertible the loan balance therefore increasing its beneficial ownership in excess of 9.99%. Camber believes that John Burke has voting and dispositive control over the securities held by the shareholder. Antilles and Discover have contractually agreed not to vote any shares except as requested by the Camber Board.

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VALIDITY OF COMMON STOCK

The validity of the shares of Camber Common Stock offered hereby will be passed upon for McDonald Carano LLP.

EXPERTS

Camber Energy, Inc.

The financial statements of Camber Energy, Inc. as of and for the fiscal years ended December 31, 2022 and 2021, included in this joint proxy statement/ prospectus, have been audited by Turner, Stone & Company, L.L.P., an independent registered public accounting firm, as stated in their report included herein (which includes an emphasis of matter pertaining to Camber’s ability to continue to operate as a going concern).  Such financial statements have been included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

Information included in this joint proxy statement/prospectus regarding estimates of Camber’s proved oil and natural gas reserves and the discounted present value of estimated future net revenue before income tax of Camber’s estimated proved reserves is based on reports prepared by Netherland, Sewell & Associates, Inc. All of such information has been included herein in reliance upon the authority of such firm as experts in such matters.

Viking Energy Group, Inc.

The financial statements of Viking Energy Group, Inc. as of and for the fiscal years ended December 31, 2022 and 2021, included in this joint proxy statement/ prospectus, have been audited by Turner, Stone & Company, L.L.P., an independent registered public accounting firm, as stated in their report included herein (which includes an emphasis of matter pertaining to Viking’s ability to continue to operate as a going concern).  Such financial statements have been included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

Camber Stockholder Proposals

Camber will hold an annual meeting of stockholders in 2023 regardless of whether the Merger has been completed.

Proposals of holders of Camber’s voting securities intended to be presented at Camber’s 2023 fiscal year Annual Meeting of stockholders and included in its proxy statement and form of proxy relating to such meeting pursuant to Rule 14a-8 of Regulation 14A must be received by Camber, addressed to its Secretary, at its principal executive offices at 15915 Katy Freeway, Suite 450 Houston, Texas 77094, not earlier than the close of business on April 19, 2023, and not later than the close of business on June 29, 2023, together with written notice of the stockholder’s intention to present a proposal for action at the fiscal 2023 Annual Meeting of stockholders, unless Camber’s annual meeting date occurs more than 30 days before or 30 days after September 27, 2023. In that case, Camber must receive proposals not earlier than the close of business on the 120th day prior to the date of the fiscal 2023 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or, if the first public announcement of the date of the Annual Meeting is less than 100 days prior to the date of the meeting, the 10th day following the day on which Camber first makes a public announcement of the date of the meeting. The notice must be personally delivered to Camber or sent by first class certified mail, return receipt requested, postage prepaid, and must include the name and address of the stockholder, the number of voting securities held by the stockholder of record, a statement that the stockholder holds such shares beneficially and the text of the proposal to be presented for vote at the meeting, a statement in support of the proposal, and must otherwise comply with Rule 14a-8 of Regulation 14A and the requirements of our Bylaws.

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The proposal should state as clearly as possible the proposal and should be accompanied by a supporting statement. The proposal, including the accompanying supporting statement, may not exceed 500 words. Upon receipt of any such proposal, Camber will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies. Camber reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable rules and requirements. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In addition to satisfying the foregoing requirements under the Camber Bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Camber Board’s nominees must provide notice that sets forth the information required by SEC Rule 14a-19 no later than July 29, 2023 (unless we move the meeting up or delay it by more than 30 days from September 27, 2023, in which case notice must be provided by the later of (i) 60 days prior to the date of the fiscal 2023 annual meeting or (ii) the 10th day following the day on which public announcement of the date of the fiscal 2023 annual meeting is first made by the registrant).

Viking Stockholder Proposals

If the Merger is completed on the expected timetable, Viking does not expect to hold a 2023 annual meeting of Viking stockholders (the “Viking 2023 Annual Meeting”). If, however, the Merger is not completed and the Viking 2023 Annual Meeting is held, under SEC rules, stockholders wishing to submit proposals for inclusion in the proxy statement for the Viking 2023 Annual Meeting must submit such written proposals to the following address: Viking Energy Group, Inc., 15915 Katy Freeway, Suite 450, Houston, Texas, 77094, Attention: Corporate Secretary. Proposals must have been received a reasonable time before Viking begins to print and send its proxy materials.

The notice must be personally delivered to Viking or sent by first class certified mail, return receipt requested, postage prepaid, and must include the name and address of the stockholder, the number of voting securities held by the stockholder of record, a statement that the stockholder holds such shares beneficially and the text of the proposal to be presented for vote at the meeting, a statement in support of the proposal, and must otherwise comply with Rule 14a-8 of Regulation 14A and the requirements of our Bylaws.

The proposal should state as clearly as possible the proposal and should be accompanied by a supporting statement. The proposal, including the accompanying supporting statement, may not exceed 500 words. Upon receipt of any such proposal, Viking will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies. Viking reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable rules and requirements. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In addition to satisfying the foregoing requirements under the Viking Bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Viking Board’s nominees must provide notice that sets forth the information required by SEC Rule 14a-19 no later than 60 days prior to the date of the Viking 2023 Annual Meeting, or (ii) the 10th day following the day on which public announcement of the date of the Viking 2023 Annual Meeting is first made by the registrant).

WHERE YOU CAN FIND MORE INFORMATION

Camber and Viking file annual, quarterly and current reports, proxy statements and other information with the SEC.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Camber and Viking, which can be accessed at http://www.sec.gov.  In addition, documents filed with the SEC by Camber, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing Camber’s website at www.camber.energy under the heading “Investors”, or, alternatively, by directing a request by telephone or mail to Camber Energy, Inc. at 15915 Katy Freeway, Houston, Texas, (281) 404-4387, and documents filed with the SEC by Viking will be available free of charge by accessing Viking’s website at www.vikingenergygroup.com under the heading “Investor Relations”, or, alternatively, by directing a request by telephone or mail to Viking Energy Group, Inc. at 15915 Katy Freeway, Houston, Texas, 77094, (281) 404-4387.  The web addresses of the SEC, Camber and Viking are included as inactive textual references only.  Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.

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Camber has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Camber’s securities to be issued in the Merger.  This joint proxy statement/prospectus constitutes the prospectus of Camber filed as part of the registration statement.  This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.  The registration statement and its exhibits are available for inspection and copying as set forth above.

Statements contained in this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

All information contained in this joint proxy statement/prospectus relating to Camber has been supplied by Camber, all such information relating to Viking has been supplied by Viking, and all such information relating to Merger Sub has been supplied by both Camber and Viking.  Information provided by either Camber, Merger Sub, or Viking does not constitute any representation, estimate or projection of any other party.

This document is a joint proxy statement/prospectus of Camber and Viking for the Camber and Viking Special Meeting.  Camber and Viking have not authorized anyone to give any information or make any representation about the Merger, Camber or Viking that is different from, or in addition to, that contained in this joint proxy statement/prospectus.  Therefore, if anyone does give you information of this sort, you should not rely on it.  The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

You may request additional copies of this joint proxy statement/prospectus and/or any of the documents filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part by contacting:

if you are a Camber Stockholder: Camber Energy, Inc. 15915 Katy Freeway, Suite 450 Houston, Texas 77094 (281) 404-4387 Attn: Investor Relations	if you are a Viking Stockholder: Viking Energy Group, Inc. 15915 Katy Freeway, Suite 450 Houston, Texas 77094 (281) 404-4387 Attn: Investor Relations

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.  Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus.

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INDEX TO THE FINANCIAL STATEMENTS

Camber Energy, Inc. Audited Financial Statements

Viking Energy Group, Inc. Audited Financial Statements

F-1

Your Vision Our Focus

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Camber Energy, Inc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Camber Energy, Inc. as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Camber Energy, Inc as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 3 to the financial statements, the entity has suffered recurring losses from operations, has a stockholder deficit and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to Camber Energy, Inc in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Camber Energy, Inc is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

F-2

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Series C Preferred Stock

As discussed in Notes 4, 9 and 13, the Company issued a series of preferred stock that contained several features which derived value from sources unrelated to the host preferred stock instrument. The Company determined certain of the features included in the Series C Preferred Stock designations, including the conversion, dividend and liquidation value, required that the conversion and dividend components be bifurcated and accounted for on a stand-alone basis as derivatives. The determination of fair value of these derivatives involved using complex valuation methodologies and significant assumptions including volume weighted prices and the estimated valuation of the Company’s common stock taking into consideration the effect of these dilutive instruments.

We identified auditing the Company’s evaluation of the accounting for the features included in the Series C Preferred Stock, specifically the methods and assumptions used to estimate the fair value of the derivative liabilities, as a critical audit matter.

How We Addressed the Matter in Our Audit:

The primary procedures we performed to address this critical audit matter included:

-

Obtaining and reviewing the underlying Series C Preferred Stock certificate of designation and related amendments to understand the terms and conditions, economic substance, and identify embedded features requiring evaluation.

-	Testing management’s development of the assumptions used in the valuation models applied and the reasonableness of those assumptions.

-

Obtaining an understanding of management’s process for developing the estimated fair value of the embedded features, including evaluation of the appropriateness of the method selected by the Company, identifying the significant assumptions used to determine the fair value estimate, and the application of those assumptions in the related method.

-	Testing the data and significant assumptions used in developing the fair value estimate, including procedures to determine whether the data was complete and accurate and sufficiently precise.

/s/ Turner, Stone & Company, L.L.P.

We have served as the Company’s auditor since 2021

Dallas, Texas

March 17, 2023

F-3

CAMBER ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2022	2021

ASSETS

Current assets
Cash	$1,166,596	$5,854,382
Accounts receivable - oil and gas - net	-	24,389
Prepaid expenses	56,833	56,833
Total current assets	1,223,429	5,935,604

Oil and gas properties, full cost method
Proved developed producing oil and gas properties, net	63,267	68,884
Total oil and gas properties, net	63,267	68,884

Due from Viking Energy Group, Inc.	6,572,300	4,100,000
Equity method investment	26,837,718	36,299,592

TOTAL ASSETS	$34,696,714	$46,404,080

LIABILITIES AND STOCKHOLDERS DEFICIT

Current liabilities
Accounts payable	$791,499	$1,449,335
Accrued expenses and other current liabilities	3,549,620	2,103,674
Current taxes payable	3,000	3,000
Warrant liability	5,894,179	-
Derivative liability	7,592,744	93,108,568
Total current liabilities	17,831,042	96,664,577

Long-term debt	33,927,760	21,500,000
Asset retirement obligation	61,545	53,055

TOTAL LIABILITIES	51,820,347	118,217,632

Commitments and contingencies (Note 11)
	-	-
STOCKHOLDERS' DEFICIT
Preferred Stock Series C, 5,200 shares authorized of $0.001 par value, 270 and 3,886 shares issued and outstanding as of December 31, 2022 and 2021, liquidation preference of $9,305,550 and $133,930,990 at December 31, 2022 and 2021, respectively.	1	4
Preferred Stock Series G, 25,000 authorized, $.001 par value, 5,272 and 10,544 issued and outstanding as of December 31, 2022 and 2021, respectively, liquidation preference of $0 as of December 31, 2022 and 2021, respectively	5	10
Common stock, 20,000,000 shares authorized of $0.001 par value, 18,092,663 and 5,142,641 shares issued and outstanding as of December 31, 2022 and 2021, respectively.	18,093	5,143
Additional paid-in-capital	571,888,348	409,469,406
Accumulated Deficit	(589,030,080)	(481,288,115)

TOTAL STOCKHOLDERS' DEFICIT	(17,123,633)	(71,813,552)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$34,696,714	$46,404,080

The accompanying notes are an integral part of these consolidated financial statements

F-4

CAMBER ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31,	December 31,
	2022	2021

Revenue
Oil and gas sales	$597,255	$401,222

Operating expenses
Lease operating costs	173,327	134,684
General and administrative	4,668,636	4,150,708
Stock based compensation	123,754	1,536,895
Depreciation, depletion, amortization and accretion	14,107	12,300

Total operating expenses	4,979,824	5,834,587

Loss from operations	(4,382,569)	(5,433,365)

Other income (expense)
Interest expense	(4,705,624)	(1,979,290)
Equity (deficit) in earnings of unconsolidated entity	(9,461,874)	(9,430,946)
Gain (loss) on derivative liability	(89,523,091)	(152,831,568)
Interest and other income	331,193	-

Total other income (expense)	(103,359,396)	(164,241,804)

Net loss before income taxes	(107,741,965)	(169,675,169)
Income tax benefit (expense)	-	-

Net loss attributable to Camber Energy, Inc.	(107,741,965)	(169,675,169)
Less preferred dividends	-	(84,156,455)

Net loss attributable to common stockholders	$(107,741,965)	$(253,831,624)

Income (loss) per weighted average number of common shares outstanding - basic and diluted	$(11.16)	$(102.29)

Weighted average number of common shares outstanding
basic and diluted	9,650,178	2,481,545

The accompanying notes are an integral part of these consolidated financial statements.

F-5

CAMBER ENERGY, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Series C		Series C		Series G
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock				Total
	Number		Number		Number		Number		Additional		Stockholders'
	Of Shares	Amount	Of Shares	Amount	Of Shares	Amount	Of Shares	Amount	Paid In Capital	Accumulated Deficit	(Deficit) Equity

For the year ended December 31, 2022

Balances, December 31, 2021	-	-	3,886	4	10,544	10	5,142,641	$5,143	$409,469,406	$(481,288,115)	(71,813,552)

Common Shares issued for:
Conversion of Series C preferred stock	-	-	(1,952)	(1)	-	-	4,279,480	4,279	51,756,173	-	51,760,451
True-Up Shares	-	-	-	-	-	-	8,514,198	8,514	53,666,332	-	53,674,846
Issuance of Common Shares for Consulting Fees	-	-	-	-	-	-	2,800	3	123,751	-	123,754
Redemption of Series C preferred stock for cash	-	-	(1,664)	(2)	-	-	-	-	(18,849,998)	-	(18,850,000)
Redemption of Series G preferred stock	-	-	-	-	(5,272)	(5)	-	-	(2,749,995)	-	(2,750,000)
Series C fair value adjustment	-	-	-	-	-	-	-	-	45,183,021	-	45,183,021
True-Up Derivative Settlement	-	-	-	-	-	-	-	-	24,420,597	-	24,420,597
Warrants issued for debt discount	-	-	-	-	-	-	-	-	14,763,393	-	14,763,393
Recognition of warrant liability	-	-	-	-	-	-	-	-	(5,894,179)	-	(5,894,179)
Adjustment for rounding on reverse	-	-	-	-	-	-	153,545	154	(153)	-	1
Net Loss	-	-	-	-	-	-	-	-	-	(107,741,965)	(107,741,965)

Balances December 31, 2022	-	$-	270	$1	5,272	$5	18,092,663	$18,093	$571,888,348	$(589,030,080)	$(17,123,633)

For the year ended December 31, 2021

Balances, December 31, 2020	2,093	5,946,052	-	-	-	-	500,000	$500	$209,386,884	$(311,612,946)	(102,225,562)

Common Shares issued for:
Conversion of Series C Preferred Stock	-	-	(1,672)	(2)	-	-	3,526,036	3,526	141,490,901	-	141,494,425
True-Up Shares	-	-	-	-	-	-	1,086,603	1,087	46,108,718	-	46,109,805
Issuance of Common Shares for Consulting Fees	-	-	-	-	-	-	30,002	30	1,494,828	-	1,494,858
Equity contribution	-	(11,208,840)	-	-	-	-	-	-	11,208,840	-	11,208,840
Warrants issued for compensation	-	-	-	-	-	-	-	-	42,037	-	42,037
Issuance of Series G Stock for cash	-	-	-	-	10,544	10	-	-	313,681	-	313,691
Issuance of Common stock warrants for cash	-	-	-	-	-	-	-	-	4,686,309	-	4,686,309
Issuance of Series C Preferred Shares for Cash Proceeds	1,890	6,164,308	-	-	-	-	-	-	(6,164,308)	-	(6,164,308)
Series C fair value adjustment	-	512,686	-	-	-	-	-	-	(512,686)	-	(512,686)
Issuance of Series C Preferred Shares for Cash Proceeds	-	-	1,575	2	-	-	-	-	-	-	2
Transfer of Series C Preferred Stock to Permanent Equity	(3,983)	(1,414,206)	3,983	4	-	-	-	-	1,414,202	-	1,414,206
Net Loss	-	-	-	-	-	-	-	-	-	(169,675,169)	(169,675,169)

Balances December 31, 2021	-	$-	3,886	$4	10,544	$10	5,142,641	$5,143	$409,469,406	$(481,288,115)	$(71,813,552)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

CAMBER ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,	December 31,
	2022	2021

Cash flows from operating activities:

Net loss	$(107,741,965)	$(169,675,169)

Adjustments to reconcile net loss to cash used by operating activities
Stock-based compensation	123,754	1,536,895
Depreciation, depletion, amortization and accretion	14,107	12,300
Change in fair value of derivative liability	89,523,091	152,831,569
Amortization of debt discount	3,191,154	-
(Equity) deficit in earnings of unconsolidated entity	9,461,874	9,430,946
Changes in operating assets and liabilities
Accounts receivable	24,389	(17,312)
Prepaid expenses and other assets	-	(22,622)
Accounts payable and accrued expenses	788,110	2,489,227

Net cash used in operating activities	(4,615,486)	(3,414,166)

Cash flows from investing activities:
Loans to Viking	(4,922,300)	(4,100,000)
Repayments received from Viking	2,450,000	-
Cash paid for Viking investment	-	(11,000,000)

Net cash provided (used) in investing activities	(2,472,300)	(15,100,000)

Cash flows from financing activities:
Proceeds from issuance of Series C Preferred Stock	-	15,000,000
Proceeds from issuance of Series G Preferred Stock	-	5,000,000
Redemption of Series C Preferred Stock	(18,850,000)	-
Redemption of Series G Preferred Stock	(2,750,000)	-
Proceeds from long-term debt	25,000,000	3,500,000
Repayment of long-term debt	(1,000,000)	-

Net cash provided by financing activities	2,400,000	23,500,000

Net increase (decrease) in cash	(4,687,786)	4,985,834
Cash, beginning of year	5,854,382	868,548

Cash, end of year	$1,166,596	$5,854,382

Supplemental Cash Flow Information
Cash paid for:
Interest	$66,710	$6,002
Taxes	$-	$-

Supplemental Non-Cash Investing and Financing Activities
Conversion of Series C Preferred Stock	$51,760,451	$141,494,425
True-up derivative settlement	$24,420,597	$-
Adjustment for rounding on reverse stock split	$154	$-
Warrants issued for debt discount	$14,763,394	$-
Recognition of warrant liability	$5,894,179	$-
Issuance of Series C Preferred Stock as investment in Viking	$-	$18,900,000

 The accompanying notes are an integral part of these consolidated financial statements.

F-7

CAMBER ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 RELATIONSHIP WITH AND OWNERSHIP OF VIKING ENERGY GROUP, INC.

On December 23, 2020 Camber Energy, Inc. (“Camber”, the “Company”) acquired a 51% interest in Viking Energy Group, Inc. (“Viking”). On January 8, 2021 and on July 29, 2021 the Company acquired additional interests in Viking resulting in the Company owning approximately 60.9% of the outstanding common shares of Viking at December 31, 2022. The Company accounts for its investment in Viking under the equity method of accounting because the Company has the ability to exercise significant influence over the operating and financial policies of Viking, but not control. The December 2020, January 2021 and July 2021 transactions and a merger agreement signed between Camber and Viking in February 2021 are described further below.

December 23, 2020 Transaction

On December 23, 2020, the Company entered into a Securities Purchase Agreement with Viking, pursuant to which Camber acquired 26,274,510 shares (“Camber’s Investment”) of Viking common stock (“Camber’s Viking Shares”), which constituted 51% of the total outstanding common stock of Viking, in consideration of (i) Camber’s payment of $10,900,000 to Viking (the “Cash Purchase Price”), and (ii) cancellation of $9,200,000 in promissory notes issued by Viking to Camber (“Camber’s Viking Notes”). Pursuant to the purchase agreement, Viking was obligated to issue additional shares of Viking common stock to Camber, if necessary, to ensure Camber owned at least 51% of the common stock of Viking through July 1, 2022.

In connection with Camber’s Investment, the Company and Viking terminated their previous merger agreement, dated August 31, 2020, as amended, and the Company assigned its membership interests in the Company’s unconsolidated subsidiary, Elysium Energy Holdings, LLC (“Elysium”), to Viking. Also in connection with Camber’s Investment, effective December 23, 2020, the Company (i) borrowed $12,000,000 from an institutional investor; (ii) issued the investor a promissory note in the principal amount of $12,000,000, accruing interest at the rate of 10% per annum and maturing December 11, 2022 (the “Camber Investor Note”); (iii) granted the Investor a first-priority security interest in Camber’s Viking Shares and Camber’s other assets pursuant to a pledge agreement and a general security agreement, respectively; and (iv) entered into an amendment to the Company’s $6,000,000 promissory note previously issued to the investor dated December 11, 2020 (the “Additional Camber Investor Note”), amending the acceleration provision of the note to provide that the note repayment obligations would not accelerate if the Company increased its authorized capital stock by March 11, 2021 (and the Company increased its authorized capital stock in February 2021 as required). In order to close Camber’s Investment, effective December 23, 2020, Viking entered into a Guaranty Agreement, guaranteeing repayment of the Camber Investor Note and the Additional Camber Investor Note.

On December 23, 2020, the Camber Investor Note was funded, and the Company and Viking closed Camber’s Investment, with the Company paying the Cash Purchase Price to Viking and cancelling Camber’s Viking Notes, as additional consideration. In exchange, Viking issued 26,274,510 shares of its common stock to Camber, representing 51% of Viking’s total outstanding common shares, the Viking Shares. At the closing, James Doris and Frank Barker, Jr., Viking’s CEO and CFO, respectively, at the time, were appointed the CEO and CFO of Camber, and Mr. Doris was appointed a member of the Board of Directors of Camber.

Acquisition of Additional Viking Shares

On January 8, 2021, the Company entered into another purchase agreement with Viking pursuant to which the Company agreed to acquire an additional 16,153,846 shares of Viking common stock (the “Shares”) in consideration of (i) the Company issuing 1,890 shares of Camber’s Series C Redeemable Convertible Preferred Stock to EMC Capital Partners, LLC (“EMC”), one of the Viking’s lenders which held a secured promissory note issued by Viking to EMC in the original principal amount of $20,869,218 in connection with the purchase of oil and gas assets on or about February 3, 2020 (the “EMC Note”); and (ii) EMC considering the EMC Note paid in full and cancelled pursuant to the Cancellation Agreement described below.

F-8

Simultaneously, on January 8, 2021, Viking entered into a Cancellation Agreement with EMC (the “Cancellation Agreement”) pursuant to which Viking agreed to pay $325,000 to EMC, and EMC agreed to cancel and terminate in the EMC Note and all other liabilities, claims, amounts owing and other obligations under the Note. At the same time, the Company entered into a purchase agreement with EMC pursuant to which (i) the Company agreed to issue 1,890 shares of Camber’s Series C Redeemable Convertible Preferred Stock to EMC, and (ii) EMC agreed to enter into the Cancellation Agreement with Viking to cancel the EMC Note.

February 2021 Merger Agreement with Viking

On February 15, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Viking. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, a newly formed wholly-owned subsidiary of Camber (“Merger Sub”) would merge with and into Viking (the “Merger”), with Viking surviving the Merger as a wholly-owned subsidiary of the Company.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share: (i) of common stock, of Viking (the “Viking Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares owned by Camber, Viking and Merger Sub, will be converted into the right to receive one share of common stock of the Company; and (ii) of Series C Convertible Preferred Stock of Viking (the “Viking Preferred Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one share of Series A Convertible Preferred Stock of the Company (the “Camber Series A Preferred Stock”). Each share of Camber Series A Preferred Stock will convert into 890 shares of common stock of Camber (subject to a beneficial ownership limitation preventing conversion into Camber common stock if the holder would be deemed to beneficially own more than 9.99% of the Company’s common stock), will be treated equally with the Company’s common stock with respect to dividends and liquidation, and will only have voting rights with respect to voting: (a) on a proposal to increase or reduce the Company’s share capital; (b) on a resolution to approve the terms of a buy-back agreement; (c) on a proposal to wind up Camber; (d) on a proposal for the disposal of all or substantially all of Camber’s property, business and undertaking; (f) during the winding-up of Camber; and/or (g) with respect to a proposed merger or consolidation in which Camber is a party or a subsidiary of Camber is a party. Holders of Viking Common Stock and Viking Preferred Stock will have any fractional shares of Camber common stock or preferred stock after the Merger rounded up to the nearest whole share.

At the Effective Time, each outstanding Viking equity award, will be converted into the right to receive the merger consideration in respect of each share of Viking Common Stock underlying such equity award and, in the case of Viking stock options, be converted into vested Camber stock options based on the merger exchange ratio calculated as provided above (the “Exchange Ratio”).

The Merger Agreement provides, among other things, that effective as of the Effective Time, James A. Doris, the current Chief Executive Officer of both the Company and Viking, shall continue to serve as President and Chief Executive Officer following the Effective Time. The Merger Agreement provides that, as of the Effective Time, the Combined Company will have its headquarters in Houston, Texas.

The Merger Agreement also provides that, during the period from the date of the Merger Agreement until the Effective Time, each of Viking and the Company will be subject to certain restrictions on its ability to solicit alternative acquisition proposals from third parties, to provide non-public information to third parties and to engage in discussions with third parties regarding alternative acquisition proposals, subject to customary exceptions. Viking is required to hold a meeting of its stockholders to vote upon the adoption of the Merger Agreement and, subject to certain exceptions, to recommend that its stockholders vote to adopt the Merger Agreement. The Company is required to hold a meeting of its stockholders to approve the issuance of Viking Common Stock and Viking Preferred Stock in connection with the Merger (the “Share Issuance”).

The completion of the Merger is subject to customary conditions, including (i) adoption of the Merger Agreement by the Company’s stockholders and approval of the Share Issuance by the Company’s stockholders, (ii) receipt of required regulatory approvals, (iii) effectiveness of a registration statement on Form S-4 for the Company’s common stock to be issued in the Merger (the “Form S-4”), and (iv) the absence of any law, order, injunction, decree or other legal restraint preventing the completion of the Merger or making the completion of the Merger illegal. Each party’s obligation to complete the Merger is also subject to certain additional customary conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) subject to certain exceptions, performance by the other party of its obligations under the Merger Agreement and (iii) the absence of any material adverse effect on the other party, as defined in the Merger Agreement.

F-9

Additional closing conditions to the Merger include that in the event the NYSE American determines that the Merger constitutes, or will constitute, a “back-door listing”/”reverse merger”, the Company (and its common stock) is required to qualify for initial listing on the NYSE American, pursuant to the applicable guidance and requirements of the NYSE as of the Effective Time.

The Merger Agreement can be terminated (i) at any time with the mutual consent of the parties; (ii) by either the Company or Viking if any governmental consent or approval required for closing is not obtained, or any governmental entity issues a final non-appealable order or similar decree preventing the Merger; (iii) by either Company or Viking if the Merger shall not have been consummated on or before August 1, 2021; (iv) by the Company or Viking, upon the breach by the other of a term of the Merger, which is not cured within 30 days of the date of written notice thereof by the other; (v) by Company or Viking is unable to obtain the affirmative vote of its stockholders for approval of the Merger; (vi) by Viking if Company is unable to obtain the affirmative vote of its stockholders required pursuant to the terms of the Merger Agreement; and (vii) by Company or Viking if there is a willful breach of the Merger Agreement by the other party thereto.

The Merger Agreement contains customary indemnification obligations of the parties and representations and warranties.

As of March 17, 2023, neither the Company nor Viking had advised of its intention to terminate the Merger Agreement. However, given the lapse of time since the date of the Merger Agreement, the Company believes it is reasonably likely that certain terms would need to be modified by the parties in order for the parties to proceed with the Merger.

On or about March 14, 2023, the Company’s Board of Directors resolved to enter into negotiations with Viking to modify certain terms of the Merger and to re-engage a valuation firm in connection with securing a fairness opinion or any other valuation report, analyses or presentations that might be necessary or appropriate regarding the Merger. As of March 17, 2023, the Company had not determined the revised terms upon which it would be prepared to proceed with the Merger. Any modifications to the terms and conditions of the Merger Agreement would be subject to the written agreement of both the Company and Viking, and there is no assurance that the Company and Viking will agree on any such proposed modifications. Moreover, the satisfaction of conditions, whether existing or new, may be outside of the Company’s control.

July 2021 Transaction

On July 29, 2021, the Company entered into a Securities Purchase Agreement with Viking to acquire an additional 27,500,000 shares of Viking common stock for an aggregate purchase price of $11,000,000. The proceeds from the transaction were used by Viking to (i) acquire an approximate 60.5% interest Simson-Maxwell, Ltd, a Canadian company engaged in the manufacture and supply of industrial engines, power generation products, services and custom energy solutions; (ii) acquire a license of a patented carbon-capture system for exclusive use in Canada and for a specified number of locations in the United States; and (iii) for general working capital purposes.

Accounting for the Viking Investment

As noted above, in accordance with the terms of the Viking Investment, Mr. James A. Doris became the President and Chief Executive Officer of the Company, resulting in Mr. Doris being the President and Chief Executive Officer of each of the Company and Viking. Mr. Doris does not own any shares of the Company but he owns or controls shares of Series C Preferred Stock of Viking with significant voting rights. Such voting rights were suspended until July 1, 2022 or if Mr. Doris were no longer the Chief Executive Officer of the Company. The Company has determined that it has the ability to exercise significant influence over the operations and policies of Viking, but not control of Viking given the voting rights associated with Mr. Doris’ Series C Preferred Stock. Consequently, the Company accounts for the Viking Investment under the equity method.

F-10

NOTE 2 – ORGANIZATION AND OPERATIONS OF THE COMPANY

Camber’s aim is to become a growth-oriented diversified energy company. The Company owns minority, non-operated working interests in certain oil & gas wells in Texas and/or Louisiana, and through its investment in Viking, the organization provides custom energy & power solutions to commercial and industrial clients in North America. Viking also holds an exclusive license in Canada to a patented carbon-capture system, and has a majority interest in: (i) an entity with intellectual property rights to a fully developed, patented, proprietary Medical & Bio-Hazard Waste Treatment system using Ozone Technology; and (ii) entities with the intellectual property rights to fully developed, patent pending, proprietary Electric Transmission and Distribution Open Conductor Detection Systems.

NOTE 3 – LIQUIDITY AND GOING CONCERN CONSIDERATIONS

The Company’s consolidated financial statements included herein have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company generated a net loss of $107,741,965 for the year ended December 31, 2022 as compared to a net loss of $253,831,624 for the year ended December 31, 2021. The 2022 loss was comprised of, among other things, certain non-cash items with a total net impact of $99,122,826 including: (i) a loss on derivative liability of $89,523,091 (ii) loss in earnings of unconsolidated entity of $9,461,874 (iii) stock-based compensation of $123,754; and (iv) depreciation, depletion and accretion of $14,107.

As of December 31, 2022, the Company has a stockholders’ deficit of $17,123,633 and total long-term debt of $33,927,760, net of debt discount.

As of December 31, 2022, the Company has a working capital deficiency of approximately $16.6 million. The largest components of current liabilities creating this working capital deficiency are a derivative liability of $7.6 million and a warrant liability of $5.9 million.

Management believes it will be able to continue to leverage the expertise and relationships of its operational and technical teams to enhance existing assets and identify new development and acquisition opportunities in order to improve the Company’s financial position. The Company may have the ability, if it can raise additional capital, to acquire new assets in a separate division from existing subsidiaries.

Nonetheless, recent oil and gas price volatility as a result of geopolitical conditions and the global COVID-19 pandemic have already had and may continue to have a negative impact on the Company’s financial position and results of operations. Negative impacts could include but are not limited to: The Company’s ability to sell our oil and gas production, reduction in the selling price of the Company’s oil and gas, failure of a counterparty to make required hedge payments, possible disruption of production as a result of worker illness or mandated production shutdowns, the Company’s ability to maintain compliance with loan covenants and/or refinance existing indebtedness, and access to new capital and financing.

These conditions raise substantial doubt regarding the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to utilize the resources in place to generate future profitable operations, to develop additional acquisition opportunities, and to obtain the necessary financing to meet its obligations and repay its liabilities arising from business operations when they come due. Management believes the Company will be able to continue to develop new opportunities and will be able to obtain additional funds through debt and / or equity financings to facilitate its development strategy; however, there is no assurance of additional funding being available. These consolidated financial statements do not include any adjustments to the recorded assets or liabilities that might be necessary should the Company have to curtail operations or be unable to continue in existence.

The Company entered into a Loan Agreement on December 24, 2021 with the investor named therein (the “Investor”) pursuant to which the Investor agreed to loan the Company $25,000,000 subject to, among other things, the Company having increased its authorized capital of common shares on or before December 31, 2021, which increase occurred on December 30, 2021.

F-11

On January 3, 2022 the Company received $25,000,000 (the “Loan Proceeds”) from the Investor, and in connection therewith executed and delivered the following in favor of the Investor: (i) a promissory note dated on or about December 31, 2021 in the principal amount of $26,315,789, representing a 5% original issue discount (the “Investor Note”), accruing interest at a rate equal to the Wall Street Journal Prime Rate, payable at maturity, and maturing January 1, 2027; (ii) a Security Agreement-Pledge (the “Pledge Agreement”) granting the Investor a first-priority security interest in Camber’s common shares of Viking Energy Group, Inc.; and (iii) a general security agreement (the “Security Agreement”) granting the Investor a first-priority security interest in Camber’s other assets. The Investor may convert amounts owing under the Investor Note into shares of common stock of Camber at a fixed price of $1.50 per share, subject to beneficial ownership limitations. The obligations under the Investor Note are supported by a Guaranty from Viking Energy Group, Inc.

The majority of the Loan Proceeds of the loan were used to: (i) redeem shares of Series C Redeemable Convertible Preferred Stock of the Company not owned by the Investor or its affiliates; and (ii) pay in full the secured loan disclosed by the Company in a Current Report Filed on Form 8-K filed with the SEC on December 17, 2021.

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for consolidated financial information and with the instructions to Form 10-K as promulgated by the Securities and Exchange Commission (the “SEC”). Accordingly, these consolidated financial statements include all of the disclosures required by generally accepted accounting principles for complete consolidated financial statements.

Basis of Consolidation

The financial statements presented herein reflect the consolidated financial results of the Company, its wholly owned subsidiaries, Camber Permian LLC, a Texas limited liability company, CE Operating, LLC, an Oklahoma limited liability company, C E Energy LLC, a Texas limited liability company, which was assigned to PetroGlobe in July 2020 as discussed below under “Note 11 – Commitments and Contingencies” – “Legal Proceedings. All significant intercompany transactions and balances have been eliminated. The Company’s investment in Viking is accounted for under the equity method.

Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts and timing of revenues and expenses, the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities. Significant areas requiring the use of management estimates relate to the determination of fair value of the Company’s Series C Preferred stock, impairment of long-lived assets, stock-based compensation, asset retirement obligations, and the determination of expected tax rates for future income tax recoveries.

The estimates of proved, probable and possible oil and gas reserves are used as significant inputs in determining the depletion of oil and gas properties and the impairment of proved and unproved oil and gas properties. There are numerous uncertainties inherent in the estimation of quantities of proved, probable and possible reserves and in the projection of future rates of production and the timing of development expenditures. Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to numerous uncertainties including, among others, estimates of future recoverable reserves and commodity price outlooks. Actual results could differ from the estimates and assumptions utilized.

F-12

Financial Instruments

Accounting Standards Codification, “ASC” Topic 820-10, “Fair Value Measurement” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 820-10, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measurement. The carrying amounts reported in the consolidated balance sheets for deposits, accrued expenses and other current liabilities, accounts payable, derivative liabilities, amount due to director, and convertible notes each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

·	Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

·

Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

·

Level 3: inputs to the valuation methodology are unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

As of December 31, 2022 and 2021, the significant inputs to the Company’s derivative liability relative to the Series C Preferred Stock were Level 3 inputs.

Assets and liabilities measured at fair value as of and for the year ended December 31, 2022 are classified below based on the three fair value hierarchy described above:

Description	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)	Total Gains (Losses)

Financial liabilities:
Derivative liability- Series C Preferred Stock	$		$		$7,592,744	$(89,523,091)
		$-		$-	$7,592,744	$(89,523,091)

Assets and liabilities measured at fair value as of December 31, 2021 and losses for the year ended December 31, 2021 are classified below based on the three fair value hierarchy described above:

Description	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)	Total Gains (Losses)

Financial liabilities:
Derivative liability - Series C preferred Stock	$		$		$93,108,568	$(152,831,568)
		$-		$-	$93,108,568	$(152,831,568)

F-13

 Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and financial instruments which mature within three months of the date of purchase. The Company maintains cash and cash equivalents in bank deposit accounts, which at times may exceed federally insured limits of $250,000. At December 31, 2022 and December 31, 2021, the Company’s cash in excess of the federally insured limit was $916,596 and $5,604,382, respectively. Historically, the Company has not experienced any losses in such accounts. The Company had no cash equivalents at December 31, 2022 and 2021.

Accounts Receivable

Accounts receivable, net, include amounts due for oil and gas revenues from prior month production. The allowance for doubtful accounts is the Company’s best estimate of the probable amount of credit losses in the Company’s existing accounts receivable. At December 31, 2022 and 2021 there were no allowances for doubtful accounts.

Investment in Unconsolidated Entities

The Company accounts for its investment in unconsolidated entities under the equity method of accounting when it does not own a controlling financial interest and it has the ability to exercise significant influence over the operating and financial policies of the entity. The Company accounts for its investments in Viking under the equity method. Under the equity method, the investment is initially recorded at cost and the investment is reduced for dividends or distributions it receives and increased or decreased for its proportionate share of earnings or losses of the entity.

We assess the potential for other-than-temporary impairment of our equity method investments when impairment indicators are identified. We consider all available information, including the recoverability of the investment, the earnings and near-term prospects of the affiliate, factors related to the industry, conditions of the affiliate, and our ability, if any, to influence the management of the affiliate. We assess fair value based on valuation methodologies, as appropriate, including the present value of estimated future cash flows, estimates of sales proceeds, and external appraisals. If an investment is considered to be impaired and the decline in value is other than temporary, we record an appropriate write-down.

Limitation on Capitalized Costs

Under the full-cost method of accounting, we are required, at the end of each reporting date, to perform a test to determine the limit on the book value of our oil and natural gas properties (the “Ceiling” test). If the capitalized costs of our oil and natural gas properties, net of accumulated amortization and related deferred income taxes, exceed the Ceiling, this excess or impairment is charged to expense. The expense may not be reversed in future periods, even though higher oil and natural gas prices may subsequently increase the Ceiling. The Ceiling is defined as the sum of:

(a)

the present value, discounted at 10 percent, and assuming continuation of existing economic conditions, of 1) estimated future gross revenues from proved reserves, which is computed using oil and natural gas prices determined as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month hedging arrangements pursuant to SAB 103, less 2) estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves, plus

(b)	the cost of properties not being amortized; plus

(c)	the lower of cost or estimated fair value of unproven properties included in the costs being amortized, net of

(d)	the related tax effects related to the difference between the book and tax basis of our oil and natural gas properties.

No impairment expense was recorded for the years ended December 31, 2022 and 2021.

F-14

Oil and Gas Properties

The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under this method of accounting, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized. General and administrative costs related to production and general overhead are expensed as incurred.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit of production method using estimates of proved reserves. Disposition of oil and gas properties are accounted for as a reduction of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in operations. Unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is included in loss from operations before income taxes

Oil and Gas Reserves

Reserve engineering is a subjective process that is dependent upon the quality of available data and the interpretation thereof, including evaluations and extrapolations of well flow rates and reservoir pressure. Estimates by different engineers often vary sometimes significantly. In addition, physical factors such as the results of drilling, testing and production subsequent to the date of an estimate, as well as economic factors such as changes in product prices, may justify revision of such estimates. Because proved reserves are required to be estimated using recent prices of the evaluation, estimated reserve quantities can be significantly impacted by changes in product prices.

Income (loss) per Share

Basic and diluted income (loss) per share calculations are calculated on the basis of the weighted average number of shares of the Company’s common stock outstanding during the year. Diluted earnings per share give effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted earnings per share, the average stock price for the period is used to determine the number of shares assumed to be purchased from the exercise price of the options and warrants. Purchases of treasury stock reduce the outstanding shares commencing on the date that the stock is purchased. Common stock equivalents are excluded from the calculation when a loss is incurred as their effect would be anti-dilutive.

Revenue Recognition

Sales of crude oil, natural gas, and natural gas liquids (NGLs) are included in revenue when production is sold to a customer in fulfillment of performance obligations under the terms of agreed contracts. Performance obligations primarily comprise delivery of oil, gas, or NGLs at a delivery point, as negotiated within each contract. Each barrel of oil, million BTU (MMBtu) of natural gas, or other unit of measure is separately identifiable and represents a distinct performance obligation to which the transaction price is allocated. Performance obligations are satisfied at a point in time once control of the product has been transferred to the customer. The Company considers a variety of facts and circumstances in assessing the point of control transfer, including but not limited to: whether the purchaser can direct the use of the hydrocarbons, the transfer of significant risks and rewards, the Company’s right to payment, and transfer of legal title. In each case, the time between delivery and when payments are due is not significant.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the consolidated financial statements and the tax basis of assets and liabilities by using estimated tax rates for the year in which the differences are expected to reverse.

F-15

The Company recognizes deferred tax assets and liabilities to the extent that we believe that these assets and/or liabilities are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and results of recent operations. If we determine that the Company would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

In assessing the realizability of its deferred tax assets, management evaluated whether it is more likely than not that some portion, or all of its deferred tax assets, will be realized. The realization of its deferred tax assets relates directly to the Company’s ability to generate taxable income. The valuation allowance is then adjusted accordingly.

The Company recognizes the benefits, if any, of uncertain tax positions taken or expected to be taken in tax returns in the provision for income taxes only for those positions that are more likely than not to be realized. The Company follows a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes. The Company’s policy is to include interest and penalties associated with income tax obligations in income tax expense.

Stock-Based Compensation

The Company may issue stock options to employees and stock options or warrants to non-employees in non-capital raising transactions for services and for financing costs. The cost of stock options and warrants issued to employees and non-employees is measured on the grant date based on the fair value. The fair value is determined using the Black-Scholes option pricing model. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period.

The fair value of stock options and warrants is determined at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option model requires management to make various estimates and assumptions, including expected term, expected volatility, risk-free rate, and dividend yield. The expected term represents the period of time that stock-based compensation awards granted are expected to be outstanding and is estimated based on considerations including the vesting period, contractual term and anticipated employee exercise patterns. Expected volatility is based on the historical volatility of the Company’s stock. The risk-free rate is based on the U.S. Treasury yield curve in relation to the contractual life of stock-based compensation instrument. The dividend yield assumption is based on historical patterns and future expectations for the Company dividends.

Derivative Liabilities

The Series C Preferred Stock and Series G Preferred Stock contain provisions that could result in modification of the conversion price that is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 - 40, “Derivatives and Hedging”.

The Series C Preferred Stock are convertible into shares of common stock at a fixed $3.25 conversion rate. Upon conversion, the holder is entitled to dividends as if the shares had been held to maturity, which is referred to as the Conversion Premium. The Conversion Premium may be paid in shares or cash, at the option of the Company. If the Conversion Premium is paid in cash, the amount is fixed and not subject to adjustment. If the Conversion Premium is paid in shares, the conversion ratio is based on a volume weighted average price (“VWAP”) calculation based on the lowest stock price over the Measurement Period. The Measurement Period is 30 trading days (or 60 trading days if there is a Triggering Event) prior to the conversion date and 30 trading days (or 60 trading days if there is a Triggering Event) after the conversion date. The VWAP calculation is subject to adjustment if there is a Triggering Event and the Measurement Period is subject to adjustment in the event that the Company is in default of one or more Equity Conditions provided in the COD. For example, the Measurement Period may be extended one day for every day the Company is not in compliance with one or more of the Equity Conditions. Trigger events are described in the designation of the Series C Preferred Stock, but include items which would typically be events of default under a debt security, including filing of reports late with the SEC.

F-16

At the conversion date, the number of shares due for the Conversion Premium is estimated based on the previous 30-day VWAP (or 60 trading days if there is a Triggering Event). If the Company does not elect to pay the Conversion Premium in cash, the Company will issue all shares due for the conversion and the estimated shares due for the conversion premium. If the VWAP calculation for the portion of the Measurement Period following the date of conversion is lower than the VWAP for the portion of the Measurement Period prior to the date of conversion, the holder will be issued additional common shares, referred to as True-Up shares. If the VWAP calculation is higher, no True-Up shares are issued.

The Company has determined that the Series C Preferred Stock contains an embedded derivative liability relating to the Conversion Premium and, upon conversion, a derivative liability for the potential obligation to issue True-Up Shares relating to Series C shares that have been converted and the Measurement Period has not expired, if applicable.

The fair value of the derivative liability relating to the Conversion Premium for any outstanding Series C Shares is equal to the cash required to settle the Conversion Premium. The fair value of the potential True-Up share obligation has been estimated using a binomial pricing mode and the lesser of the conversion price or the lowest closing price of the Company’s stock subsequent to the conversion date, and the historical volatility of the Company’s common stock.

The Series G Convertible Preferred stock is redeemable or convertible into a variable number of common shares, at the option of the Company. The conversion rate is determined at the time of conversion using a VWAP calculation similar to the Series C Stock described above. As a result, the Series G Preferred Stock contains an embedded derivative that is required to be recorded at fair value. The Company has determined that the fair value of the embedded derivative as of December 31, 2022 and 2021 is negligible due to the restrictions on conversion. The embedded derivative associated with the Series G Stock is marked to market at each reporting date with changes in fair value recorded in income.

Accounting for Asset Retirement Obligations

Asset retirement obligations (“ARO”) primarily represent the estimated present value of the amount the Company will incur to plug, abandon and remediate its producing properties at the projected end of their productive lives, in accordance with applicable federal, state and local laws. The Company determined its ARO by calculating the present value of estimated cash flows related to the obligation. The retirement obligation is recorded as a liability at its estimated present value as of the obligation’s inception, with an offsetting increase to proved properties.

Recently Adopted Accounting Pronouncements

There were no recently adopted accounting standards that management expects to have a material impact on the Company.

Subsequent events

The Company has evaluated all subsequent events from December 31, 2022 through the date of filing of this report.

F-17

NOTE 5 – OIL AND GAS PROPERTIES

The following table summarizes the Company’s oil and gas activities by classification and geographical cost center for the year ended December 31, 2022. The allocation between the classifications is based on the relationships summarized in the Company’s annual analysis of reserves as of December 31, 2022. The Adjustments column reflects depletion and all other increases or decreases that occurred during the year ended December 31, 2022:

	December 31, 2021	Depletion and Adjustments	December 31, 2022

Proved developed producing oil and gas properties
United States cost center	$78,433,316	$-	$78,433,316
Accumulated depreciation, depletion and amortization	(78,364,432)	(5,617)	(78,370,049)
Proved developed producing oil and gas properties, net	$68,884	$(5,617)	$63,267

Camber uses the full cost method of accounting for oil and natural gas producing activities. Costs to acquire mineral interests in oil and natural gas properties, to drill and equip exploratory wells used to find proved reserves, and to drill and equip development wells including directly related overhead costs and related asset retirement costs are capitalized.

Under this method, all costs, including internal costs directly related to acquisition, exploration and development activities are capitalized as oil and natural gas property costs on a country-by-country basis. Costs not subject to amortization consist of unproved properties that are evaluated on a property-by-property basis. Amortization of these unproved property costs begins when the properties become proved or their values become impaired. Camber assesses overall values of unproved properties, if any, on at least an annual basis or when there has been an indication that impairment in value may have occurred. Impairment of unproved properties is assessed based on management’s intention with regard to future development of individually significant properties and the ability of Camber to obtain funds to finance its programs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

Sales of oil and natural gas properties are accounted for as adjustments to the net full cost pool with no gain or loss recognized, unless the adjustment would significantly alter the relationship between capitalized costs and proved reserves. If it is determined that the relationship is significantly altered, the corresponding gain or loss will be recognized in the statements of operations.

For the years ended December 31, 2022 and 2021, the Company did not record any impairments.

NOTE 6 – INVESTMENT IN UNCONSOLIDATED ENTITIES

The Company accounts for its investment in Viking under the equity method. The Company owns approximately 60.9% of the outstanding common shares of Viking at December 31, 2022.

Table below shows the changes in the investments in unconsolidated entities for the years ended December 31, 2022 and 2021.

	December 31, 2022	December 31, 2021
Carrying amount – beginning	$36,299,592	$15,830,538
Investment in Viking	-	29,900,000
Proportionate share of (losses)	(9,461,874)	(9,430,946)

Carrying amount – ending	$26,837,718	$36,299,592

F-18

NOTE 7 – ASSET RETIREMENT OBLIGATIONS

The following table presents the reconciliation of the beginning and ending aggregate carrying amounts of long-term legal obligations associated with the future retirement of oil and natural gas properties for the years ended December 31, 2022 and 2021.

	December 31, 2022	December 31, 2021
Carrying amount at beginning of year	$53,055	$46,748
Accretion	8,490	6,307
Carrying amount at end of year	$61,545	$53,055

NOTE 8 – LONG TERM DEBT

Long-term debt obligations of Camber Energy, Inc.:	December 31, 2022	December 31, 2021

Note payable to Discover Growth Fund, pursuant to a Secured Promissory Note dated December 24, 2021 and funded on January 3, 2022 in the original amount of $26,315,789 with interest and principal due at maturity on January 1, 2027. The note bears interest at a rate equal to the Wall Street Journal Prime Rate and is secured by lien on substantially all of the Company’s assets.	$26,315,789	$-

Note payable to Discover Growth Fund, pursuant to a 10.0% Secured Promissory Note dated December 11, 2020 in the original amount of $6,000,000 with interest and principal due at maturity on January 1, 2027. The Note is secured by lien on substantially all of the Company’s assets.	6,000,000	6,000,000

Note payable to Discover Growth Fund, pursuant to a 10.0% Secured Promissory Note dated December 22, 2020 in the original amount of $12,000,000 with interest and principal due at maturity on January 1, 2027. The Note is secured by first lien on the Company’s ownership in Viking.	12,000,000	12,000,000

Note payable to Discover Growth Fund, LLC pursuant to a 10.0% Secured Promissory Note dated April 23, 2021 in the original amount of $2,500,000 with interest and principal due at maturity on January 1, 2027. The Note is secured by lien on substantially all of the Company’s assets.	2,500,000	2,500,000

Note payable to Discover Growth Fund, LLC pursuant to a 10.0% Secured Promissory Note dated December 9, 2021 in the original amount of $1,000,000 with interest and principal due at maturity on March 8, 2022. The Note is secured by lien on substantially all of the Company’s assets. The note was paid in full on January 4, 2022.	-	1,000,000

Principal value of debt	46,815,789	21,500,000
Less: unamortized debt discount	(12,888,029)	-
Total long-term debt, net	33,927,760	21,500,000
Less current portion	-
	$33,927,760	$21,500,000

The Company entered into a Loan Agreement on December 24, 2021 with Discover Growth Fund, LLC (“Discover”) pursuant to which the agreed to loan the Company $25,000,000 subject to, among other things, the Company having increased its authorized capital of common shares on or before December 31, 2021, which increase occurred on December 30, 2021.

F-19

On January 3, 2022 the Company received $25,000,000 representing a 5% original issue discount of the loan face value of $26,315,790. The Company granted the lender a first-priority security interest in Camber’s common shares of Viking and a first-priority security interest in Camber’s other assets. The notes are convertible into shares of common stock of Camber at a fixed price of $1.50 per share, subject to beneficial ownership limitations. The obligations under the Investor Note are supported by a Guaranty from Viking.

As an incentive to enter into the Note agreement, Camber granted the lender warrants to purchase 500,000 shares of Camber common stock at an exercise price of $500.00 and 500,000 warrants with an exercise price of $1,000. The warrants expire on December 31, 2026. The Company allocated the net proceeds received of $500,000 to the notes and the warrants based on relative fair value and recorded the loan proceeds allocated to the warrants as an additional debt discount of $14,763,393. The fair value of the warrants was determined based on a Black-Scholes model. Debt discounts on the Note are amortized over the life of the Note using the interest method.

The majority of the Loan Proceeds of the loan were used to: (i) redeem shares of Series C Redeemable Convertible Preferred Stock of the Company not owned by the Investor or its affiliates; and (ii) pay in full the secured loan disclosed by the Company in a Current Report Filed on Form 8-K filed with the SEC on December 17, 2021.

Principal maturities of long-term debt for the next five years and thereafter are as follows:

Year ended December 31,

2023	$-
2024	-
2025	-
2026	-
2027	33,927,760
Thereafter	-

$33,927,760

Interest expenses for the years ended December 31, 2022 and 2021 was $1,514,470 and $1,979,290, respectively.

The above notes were in default at various times, but have been resolved through settlement (see Note 13 -  Stockholders Deficit)

NOTE 9 – DERIVATIVE LIABILITIES

The Series C Preferred Stock contains an embedded derivative due to the potential conversion into a variable number of common shares. Upon conversion of the Series C Preferred share into common shares, the Company has a potential obligation to issue additional common shares to satisfy the True-Up obligation. Both the Conversion Premium and the True-Up obligation are derivatives and are required to be recorded at fair value. On April 20, 2021, the Company and the holder agreed to modify the COD to require all redemptions and conversions to be satisfied in common shares, which changed the accounting treatment for the embedded derivative.

Issuance of the Series C Stock (prior to April 20, 2021)

Conversion of the face value of the Series C preferred stock is fixed at $3.25 per common share and, because the conversion is generally outside the control of the Company, the face value of the Series C Stock is considered temporary equity and recorded at redemption value. The Conversion Premium is convertible into common shares based on a variable that is not an input to fair value of a fixed-for-fixed option as defined in FASB ASC 815-40 and is a derivative liability and is recorded at fair value.

F-20

The Company determined the redemption value of the face value of the Series C Stock to be the fair value of the common shares issuable to satisfy the conversion of the face value of the Series C Stock. The fair value of the Conversion Premium is determined to be the lesser of the amount of cash required to satisfy the Conversion Premium or the fair value of the shares required to satisfy the Conversion Premium since the Company has the option to satisfy the conversion of the Conversion Premium in cash or shares. To the extent that consideration paid for the Series C Stock was less than the redemption value plus the fair value of the derivative liability, consideration was first allocated to the derivative liability. The consideration received never exceeded the fair value of the derivative liability. Consequently, no proceeds were allocated to the redemption value. The derivative liability was recorded at fair value and a loss on derivative liability was recorded as the difference between the fair value of the derivative liability and the consideration received. The redemption value was recorded as temporary equity and a deemed dividend.

Conversion of the Series C Stock

The Company receives notice of conversion from the holder with a calculation of the number of common shares required to be issued to satisfy the redemption value plus the Conversion Premium. The Company has never elected to satisfy the conversion premium in cash. The Company then issues the number of common shares determined by the holder using a VWAP calculation for the Measurement Period before the conversion date. The shares may be issued over time due to ownership limitations of the holder. Upon conversion of the Series C Stock, the Company reduces the derivative liability by the amount that was originally recorded for the number of Series C Stock converted. Any difference between the current fair value of the common shares issued to satisfy the conversion premium and the originally recorded derivative liability was recorded as a loss on derivative liability. Temporary equity is also reduced by the fair value of the common shares issued to satisfy the redemption value (amounts recorded in temporary equity). Any difference is recorded as additional deemed dividend or an equity contribution.

The holder may be entitled to additional shares subsequent to the conversion date If the VWAP calculation for the portion of the Measurement Period following the date of conversion is lower than the VWAP for the portion of the Measurement Period prior to the date of conversion, referred to as True-Up shares. If the VWAP calculation is higher, no True-Up shares are issued.

The potential obligation to issue True-Up shares creates an additional derivative liability. The determination of the number of True-Up shares due, if any, is based on the lowest VWAP calculation over the Measurement Period that extends beyond the conversion date. In addition, if the Company has not complied with certain provisions of the COD, the Measurement Period does not end until the Company is in compliance. The potential obligation to issue True-Up shares after the conversion date is a derivative liability.

The derivative liability for the True-Up Shares at the end of each period represents Series C Stock conversions in respect of which the Measurement Period had not expired as of the period end. The fair value of the derivative liability has been estimated using a binomial pricing model, the estimated remaining Measurement Period, the share price and the historical volatility of the Company’s common stock.

Adjustments to the Carrying value of the Series C Stock and the Derivative Liability

At each reporting period the Company determined the fair value of the common shares required to satisfy the redemption of the face value of the outstanding Series C Stock and recorded an additional deemed dividend or an equity contribution for any differences between the recorded value and the period end fair value. The redemption Conversion Premium was assumed to be settled in cash because cash settlement is more favorable to the Company. The fair value of the common shares required to satisfy the redemption of the Series C Stock was determined generally using the closing share price of the Company’s stock as of the reporting date. The amount of cash required to settle the Conversion Premium was generally fixed at the time of issuance. Consequently, the fair value of the derivative liability relating to the cash obligation to satisfy the Conversion Premium is generally unchanged until conversion.

The cash required to settle the conversion premium was unchanged until the dividend rate of 24.95% was increased in accordance with the terms of the Series C Stock to 34.95% due to covenant violations. The increase in the conversion premium was recorded as an increase in the derivative liability and a loss on change in fair value of derivative liability.

F-21

The fair value of the derivative liability relating to the potential obligation to issue true-up shares is subject to adjustment as the Company’s stock price changes. Such changes are recorded as changes in fair value of derivative liability.

 April 20, 2021 Amendment to the Series C Stock COD

On April 20, 2021, the Company amended the Series C Stock COD to require all conversions to be in common shares, thus removing the cash option for redemption of the Conversion Premium. The amendment required reclassification of the Series C Stock recorded in temporary equity to permanent equity with no further period end adjustments.

Effect on derivative liability

The removal of the cash option for conversion of the Conversion Premium changed the cash redemption assumption to assume, in all cases, share redemption. Therefore, the derivative liability is required to be recorded at the fair value of the equivalent number of common shares issuable to satisfy the Conversion Premium. We recorded an adjustment to derivative liability and loss on derivative on April 20, 2021 and we will record changes in fair value of the derivative liability each quarter thereafter as long as any Series C Stock are outstanding. We estimated the fair value of the derivative liability for the outstanding Series C Stock Conversion Premium generally using the period end number of shares required to satisfy the Conversion Premium at the period end closing share price of the Company’s common stock.

Limitations on using the closing price of the Company’s common stock to determine fair value

The Company is a smaller reporting company and is traded on the NYSE American exchange. Historically, the Company’s stock price has been extremely volatile and subject to large and sometimes unexplained price variations on a daily or weekly basis. In addition, the Company declared four reverse stock splits in 2018 and 2019 and the Company’s common stock generally trades at less than $1.00 per share. These factors have exacerbated daily volatility of our stock price. Consequently, the closing price of the Company’s stock on the reporting date may not, in all cases, represent the fair value of the common share required to satisfy the redemption of the Series C Stock. Recognizing that the closing share price of our publicly traded stock is an observable input to fair value, such price was used for determining fair value in most cases and the Company only considered an alternative measure of fair value when the closing price of the Company’s common stock varied by more than 30% from the five-day moving average immediately prior to the measurement date. In such cases, an average closing price of the previous 30-day period was used as an estimate of fair value, adjusted for stock splits if applicable.

In addition, conversion of the Series C shares may require a significant number of common shares to be issued in relation to the total number of shares outstanding. The market price of the Company’s common stock may not appropriately reflect the potential for significant dilution caused by a large conversion and may not be representative of market value. In cases where the number of common shares required to satisfy a conversion of the Series C shares into common stock was significant in relation to the total number of shares outstanding (approximately 30% or greater) fair value of the embedded features was determined based on the historical market capitalization of the Company.

Activities for derivative Series C Preferred Stock derivative liability during the years ended December 31, 2022 and 2021 were as follows:

	December 31, 2022	December 31, 2021
Carrying amount at beginning of year	$93,108,568	$93,981,234
Issued Series C preferred shares	-	46,238,850
Change in fair value	89,523,091	152,831,568
Settlement of obligation (issuance of common shares)	(175,038,915)	(199,943,084)
Carrying amount at end of year	$7,592,744	$93,108,568

The fair value of the derivative liability has been estimated using a binomial model and the historical volatility of the Company’s common stock as of the date of conversion.

F-22

NOTE 10 – RELATED PARTY TRANSACTIONS

The Company’s CEO and director, James Doris, renders professional services to the Company through AGD Advisory Group, Inc., an affiliate of Mr. Doris, at a rate of $20,000 per month commencing April 2021.

The Company’s CFO, Frank W. Barker, Jr., renders professional services to the Company through FWB Consulting, Inc., an affiliate of Mr. Barker, at a rate of $20,000 per month commencing April 2021.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Legal Proceedings. From time to time suits and claims against Camber arise in the ordinary course of Camber’s business, including contract disputes and title disputes. Camber records reserves for contingencies when information available indicates that a loss is probable, and the amount of the loss can be reasonably estimated.

The Company was the target of a “short” report issued by Kerrisdale Capital in early October, 2021, and as a result of such short report, on October 29, 2021, a Class Action Complaint (i.e. C.A.No.4:21-cv-03574) was filed against the Company, its CEO and CFO by Ronald E. Coggins, Individually and on Behalf of All Others Similarly Situated v. Camber Energy, Inc., et al.; in the U.S. District Court for the Southern District of Texas, Houston Division, pursuant to which the Plaintiffs are seeking to recover damages alleged to have been suffered by them as a result of the defendants’ violations of federal securities laws.

On or about June 30, 2022, the Company was made aware of a Shareholder Derivative Complaint filed in the U.S. District Court for the Southern District of Texas, Houston Division (Case No. 4:22-cv-2167) against the Company, its current directors, and certain of its former directors (the “Houston Derivative Complaint” and, together with the Nevada Derivative Complaint, the “Derivative Complaints”). The allegations contained in the Houston Derivative Complaint involve state-law claims for breach of fiduciary duty and unjust enrichment and a federal securities claim under Section 14(a) of the Securities Exchange Act of 1934.

The defendants deny the allegations contained in the Class Action Complaint and Houston Derivative Compliant and have engaged Baker Botts L.L.P. to defend the actions.

On or about April 18, 2022, the Company was made aware of a Shareholder Derivative Complaint filed with the District Court in Clark County, Nevada (Case No.: A-22-848486-B) against the Company and its directors, and on or about May 4, 2022 the Company was made aware of a second Shareholder Derivative Complaint filed with the District Court in Clark County, Nevada (Case No. A-22-852069-B) against the Company and its directors. On July 18, 2022, the shareholder plaintiff in Case No. A-22-848486-B voluntarily dismissed his lawsuit, and on December 12, 2022 the shareholder plaintiff in Case No. A-22-852069-B voluntarily dismissed his lawsuit.

Maranatha Oil Matter

In November 2015, Randy L. Robinson, d/b/a Maranatha Oil Co. sued the Company in Gonzales County, Texas (Cause No. 26160). The plaintiff alleged that it assigned oil and gas leases to the Company in April 2010, retaining a 4% overriding royalty interest and 50% working interest and that the Company failed to pay such overriding royalty interest or royalty interest. The interests relate to certain oil and gas properties which the Company subsequently sold to Nordic Oil USA in April 2013. The petition alleges causes of actions for breach of contract, failure to pay royalties, non-payment of working interest, fraud, fraud in the inducement of contract, money had and received, constructive trust, violation of theft liability act, continuing tort and fraudulent concealment. The suit seeks approximately $100,000 in amounts alleged owed, plus pre-and post-judgment interest. The Company has filed a denial to the claims and intends to vehemently defend itself against the allegations.

F-23

NOTE 12 – REVENUE FROM CONTRACTS WITH CUSTOMERS

Oil and Gas Contracts

The following table disaggregates revenue by significant product type for the years ended December 31, 2022 and 2021 respectively:

	December 31, 2022	December 31, 2021
Oil sales	$372,046	$273,234
Natural gas sales and liquids	225,209	127,988
Total oil and gas revenue from customers	$597,255	$401,222

NOTE 13 – STOCKHOLDERS’ DEFICIT

Common Stock

During the year ended December 31, 2022, the Company issued 2,800 shares of restricted common stock to service providers in consideration for investor relations and marketing services. The Company recognized $123,754, based on the grant date fair value of the Company’s common stock, in share-based compensation expense.

Series A Convertible Preferred Stock

On August 31, 2020, the Board of Directors approved the designation of 28,092 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), which were designated with the Secretary of State of Nevada on August 31, 2020 (the “Series A Designation”) to have substantially similar rights as the Series C Preferred Stock of Viking (as amended), as adjusted for the exchange ratio of the Merger agreement at that time.

On December 23, 2020, the Company entered into (i) a termination agreement with Viking terminating the Amended and Restated Agreement and Plan of Merger, dated August 31, 2020, as amended to date.

On February 15, 2021, the Company entered into a new Agreement and Plan of Merger with Viking. Pursuant to the terms of the Agreement and Plan of Merger with Viking, upon closing of the Merger, each one (1) share of Viking Series C Preferred Stock (“Viking Preferred Stock”) issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive one (1) share of the to be designated Series A Convertible Preferred Stock of Camber (the “New Camber Preferred”).

Each share of Camber Series A Preferred Stock will be convertible into 890 shares of common stock of Camber subject to a 9.99% beneficial ownership limitation, will be treated equally with the Company’s common shareholders with respect to dividends and liquidation, and will have no right to vote on any matters, questions or proceedings of Camber except: (a) on a proposal to increase or reduce Camber’s share capital; (b) on a resolution to approve the terms of a buy-back agreement; (c) on a proposal to wind up Camber; (d) on a proposal for the disposal of all or substantially all of Camber’s property, business and undertaking; (f) during the winding-up of Camber; and/or (g) with respect to a proposed merger or consolidation in which Camber is a party or a subsidiary of Camber is a party.

As of December 31, 2022 and 2021, the Company had no Series A Convertible Preferred Stock issued or outstanding.

Series B Redeemable Convertible Preferred Stock

As of December 31, 2022 and December 31, 2021, the Company had no Series B Redeemable Convertible Preferred Stock issue and outstanding.

Effective on May 15, 2020, due to the fact that no shares of Series B Preferred Stock were outstanding, the Board of Directors approved, and the Company filed, a Certificate of Withdrawal of Certificate of Designation relating to such series of preferred stock with the Secretary of State of Nevada and terminated the designation of its Series B Preferred Stock effective as of the same date.

F-24

Series C Redeemable Convertible Preferred Stock

On February 3, 2020, the Company sold 525 shares of Series C Preferred Stock for total proceeds of $5 million. In the event the Merger Agreement entered into with Viking in February 2020 is terminated for any reason, we (until June 22, 2020, when such terms were amended) these shares were required to be redeemed at a 110% premium, in an aggregate amount equal to $5,775,000. Because of the previous redemption requirement and due to certain redemption features, which are outside the control of the Company, the Series C Preferred Stock is classified as temporary equity on the March 31, 2021 and December 31, 2020 balance sheets. Temporary equity is a security with redemption features that are outside the control of the issuer, is not classified as an asset or liability in conformity with U.S. GAAP, and is not mandatorily redeemable. In addition, the Series C Preferred Stock contains an embedded derivative and an additional derivative upon conversion. (See Note 9)

On January 8, 2021, the Company issued 1,890 shares of Camber’s Series C Preferred Stock to EMC Capital Partners, LLC, one of Viking’s lenders, in full satisfaction of a secured promissory note previously issued by Viking to EMC, accrued interest and certain other liabilities totaling approximately $18,900,000. The issuance was recorded as an additional investment by the Company in Viking.

The Company has not declared any dividends on the Series C Preferred stock, but recognized cumulative dividends as an adjustment to income available to common stockholders and an increase in the carrying value of the Series C Preferred Stock.

On April 15, 2021, the Company, with the approval of the Board of Directors, and holders of the Company’s Series C Preferred Stock, filed certificate of corrections with the Secretary of State of Nevada to correct the original designation of the Company’s Series C Redeemable Convertible Preferred Stock and the subsequent amended and restated designations thereof, to correct certain errors which were identified in such designations as follows:

Section I.D.2(e) of the prior Certificates of Designation implicitly excluded as a “Deemed Liquidation Event”, an event or proposal that was initiated by or voted upon by the holder of the Series C Preferred Stock, and the Designations have been clarified to expressly exclude such occurrence. Section I.F.4 of the Designations failed to include language to clarify that the Company is not obligated to redeem the Preferred Shares for cash for any reason that is not solely within the control of the Company. Section I.G.1 of the Designations mistakenly included two subsection b.’s where only one was intended, and the unintended subsection b. has been removed. Section I.G.1(e) of the Designations failed to include language to clarify that the Company not having sufficient authorized but unissued shares, solely within the control of the Company and excluding any event that is not solely within the control of the Company, is not a reason that would otherwise trigger the obligations in such section. Sections I.G.1(f) and (g) of the Designations failed to include language to clarify the particular obligations apply only if the Company has sufficient authorized and unissued shares. Section I.G.7(e) of the Designations mistakenly referenced the incorrect Conversion Price. Section I.G.9 of the Designations failed to include language to clarify the maximum number of common shares that could be potentially issuable with respect to all conversions and other events that are not solely within the control of the Company, that the Dividend Maturity Date is to be indefinitely extended and suspended until sufficient authorized and unissued shares become available, the number of shares required to settle the excess obligation is fixed on the date that net share settlement occurs and that all provisions of the Designations are to be interpreted so that net share settlement is within the control of the Company.

The corrections in the Certificates of Correction were effective as of the original filing dates with the Secretary of State of Nevada of the Company’s original Series C Preferred Stock designation (August 25, 2016), the Company’s first amended and restated Series C Preferred Stock designation (July 8, 2019), and the Company’s second amended and restated Series C Preferred Stock designation (December 14, 2020), subject to certain exceptions set forth in the Nevada Revised Statutes. The corrections corrected the designations to reflect the original intentions of the parties and to conform such designations to the way the Series C Preferred Stock had been accounted for in practice since its original designation/issuance.

F-25

On April 20, 2021, the Company with the approval of the Board of Directors of the Company, and the holders of the Company’s Series C Preferred Stock, filed a third amended and restated designation of the Series C Preferred Stock with the Secretary of State of Nevada, which amended the Designations to state that dividends and conversion premiums will only be paid in shares of Company common stock, and state that redemption amounts will only be paid in shares of Company common stock.

On July 10, 2021, the Company, with the approval of the Board of Directors of the Company and the holders of the Company’s Series C Preferred Stock, filed an amendment to its designation of its Series C Preferred Stock with the Secretary of State of Nevada (the “Fourth Amended and Restated Designation”), solely to increase the number of preferred shares designated as Series C Preferred Stock from 5,000 to 5,200.

On November 8, 2021, the Company filed with the Secretary of State of Nevada a Fifth Amended and Restated Designation regarding its Series C Preferred Stock which amended the Designations to provide voting rights to holders of the Series C Preferred Stock as required by the October 2021 Agreements (as defined herein).

                On October 31, 2022, the Company filed with the Secretary of State of Nevada an amendment to the COD (the “Amendment), dated as of October 28, 2022 (the “Amendment Date”), pursuant to the Agreements, which amended the COD such that (i) beginning on the Amendment Date and thereafter, when determining the conversion rate for each share of Series C Preferred Stock based on the trading price of the Company’s common stock (“Common Stock”) over a certain number of previous days (“Measurement Period”), no day will be added to what would otherwise have been the end of any Measurement Period for the failure of the Equity Condition (as defined in the COD), even if the volume weighted average trading price (“Measuring Metric”) is not at least $1.50 and each Investor waived the right to receive any additional shares of Common Stock that might otherwise be due if such Equity Condition were to apply after the Agreement Date, including with respect to any pending Measurement Period; and (ii) (A) beginning on the Amendment Date and for the period through December 30, 2022, the Measuring Metric will be the higher of the amount provided in Section I.G.7.1(ii) of the COD and $0.20, and (B) beginning at market close on December 30, 2022 and thereafter, the Measuring Metric will be the volume weighted average trading price of the Common Stock on any day of trading following the date of first issuance of the Series C Preferred Stock.

As of December 31, 2022 and 2021, the Series C Preferred shares were convertible into a substantial number of the Company’s common shares which could result in significant dilution of the Company’s existing shareholders. If the outstanding Series C Preferred were converted as of December 31, 2022 and 2021, the Company estimates that the following common shares would be required to be issued to satisfy the conversion of the Series C Preferred shares:

	December 31, 2022*	December 31, 2021**
Estimated number of shares issuable for conversion at $ 162.50 and $3.25 per share at December 31, 2022 and 2021 respectively	16,615	239,138
Estimated number of common shares required to satisfy Conversion Premium using VWAP at period end	3,758,845	3,003,354
	3,775,460	3,242,493

*based on 270 shares of Series C Convertible Preferred Stock outstanding as of such date and the estimated low VWAP as at such date

**based on 3,886 shares of Series C Convertible Preferred Stock outstanding as of such date and the estimated low VWAP as at such date

Additionally, even if the Series C preferred shares were converted on the above dates, the Company could, pursuant to terms out in the COD, be required to issue additional common shares (true-up shares).

F-26

The Certificates of Designations with respect to the Company’s Series C Preferred Stock and Series G Preferred Stock (collectively, the “CODs”) and/or the Stock Purchase Agreements regarding the sale of such Series C Preferred Stock and Series G Preferred Stock (collectively, the “SPA’s”), contain covenants requiring the Company to timely file all reports required to be filed by the Company pursuant to the Exchange Act (the “Filing Requirement”). Throughout 2021 and early 2022, the Company did not satisfy the Filing Requirement and, consequently, on or about March 9, 2022, the preferred stock holders, Discover and Antilles Family Office, LLC (“Antilles”), filed a Verified Complaint against the Company (the “Discover/Antilles Complaint”) as a result of the default by the Company under the CODs. A default under the CODs and/or SPA’s is also considered an event of default under each of the Promissory Notes executed by the Company in favor of Discover (collectively, the “Discover Notes”) (see subsequent events), and upon an event of default under the Discover Notes, Discover may, at its option, declare the principal and any and all interest then accrued thereon, at once due and payable, and exercise any other rights under applicable agreements. Discover did not exercise its right to declare the amount owing under the Discover Notes immediately due and payable, but Failure by Discover to exercise such right does not constitute a waiver of the right to exercise the same in the event of any subsequent default. As of April 18, 2022, Discover, Antilles and the Company entered into a Settlement Agreement to settle the Discover/Antilles Complaint, and the Settlement Agreement was approved by the Court on or about May 12, 2022. If the Company fails to satisfy future Filing Requirements, it would be considered a default under the CODs and SPA’s, which in turn would constitute an event of default under the Discover Notes.

Previously Converted Series C Preferred Stock

EMC converted certain shares of Series C Preferred Stock in 2021 and/or 2022 based on the low VWAP of the Company’s common stock being $0.3475 per share for the purpose of calculating the Conversion Premium. Since the Measurement Period with respect to such conversions did not end until October 28, 2022 (as further explained below) and because the low VWAP subsequent to the conversions declined to approximately $0.1519 during such period, EMC received certain true-up shares in 2022.  As of December 31, 2022, EMC held zero shares of Series C Preferred Stock, but is entitled to 730,241 common shares in connection with prior conversions.  The Company anticipates issuing these common shares to EMC if the Company’s shareholders approve an increase in the Company’s authorized capital.

The majority of the Series C Preferred Stock previously converted into common shares by Antilles in 2022 were based on the low VWAP of the Company’s common stock being $0.4503 per share. Since the Measurement Period with respect to the Antilles Conversions did not end until October 28, 2022 (as further explained below) and because the low VWAP subsequent to the conversions declined during such period, Antilles received certain true-up shares in 2022 based on an agreed upon low VWAP of $0.20 per share.  As of December 31, 2022, Antilles was not due any more True-Up shares.

October 2022 Agreements Regarding the Series C Preferred Stock

On October 28, 2022, the Company entered into two agreements (collectively, the “Agreements”) in relation to an amendment to the fifth amended and restated certificate of designations regarding the Company’s Series C Preferred Stock (the “COD”) as an accommodation to the Company and in order to help facilitate implementation of the Company’s business plans and continued trading on the NYSE American LLC, and in exchange for the release and indemnity as provided in the Agreements.

On October 31, 2022, the Company filed with the Secretary of State of Nevada an amendment to the COD (the “Amendment), dated as of October 28, 2022 (the “Amendment Date”), pursuant to the Agreements, which amended the COD such that (i) beginning on the Amendment Date and thereafter, when determining the conversion rate for each share of Series C Preferred Stock based on the trading price of the Company’s common stock (“Common Stock”) over a certain number of previous days (“Measurement Period”), no day will be added to what would otherwise have been the end of any Measurement Period for the failure of the Equity Condition (as defined in the COD), even if the volume weighted average trading price (“Measuring Metric”) is not at least $1.50 and each Investor waived the right to receive any additional shares of Common Stock that might otherwise be due if such Equity Condition were to apply after the Agreement Date, including with respect to any pending Measurement Period; and (ii) (A) beginning on the Amendment Date and for the period through December 30, 2022, the Measuring Metric will be the higher of the amount provided in Section I.G.7.1(ii) of the COD and $0.20, and (B) beginning at market close on December 30, 2022 and thereafter, the Measuring Metric will be the volume weighted average trading price of the Common Stock on any day of trading following the date of first issuance of the Series C Preferred Stock.

F-27

November 2022 Agreement with Discover Growth Fund, LLC

On November 3, 2022, the Company entered into an agreement (the “Agreement”) with Discover, pursuant to which Discover absolutely and unconditionally waived and released any and all rights to receive further or additional shares of the Company’s common stock (the “Conversion Shares”) with respect to any and all shares of Series C Preferred Stock previously converted by Discover including, but not limited to, the right to deliver additional notices for more Conversion Shares under the Fifth Amended and Restated Certificate of Designations of Preferences, Powers, Rights and Limitations of Series C Redeemable Convertible Preferred Stock filed by the Company with the Secretary of State of Nevada on November 8, 2021, as amended on October 28, 2022.

Discover also absolutely and unconditionally waived and released any and all rights to convert all or any part of any Promissory Notes previously executed by the Company in favor of Discover into shares of the Company’s common stock, and agreed not to convert or attempt to convert any portion of any Promissory Notes, at any particular price or at all.

Series G Redeemable Convertible Preferred Stock

On or about December 30, 2021, the Company created a new class of preferred stock known as Series G redeemable convertible preferred stock (the “Series G Preferred Stock”), having a face value of $10,000 per share.

The rights, entitlements and other characteristics of the Series G Preferred Stock are set out in the Certificate of Designations of Preferences, Powers, Rights and Limitations of Series G Redeemable Convertible Preferred Stock filed by the Company with the State of Nevada on December 30, 2021 (the “COD”).

Pursuant to the COD, the Series G Preferred Stock may be converted into shares of common stock at any time at the option of the holder at a price per share of common stock equal to one cent above the closing price of the Company’s common stock on the date of the issuance of such shares of Series G Preferred Stock, or as otherwise specified in the Stock Purchase Agreement, subject to adjustment as otherwise provided in the COD. Upon conversion, the Company will pay the holders of the Series G Preferred Stock being converted a conversion premium equal to the amount of dividends that such shares would have otherwise earned if they had been held through the maturity date.

The Series G Preferred Stock, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior to the Company’s common stock; (b) junior to the Series C Redeemable Convertible Preferred Stock, (c) senior to the Series E Redeemable Convertible Preferred Stock and Series F Redeemable Convertible Preferred Stock, as such may be designated as of the date of this Designation, or which may be designated by the Company after the date of this Designation; (d) senior, pari passu or junior with respect to any other series of Preferred Stock, as set forth in the Certificate of Designations of Preferences, Powers, Rights and Limitations with respect to such Preferred Stock; and (d) junior to all existing and future indebtedness of the Company.

Except as prohibited by applicable law or as set forth herein, the holders of shares of Series G Preferred Stock will have the right to vote together with holders of common stock and Series C Preferred on all matters other than: (i) the election of directors; (ii) and any shareholder proposals, including proposals initiated by any holder of shares of Series G Preferred Stock), in each instance on an as-converted basis, subject to the beneficial ownership limitation in the COD even if there are insufficient shares of authorized common stock to fully convert the shares of Series G Preferred Stock into common stock.

Commencing on the date of the issuance of any such shares of Series G Preferred Stock, each outstanding share of Series G Preferred Stock will accrue cumulative dividends at a rate equal to 10.0% per annum, subject to adjustment as provided in the COD, of the Face Value. Dividends will be payable with respect to any shares of Series G Preferred Stock upon any of the following: (a) upon redemption of such shares in accordance with the COD; (b) upon conversion of such shares in accordance with the COD; and (c) when, as and if otherwise declared by the board of directors of the Corporation.

Dividends, as well as any applicable Conversion Premium payable hereunder, will be paid in shares of common stock valued at (i) if there is no Material Adverse Change (“MAC”) as at the date of payment or issuance of common shares for the Conversion Premium, as applicable, (A) 95.0% of the average of the 5 lowest individual daily volume weighted average prices of the common stock on the Trading Market during the applicable Measurement Period, which may be non-consecutive, less $0.05 per share of common stock, not to exceed (B) 100% of the lowest sales price on the last day of such Measurement Period less $0.05 per share of common stock, or (ii) during the time that any MAC is ongoing, (A) 85.0% of the lowest daily volume weighted average price during any Measurement Period for any conversion by Holder, less $0.10 per share of common stock, not to exceed (B) 85.0% of the lowest sales price on the last day of any Measurement Period, less $0.10 per share of common stock.

F-28

On the Dividend Maturity Date, the Corporation may redeem any or all shares of Series G Preferred Stock by paying Holder, in registered or unregistered shares of common stock valued at an amount per share equal to 100% of the Liquidation Value for the shares redeemed, and the Corporation will use its best efforts to register such shares.

In the first quarter of 2022, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”) between the Company and an accredited investor (the “Investor”) dated on or about December 30, 2021, the Investor purchased from the Company 10,544 shares of newly designated Series G redeemable convertible preferred stock (the “Series G Preferred Stock”), having a face value of $10,000 per share, for an aggregate price of $100,000,000 (the “Purchase Price”), representing at a 5% original issue discount.

The Purchase Price was paid by the Investor via payment of $5,000,000 in cash, and the execution and delivery of four Promissory Notes (each a “Note” and collectively, the “Notes”) from the Investor in favor of Company, each in the amount of $23,750,000 and payable by the Investor to the Company on March 31, 2022, June 30, 2022, September 30, 2022 and December 31, 2022, respectively.

There are 2,636 shares of Series G Preferred Stock associated with each Note, and the Investor may not convert the shares of preferred stock associated with each Note into shares of common stock or sell any of the underlying shares of common stock (the “Conversion Shares”) unless that Note is paid in full by the Investor.

The Company may in its sole discretion redeem the 2,636 shares of Series G Preferred Stock associated with each Note by paying the Investor $1,375,000 as full consideration for such redemption. Also, the Investor may offset the then outstanding balance of each Note against the 2,636 shares of Series G Preferred Stock associated with that Note by electing to cancel the 2,636 shares as full consideration for cancellation of the Note in the event of a breach or default of any of the transaction documents by the Company.

Partial Redemptions of Series G Preferred Stock

On March 10, 2022, the Company paid the Investor $1,375,000 and redeemed the 2,636 shares of Series G Preferred Stock associated with the Note due March 31, 2022, thereby canceling such Note and reducing the number of shares of Series G Preferred Stock outstanding from 10,544 to 7,908. On June 15, 2022, the Company paid the Investor $1,375,000 and redeemed an additional 2,636 shares of Series G Preferred Stock associated with the Note due June 30, 2022, thereby canceling such Note and reducing the number of shares of Series G Preferred Stock outstanding from 7,908 to 5,272. As mentioned above, the Investor may not convert any of the remaining shares of preferred stock associated with any remaining Note into shares of common stock or sell any of the underlying shares of common stock unless that Note is paid in full by the Investor, and the Company may redeem the shares of Series G Preferred Stock associated with each Note by paying the Investor $1,375,000 as full consideration for such redemption.

Warrants

On April 26, 2021, the Company issued warrants to Regal Consulting, LLC (“Regal”) entitling Regal to purchase 100,000 shares of common stock of the Company at an exercise price of $0.705 per share. The Company recognized an expense of $42,037 in connection with the warrants. The warrants expired on April 25, 2022.

F-29

The following is a summary of the Company’s outstanding warrants at December 31, 2022:

Warrants		Exercise	Expiration	lntrinsic Value at
Outstanding		Price ($)	Date	December 31, 2022

1	(1)	$609,375.00	May 24, 2023	$-
1,000,000	(2)	$100.00	December 30, 2026	$-
1,000,000	(2)	$200.00	December 30, 2026	$-
500,000	(3)	$500.00	December 31, 2026	$-
500,000	(3)	$1,000.00	December 31, 2026	$-
3,000,001				$-

(1)

Warrants issued in connection with a Severance Agreement with Richard N. Azar II, the Company’s former Chief Executive Officer. The warrants were exercisable on the grant date (May 25, 2018) and remain exercisable until May 24, 2023.

(2)	Warrants issued in connection with the Series G Preferred Stock and remain exercisable until December 30, 2026
(3)	Warrants issued in connection with the issuance of a $25,000,000 promissory note

NOTE 14 – STOCK-BASED COMPENSATION

Common Stock

The Company stockholders approved the 2014 Stock Incentive Plan (as amended to date, the “2014 Plan”) at the annual stockholder meeting held on February 13, 2014. The 2014 Plan provides the Company with the ability to offer up to 2.5 million (i) incentive stock options (to eligible employees only); (ii) nonqualified stock options; (iii) restricted stock; (iv) stock awards; (v) shares in performance of services; or (vi) any combination of the foregoing, to employees, consultants and contractors as provided in the 2014 Plan.

The Company stockholders approved the Lucas Energy, Inc. 2012 Stock Incentive Plan (“2012 Incentive Plan”) at the annual stockholder meeting held on December 16, 2011. The 2012 Incentive Plan provides the Company with the ability to offer (i) incentive stock options (to eligible employees only); (ii) nonqualified stock options; (iii) restricted stock; (iv) stock awards; (v) shares in performance of services; or (vi) any combination of the foregoing, to employees, consultants and contractors as provided in the 2012 Incentive Plan.

The Company stockholders approved the Lucas Energy, Inc. 2010 Long Term Incentive Plan (“2010 Incentive Plan” or “2010 Plan”) at the annual stockholder meeting held on March 30, 2010. The 2010 Incentive Plan provides the Company with the ability to offer (1) incentive stock options, (2) non-qualified stock options, and (3) restricted shares (i.e., shares subject to such restrictions, if any, as determined by the Compensation Committee or the Board) to employees, consultants and contractors as performance incentives.

Under the 2010 Incentive Plan, 58 shares of the Company’s common stock are authorized for initial issuance or grant, under the 2012 Incentive Plan, 96 shares of the Company’s common stock are authorized for initial issuance or grant, and under the 2014 Incentive Plan, as amended, 2,500,000 shares of the Company’s common stock are authorized for issuance or grant. As of September 30, 2020, there was an aggregate of 1 share available for issuance or grant under the 2010 Incentive Plan, 5 shares were available for issuance or grant under the 2012 Incentive Plan and an aggregate of approximately 1,999 securities were available for issuance or grant under the 2014 Incentive Plan as amended for future issuances and grants, respectively. The number of securities available under the 2010, 2012 and 2014 Plans is reduced one for one for each security delivered pursuant to an award under the Plans. Any issued or granted security that becomes available due to expiration, forfeiture, surrender, cancellation, termination or settlement in cash of an award under the Incentive Plans may be requested and used as part of a new award under the Plans.

The Plans are administered by the Compensation Committee and/or the Board in its discretion (the “Committee”). The Committee interprets the Plans and has broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the exercise price of stock options, the number of shares subject to awards, the expiration date of awards, and the vesting schedule or other restrictions applicable to awards.

Camber measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award over the vesting period.

F-30

On February 23, 2021, the Company’s stockholders approved an amendment to the Company’s Articles of Incorporation to increase the number of our authorized shares of common stock from 25,000,000 to 250,000,000, which amendment was filed with the State of Nevada on February 23, 2021.

On December 30, 2021, the Company’s stockholders approved an amendment to the Company’s Articles of Incorporation to increase the number of our authorized shares of common stock from 250,000,000 to 1,000,000,000, which amendment was filed with the State of Nevada on December 30, 2021.

On December 14, 2022, the Company’s Board of Directors approved a 1 for 50 reverse stock split of the Company’s (a) authorized shares of common stock; and (b) issued and outstanding shares of common stock.  The Company filed a Certificate of Change to decrease the number of our authorized shares of common stock from 1,000,000,000 to 20,000,000, which certificate was filed with the State of Nevada on December 16, 2022.

NOTE 15 – INCOME TAXES

The Company recorded no provision for income taxes for the years ended December 31, 2022 and 2021.

The following is a reconciliation between actual tax expense (benefit) and income taxes computed by applying the U.S. federal income tax rate of 21% to income from continuing operations before income taxes for the years ended December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Tax expense (benefit), computed at expected tax rates	$(3,825,964)	$(966,854)
Nondeductible expenses / changes in prior estimates	(2,675,301)	-
Change in valuation allowance	6,501,265	966,854
Total	$-	$-

 Tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred liabilities are presented below:

	December 31	December 31,
	2022	2021
Deferred tax assets (liabilities):
Net operating tax loss carryforwards	$14,088,596	$9,601,492
Depreciation, depletion and amortization	609,386	608,206
(Income) loss from equity interests	4,386,759	2,399,766
Stock-based compensation	651,652	625,664
Bad debt reserve	535,034	535,034
Total deferred tax assets (liabilities)	20,271,427	13,770,162
Less: valuation allowance	(20,271,427)	(13,770,162)
Total	$-	$-

The above estimates are based on management’s decisions concerning certain elections which could change the relationship between net income and taxable income.

Management decisions are made annually and could cause the estimates to vary significantly. As of December 31, 2022, the Company revised the estimate of its deferred tax asset, and corresponding valuation allowance, for prior years in the amount of $2,675,301.

The Company experienced an “ownership change” within the meaning of IRC Section 382 during the year ended March 31, 2017. As a result, certain limitations apply to the annual amount of net operating losses that can be used to offset post ownership change taxable income. The Company has estimated that $44.5 million of its pre-ownership change net operating loss could potentially be lost due to the IRC Section 382 limitation for the year ended March 31, 2017. This amount may increase if the Company experiences another ownership change(s) since the last ownership change. However, the income tax effect of those ownership change(s) should be nil as the Company had recorded a full valuation allowance against its deferred assets. As of December 31, 2022, there have not been any additional ownership changes that the Company believes would lead to further IRC Section 382 limitations.

F-31

At December 31, 2022 and 2021, the Company had estimated net operating loss carryforwards for federal income tax purposes of approximately $67.1 million and $58.5 million, respectively, adjusted for the ownership change limitation discussed above, which will begin to expire, if not previously used, beginning in the fiscal year 2028. A valuation allowance has been established for the entire amount of the deferred tax assets for the year ended December 31, 2022 and 2021.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the 2017 Tax Cuts and Jobs Act (“2017 Tax Reform”). The 2017 Tax Reform significantly revised the future ongoing U.S. corporate income tax by, among other things, lowering U.S. corporate income tax rates and implementing a territorial tax system. The Company has reasonably estimated the effects of the 2017 Tax Reform and recorded provisional amounts in the consolidated financial statements as of March 31, 2018. This amount is primarily comprised of the re-measurement of federal net deferred tax liabilities resulting from the permanent reduction in the U.S. statutory corporate tax rate to 21%, from 34%. The Company will continue to monitor additional guidance issued by the U.S. Treasury Department, the IRS, and other standard-setting bodies, so we may make adjustments to the provisional amounts (if any). However, management’s opinion is that future adjustments due to the 2017 Tax Reform should not have a material impact on the Company’s provision for income taxes.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security Act” (“CARES ACT”). The CARES Act, among other things, includes provisions relating to net operating loss (“NOL”) carryback periods. The Company is evaluating the impact, if any, that the CARES Act may have on the Company’s future operations, financial position, and liquidity in fiscal year 2021. At this time, the Company does not expect to realize the benefits of the NOL carryback provisions.

The Company files income tax returns for federal and state purposes. Management believes that with few exceptions, the Company is not subject to examination by United States tax authorities for periods prior to 2018.

NOTE 16– INCOME (LOSS) PER COMMON SHARE

The calculation of earnings (loss) per share for the years ended December 31, 2022 and 2021 was as follows:

	December 31, 2022	December 31, 2021
Numerator:
Net loss	$(107,741,965)	$(169,675,169)
Less preferred dividends	-	(84,156,455)
Net loss attributable to common stockholders	$(107,741,965)	$(253,831,624)
Denominator
Weighted average share – basic	9,650,178	2,481,545
Dilutive effect of common stock equivalents options/warrants	—	—
Preferred C shares	—	—
Denominator
Total Weighted average common shares – diluted	9,650,178	2,481,545

Income (loss) per common share - basic	$(11.16)	$(102.29)
Income (loss) per common share - diluted	$(11.16)	$(102.29)

F-32

NOTE 17 – SUBSEQUENT EVENTS

Series C Preferred Stock

Conversion of Series C Preferred Stock in 2023:

During January 2023, Antilles Family Office, LLC converted 32 shares of Series C Preferred Stock into 571,194 shares of common stock.

Issuance of True Up Shares for prior Conversions of Series C Preferred Stock:

From January 1, 2023 through February 17, 2023, the Company issued a total of approximately 1,336,143 common shares as True Up shares associated with prior conversions of Series C Preferred Stock as a result of the continuation of the Measurement Period (as defined in the Certificate of Designation with respect to such Series C Preferred Stock) associated with such conversions and a decline in the price of the Company’s common shares within the Measurement Period.

Outstanding Series C Preferred Stock

As of February 17, 2023, Antilles holds 238 shares of Series C Preferred Stock. Antilles may convert such Series C Preferred Stock into common shares of the Company pursuant to the terms of the Sixth Amended and Restated Certificate of Designations of Preferences, Powers, Rights and Limitations of Series C Redeemable Convertible Preferred Stock filed by the Company with the Secretary of State of Nevada on November 8, 2021, as amended on October 28, 2022 (as further described herein) (collectively, the “COD”), and applicable agreements between the Company and Antilles.  The Company estimates the 238 shares of Series C Preferred Stock would convert into approximately 5.9 million common shares based on a Low VWAP of approximately $1.2813 for the purposes of calculating the conversion premium associated with such conversion(s).  In addition, the Company estimates Antilles is entitled to approximately 222,283 common shares in connection with the conversion by Antilles of 32 shares of common stock earlier in 2023 as a result of the low VWAP with respect to such conversion(s) decreased from $1.7124 at the time of conversion to approximately $1.2813 within 60 Trading Days subsequent to the date of such conversion(s).  If the Low VWAP falls below $1.2813, the underlying common share entitlement(s) would increase in accordance with the terms of the COD.

Other Agreements

Potential Acquisition of a Facility Designed to Produce Renewable Diesel:

As disclosed in a Current Report filed by the Company on Form 8-K with the SEC on or about January, 23, 2023, the Company, on January 20, 2023, entered into a Membership Interest Purchase Agreement (the “MIPA”) with RESC Renewables Holdings, LLC (the “Seller”) to acquire all of the membership interests (the “Acquired Interests”) of New Rise Renewables, LLC (“New Rise”). New Rise owns all of membership interests in New Rise Renewables Reno, LLC (“New Rise Reno” and, together with New Rise, the “Acquired Companies”). The Acquired Companies are in the process of constructing and bringing into commercial operations a processing plant located near Reno, Nevada, that is designed to produce renewable diesel.   Each party’s obligation to complete the transactions contemplated by the MIPA is subject to certain conditions.  Some of these conditions provide the Company with significant discretion. Other conditions require compliance by third parties that are outside of the control of the Company and Seller. Accordingly, the transactions described herein are subject to substantial risk of completion. In the event the transaction is not completed, it may result in a material adverse effect to price of the Company’s common shares.

F-33

SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES – (unaudited)

The following supplemental unaudited information regarding Camber’s oil and gas activities is presented pursuant to the disclosure requirements of ASC 932. Camber’s oil and gas activities are all located in the United States.

Results of Operations – year ended December 31, 2022 and 2021

	United States
	December 31, 2022	December 31, 2021
Sales	$597,255	$401,222
Lease operating costs	(173,327)	(134,684)
Depletion	(5,617)	(5,993)
Net operating income	$418,311	$260,545

Reserve Quantity Information

The supplemental unaudited presentation of proved reserve quantities and related standardized measure of discounted future net cash flows provides estimates only and does not purport to reflect realizable values or fair market values of the Company’s reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, significant changes to these estimates can be expected as future information becomes available.

Proved reserves are those estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

Estimated Quantities of Proved Reserves

	United States
	December 31, 2022	December 31, 2021

Proved Developed, Producing	71,560	73,800
Proved Developed, Non-Producing	-	-
Total Proved Developed	71,560	73,800
Proved Undeveloped	-	-

Total Proved	71,560	73,800

F-34

Petroleum and Natural Gas Reserves

Reserves are estimated remaining quantities of oil and natural gas and related substances, which by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations – prior to the time at which contracts providing the right to operate expire.

All of the Company’s reserves are located in the United States. The following tables sets forth the changes in Camber’s net proved reserves (including developed and undeveloped reserves) for years ended December 31, 2022 and 2021.

The following table sets forth Camber’s proved developed and undeveloped reserves at December 31, 2022 and 2021.

	December 31, 2022	December 31, 2021

Proved Developed Producing Reserves
Crude Oil (Bbls)	43,040	48,400
Natural Gas (Mcf converted into Boe)	28,520	25,400
NGL (Bbls)	-	-
Oil Equivalents (Boe)	71,560	73,800

Proved Developed Non-Producing Reserves
Crude Oil (Bbls)	-	-
Natural Gas (Mcf)	-	-
NGL (Bbls)	-	-
Oil Equivalents (Boe)	-	-

Proved Undeveloped Reserves
Crude Oil (Bbls)	-	-
Natural Gas (Mcf)	-	-
NGL (Bbls)	-	-
Oil Equivalents (Boe)	-	-

Proved Reserves
Crude Oil (Bbls)	43,040	48,400
Natural Gas (Mcf converted into Boe)	28,520	25,400
NGL (Bbls)	-	-
Oil Equivalents (Boe)	71,560	73,800

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves and the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves were prepared in accordance with provisions of ASC 932 - Extractive Activities - Oil and Gas. Future cash inflows at December 31, 2022 and 2021 were computed by applying the unweighted, arithmetic average of the closing price on the first day of each month for the 12-month period prior to December 31, 2022 and 2021 to estimated future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at year-end, based on year-end costs and assuming continuation of existing economic conditions.

F-35

Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows relating to proved oil and natural gas reserves, less the tax basis of properties involved. Future income tax expenses give effect to permanent differences, tax credits and loss carry forwards relating to the proved oil and natural gas reserves. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value of the Company’s oil and natural gas properties.

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the years ended December 31, 2022 and 2021 are as follows:

	United States
	December 31, 2022	December 31, 2021

Future cash inflows	$6,198,100	$3,889,900
Future production costs	(2,617,830)	(1,638,400)
Future development costs	-	-
Future income tax expense	-	-

Future net cash flows	3,580,270	2,251,500
10% annual discount for estimated timing of cash flows	(1,692,970)	(993,500)

Standardized measure of DFNCF	$1,887,300	$1,258,000

Changes in Standardized Measure of Discounted Future Net Cash Flows

The changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the years ended December 31, 2022 and 2021 are as follows:

	United States
	December 31, 2022	December 31, 2021

Balance - beginning	$1,258,000	$314,300
Net changes in prices and production costs	-	-
Net changes in future development costs	-	-
Sales of oil and gas produced, net	(423,928)	(266,538)
Extensions, discoveries and improved recovery	-	-
Purchases of reserves	-	-
Sales of reserves	-	-
Revisions of previous quantity estimates	114,972	(99,613)
Previously estimated development costs incurred	-	-
Net change in income taxes	-	181,718
Accretion of discount	188,730	125,800
Other	749,526	962,333

Balance - ending	$1,887,300	$1,258,000

In accordance with SEC requirements, the pricing used in the Company’s standardized measure of future net revenues is based on the 12-month un-weighted arithmetic average of the first-day-of-the-month price for the period January through December for each period presented and adjusted by lease for transportation fees and regional price differentials. The use of SEC pricing rules may not be indicative of actual prices realized by the Company in the future.

F-36

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Viking Energy Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Viking Energy Group, Inc. as of December 31, 2022 and 2021, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the financial position of Viking Energy Group, Inc. as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern.  As discussed in Note 3 to the financial statements, the entity has suffered recurring losses from operations and has a working capital deficiency that raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Viking Energy Group, Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.  Viking Energy Group, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting.  Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that:  (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.  The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Impairment of Intangible Assets

Critical Audit Matter Description

The impairment evaluation of long-lived assets is an assessment that begins with the Company’s monitoring of indicators of impairment on an individual asset basis, which the Company believes is the lowest level for which there are identifiable cash flows.  The Company reviews long-lived assets for impairment indicators on a quarterly basis or whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable.  The Company performed a full quantitative impairment assessment as of December 31, 2022, for all intangible assets.  When performing a quantitative impairment assessment, the Company estimates undiscounted cash flows at the asset level from continuing use through the remainder of the asset’s estimated useful life.  If the estimated undiscounted cash flows are not sufficient to recover a long-lived asset’s carrying value, the Company then compares the carrying value of the asset with its estimated fair value.  The Company applies significant judgment in estimating the fair value of its intangible assets, based on expected revenues, industry and business growth and expected residual cash flows at net present value.  When the estimated fair value is determined to be lower than the carrying value of the asset group, the asset group is written down to its estimated fair value.

We identified the impairment of long-lived assets as a critical audit matter because of the significant judgment required by management to determine estimated expected revenues, growth and discounted cash flows.  This required a high degree of auditor judgment and an increased extent of effort when performing audit procedures to evaluate the reasonableness of management’s judgements and estimates.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to management’s model which included projected revenues based on forecasted growth rates and discounted cash flow analysis included the following, among others:

·

We evaluated management’s ability to forecast future theatre cash flows by evaluating management’s 2023 forecast of estimated future cash flows (“forecast”) assumptions including, but not limited to, the forecasted performance driven by expected industry receptivity, existing sales orders or outstanding bids, market share, and expected operating costs.

·	We reviewed the completeness and accuracy of the underlying data used in management’s forecast.

·	We tested the underlying source information where available and mathematical accuracy of the calculations.

/s/ Turner, Stone & Company, L.L.P.

We have served as Viking Energy Group, Inc.’s auditor since 2016.

Dallas, Texas March 24, 2023

F-37

VIKING ENERGY GROUP, INC.

Consolidated Balance Sheets

	December 31,
	2022	2021

ASSETS
Current assets:
Cash	$3,239,349	$3,467,938
Accounts receivable, net	5,276,622	8,781,086
Inventory	10,276,662	5,490,435
Notes receivable	-	3,000,000
Prepaids and other current assets	158,107	1,065,967
Total current assets	18,950,740	21,805,426

Oil and gas properties, full cost method
Proved oil and gas properties, net	1,285,918	14,825,571
Total oil and gas properties, net	1,285,918	14,825,571

Fixed assets, net	1,716,200	1,487,012
Right of use assets, net	4,357,328	5,790,147
ESG Clean Energy license, net	4,577,131	4,885,825
Other intangibles - Simson Maxwell, net	3,254,600	3,874,117
Other intangibles - Variable Interest Entities	15,433,340	-
Due from related parties	327,132	4,835,153
Goodwill	-	252,290
Deposits and other assets	10,300	395,315
TOTAL ASSETS	$49,912,689	$58,150,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,905,247	$8,325,469
Accrued expenses and other current liabilities	1,248,301	1,600,209
Customer deposits	5,447,025	23,015
Due to Camber Energy, Inc.	6,572,300	4,100,000
Undistributed revenues and royalties	2,378,739	1,332,282
Current portion of operating lease liability	1,304,047	1,324,722
Due to related parties	629,073	4,870,020
Current portion of notes payable - related parties	56,916	64,418
Bank indebtedness - credit facility	3,111,350	-
Current portion of long-term debt - net of discount	637,335	8,430,318
Total current liabilities	25,290,333	30,070,453
Long term debt - net of current portion and debt discount	2,106,281	2,741,190
Notes payable - related parties - net of current portion	627,153	724,502
Operating lease liability, net of current portion	3,160,654	4,474,832
Contingent obligations	1,435,757	-
Asset retirement obligation	1,927,196	2,111,650
TOTAL LIABILITIES	34,547,374	40,122,627

Commitments and contingencies (Note 12)

STOCKHOLDERS’ EQUITY
Preferred stock Series C, $0.001 par value, 50,000 shares authorized, 28,092 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	28	28
Preferred stock Series E, $0.001 par value, 2,075 shares authorized, 475 and 0 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	5	-

Common stock, $0.001 par value, 500,000,000 shares authorized, 114,780,967 and 111,030,965 shares issued and outstanding as of December 31, 2022, and December 31, 2021, respectively.	114,781	111,031
Additional paid-in capital	127,687,341	120,246,224
Accumulated other comprehensive loss	(425,677)	(177,981)
Accumulated deficit	(122,187,673)	(106,760,344)
Parent’s stockholders’ equity in Viking	5,188,805	13,418,958
Non-controlling interest	10,176,510	4,609,271
TOTAL STOCKHOLDERS’ EQUITY	15,365,315	18,028,229
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$49,912,689	$58,150,856

The accompanying notes are an integral part of these consolidated financial statements.

F-38

VIKING ENERGY GROUP, INC.

Consolidated Statements of Operations

	Years Ended December 31,
	2022	2021
Revenue
Power generation units and parts	$9,000,562	$1,607,077
Service and repairs	11,053,476	2,701,208
Oil and gas	3,984,122	33,679,679
Total revenue	24,038,160	37,987,964

Operating expenses
Cost of goods sold	13,627,457	3,003,044
Lease operating costs	1,633,765	15,878,437
General and administrative	14,830,317	8,121,519
Stock based compensation	1,614,334	1,738,145
Impairment of intangible assets	451,772	-
Depreciation, depletion & amortization	1,499,166	7,307,157
Accretion - asset retirement obligation	55,521	608,691
Total operating expenses	33,712,332	36,656,993

Income (loss) from operations	(9,674,172)	1,330,971

Other income (expense)
Interest expense	(638,346)	(10,053,014)
Amortization of debt discount	(99,695)	(3,704,049)
Change in fair value of derivatives	-	(17,338,784)
Equity in earnings of unconsolidated subsidiary	-	(178,942)
Loss on financing settlements	-	(4,774,628)
(Loss) gain on disposal of membership interests and assets	(7,747,347)	19,457,104
Interest and other income	801,301	470,492
Total other expense, net	(7,684,087)	(16,121,821)

Net loss before income taxes	(17,358,259)	(14,790,850)
Income tax benefit (expense)	-	-
Net loss	(17,358,259)	(14,790,850)
Net loss attributable to non-controlling interest	(1,930,930)	305,003
Net loss attributable to Viking Energy Group, Inc.	$(15,427,329)	$(14,485,847)

Loss per common share, basic and diluted	$(0.13)	$(0.18)
Weighted average number of common shares outstanding, basic and diluted	114,564,070	82,228,404

The accompanying notes are an integral part of these consolidated financial statements.

F-39

VIKING ENERGY GROUP, INC.

Consolidated Statements of Comprehensive Loss

	Years Ended December 31,
	2022	2021

Net loss	$(17,358,259)	$(14,790,850)
Foreign currency translation adjustment	(247,696)	(177,981)

Total comprehensive loss	(17,605,955)	(14,968,831)

Less comprehensive loss attributable to non-controlling interest
Loss attributable to non-controlling interest	(1,930,930)	(305,003)
Foreign currency translation adjustment attributable to non-controlling interest	(97,840)	(70,302)

Comprehensive loss attributable to non-controlling interest	(2,028,770)	(375,305)

Comprehensive loss attributable to Viking	$(15,577,185)	$(14,593,526)

The accompanying notes are an integral part of these consolidated financial statements.

F-40

VIKING ENERGY GROUP, INC.

Consolidated Statements of Cash Flows

	Years Ended
	December 31,
	2022	2021

Cash flows from operating activities:
Net loss	$(17,358,259)	$(14,790,850)
Adjustments to reconcile net loss to cash used in operating activities:
Change in fair value of derivative liability	-	17,338,784
Stock-based compensation	1,614,334	1,738,145
Impairment of intangible assets	451,772	-
Depreciation, depletion and amortization	1,499,166	7,307,157
Accretion - asset retirement obligation	55,521	608,691
Amortization of right-of-use assets	21,326	3,950
Loss on financing settlement	-	4,774,628
PPP loan forgiveness	-	(149,600)
Equity in earnings of unconsolidated entity	-	178,942
Loss (gain) on disposal of membership interests and assets	8,963,372	(19,457,104)
Foreign currency translation adjustment	(247,696)	(177,981)
Amortization of debt discount	99,695	3,704,049
Changes in operating assets and liabilities, net of effects of business combination during the year
Accounts receivable	3,504,464	(9,892,063)
Prepaid expenses and other assets	456,745	58,196
Inventory	(4,786,227)	329,177
Accounts payable	(4,420,222)	5,202,065
Accrued expenses and other current liabilities	(351,908)	950,387
Related party payables	267,074	(774,983)
Customer deposits	5,424,010	-
Undistributed revenues and royalties	1,046,457	1,048,933
Net cash used in operating activities	(3,760,376)	(1,999,477)

Cash flows from investing activities:
Proceeds from sale of oil and gas properties	3,590,000	950,613
Investment in and acquisition of oil and gas properties	(9,813)	(1,575,810)
Acquisition of fixed assets	(75,923)	(6,024)
Proceeds from sale of fixed assets	76,311	-
Payments for ESG Clean Energy license	-	(2,000,000)
Acquisition of Simson-Maxwell	-	(7,958,159)
Repayment (purchase) of notes receivable	3,000,000	(3,000,000)
Cash received from acquisition of Simson-Maxwell	-	5,668,384
Net cash provided by (used in) investing activities	6,580,575	(7,920,996)

Cash flows from financing activities:
Repayment of long-term debt	(8,632,438)	(5,543,157)
Proceeds from sale of stock to Camber Energy, Inc.	-	11,000,000
Proceeds from non-interest bearing advances from Camber	2,472,300	4,100,000
Advances (repayments) of Simson Maxwell bank credit facility	3,111,350	(4,007,971)
Net cash provided by (used in) financing activities	(3,048,788)	5,548,872

Net decrease in cash	(228,589)	(4,371,601)
Cash, beginning of year	3,467,938	7,839,539
Cash, end of year	$3,239,349	$3,467,938

Cash paid for interest	$624,723	$9,559,659
Cash paid for taxes	$-	$-
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Recognition of right-of-use asset and lease liability	-	5,845,810
Amortization of right-of-use asset and lease liability	1,272,484	215,998
Issuance of shares for purchase of ESG License	-	2,750,000
Issuance of shares for purchase of VIE interests	2,250,000	-
Issuance of preferred shares for purchase of VIE interests	4,750,000	-
Contingent obligation associated with acquisition of VIE interests	1,435,757
Issuance of shares for services	-	1,220,023
Issuance of warrants for services	778,204	166,753
Issuance of shares in debt conversion	-	7,762,997
Issuance of shares as discount on debt		141,321
Issuance of shares as reduction of debt and accrued expenses	-	18,900,000
Issuance of shares for prepaid services	-	1,187,500

The accompanying notes are an integral part of these consolidated financial statements.

F-41

VIKING ENERGY GROUP, INC.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

	Preferred Stock		Preferred Stock					Accumulated
	Series C		Series E		Common Stock		Additional Paid-in	Other Comprehensive	(Accumulated	Noncontrolling	Total Stockholders'
	Number	Amount	Number	Amount	Number	Amount	Capital	(Loss)	Deficit)	Interest	Equity
Balances at December 31, 2020	28,092	$28	—	—	51,494,956	51,495	75,920,811	—	(92,274,497)	—	(16,302,163)

Rounding due to reverse split			—	—	1,770	2	—	—	—	—	2
Shares issued for services			—	—	1,722,510	1,722	1,218,301	—	—	—	1,220,023
Shares issued as payment for ESG Clean Energy license			—	—	6,942,691	6,943	2,743,057	—	—	—	2,750,000
Warrants issued for services			—	—	—	—	166,753	—	—	—	166,753
Shares issued as debt discount			—	—	169,336	169	141,152	—	—	—	141,321
Shares issued for sale of stock to Camber Energy, Inc.			—	—	27,500,000	27,500	10,972,500	—	—	—	11,000,000
Shares issued as reduction of debt and accrued expenses			—	—	16,153,846	16,154	19,605,846	—	—	—	19,622,000
Shares issued in conversion of debt			—	—	5,237,871	5,238	7,757,759	—	—	—	7,762,997
Shares issued for prepaid services			—	—	950,000	950	1,186,550	—	—	—	1,187,500
Shares issued to purchase notes receivable			—	—	857,985	858	533,495	—	—	—	534,353
Foreign currency translation adjustment			—	—	—	—	—	(177,981)	—	—	(177,981)
Acquisition of Simson-Maxwell Ltd.			—	—	—	—	—	—	—	4,914,274	4,914,274
Net loss			—	—	—	—	—	—	(14,485,847)	(305,003)	(14,790,850)

Balances at December 31 2021	28,092	$28	—	—	111,030,965	111,031	120,246,224	(177,981)	(106,760,344	4,609,271	18,028,229

Rounding difference					2	—	—	—	—	—	—
Shares issued in acquisition of membership interests of Viking Ozone LLC					3,333,333	3,333	1,996,667	—	—	2,420,189	4,420,189
Shares issued in acquisition of membership interests of Viking Sentinel LLC					416,667	417	232,917	—	—	224,184	457,518
Shares issued in acquisition of membership interests of Viking Protection LLC			475	5		—	4,433,329	—	—	4,686,542	9,119,876
Adjustment to acquisition of Simson-Maxwell Ltd.						—	—	—	—	167,254	167,254
Warrants issued for services							—	778,204			778,204
Foreign currency translation adjustment						—	—	(247,696)	—	—	(247,696)
Net loss						—	—	—	(15,427,329	(1,930,930)	(17,358,259)

Balances at December 31, 2022	28,092	$28	$475	$5	114,780,967	114,781	127,687,341	(425,677)	(122,187,673)	10,176,510	15,365,315

The accompanying notes are an integral part of these consolidated financial statements.

F-42

VIKING ENERGY GROUP, INC.

Notes to Consolidated Financial Statements

Note 1 Relationship with and Ownership by Camber Energy, Inc.

On December 23, 2020 Camber Energy, Inc. (“Camber”) acquired a 51% interest in Viking Energy Group, Inc. (“Viking” or the “Company”).  On January 8, 2021 and July 29, 2021, Camber acquired additional interests in the Company resulting in Camber owning approximately 62% of the outstanding common shares of the Company after the January transaction and approximately 73% of the outstanding common shares of the Company after the July transaction.  As a result of subsequent issuances of the Company’s common shares, Camber’s ownership interest is approximately 61% as of December 31, 2022.  The December 2020, January 2021 and July 2021 transactions, along with a new merger agreement executed by Viking and Camber in February 2021 are described further below.

December 23, 2020 Transaction

On December 23, 2020, the Company entered into a Securities Purchase Agreement with Camber, pursuant to which Camber acquired (“Camber’s Acquisition”) 26,274,510 shares of Viking common stock (“Camber’s Viking Shares”), constituting 51% of the common stock of Viking, in consideration of (i) Camber’s payment of $10,900,000 to Viking (the “Cash Purchase Price”), and (ii) cancelation of $9,200,000 in promissory notes issued by Viking to Camber (“Camber’s Viking Notes”).  Pursuant to the Securities Purchase Agreement, if at any time between December 23, 2020 and July 2, 2022 Viking issued shares of its common stock to one or more persons such that Camber’s percentage ownership of Viking’s common stock is less than 51%, Viking was obligated to issue additional shares to Camber to ensure that Camber owns at least 51% of the common stock of Viking (the “Adjustment Entitlement”).  The Adjustment Entitlement expired on July 1, 2022.

On December 23, 2020, Viking and Camber closed on the Camber Acquisition, with Camber paying the Cash Purchase Price to Viking and cancelling Camber’s Viking Notes, and Viking issuing Camber’s Viking Shares.  At the closing, James Doris and Frank Barker, Jr., Viking’s CEO and CFO, were appointed the CEO and CFO of Camber, and Mr. Doris was appointed a member of the Board of Directors of Camber.

January 8, 2021 Transactions

On January 8, 2021, the Company entered into another purchase agreement with Camber pursuant to which Camber agreed to acquire an additional 16,153,846 shares of Company common stock (the “Shares”) in consideration of (i) Camber issuing 1,890 shares of Camber’s Series C Redeemable Convertible Preferred Stock to EMC Capital Partners, LLC (“EMC”), one of the Company’s lenders which held a secured promissory note issued by the Company to EMC in the original principal amount of $20,869,218 in connection with the purchase of oil and gas assets on or about February 3, 2020 (the “EMC Note”); and (ii) EMC considering the EMC Note paid in full and cancelled pursuant to the Cancellation Agreement described below.  The fair value of the 1,890 shares of Camber’s Series C Redeemable Convertible Preferred Stock was determined to be $19,622,000 at the date of the transaction; as a result, the Company recognized a loss on debt settlement in the amount of $926,531.

Simultaneously, on January 8, 2021, the Company entered into a Cancellation Agreement with EMC (the “Cancellation Agreement”) pursuant to which the Company agreed to pay $325,000 to EMC, and EMC agreed to cancel and terminate in the EMC Note and all other liabilities, claims, amounts owing and other obligations under the Note.  At the same time, Camber entered into a purchase agreement with EMC pursuant to which (i) Camber agreed to issue 1,890 shares of Camber’s Series C Redeemable Convertible Preferred Stock to EMC, and (ii) EMC agreed to enter into the Cancellation Agreement with the Company to cancel the EMC Note.

February 2021 Merger Agreement with Camber

On February 15, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Camber.  The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, a newly formed wholly owned subsidiary of Camber (“Merger Sub”) will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Camber.

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Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share:  (i) of common stock, par value $0.001 per share, of the Company (the “Viking Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares owned by Camber, the Company and Merger Sub, will be converted into the right to receive one share of common stock of Camber; and (ii) of Series C Convertible Preferred Stock of the Company (the “Viking Preferred Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one share of Series A Convertible Preferred Stock of Camber (the “Camber Series A Preferred Stock”).  Each share of Camber Series A Preferred Stock will convert into 890 shares of common stock of Camber (subject to a beneficial ownership limitation preventing conversion into Camber common stock if the holder would be deemed to beneficially own more than 9.99% of Camber’s common stock), will be treated equally with Camber’s common stock with respect to dividends and liquidation, and will only have voting rights with respect to voting:  (a) on a proposal to increase or reduce Camber’s share capital; (b) on a resolution to approve the terms of a buy-back agreement; (c) on a proposal to wind up Camber; (d) on a proposal for the disposal of all or substantially all of Camber’s property, business and undertaking; (f) during the winding-up of Camber; and/or (g) with respect to a proposed merger or consolidation in which Camber is a party or a subsidiary of Camber is a party.  Holders of Viking Common Stock and Viking Preferred Stock will have any fractional shares of Camber common stock or preferred stock after the Merger rounded up to the nearest whole share.

At the Effective Time, each outstanding Company equity award, will be converted into the right to receive the merger consideration in respect of each share of Viking Common Stock underlying such equity award and, in the case of Company stock options, be converted into vested Camber stock options based on the merger exchange ratio calculated as provided above (the “Exchange Ratio”).

The Merger Agreement provides, among other things, that effective as of the Effective Time, James A. Doris, the current Chief Executive Officer of both the Company and Camber, shall serve as President and Chief Executive Officer of the resulting merged entity (the “Combined Company”) following the Effective Time.  The Merger Agreement provides that, as of the Effective Time, the Combined Company will have its headquarters in Houston, Texas.

The Merger Agreement also provides that, during the period from the date of the Merger Agreement until the Effective Time, each of Camber and Company will be subject to certain restrictions on its ability to solicit alternative acquisition proposals from third parties, to provide non-public information to third parties and to engage in discussions with third parties regarding alternative acquisition proposals, subject to customary exceptions.  The Company is required to hold a meeting of its stockholders to vote upon the adoption of the Merger Agreement and, subject to certain exceptions, to recommend that its stockholders vote to adopt the Merger Agreement.  Camber is required to hold a meeting of its stockholders to approve the issuance of Viking Common Stock and Viking Preferred Stock in connection with the Merger (the “Share Issuance”).

The completion of the Merger is subject to customary conditions, including (i) adoption of the Merger Agreement by Camber’s stockholders and approval of the Share Issuance by Camber’s stockholders, (ii) receipt of required regulatory approvals, (iii) effectiveness of a registration statement on Form S-4 for the Camber common stock to be issued in the Merger (the “Form S-4”), and (iv) the absence of any law, order, injunction, decree or other legal restraint preventing the completion of the Merger or making the completion of the Merger illegal.  Each party’s obligation to complete the Merger is also subject to certain additional customary conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) subject to certain exceptions, performance by the other party of its obligations under the Merger Agreement and (iii) the absence of any material adverse effect on the other party, as defined in the Merger Agreement.

Additional closing conditions to the Merger include that in the event the NYSE American determines that the Merger constitutes, or will constitute, a “back-door listing”/”reverse merger”, Camber (and its common stock) is required to qualify for initial listing on the NYSE American, pursuant to the applicable guidance and requirements of the NYSE as of the Effective Time.

The Merger Agreement can be terminated (i) at any time with the mutual consent of the parties; (ii) by either Camber or Company if any governmental consent or approval required for closing is not obtained, or any governmental entity issues a final non-appealable order or similar decree preventing the Merger; (iii) by either Company or Camber if the Merger shall not have been consummated on or before August 1, 2021; (iv) by Camber or Company, upon the breach by the other of a term of the Merger, which is not cured within 30 days of the date of written notice thereof by the other; (v) by Camber if Company is unable to obtain the affirmative vote of its stockholders for approval of the Merger; (vi) by Company if Camber is unable to obtain the affirmative vote of its stockholders required pursuant to the terms of the Merger Agreement; and (vii) by Company or Camber if there is a willful breach of the Merger Agreement by the other party thereto.  The Merger Agreement contains customary obligations of the parties and representations and warranties.

As of March 24, 2023, neither the Company nor Camber had advised of its intention to terminate the Merger Agreement.  However, given the lapse of time since the date of the Merger Agreement, the Company believes it is reasonably likely that certain terms would need to be modified by the parties in order for the parties to proceed with the Merger.

On or about March 14, 2023, the Company’s Board of Directors resolved to enter into negotiations with Camber to modify certain terms of the Merger and to re-engage a valuation firm in connection with securing a fairness opinion or any other valuation report, analyses or presentations that might be necessary or appropriate regarding the Merger.  As of March 24, 2023, the Company had not determined the revised terms upon which it would be prepared to proceed with the Merger.  Any modifications to the terms and conditions of the Merger Agreement would be subject to the written agreement of both the Company and Camber, and there is no assurance that the Company and Camber will agree on any such proposed modifications.  Moreover, the satisfaction of conditions, whether existing or new, may be outside of the Company’s control.

F-44

July 29, 2021 Equity Transaction by Camber in Viking:

On July 29, 2021, the Company entered into a Securities Purchase Agreement with Camber, pursuant to which Camber acquired an additional 27,500,000 shares of Viking common stock for an aggregate purchase price of $11,000,000.  As a result, Camber’s ownership increased as of such date to approximately 73% of the issued and outstanding shares of Viking common stock.

Loan Transactions at Camber (Guaranteed by Viking):

Camber executed and delivered the following promissory notes (each a “Note” and collectively, the “Notes”) in favor of Discover Growth Fund, LLC:

1.	Promissory Note dated December 11, 2020 in the principal amount of $6,000,000;

2.	Promissory Note dated December 18, 2020 in the principal amount of $12,000,000;

3.	Promissory Note dated April 23, 2021 in the principal amount of $2,500,000; and

4.	Promissory Note dated December 31, 2021 in the principal amount of $26,315,789.

The Notes have the following terms: (i) Maturity Date of January 1, 2027; and (ii) interest rate equal to the WSJ Prime Rate in effect at December 24, 2021, being 3.25%, per annum, payable at Maturity, except if Camber is noted in default in which case, at the option of the lender, the principal and interest are due immediately and the interest rate increases to the maximum rate allowed under the laws of Texas.

Camber granted Discover a first-priority security interest in Camber’s Viking Shares and Camber’s other assets pursuant to various pledge agreements and general security agreements, respectively. Viking entered into Guaranty Agreements, guaranteeing repayment of the Notes (see Note 3). Viking also entered into a Security Agreement in favor of Discover granting Discover a first-priority security interest in any assets purchased by Viking with funds advanced to Viking by Camber that were loaned by Discover.

Camber’s Series C Preferred Share Designation

The Certificate of Designation(s) (the “COD”) regarding Camber’s Series C Convertible Preferred Shares requires, among other things, Camber to timely file with the Securities and Exchange Commission all reports required to pursuant to the Exchange Act.  Any breach under the COD is also a default under the Notes.  Camber is currently in compliance with the requirements under the COD.

Note 2 Company Overview and Operations

Viking Energy Group, Inc. (“Viking”, the “Company”, “we”, “us” or “our”) is a growth-oriented diversified energy company.  Through various majority-owned subsidiaries, Viking provides custom energy and power solutions to commercial and industrial clients in North America and owns interests in producing oil assets in Kansas.  The Company also (i) holds an exclusive license in Canada to a patented carbon-capture system; and (ii) owns a majority interest in (a) an entity with intellectual property rights to a fully developed, patented, proprietary medical & biohazard waste treatment system using ozone technology; and (b) entities with intellectual property rights to fully developed, patent pending, proprietary electric transmission and open conductor detection systems.  The Company is also exploring other renewable energy-related opportunities and/or technologies, which are currently generating revenue, or have a reasonable prospect of generating revenue within a reasonable period of time.

Custom Energy & Power Solutions:

Simson-Maxwell Acquisition

On August 6, 2021, the Company acquired approximately 60.5% of the issued and outstanding shares of Simson-Maxwell Ltd. (“Simson-Maxwell”), a Canadian federal corporation, for $7,958,159 in cash.  Simson-Maxwell manufactures and supplies power generation products, services and custom energy solutions.  Simson-Maxwell provides commercial and industrial clients with efficient, flexible, environmentally responsible and clean-tech energy systems involving a wide variety of products, including CHP (combined heat and power), tier 4 final diesel and natural gas industrial engines, solar, wind and storage.  Simson-Maxwell also designs and assembles a complete line of electrical control equipment including switch gear, synchronization and paralleling gear, distribution, Bi-Fuel and complete power generation production controls.  Operating for over 80 years, Simson-Maxwell’s seven branches assist with servicing a large number of existing maintenance arrangements and meeting the energy and power-solution demands of the Company’s other customers.

F-45

Clean Energy and Carbon-Capture System:

In August 2021, the Company entered into a license agreement with ESG Clean Energy, LLC (“ESG”), to utilize ESG’s patent rights and know-how related to stationary electric power generation and heat and carbon dioxide capture (the “ESG Clean Energy System”).  The intellectual property licensed by Viking includes certain patents and/or patent applications, including:  (i) U.S. Patent No.:  10,774,733, File date:  October 24, 2018, Issue date:  September 15, 2020, Titled:  “Bottoming Cycle Power System”; (ii) European Patent Application No.:  EP18870699.8, International File date:  October 24, 2018, Titled:  “Bottoming Cycle Power System”; (iii) U.S. Patent Application No.:  17/224,200, File date:  April 7, 2021, Titled:  “Bottoming Cycle Power System” (which was subsequently approved by the U.S. Patent & Trademark Office in March, 2022 (No. 11,286,832); (iv) U.S. Patent Application No.:  17/358,197, File date:  June 25, 2021, Titled:  “Bottoming Cycle Power System”; (v) U.S. Patent Application No.:  17/448,943, File date:  September 27, 2021, Titled:  “Systems and Methods Associated With Bottoming Cycle Power Systems for Generating Power and Capturing Carbon Dioxide”; and (vi) U.S. Patent Application No.:  17/448,938, File date:  September 27, 2021, Titled:  “Systems and Methods Associated With Bottoming Cycle Power Systems for Generating Power, Capturing Carbon Dioxide and Producing Products.

The ESG Clean Energy System is designed to, among other things, generate clean electricity from internal combustion engines and utilize waste heat to capture approximately 100% of the carbon dioxide (CO2) emitted from the engine without loss of efficiency, and in a manner to facilitate the production of certain commodities.  Patent No. 11,286,832, for example, covers the invention of an “exhaust-gas-to-exhaust-gas heat exchanger” that efficiently cools - and then reheats - exhaust from a primary power generator so greater energy output can be achieved by a secondary power source with safe ventilation.  Another key aspect of this patent is the development of a carbon dioxide capture system that utilizes the waste heat of the carbon dioxide pump to heat and regenerate the adsorber that enables carbon dioxide to be safely contained and packaged.

The Company intends to sell, lease and/or sub-license the ESG Clean Energy System to third parties using, among other things, Simson-Maxwell’s existing distribution channels.  The Company may also utilize the ESG Clean Energy System for its own account, whether in connection with its petroleum operations, Simson-Maxwell’s power generation operations, or otherwise.

Medical Waste Disposal System Using Ozone Technology:

In January 2022, the Company acquired a 51% interest in Viking Ozone Technology, LLC (“Viking Ozone”), which owns the intellectual property rights to a patented (i.e., US Utility Patent No. 11,565,289), proprietary medical and biohazard waste treatment system using ozone technology.  Simson-Maxwell has been designated the exclusive worldwide manufacturer and vendor of this system.  The technology is designed to be a sustainable alternative to incineration, chemical, autoclave and heat treatment of bio-hazardous waste, and for the treated waste to be classified as renewable fuel for waste-to-energy (“WTE”) facilities in many locations around the world.

Open Conductor Detection Technologies:

In February 2022, the Company acquired a 51% interest in two entities, Viking Sentinel Technology, LLC (“Viking Sentinel”) and Viking Protection Systems, LLC (“Viking Protection”), that own the intellectual property rights to patent pending (i.e., US Applications 16/974,086, 17/672,422 and 17/693,504), proprietary electric transmission and distribution open conductor detection systems.  The systems are designed to detect a break in a transmission line, distribution line, or coupling failure, and to immediately terminate the power to the line before it reaches the ground.  The technology is intended to increase public safety and reduce the risk of causing an incendiary event, and to be an integral component within grid hardening and stability initiatives by electric utilities to improve the resiliency and reliability of existing infrastructure.

Oil & Gas Properties

Existing Assets:

The Company, through its wholly owned subsidiaries, Mid-Con Petroleum, LLC and Mid-Con Drilling, LLC (collectively, the “Mid-Con Entities”), owns working interests in oil fields in Kansas, which include a combination of producing wells, non-producing wells and water injection wells.

Divestitures in 2022:

On July 8, 2022, four of the wholly owned subsidiaries of Petrodome, a wholly owned subsidiary of Viking, entered into Purchase and Sale Agreements to sell all of their interests in the oil and gas assets owned by those Petrodome subsidiaries, including in the aggregate, interests in 8 producing wells, 8 shut-in wells, 2 salt water disposal wells and 1 inactive well, to third parties for $3,590,000 in cash.  The proceeds from the sale were used to fully repay Petrodome’s indebtedness to CrossFirst Bank under the June 13, 2018 revolving line of credit loan.

F-46

This transaction resulted in the disposition of most of the Company’s total oil and gas reserves (see Note 6).  The Company recorded a loss on the transaction in the amount of $8,961,705, as follows:

Proceeds from sale	$3,590,000
Reduction in oil & gas full cost pool (based on % of reserves disposed)	(12,791,680)
ARO recovered	239,975
Loss on disposal	$(8,961,705)

Additionally, in July 2022, the Company received an unanticipated refund of a $1,200,000 performance bond as a result of Petrodome ceasing to operate certain assets in the State of Louisiana.  The gain from this refund has been included in the “loss on disposal of membership interests and assets” in the accompanying Consolidated Statement of Operations.

Divestitures in 2021:

On October 5, 2021, the Company disposed of all of membership interests of Ichor Energy Holdings, LLC (“Ichor”).  The third-party purchaser assumed all of the rights and obligations associated with such membership interests, including the debt and derivatives associated with Ichor and/or its subsidiaries.  The Company originally acquired the assets owned by Ichor on December 28, 2018, which at the time included interests in approximately 58 producing wells and approximately 31 saltwater disposal wells in Texas and Louisiana.

On October 12, 2021, the Company disposed of all of the membership interests of Elysium Energy Holdings, LLC (“Elysium”).  The third-party purchaser assumed all of the rights and obligations associated with such membership interests, including the debt and derivatives associated with Elysium Energy Holdings and/or its subsidiaries.  The Company originally acquired the assets owned by Elysium on February 3, 2020, which included interests in approximately 127 wells, along with associated equipment in Texas and Louisiana.

The following table reflects the assets and liabilities assumed, and the resultant gain on the disposition of the membership interests:

			Combined
	Ichor	Elysium	Totals
Liabilities assumed

Long term debt	$50,467,725	$29,065,540	$79,533,265
Derivative liability - hedge contracts	11,394,674	5,617,359	17,012,033
Accounts payable	2,723,855	6,766,200	9,490,055
Undistributed revenues	2,649,830	1,182,282	3,832,112
Asset retirement obligations	2,002,178	2,530,666	4,532,844
Accrued expenses	96,115	488,563	584,678

	69,334,377	45,650,610	114,984,987

Assets assumed
Oil and gas properties, full cost method	55,920,606	24,861,447	80,782,053
Accounts receivable	4,146,858	5,525,485	9,672,343
Cash and equivalent	3,448,979	1,576,912	5,025,891
Other assets	-	47,596	47,596

	63,516,443	32,011,440	95,527,883

Gain on disposition	$5,817,934	$13,639,170	$19,457,104

Note 3 Going Concern

The Company’s consolidated financial statements included herein have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company generated a net loss of $(15,427,329) for the year ended December 31, 2022, as compared to a net loss of $(14,485,847) for the year ended December 31, 2021.  The loss for the year ended December 31, 2022 was comprised of, among other things, certain non-cash items, including:  (i) stock-based compensation of $1,614,334; (ii) accretion of asset retirement obligation of $55,521; (iii) depreciation, depletion & amortization of $1,499,166; (iv) bad debt expense of $1,133,685; (v) amortization of debt discount of $99,695; (vi) impairment of intangible assets of $451,772; and, (vii) loss on sale of oil and gas assets of $8,961,705.

F-47

As of December 31, 2022, the Company has a stockholders’ equity of $15,365,315 and total long-term debt of $2,743,616 As of December 31, 2022, the Company has a working capital deficiency of approximately $6,339,593.  The largest components of current liabilities creating this working capital deficiency are (i) accounts payable of approximately $4.0 million; (ii) a revolving credit facility with a balance of approximately $3.1 million; (iii) customer deposits of $5.4 million; and (iv) an amount due for non-interest-bearing loans from Camber Energy, Inc. in the amount of $6.6 million with no stipulated repayment terms.

As further described in Note 1, Viking has guaranteed Camber Energy’s indebtedness to Discover, as well as entered into a Security Agreement in favor of Discover granting Discover a first-priority security interest in any assets purchased by Viking with funds advanced to Viking by Camber that were loaned by Discover.  In the event of a default by Camber, Viking may be called upon to honor its obligations under the Guaranty and Security Agreements executed by Viking in favor of Discover.  The Company believes the likelihood that it will be required to perform under the guarantee to be remote and has not recognized a liability associated with any performance obligations of the guarantee.

These conditions raise substantial doubt regarding the Company’s ability to continue as a going concern.  The Company’s ability to continue as a going concern is dependent upon its ability to utilize the resources in place to generate future profitable operations, to develop additional acquisition opportunities, and to obtain the necessary financing to meet its obligations and repay its liabilities arising from business operations when they come due.  Management believes the Company may be able to continue to develop new opportunities and may be able to obtain additional funds through debt and / or equity financings to facilitate its business strategy; however, there is no assurance of additional funding being available.  These consolidated financial statements do not include any adjustments to the recorded assets or liabilities that might be necessary should the Company have to curtail operations or be unable to continue in existence.

Note 4 Summary of Significant Accounting Policies

a) Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for consolidated financial information and with the instructions to Form 10-K as promulgated by the Securities and Exchange Commission (the “SEC”).  Accordingly, these consolidated financial statements include all of the disclosures required by U.S. GAAP for complete consolidated financial statements.

b) Basis of Consolidation

The financial statements presented herein reflect the consolidated financial results of the Company, its wholly owned subsidiaries, Mid-Con Petroleum, LLC, Mid-Con Drilling, LLC, and Mid-Con Development, LLC, which were all formed to provide a base of operations for properties in the Central United States, and Petrodome Energy, LLC, based in Houston, Texas which provides a base of operations to facilitate property acquisitions in Texas, Louisiana and Mississippi.  Additionally, these consolidated financial statements also include financial results of Simson-Maxwell using the equity method from August 6, 2021 through October 18, 2021, and consolidated results subsequent to October 18, 2021.

In January 2022, the Company acquired a 51% ownership interest Viking Ozone, and in February 2022, the Company acquired a 51% ownership interest in both Viking Sentinel and Viking Protection.  These entities were formed to facilitate the monetization of acquired intellectual properties (see Note 7).  These entities are variable interest entities in which the Company owns a controlling financial interest; consequently, these entities are also consolidated.

All significant intercompany transactions and balances have been eliminated.

c) Foreign Currency

Foreign currency denominated assets and liabilities are translated into U.S. dollars using the exchange rates in effect at the balance sheet date.  Results of operations and cash flows of businesses conducted in foreign currency are translated using the average exchange rates throughout the year.  The effect of exchange rate fluctuations on translation of assets and liabilities is included as a component of shareholders’ equity in accumulated other comprehensive income (loss).  Gains and losses from foreign currency transactions have been insignificant.

F-48

d) Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts and timing of revenues and expenses, the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities.  Significant areas requiring the use of management estimates relate to impairment of long-lived assets, goodwill, fair value of commodity derivatives, stock-based compensation, asset retirement obligations, and the determination of expected tax rates for future income tax recoveries.

The estimates of proved, probable and possible oil and gas reserves are used as significant inputs in determining the depletion of oil and gas properties and the impairment of proved and unproved oil and gas properties.  There are numerous uncertainties inherent in the estimation of quantities of proved, probable and possible reserves and in the projection of future rates of production and the timing of development expenditures.  Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to numerous uncertainties including, among others, estimates of future recoverable reserves and commodity price outlooks.  Actual results could differ from the estimates and assumptions utilized.

e) Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and highly liquid investment securities that have original maturities of three months or less.  Accounts at banks in the United States are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000, while accounts at banks in Canada are insured by the Canada Deposit Insurance Corporation (“CDIC”) up to CAD $100,000.  At December 31, 2022 and 2021, the Company had approximately $2,954,000 and $2,246,000 in excess of the FDIC and CDIC insured limits, respectively.

f) Accounts Receivable

Accounts receivable for the Company’s oil and gas operations consist of purchaser receivables and joint interest billing receivables.  The Company evaluates these accounts receivable for collectability and, when necessary, records allowances for expected unrecoverable amounts.  During the year ended December 31, 2022, the Company determined that the collectability of certain accounts receivable balances associated with the disposals of Ichor, Elysium and Petrodome, as described in Note 2, were not collectable and should be written off.  The amount written off to bad debt expense for the year ended December 31, 2022, net of recovery of allowance for doubtful accounts, was $1,133,685.  The Company has recorded an allowance for doubtful accounts on oil and gas accounts of $nil at December 31, 2022 and $754,472 at December 31, 2021.

The Company extends credit to its power generation customers in the normal course of business.  The Company performs ongoing credit evaluations and generally does not require collateral.  Payment terms are generally 30 days.  The Company carries its trade accounts receivable at invoice amount less an allowance for doubtful accounts.  On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts based upon management’s estimates that include a review of the history of past write-offs and collections and an analysis of current credit conditions.  As of December 31, 2022, the Company established a reserve for doubtful power generation accounts of $nil.  The Company does not accrue interest on past due accounts receivable.

g) Inventory

Inventories are stated at the lower of cost or net realizable value, and consist of parts, equipment and work in process.  Work-in-process and finished goods included the cost of materials, direct labor and overhead.  At the closing of each reporting period, the Company evaluates its inventory in order to adjust the inventory balance for obsolete and slow-moving items.

Inventory consisted of the following at December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Units and work in process	$8,749,903	$4,125,451
Parts	2,791,626	2,920,045
	11,541,529	7,045,496
Reserve for obsolescence	(1,264,867)	(1,555,061)
	$10,276,662	$5,490,435

h) Notes Receivable

F-49

Notes receivable consisted of secured promissory notes due from New Rise Processing Reno, LLC.  The notes were secured by a 20% membership interest in RESC /Renewable Holdings, LLC, and bore interest at a rate of 10.4% per annum and with a maturity date of June 30, 2022.  The Notes were repaid in full in June 2022.

i) Prepaid Expenses

Prepaid expenses include amounts paid in advance for certain operational expenses, as well as amounts paid through the issuance of restricted shares of stock for future contractual benefits to be received.  These advances are amortized over the life of the contract using the straight-line method.

j) Oil and Gas Properties

The Company uses the full cost method of accounting for its investment in oil and natural gas properties.  Under this method of accounting, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized.  General and administrative costs related to production and general overhead are expensed as incurred.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit of production method using estimates of proved reserves.  Disposition of oil and gas properties are accounted for as a reduction of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in operations.  Unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs.  If the results of an assessment indicate that the properties are impaired, the amount of the impairment is included in loss from operations before income taxes.

k) Limitation on Capitalized Costs

Under the full-cost method of accounting, we are required, at the end of each reporting date, to perform a test to determine the limit on the book value of our oil and natural gas properties (the “Ceiling” test).  If the capitalized costs of our oil and natural gas properties, net of accumulated amortization and related deferred income taxes, exceed the Ceiling, this excess or impairment is charged to expense.  The expense may not be reversed in future periods, even though higher oil and natural gas prices may subsequently increase the Ceiling.  The Ceiling is defined as the sum of:

5.

the present value, discounted at 10 percent, and assuming continuation of existing economic conditions, of 1) estimated future gross revenues from proved reserves, which is computed using oil and natural gas prices determined as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month hedging arrangements pursuant to SAB 103, less 2) estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves, plus

6.	the cost of properties not being amortized; plus

7.	the lower of cost or estimated fair value of unproven properties included in the costs being amortized, net of

8.	the related tax effects related to the difference between the book and tax basis of our oil and natural gas properties.

l) Oil and Gas Reserves

Reserve engineering is a subjective process that is dependent upon the quality of available data and the interpretation thereof, including evaluations and extrapolations of well flow rates and reservoir pressure.  Estimates by different engineers often vary sometimes significantly.  In addition, physical factors such as the results of drilling, testing and production subsequent to the date of an estimate, as well as economic factors such as changes in product prices, may justify revision of such estimates.  Because proved reserves are required to be estimated using recent prices of the evaluation, estimated reserve quantities can be significantly impacted by changes in product prices.

m) Investment in Unconsolidated Entity

The Company accounts for its investment in unconsolidated entities under the equity method of accounting when it (i) does not have a controlling financial interest and (ii) has the ability to exercise significant influence over the operating and financial policies of the entity.  As described in Note 2, during August 2021 the Company acquired a 60.5% interest in Simson-Maxwell.  Pursuant to a shareholder agreement in effect as of September 30, 2021, the Company did not have the ability to control the operating and financial policies of the entity as of such date, and as such has accounted for such ownership under the equity method of accounting.  The investment is adjusted for its proportionate share of earnings or losses of the entity.

F-50

On October 18, 2021, the shareholder agreement was amended, resulting in Viking obtaining control over Simson-Maxwell.  As a result, commencing with the date of the amendment, the Company has included Simson-Maxwell in its consolidation.

n) Accounting for Leases

The Company uses the right-of-use (“ROU”) model to account for leases where the Company is the lessee, which requires an entity to recognize a lease liability and ROU asset on the lease commencement date.  A lease liability is measured equal to the present value of the remaining lease payments over the lease term and is discounted using the incremental borrowing rate, as the rate implicit in the Company’s leases is not readily determinable.  The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment.  Lease payments include payments made before the commencement date and any residual value guarantees, if applicable.  When determining the lease term, the Company includes option periods that it is reasonably certain to exercise as failure to renew the lease would impose a significant economic detriment.

For operating leases, minimum lease payments or receipts, including minimum scheduled rent increases, are recognized as rent expense where the Company is a lessee on a straight-line basis (“Straight-Line Rent”) over the applicable lease terms.  The excess of the Straight-Line Rent over the minimum rents paid is included in the ROU asset where the Company is a lessee.  Short-term lease cost for operating leases includes rental expense for leases with a term of less than 12 months.

The Company elected the package of practical expedients permitted under the transition guidance for the revised lease standard, which allowed Viking to carry forward the historical lease classification, retain the initial direct costs for any leases that existed prior to the adoption of the standard and not reassess whether any contracts entered into prior to the adoption are leases.  The Company also elected to account for lease and non-lease components in lease agreements as a single lease component in determining lease assets and liabilities.  In addition, the Company elected not to recognize the right-of-use assets and liabilities for leases with lease terms of one year or less.

o) Business Combinations

The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values.  The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.  Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets.  Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired customer lists, acquired technology, and trade names from a market participant perspective, useful lives and discount rates.  Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.  During the measurement period, which is one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill.  Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

p) Goodwill

Goodwill is the excess of cost of an acquired entity over the fair value of amounts assigned to assets acquired and liabilities assumed in a business combination.  Goodwill is subject to impairment testing at least annually and will be tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired.  An entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If, after completing the assessment, it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company will proceed to a quantitative test.  The Company may also elect to perform a quantitative test instead of a qualitative test for any or all of our reporting units.  The test compares the fair value of an entity’s reporting units to the carrying value of those reporting units.  This quantitative test requires various judgments and estimates.  The Company estimates the fair value of the reporting unit using a market approach in combination with a discounted operating cash flow approach.  Impairment of goodwill is measured as the excess of the carrying amount of goodwill over the fair values of recognized and unrecognized assets and liabilities of the reporting unit.

In 2021, the Company preliminarily recorded goodwill of $252,290 in connection with the October 18, 2021 acquisition of Simson-Maxwell.  During the quarter ended September 30, 2022, this amount has been adjusted to nil following the finalization of the acquisition accounting (see Note 5).

q) Intangible Assets

F-51

Intangible assets include amounts related to the Company’s license agreement with ESG Clean Energy, LLC, and its investments in Viking Ozone, LLC, Viking Protection Systems, LLC and Viking Sentinel, LLC.  Additionally, as part of the acquisition of Simson-Maxwell, the Company identified intangible assets consisting of Simson-Maxwell’s customer relationships and its brand.  These intangible assets are described in detail in Note 7.

The intangible assets related to the ESG Clean Energy license and the Simson-Maxwell customer relationships are being amortized on a straight-line basis over 16 years (the remaining life of the related patents) and 10 years, respectively.  The other intangible assets are not amortized.

The Company reviews these intangible assets, at least annually, for possible impairment when events or changes in circumstances that the assets carrying amount may not be recoverable.  In evaluating the future benefit of its intangible assets, the Company estimates the anticipated undiscounted future net cash flows of the intangible assets over the remaining estimated useful life.  If the carrying amount is not recoverable, an impairment loss is recorded for the excess of the carrying value of the asset over its fair value.

r) Income (loss) per Share

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding during the period.  Diluted net income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding and adjusted by any effects of warrants and options outstanding during the period, if dilutive.  For the twelve months ended December 31, 2022 and 2021, there were approximately 17,204,020 and 9,501,305, respectively, common stock equivalents that were omitted from the calculation of diluted income per share as they were anti-dilutive.

s) Revenue Recognition

Oil and Gas Revenues

Sales of crude oil, natural gas, and natural gas liquids (NGLs) are included in revenue when production is sold to a customer in fulfillment of performance obligations under the terms of agreed contracts.  Performance obligations primarily comprise delivery of oil, gas, or NGLs at a delivery point, as negotiated within each contract.  Each barrel of oil, million BTU (MMBtu) of natural gas, or other unit of measure is separately identifiable and represents a distinct performance obligation to which the transaction price is allocated.  Performance obligations are satisfied at a point in time once control of the product has been transferred to the customer.  The Company considers a variety of facts and circumstances in assessing the point of control transfer, including but not limited to:  whether the purchaser can direct the use of the hydrocarbons, the transfer of significant risks and rewards, the Company’s right to payment, and transfer of legal title.  In each case, the time between delivery and when payments are due is not significant.

The following table disaggregates the Company’s revenue by source for the years ended December 31, 2022 and 2021:

	Years Ended
	December 31,
	2022	2021
Oil	$2,254,134	$25,182,558
Natural gas and natural gas liquids	978,970	13,995,997
Settlement on hedge contracts	-	(6,896,901)
Well operations	751,018	1,398,025
	$3,984,122	$33,679,679

Power Generation Revenues

Through its 60.5% ownership in Simson-Maxwell, the Company manufactures and sells power generation products, services and custom energy solutions. Simson-Maxwell provides commercial and industrial clients with emergency power generation capabilities. Simson Maxwell’s derives its revenues as follows:

(i)

Sale of power generation units. Simson-Maxwell manufactures and assembles power generation solutions. The solutions may consist of one or more units and are generally customized for each customer. Contracts are required to be executed for each customized solution. The contracts generally require customers to submit non-refundable progress payments for measurable milestones delineated in the contract. The Company considers the completed unit or units to be a single performance obligation for purposes of revenue recognition and recognizes revenue when control of the product is transferred to the customer, which typically occurs upon shipment or delivery to the customer. Sales, use, value add and other similar taxes assessed by governmental authorities and collected concurrent with revenue-producing activities are excluded from revenue. Progress payments are recognized as contract liabilities until the completed unit is delivered. Revenue is measured as the amount of consideration the Company expects to be entitled in exchange for the transfer of the units, which is generally the price stated in the contract. The Company does not allow returns because of the customized nature of the units and does not offer discounts, rebates, or other promotional incentives or allowances to customers. Simson-Maxwell has elected to recognize the cost for freight activities when control of the product has transferred to the customer as an expense within cost of goods.

F-52

At the request of certain customers, the Company will warehouse inventory billed to the customer but not delivered. Unless all revenue recognition criteria have been met, the Company does not recognize revenue on these transactions until the customer takes possession of the product.

(ii)

Parts Revenue- Simpson Maxwell sells spare parts and replacement parts to its customers. Simson-Maxwell is an authorized parts distributor for a number of national and international power generation manufacturers. The Company considers the purchase orders for parts, which in some cases are governed by master sales agreements, to be the contracts with the customers. For each contract, the Company considers the commitment to transfer products, each of which is distinct, to be the identified performance obligations. Revenue is measured as the amount of consideration the Company expects to be entitled in exchange for the transfer of product, which is generally the price stated in the contract specific for each item sold, adjusted for the value of expected returns. Sales, use, value add and other similar taxes assessed by governmental authorities and collected concurrent with revenue-producing activities are excluded from revenue. Simson-Maxwell has elected to recognize the cost for freight activities when control of the product has transferred to the customer as an expense within cost of goods sold in the consolidated statements of operations. Parts revenues are recognized at the point in time when control of the product is transferred to the customer, which typically occurs upon shipment or delivery to the customer.

(iii)

Service and repairs- Simson-Maxwell offers service and repair of various types of power generation systems. Service and repairs are generally performed on customer owned equipment and billed based on labor hours incurred. Each repair is considered a performance obligation. As a result of control transferring over time, revenue is recognized based on the extent of progress towards completion of the performance obligation. Simson-Maxwell generally uses the cost-to-cost measure of progress for its service work because the customer controls the asset as it is being serviced. Most service and repairs are completed within one or two days.

The following table disaggregates Simson-Maxwell’s revenue by source for the twelve months ended December 31, 2022 and the period October 18, 2021 (the date the Company obtained control) to December 31, 2021:

		October 18 to
	December 31, 2022	December 31, 2021
Power generation units	$4,901,791	$931,932
Parts	4,098,771	675,145
Total units and parts	9,000,562	1,607,077
Service and repairs	11,053,476	2,701,208
	$20,054,038	$4,308,285

t) Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements.  Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the consolidated financial statements and the tax basis of assets and liabilities by using estimated tax rates for the year in which the differences are expected to reverse.

The Company recognizes deferred tax assets and liabilities to the extent that we believe that these assets and/or liabilities are more likely than not to be realized.  In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and results of recent operations.  If we determine that the Company would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

In assessing the realizability of its deferred tax assets, management evaluated whether it is more likely than not that some portion, or all of its deferred tax assets, will be realized.  The realization of its deferred tax assets relates directly to the Company’s ability to generate taxable income.  The valuation allowance is then adjusted accordingly.

u) Stock-Based Compensation

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The Company may issue stock options to employees and stock options or warrants to non-employees in non-capital raising transactions for services and for financing costs.  The cost of stock options and warrants issued to employees and non-employees is measured on the grant date based on the fair value.  The fair value is determined using the Black-Scholes option pricing model.  The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period.

The fair value of stock options and warrants is determined at the date of grant using the Black-Scholes option pricing model.  The Black-Scholes option model requires management to make various estimates and assumptions, including expected term, expected volatility, risk-free rate, and dividend yield.  The expected term represents the period of time that stock-based compensation awards granted are expected to be outstanding and is estimated based on considerations including the vesting period, contractual term and anticipated employee exercise patterns.  Expected volatility is based on the historical volatility of the Company’s stock.  The risk-free rate is based on the U.S. Treasury yield curve in relation to the contractual life of stock-based compensation instrument.  The dividend yield assumption is based on historical patterns and future expectations for the Company dividends.

The following table represents stock warrant activity as of and for the year ended December 31, 2022:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Warrants Outstanding - December 31, 2021	7,306,854	0.81	3.90 years	-
Granted	2,320,000	0.02	4.49 years	-
Exercised	-	-	-	-
Forfeited/expired/cancelled	(367,593)	-	-	-

Warrants Outstanding - December 31, 2022	9,259,261	$0.62	4.03 years	$-

Outstanding Exercisable - December 31, 2022	9,259,261	$0.62	4.03 years	$-

v) Impairment of Long-lived Assets

The Company, at least annually, is required to review its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets.  Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets.  The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset.  If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value.  The estimation of fair value is generally determined by using the asset’s expected future discounted cash flows or market value.  The Company estimates fair value of the assets based on certain assumptions such as budgets, internal projections, and other available information as considered necessary.  There is no impairment of long-lived assets during the years ended December 31, 2022 and 2021.

w) Accounting for Asset Retirement Obligations

Asset retirement obligations (“ARO”) primarily represent the estimated present value of the amount the Company will incur to plug, abandon and remediate its producing properties at the projected end of their productive lives, in accordance with applicable federal, state and local laws.  The Company determined its ARO by calculating the present value of estimated cash flows related to the obligation.  The retirement obligation is recorded as a liability at its estimated present value as of the obligation’s inception, with an offsetting increase to proved properties.

The following table describes the changes in the Company’s asset retirement obligations for the years ended December 31, 2022 and 2021:

F-54

	Years Ended
	December 31,
	2022	2021
Asset retirement obligation - beginning	$2,111,650	$6,164,231
Oil and gas purchases	-	-
Revisions	-	-
Disposals and settlements	(239,975)	(4,661,272)
Accretion expense	55,521	608,691
Asset retirement obligation - ending	$1,927,196	$2,111,650

x) Undistributed Revenues and Royalties

The Company records a liability for cash collected from oil and gas sales that have not been distributed.  The amounts get distributed in accordance with the working interests of the respective owners.

y) Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits.  The Company believes it is not exposed to any significant credit risk as a result of any non-performance by the financial institutions.

Oil and Gas

The Company’s oil and gas customer base is made up of purchasers of oil and natural gas produced from the Company’s properties.  The Company attempts to limit the amount of credit exposure to any one company through procedures that include credit approvals, credit limits and terms.  The Company believes the credit quality of its customer base is high and has not experienced significant write-offs in its accounts receivable balances.

Power Generation

The Company uses procedures including credit approvals, credit limits and terms to manage its exposure.  Additionally, the Company regularly issues progress billings on longer term orders to mitigate both credit risk and overall working capital requirements.

Note 5.  Acquisition of Simson-Maxwell

Effective August 6, 2021, Viking entered into a Share Purchase Agreement with Simmax Corp., (“Simmax”), Remora EQ LP, (“Remora”), and Simson-Maxwell Ltd., (“Simson”), pursuant to which Viking agreed to purchase 419 Class A Common Shares of Simson from Simmax and 555 Class A Common Shares of Simson from Remora for a total purchase price of CA$3,998,045 (approx. US$3,198,936) (the “Purchase Price”).

Simultaneously, effective August 6, 2021, Viking entered into a Subscription Agreement with Simson (the “Subscription Agreement”), pursuant to which Viking agreed to purchase from Simson 1,462 Class A Common Shares of Simson for a purchase price of CA$6,001,641.58 (approx. US $4,799,009.  (the “Subscription Price”).

These acquisitions resulted in Viking owning a total of 2,436 Class A Common Shares of Simson, representing approximately 60.5% of the total issued and outstanding shares of Simson.

Also on August 6, 2021, Viking entered into a Unanimous Shareholders Agreement with Simmax, Remora and Simson regarding the ownership and governance of Simson, and pursuant to which Viking shall nominate two members of the Board of Directors of Simson, Simmax shall nominate one member of the Simson Board, Remora shall nominate one member of the Simson Board, and Viking, Remora and Simmax shall jointly nominate the fifth member of the Simson Board.

The August 6, 2021 amendment also contained certain provisions that required 2/3rds majority of the Board to vote for changes in the capital budget of the Company, capital expenditures in excess of $250k and other provisions generally considered to be participatory rights, which would preclude Viking from consolidating Simson.

On October 18, 2021, the Company amended the Unanimous Shareholders Agreement with Simmax, Remora and Simson to increase the number of board member to 5 with three board members nominated by Viking and to require two thirds approval of the board of directors only for matters affecting issuance of dilutive shares, dissolution of Simson and other matters that generally would protect non-controlling shareholders.  The changes to the Unanimous Shareholders Agreement on October 18, 2021 rescinded the two thirds Board approval requirement for all matters except those that are protective in nature, at which point, Viking obtained control of Simson.

F-55

As a result, Simson-Maxwell is included in the accompanying consolidated financial statements under the equity method from August 6, 2021 to October 18, 2021 and is consolidated from the effective date (October 18, 2021) of the acquisition.  The recorded cost of this acquisition was based upon the fair market value of the assets acquired based on an independent valuation.

The total value of the consideration given was determined as follows:

Cash consideration - August 6, 2021	$7,958,159
Equity in earnings (losses) through October 18, 2021	(178,942)

Total value of consideration given - October 18, 2021	$7,779,217

The fair values of assets acquired and liabilities assumed in connection with this acquisition are as follows:

Total Purchase Price	$7,779,217

Fair Value of Assets and Liabilities including the recognition of a 39.5% noncontrolling interest
Cash	$5,668,384
Accounts receivable	7,559,748
Inventory	5,819,612
Prepaid expenses	288,032
Fixed assets	1,816,730
Identifiable intangible assets	3,908,126
Accounts payable	(5,475,967)
Accrued expenses and other liabilities	(948,669)
Bank credit facility	(4,007,971)
Related party liabilities - net	(422,682)
Promissory notes payable	(1,344,599)
Noncontrolling interest recognized at fair value acquisition	(5,081,527)
Total fair value of acquisition	7,779,217

Note 6.  Oil and Gas Properties

The following table summarizes the Company’s oil and gas activities by classification and geographical cost center for the year ended December 31, 2022:

	December 31,			December 31,
	2021	Adjustments	Impairments	2022
Proved developed producing oil and gas properties
United States cost center	$17,416,106	$(13,543,618)	$-	$3,872,488
Accumulated depreciation, depletion and amortization	(10,806,908)	8,003,533	-	(2,803,375))
Proved developed producing oil and gas properties, net	$6,609,198	$(5,540,085)	$-	$1,069,113

Undeveloped and non-producing oil and gas properties
United States cost center	22,082,329	(21,297,027)	-	785,302
Accumulated depreciation, depletion and amortization	(13,865,956)	1,3297,459	-	(568,497)
Undeveloped and non-producing oil and gas properties, net	$8,216,373	$(7,999,568)	$-	$216,805
Total Oil and Gas Properties, Net	$14,825,571	$(13,539,653)	$-	$1,285,918

F-56

The following table summarizes the Company’s oil and gas activities by classification and geographical cost center for the year ended December 31, 2021:

	December 31,			December 31,
	2020	Adjustments	Impairments	2021
Proved developed producing oil and gas properties
United States cost center	$81,352,074	$(63,935,968)	$-	$17,416,106
Accumulated depreciation, depletion and amortization	(16,648,321)	5,841,413	-	(10,806,908)
Proved developed producing oil and gas properties, net	$64,703,753	$(58,094,555)	$-	$6,609,198

Undeveloped and non-producing oil and gas properties
United States cost center	47,209,269	(25,126,940)	-	22,082,329
Accumulated depreciation, depletion and amortization	(9,756,586)	(4,109,370)	-	(13,865,956)
Undeveloped and non-producing oil and gas properties, net	$37,452,683	$(29,236,310)	$-	$8,216,373
Total Oil and Gas Properties, Net	$102,156,436	$(87,330,865)	$-	$14,825,571

Note 7.  Intangible Assets

ESG Clean Energy License

The Company’s intangible assets include costs associated with securing in August 2021 an Exclusive Intellectual Property License Agreement with ESG Clean Energy, LLC (“ESG”), pursuant to which the Company received (i) an exclusive license to ESG’s patent rights and know-how related to stationary electric power generation (not in connection with vehicles), including methods to utilize heat and capture carbon dioxide in Canada, and (ii) a non-exclusive license to the intellectual property in up to 25 sites in the United States that are operated by the Company or its affiliates.

In consideration of the licenses, the Company paid an up-front royalty of $1,500,000 and the Company was obligated to make additional royalty payments as follows:  (i) an additional $1,500,000 on or before January 31, 2022, which may be paid in whole or in part in the form of Viking’s common stock based on the price of Viking’s common stock on August 18, 2021, at ESG’s election; (ii) an additional $2,000,000 on or before April 20, 2022, which may be paid in whole or in part in the form of Viking’s common stock based on the price of Viking’s common stock on August 18, 2021, at ESG’s election; and (iii) continuing royalties of not more than 15% of the net revenues of Viking generated using the intellectual property, with the continuing royalty percentage to be jointly determined by the parties collaboratively based on the parties’ development of realistic cashflow models resulting from initial projects utilizing the intellectual property, and with the parties utilizing mediation if they cannot jointly agree to the continuing royalty percentage.

With respect to the payments noted in (i) and (ii) above, totaling $3,500,000, on or about November 22, 2021, the Company paid $500,000 to or on behalf of ESG and ESG elected to accept $2,750,000 in shares of Viking’s common stock at the applicable conversion price, resulting in 6,942,691 shares, leaving a balance owing by Viking of $250,000 which was paid by Viking in January 2022.

Viking’s exclusivity with respect to Canada shall terminate if minimum continuing royalty payments to ESG are not at least equal to the following minimum payments based on the date that ESG first begins capturing carbon dioxide and selling for commercial purposes one or more commodities from a system installed and operated by ESG using the Intellectual Property (the “Trigger Date”):

Minimum Payments
Years from the Trigger Date:	For Year Ended
Year two	$500,000
Year three	750,000
Year four	1,250,000
Year five	1,750,000
Year six	2,250,000
Year seven	2,750,000
Year eight	3,250,000
Year nine and after	3,250,000

The Company’s management believes that the Trigger Date could occur as early as the third quarter of 2023 but there is no assurance that it will occur at that or any time.

If the continuing royalty percentage is adjusted jointly by the parties downward from the maximum of 15%, then the minimum continuing royalty payments for any given year from the Trigger Date shall also be adjusted downward proportionally.

F-57

The Company recognized amortization expense of $308,694 for the year ended December 31, 2022.  The estimated future amortization expense for each of the next five years is $304,465 per year.

The ESG Clean Energy intangible asset consisted of the following at December 31, 2022 and 2021:

	Years Ended
	December 31,
	2022	2021
ESG Clean Energy License	$5,000,000	$5,000,000
Accumulated amortization	(422,869)	(114,175)
	$4,577,131	$4,885,825

Simson-Maxwell - Customer Relationships and Brand

On October 18, 2021, the Company completed the acquisition of Simson-Maxwell, and allocated a portion of the purchase price to Customer Relationships with a fair value of $1,677,453 and an estimated useful life of 10 years, and the Simmax Brand with a fair value of $2,230,673 and an indefinite useful life.

The Company recognized amortization expense for the Customer Relationship intangible of $167,745 for the year ended December 31, 2022.  The estimated future amortization expense for each of the next five years is $167,745 per year.

The Company periodically reviews the fair value of the Customer Relationships and Brand to determine if an impairment charge should be recognized.  For the year ended December 31, 2022 the Company recorded an impairment charge of $83,865 and $367,907, respectively, related to these assets.

The Other intangibles - Simson-Maxwell consisted of the following at December 31, 2022 and December 31, 2021:

	Years Ended
	December 31,
	2022	2021
Simmax Brand	$2,230,673	$2,230,673
Customer Relationships	1,677,453	1,677,453
Impairment of intangible assets	(451,772)	-
Accumulated amortization	(201,754)	(34,009)
	$3,254,600	$3,874,117

Medical Waste Disposal System

Choppy:

On January 18, 2022, Viking entered into a Securities Purchase Agreement to purchase (the “Purchase”) 51 units, representing 51%, of Viking Ozone , from Choppy Group LLC, a Wyoming limited liability company (“Choppy”), in consideration of the issuance of 8,333,333 shares of Viking common stock to Choppy, 3,333,333 of which shares were issued at closing, 3,333,333 of which shares are to be issued to Choppy after 5 units of the System (as defined below) have been sold, and 1,666,667 of which shares are to be issued to Choppy after 10 units of the System have been sold.  Viking Ozone was organized on or about January 14, 2022, for the purpose of developing and distributing a medical and biohazard waste treatment system using ozone technology (the “System”), and on or about January 14, 2022, Choppy was issued all 100 units of Viking Ozone in consideration of Choppy’s assignment to Viking Ozone of all of Choppy’s intellectual property and intangible assets, including patent rights, know-how, procedures, methodologies, and contract rights in connection with the System, and specifically the invention entitled “Multi-Chamber Medical Waste Ozone-Based Treatment Systems and Methods (Docket No. RAS-101A) and related patent application.  On January 18, 2022 Viking acquired 51 units (51%) of Viking Ozone from Choppy with Choppy retaining the remaining 49 units (49%) of Viking Ozone, and Viking issued 3,333,333 shares of Viking common stock to Choppy.  Viking and Choppy then entered into an Operating Agreement on January 18, 2022 governing the operation of Viking Ozone.  Based on the closing price of the Company’s stock on the January 18, 2022, the fair value was approximately $2,000,000.  The Company determined the acquisition of a 51% interest in Viking Ozone was the acquisition of and initial consolidation of a VIE that is not a business.  The acquisition was recorded as follows:

F-58

Purchase Price:
Fair value of stock at closing	$2,000,000
Fair value of contingent consideration	495,868
Total consideration	$2,495,868

Purchase Price Allocation:
Intangible asset - IP	$4,916,057
Non-controlling interest	(2,420,189)
Viking ownership interest	$2,495,868

Open Conductor Detection Technologies

Virga:

On February 9, 2022, Viking entered into a Securities Purchase Agreement to purchase (the “Purchase”) 51 units, representing 51% of Viking Sentinel, from Virga Systems LLC, a Wyoming limited liability company (“Virga”), in consideration of the issuance of 416,667 shares of Viking common stock to Virga.  Viking Sentinel was formed on or about January 31, 2022, and Virga was issued all 100 units of Viking Sentinel in consideration of Virga’s assignment to Viking Sentinel of all of Virga’s intellectual property and intangible assets, including patent rights, know-how, procedures, methodologies, and contract rights in connection with an end of line protection with trip signal engaging for distribution system, and related patent application(s).  On February 9, 2022 Viking acquired 51 units (51%) of Viking Sentinel from Virga with Virga retaining the remaining 49 units (49%) of Viking Sentinel, and Viking issued 416,667 shares of Viking common stock to Virga.  Viking and Virga then entered into an Operating Agreement on February 9, 2022 governing the operation of Viking Sentinel.  The Company determined the acquisition of a 51% interest in Viking Sentinel was the acquisition and initial consolidation of a VIE that is not a business.  The acquisition was recorded as follows:

Purchase Price:
Fair value of stock at closing	$233,334
Total consideration	$233,334

Purchase Price Allocation:
Intangible asset - IP	$457,518
Non-controlling interest	(224,184)
Viking ownership interest	$233,334

Jedda:

On February 9, 2022, Viking entered into a Securities Purchase Agreement to purchase (the “Purchase”) 51 units (the “Units”), representing 51% of Viking Protection Systems, LLC (“Viking Protection”), from Jedda Holdings LLC (“Jedda”).  In consideration for the Units, Viking agreed to issue to Jedda, shares of a new class of Convertible Preferred Stock of Viking with a face value of $10,000 per share (the “Preferred Shares”), or pay cash to Jedda, if applicable, as follows:

No.	Purchase Price*	When Due	No. of VKIN Pref. Shares	Conversion Price		No. of Underlying VKIN Common Shares	Estimated Revenues if Sales Target Achieved**
1	$250,000	On closing	N/A	$0.60		416,667	N/A
2	$4,750,000	On closing	475	$0.60		7,916,667	N/A
3	$1,000,000	Upon the sale of 10k units	100	$0.75		1,333,333	$50,000,000
4	$2,000,000	Upon the sale of 20k units	200	$1.00		2,000,000	$100,000,000
5	$3,000,000	Upon the sale of 30k units	300	$1.25		2,400,000	$150,000,000
6	$4,000,000	Upon the sale of 50k units	400	$1.50		2,666,667	$250,000,000
7	$6,000,000	Upon the sale of 100k units	600	$2.00		3,000,000	$500,000,000
Total	$21,000,000		2,075	$0.94	(avg.)	19,733,334	$500,000,000

___________

* The $5 million due on closing was payable solely in stock of Viking. All other payments, if the subject sales targets are met, are payable in cash or in shares of convertible preferred stock of Viking, at the seller’s option.

** These are estimates only. There is no guarantee any sales targets will be reached.

F-59

Notwithstanding the above, Viking shall not effect any conversion of any Preferred Shares, and Jedda shall not have the right to convert any Preferred Shares, to the extent that after giving effect to the conversion, Jedda (together with Jedda’s affiliates, and any persons acting as a group together with Jedda or any of Jedda’s affiliates) would beneficially own in excess of 4.99% of the number of shares of the Viking Common Stock outstanding immediately after giving effect to the issuance of shares of Viking Common Stock issuable upon conversion of the Preferred Share(s) by Jedda. Jedda, upon not less than 61 days’ prior notice to Viking, may increase or decrease the beneficial ownership limitation, provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of shares of Viking Common Stock outstanding immediately after giving effect to the issuance of shares of Viking Common Stock upon conversion of the Preferred Share(s) held by Jedda and the beneficial ownership limitation provisions of this Section shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to Viking.

Viking Protection was formed on or about January 31, 2022, and Jedda was issued all 100 units of Viking Protection in consideration of Jedda’s assignment to Viking Protection of all of Jedda’s intellectual property and intangible assets, including patent rights, know-how, procedures, methodologies, and contract rights in connection with an electric transmission ground fault prevention trip signal engaging system, and related patent application(s).  On February 9, 2022 Viking acquired 51 units (51%) of Viking Protection from Jedda with Jedda retaining the remaining 49 units (49%) of Viking Protection, and Viking issued the 475 Preferred Shares to Jedda.  Viking and Jedda then entered into an Operating Agreement on February 9, 2022 governing the operation of Viking Protection.  The Company determined the acquisition of a 51% interest in Viking Protection was the acquisition and initial consolidation of a VIE that is not a business.  The acquisition was recorded as follows:

Purchase Price:
Fair value of stock at closing	$4,433,334
Fair value of contingent consideration	939,889
Total consideration	$5,373,223

Purchase Price Allocation:
Intangible asset - IP	$10,059,765
Non-controlling interest	(4,686,542)
Viking ownership interest	$5,373,223

The Company consolidates any VIEs in which it holds a variable interest and is the primary beneficiary.  Generally, a VIE, is an entity with one or more of the following characteristics:  (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support; (b) as a group the holders of the equity investment at risk lack (i) the ability to make decisions about an entity’s activities through voting or similar rights, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests and substantially all of the entity’s activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights.  The primary beneficiary of a VIE is generally the entity that has (a) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and (b) the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.

The Company has determined that it is the primary beneficiary of three VIEs, Viking Ozone, Viking Sentinel and Viking Protection, and consolidates the financial results of these entities, as follows:

	Viking	Viking	Viking
	Ozone	Sentinel	Protection	Total

Intangible asset - IP	$4,916,057	$457,518	$10,059,765	$15,433,340
Non-controlling interest	(2,420,189)	(224,184)	(4,686,542)	(7,330,915)
Viking ownership interest	$2,495,868	$233,334	$5,373,223	$8,102,425

Note 8.  Related Party Transactions

The Company’s CEO and director, James Doris, renders professional services to the Company through AGD Advisory Group, Inc., an affiliate of Mr. Doris’s.  During each of the years ended December 31, 2022 and 2021, the Company paid or accrued $360,000 in fees to AGD Advisory Group, Inc.  As of December 31, 2022 and 2021, the total amount due to AGD Advisory Group, Inc. was $370,000 and $270,000, respectively, and is included in accounts payable.

The Company’s CFO, John McVicar, renders professional services to the Company through 1508586 Alberta Ltd., an affiliate of Mr. McVicar’s.  During the year ended December 31, 2022, the Company paid or accrued $140,000 in fees to 1508586 Alberta Ltd.  There were no amounts due to 1508586 Alberta Ltd. at December 31, 2022.

F-60

The Company’s former CFO, Frank W. Barker, Jr., rendered professional services to the Company through FWB Consulting, Inc., an affiliate of Mr. Barker’s.  During the years ended December 31, 2022 and 2021, the Company paid or accrued $130,000 and $120,000, respectively, in fees to FWB Consulting, Inc.  As of December 31, 2022 and 2021, the total amount due to FWB Consulting, Inc. was $nil and $341,968, respectively, and is included in accounts payable.

Due to Camber Energy, Inc.

During 2022 and 2021, Camber Energy, Inc. made various cash advances to the Company.  The advances are non-interest bearing and stipulate no repayment terms or restrictions.  Camber owns 63% of the Company but does not have a controlling financial interest.  As of December 31, 2022 and 2021, the amounts due to Camber aggregated $6,572,300 and $4,100,000, respectively.

Simson-Maxwell

At the time of acquisition, Simson-Maxwell had several amounts due to/due from related parties and notes payable to certain employees, officers, family members and entities owned or controlled by such individuals.  The Company assumed these balances and loan agreements in connection with the acquisition.

The balance of amounts due to and due from related parties as of December 31, 2022 and 2021 are as follows:

Related Party	Due from related party	Due to related party	Net due (to) from
December 31, 2022
Simmax Corp. & majority owner	$327,132	$(629,073)	$(301,941)
Adco Power Ltd.	-	-	-
	$327,132	$(629,073)	$301,941)

December 31, 2021
Simmax Corp. & majority owner	$1,913,786	$(1,858,405)	$55,381
Adco Power Ltd.	2,921,367	(3,011,615)	(90,248)
	$4,835,153	$(4,870,020)	$(34,867)

Simmax Corp. owns a 17% non-controlling interest in Simson-Maxwell and is majority owned by a Director of Simson-Maxwell.  Adco Power Ltd., an industrial, electrical and mechanical construction company, is a wholly owned subsidiary of Simmax Corp., and conducts business with Simson-Maxwell.

During the year ended December 31, 2022, Simson-Maxwell recorded sales to and purchases from Adco Power Ltd. in the amount of $293,497 and $109,278, respectively.  For the period October 18 to December 31, 2021, Simson-Maxwell recorded sales to and purchases from Adco Power Ltd. in the amount of $28,900 and nil, respectively.

The notes payable to related parties as of December 31, 2022 and 2021 are as follows:

	December 31,	December 31,
	2022	2021

Total notes payable to related parties	$684,069	$788,920
Less current portion of notes payable - related parties	(56,916)	(64,418)
Notes payable - related parties, net of current portion	$627,153	$724,502

Note 9.  Noncontrolling Interest

As described in Note 5, on October 18, 2021, the Company acquired 60.5% of Simson-Maxwell.  At the time of the acquisition, the fair value of the noncontrolling interest was independently determined by a valuation specialist.

The following discloses the effects of changes in the Company’s ownership interest in Simson-Maxwell, and on the Company’s equity for the year ended December 31, 2022:

F-61

Noncontrolling interest - January 1, 2022	$4,609,271

Transfers to the noncontrolling interest
Recognition of noncontrolling interest at fair value	167,254

Net loss attributable to noncontrolling interest	(1,762,529)

Noncontrolling interest - December 31, 2022	$3,013,996

As described in Note 7, during January and February 2022, the Company acquired a 51% interest in Viking Ozone, Viking Sentinel and Viking Protection, all of which have been identified as variable interest entities.

The following discloses the effects of the Company’s ownership interest in these three entities in the aggregate, and on the Company’s equity for the year ended December 31, 2022:

Noncontrolling interest - January 1, 2022	$-

Transfers to the noncontrolling interest
Recognition of noncontrolling interest at fair value	7,330,915

Net loss attributable to noncontrolling interest	(168,401)

Noncontrolling interest - December 31, 2022	$7,162,514

Note 10.  Equity

The Company is authorized to issue 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

Preferred Stock - Series C

The Company has designated 50,000 preferred shares as Series C Preferred Stock (the “Series C Preferred Stock”). As of December 31, 2022 there were 28,092 shares of Series C Preferred Stock issued and outstanding, all of which are held by the Company’s CEO, James Doris. Pursuant to the Certification of Designation of the Series C Preferred Stock, as amended (and pursuant to a Certificate of Correction to the Certificate of Designation of the Series C Preferred Stock filed with the State of Nevada on or about January 20, 2022), (i) the holders of the Series C Preferred Stock have no voting rights until the later of July 1, 2022, or the date on which Camber is no longer entitled to own at least 51% of the outstanding shares of Viking’s common stock (the “Voting Trigger Date”); and (ii) each share of Series C Preferred Stock is only convertible into one share of common stock, except that upon any business combination of Viking and Camber whereby Camber acquires substantially all of the outstanding assets or common stock of Viking (a “Combination”), the Series C Preferred Stock would convert into the greater of (A) 25,000,000 common shares of Camber (or a number of preferred shares of Camber convertible into that number of common shares of Camber), or (B) that number of common shares of Camber that 25,000,000 shares of Viking common stock at that time would be convertible or exchange into in the Combination (or a number of preferred shares of Camber convertible into such number of common shares of Camber). After the Voting Trigger Date, which has now passed, each share of Series C Preferred Stock entitles the holder thereof to 37,500 votes on all matters submitted to the vote of the stockholders of the Company.

Preferred Stock - Series E

On February 14, 2022, the Company filed an amendment to its Articles of Incorporation to designate 2,075 of its authorized preferred shares as Series E Convertible Preferred Stock (the “Series E Preferred Stock”), with a par value of $0.001 per share and a stated value equal to $10,000. The holders of the Series E Preferred Stock have voting rights equal to one vote per share. Each share of the Series E Preferred Stock is convertible, at any time after the date of issuance at various conversion prices and subject to certain milestone achievements associated with the acquisition of 51% of Viking Protection as described in Note 8. As of December 31, 2022 there were 475 shares of Series E Preferred Stock issued and outstanding.

(b) Common Stock

On January 5, 2021 the Company filed a Certificate of Amendment with the Secretary of State of the State of Nevada to effect a reverse split of the Company’s common stock at a ratio of 1-for-9 (the “Reverse Stock Split”). As a result of the Reverse Stock Split, each nine (9) pre-split shares of common stock outstanding were automatically combined into one (1) new share of common stock. Unless otherwise stated, all share and per shares numbers in this Annual Report on Form 10-K have been adjusted to reflect the Reverse Stock Split.

F-62

During the year ended December 31, 2022, the Company issued shares of its common stock as follows:

·	3,333,333 shares of common stock issued for purchase of VIE interest valued at fair value on the date of the transactions, totaling $2,000,000.

·	416,667 shares of common stock issued for purchase of VIE interest valued at fair value on the date of the transaction totaling $250,000.

During the year ended December 31, 2021, the Company issued shares of its common stock as follows:

·	1,722,510 shares of common stock issued for services valued at fair value on the date of the transactions, totaling $1,220,022.

·	169,336 shares of common stock issued as discount on debt valued at fair value on the date of the transaction totaling $141,321.

·	16,153,846 shares of common stock issued pursuant to a subscription agreement for $18,900,000 (see Note 1)

·	27,500,000 shares of common stock issued pursuant to a Securities Purchase Agreement for $11,000,000 (see Note 1)

·

5,237,871 shares of common stock issued in settlement of debt and short-term borrowings, valued at fair value on the date of the transaction totaling $7,762,997, and resulting in a loss on financing settlements of $3,834,593.

·	950,000 shares of common stock issued as prepaid equity-based compensation, totaling $1,187,500.

·

857,985 shares of common stock issued to purchase certain notes receivable from Simson-Maxwell Ltd., held by related parties valued at fair value on the date of the transaction totaling $534,353 resulting in a loss on financing settlements of $13,504

·

6,942,691 shares of common stock with a fair value of $5,515,968, issued in satisfaction of $2,750,000 of license obligation payments associated with the purchase of the ESG Clean Energy license at a contractually stipulated rate of $0.396 per share

Note 11. Long-Term Debt and Other Short-Term Borrowings

F-63

Long term debt and other short-term borrowings consisted of the following at December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021

Long-term debt:

On June 13, 2018, the Company borrowed $12,400,000 pursuant to a revolving line of credit facility with a maximum principal amount of $30,000,000 from CrossFirst Bank, bearing interest 1.5% above a base rate equal to the prime rate of interest published by the Wall Street Journal. Principal is payable at $100,000 monthly through the amended maturity date of July 5, 2022, at which time all remaining unpaid principal and accrued interest is due. The loan is secured by a mortgage on all of the oil and gas leases of Petrodome and its subsidiaries, a security agreement covering all of Petrodome’s assets and a guaranty by Viking. The loan was repaid in full in July 2022.

	-	5,140,000
On February 14, 2019, the Company executed a promissory note payable to CrossFirst Bank in the amount of $56,760 for the purchase of transportation equipment, bearing interest at 7.15%, payable in 60 installments of $1,130, secured by a vehicle, with a maturity date of February 14, 2024. The loan was repaid in full in September 2022.	-	27,133

On July 24, 2019, the Company through its wholly owned subsidiary, Mid-Con Petroleum, LLC, executed a promissory note payable to Cornerstone Bank in the amount of $2,241,758, bearing interest at 6%, payable interest only through July 24, 2021, then on August 24, 2021, payable in monthly installments of principal and interest of $43,438, with a final payment due on a maturity date of July 24, 2025. The note is secured by a first mortgage on all of the assets of Mid-Con Petroleum, LLC and a guarantee of payment by Viking. The balance shown is net of unamortized discount of $12,224 at December 31, 2022 and $16,991 at December 31, 2021.

	1,766,422	2,160,523

On July 24, 2019, the Company through its wholly owned subsidiary, Mid-Con Drilling, LLC, executed a promissory note payable to Cornerstone Bank in the amount of $1,109,341, bearing interest at 6%, payable interest only through July 24, 2021, then on August 24, 2021, payable in monthly installments of principal and interest of $21,495, with a final payment due on a maturity date of July 24, 2025. The note is secured by a first mortgage on all of the assets of Mid-Con Drilling, LLC and a guarantee of payment by Viking. The balance shown is net of unamortized discount of $12,190 at December 31, 2022 and $16,944 at December 31, 2021.

	813,571	1,009,427

On or about February 18, 2020, the Company commenced an offering of securities consisting of a subordinated, secured, convertible debt instrument with equity features. The notes bear interest at 12%, payable quarterly, contain a conversion entitlement to convert all or a portion of the amount outstanding into common shares of the Company at $1.35 per share, and provide for the issuance of 16,667 common shares of the Company for every $100,000 exchanged or advanced. As security, the holders received, pari passu with all other holders, a pledge of the Company’s membership interest in Elysium, and, as soon as the Company’s obligations to EMC Capital Partners, LLC were satisfied, a pledge of the Company’s membership interest in Ichor. These security interests were released by the collateral agent at the time of the transfer of the membership interests as described in Note 2. Any unpaid principal and interest are due on the extended maturity date of August 11, 2022. During September 2021, the Company offered the noteholders an amended conversion price under these notes of $0.75 per share for conversions prior to October 31, 2021; $1.00 per share for conversions prior to November 30, 2021; $1.10 per share for conversions prior to December 31, 2021; $1.20 per share for conversions prior to January 31, 2022; and back to $1.35 for any conversions thereafter. During September 2021, noteholders converted debt aggregating $1,952,354 into 2,603,139 shares of common stock valued at $3,800,164 pursuant to the amended conversion prices. The balance shown is net of unamortized discount of $nil and $90,175 as of December 31, 2022 and 2021, respectively. The balance of the notes was paid in full on August 8, 2022.

	-	2,684,425

On July 1, 2020, the Company received a loan of $150,000 from the U.S. Small Business Administration. The loan bears interest at 3.75% and matures on July 28, 2050. The loan is payable in monthly installments of $731 with the remaining principal and accrued interest due at maturity. Installment payments were originally due to start 12 months from the date of the note but the date was extended by the SBA to January 2023. The balance includes accrued interest of $13,623 and nil at December 31, 2022 and 2021, respectively.	163,623	150,000

Total long-term debt	2,743,616	11,171,508
Less current portion and debt discount	(637,335)	(8,430,318)
	$2,106,281	$2,741,190

F-64

Principal maturities of long-term debt for the next five years and thereafter are as follows:

Years ended December 31,
	Principal	Unamortized Discount	Net
2023	$646,725	$(9,390)	$637,335
2024	682,805	(9,390)	673,415
2025	1,282,073	(5,634)	1,276,439
2026	2,956	-	2,956
2027	3,069	-	3,069
Thereafter	150,402	-	150,402

	$2,768,030	$(24,414)	$2,743,616

Bank Credit Facility

Simson-Maxwell has an operating credit facility with TD Bank, secured by accounts receivable and inventory, bearing interest at prime plus 2.25% on Canadian funds up to CAD $5,000,000 and the bank’s US dollar base rate plus 2.25% on US funds, plus a monthly administration fee of CAD $500.  The balance outstanding under this credit facility is CAD $4,139,785 ($3,057,489) and nil as of December 31, 2022 and 2021, respectively.

Note 12.  Other Commitments and Contingencies

Office lease - Petrodome Energy

In April 2018, the Company’s subsidiary, Petrodome Energy, LLC entered into a 66-month lease for 4,147 square feet of office space for the Company’s corporate office in Houston, Texas.  The annual base rent commenced at $22.00 per square foot and escalates at $0.50 per foot each year through expiration of the lease term on November 30, 2023.  Operating lease expense is recognized on a straight-line basis over the lease term.

Building, vehicle and equipment leases - Simson-Maxwell

In October 2021, the Company recognized right-of-use assets and operating lease liabilities associated with various operating lease agreements of Simson-Maxwell pertaining to seven business locations, for the premises, vehicles and equipment used in operations in the amount of $5,845,810.  These values were determined using a present value discount rate of 3.45% for the premises, and 7.5% for vehicles and equipment.  The leases have varying terms, payment schedules and maturities.  Operating lease expense is recognized on a straight-line base over each of the lease terms.

Payments due in each of the next five years and thereafter under these leases are as follows:

	Building	Vehicle and Equipment
	Leases	Leases	Totals

2023	$1,110,107	$341,844	$1,451,951
2024	919,650	145,145	1,064,795
2025	666,068	13,870	679,938
2026	402,656	3,591	406,247
2027 and thereafter	411,392	-	411,392
Thereafter	889,519	-	889,519

	$4,399,392	$504,450	$4,903,842
Less imputed interest			(439,141)
Present value of remaining lease payments			$4,464,701

Current			$1,304,047
Non current			$3,160,654

Lease expense for the year ended December 31, 2022 was $1,571,342.  For the year ended December 31, 2021 (Simson-Maxwell for the period from October 18, 2021 to December 31, 2021), operating lease expense was $341,610.

Legal matters

F-65

From time to time the Company may be a party to litigation involving commercial claims against the Company.  Management believes that the ultimate resolution of these matters will not have a material effect on the Company’s financial position or results of operations.

Note 13.  Income Taxes

The Company has estimated net operating loss carry forwards of approximately $48,000,000 and $38,500,000 as of December 31, 2022 and 2021, respectively.  In addition, the Company, through its subsidiary Simson-Maxwell, has estimated foreign loss carryforwards of approximately $6,300,000 and $3,000,000 as of December 31, 2022 and 2021, respectively, which expire between 2038 and 2042.  The potential benefit of these net operating losses has not been recognized in these financial statements because the Company cannot be assured it is more likely than not that it will utilize the net operating losses carried forward in future years.  In December 2017, tax legislation was enacted limiting the deduction for net operating losses from taxable years beginning after December 31, 2017 to 80% of current year taxable income, eliminating net operating loss carrybacks for losses arising in taxable years ending after December 31, 2017, and allowing net operating losses to be carried forward indefinitely.  On March 27, 2020 the Coronavirus Aid Relief, and Economic Security Act was enacted which modified the prior legislation to allow 100% of the net operating losses arising in tax years 2018, 2019, and 2020 to be carried back five years.  The Company does not have taxable income available in the carryback period.  Net operating losses originating in taxable years beginning prior to January 1, 2018 are still subject to former carryover rules.  The net operating loss carryforwards generated prior to this date of approximately $7,000,000 will expire between 2032 through 2037.

The current and deferred income tax expense (benefit) consists of the following for the years ended December 31, 2022 and 2021:

	For the Years Ended
	December 31,
	2022

Current
Federal	$(2,019,576)	$(2,366,571)
State	-	-
Foreign	(1,606,355)	-
Total current tax expense (benefit)	$(3,625,931)	$(2,366,571)

Deferred tax timing differences
Federal	$(703,407)	$(1,075,163)
State	-	-
Foreign	-	-
Total deferred tax timing differences	$(703,407)	$(1,075,163)

Increase (decrease) in valuation allowance	4,329,338	3,441,734

Income tax expense (benefit)	$-	$-

F-66

The components of deferred tax assets and liabilities as of December 31, 2022, and 2021 is as follows (2021 figures have been revised to reflect final tax filing):

	December 31,
	2022	2021
Deferred tax assets:
NOL carry forwards	$11,732,997	$8,107,066
Bad debt reserves	-	77,896
Impairment of oil and gas assets	8,278,289	8,278,289
Unrealized loss	695	695
Derivative losses	3,791,126	3,791,126
Book tax depletion difference	9,125,130	8,682,837
Share based compensation	4,341,757	4,002,747

Total deferred tax assets	$37,269,994	$32,940,656

Deferred tax liabilities:
Derivative gains	$(121,947)	$(121,947)
Bargain purchase and other gains	(9,760,490)	(9,760,490)

Total deferred tax liabilities	(9,882,437)	(9,882,437)

Deferred tax assets - before valuation allowance	27,387,557	23,058,219
Less valuation allowance	(27,387,557)	(23,058,219)

Deferred tax asset (liability) - net	$-	$-

A reconciliation of the federal and state statutory income tax rates to the Company’s effective income tax rate applicable to income before income tax benefit from continuing operations is as follows for the years ended December 31, 2022 and 2021:

	For the Years Ended
	December 31,
	2022	2021
Continuing operations	0%	0%
Expected provision at US statutory rate	21%	21%
State income tax net of federal benefit	0%	0%
Higher tax rate on foreign source income	3.8%	0%
Other items effecting timing differences	0%	0%
Valuation allowance	24.8%	21%
Effective income tax rate	0%	0%

The Company files income tax returns on a consolidated basis in the United States federal jurisdiction.  As of December 31, 2022, the tax returns for the Company for the years ending 2019 through 2021 remain open to examination by the Internal Revenue Service.  The Company and its subsidiaries are not currently under examination for any period.

As a result of the Company becoming a majority-owned subsidiary of Camber as discussed in Note 1, the Company has undergone an ownership change as defined in Section 382 of the Internal Revenue Code, and the Company’s tax net operating loss carry forwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of these losses.

Note 14 Business Segment Information and Geographic Data

With the acquisition of a controlling interest in Simson-Maxwell, Oil and Gas exploration and Power Generation now represent our two reportable segments.  The power generation segment provides custom energy and power solutions to commercial and industrial clients in North America and the oil and gas segment is involved in exploration and production with properties in central and southern United States.  We evaluate segment performance based on revenue and operating income (loss).

F-67

Information related to our reportable segments and our consolidated results for the years ended December 31, 2022 and 2021 is presented below.

	Year Ended December 31, 2022
	Oil and Gas	Power Generation	Total

Loss from Operations is as follows:

Revenue	$3,984,122	$20,054,038	$24,038,160

Operating expenses
Cost of goods	-	13,627,457	13,627,457
Lease operating costs	1,633,765	-	1,633,765
General and administrative	4,245,434	10,584,883	14,830,317
Stock based compensation	1,614,334	-	1,614,334
Impairment of intangible assets	-	451,772	451,772
Depreciation, depletion and amortization	1,104,240	394,926	1,499,166
Accretion - ARO	55,521	-	55,521

Total operating expenses	8,653,294	25,059,038	33,712,332

Loss from operations	$(4,669,172)	$(5,005,000)	$(9,674,172)

Assets

Segment assets	$3,937,839	$25,033,951	$28,971,790
Corporate and unallocated assets			20,940,899

Total Consolidated Assets			$49,912,689

	Year Ended December 31, 2021
	Oil and Gas	Power Generation	Total

Income (Loss) from Operations is as follows:

Revenue	$33,679,679	$4,308,285	$37,987,964

Operating expenses
Cost of goods	-	3,003,044	3,003,044
Lease operating costs	15,878,437	-	15,878,437
General and administrative	5,997,211	2,124,308	8,121,519
Stock based compensation	1,738,145	-	1,738,145
Depreciation, depletion and amortization	7,236,809	70,348	7,307,157
Accretion - ARO	608,691	-	608,691

Total operating expenses	31,459,293	5,197,700	36,656,993

Income (loss) from operations	$2,220,386	$(889,415)	$1,330,971

Assets

Segment Assets	$23,228,141	$25,959,064	$49,187,205
Corporate and unallocated assets			8,963,651

Total Consolidated Assets			$58,150,856

Note 15.  Subsequent Events

In March 2023, the terms of the loan agreements and promissory notes executed by the Company’s wholly owned subsidiaries, Mid-Con Drilling, LLC and Mid-Con Petroleum, LLC in favor of Cornerstone Bank (the “Lender”) were modified to: (i) add the Company, who previously guaranteed all obligations under the promissory notes, as a borrower under the loan agreements and promissory notes; and (ii) include a voluntary conversion provision.  Under the revised terms, the Lender has the option to convert the outstanding principal amounts, in whole or in part, into common shares of the Company at a conversion price equal to the lesser of: (i) the average of the five lowest individual daily volume weighted average prices of the Company’s common stock during the 30-day period prior to the notice of conversion; or (ii) one dollar ($1.00) per share.  The other terms of the loan agreements and promissory notes (described in Note 11) remain unchanged.

F-68

SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES (unaudited)

The following supplemental unaudited information regarding Viking’s oil and gas activities is presented pursuant to the disclosure requirements of ASC 932, “Extractive Activities - Oil and Gas”.  Viking’s oil and gas activities are located in the United States.

In July, 2022, the Company disposed of its interest in the oil and gas assets of four subsidiaries of Petrodome Energy LLC, a wholly owned subsidiary of the Company.  At December 31, 2021 these assets represented approximately 84% of the Company’s oil reserves and 100% of the Company’s gas reserves.

Results of Operations

Oil and Gas Sales by geographic area for the years ended December 31, 2022 and 2021:

	United States
	Years Ended
	December 31,
	2022	2021
Sales	$3,984,122	$33,679,679
Lease operating costs	(1,633,765)	(15,878,437)
Depletion, accretion and impairment	(788,615)	(9,845,500)
	$1,561,742	$7,955,742

Reserve Quantity Information

The supplemental unaudited presentation of proved reserve quantities and related standardized measure of discounted future net cash flows provides estimates only and does not purport to reflect realizable values or fair market values of the Company’s reserves.  The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties.  Accordingly, significant changes to these estimates can be expected as future information becomes available.

Under SEC reporting requirements, proved undeveloped reserves include only those reserves in which the Company has current plans to develop, generally within five years.  During 2022 and 2021, the Company made several strategic dispositions which has modified its capital expenditure plans.  The Company currently has no firm commitments to drill or otherwise develop its proved undeveloped reserves.  As of December 31, 2022, the Company has reclassified all of its proved undeveloped properties to unproved reserves.

Estimated Quantities of Proved Reserves (BOE)

	United States
	Years Ended December 31,
	2022	2021
Proved Developed, Producing	105,375	1,164,578
Proved Developed, Non Producing	21,369	414,418
Total Proved Developed	126,744	1,578,996
Proved Undeveloped	-
Total Proved	126,744	1,578,996

Petroleum and Natural Gas Reserves

Reserves are estimated remaining quantities of oil and natural gas and related substances, which by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible - from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations - prior to the time at which contracts providing the right to operate expire.

F-69

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves and the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves were prepared in accordance with provisions of ASC 932.  Future cash inflows at December 31, 2022 and 2021 were computed by applying the unweighted, arithmetic average of the closing price on the first day of each month for the 12-month period prior to December 31, 2022 and 2021 to estimated future production.  Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at year-end, based on year-end costs and assuming continuation of existing economic conditions.

Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows relating to proved oil and natural gas reserves, less the tax basis of properties involved.  Future income tax expenses give effect to permanent differences, tax credits and loss carry forwards relating to the proved oil and natural gas reserves.  Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows.  This calculation procedure does not necessarily result in an estimate of the fair market value of the Company’s oil and natural gas properties.

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the years ended December 31, 2022 and 2021 are as follows:

	United States
	Years Ended December 31,
	2022	2021

Future cash inflows	$11,366,550	$56,804,710
Future production costs	(6,809,540)	(28,017,773)
Future development costs	(53,224)	(1,949,700)
Future income tax expense	-	-
Future net cash flows	$4,503,786	$26,837,237
10% annual discount for estimated timing of cash flows	(1,532,187)	(11,822,585)
Standardized measure of DFNCF	$2,971,599	$15,014,652

Changes in Standardized Measure of Discounted Future Net Cash Flows

The changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the years ended December 31, 2022 and 2021 are as follows:

	United States
	Years Ended December 31,
	2022	2021
Balance - beginning	$15,014,652	$117,726,824
Net changes in prices and production costs	1,578,808	5,543,001
Net changes in future development costs	(1,033,849)	(2,053,833)
Sales of oil and gas produced, net	(1,646,513)	(18,021,217)
Extensions, discoveries and improved recovery	-	-
Purchases of reserves	-	-
Sales of reserves	(12,334,224)	(102,090,920)
Revisions of previous quantity estimates	(549,347)	(5,661,697)
Previously estimated development costs incurred	9,813	1,139,454
Net change in income taxes	-	2,146,440
Accretion of discount	1,501,495	12,400,126
Other	430,764	3,886,474
Balance - ending	$2,971,599	$15,014,652

In accordance with SEC requirements, the pricing used in the Company’s standardized measure of future net revenues is based on the 12-month un-weighted arithmetic average of the first-day-of-the-month price for the period January through December for each period presented and adjusted by lease for transportation fees and regional price differentials. The use of SEC pricing rules may not be indicative of actual prices realized by the Company in the future.

F-70

ANNEX A

Merger Agreement

Execution Version

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of April 18, 2023 (the “Effective Date”), by and between Viking Energy Group, Inc., a Nevada corporation (“Viking”), and Camber Energy, Inc., a Nevada corporation (“Camber” and together with Viking, the “Parties”), and amends that certain Agreement and Plan of Merger, dated as of February 15, 2021, by and between Viking and Camber (the “Merger Agreement”).

WITNESSETH:

WHEREAS, the Parties previously entered into the Merger Agreement;

WHEREAS, in accordance with the provisions of Section 9.1 of the Merger Agreement, subject to the terms and conditions hereinafter set forth, the Parties (by action taken or authorized by their respective boards of directors) wish to amend the Merger Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements and subject to the conditions precedent set forth herein, the Parties hereby agree as follows:

SECTION 1. Terms Defined in the Merger Agreement. As used in this Agreement, except as may otherwise be provided herein, all capitalized terms defined in the Merger Agreement shall have the same meaning herein as therein, all of such terms and their definitions being incorporated herein by reference.

SECTION 2. Amendments to the Merger Agreement. The Merger Agreement is hereby amended to delete the red stricken text (indicated in the same manner as the following example: stricken text), to add the blue underlined text (indicated in the same manner as the following example: underlined text), and to delete and add the green stricken and underlined text, respectively (indicated in the same manner as the following examples: stricken text, underlined text) as and where indicated in Exhibit A attached hereto.

SECTION 3. Effectiveness. All of the provisions of this Amendment shall be effective on the Effective Date. Except as specifically provided for in this Amendment, all of the terms of the Merger Agreement shall remain unchanged and are hereby confirmed and remain in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed part of the Merger Agreement. Should there be any discrepancy between the terms of the Merger Agreement and this Amendment, the terms of this Amendment shall control.

SECTION 4. Representations and Warranties. Each Party represents and warrants to the other Party, with full knowledge that such other Party is relying on the following representations and warranties in executing this Amendment, as follows:

(a) The execution, delivery and performance of this Amendment by each Party and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other organizational action on the part of such Party.

(b) This Amendment, the Merger Agreement and each other document executed and delivered in connection herewith has been duly executed and delivered by each Party that is a party thereto and is the legally valid and binding obligation of such Party, enforceable against such Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(c) The execution, delivery, and performance by each Party of this Amendment, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the articles of incorporation or bylaws (or similar organizational documents) of such Party, or (ii) assuming that the consents and approvals referred to in Section 3.4 of the Merger Agreement are duly obtained, (x) violate in any material respect any Law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to such Party or any of its respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of such Party’s properties or assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Party is a party, or by which they or any of such Party’s properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party.

SECTION 5. Reference to and Effect on the Merger Agreement.

Upon the effectiveness hereof, on and after the date hereof, (i) each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import and (ii) each reference to “the Merger Agreement” in any other ancillary document relating to the Merger Agreement shall, in each case, mean and be a reference to the Merger Agreement after giving effect to this Agreement.

SECTION 6. Effect of Amendment. Whenever the Merger Agreement is referred to in the Merger Agreement or in any other agreements, documents or instruments, such reference shall be deemed to be to the Merger Agreement, as amended by this Amendment.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page to this Amendment by facsimile, Adobe .pdf file or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8. Severability. In case any provision or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 9. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. The provisions of Section 9.9 (Governing Law; Jurisdiction) and Section 9.10 (Waiver of Jury Trial) of the Merger Agreement are hereby incorporated herein mutatis mutandis.

SECTION 10. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

SECTION 11. NOTICE OF FINAL AGREEMENT. THIS AMENDMENT AND EACH OTHER DOCUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of Page Left Blank; Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized.

CAMBER ENERGY, INC.

/s/ James A. Doris
Name: James A. Doris
Title: Chief Executive Officer

VIKING ENERGY GROUP, INC.

/s/ James A. Doris
Name: James A. Doris
Title: Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

EXHIBIT A TO AMENDMENT

[See Attached.]

 Exhibit A to Amendment

AGREEMENT AND PLAN OF MERGER (as amended by the Amendment to Agreement and Plan of Merger, dated as of April 18, 2023)

by and between

VIKING ENERGY GROUP, INC.,

and

CAMBER ENERGY, INC.

_________

Dated as of February 15, 2021

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 15, 2021 (this “Agreement”), is by and between Viking Energy Group, Inc., a Nevada corporation (“Viking”), and Camber Energy, Inc., a Nevada corporation (“Camber”).

W I T N E S S E T H:

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Viking Merger Sub, Inc., a wholly- owned Nevada subsidiary of Camber (“Merger Sub”), will merge with and into Viking (the “Merger”), with the separate existence of Merger Sub ceasing and Viking surviving the Merger, pursuant to and in accordance with the provisions of Chapter 92A of the Nevada Revised Statutes of the State of Nevada (the “NRS”), as a wholly owned subsidiary of Camber;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Viking and Camber have approved the Merger and this Agreement;

WHEREAS, the Board of Directors of Camber has (a) determined that this Agreement and the transactions contemplated hereby, including the Share Issuances (as defined below) and the Merger, are fair to, and in the best interests of, Camber and the holders of shares of common stock, par value $0.001 per share, of Camber (the “Camber Common Stock”), (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Share Issuances and the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that the Share Issuances and be submitted to the holders of shares of Camber Common Stock and those holders Camber Preferred Stock (as defined below) entitled to vote on the Share Issuances together with the Camber Common Stock as one class on an as-converted basis for their approval, and (d) resolved to recommend that the holders of shares of Camber Common Stock and those holders Camber Preferred Stock (as defined below) entitled to vote on the Share Issuances together with the Camber Common Stock as one class on an as-converted basis vote in favor of the approval of the Share Issuances on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Viking has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Viking and the holders of shares of common stock, par value $0.001 per share, of Viking (the “Viking Common Stock”) and preferred stock of Viking, (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that this Agreement be submitted to the holders of shares of Viking Common Stock and preferred stock for their adoption, and (d) resolved to recommend that the holders of shares of Viking Common Stock and preferred stock vote in favor of the adoption of this Agreement;

WHEREAS, for U.S. federal income tax purposes, Camber and Viking intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Treasury Regulations”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

February 2021 - April 2023 – First Amendment to
Agreement and Plan of Merger	Page 1 of 78

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time (as defined below), Merger Sub shall be merged with and into Viking in accordance with the NRS, and the separate corporate existence of Merger Sub shall thereupon cease, and (b) Viking shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Entity”) and from and after the Effective Time (as defined below), shall be a wholly- owned Subsidiary of Camber (sometimes hereinafter referred to as the “Combined Company,” including in its capacity as the sole stockholder of the Surviving Entity following the Effective Time), and the separate corporate existence of Viking with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the NRS.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Central Standard Time, at the office of Viking, on a date which shall be no later than three (3) business days after the satisfaction or waiver (to the extent permitted under applicable Law (as defined below)) of all of the conditions set forth in ARTICLE VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or permitted waiver thereof), unless another date, time or place is agreed to in writing by Viking and Camber. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Nevada (the “Nevada Secretary”) articles of merger relating to the Merger (the “Articles of Merger”), executed in accordance with, and in such form as is required by, the relevant provisions of the NRS, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the NRS or by the Nevada Secretary in connection with the Merger. The Merger shall become effective at the time that the Articles of Merger have been duly filed with the Nevada Secretary, or at such later time as Viking and Camber shall agree and specify in the Articles of Merger (such time hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the NRS.

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1.5 Conversion of Viking Common Stock; Viking Preferred Stock and Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Viking, Camber, Merger Sub or the holders of any securities of Viking, Camber or Merger Sub:

(a) Each share of the common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Entity, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Entity. From and after the Effective Time, all certificates or book-entry notations representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Entity into which such shares of Merger Sub Common Stock were converted in accordance with the immediately preceding sentence.

(b)

(1) Each share of Viking Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of Viking Common Stock that are owned by Camber, Viking or Merger Sub (the “Cancelled Shares”), shall be converted into the right to receive one (1) share of Camber common stock Common Stock (the “Common Stock Merger Consideration”), with such exchange ratio referred to as the “Exchange Ratio” hereinafter.

(2) Each one (1) share of Viking Series C Preferred Stock (“Viking Preferred C Stock”) issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive one (1) share of the to be designated Series A Convertible Preferred Stock of Camber (the “New Camber A Preferred”) with the powers, rights, preferences and restrictions set forth in the form of Exhibit BA attached hereto (the “Preferred C Stock Merger Consideration”, and).

(3) Each one (1) share of Viking Series E Preferred Stock (“Viking Preferred E Stock”) issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive one (1) share of the to be designated Series H Convertible Preferred Stock of Camber (the “New Camber H Preferred” and together with the New Camber A Preferred, the “New Camber Preferred”) with the powers, rights, preferences and restrictions set forth in Exhibit B attached hereto (the “Preferred E Stock Merger Consideration”, together with the Preferred C Stock Merger Consideration, the “Preferred Stock Merger Consideration”.

Unless otherwise expressly stated herein, the Viking Preferred C Stock and Viking Preferred E Stock shall be referred to collectively as, the “Viking Preferred Stock”.

The Preferred Stock Merger Consideration, together with the Common Stock Merger Consideration, shall be referred to as the “Merger Consideration”).

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(c) All of the shares of Viking Common Stock and Viking Preferred Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Viking Common Stock and Viking Preferred Stock) previously representing any such shares of Viking Common Stock and Viking Preferred Stock shall thereafter represent only the right to receive (i) a New Certificate (as defined below) representing the number of whole shares of Camber Common Stock or New Camber Preferred, as applicable, which such shares of Viking Common Stock and Viking Preferred Stock have been converted into the right to receive pursuant to this Section 1.5 (rounded up to the nearest whole share of Camber Common Stock and New Camber Preferred, as applicable), and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, without any interest thereon. If, after the Closing but prior to the Effective Time, the outstanding shares of Viking Common Stock, Viking Preferred Stock or Camber Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Camber and the holders of shares of Viking Common Stock and Viking Preferred Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit Viking or Camber to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all Cancelled Shares shall be cancelled and shall cease to exist and no Camber Common Stock or New Camber Preferred or other consideration shall be delivered in exchange therefor.

1.6 Treatment of Viking Convertible Securities.

(a) At the Effective Time, each warrant or option to purchase shares of Viking Common Stock (a “Viking Stock Option”) that, as of immediately prior to the Effective Time, is outstanding and unexercised shall be converted into a warrant or option, as applicable, to purchase shares of Camber Common Stock (an “Assumed Option”) having substantially the same terms and conditions as applied to the corresponding Viking Stock Option as of immediately prior to the Effective Time (including, for the avoidance of doubt, any extended post-termination exercise period that applies following consummation of the Merger), except that (i) all Assumed Options corresponding to Viking Stock Options that are outstanding as of the date hereof shall be fully vested, (ii) the number of shares of Camber Common Stock (rounded down to the nearest whole share) subject to the Assumed Option will be equal to the product of (A) the number of shares of instead of being exercisable into Viking Common Stock subject to the corresponding Viking Stock Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, (iii) the exercise price per share of Camber Common Stock (rounded up to the nearest whole cent) subject to the Assumed Option will be equal to the quotient of (A) the exercise price per share of Viking Common Stock of such corresponding Viking Stock Option as of immediately prior to the Effective Time, divided by (B) the Exchange Ratio, such Assumed Option will be exercisable into Camber Common Stock, and(iv) ii) all references to the “Company” in the Viking Stock Option agreements will be references to Camber.

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(b) At the Effective Time, each promissory note issued by Viking that is convertible into Viking Common Stock (a “Viking Convertible Note”) that, as of immediately prior to the Effective Time, is outstanding and unconverted shall be converted into a promissory note convertible into Camber Common Stock (an “Assumed Convertible Note”) having substantially the same terms and conditions as applied to the corresponding Viking Convertible Note as of immediately prior to the Effective Time (including, for the avoidance of doubt, any extended post-termination conversion period that applies following consummation of the Merger), except that (i) the number instead of shares of Camber being convertible into Viking Common Stock (rounded down to the nearest whole share) subject to the Assumed Convertible Note will be equal to the product of (A) the number of shares of Viking Common Stock subject to the corresponding Viking Convertible Note immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, (iii) the exercise price per share of Camber Common Stock (rounded up to the nearest whole cent) subject to the Assumed Convertible Note will be equal to the quotient of (A) the exercise price per share of Viking Common Stock of such corresponding Viking Convertible Note as of immediately prior to the Effective Time, divided by (B) the Exchange Ratio, such Assumed Convertible Note will be convertible into Camber Common Stock, and (iv ii) all references to the “Company” in the Viking Convertible Note agreements will be references to Camber.

(c) Prior to the Effective Time, the Board of Directors of Viking shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.6.

(d) Notwithstanding anything to the contrary herein, if the application of Section 1.6(a) is subject to the Laws of a non-U.S. jurisdiction, then, to the extent that the manner in which such equity award would otherwise be treated pursuant to this Agreement would result in materially adverse Tax consequence to the individual holding such equity award, Viking and Camber shall work in good faith to adjust the treatment of such equity award as commercially reasonable to avoid such adverse Tax consequence in such a manner as to yield to the holder of such equity award the economic benefit intended by Sections 1.6(a).

(e) Camber shall take all corporate actions that are necessary for the assumption of the Viking Stock Options and Viking Convertible Notes pursuant to this Section 1.6, including the reservation, issuance and listing of Camber Common Stock and New Camber Preferred as necessary to affect the transactions contemplated by this Section 1.6.

1.7 [Intentionally Deleted].

1.8 [Intentionally Deleted].

1.9 Articles of Incorporation and Bylaws of Surviving Entity. At the Effective Time, the Articles of Incorporation of the Surviving Entity and the Bylaws of the Surviving Entity shall be amended and restated in their entirety to be in the form of the Articles of Incorporation of Merger Sub and the Bylaws of Merger Sub, respectively, as in effect immediately prior to the Effective Time (except that (i) the name of the Surviving Entity shall be “Viking Energy Group, Inc.” and (ii) the reference to the incorporator will be removed), in each case until thereafter amended in accordance with their respective terms and with applicable Law.

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1.10 Directors and Officers of Surviving Entity. The directors of Viking immediately prior to the Effective Time shall be the directors of the Surviving Entity, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the Bylaws of the Surviving Entity. The officers of Viking immediately prior to the Effective Time shall be the officers of the Surviving Entity, in each case until such officer’s successor is elected and qualified or such officer’s earlier death, resignation, retirement, disqualification or removal, in each case in accordance with the Bylaws of the Surviving Entity.

1.11 Plan of Reorganization. This Agreement is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and the Treasury Regulations promulgated thereunder, pursuant to which, for such purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE II

EXCHANGE OF SHARES

2.1 Camber to Make Consideration Available. At or prior to the Effective Time, Camber shall deposit, or shall cause to be deposited, with Camber’s transfer agent, or with a bank or trust company designated by Camber and reasonably acceptable to Viking (the “Exchange Agent”), for exchange in accordance with this ARTICLE II for the benefit of the holders of Old Certificates, certificates or, at Camber’s option, evidence in book-entry form, representing shares of Camber Common Stock and New Camber Preferred to be issued pursuant to Section 1.5 (referred to herein, as applicable, as “New Certificates”) (such New Certificates, together with any dividends or distributions with respect to shares of Camber Common Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Camber shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Viking Common Stock and Viking Preferred Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Camber Common Stock and Viking New Camber Preferred Stock, as applicable, pursuant to ARTICLE I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing (i) the number of shares of Camber Common Stock (rounded up to the nearest whole share of Camber Common Stock) which the shares of Viking Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 2.2(b); and (ii) the number of shares of New Camber Preferred (rounded up to the nearest whole share of New Camber Preferred) which the shares of Viking Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement. Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Camber Common Stock or New Camber Preferred to which such holder of shares of Viking Common Stock or Viking Preferred Stock, as applicable, shall have become entitled pursuant to the provisions of ARTICLE I (rounded up to the nearest whole share of Camber Common Stock and New Camber Preferred), and (ii) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Camber Common Stock or New Camber Preferred which the shares of Viking Common Stock and Viking Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in respect of dividends or distributions as contemplated by this Section 2.2.

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(b) No dividends or other distributions declared with respect to Camber Common Stock or New Camber Preferred shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this ARTICLE II. After the surrender of an Old Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Camber Common Stock or New Camber Preferred that the shares of Viking Common Stock or Viking Preferred Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Camber Common Stock or New Camber Preferred is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Camber Common Stock or New Camber Preferred in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Viking of the shares of Viking Common Stock or Viking Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Camber Common Stock or New Camber Preferred as provided in this ARTICLE II.

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(e) [Intentionally Deleted].

(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Viking for twelve (12) months after the Effective Time shall be paid to the Combined Company. Any former holders of shares of Viking Common Stock or Viking Preferred Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to the Combined Company for payment of the shares of Camber Common Stock or New Camber Preferred, as applicable, and any unpaid dividends and distributions on the Camber Common Stock or New Camber Preferred deliverable in respect of each former share of Viking Common Stock or Viking Preferred Stock such holder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Viking, Camber, Merger Sub, the Surviving Entity, the Combined Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Viking Common Stock or Viking Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) Each of Viking, Camber, Merger Sub, the Surviving Entity and the Combined Company, and any other person that has any withholding obligation with respect to any payment made pursuant to this Agreement shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any payment made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Camber, the Combined Company or the Exchange Agent, the posting by such person of a bond in such amount as Camber, the Combined Company or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Camber Common Stock or New Camber Preferred, as applicable, and any cash in respect thereof pursuant to this Agreement.

2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, each Viking Common Stock and Viking Preferred Stock share as to which written notice of objection to the Merger in accordance with the NRS (“Dissenting Shares”) has been received by Viking will not be converted into the right to receive a portion of the Merger Consideration as provided by this Agreement, and Viking and Camber will therefore have no obligation to pay the portion of the Merger Consideration in respect of any such Viking Common Stock or Viking Preferred Stock share, unless and until the holder of such Viking Common Stock or Viking Preferred Stock share withdraws his or her demand for appraisal rights or becomes ineligible for appraisal rights. Each Person holding of record or beneficially owning Dissenting Shares who becomes entitled under the applicable sections of the NRS to payment of the fair value of such Dissenting Shares (and any other payments required by the NRS) or to payment of any other amount under any other legal theory as a result of their capacity as a shareholder of Viking prior to the Merger, will receive payment therefor from Camber and the Combined Company in the same manner as the Merger Consideration is being paid to holders of Viking Common Stock or Viking Preferred Stock hereunder.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CAMBER

Except (a) as disclosed in the disclosure schedule delivered by Camber to Viking, which has been provided by Camber to Viking as of the date of this Agreement (the “Camber Disclosure Schedule”); provided, that (i) the mere inclusion of an item in the Camber Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Camber that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (ii) any disclosures made with respect to a Section of ARTICLE III shall be deemed to qualify (1) any other Section of ARTICLE III specifically referenced or cross-referenced and (2) other sections of ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) as disclosed in any Camber SEC Reports (as defined below) filed by Camber prior to February 15, 2021 the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Camber hereby represent represents and warrant warrants to Viking as follows:

3.1 Corporate Organization.

(a) Camber is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Camber has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Camber is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Camber. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Viking, Camber, Merger Sub, the Surviving Entity or the Combined Company, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or financial condition of such Person and its Subsidiaries taken as a whole (provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) changes, after February 15, 2021 the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or official interpretations thereof,

(B) changes, after February 15, 2021 the date hereof, in Laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after February 15, 2021 the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic, market (including equity, credit and debt markets, as well as changes in interest rates) or other general industry-wide conditions affecting the industries in which such party and its Subsidiaries operates, (D) the announcement or the existence of, compliance with, pendency of or performance under, this Agreement or the transactions contemplated hereby or the identity of the parties to this Agreement or any of their affiliates (including the impact thereof on the relationships, contractual or otherwise, of a party or any of its Subsidiaries with officers and employees, financing sources, customers, suppliers, vendors, service providers or other partners) (provided that this clause (D) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of or performance under this Agreement or the consummation of the transactions contemplated hereby), (E) a decline in the trading price of a party’s common stock or any change in the credit ratings or ratings outlook for, or the availability or cost of equity, debt or other financing to, such party or any of its Subsidiaries, or the failure, in and of itself, to meet earnings projections, earnings guidance, budgets, expectations, estimates or internal financial forecasts, but not, in either case, including any underlying causes thereof to the extent not otherwise excluded pursuant to subclauses (A) through (H), (F) weather conditions, natural disasters, pandemics (including COVID-19), endemics or other force majeure events or acts of God, (G) any action required to be taken by a party or any of its Subsidiaries at the written request of the other party and (H) any actions or claims made or brought by any of the current or former stockholders of a party (or on their behalf or on behalf of such party) against another party or any of its directors, officers or employees arising out of this Agreement or the transactions contemplated hereby; except, with respect to subclause (A), (B), (C) or (F) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate). As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions, as of as of February 15, 2021 the date hereof or the date of Closing, as applicable, and as contemplated hereby; provided that, for clarity, Viking shall not be considered a Subsidiary of Camber for purposes of this Agreement. True and complete copies of the Camber Articles of Incorporation and Camber Bylaws, in each case as in effect as of as of February , 2021 the date hereof, have previously been made available by Camber to Viking.

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(b) Each material Subsidiary of Camber (a “Camber Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and in which the failure to be so licensed or qualified or in good standing would reasonably be expected to have a Material Adverse Effect on Camber and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Camber Subsidiary to pay dividends or distributions except for restrictions imposed by applicable Law or, in the case of non-wholly owned Subsidiary joint ventures, joint venture agreements in effect as of February 15, 2021 the date hereof made available by Camber to Viking. Section 3.1(b) of the Camber Disclosure Schedule sets forth a true and complete list of all Camber Subsidiaries as of February 15, 2021 the date hereof. No Camber Subsidiary is in violation of any of the provisions of the articles of incorporation or bylaws (or comparable organizational documents) of such Camber Subsidiary. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Camber other than the Camber Subsidiaries. No Camber Subsidiary owns any capital stock of Camber.

3.2 Capitalization.

(a) As of January 31 April 17, 2021 2023, the authorized capital stock of Camber consisted of25,000,000 20,000,000 shares of Camber Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share. As of January 31 April 17, 2021 2023, there were (i) 25,000,000 20,000,000 shares of Camber Common Stock issued and outstanding; (ii) no shares of Camber Common Stock held in treasury; (iii) 38 no shares of Camber Common Stock reserved for issuance upon the exercise of warrants or options to purchase shares of Camber Common Stock (“Camber Stock Options”); (iv) 3,983 238 shares of Series C Redeemable Convertible Preferred Stock (the “Series C Preferred Stock”) of Camber; (v) 5,272 shares of Series G Redeemable Convertible Preferred Stock (the “Series G Preferred Stock” and together the with Series C Preferred Stock, the “Camber Preferred Stock”) of Camber; and (vvi) no other shares of capital stock or other voting securities or equity interests of Camber issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Camber Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Camber may vote. Other than Camber Stock Options (collectively, “Camber Equity Awards”) issued prior to February 15, 2021 the date hereof as described in this Section 3.2(a), as of February 15, 2021 the date hereof or set forth in Section 3.2(a) of the Camber Disclosure Schedule, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Camber, or contracts, commitments, understandings or arrangements by which Camber may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Camber, or that otherwise obligate Camber to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Camber Securities”). Other than Camber Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Camber or any Camber Subsidiary) are outstanding as of February 15, 2021 the date hereof. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Camber or any Camber Subsidiary is a party with respect to the voting or transfer (including preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts or calls) of Camber Common Stock, capital stock or other voting or equity securities or ownership interests of Camber or granting any stockholder or other person any registration rights.

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(b) All of the issued and outstanding capital stock of Merger Sub will be, when issued, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and at the Effective Time, will be, owned by Camber or a Camber Subsidiary. Merger Sub will be incorporated solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its incorporation, will not have carried on any business, other than effecting the Merger contemplated by this Agreement and matters ancillary thereto.

(c) Except as disclosed in the Camber SEC Reports, Camber owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Camber Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Camber Subsidiary, or contracts, commitments, understandings or arrangements by which any Camber Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Camber Subsidiary, or otherwise obligating any Camber Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “Camber Subsidiary Securities”).

3.3 Authority; No Violation.

(a) Camber has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Camber. The Board of Directors of Camber has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Camber and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that the Share Issuances (as defined below) be submitted to Camber’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of the issuance of shares of Camber Common Stock pursuant to this Agreement, the issuance of the New Camber Preferred and the issuance of Camber Common Stock upon conversion of the Camber New Preferred (collectively, the “Share Issuances”) by the holders of a majority of the outstanding shares of stock entitled to vote on the Share Issuances present in person or by proxy at a meeting of Camber stockholders duly called and held for such purpose (the “Requisite Camber Vote”), (ii) the receipt of the approval of the Camber stockholders of to increase the number of authorized Camber Common Stock (the “Increase Inin Authorized Shares”), (iii) corporate proceedings required to give effect to the matters and agreements contemplated by Section 6.12, and (iv) the approval of this Agreement by the sole stockholder of Merger Sub contemplated by Section 6.20, no other corporate proceedings on the part of Camber or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Camber (assuming due authorization, execution and delivery by Viking) and constitutes a valid and binding obligation of Camber, enforceable against each of Camber in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws of general applicability affecting the rights and remedies of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)). The shares of Camber Common Stock and New Camber Preferred to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite Camber Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Camber will have any preemptive right or similar rights in respect thereof.

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(b) Neither the execution and delivery of this Agreement by Camber, nor the consummation by Camber of the transactions contemplated hereby (including the Merger), nor compliance by Camber with any of the terms or provisions hereof, will (i) violate any provision of the Camber Articles of Incorporation, the Camber Bylaws, or the articles of incorporation or bylaws (or similar organizational documents) of Merger Sub, or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate in any material respect any Law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Camber, Merger Sub or any Camber Subsidiary or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Camber, Merger Sub or any Camber Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Camber, Merger Sub or any Camber Subsidiary is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Camber.

3.4 Consents and Approvals.

(a) Except for (i) the filing of any required applications, listing applications, filings and notices, as applicable, with the NYSE American, and (ii) such other consents, approvals, filings or registrations as may be required under any antitrust or competition Laws of U.S. and non-U.S. jurisdictions (collectively, “Competition Laws”), (iii) the filing of any required applications, filings and notices, as applicable, for foreign investment clearance of any jurisdiction, (iv) the filing by Camber with the United States Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement”), and a registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus (the “S-4”), and the declaration of effectiveness of the S-4, (v) the filing of the Articles of Merger with the Nevada Secretary pursuant to the NRS and all other filings required under the NRS or by the Nevada Secretary in connection with the Merger, (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Camber Common Stock and New Camber Preferred pursuant to this Agreement and the approval of the listing of such Camber Common Stock on the NYSE American, as applicable; and (v vii) the consent of the holders of Camber’s Series C Preferred Stock and Series G Preferred Stock, no material consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (SRO) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Camber of this Agreement, or (B) the consummation by Camber of the transactions contemplated hereby. As of the date hereof, Camber is not aware of any reason why the necessary regulatory approvals and consents will not be received by Camber or Merger Sub to permit consummation of the Merger on a timely basis. As of the date hereof, to the knowledge of Camber, there is no fact or circumstance existing that would require or reasonably be expected to require either party to invoke their right to change the structure of effecting the combination of Viking and Camber to a Direct Merger (as defined below) pursuant to Section 6.15 hereof.

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(b) Except as set forth in Section 3.4(b) of the Camber Disclosure Schedule, the representations and warranties in Sections 3.3(b) and 3.4(a) are true and correct with respect to a combination of Viking and Camber structured as a merger of Viking with and into Camber (a “Direct Merger”).

3.5 Financial Statements.

(a) The Except as set forth in Section 3.5(a) of the Camber Disclosure Schedule, the financial statements of Camber and the Camber Subsidiaries included (or incorporated by reference) in the Camber SEC Reports (defined below)(including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Camber and the Camber Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Camber and the Camber Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Camber and the Camber Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

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(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Camber, neither Camber nor any Camber Subsidiary has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Camber included in its Quarterly Annual Report on Form 10-Q K for the fiscal quarter year ended September 30 December 31,2020 2022 (including any notes thereto), liabilities incurred in the ordinary course of business consistent with past practice since September 30 December 31, 2020 2022, or in connection with this Agreement and the transactions contemplated hereby, and liabilities related to the liquidation preference of Camber’s Series C Preferred Stock and/or Series G Preferred Stock.

(c) The records, systems, controls, data and information of Camber and the Camber Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Camber or the Camber Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Camber. Camber (x) has not implemented and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Camber, including the Camber Subsidiaries, is made known to the chief executive officer and the chief financial officer of Camber by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Camber’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Camber’s internal controls over financial reporting. These disclosures were made in the Camber SEC Reports.

(d) Except as set forth in Section 4.5 3.5(d a) of the Camber Disclosure Schedule, since January 1, 2018 2021, (i) neither Camber nor any Camber Subsidiary, nor, to the knowledge of Camber, any director, officer, auditor, accountant or Representative of Camber or any Camber Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to reserves, write-downs, charge-offs and accruals) of Camber or any Camber Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Camber or any Camber Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Camber or any Camber Subsidiary, whether or not employed by Camber or any Camber Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Camber or any Camber Subsidiary or any of their respective officers, directors, employees or agents to the Board of Directors of Camber or any committee thereof or the Board of Directors or similar governing body of any Camber Subsidiary or any committee thereof, or to the knowledge of Camber, to any director or officer of Camber or any Camber Subsidiary.

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3.6 Broker’s Fees. Neither Camber nor any Camber Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

3.7 Absence of Certain Changes or Events.

(a) Since September 30 December 31, 2020,2022 through the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Camber, except as disclosed in the Camber SEC Reports.

(b) Since September 30 December 31, 2020 2022, through the date of this Agreement, Camber and the Camber Subsidiaries have carried on their respective businesses in all material respects in the ordinary course, except as disclosed in the Camber SEC Reports.

3.8 Legal and Regulatory Proceedings.

(a) Except as set forth in Section 3.5 3.8(d a) of the Camber Disclosure Schedule or as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Camber, neither Camber nor any Camber Subsidiary is a party to any, and there are no outstanding or pending or, to the knowledge of Camber, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Camber or any Camber Subsidiary or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Camber, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Camber, any Camber Subsidiary or the assets of Camber or any Camber Subsidiary (or that, upon the consummation of the Merger, would apply to the Surviving Entity, the Combined Company or any of their respective Subsidiaries).

3.9 Taxes and Tax Returns.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Camber:

(i) each of Camber and the Camber Subsidiaries has duly and timely filed with the appropriate taxing authority (taking into account all applicable extensions) all Tax Returns required by applicable Law to be filed with respect to each of Camber and the Camber Subsidiaries in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all respects;

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(ii) neither Camber nor any Camber Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course) nor has Camber nor any Camber Subsidiary been granted any extension or waiver of the limitation period applicable to any Tax that remains in effect;

(iii) all Taxes of Camber and the Camber Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid (taking into account all applicable extensions);

(iv) each of Camber and the Camber Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party and has complied with all applicable information reporting requirements;

(v) neither Camber nor any Camber Subsidiary has received written notice of any Tax assessment or proposed Tax assessment, and there are no threatened in writing or pending disputes, actions, suits, claims, audits, investigations, examinations or other proceedings regarding any Tax of Camber and the Camber Subsidiaries or the assets of Camber and the Camber Subsidiaries, nor has any claim for additional Tax been asserted in writing by any taxing authority;

(vi) since January 1, 2018 2021, no claim has been made in writing by any taxing authority in a jurisdiction where Camber or any Camber Subsidiary has not filed income or franchise Tax Returns that it is or may be subject to income or franchise Tax by such jurisdiction; and

(vii) neither Camber nor any Camber Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Camber and the Camber Subsidiaries).

(b) Neither Camber nor any Camber Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Camber), or (ii) has any liability for the Taxes of any person (other than Camber or any Camber Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract.

(c) Neither Camber nor any Camber Subsidiary has been, within the past three (3) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither Camber nor any Camber Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(e) [Intentionally Deleted].

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(f) There is no Lien on any of the assets or properties of Camber or any Camber Subsidiary as a result of a failure or alleged failure to pay any Tax.

(g) Camber and its Subsidiaries are not bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code) or other written agreement with a taxing authority.

(h) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments (excluding tariffs and duties), together with all penalties and additions to tax and interest thereon.

(i) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be supplied to a Governmental Entity.

3.10 Employees.

(a) Each Camber Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code. For purposes of this Agreement, the term “Camber Benefit Plans” means any plan, program, policy, practice, contract, agreement or other arrangement constituting an employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, or providing for any compensation, equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination pay, change in control compensation, retention, employment, fringe benefits, welfare benefits, or other benefit or perquisite with respect to which Camber or any Subsidiary or any trade or business of Camber or any Camber Subsidiary, whether or not incorporated, all of which together with Camber would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Camber ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Camber or any Camber Subsidiary or any Camber ERISA Affiliate for the benefit of any current or former employee, officer, director, independent contractor or other service provider of Camber or any Camber Subsidiary or any Camber ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a) of ERISA (a “Multiemployer Plan”). Except as would not reasonably be expected to result in any material Liability of Camber or any Camber Subsidiary or Camber ERISA Affiliate, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Camber Benefit Plan.

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(b) The IRS has issued a favorable determination letter with respect to each Camber Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Camber Qualified Plans”) and the related trust, which letter has not been revoked (nor, to the knowledge of Camber, has revocation been threatened), and, to the knowledge of Camber, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Camber Qualified Plan or the related trust. Neither the transactions contemplated by this Agreement (whether alone or together with any other event), nor the termination of any Camber Qualified Plans, would reasonably be expected to trigger any material liquidation charges, surrender charges or other fees or Liability as to Camber or any Camber Subsidiaries or ERISA Affiliates (other than customary administrative expenses in the ordinary course of business) or any participants of such Camber Qualified Plans, including without limitation pursuant to any investment Contracts with respect to a Camber Qualified Plan.

(c) With respect to any Camber Benefit Plan subject to Title IV of ERISA to which Camber, the Camber Subsidiaries or any of their respective Camber ERISA Affiliates has any liability or contributes: (i) no liability under Title IV of ERISA has been incurred that has not been satisfied in full and no condition exists that is likely to cause Camber, any Camber Subsidiaries or any of their respective Camber ERISA Affiliates to incur liability thereunder, other than liability for premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due), (ii) no failure to satisfy the “minimum funding standards” within the meaning of Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred, (iii) no “reportable event” (as defined in Section 4043 of ERISA), whether or not waived, has occurred or is reasonably expected to result, (iv) all contributions required to be made to any such plan have been timely made, (v) there has been no determination that any such plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA), and (vi) no notice from the PBGC relating to the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein has been received.

(d) With respect to each Multiemployer Plan in which Camber participates or to which Camber contributes or has any Liability (a “Camber Multiemployer Plan”): (i) no such Camber Multiemployer Plan has been terminated or is insolvent under Section 4245 of ERISA, or has incurred a mass withdrawal under Section 4219 of ERISA, so as to result, directly or indirectly, in any Liability of Camber, any Camber Subsidiary or Camber ERISA Affiliate under Title IV of ERISA; (ii) no proceeding has been initiated by any person (including the PBGC) to terminate any such Camber Multiemployer Plan; (iii) Camber has no reason to believe that any such Camber Multiemployer Plan will be terminated or will become insolvent under Section 4245 of ERISA or will incur a mass withdrawal under Section 4219 of ERISA; (iv) neither Camber nor any Camber Subsidiaries expect to withdraw from any such Camber Multiemployer Plan (v) no such Camber Multiemployer Plan is in endangered, critical, or critical and declining status, within the meaning of Section 305 of ERISA or Section 432 of the Code; and (vi) to the knowledge of Camber, such Camber Multiemployer Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither Camber nor any Camber ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any “multiple employer plan” as defined in ERISA or the Code (a “Multiple Employer Plan”), or a “funded welfare plan” within the meaning of Section 419 of the Code. No Camber Benefit Plan provides health benefits that are not fully insured through an insurance contract, or is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

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(e) No Camber Benefit Plan provides for any post-employment or post-retirement welfare benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code, other than subsidized COBRA under Camber Benefit Plans for not longer than two (2) years following termination of employment.

(f) Except as would not reasonably be expected to be material to Camber and the Camber Subsidiaries, taken as a whole, all contributions required to be made to any Camber Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Camber Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Camber.

(g) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Camber’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Camber Benefit Plans, any fiduciaries thereof with respect to their duties to the Camber Benefit Plans or the assets of any of the trusts under any of the Camber Benefit Plans that would reasonably be expected to result in any material liability of Camber or any Camber Subsidiary to the PBGC, the IRS, the Department of Labor, any Multiple Employer Plan, any participant in a Camber Benefit Plan, or any other party.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, or accelerate the timing of, any payment, right or other benefit to any employee, officer, director or other service provider of Camber or any Camber Subsidiary.

(i) Without limiting the generality of Section 3.10(h), no amount paid or payable (whether in cash, in property, or in the form of benefits) by Camber or any Camber Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) No Camber Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise (except for any routine gross-up or reimbursement of Taxes pursuant to any expatriate arrangements in the ordinary course of business that relate to Taxes other than under Sections 409A and 4999 of the Code).

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(k) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Camber, each Camber Benefit Plan that is mandated by applicable Law or by a Governmental Entity outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(l) There are no pending or, to Camber’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Camber or any Camber Subsidiary, or any strikes or other material labor disputes against Camber or any Camber Subsidiary. Neither Camber nor any Camber Subsidiary is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Camber or any Camber Subsidiary and, to the knowledge of Camber, there are no organizing efforts by any union or other group seeking to represent any employees of Camber or any Camber Subsidiary. Camber and each Camber Subsidiary is, and have been at all times since January 1, 2018 2021, in compliance in all material respects with all applicable Laws in respect of employment and employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements.

3.11 SEC Reports. Except as set forth in Section 3.11 of the Camber Disclosure Schedule, Camber has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications, proxy statements and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the United States Securities and Exchange Commission (the “SEC”)since January 1, 2018 SEC (the “Camber SEC Reports”) since January 1, 2021. As of their respective dates, subject to amendments thereto which have been made to date, the Camber SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Camber SEC Reports, and none of the Camber SEC Reports when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Camber SEC Reports except for comments on Camber’s preliminary proxy statement filed with the SEC on November 18, 2020, and, to the knowledge of Camber, none of the Camber SEC Reports is the subject of any outstanding SEC investigation.

3.12 Compliance with Applicable Law.

(a) The businesses of Camber and the Camber Subsidiaries have not been since January 1, 2018 2021, and are not being, conducted in violation of any applicable federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity (“Laws”), except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Camber.

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(b) Except with respect to regulatory matters covered by Section 6.1 and except as set forth in Section 4.5 3.12(d b) of the Camber Disclosure Schedule, no investigation or review by any Governmental Entity with respect Camber or any Camber Subsidiary is pending or, to the knowledge of Camber, threatened in writing, nor has Camber received any notice or communication of material noncompliance with any such Laws that has not been cured or is in the process of being cured as of the date of this Agreement, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Camber.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Camber and except as set forth in Section 4.5 3.12(c) of the Camber Disclosure Schedule, (i) Camber and each Camber Subsidiary has obtained and is in compliance with all licenses necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as currently conducted in all material respects, (ii) all such licenses are in full force and effect in all material respects, and (iii) to Camber’s knowledge, there is not currently threatened any revocation, adverse modification or cancellation of any material license.

(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Camber, since January 1, 2018 2021, Camber and each Camber Subsidiary has at all times conducted all export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) statutes, executive orders and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the United States Department of State, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of the Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott Laws of all other countries in which the business of Camber or any Camber Subsidiary is conducted. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Camber, neither Camber nor any Camber Subsidiary has been since January 1, 2018 2021 or currently is the subject of a charging letter or penalty notice issued, or to the knowledge of Camber, an investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by Camber pertaining to such matters. Neither Camber nor any Camber Subsidiary is currently designated as a sanctioned party under sanctions administered by OFAC, nor are they owned fifty percent (50%) or more by an individual or entity that is so designated. Neither Camber nor any Camber Subsidiary, or, to Camber’s knowledge, any directors, officers, employees, independent contractors, consultants, agents and other Representatives thereof, located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions (as of the date of this Agreement, including Cuba, Iran, North Korea, Syria, Venezuela, the so-called Luhansk People’s Republic and the Crimea region and the non-government controlled regions of the Zaporizhia and Kherson regions of Ukraine).

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(e) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Camber, Camber, the Camber Subsidiaries and their respective officers, directors, employees, and to the knowledge of Camber, its agents, advisors and representatives (such persons, collectively, “Representatives”) are, and since January 1, 2018 2021 have been, in compliance in all material respects with: (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.) (“FCPA”), as if its foreign payments provisions were fully applicable to Camber, the Camber Subsidiaries and their respective Representatives, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Camber and the Camber Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving Camber. No proceeding by or before any Governmental Entity involving Camber, any Camber Subsidiary or any of their respective officers, directors, employees, and to the knowledge of Camber, its agents, advisors and representatives, involving the FCPA or any anti-bribery, anti-corruption or anti-money laundering Law is pending or, to the knowledge of Camber, threatened, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Camber. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Camber, neither Camber nor the Camber Subsidiaries have ever received an allegation, whistleblower complaint, or conducted any audit or investigation regarding compliance or noncompliance with the FCPA or other applicable anti-corruption laws.

(f) Camber maintains an information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Camber, Camber has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Camber. There are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Camber. For purposes of this Agreement, “Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, identification number, social security number, government-issued identifier or tax identification number, driver’s license number, passport number, credit card number, bank information, Internet protocol address, device identifier or any other piece of information that, alone or together with other information held by a party and its Subsidiaries, allows the identification of a natural person.

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3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Camber Disclosure Schedule, as of the date hereof, neither Camber nor any Camber Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (each, a “Contract”), including any Camber Lease (as defined below) but excluding any Camber Benefit Plan, that has not expired or been terminated as of the date of this Agreement (such that none of its provisions remains in force or effect, other than provisions of the type that customarily survive pursuant to their terms and that are not expected to give rise to material liability or materially restrict the business of Camber) and:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) that contains a non-compete or client, employee or customer non-solicit requirement or any other provision, in each case that materially restricts the conduct of any line of business by Camber or any of the Camber Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Combined Company or any of its affiliates to engage in any line of business or in any geographic region;

(iii) that is material and obligates Camber or any Camber Subsidiary to conduct business with any third party on a preferential or exclusive basis or contains material “most favored nation” or similar provisions;

(iv) (A) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement or commitment that provides for or relates to any indebtedness of Camber or any Camber Subsidiary, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Camber or any Camber Subsidiary of, or any similar commitment by Camber or any Camber Subsidiary with respect to, the obligations, liabilities or indebtedness of any other person of the nature described in clause (A), in the case of each of clauses (A) and (B), in the principal amount of $500,000 or more, other than any Camber Lease;

(v) that is with any manufacturer, vendor, lessor or other supplier with respect to which manufacturer, vendor, lessor or other supplier the aggregate annual spend for the most recent fiscal year exceeded $500,000 for Camber and the Camber Subsidiaries, taken as a whole, pursuant to which Camber and the Camber Subsidiaries purchase or lease from such manufacturer, vendor, lessor, or other supplier (but excluding ordinary course ordering documents, quotes, purchase orders, and similar documents);

(vi) that is with any customer with respect to which customer the aggregate annual revenue for the most recent fiscal year exceeded $500,000 for Camber and the Camber Subsidiaries, taken as a whole, pursuant to which such customer purchases products and services from Camber and the Camber Subsidiaries (excluding ordinary course ordering documents, quotes, purchase orders, and similar documents);

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(vii) that grants any right of first refusal, right of first offer, or right of first negotiation with respect to any material assets, rights or properties of Camber or the Camber Subsidiaries;

(viii) that is a consulting agreement involving the payment of more than $50,000 per annum (other than any such Contracts which are terminable by Camber or any Camber Subsidiary on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(ix) pursuant to which Camber or any Camber Subsidiary receives from any third party a license or similar right to any Intellectual Property (defined below) that is material to Camber, other than those that are received pursuant to Non-Scheduled Contracts (as defined below);

(x) that is a settlement, consent or similar agreement and contains any material continuing obligations of Camber or any Camber Subsidiary, including without limitation any express patent license granted in settlement of any assertion or allegation of patent infringement;

(xi) that is a material joint venture, partnership or limited liability company agreement or other similar contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such contract solely between Camber and its wholly- owned Subsidiaries or among Camber’s wholly- owned Subsidiaries;

(xii) that relates to the acquisition or disposition of any person, business or asset and under which Camber or the Camber Subsidiaries have or may have a material obligation or liability.

“Non-Scheduled Contracts” means the following Contracts: (a) nonexclusive licenses granted with respect to commercially available technology granted in the ordinary course of business, (b) Contracts for open source technology, (c) Contracts with current and former employees or contractors entered into in the ordinary course of business, (d) non-disclosure agreements, (e) Contracts where the only out-licenses or rights to Intellectual Property granted are non-exclusive rights granted to contractors or vendors to use Intellectual Property for the sole benefit of licensor, (f) non-exclusive out-licenses to use the licensor’s products or services that have been entered into in the ordinary course of business, (g) privacy policies, and (h) Contracts where the only material licenses to Intellectual Property are with respect to feedback, suggestions, or either party’s trademark for inclusion on customer lists or use in the provision of services.

Each Contract of the type required to be set forth in Section 3.13(a) of the Camber Disclosure Schedule, whether or not set forth in the Camber Disclosure Schedule, is referred to herein as a “Camber Contract.” Camber has made available to Viking true, correct and complete copies of each Camber Contract in effect as of the date hereof, excluding any schedules, annexes, exhibits, work orders, statements of work or other ancillary documents with respect to any such Camber Contract that are no longer in force or effect or do not contain terms that are, individually or in the aggregate, material to Camber and the Camber Subsidiaries.

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(b) (i) Each Camber Contract is valid and binding on Camber or one of the Camber Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Camber, (ii) each of Camber and the Camber Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Camber Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Camber, (iii) to the knowledge of Camber, each third-party counterparty to each Camber Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Camber Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Camber, (iv) neither Camber nor any Camber Subsidiary has knowledge of, or has received notice of, any violation of any Camber Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Camber, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Camber or any Camber Subsidiary, or to the knowledge of Camber, any other party thereto, of or under any such Camber Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Camber.

3.14 Government Contracts. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Camber, (a) each (i) material contract with any Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any higher-tier subcontractor with respect to any such contract or (ii) contract that requires access to classified information with a Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any subcontractor, in each case that is to be performed in whole or in part after the date of this Agreement (each, a “Government Contract”) to which Camber or the Camber Subsidiaries is a party was legally awarded, is binding on Camber or the applicable Camber Subsidiary, and is in full force and effect, (b) no such Government Contract or offer, quotation, bid or proposal to sell products or services made by Camber or any of the Camber Subsidiaries to any Governmental Entity or any prime contractor is currently the subject of bid or award protest proceedings, (c) Camber and the Camber Subsidiaries are in compliance with the terms and conditions of each such Government Contract or offer, quotation, bid or proposal, (d) since January 1, 2018 2021, neither a Governmental Entity nor any prime contractor or subcontractor has notified Camber or any of the Camber Subsidiaries in writing that it has, or is alleged to have, breached or violated any applicable Law, representation, certification, disclosure, clause, provision or requirement pertaining to any such Government Contract or offer, quotation, bid or proposal, (e) since January 1, 2018 2021, neither Camber nor any of the Camber Subsidiaries has made any voluntary disclosure (or mandatory disclosure pursuant to Federal Acquisition Regulation 52.203-13) to any Governmental Entity with respect to any alleged irregularity, misstatement, omission, fraud or price mischarging, or other violation of applicable Law, arising under or relating to a Government Contract, (f) none of Camber, any of the Camber Subsidiaries or any of their respective “Principals” (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended, declared nonresponsible or ineligible, or excluded, or to the knowledge of Camber, proposed for debarment, suspension or exclusion, from participation in or the award of contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity, and (g) neither Camber nor any of the Camber Subsidiaries, nor any of their respective directors or officers, nor to the knowledge of Camber, any other of their employees, is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Government Contract, the subject of any actual or to the knowledge of Camber, threatened, “whistleblower” or “qui tam” lawsuit, or audit (other than a routine contract audit) or investigation of Camber or any of the Camber Subsidiaries, in each case with respect to any Government Contract.

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3.15 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Camber, Camber and the Camber Subsidiaries are in compliance, and have complied, with all federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law and agency requirements relating to: (a) the protection or restoration of the environment, health and safety as it relates to Hazardous Substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any Hazardous Substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Camber, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Camber or any Camber Subsidiary of any liability or obligation arising under any Environmental Law pending or, to the knowledge of Camber, threatened against Camber, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Camber. To the knowledge of Camber, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Camber. Neither Camber nor any Camber Subsidiary has treated, stored, disposed or arranged for disposal of, transported, handled, used, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case as has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Camber. To the knowledge of Camber, there have been no Hazardous Substances generated by Camber or any Camber Subsidiary that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity in the United States and that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Camber. Camber is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation, with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Camber. As used in this Agreement, the term “Hazardous Substances” means any toxic or hazardous substance, waste, or material which is regulated or defined, or for which liability or standards of conduct may be imposed, under Environmental Law, including any such substance, waste or material identified under Environmental Law as toxic substances (including asbestos and asbestos containing materials), hazardous materials, hazardous substances, hazardous waste, radioactive materials, petroleum and petroleum products and polychlorinated biphenyls.

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3.16 Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Camber, Camber and each Camber Subsidiary (a) have marketable and valid title to all the real property reflected in the latest audited balance sheet included in the Camber SEC Reports as being owned by Camber or a Camber Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business and/or sales or dispositions described in subsequent Camber SEC Reports through the date of this Agreement) (the “Camber Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet delinquent, (iii) materialmen’s or mechanic’s Liens and statutory or common law Liens or encumbrances to secure landlords, lessors or renters under leases or rental agreements, (iv) Liens, easements, rights of way, covenants, conditions, restrictions and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (v) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) are the lessee of all leasehold estates reflected in the latest audited financial statements included in such Camber SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or have been terminated by Camber or a Camber Subsidiary) (such leasehold estates, collectively with the Camber Owned Properties, the “Camber Real Property”, and any leases with respect to such leasehold estates, the “Camber Leases”), free and clear of all material Liens, except for Permitted Encumbrances and each such lease is valid and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Camber or any Camber Subsidiary, or to the knowledge of Camber, any other party thereto, of or under any such lease, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Camber. There are no pending or, to the knowledge of Camber, threatened condemnation proceedings against the Camber Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Camber.

3.17 IntellectualProperty.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Camber, (i) with respect to Intellectual Property that Camber and the Camber Subsidiaries, each as applicable, own or purport to own, Camber or a Camber Subsidiary exclusively owns all right, title and interest to that Intellectual Property free and clear of all Liens (except Permitted Encumbrances), and (ii) all Registered Intellectual Property that is owned by, or registered in the name of, Camber or a Camber Subsidiary that has not expired, lapsed, or been abandoned as of the date hereof (the “Camber Registered Intellectual Property”) is subsisting and, to the knowledge of Camber, is not invalid or unenforceable. Since January 1, 2018 2021, other than office actions and oppositions received in the ordinary course of prosecution, Camber has not received any written claim or notice from any person alleging that the Camber Registered Intellectual Property is invalid or unenforceable, which claim or allegation if proven or established, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Camber. For purposes of this Agreement, “Registered Intellectual Property” means Intellectual Property that is registered, recorded or filed under the authority of, with or by any Governmental Entity or Internet domain name registrar in any jurisdiction, including pending applications for any of the foregoing. “Intellectual Property” means intellectual and industrial property rights anywhere in the world (whether foreign, state or domestic, registered or unregistered), including rights arising under or with respect to: (A) patents and utility models of any kind, patent applications, including provisional applications, statutory invention registrations, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (B) trademarks, service marks, trade dress rights and similar rights in identifiers of origin, whether registered or unregistered, together with any registrations and applications for registration thereof, (C) copyrights, mask work rights, and analogous rights in, works of authorship (including computer software, applications, source code and object code, and databases, other compilations of information), whether registered or unregistered, and any registrations, renewals and applications for registration thereof, (D) trade secret rights and other analogous rights in know-how and confidential or proprietary information, and (E) all other intellectual and industrial property rights recognized by applicable Law.

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(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Camber, to Camber’s knowledge (i) the operation of the respective businesses of Camber or any of the Camber Subsidiaries and the development, manufacture, use, sale, commercialization or other exploitation of any product, service or other offering currently provided by Camber or the Camber Subsidiaries does not infringe, misappropriate or violate and has not since January 1, 2018 2021, infringed, misappropriated, or otherwise violated any Intellectual Property of any other person, and neither Camber nor any of the Camber Subsidiaries has received any written allegation of same, and (ii) neither Camber nor any of the Camber Subsidiaries has, since January 1, 2018 2021, sent any other person a written notice alleging that such person is infringing, misappropriating or otherwise violating Camber’s Intellectual Property in a manner that is material to Camber’s business, which allegation has not been resolved or would not reasonably be expected to be resolved in the ordinary course of business.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Camber, each of Camber and the Camber Subsidiaries has taken commercially reasonable efforts to protect and maintain its Intellectual Property, including using commercially reasonable efforts and taking commercially necessary steps to maintain their material trade secrets in confidence.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Camber, Camber does not distribute any Camber owned software, the confidential and proprietary nature of the source code to which is material to Camber’s business, taken as a whole, to third parties pursuant to any license that, based on the way that material proprietary software is distributed by Camber, requires Camber to also license or make available to such third party any material source code owned by Camber.

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(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Camber, each of Camber and the Camber Subsidiaries has taken commercially reasonable efforts to (i) protect and maintain the confidentiality, integrity and security of its computers, software, firmware, middleware, servers, workstations, routers, switches, networks, data communications lines and all other information technology equipment and all associated documentation (collectively, “IT Assets”) and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any person, including the implementation of reasonable backup and disaster recovery technology processes, and (ii) prevent the introduction of disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Camber, no person has gained unauthorized access to any IT Assets owned, used, or held for use by Camber or any of the Camber Subsidiaries or the information stored or contained therein or transmitted thereby.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Camber, (i) each of Camber and the Camber Subsidiaries is in compliance, and has since January 1, 2018 2021, complied, with all applicable Laws and its posted policies relating to the collection, storage, use, transfer and any other processing of any Personal Data collected or used by or on behalf of Camber or the Camber Subsidiaries; and (ii) each of Camber and the Camber Subsidiaries has, since January 1, 2018 2021, taken commercially reasonable steps to ensure that all Personal Data is protected against loss and unauthorized access, use, modification or disclosure, and there has been no incident of same.

3.18 Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Camber or any Camber Subsidiary, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Camber or any Camber Subsidiary or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Camber Common Stock (or any of such person’s immediate family members or affiliates) (other than the Camber Subsidiaries and the holder of the Series C Preferred Stock) on the other hand, of the type required to be reported in any Camber SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.

3.19 State Takeover Laws. The Board of Directors of Camber has approved this Agreement and the transactions contemplated hereby and have taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or any similar provisions of the Camber Articles of Incorporation or the Camber Bylaws, as applicable (collectively, with any similar provisions of the Viking Articles of Incorporation or the Viking Bylaws, the “Takeover Statutes”).

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3.20 Reorganization. Neither Camber nor any of the Camber Subsidiaries (including Merger Sub) has taken any action or agreed to take any action, and is not aware of any fact or circumstance, that could reasonably be expected to impede or prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.21 Camber Board Recommendations. The Board of Directors of Camber has duly adopted resolutions (a) determining that this Agreement and transactions contemplated hereby, including the Share Issuances and the Merger, are fair to, and in the best interests of, Camber and the holders of shares of Camber Common Stock, (b) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Share Issuances and the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directing that the Share Issuances be submitted to the holders of shares of Camber Common Stock for their approval and adoption, and (d) recommending that the holders of shares of Camber Common Stock vote in favor of the approval of the Share Issuances on the terms and subject to the conditions set forth in this Agreement (the “Camber Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.3.

3.22 Camber Information. The information relating to Camber and the Camber Subsidiaries or that is provided by Camber or the Camber Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with the SEC in connection with the transactions contemplated hereby, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Viking or any Viking Subsidiary) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Viking or any Viking Subsidiary) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Any information relating to Camber and the Camber Subsidiaries or that is provided by Camber or the Camber Subsidiaries or their respective Representatives for inclusion in any document, instrument or certificate filed with any Governmental Entity with respect to Competition Laws in connection with the transactions contemplated hereby will comply in all material respects with the Laws applicable thereto.

3.23 Customers and Suppliers. Since January 1, 2020, through the date of this Agreement, Camber and the Camber Subsidiaries have not received any written notice from any Camber Covered Customer or Camber Covered Supplier that such Camber Covered Customer or Camber Covered Supplier intends to discontinue or substantially reduce its relationship with Camber or any Camber Subsidiary, terminate or materially and adversely amend any existing material contract with Camber or any Camber Subsidiary, or not continue as a customer or supplier, as applicable, of Camber or any Camber Subsidiary. “Camber Covered Customer” means any of the top ten (10) customers by revenue derived by Camber and the Camber Subsidiaries (taken together) during the twelve (12) months ended September 30, 2020, pursuant to which Camber or any of the Camber Subsidiaries has sold goods and/or services, and “Camber Covered Supplier” means any of the top ten (10) suppliers by dollar amount paid to such suppliers by Camber and the Camber Subsidiaries (taken together) during the twelve (12) months ended September 30, 2020.[Intentionally Deleted.]

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3.24 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Camber, (a) Camber and the Camber Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Camber reasonably has determined to be prudent and consistent with industry practice, and Camber and the Camber Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Camber and the Camber Subsidiaries, Camber or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Camber or any Camber Subsidiary pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Camber nor any Camber Subsidiary has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.25 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Camber in this ARTICLE III, neither Camber nor any other person makes any express or implied representation or warranty with respect to Camber, Merger Sub, the Camber Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Camber hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Camber, nor any other person makes or has made any representation or warranty to Viking or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Camber, Merger Sub, any Camber Subsidiary or their respective businesses or (ii) except for the representations and warranties made by Camber in this ARTICLE III, any oral or written information presented to Viking or any of its affiliates or Representatives in the course of their due diligence investigation of Camber, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Camber acknowledges and agrees that neither Viking nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE IV.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VIKING

Except (a) as disclosed in the disclosure schedule delivered by Viking to Camber, which has been provided by Viking to Camber as of the date of this Agreement (the “Viking Disclosure Schedule” and together with the Camber Disclosure Schedule, the “Disclosure Schedules”); provided, that (i) the mere inclusion of an item in the Viking Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Viking that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (ii) any disclosures made with respect to a Section of ARTICLE IV shall be deemed to qualify (1) any other Section of ARTICLE IV specifically referenced or cross-referenced and (2) other sections of ARTICLE IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) as disclosed in any Viking SEC Reports filed by Viking prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Viking hereby represents and warrants to Camber as follows:

4.1 Corporate Organization.

(a) Viking is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Viking has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Viking is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Viking. True and complete copies of the Articles of Incorporation of Viking (the “Viking Articles of Incorporation”) and the Bylaws of Viking (the “Viking Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by Viking to Camber.

(b) Each Subsidiary of Viking (a “Viking Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and in which the failure to be so licensed or qualified or in good standing would reasonably be expected to have a Material Adverse Effect on Viking, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Viking Subsidiary to pay dividends or distributions except for restrictions imposed by applicable Law or, in the case of non-wholly owned Subsidiary joint ventures, joint venture agreements in effect as of the date of this Agreement made available by Viking to Camber. Section 4.1(b) of the Viking Disclosure Schedule sets forth a true and complete list of all Viking Subsidiaries as of the date hereof. No Viking Subsidiary is in violation of any of the provisions of the articles of incorporation or bylaws (or comparable organizational documents) of such Viking Subsidiary. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Viking other than the Viking Subsidiaries. No Viking Subsidiary owns any capital stock of Viking.

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4.2 Capitalization.

(a) As of February 15 April 17, 2021 2023, the authorized capital stock of Viking consisted of 500,000,000 shares of Viking Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share. As of February 15 April 17, 2021 2023 there were (i) approximately 67,901,250 114,780,967 shares of Viking Common Stock issued and outstanding or issuable and designated as outstanding (including 26,274,510 69,928,356 shares of Viking Common Stock issued to owned by Camber in connection with the transaction between Viking and Camber dated as of December 31, 2020, and 16,153,846 shares of Viking Common Stock issuable to Camber in connection with the transaction between Viking and Camber dated effective December 31, 2020); (ii) no shares of Viking Common Stock held in treasury; (iii) 14,538,431 14,152,506 shares of Viking Common Stock are reserved for issuance upon the exercise of outstanding Viking Stock Options and Viking Convertible Notes; (iv) 28,092 shares of Viking Series C Preferred Stock issued and outstanding; (v) 475 shares of Viking Series E Preferred Stock issued and outstanding; and (vvi) no other shares of capital stock or other voting securities or equity interests of Viking issued, reserved for issuance or outstanding, except for (A) 1,600 Viking Series E Preferred Stock in reserve and subject to issuance only upon the achievement of certain sales milestones, (B) 19,316,667 shares of Viking Common Stock in reserve and subject to issuance upon conversion of the Viking Series E Preferred Stock, and (C) 5,000,000 shares of Viking Common Stock in reserve and subject to issuance to Choppy Group LLC only upon the achievement of certain sales milestones. All of the issued and outstanding shares of Viking Common Stock and preferred stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than Viking Convertible Notes, there are no bonds, debentures, notes or other indebtedness that are convertible into Viking Common Stock or have the right to vote on any matters on which stockholders of Viking may vote. Other than Viking Stock Options or Viking Convertible Notes, as of February 15, 2021 the date hereof there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Viking, or contracts, commitments, understandings or arrangements by which Viking may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Viking or that otherwise obligate Viking to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Viking Securities”). Other than the Viking Stock Options (collectively, “Viking Equity Awards”) issued prior to the date hereof as described in this Section 4.3(a), no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Viking or any Viking Subsidiary) are outstanding as of February 15, 2021 the date hereof. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Viking or any Viking Subsidiary is a party with respect to the voting or transfer (including preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts or calls) of Viking Common Stock, capital stock or other voting or equity securities or ownership interests of Viking or granting any stockholder or other person any registration rights.

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(b) Viking owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Viking Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Viking Subsidiary, or contracts, commitments, understandings or arrangements by which any Viking Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Viking Subsidiary, or otherwise obligating any Viking Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “Viking Subsidiary Securities”).

4.3 Authority; No Violation.

(a) Viking has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Viking. The Board of Directors of Viking has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Viking and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Viking’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the holders of a majority of the outstanding shares of Viking Common Stock and Viking Preferred Stock entitled to vote on such matter at a meeting of Viking stockholders duly called and held for such purpose (the “Requisite Viking Vote”), no other corporate proceedings on the part of Viking are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Viking and (assuming due authorization, execution and delivery by Camber) constitutes a valid and binding obligation of Viking, enforceable against Viking in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b) Neither the execution and delivery of this Agreement by Viking, nor the consummation by Viking of the transactions contemplated hereby (including the Merger), nor compliance by Viking with any of the terms or provisions hereof, will (i) violate any provision of the Viking Articles of Incorporation or the Viking Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate in any material respect any Law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Viking or any Viking Subsidiary or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Viking or any Viking Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Viking or any Viking Subsidiary is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Viking.

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4.4 Consents and Approvals.

(a) Except for (i) the filing of any required applications, listing applications, filings and notices, as applicable, with OTCMarkets.com, (ii) such other consents, approvals, filings or registrations as may be required under any Competition Laws, (iii) the filing of any required applications, filings and notices, as applicable, for foreign investment clearance of any jurisdiction, (iv) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (v) the filing of the Articles of Merger with the Nevada Secretary pursuant to the NRS and all other filing required under the NRS or by the NEVADA Secretary in connection with the Merger, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Camber Common Stock and New Camber Preferred pursuant to this Agreement and the approval of the listing of such Camber Common Stock on the NYSE American, no material consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Viking of this Agreement, or (B) the consummation by Viking of the Merger and the other transactions contemplated hereby. As of the date hereof, Viking is not aware of any reason why the necessary regulatory approvals and consents will not be received by Viking to permit consummation of the Merger on a timely basis. As of the date hereof, to the knowledge of Viking, there is no fact or circumstance existing that would require or reasonably be expected to require either party to invoke their right to change the structure of effecting the combination of Viking and Camber to a Direct Merger pursuant to Section 6.15 hereof.

(b) Except as set forth in Section 4.4(b) of the Viking Disclosure Schedule, the representations and warranties in Sections 4.3(b) and 4.4(a) are true and correct with respect to a combination of Viking and Camber structured as a Direct Merger.

4.5 Financial Statements.

(a) The financial statements of Viking and the Viking Subsidiaries included (or incorporated by reference) in the Viking SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Viking and the Viking Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Viking and the Viking Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Viking and the Viking Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

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(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Viking, neither Viking nor any Viking Subsidiary has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Viking included in its Quarterly Annual Report on Form 10-Q K for the fiscal quarter year ended September 30 December 31, 2020 2022 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30 December 31, 2020 2022, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Viking and the Viking Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Viking or the Viking Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Viking. Viking (x) has not implemented and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Viking, including the Viking Subsidiaries, is made known to the chief executive officer and the chief financial officer of Viking by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Camber’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Camber’s internal controls over financial reporting. These disclosures were made in the Viking SEC Reports.

(d) Except as set forth in Section 4.5(d) of the Viking Disclosure Schedule, since January 1, 2018 2021, (i) neither Viking nor any Viking Subsidiary, nor, to the knowledge of Viking, any director, officer, auditor, accountant or Representative of Viking or any Viking Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to reserves, write-downs, charge-offs and accruals) of Viking or any Viking Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Viking or any Viking Subsidiary has engaged in questionable accounting or auditing practices, (ii) no employee of or attorney representing Viking or any Viking Subsidiary, whether or not employed by Viking or any Viking Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Viking or any Viking Subsidiary or any of their respective officers, directors, employees or agents to the Board of Directors of Viking or any committee thereof or the Board of Directors or similar governing body of any Viking Subsidiary or any committee thereof, or to the knowledge of Viking, to any director or officer of Viking or any Viking Subsidiary; and (iii) neither Viking nor any Viking Subsidiary, nor, to the knowledge of Viking, any director, officer or Representative of Viking or any Viking Subsidiary, is under investigation by, or is subject to any action brought by or on behalf of, the Securities and Exchange Commission, FINRA, any state securities division or any self-regulatory agency.

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4.6 Broker’s Fees. Neither Viking nor any Viking Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.7 Absence of Certain Changes or Events.

(a) Since September 30 December 31, 2020 2022, through the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Viking.

(b) Since September 30 December 31, 2020 2022, through the date of this Agreement, Viking and the Viking Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.8 Legal and Regulatory Proceedings.

(a) Except as set forth in Section 4.54.8(da) of the Viking Disclosure Schedule or as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Viking, neither Viking nor any Viking Subsidiary is a party to any, and there are no outstanding or pending or, to the knowledge of Viking, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Viking or any Viking Subsidiary or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Viking, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Viking, any Viking Subsidiary or the assets of Viking or any Viking Subsidiary (or that, upon consummation of the Merger, would apply to the Surviving Entity, the Combined Company or any of their respective Subsidiaries).

4.9 Taxes and Tax Returns.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Viking:

(i) each of Viking and the Viking Subsidiaries has duly and timely filed with the appropriate taxing authority (taking into account all applicable extensions) all Tax Returns required by applicable Law to be filed with respect to each of Viking and the Viking Subsidiaries in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all respects;

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(ii) neither Viking nor any Viking Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course) nor has been granted any extension or waiver of the limitation period applicable to any Tax that remains in effect;

(iii) all Taxes of Viking and the Viking Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid (taking into account all applicable extensions);

(iv) each of Viking and the Viking Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party and has complied with all applicable information reporting requirements;

(v) neither Viking nor any Viking Subsidiary has received written notice of any Tax assessment or proposed Tax assessment, and there are no threatened in writing or pending disputes, actions, suits, claims, audits, investigations, examinations or other proceedings regarding any Tax of Viking and the Viking Subsidiaries or the assets of Viking and the Viking Subsidiaries, nor has any claim for additional Tax been asserted in writing by any taxing authority;

(vi) since January 1, 2018 2021, no claim has been made in writing by any taxing authority in a jurisdiction where Viking or any Viking Subsidiary has not filed income or franchise Tax Returns that it is or may be subject to income or franchise Tax by such jurisdiction; and

(vii) neither Viking nor any Viking Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Viking and the Viking Subsidiaries).

(b) Neither Viking nor any Viking Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Viking) or (ii) has any liability for the Taxes of any person (other than Viking or any Viking Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract.

(c) Neither Viking nor any Viking Subsidiary has been, within the past three (3) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither Viking nor any Viking Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

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(e) At no time during the past five (5) years has Viking been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f) There is no Lien on any of the assets or properties of Viking or any Viking Subsidiary as a result of a failure or alleged failure to pay any Tax.

(g) Viking and its Subsidiaries are not bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code) or other written agreement with a taxing authority.

4.10 Employees.

(a) There is no Viking Benefit Plan (as defined below) currently in effect. For purposes of this Agreement, the term “Viking Benefit Plans” means any plan, program, policy, practice, contract, agreement or other arrangement constituting an employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, or providing for any compensation, equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination pay, change in control compensation, retention, employment, fringe benefits, welfare benefits, or other benefit or perquisite with respect to which Viking or any Subsidiary or any trade or business of Viking or any Viking Subsidiary, whether or not incorporated, all of which together with Viking would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Viking ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Viking or any Viking Subsidiary or any Viking ERISA Affiliate for the benefit of any current or former employee, officer, director, independent contractor or other service provider of Viking or any Viking Subsidiary or any Viking ERISA Affiliate, excluding, in each case, any Multiemployer Plan.

(b) There are no pending or, to Viking’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Viking or any Viking Subsidiary, or any strikes or other material labor disputes against Viking or any Viking Subsidiary. Neither Viking nor any Viking Subsidiary is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Viking or any Viking Subsidiary and, to the knowledge of Viking, there are no organizing efforts by any union or other group seeking to represent any employees of Viking or any Viking Subsidiary. Each of Viking and the Viking Subsidiaries is, and have been at all times since January 1, 2018 2021, in compliance in all material respects with all applicable Laws in respect of employment and employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements.

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4.11 SEC Reports. Viking has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications, proxy statements and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since January 1, 2018 (the “Viking SEC Reports”) since January 1, 2021. As of their respective dates, the Viking SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Viking SEC Reports, and none of the Viking SEC Reports when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Viking SEC Reports, and, to the knowledge of Viking, none of the Viking SEC Reports is the subject of any outstanding SEC investigation except as set forth in Section 4.5(d) of the Viking Disclosure Schedule SEC Reports. No Viking Subsidiary is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

4.12 Compliance with Applicable Law.

(a) The businesses of Viking and the Viking Subsidiaries have not been since January 1, 2018 2021, and are not being, conducted in violation of any applicable Laws, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Viking.

(b) Except with respect to regulatory matters covered by Section 6.1 and except as set forth in Section 4.5 4.12(d b) of the Viking Disclosure Schedule, no investigation or review by any Governmental Entity with respect to Viking or any Viking Subsidiary is pending or, to the knowledge of Viking, threatened in writing, nor has Viking received any notice or communication of material noncompliance with any such Laws that has not been cured or is in the process of being cured as of the date of this Agreement, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Viking.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Viking, (i) each of Viking and the Viking Subsidiaries has obtained and is in compliance with all licenses necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as currently conducted in all material respects, (ii) all such licenses are in full force and effect in all material respects, and (iii) to Viking’s knowledge, there is not currently threatened any revocation, adverse modification or cancellation of any material license.

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(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Viking, since January 1, 2018 2021, each of Viking and the Viking Subsidiaries has at all times conducted all export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) statutes, executive orders and regulations administered by OFAC and the United States Department of State, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of the Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott Laws of all other countries in which the business of Viking or any Viking Subsidiary is conducted. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Viking, neither Viking nor any Viking Subsidiary has been since January 1, 2018 2021, or currently is the subject of a charging letter or penalty notice issued, or to the knowledge of Viking, an investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by Viking pertaining to such matters. Neither Viking nor any Viking Subsidiary is currently designated as a sanctioned party under sanctions administered by OFAC, nor are they owned fifty percent (50%) or more by an individual or entity that is so designated. Neither Viking nor any Viking Subsidiary, or, to Viking’s knowledge, any directors, officers, employees, independent contractors, consultants, agents and other Representatives thereof, located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions (as of the date of this Agreement, including Cuba, Iran, North Korea, Syria, Venezuela, the so-called Luhansk People’s Republic and the Crimea region and the non-government controlled regions of the Zaporizhia and Kherson regions of Ukraine).

(e) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Viking, the Viking Subsidiaries and their respective officers, directors, employees, and to the knowledge of Viking, its agents, advisors and representatives are, and since January 1, 2018 2021 have been, in compliance in all material respects with: (i) the provisions of the FCPA, as if its foreign payments provisions were fully applicable to Viking, the Viking Subsidiaries and their respective Representatives, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Viking and the Viking Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving Viking. No proceeding by or before any Governmental Entity involving Viking, any Viking Subsidiary or any of their respective officers, directors, employees, and to the knowledge of Viking, its agents, advisors and representatives involving the FCPA or any anti-bribery, anti-corruption or anti-money laundering Law is pending or, to the knowledge of Viking, threatened, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Viking. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Viking, neither Viking nor the Viking Subsidiaries have ever received an allegation, whistleblower complaint, or conducted any audit or investigation regarding compliance or noncompliance with the FCPA or other applicable anti-corruption laws.

(f) Viking maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of Viking, Viking has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Viking. There are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Viking.

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4.13 Certain Contracts.

(a) Except as set forth in Section 4.13(a) of the Viking Disclosure Schedule, as of the date hereof, neither Viking nor any Viking Subsidiary is a party to or bound by any Contract, including any Viking Lease (as defined below) but excluding any Viking Benefit Plan, that has not expired or been terminated as of the date of this Agreement (such that none of its provisions remains in force or effect, other than provisions of the type that customarily survive pursuant to their terms and that are not expected to give rise to material liability or materially restrict the business of Viking) and:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) that contains a non-compete or client, employee or customer non-solicit requirement or any other provision, in each case that materially restricts the conduct of any line of business by Viking or any of the Viking Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Combined Company or any of its affiliates to engage in any line of business or in any geographic region;

(iii) that is material and obligates Viking or any Viking Subsidiary to conduct business with any third party on a preferential or exclusive basis or contains material “most favored nation” or similar provisions;

(iv) (A) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement or commitment that provides for or relates to any indebtedness of Viking or any Viking Subsidiary, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Viking or any Viking Subsidiary of, or any similar commitment by Viking or any Viking Subsidiary with respect to, the obligations, liabilities or indebtedness of any other person of the nature described in clause (A), in the case of each of clauses (A) and (B), in the principal amount of $500,000 or more, other than any Viking Lease;

(v) that is with any manufacturer, vendor, lessor or other supplier with respect to which manufacturer, vendor, lessor or other supplier the aggregate annual spend for the most recent fiscal year, exceeded $500,000 for Viking and the Viking Subsidiaries, taken as a whole, pursuant to which Viking and the Viking Subsidiaries purchase or lease from such manufacturer, vendor, lessor, or other supplier (but excluding ordinary course ordering documents, quotes, purchase orders, and similar documents);

(vi) that is with any customer with respect to which customer the aggregate annual revenue for the most recent fiscal year, exceeded $500,000 for Viking and the Viking Subsidiaries, taken as a whole, pursuant to which such customer purchases products and services from Viking and the Viking Subsidiaries (excluding ordinary course ordering documents, quotes, purchase orders, and similar documents);

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(vii) that grants any right of first refusal, right of first offer, or right of first negotiation with respect to any material assets, rights or properties of Viking or the Viking Subsidiaries;

(viii) that is a consulting agreement involving the payment of more than $50,000 per annum (other than any such Contracts which are terminable by Viking or any Viking Subsidiary on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(ix) pursuant to which Viking or any Viking Subsidiary receives from any third party a license or similar right to any Intellectual Property that is material to Viking, other than those that are received pursuant to Non-Scheduled Contracts;

(x) that is a settlement, consent or similar agreement and contains any material continuing obligations of Viking or any Viking Subsidiary, including without limitation any express patent license granted in settlement of any assertion or allegation of patent infringement;

(xi) that is a material joint venture, partnership or limited liability company agreement or other similar contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such contract solely between Viking and its wholly- owned Subsidiaries or among Viking’s wholly- owned Subsidiaries; or

(xii) that relates to the acquisition or disposition of any person, business or asset and under which Viking or the Viking Subsidiaries have or may have a material obligation or liability.

Each Contract of the type required to be set forth in Section 4.13(a) of the Viking Disclosure Schedule, whether or not set forth in the Viking Disclosure Schedule, is referred to herein as a “Viking Contract.” Viking has made available to Camber true, correct and complete copies of each Viking Contract in effect as of the date hereof, excluding any schedules, annexes, exhibits, work orders, statements of work or other ancillary documents with respect to any such Viking Contracts that are no longer in force or effect or do not contain terms that are, individually or in the aggregate, material to Viking and the Viking Subsidiaries.

(b) (i) Each Viking Contract is valid and binding on Viking or one of the Viking Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Viking, (ii) each of Viking and the Viking Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Viking Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Viking, (iii) to the knowledge of Viking, each third-party counterparty to each Viking Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Viking Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Viking, (iv) neither Viking nor any Viking Subsidiary has knowledge of, or has received notice of, any violation of any Viking Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Viking and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Viking or any Viking Subsidiary or, to the knowledge of Viking, any other party thereto, of or under any such Viking Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Viking.

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4.14 Government Contracts. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Viking, (a) each Government Contract to which Viking or the Viking Subsidiaries is a party was legally awarded, is binding on Viking or the applicable Viking Subsidiary, and is in full force and effect, (b) no such Government Contract or offer, quotation, bid or proposal to sell products or services made by Viking or any of the Viking Subsidiaries to any Governmental Entity or any prime contractor is currently the subject of bid or award protest proceedings, (c) Viking and the Viking Subsidiaries are in compliance with the terms and conditions of each such Government Contract or offer, quotation, bid or proposal, (d) since January 1, 2018 2021, neither a Governmental Entity nor any prime contractor or subcontractor has notified Viking or any of the Viking Subsidiaries in writing that it has, or is alleged to have, breached or violated any applicable Law, representation, certification, disclosure, clause, provision or requirement pertaining to any such Government Contract or offer, quotation, bid or proposal, (e) since January 1, 2018 2021, neither Viking nor any of the Viking Subsidiaries has made any voluntary disclosure (or mandatory disclosure pursuant to Federal Acquisition Regulation 52.203-13) to any Governmental Entity with respect to any alleged irregularity, misstatement, omission, fraud or price mischarging, or other violation of applicable Law, arising under or relating to a Government Contract, (f) none of Viking, any of the Viking Subsidiaries or any of their respective “Principals” (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended, declared nonresponsible or ineligible, or excluded, or to the knowledge of Viking, proposed for debarment, suspension or exclusion, from participation in or the award of contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity and (g) neither Viking nor any of the Viking Subsidiaries, nor any of their respective directors or officers, nor to the knowledge of Viking, any other of their employees, is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Government Contract, the subject of any actual or to the knowledge of Viking, threatened, “whistleblower” or “qui tam” lawsuit, or audit (other than a routine contract audit) or investigation of Viking or any of the Viking Subsidiaries, with respect to any Government Contract.

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4.15 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Viking, Viking and the Viking Subsidiaries are in compliance, and have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Viking, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Viking or any Viking Subsidiary of any liability or obligation arising under any Environmental Law pending or, to the knowledge of Viking, threatened against Viking, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Viking. To the knowledge of Viking, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Viking. Neither Viking nor any Viking Subsidiary has treated, stored, disposed or arranged for disposal of, transported, handled, used, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case as has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Viking. To the knowledge of Viking, there have been no Hazardous Substances generated by Viking or any Viking Subsidiary that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity in the United States and that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Viking. Viking is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation, with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Viking.

4.16 Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Viking, each of Viking and the Viking Subsidiaries (a) have marketable and valid title to all the real property reflected in the latest audited balance sheet included in the Viking SEC Reports as being owned by Viking or a Viking Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Viking Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) are the lessee of all leasehold estates reflected in the latest audited financial statements included in such Viking SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or have been terminated by Viking or a Viking Subsidiary) (such leasehold estates, collectively with the Viking Owned Properties, the “Viking Real Property”, and any leases with respect to such leasehold estates, the “Viking Leases”), free and clear of all material Liens, except for Permitted Encumbrances, and each such lease is valid and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Viking or any Viking Subsidiary, or to the knowledge of Viking, any other party thereto, of or under any such lease, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Viking. There are no pending or, to the knowledge of Viking, threatened condemnation proceedings against the Viking Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Viking.

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4.17 IntellectualProperty.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Viking, (i) with respect to Intellectual Property that Viking and the Viking Subsidiaries, each as applicable, own or purport to own, Viking or a Viking Subsidiary exclusively owns all right, title and interest to that Intellectual Property free and clear of all Liens (except Permitted Encumbrances), and (ii) all Registered Intellectual Property that is owned by, or registered in the name of, Viking or a Viking Subsidiary that has not expired, lapsed, or been abandoned as of the date hereof (the “Viking Registered Intellectual Property”) is subsisting and, to the knowledge of Viking, is not invalid or unenforceable. Since January 1, 2018 2021, other than office actions and oppositions received in the ordinary course of prosecution, Viking has not received any written claim or notice from any person alleging that the Viking Registered Intellectual Property is invalid or unenforceable, which claim or allegation if proven or established, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Viking.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Viking, to Viking’s knowledge (i) the operation of the respective businesses of Viking or any of the Viking Subsidiaries and the development, manufacture, use, sale, commercialization or other exploitation of any product, service or other offering currently provided by Viking or the Viking Subsidiaries does not infringe, misappropriate or violate and has not since January 1, 2018 2021, infringed, misappropriated, or otherwise violated any Intellectual Property of any other person, and neither Viking nor any of the Viking Subsidiaries has received any written allegation of same, and (ii) neither Viking nor any of the Viking Subsidiaries has, since January 1, 2018 2021, sent any other person a written notice alleging that such person is infringing, misappropriating or otherwise violating Viking’s Intellectual Property in a manner that is material to Viking’s business, which allegation has not been resolved or would not reasonably be expected to be resolved in the ordinary course of business.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Viking, each of Viking and the Viking Subsidiaries has taken commercially reasonable efforts to protect and maintain its Intellectual Property, including using commercially reasonable efforts and taking commercially necessary steps to maintain their material trade secrets in confidence.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Viking, Viking does not distribute any Viking owned software, the confidential and proprietary nature of the source code to which is material to Viking’s business, taken as a whole, to third parties pursuant to any license that, based on the way that material proprietary software is distributed by Viking, requires Viking to also license or make available to such third party any material source code owned by Viking.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Viking, each of Viking and the Viking Subsidiaries has taken commercially reasonable efforts to (i) protect and maintain the confidentiality, integrity and security of its IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any person, including the implementation of reasonable backup and disaster recovery technology processes and (ii) prevent the introduction of disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Viking, no person has gained unauthorized access to any IT Assets owned, used, or held for use by Viking or any of the Viking Subsidiaries or the information stored or contained therein or transmitted thereby.

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(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Viking, (i) each of Viking and the Viking Subsidiaries is in compliance, and has since January 1, 2018 2021, complied, with all applicable Laws and its posted policies relating to the collection, storage, use, transfer and any other processing of any Personal Data collected or used by or on behalf of Viking or the Viking Subsidiaries; and (ii) each of Viking and the Viking Subsidiaries has, since January 1, 2018 2021, taken commercially reasonable steps to ensure that all Personal Data is protected against loss and unauthorized access, use, modification or disclosure, and there has been no incident of same.

4.18 Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Viking or any Viking Subsidiary, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Viking or any Viking Subsidiary or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Viking Common Stock (or any of such person’s immediate family members or affiliates) (other than the Viking Subsidiaries) on the other hand, of the type required to be reported in any Viking SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.

4.19 State Takeover Laws. The Board of Directors of Viking has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.

4.20 Reorganization. Neither Viking nor any of the Viking Subsidiaries has taken any action or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to impede or prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.21 Viking Board Recommendation. The Board of Directors of Viking has duly adopted resolutions (a) determining that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Viking and the holders of shares of Viking Common Stock and Viking Preferred Stock, (b) approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directing that this Agreement be submitted to the holders of shares of Viking Common Stock and Viking Preferred Stock for their approval and adoption, (d) recommending that the holders of shares of Viking Common Stock and Viking Preferred Stock vote in favor of the adoption of this Agreement on the terms and subject to the conditions set forth in this Agreement (the “Viking Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.3.

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4.22 Viking Information. The information relating to Viking and the Viking Subsidiaries or that is provided by Viking or the Viking Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with the SEC in connection with the transactions contemplated hereby, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Camber, Merger Sub or any Camber Subsidiary) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Camber, Merger Sub or any Camber Subsidiary) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Any information relating to Viking and the Viking Subsidiaries or that is provided by Viking or the Viking Subsidiaries or their respective Representatives for inclusion in any document, instrument or certificate filed with any Governmental Entity with respect to Competition Laws in connection with the transactions contemplated hereby will comply in all material respects with the Laws applicable thereto.

4.23 Customers and Suppliers. Since January 1, 2020 2022 through the date of this Agreement, Viking and the Viking Subsidiaries have not received any written notice from any Viking Covered Customer or Viking Covered Supplier that such Viking Covered Customer or Viking Covered Supplier intends to discontinue or substantially reduce its relationship with Viking or any Viking Subsidiary, terminate or materially and adversely amend any existing material contract with Viking or any Viking Subsidiary, or not continue as a customer or supplier, as applicable, of Viking or any Viking Subsidiary. “Viking Covered Customer” means any of the top ten (10) customers by revenue derived by Viking and the Viking Subsidiaries (taken together) during the twelve (12) months ended December 31, 2020 2022, pursuant to which Viking or any of the Viking Subsidiaries has sold goods and/or services, and “Viking Covered Supplier” means any of the top ten (10) suppliers by dollar amount paid to such suppliers by Viking and the Viking Subsidiaries (taken together) during the twelve months ended December 31, 2020 2022.

4.24 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Viking, (a) Viking and the Viking Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Viking reasonably has determined to be prudent and consistent with industry practice, and Viking and the Viking Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Viking and the Viking Subsidiaries, Viking or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Viking or any Viking Subsidiary pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Viking nor any Viking Subsidiary has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

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4.25 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Viking in this ARTICLE IV, neither Viking nor any other person makes any express or implied representation or warranty with respect to Viking, the Viking Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Viking hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Viking nor any other person makes or has made any representation or warranty to Camber or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Viking, any Viking Subsidiary or their respective businesses or (ii) except for the representations and warranties made by Viking in this ARTICLE IV, any oral or written information presented to Camber or any of their respective affiliates or Representatives in the course of their due diligence investigation of Viking, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Viking acknowledges and agrees that neither Camber nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from February 15, 2021 the date hereof to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or expressly permitted by this Agreement (including as set forth in the Viking Disclosure Schedule or the Camber Disclosure Schedule) or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Viking and Camber shall, and shall cause each of its respective Subsidiaries to, use reasonable best efforts to (a) conduct its business in the ordinary course in all material respects and (b) maintain and preserve intact its business organization, employees and advantageous business relationships, provided, that with respect to any action which is a subject matter of a subclause of Section 5.2, if such action is permitted by the express terms of such subclause of Section 5.2, such action shall not be a violation of this Section 5.1.

5.2 Forbearances. During Except with respect to those pending transactions previously announced in the Camber SEC Reports, during the period from February 15, 2021 the date hereof to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or expressly permitted by this Agreement (including as set forth in the Viking Disclosure Schedule or the Camber Disclosure Schedule) neither Viking nor Camber shall, and neither Viking nor Camber shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

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(a) incur, assume, guarantee or become liable for any indebtedness for borrowed money, other than (i) intercompany indebtedness, (ii) borrowings in the ordinary course under any revolving credit facility, settlement facility, commercial paper program, corporate credit facility or other line of credit, in each case existing on February 15, 2021 the date hereof up to the amount committed thereunder on February 15, 2021 the date hereof (or any amendment or replacement thereof, in each case, so long as the amount of borrowings under such amended or replaced facility or program is not greater than the committed amount of such facility or program on February 15, 2021 the date hereof and the amendment or replacement contains customary commercial terms consistent in all material respects with the existing facility, and that such facility or program does not delay or impair the ability of the applicable party from consummating the transactions contemplated hereby and is prepayable without additional interest or penalty), (iii) guarantees by Viking or any direct or indirect wholly- owned Viking Subsidiary of indebtedness of Viking or any other direct or indirect wholly- owned Viking Subsidiary, (iv) guarantees by Camber or any direct or indirect wholly- owned Camber Subsidiary of indebtedness of Camber or any other direct or indirect wholly- owned Camber Subsidiary, (v) any indebtedness incurred to refinance, roll-over, replace or renew any indebtedness existing on February 15, 2021 the date hereof, so long as, in each case, (1) the principal amount of such refinancing, roll-over, replacement or renewed indebtedness is not greater than the principal amount of the indebtedness being refinanced, rolled-over, replaced or renewed (plus accrued interest, and a reasonable amount of premium, fees and expenses incurred in connection with such refinancing) and (2) such indebtedness is on customary commercial terms consistent in all material respects with the indebtedness being refinanced, rolled-over, replaced or renewed, including that such facility or program does not delay or impair the ability of the applicable party from consummating the transactions contemplated hereby and is prepayable without additional interest or penalty, (vi) indebtedness incurred in respect of letters of credit, performance bonds, surety bonds, appeal bonds or other similar arrangements in the ordinary course, (vii) capital lease, purchase money or equipment financing arrangements entered into in the ordinary course of business, (viii) indebtedness arising from customary cash management and treasury services and the honoring of checks, drafts or similar instruments against insufficient funds or from the endorsement of instruments for collection, in each case, in the ordinary course of business, (ix) interest, exchange rate and commodity swaps, options, futures, forward contracts and similar derivatives or other hedging contracts (1) not entered for speculative purposes and (2) entered into in the ordinary course consistent with past practice and in compliance with its risk management and hedging policies or practices in effect on February 15, 2021 the date hereof and

(x) other indebtedness incurred by mutual agreement of Viking and Camber in accordance with Section 6.17;

(b) (i) adjust, split, combine or reclassify any capital stock; or (ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Viking Securities or Viking Subsidiary Securities, in the case of Viking, or Camber Securities or Camber Subsidiary Securities, in the case of Camber, except, in each case, (A) subject to Section 6.10, quarterly cash dividends by Viking or Camber, (B) dividends paid by any of the Subsidiaries of each of Viking and Camber to Viking or Camber or any of their wholly- owned Subsidiaries, respectively, or dividends paid by any of their respective non-wholly owned Subsidiary joint ventures in the ordinary course of business as required by any joint venture agreements in effect as of February 15, 2021 as of the date hereof and disclosed, in the case of joint ventures, in Section 5.2(b)(ii)(B) of the Viking Disclosure Schedule or the Camber Disclosure Schedule, as applicable, or (C) the acceptance of shares of Viking Common Stock, Viking Preferred Stock or Camber Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, or the payment of dividend equivalents thereon, in each case, in accordance with past practice and the terms of the applicable award agreements;

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(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than (i) to any wholly- owned Subsidiary or to Camber or Viking, as applicable, (ii) in the ordinary course of business, or (iii) pursuant to contracts or agreements in force at February 15, 2021 the date hereof set forth on Section 5.2(c) of the Viking Disclosure Schedule or the Camber Disclosure Schedule, as applicable;

(d) make any material investment in or material acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or business or the property or assets of any other person, in each case other than a wholly- owned Subsidiary of Viking or Camber, as applicable, in each case other than, with respect to acquisitions of properties and assets, in the ordinary course of business or pursuant to contracts or agreements in force at February 15, 2021 the date hereof set forth on Section 5.2(d) of the Viking Disclosure Schedule or the Camber Disclosure Schedule, as applicable;

(e) except in the ordinary course of business consistent with past practice, (i) terminate, materially amend, or waive any material provision of, any Viking Contract or Camber Contract, as the case may be, or make any material change in any instrument or agreement governing any Viking Contract or Camber Contract as the case may be, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Viking or Camber, as the case may be, or (ii) other than in the ordinary course of business consistent with past practice, enter into any contract that would constitute a Viking Contract or Camber Contract, as the case may be, if it were in effect on February 15, 2021 the date hereof, provided, that with respect to any action which is a subject matter of another subclause of this Section 5.2, if such action is permitted by the express terms of such subclause of this Section 5.2, such action shall not be a violation of this Section 5.2(e);

(f) except as required under applicable Law or the terms of any Viking Benefit Plan or Camber Benefit Plan existing as of the date hereof, as applicable, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, other than in the ordinary course of business consistent with past practice, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, other than in the ordinary course of business consistent with past practice, (iii) materially increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant (other than in connection with a relocation of an employee in the ordinary course of business or a promotion or change in responsibilities), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation other than in the ordinary course of business consistent with past practice, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target annual compensation (that is, base salary or wages plus annual bonus or other short-term cash incentive compensation) is greater than $1,000,000, other than for cause, or (ix) hire or promote any officer, employee or individual consultant who has (or, following such hire or promotion, would have) target annual compensation (that is, base salary or wages plus annual bonus or other short-term cash incentive compensation) greater than $1,000,000;

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(g) settle any claim, suit, action or proceeding, except involving monetary remedies in an amount not in excess of $1,000,000 individually or $5,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries, the Surviving Entity or the Combined Company;

(h) take any action or fail to take any action where such action or failure to act could reasonably be expected to impede or prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend either party’s articles of incorporation, bylaws or comparable governing documents of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act), except any amendments pursuant to the Increase in Authorized Shares;

(j) merge or consolidate either party or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Significant Subsidiaries (other than mergers, consolidations, restructurings or reorganizations solely between or among its wholly- owned Subsidiaries, or as permitted under an exception set forth in Sections 5.2(c) or 5.2(d));

(k) enter into any new line of business or discontinue any existing line of business, other than in the ordinary course of business consistent with past practice;

(l) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

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(m

(m) solely with respect to Viking, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of Viking or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests, other than in connection with the exercise of any existing options or warrants, the conversion of any outstanding convertible securities or securities issued in replacement or exchange for any outstanding convertible securities, the issuance of securities to FK Venture LLC or an affiliate thereof, the settlement of any existing equity awards or the issuance or grant of equity awards to current or new directors, officers, employees or service providers under existing equity plans; or

(n) agree to take or make any commitment to take any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after February 15, 2021 the date hereof, Viking and Camber shall prepare and file with the SEC the Joint Proxy Statement, and Camber shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Viking and Camber shall each use reasonable best efforts to make such filings. Each of Viking and Camber shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and Viking and Camber shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. Camber shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Viking shall furnish all information concerning Viking and the holders of shares of Viking Common Stock and Viking Preferred Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to (i) take, or cause to be taken, all necessary actions, and do or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable following the date hereof; (ii) make, or cause to be made, the registrations, declarations and filings required or advisable in connection with obtaining the other Requisite Regulatory Approvals, as promptly as reasonably practicable after February 15, 2021 the date hereof; (iii) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, clearances and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals, clearances and authorizations of all such Governmental Entities, and (iv) seek to avoid or prevent the initiation of any investigation, claim, action, suit, arbitration, litigation or proceeding by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean the expiration or termination of the applicable waiting period under all regulatory authorizations, consents, clearances, orders and approvals set forth on Section 6.1(b) of the Camber Disclosure Schedule.

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(c) Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing and notwithstanding anything in this Agreement to the contrary, in furtherance of the parties’ reasonable best efforts, each of Viking and the Viking Subsidiaries and Camber and the Camber Subsidiaries, as applicable, to the extent required in order to obtain the Requisite Regulatory Approvals or any necessary approvals of any other Governmental Entity required for the transactions contemplated hereby as promptly as reasonably practicable or to avoid the consequences in Section 6.1(b)(iv) or otherwise in connection with the Requisite Regulatory Approvals required pursuant to any Competition Law, shall (i) propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Divestiture”); and (ii) take or agree to take any other action, agree or consent to, make any concession in respect of, or permit or suffer to exist any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Remedy”), provided that neither party nor its Subsidiaries shall be required to take any of the actions referred to above with respect to a Divestiture or Remedy unless the effectiveness thereof is conditioned on the occurrence of the Effective Time, and provided, further, that nothing shall require either party to, and neither party shall without the consent of the other party, agree or consent to a Divestiture or Remedy that would result in or would reasonably be expected to result in a material adverse effect on the business of the Combined Company and its Subsidiaries, taken as a whole, after giving effect to the Merger. Viking and Camber agree to use reasonable best efforts to: (1) oppose or defend against any investigation, claim, action, suit, arbitration, litigation or proceeding by any Governmental Entity to prevent or enjoin the consummation of the Merger, or (2) overturn any regulatory order by any such Governmental Entity to prevent consummation of the Merger, including by defending any investigation, claim, action, suit, arbitration, litigation or proceeding brought by any such Governmental Entity in order to avoid the entry of, or to have vacated, overturned, terminated or appealed any order that would otherwise have the effect of preventing or materially delaying the consummation of the Merger.

(d) If Viking or Camber or any of their respective Subsidiaries or affiliates receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such party shall make, or cause to be made, as soon as reasonably practicable and after consultation with the other party (to the extent permitted under applicable Law), an appropriate response in substantial compliance with such request. If Viking or Camber receives a formal request for additional information or documentary material from the Federal Trade Commission (“FTC”) or the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”), then Viking and Camber will substantially comply with such formal request as soon as reasonably practicable, unless otherwise agreed between Viking and Camber. Viking and Camber shall consult with each other in good faith prior to agreeing, directly or indirectly, to extend any waiting period under any applicable Law or to any timing agreement with the FTC, the Antitrust Division or any other Governmental Entity.

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(e) Each party shall promptly notify the other party of any communication it or any of its affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, to the extent permitted under applicable Law, furnish the other party promptly with all communications received from any Governmental Entity and permit the other party to review in advance, and consider in good faith the other party’s comments to, any proposed communication, filing or submission by such party to any Governmental Entity. The parties will coordinate and reasonably cooperate with each other in exchanging information and providing reasonable assistance as the other party may reasonably request in writing in connection with the foregoing or in connection with any filing or submission to be made to any Governmental Entity; provided, however, that materials exchanged pursuant to this Section 6.1 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of Viking’s or Camber’s consideration of the transactions contemplated by this Agreement or other competitively sensitive material; provided, further that the parties hereto may, as they deem advisable and necessary, designate any materials provided to the other pursuant to this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. Viking and Camber shall (to the extent permitted under applicable Law) consult with the other party in advance of any meeting, discussion or teleconference with any Governmental Entity or, in connection with any proceeding by a private party in connection with the transactions contemplated by this Agreement, with any other person, and, to the extent not prohibited by the Governmental Entity or such other person, give the other party the opportunity to attend and participate in such meetings, discussions and teleconferences. The parties shall discuss in advance the strategy and timing for obtaining any clearances required or advisable under any applicable Law in connection with this Agreement or the transactions contemplated by this Agreement.

(f) Viking shall not, and shall cause the Viking Subsidiaries not to, and Camber shall not, and shall cause the Camber Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing part or all of the assets of or equity of, in any business or any corporation, partnership, association or other business organization or division thereof, or take any other similar action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other similar action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, clearances or approvals of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase, in any material respect, the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk, in any material respect, of not being able to remove any such order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the transactions contemplated hereby.

(g) Viking and Camber shall, upon request, promptly furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Viking, Camber or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

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6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws, each of Viking and Camber, for the purposes of performing its respective obligations under this Agreement and enforcing its respective rights under this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other Representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and, during such period, each of Viking and Camber shall, and shall cause its respective Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as such party may reasonably request. Neither Viking nor Camber nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law or binding agreement entered into prior to February 15, 2021 the date hereof. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Viking and Camber shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the non-disclosure agreement between Viking and Camber (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give Camber, directly or indirectly, the right to control or direct the operations of Viking or the Viking Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Viking, directly or indirectly, the right to control or direct the operations of Camber or the Camber Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Camber and Viking shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

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6.3 Stockholder Meetings.

(a) Each of Viking and Camber shall call a meeting of its stockholders (the “Viking Meeting” and the “Camber Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite Camber Vote and the Requisite Viking Vote required in connection with this Agreement and the Merger, and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Viking and Camber shall use its reasonable best efforts to cause such meetings to occur on the same date. Subject to Section 6.3(b), each of Vikingand, Camber and their respective Boards of Directors shall use its reasonable best efforts to obtain from the stockholders of Viking and Camber, as applicable, the Requisite Viking Vote and the Requisite Camber Vote, as applicable, including by communicating to the respective stockholders of Viking and Camber the Viking Board Recommendation and the Camber Board Recommendation, respectively (and including the respective recommendation in the Joint Proxy Statement), and each of Viking and Camber and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Viking Board Recommendation, in the case of Viking, or the Camber Board Recommendation, in the case of Camber, (ii) fail to make the Viking Board Recommendation, in the case of Viking, or the Camber Board Recommendation, in the case of Camber, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal (defined below) or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Viking Board Recommendation, in the case of Viking, or the Camber Board Recommendation, in the case of Camber, in each case within ten (10) business days (or such fewer number of days as remains prior to that date that is two (2) business days prior to the Viking Meeting or the Camber Meeting, as applicable) after an Acquisition Proposal is made public (upon a request by the other party to do so), or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”).

(b) Notwithstanding the foregoing, subject to Section 8.1 and Section 8.2, if the Board of Directors of Viking or Camber, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that taking such action would be required to comply with its fiduciary duties under applicable Law, such Board of Directors may, in the case of Viking, prior to the receipt of the Requisite Viking Vote, and in the case of Camber, prior to the receipt of the Requisite Camber Vote, make a Recommendation Change and submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that taking such action would nevertheless be required to comply with its fiduciary duties under applicable Law. No Recommendation Change may be made with respect to an Acquisition Proposal if such Acquisition Proposal was solicited in violation of Section 6.13. Any change in the economic terms of or any other material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3 (except that the notice period shall be shortened to three (3) business days).

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(c) Except as required by Law or as Viking and Camber may mutually agree, neither Viking nor Camber shall adjourn or postpone the Viking Meeting or the Camber Meeting beyond the date on which the Viking Meeting or the Camber Meeting, as the case may be, was (or was required to be) originally scheduled; provided that Viking and Camber shall:

(i) be permitted to adjourn or postpone its own stockholder meeting (i.e., the Viking Meeting or the Camber Meeting, as the case may be), if (A) as of the time for which such meeting is originally scheduled there are insufficient shares of Viking Common Stock or Viking Preferred Stock or Camber Common Stock or Camber Preferred Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, (B) in the case of the Viking Meeting, the Board of Directors of Viking has made a Recommendation Change and, in the case of the Camber Meeting, Board of Directors of Camber has made a Recommendation Change, or (C) a change to the method or structure of effecting the combination of Viking and Camber is to be effected pursuant to Section 6.15, provided, further, that in no event shall Viking or Camber adjourn or postpone the Viking Meeting or the Camber Meeting, as applicable, pursuant to this clause (i) more than two (2) times and by more than forty-five (45) calendar days in the aggregate with respect to all such adjournments or proposals; and

(ii) at Viking’s request, cause to be adjourned or postponed the Camber Meeting, or at Camber’s request, cause to be adjourned or postponed the Viking Meeting, if (A) the Board of Directors of the non-requesting party has made a Recommendation Change or (B) a change to the method or structure of effecting the combination of Viking and Camber is to be effected pursuant to Section 6.15, provided, further, that in no event shall Viking or Camber be obligated to adjourn or postpone the Viking Meeting or the Camber Meeting, as applicable, pursuant to this clause (ii) more than two (2) times and by more than forty-five (45) calendar days, in the aggregate with respect to all such adjournments or proposals;

provided, however, that, if either the Viking Meeting or the Camber Meeting, as the case may be, is adjourned or postponed pursuant to either the foregoing clause (i) or (ii), the other of the Viking Meeting or the Camber Meeting, as the case may be, may be correspondingly adjourned or postponed and such adjournment or postponement shall not affect the aggregate time limits contemplated by the foregoing clause (i) or (ii).

(d) Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the Viking Meeting shall be convened and this Agreement shall be submitted for adoption by the stockholders of Viking at the Viking Meeting, and (y) the Camber Meeting shall be convened and the Share Issuances shall be submitted to the stockholders of Camber at the Camber Meeting, and nothing contained herein shall be deemed to relieve either Viking or Camber of such obligation.

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6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Viking and Camber shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in ARTICLE VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Viking or Camber or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing and Delisting. Camber shall use its reasonable best efforts to cause the shares of Camber Common Stock to be issued in the Merger to be approved for listing on the NYSE American, subject to official notice of issuance, prior to the Effective Time. In the event the NYSE American determines that the Merger constitutes, or will constitute, a “back-door listing”/“reverse merger”, Camber and Viking shall cooperate in good faith to ensure that the Combined Company (and its common stock) qualifies for initial listing on the NYSE American, pursuant to the applicable guidance and requirements of the NYSE American as of the Closing. Viking shall cooperate with Camber and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of OTCMarkets.com to enable the delisting by the Surviving Entity of the shares of Viking Common Stock from the OTC Link Alternative Trading System and the deregistration of the shares of Viking Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.6 [Intentionally Deleted].

6.7 Disclosure Schedules. The parties shall deliver to each other true, accurate and complete copies of their respective Disclosure Schedules as required pursuant to the introductory paragraphs of Article III and Article IV above. Within five (5) business days following such delivery, Camber shall provide Viking with written notice (the “Initial Disclosure Objection Notice”) of any reasonable concerns or objections to any matters disclosed in Viking’s Disclosure Schedule which could reasonably result in a Material Adverse Effect on Viking. The parties will negotiate in good faith to resolve those matters raised in the Initial Disclosure Objection Notice, including amendments to this Agreement as agreed to. If, after good faith negotiations, the parties are unable to resolve those matters raised in the Initial Disclosure Objection Notice no later than twenty (20) days from the Initial Disclosure Objection Notice, this Agreement may be terminated by Camber during the following three (3) business day period. If Camber does not provide an Initial Disclosure Objection Notice within five (5) business days of the receipt of the Disclosure Schedule from Viking, or fails to raise an objection to any disclosures made in Viking’s Disclosure Schedule in an Initial Disclosure Objection Notice, Camber will be deemed to have waived any objection to that specific matter disclosed in the Viking Disclosure Schedule, unless such disclosure is discovered or uncovered later to be false or misleading in any material respect, effective as of such date (such applicable date or the date that Camber has any outstanding objections or concerns regarding Viking’s Disclosure Schedule, as applicable). Viking shall have reciprocal disclosure objection rights if the matters disclosed in Camber’s Disclosure Schedule could reasonably result in a Material Adverse Effect on Camber in excess of $500,000, and such matters were not disclosed in the Camber SEC Reports (each, as applicable, a “Camber Material Adverse Item”).

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6.8 Indemnification.

(a) From and after the Effective Time, the Combined Company shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the maximum extent permitted by applicable Law, such persons that are indemnified as of February 15, 2021 the date hereof by Viking pursuant to the Viking Articles of Incorporation, the Viking Bylaws, the governing or organizational documents of any Viking Subsidiary and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.8(a) of the Viking Disclosure Schedule (in each case, when acting in such capacity) (collectively, the “Viking Indemnified Parties”) and such persons that are indemnified as of February 15, 2021 the date hereof by Camber pursuant to the Camber Articles of Incorporation, the Camber Bylaws, the governing or organizational documents of any Camber Subsidiary and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.8(a) of the Camber Disclosure Schedule (in each case, when acting in such capacity) (collectively, the “Camber Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Viking or any Viking Subsidiary, or of Camber or any Camber Subsidiary, and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Viking Indemnified Party or Camber Indemnified Party, to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Viking Indemnified Party and each Camber Indemnified Party and his or her heirs and Representatives. If the Combined Company, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other person or engages in any similar transaction, then in each such case, the Combined Company or the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Combined Company or the Surviving Entity, as applicable, will expressly assume the obligations set forth in this Section 6.8.

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6.9 Advice of Changes.

(a) Viking and Camber shall each, on or before the Closing Date, promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Sections 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Sections 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

(b) Each of Viking and Camber shall provide the other with prompt written notice of

(a) any failure to comply with or satisfy, in any material respect, any covenant, condition or agreement hereunder, or (b) any event, fact or circumstance that (i) would reasonably be expected to cause any of such party’s representations and warranties to become untrue or misleading or which would affect its ability to consummate the Merger, (ii) would have been required to be disclosed under this Agreement had it existed or been known on February 15, 2021 the date hereof, (iii) gives such party any reason to believe that any of the conditions set forth in ARTICLE VII would reasonably be expected not to be satisfied, or (iv) is of a nature that is or would reasonably be expected to result in a Material Adverse Effect on Viking or Camber. Each of Viking and Camber shall have the right and obligation to supplement or amend its respective Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at February 15, 2021 the date hereof, would have been required to be set forth or described therein; provided, that to the extent such supplement or amendment relates to any matter that occurred or existed prior to February 15, 2021 the date hereof, then such supplement or amendment shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty with respect to such matter contained in this Agreement; provided, further, that to the extent such supplement or amendment relates to any matter occurring or arising on or after February 15, 2021 the date hereof, then such supplement or amendment shall not in and of itself form the basis of a claim for a breach hereunder (except to the extent caused by or resulting from a breach of Section 5.2), but may be considered for purposes of determining the satisfaction of the conditions in ARTICLE VII. Such rights and obligations of such parties to amend or supplement their respective Disclosure Schedules shall terminate on the earlier to occur of (i) the termination of this Agreement and (ii) the Closing Date.

6.10 Dividends. After February 15, 2021 the date hereof, each of Viking and Camber shall coordinate with the other the declaration of any dividends in respect of Viking Common Stock, Viking Preferred Stock or Camber Common Stock and the record dates and payment dates relating thereto.

6.11 Stockholder Litigation. Viking and Camber shall give each other prompt notice of any stockholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Viking and Camber shall give each other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation and will in good faith take such comments into account. Neither Viking nor Camber shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, without limiting the foregoing, each party shall use reasonable best efforts so that any settlement of any such litigation includes a full release of the other party and its affiliates and does not impose any material injunction or other material equitable relief after the Effective Time upon the Combined Company, the Surviving Entity or any of their respective affiliates.

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6.12 Corporate Governance; Headquarters; Other Matters.

(a) Effective as of the Effective Time, James A. Doris shall serve as President and Chief Executive Officer of the Combined Company.

(b) The name of the Combined Company as of the Effective Time shall be “Camber Energy, Inc.”.

(c) As of the Effective Time, the headquarters of the Combined Company shall be located in Houston, Texas.

6.13 Acquisition Proposals.

(a) Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective directors and officers not to, and shall not permit its and their other respective Representatives to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after February 15, 2021 the date hereof and prior to the receipt of the Requisite Viking Vote, in the case of Viking, or the Requisite Camber Vote, in the case of Camber, a party receives a bona fide written Acquisition Proposal not solicited in violation of this Section 6.13, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal and such person’s Representatives if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that taking such actions would be required to comply with its fiduciary duties under applicable Law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party, and shall otherwise permit such party to comply with its obligations herein. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before February 15, 2021 the date hereof with any person other than Viking or Camber, as applicable, with respect to any Acquisition Proposal, and request the return or destruction of any confidential information previously delivered to any such person pursuant to the terms of any confidentiality agreement to the extent provided by such agreement.

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(b) Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related material developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal (other than amendments or revisions that are immaterial in all respects). Each party shall use its reasonable best efforts to enforce any confidentiality agreements (other than “standstill” provisions therein) to which it or any of its Subsidiaries is or becomes a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to Viking or Camber, as applicable, other than the Merger, any offer, proposal or inquiry, or any third-party indication of interest, by or on behalf of any third party, relating to (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party Viking and its Subsidiaries or Camber and its Subsidiaries, respectively, or twenty-five percent (25%) or more of any class of equity or voting securities of a party Viking and its Subsidiaries or Camber and its Subsidiaries, respectively, whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party Viking or Camber, respectively, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party (or its affiliates) beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party Viking and its Subsidiaries or Camber and its Subsidiaries, respectively, whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party Viking or Camber, respectively, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party Viking and its Subsidiaries or Camber and its Subsidiaries, respectively, whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party Viking or Camber, respectively, which would, in the case of this clause (iii), result in the stockholders of such party prior to such transaction ceasing to own at least seventy-five percent (75%), directly or indirectly, of such party or its applicable Subsidiaries.

(c) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

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6.14 Public Announcements. Viking and Camber agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that, without limiting Section 6.3, no public release or announcement or other public statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable Law or the rules or regulations of any stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, (b) for such releases, announcements or statements that are consistent with other such releases, announcements or statements made after February 15, 2021 the date hereof in compliance with this Section 6.14, or (c) for releases, announcements or statements made in connection with a Recommendation Change or in connection with litigation between the parties.

6.15 Change of Method. Without limiting the terms of this Agreement (a) Viking and Camber shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Viking and Camber (including the provisions of ARTICLE I), if and to the extent they both deem such change to be necessary, appropriate or desirable or (b) if, at any time during the period beginning on the date that is forty (40) days after February 15, 2021 the date hereof and ending on the later of (x) the time that the S-4 shall have become effective under the Securities Act and (y) the date that is sixty (60) days after February 15, 2021 the date hereof, either of the Boards of Directors of Camber or Viking determines in good faith that a change in the structure of effecting the combination of Viking and Camber to a Direct Merger would be in the best interests of the Combined Company following the Merger, upon written notice to the other party of such determination, Camber and Viking shall take all action necessary, and cooperate in good faith, to effect such change in structure, including by making effective amendments to this Agreement (including the provisions of ARTICLE I) and to the S-4 to the extent necessary in connection therewith, provided that such notice may only be delivered following good faith consultation with the other party; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Camber Common Stock received by holders of shares of Viking Common Stock in exchange for each share of Viking Common Stock or the number of shares of New Camber Preferred received by the holders of shares of Viking Preferred Stock in exchange for each share of Viking Preferred Stock, unless, in connection with any change effected pursuant to the foregoing clause (b), the economic benefits that are intended to accrue to Camber’s stockholders and Viking’s stockholders pursuant to the terms of this Agreement and the transactions contemplated hereby are identical in all but de minimis respects, (ii) adversely affect the Tax treatment of Camber’s stockholders or Viking’s stockholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Viking, Camber, the Combined Company and/or their respective Subsidiaries pursuant to this Agreement, or (iv) would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement or delay the consummation of such transactions beyond the Termination Date. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

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6.16 Takeover Statutes. None of Viking, Camber, or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement or the Merger, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the Merger, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.17 Financing and Indebtedness. During the period from February 15, 2021 the date hereof to the Effective Time, the parties hereto shall cooperate in good faith to mutually determine and use reasonable best efforts to implement any necessary, appropriate or desirable arrangements, in anticipation of the consummation of the Merger and the other transactions contemplated by this Agreement, regarding each party’s and its Subsidiaries’ credit agreements, indentures or other documents governing or relating to indebtedness of the parties and their Subsidiaries, including arrangements by way of amendments, consents, redemption, payoff, new financing or otherwise, with respect to refinancing or retaining a party’s or its Subsidiaries’ credit agreements or senior notes.

6.18 Exemption from Liability Under Section 16(b). Viking and Camber agree that, in order to most effectively compensate and retain the officers and directors of Viking subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Viking Insiders”), both prior to and after the Effective Time, it is desirable that Viking Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Viking Common Stock and Viking Preferred Stock into shares of Camber Common Stock and Viking Preferred Stock, respectively, in the Merger and the conversion of Viking Equity Awards into corresponding Camber Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.18. Viking shall deliver to Camber in a reasonably timely fashion prior to the Effective Time accurate information regarding the Viking Insiders, and the Boards of Directors of Viking, Camber, and the Combined Company, as applicable, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Viking) any dispositions of Viking Common Stock, Viking Preferred Stock or Viking Equity Awards by the Viking Insiders, and (in the case of Camber) any acquisitions of Camber Common Stock, New Camber Preferred or Camber Equity Awards by any Viking Insiders who, immediately following the Merger, will be officers or directors of the Combined Company subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

6.19 Transition. As promptly as reasonably practicable after the date hereof, and in all cases subject to applicable Law and Section 6.2, each of Viking and Camber shall, and shall cause its Subsidiaries to, during normal business hours, reasonably cooperate with the other party and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Viking and Camber. Neither Viking, Camber nor any of their respective Subsidiaries shall be required to take any action under this Section 6.19 if such action would unduly disrupt its business.

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6.20 Merger Sub Approval. Following the execution of this Agreement, Camber shall take all action necessary to cause this Agreement and the transactions contemplated by this Agreement, including the Merger, to be adopted and approved by Merger Sub and Camber as its sole stockholder, once Merger Sub has been formed.

6.21 [Intentionally Deleted].

6.22 [Intentionally Deleted].

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approvals; Increase in Authorized Shares. This Agreement shall have been adopted by the stockholders of Viking by the Requisite Viking Vote and the Share Issuances and Increase in Authorized Shares shall have been approved by the stockholders of Camber by the Requisite Camber Vote.

(b) Listing; NYSE American Approval. The shares of Camber Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE American, subject to official notice of issuance. In the event the NYSE American determines that the Merger constitutes, or will constitute, a “back-door listing”/“reverse merger”, the Combined Company (and its common stock) shall qualify for initial listing on the NYSE American, pursuant to the applicable guidance and requirements of the NYSE American as of the Closing.

(c) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(d) S-4. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition enjoining or preventing the consummation of the Merger shall be in effect. No Law, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits or makes illegal consummation of the Merger.

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(f) Fairness Opinion – Camber. The Board of Directors of Camber shall have obtained an opinion from a qualified, independent valuation firm to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger is fair, from a financial point of view, to the stockholders of Camber Common Stock.

(g) [Intentionally Deleted] Fairness Opinion – Viking. The Board of Directors of Viking shall have obtained an opinion from a qualified, independent valuation firm to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger is fair, from a financial point of view, to the stockholders of Viking Common Stock.

(h) [Intentionally Deleted].

(i) [Intentionally Deleted].

(j) Camber Series C Preferred Stock. Camber shall have (A) obtained the consent of the holders of its Series C Preferred Stock for the Merger, if required, which consent shall be still be valid and enforceable as of the Closing; and (B) Camber shall not be in breach of any of its agreements with the Series C Preferred Stock holder [Intentionally Deleted].

(k) [Intentionally Deleted].

(l) [Intentionally Deleted].

(m) [Intentionally Deleted].

(n) [Intentionally Deleted].

(o) [Intentionally Deleted].

7.2 Conditions to Obligations of Viking. The obligation of Viking to effect the Merger is also subject to the satisfaction, or waiver by Viking, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Camber set forth in Section 3.2(a), Section 3.3(a) and Section 3.7(a) (in each case after giving effect to the lead-in to ARTICLE III) shall be true and correct (other than, in the case of Section 3.2(a) and Section 3.3(a), such failures to be true and correct as are de minimis) in each case as of February 15, 2021 the date hereof, the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Camber set forth in Section 3.1(a), and Section 3.6 (in each case, after giving effect to the lead-in to ARTICLE III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Camber set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Camber. Viking shall have received a certificate dated as of the Closing Date and signed on behalf of Camber by the Chief Executive Officer or the Chief Financial Officer of Camber to the foregoing effect.

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(b) Performance of Obligations of Camber. Camber shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Viking shall have received a certificate dated as of the Closing Date and signed on behalf of Camber by the Chief Executive Officer or the Chief Financial Officer of Camber to such effect.

(c) No Material Adverse Effect. Since February 15, 2021 the date hereof, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Camber.

(d

(d) Camber’s Indebtedness to Discover. Camber shall not be in default under any of the Promissory Notes, Security Agreements, Certificates of Designations or Security & Pledge Agreements executed by Camber in favor of Discover Growth Fund, LLC (“Discover”) or Antilles Family Office, LLC (“Antilles”).

(e) Camber’s Warrants to Discover & Antilles. Camber shall have received written agreement from Discover and/or Antilles, as applicable, that (i) the aggregate number of warrants held by Discover and/or Antilles shall not be exercisable for more than 3,000,000 shares of Camber Common Stock, (ii) the exercise prices for such warrants are as follows: $100.00 per warrant for the first 1,000,000 shares, $200.00 per warrant for the next 1,000,000 shares, $500.00 per warrant for the next 500,000 shares and $1,000.00 per warrant for the final 500,000 shares, and (iii) the price adjustments in the Warrant Agreements previously executed by Camber in favor of Discover and Antilles shall not be triggered as a result of the closing of the Merger.

(f) Federal Tax Opinion. Viking shall have received an opinion, from legal counsel or an independent public or certified accountant, in form and substance reasonably satisfactory to Viking, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Viking, Camber and Merger Sub, reasonably satisfactory in form and substance to such counsel.

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7.3 Conditions to Obligations of Camber. The obligation of Camber to effect the Merger is also subject to the satisfaction, or waiver by Camber, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Viking set forth in Section 4.2(a), Section 4.3(a) and Section 4.7(a) (in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct (other than, in the case of Section 4.2(a) and Section 4.3(a), such failures to be true and correct as are de minimis) in each case as of February 15, 2021 the date hereof, the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Viking set forth in Section 4.1(a), and Section 4.6 (in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Viking set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Viking. Camber shall have received a certificate dated as of the Closing Date and signed on behalf of Viking by the Chief Executive Officer or the Chief Financial Officer of Viking to the foregoing effect.

(b) Performance of Obligations of Viking. Viking shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Camber shall have received a certificate dated as of the Closing Date and signed on behalf of Viking by the Chief Executive Officer or the Chief Financial Officer of Viking to such effect.

(c) No Material Adverse Effect. Since February 15, 2021 the date hereof, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Viking.

(d) [Intentionally Deleted].

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(e) Viking Preferred Stock. There shall be no more than: (i) 28,092 shares of Series C Preferred Stock of Viking outstanding at Closing; (ii) 475 shares of Series E Preferred Stock of Viking outstanding at Closing; and (iii) (A) 1,600 shares of Series E Preferred Stock of Viking in reserve at Closing, (B) 19,316,667 shares of Viking Common Stock in reserve and subject to issuance upon conversion of the Viking Series E Preferred Stock at Closing, and (C) 5,000,000 shares of Viking Common Stock in reserve and subject to issuance to Choppy Group LLC at Closing.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or (except in the case of Section 8.1(f) or Section 8.1(g)) after receipt of the Requisite Viking Vote or the Requisite Camber Vote:

(a) by mutual written consent of Viking and Camber;

(b) by either Viking or Camber if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any court or Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree or other legal restraint or prohibition permanently enjoining or preventing the consummation of the Merger, unless the failure to obtain a Requisite Regulatory Approval or the issuance of such order, injunction, decree or other legal restraint, as applicable, shall be principally due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Viking or Camber if the Merger shall not have been consummated on or before August 1 September 30, 2021 2023 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be principally due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d) by either Viking or Camber (provided, that the terminating party is not then in material breach of any obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Camber, in the case of a termination by Viking, or Viking, in the case of a termination by Camber, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Viking, or Section 7.3, in the case of a termination by Camber, and which is not cured within thirty (30) days (or such fewer days as remain prior to the Termination Date) following written notice to Camber, in the case of a termination by Viking, or Viking, in the case of a termination by Camber, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

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(e) by either Viking or Camber if (i) the Requisite Viking Vote shall not have been obtained following a vote taken at the Viking Meeting (unless such Viking Meeting has been validly adjourned or postponed, or validly requested by Camber to be adjourned or postponed, in accordance with Section 6.3, in which case at the final adjournment or postponement thereof) upon the adoption of this Agreement by the stockholders of Viking or (ii) the Requisite Camber Vote shall not have been obtained following a vote taken at the Camber Meeting (unless such Camber Meeting has been validly adjourned or postponed, or validly requested by Viking to be adjourned or postponed, in accordance with Section 6.3, in which case at the final adjournment or postponement thereof) upon the approval of the Share Issuances by the stockholders of Viking;

(f) by Camber, at any time prior to obtaining the Requisite Viking Vote, if (i) Viking or the Board of Directors of Viking shall have made a Recommendation Change or (ii) there has been a Willful Breach (defined below) by Viking (including by the Board of Directors of Viking) of its obligations under Sections 6.3 or 6.13(a); or

(g) by Viking, at any time prior to obtaining the Requisite Camber Vote, if (i) Camber or the Board of Directors of Camber shall have made a Recommendation Change or (ii) there has been a Willful Breach by Camber (including by the Board of Directors of Camber) of its obligations under Sections 6.3 or 6.13(a) in any material respect.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Viking or Camber as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Viking, Camber, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.14, this Section

8.2 and ARTICLE IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Viking nor Camber shall be relieved or released from any liabilities or damages arising out of its Actual Fraud or Willful Breach of any provision of this Agreement. For purposes of this Agreement, “Actual Fraud” means (i) a person or party made a representation in connection with entering into this Agreement that was false; (ii) such person or party knew at the time the representation was made that such representation was false; (iii) such person or party intended another party to this Agreement to rely on the representation; and (iv) such other party to this Agreement reasonably or justifiably actually relied upon the misrepresentation to such party’s detriment; and “Willful Breach” means, with respect to any party, a material breach or failure to perform that is the consequence of an act or omission of such party with the knowledge that such act or omission would, or would be reasonably expected to, cause a material breach of this Agreement.

(b) In the event of termination of this Agreement through no fault of Viking, due to the failure of the Camber stockholders to approve the terms of this Agreement, including the Merger, Camber shall issue Viking 300,000 restricted shares of Camber Common Stock, subject to Viking confirming its status as an ‘accredited investor’ and making certain other customary representations to Camber in order to allow Camber to claim an exemption from registration for such issuance, and subject to NYSE American additional listing approval of such shares. No shares of Camber shall be due to Viking upon the termination of this Agreement by either party for any reason, other than as specifically set forth in the first sentence of this paragraph.

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ARTICLE IX

GENERAL PROVISIONS

9.1 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Viking Vote or the Requisite Camber Vote; provided, however, that after the receipt of the Requisite Viking Vote or the Requisite Camber Vote, there may not be, without further approval of the stockholders of Viking or Camber, as applicable, any amendment of this Agreement that requires such further approvals under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.

9.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Viking Vote or the Requisite Camber Vote, there may not be, without further approval of the stockholders of Viking or Camber, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.8 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by Camber and Viking. Except as set forth in Section 2.2(c), subject to the occurrence of the Closing, the Combined Company will pay or cause to be paid all transfer (including real estate transfer), stamp and documentary Taxes imposed on Camber, Viking, the Combined Company or their respective subsidiaries as a result of the consummation of the Merger.

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9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Camber to:

Camber Energy, Inc.

15915 Katy Freeway

Houston, TX 77094

Attn: James A. Doris; Frank Barker

Email: jdoris@vikingenergygroup.com jdoris@camber.energy; fbarker@camber.energy

If to Viking to:

Viking Energy Group, Inc.

15915 Katy Freeway

Suite 450

Houston, TX 77094

Attn: James A. Doris; John McVicar

Email: ;

jmcvicar@vikingenergygroup.com

with copies that shall not constitute notice to:

Brunson Chandler & Jones, PLLC

Walker Center

14th Floor

175 S. Main Street, Suite 1410

Salt Lake City, UT 84111

Attn: Lance Brunson, Esq.

Email: lance@bcjlaw.com

and

If to the Combined Company or the Surviving Entity, to:

Viking Energy Group, Inc.

15915 Katy Freeway

Suite 450

Houston, TX 77094

Attn: James A. Doris

Email:  jdoris@vikingenergygroup.com

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with copies that shall not constitute notice to:

Brunson Chandler & Jones, PLLC

Walker Center

14th Floor

175 S. Main Street, Suite 1410

Salt Lake City, UT 84111

Attn: Lance Brunson, Esq.

Email: lance@bcjlaw.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Camber means the actual knowledge of any of the persons listed on Section 9.6 of the Camber Disclosure Schedule, and the “knowledge” of Viking means the actual knowledge of any of the persons listed on Section

9.6 of the Viking Disclosure Schedule. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iii) the term “made available” means any document or other information that was (a) provided in writing by one party or its Representatives to the other party and its Representatives at least one (1) day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) day prior to the date hereof, or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof. The Camber Disclosure Schedule and the Viking Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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9.8 Entire Agreement. This Agreement (including the schedules, documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof including, without limitation the Agreement and Plan of Merger between Camber and Viking dated on or about February 15, 2021.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to any applicable conflicts of law principles.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the state courts of Nevada and any state appellate court therefrom within the State of Nevada (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

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9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (which may be withheld by such other party in its sole discretion). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate, and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

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9.15 Further Actions. Except as otherwise expressly provided in this Agreement, the parties shall, and shall cause their respective affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated herein as promptly as practicable (and in any event no later than the Termination Date).

9.16 Effectiveness of Amendment and Restatement. This Agreement amends and restates certain provisions of the Original Agreement, as amended as of the date of this Agreement, and restates the terms of the Original Agreement, as amended as of the date of this Agreement, in their entirety. All amendments to the Original Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect as of the date of the Original Agreement, unless expressly stated otherwise. This Agreement shall be effective as of the date that copies hereof have been executed and delivered upon execution by each of the parties hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CAMBER ENERGY, INC.

/s/ James A. Doris
Name: James A. Doris
Title: Chief Executive Officer

VIKING ENERGY GROUP, INC.

/s/ James A. Doris
Name: James A. Doris
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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Exhibit A

Amended and Restated Combined Company Charter

Exhibit B

Designation of New Camber A Preferred

·	Conversion Eligibility: each Series A Pref. Share share of New Camber A Preferred shall be convertible in whole or in part into 890 common shares of Camber Common Stock, subject to a 9.99% beneficial ownership limitation.

·	Dividends: the Series A Pref. Shares share of New Camber A Preferred shall be treated equally to common shares of Camber Common Stock (i.e. any dividend payable to the common shareholders must also be paid to the Series A Pref. Shareholder holders of the New Camber A Preferred as if the shares were fully converted).

·	Voting: Except as required by applicable law the holders of shares of Series A Preferred Stock will have no right to vote on any matters, questions or proceedings of Camber except: (a) on a proposal to increase or reduce Camber’s share capital; (b) on a resolution to approve the terms of a buy-back agreement; (c) on a proposal to wind up Camber; (d) on a proposal for the disposal of all or substantially all of Camber’s property, business and undertaking; (f) during the winding-up of Camber; and/or (g) with respect to a proposed merger or consolidation in which Camber is a party or a subsidiary of Camber is a party.

·	Liquidation - treated equally to common shares.

Exhibit B

Designation of New Camber H Preferred

·	Face Value Per Share: $10,000

·	Designated Number of Shares: 2,075 shares of New Camber H Preferred, of which 475 shares shall be issued on closing of the Merger in exchange for the 475 Series E Preferred Shares of Viking currently outstanding. Conversion Entitlement: Provided the holder has not elected to receive the applicable portion of the purchase price in cash pursuant to that certain Purchase Agreement, dated as of February 9, 2022, by and between Viking Energy Group, Inc. and Jedda Holdings, LLC, each share of New Camber H Preferred shall be convertible into shares of Camber Common Stock at the Conversion Price set out below.

·	Conversion Price: “Conversion Price” on a given Conversion Date means (a) $0.60 prior to the date that Viking Protection Systems, LLC (the “Subsidiary”) has sold 10,000 units of the electric transmission ground fault prevention trip signal engaging system developed and sold by the Subsidiary (the “System”); (b) $0.75 after the date that the Subsidiary has sold at least 10,000 units of the System but less than 20,000 units of the System; (c) $1.00 after the date that the Subsidiary has sold at least 20,000 units of the System but less than 30,000 units of the System; (d) $1.25 after the date that the Subsidiary has sold at least 30,000 units of the System but less than 50,000 units of the System; (e) $1.50 after the date that the Subsidiary has sold at least 50,000 units of the System but less than 100,000 units of the System; and (f) $2.00 after the date that the Subsidiary has sold at least 100,000 units of the System. All prices above subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split.

·	Beneficial Ownership Limitation: The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Camber Common Stock outstanding immediately after giving effect to the issuance of shares of Camber Common Stock issuable upon conversion of the shares of New Camber H Preferred held by the applicable Holder, provided that such 4.99% Beneficial Ownership Limitation may be increased up to a maximum of 9.99% at the sole election of a Holder by the provision of at least 61 days’ advance written notice to the Corporation of such Holder’s election to increase the Beneficial Ownership Limitation.

·	Voting: Except as otherwise required by law, the New Camber H Preferred shall have voting rights equal to one vote per share of New Camber H Preferred held on a non-cumulative basis.

ANNEX B

Opinion of Mercer Capital Management, Inc.

April 18, 2023

Board of Directors

Camber Energy, Inc.

15915 Katy Freeway, Suite 450

Houston, Texas 77094

Dear Board of Directors:

You have retained Mercer Capital Management, Inc. (“Mercer Capital”, “we” or “us”) to provide an opinion as to the fairness of the proposed transaction (“Transaction”) described below from a financial point of view to the common shareholders of Camber Energy, Inc., a Nevada corporation (“Camber”, or “the Company”).

Mercer Capital, as part of its financial advisory and general valuation practice, is continually engaged to assist financial institutions and businesses in merging with and/or acquiring other entities and to analyze businesses and their securities in connection with mergers and acquisitions, private placements, corporate reorganizations, employee stock ownership plans, income and estate tax matters, and other corporate financial planning and advisory activities.

Overview of the Transaction

It is our understanding that the Board of Directors of Camber Energy, Inc. approved an Agreement and Plan of Merger (“Agreement”) on February 15, 2021, and amended on or about April 18, 2023, whereby Camber will acquire all common and preferred shares of Viking Energy Group, Inc. (“Viking”) that it does not presently own through the issuance of Camber common and preferred shares. The Agreement provides for a reverse triangular merger whereby Camber will create a newly-formed wholly-owned subsidiary (“Merger Sub”) that will merge with and into Viking with Viking surviving the merger as a wholly-owned subsidiary of Camber (the “Merger”). Viking shareholders excluding Camber as a holder of 61% of Viking’s existing outstanding common shares will own approximately 69% of Camber’s outstanding common shares after the Merger closes based upon an exchange ratio of one share of Camber common stock for each share of Viking common stock.

At the effective time of the Transaction (the “Effective Time”):

1. Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Entity, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Entity.

2. Each share of Viking Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of Viking Common Stock that are owned by Camber, Viking or Merger Sub (the “Cancelled Shares”), shall be converted into the right to receive one (1) share of Camber common stock (the “Common Stock Merger Consideration”), with such 1:1 exchange ratio referred to as the “Exchange Ratio”.

3. Each one (1) share of Viking Series C Preferred Stock (“Viking Series C Preferred Stock”) issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive one (1) share of the to be designated Series A Convertible Preferred Stock of Camber (the “New Camber Series A Preferred”).

MERCER CAPITAL	20333 State Highway 249, Suite 200 Houston, Texas 77070	832.432.1011 (P)	www.mercercapital.com

B-1

4. Each one (1) share of Viking Series E Preferred Stock (“Viking Series E Preferred Stock”) issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive one (1) share of the to be designated Series H Convertible Preferred Stock of Camber (the “New Camber Series H Preferred” and together with the New Camber Series A Preferred the “Preferred Stock Merger Consideration”, and together with the Common Stock Merger Consideration, the “Merger Consideration”).

5. All of the shares of Viking Common Stock and Viking Preferred Stock converted into the right to receive the Merger Consideration pursuant to this Article 1 of the Agreement shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”) previously representing any such shares of Viking Common Stock and Viking Preferred Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Camber Common Stock which such shares of Viking Common Stock and Viking Preferred Stock have been converted into the right to receive pursuant to this Section 1.5, and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2 of the Agreement, without any interest thereon.

6. At the Effective Time, each warrant or option to purchase shares of Viking Common Stock (a “Viking Stock Option”) shall be converted into a warrant or option, as applicable, to purchase shares of Camber Common Stock (an “Assumed Option”) having the same terms and conditions as applied to the corresponding Viking Stock Option as of immediately prior to the Effective Time, except that (i) all Assumed Options corresponding to Viking Stock Options that are outstanding shall be fully vested, (ii) the number of shares of Camber Common Stock (rounded down to the nearest whole share) subject to the Assumed Option will be equal to the product of (A) the number of shares of Viking Common Stock subject to the corresponding Viking Stock Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, (iii) the exercise price per share of Camber Common Stock subject to the Assumed Option will be equal to the quotient of (A) the exercise price per share of Viking Common Stock of such corresponding Viking Stock Option as of immediately prior to the Effective Time, divided by (B) the Exchange Ratio, and (iv) all references to the “Company” in the Viking Stock Option agreements will be references to Camber. Each warrant or option to purchase shares of Camber common stock will not be impacted by the merger and will continue to be a warrant or option in respect of Camber common stock following the effective time, subject to the same terms and conditions that were applicable to such warrant or option before the effective time.

The respective obligations of the parties to complete the Merger will be subject to the satisfaction or waiver of various conditions, including:

1. The registration statement on Form S-4 shall have become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

2. The Agreement shall have been adopted by the stockholders of Viking by the Requisite Viking Vote and the Share Issuances shall have been approved by the stockholders of Camber by the Requisite Camber Vote.

3. The shares of Camber Common Stock that shall be issuable pursuant to the Agreement shall have been authorized for listing on the NYSE American. In the event the NYSE American determines that the Merger constitutes, or will constitute, a “back-door listing”/“reverse merger”, Camber (and the Camber Common Stock) is required to qualify for initial listing on the NYSE American, pursuant to the applicable guidance and requirements of the NYSE American as of the closing of the Merger.

4. All requisite regulatory approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

5. No order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition enjoining or preventing the consummation of the Merger shall be in effect.

6. Camber shall have (A) obtained the consent of the holders of its Series C Preferred Stock for the Merger, which consent shall still be valid and enforceable as of the Closing; and (B) Camber shall not be in breach of any of its agreements with the Series C Preferred Stockholder.

7. Viking shall have received an opinion from counsel or other third party that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

B-2

Materials Examined & Due Diligence Performed

As part of our analysis, Mercer Capital visited with Camber and Viking management to gain insight into each company’s historical financial performance, prospective performance, and other factors that led to the decision to enter into the Agreement.

Documents reviewed include:

1. Agreement and Plan of Merger by and between Viking Energy Group, Inc., and Camber Energy, Inc., dated as of February 15 2021 and amended on or about April 18, 2023.

2. Promissory Notes including:

a. Third amendment to $6,000,000 10% Secured Promissory Note entered into on December 24, 2021, issued by Camber Energy, Inc. to Discover Growth Fund, LLC.

b. Second amendment to $2,500,000 10% Secured Promissory Note entered into on December 24, 2021, issued by Camber Energy, Inc. to Discover Growth Fund, LLC.

c. Second amendment to $12,000,000 10% Secured Promissory Note entered into on December 24, 2021, issued by Camber Energy, Inc. to Discover Growth Fund, LLC.

d. $26,315,789 Secured Promissory Note (WSJ Prime Rate) entered into on December 31, 2021, issued by Camber Energy, Inc. to Discover Growth Fund, LLC.

3. Internal financial statements for Camber Energy, Inc. as of year-ends 2021 and 2022.

4. Internal financial statements for Viking Energy Group, Inc. as of year-ends 2021 and 2022.

5. Income projections for both Camber Energy, Inc. and Viking Energy Group, Inc. for fiscal years 2023-2027 as prepared by management.

6. Viking shareholder list as of March 25, 2023, for the following classes of stock: Common, Series C Preferred, and Series E Preferred.

7. Camber Energy, Inc. shareholder list as of March 25, 2023, for the following classes of stock: Common, Series E Preferred, and Series G Preferred.

8. Various documents filed by Camber Energy, Inc. with the U.S. Securities and Exchange Commission, including:

a. Form 10-K for the fiscal year ended December 31, 2022.

b. Form 10-Q for the quarters ended March 31, June 30 and September 30, 2022.

c. Schedule 14A, Definitive Proxy Statement, filed on August 17, 2022, regarding the combined 2021 and 2022 Annual Meeting of Stockholders.

B-3

d. Schedule 14A, Definitive Proxy Statement, filed on March 10, 2023, regarding the Notice of Special Meeting of Stockholders to be held on April 26, 2023.

e. Form S-4 Registration Statement to the stockholders of Camber Energy, Inc. and Viking regarding the proposed merger, dated October 14, 2020.

f. Other various documents and press releases filed by Camber Energy, Inc.

9. Various documents filed by Viking Energy Group, Inc. with the U.S. Securities and Exchange Commission, including:

a. Form 10-K for the fiscal year ended December 31, 2022.

b. Form 10-Q for the quarters ended March 31, June 30 and September 30, 2022.

c. Certificate of Amendment to Designation of Series E Preferred Stock filed with the State of Nevada on February 14, 2022.

d. Other various documents and press releases filed by Viking Energy Group, Inc.

10. Certain other materials provided by management or otherwise obtained by Mercer Capital deemed relevant to prepare this opinion.

In all cases, we relied upon the referenced information without independent verification. The opinion is necessarily based upon economic, market, financial, and other conditions as they exist, and the information made available to us, as of the date of this letter. A material change in critical information relied upon and the underlying analysis performed would necessitate a reassessment to determine the effect, if any, upon our opinion and that Mercer Capital does not have an obligation to update, revise or reaffirm this opinion.

We have furthermore relied upon financial projections provided to us by Viking and Camber management. Mercer Capital does not express any opinion as to the assumptions underlying such projections, nor do we represent or warrant that the projections will be achieved.

Mercer Capital did not participate in the negotiations that resulted in the Merger Agreement, including the establishment of the common stock Exchange Ratio; nor did we solicit alternative transactions.

Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Camber to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by the Camber Board; (iii) the fairness of the amount or nature of any compensation to any of Camber’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Camber Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Camber other than the holders of Camber Common Stock; (v) the relative fairness of the Exchange Ratio as between holders of the different classes of Camber Stock; (vi) the actual value of Camber Common Stock to be issued in the Merger; (vii) the prices, trading range or volume at which Camber Common Stock will trade following the consummation of the Merger; (vii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (ix) any legal, regulatory, accounting, tax or similar matters relating to Camber, Viking, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

B-4

Opinion of Fairness

Consistent with Mercer Capital’s engagement letter to you, Mercer Capital is providing this fairness opinion in connection with the Transaction and will receive a fee for such services, which is not contingent upon the conclusion of our analysis. We have been retained by Camber within the past three years to provide certain valuation and transaction advisory services. Mercer Capital has not been retained by Viking within the past three years to provide any services.

This opinion is for the information of, and is directed to, the Camber Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Camber Common Stock or any shareholder of any other class of stock as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based upon such matters as we considered relevant, it is our opinion as of the date hereof that the Transaction is fair, from a financial point of view, to Camber’s common shareholders.

Sincerely,

/s/ Mercer Capital

MERCER CAPITAL

B-5

ANNEX C

Opinion of Scalar, LLC

April 19, 2023

Board of Directors

Viking Energy Group, Inc.

15915 Katy Freeway

Suite 450

Houston, Texas 77094

Dear Members of the Board,

In accordance with our engagement letter dated March 21, 2023, the Board of Directors (the “Board”) of Viking Energy Group, Inc. ( “Viking”) retained Scalar, LLC (herein referred to as “Scalar”, “we”, “our”, or “us”) to provide an opinion (“Opinion”) as to the fairness, from a financial point of view, to holders of Viking Common Stock (defined below) of the Exchange Ratio (defined below) provided for in the Merger (defined below).

Overview of the Transaction:

We understand that Viking entered into an Agreement and Plan of Merger, dated as of February 15, 2021, as amended on April 18, 2023 (the “Merger Agreement”; capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement), by and between Viking and Camber Energy, Inc. (“Camber”) pursuant to which, among other things, on the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, (a) Merger Sub will merge (the “Merger”) with and into Viking in accordance with the provisions of Chapter 92A of the Nevada Revised Statutes of the State of Nevada, with Viking continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Camber, and (b) each share of common stock, par value $0.001 per share, of Viking (“Viking Common Stock”), other than shares of Viking Common Stock that are owned by Camber, Viking or Merger Sub, will be converted into the right to receive one (1) share (the “Exchange Ratio”) of common stock, par value $0.001 per share, of Camber.  The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

Scalar’s Procedures and Processes:

In arriving at our Opinion, we have, among other things:

·	Reviewed the Merger Agreement;

·	Reviewed certain publicly available financial statements and other business and financial information of Viking and Camber, respectively;

·	Reviewed certain internal financial statements and other financial and reporting data concerning Viking;

·	Reviewed certain financial projections prepared by management of Viking (the “Viking Forecasts”);

C-1

·

Discussed the rationale, timeline, and process leading up to the execution of the Merger Agreement as well as the operations, financial condition, future prospects and projected operations, and performance of Viking and Camber with senior executives of Viking;

·	Compared the financial performance of Viking and Camber with that of other publicly-traded companies we deemed relevant; and

·	Performed such other analyses, reviewed other information, and considered other factors we deemed appropriate.

Limiting Conditions and Assumptions:

In performing our analyses and rendering our Opinion, we have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information and data that was publicly available or was furnished, or otherwise made available to us or discussed with or reviewed by us. We also relied upon the assurances of the management of Viking that they are not aware of any facts or circumstances that would make any such information or data inaccurate or misleading in any respect.  With respect to the Viking Forecasts, we have been advised by Viking, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Viking as to the future financial performance of Viking.  Additionally, we have assumed with respect to any other financial forecasts, estimates and other forward-looking information reviewed by us, that all such information has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the preparer as to the future financial performance of the subject entities.

We assume no responsibility for and express no opinion with respect to the Viking Forecasts or to any other financial forecasts, estimates and other forward-looking information reviewed by us or, in each case, the assumptions on which they were based. We have relied upon, with your consent, (a) the assumptions of the management of Viking and third-party data sources, as to all accounting, legal, tax and financial reporting matters with respect to Viking, Camber and the Merger, and (b) that Viking has been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law in connection with the Merger have been duly, validly and timely taken.  We are not legal, accounting, regulatory, or tax experts and our Opinion does not address any legal, regulatory, taxation, or accounting matters, as to which we understand that you have obtained such advice as you deemed necessary from qualified professionals, and we have assumed the accuracy and veracity of all assessments made by such advisors to Viking with respect to such matters.

In arriving at our Opinion, we have assumed, at the direction of Viking, that the Merger will be consummated in accordance with its terms, without waiver, and the Merger Agreement will not be modified or amended in any respect. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger are correct, (ii) there has been no material change in the assets, financial condition, business or prospects of Viking since the date of its most recent financial statements and other information made available to us. Additionally, we have assumed that all necessary governmental, regulatory and other approvals and consents required for the Merger will be obtained without delay, limitation, restriction, condition and otherwise in a manner that will not adversely affect Viking or the contemplated benefits to the parties of the Merger.

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In arriving at our Opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent, or other) of Viking or Camber, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of Viking or Camber under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with our Opinion were going concern analyses, assuming the Merger was consummated in accordance with the terms of the Merger Agreement. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Viking or Camber is a party or may be subject, and at the direction of Viking and with its consent, our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes, liabilities or damages arising out of any such matters.

Our Opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof.  As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Viking, Camber or the Merger.  Our Opinion is necessarily based upon the information available to us and facts and circumstances as they exist on the date hereof and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing our Opinion. We have not undertaken to update, reaffirm or revise this Opinion or otherwise comment upon any events occurring after the date hereof, material information provided to us after the date hereof, or any change in facts or circumstances that occur after the date hereof, and do not have any obligation to update, revise or reaffirm our Opinion.

We have been engaged by Viking to act as financial advisor to the Board in connection with the Merger, and we will receive a fee from Viking for providing our services. We will also receive a fee for rendering our Opinion. No portion of these fees is refundable or contingent upon the consummation of the Merger or the conclusion reached in our Opinion. Viking has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We may, in the future, provide financial advisory and valuation services to Viking and may receive fees for the rendering of such services. In the ordinary course of business, certain of our employees and affiliates, or entities in which they have invested, may hold or trade, for their own accounts and the accounts of their investors, securities of Viking, Camber or certain of their respective affiliates, and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the Merger and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Board.  Our Opinion is not intended to be, and does not constitute, a recommendation to any shareholder of Viking as to how such shareholder should act or vote with respect to the Merger or any other matter. Our Opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us or our Opinion be made, without our prior written approval.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Merger.  Our Opinion addresses solely the fairness to the holders of Viking Common Stock of the Exchange Ratio, from a financial point of view, and does not address any other terms or agreements relating to the Merger, and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party.  We were not requested to opine as to, and our Opinion does not address, the business decision to proceed with or effect the Merger, the market prices of the equity, the merits of the Merger relative to any alternative transaction or business strategy that may be available to Viking.

Furthermore, we express no opinion or view with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the consideration to be paid in the Merger or with respect to the fairness of any such compensation. This letter should not be construed as creating any fiduciary duty of Scalar to any party. To the extent any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any respect, our Opinion cannot and should not be relied upon.  The issuance of our Opinion was approved by our fairness committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Viking Common Stock.

Sincerely,

 /s/ Scalar, LLC

Scalar, LLC

Date: April 19, 2023

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ANNEX D

Amendment to Camber Articles of Incorporation

“ARTICLE FOUR. CAPITAL STOCK” is deleted and replaced in its entirety with Article Four set forth below (which shall have no effect on any previously designated series of preferred stock):

ARTICLE FOUR. CAPITAL STOCK

A. General Authorization.

The Corporation has the authority to issue Five Hundred and Ten Million (510,000,000) shares of stock consisting of:

(1)	Common Stock. Five Hundred Million (500,000,000) shares of common stock, having a par value of $0.001 per share (the “Common Stock”); and

(2)	Preferred Stock. Ten Million (10,000,000) shares of Preferred Stock having a par value of $0.001 per share (the “Preferred Stock”).

All capital stock when issued shall be fully paid and nonassessable. No holder of shares of stock of this Corporation is entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the Corporation may now or hereafter issue.

B. Common Stock.

(1)	Number of Shares. The Common Stock shall consist of Five Hundred Million (500,000,000) shares.

(2)

Voting. Except as provided in these Articles of Incorporation or by applicable law, each holder of Common Stock is entitled to one vote for each share of Common Stock held of record on all matters as to which Common Stockholders are entitled to vote, which voting rights shall not be cumulative in any election of Directors.

(3)

Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects with each other such share, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of Preferred Stock and except as may be provided by the laws of the State of Nevada, the Common Stockholders shall have all other rights of stockholders.

C. Preferred Stock.

Subject to the terms contained in any designation of a series of Preferred Stock, the Board of Directors is expressly authorized, at any time and from time to time, to fix, by resolution or resolutions, the following provisions for shares of any class or classes of Preferred Stock of the Corporation:

(1)

The designation of such class or series, the number of shares to constitute such class or series which may be increased (but not below the number of shares of that class or series then outstanding) by a resolution of the Board of Directors;

(2)	Whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights;

(3)

The dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any share of stock of any other class or any other shares of the same class;

(4)

Whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption or a formula to determine the times, prices and such other conditions;

(5)

The amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(6)

Whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof; Whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchanges;

(7)

The limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of the Common Stock or shares of stock of any other class or any other series of the same class;

(8)

The conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock, including additional shares of such class or series or of any other series of the same class or of any other class;

(9)

The ranking (be it pari passu, junior or senior) of each class or series vis-à-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters;

(10)

Facts or events to be ascertained outside the articles of incorporation of the Corporation, or the resolution establishing the class or series of stock, upon which any rate, condition or time for payment of distributions on any class or series of stock is dependent and the manner by which the fact or event operates upon the rate, condition or time of payment;

(11)

Any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of the Articles of Incorporation of this Corporation, to the full extent permitted by the laws of the State of Nevada.

(12)

The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

D-1

ANNEX E

Certificate of Amendment to Camber Articles of Incorporation

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: Camber Energy, Inc. Entity or Nevada Business Identification Number (NVID): NV2003154580
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)	☐ Certificate to Accompany Restated Articles or Amended and Restated Articles ☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ____ The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. ☐ Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)	☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) ☐ incorporators ☐ board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
	☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: ____
	☐ Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: ____ Jurisdiction of formation: ____ Changes to takes the following effect: ☐ The entity name has been amended. ☐ Dissolution ☐ The purpose of the entity has been amended. ☐ Merger ☐ The authorized shares have been amended. ☐ Conversion ☐ Other: (specify changes) ____ * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 12/15/2022

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☒ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☐ Articles have been added. ☐ Articles have been deleted. ☐ Other. The articles have been amended as follows: (provide article numbers, if available) (attach additional page(s) if necessary)
6. Signature: (Required)	X ______________________ Signature of Officer or Authorized Signer — Chief Executive Officer (Title) X ______________________ Signature of Officer or Authorized Signer — Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 12/15/2022

“ARTICLE FOUR. CAPITAL STOCK” is deleted and replaced in its entirety with Article Four set forth below (which shall have no effect on any previously designated series of preferred stock):

ARTICLE FOUR. CAPITAL STOCK

A. General Authorization.

The Corporation has the authority to issue Five Hundred and Ten Million (510,000,000) shares of stock consisting of:

(3)	Common Stock. Five Hundred Million (500,000,000) shares of common stock, having a par value of $0.001 per share (the “Common Stock”); and

(4)	Preferred Stock. Ten Million (10,000,000) shares of Preferred Stock having a par value of $0.001 per share (the “Preferred Stock”).

All capital stock when issued shall be fully paid and nonassessable. No holder of shares of stock of this Corporation is entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the Corporation may now or hereafter issue.

B. Common Stock.

(4)	Number of Shares. The Common Stock shall consist of Five Hundred Million (500,000,000) shares.

(5)

Voting. Except as provided in these Articles of Incorporation or by applicable law, each holder of Common Stock is entitled to one vote for each share of Common Stock held of record on all matters as to which Common Stockholders are entitled to vote, which voting rights shall not be cumulative in any election of Directors.

(6)

Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects with each other such share, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of Preferred Stock and except as may be provided by the laws of the State of Nevada, the Common Stockholders shall have all other rights of stockholders.

C. Preferred Stock.

Subject to the terms contained in any designation of a series of Preferred Stock, the Board of Directors is expressly authorized, at any time and from time to time, to fix, by resolution or resolutions, the following provisions for shares of any class or classes of Preferred Stock of the Corporation:

(13)

The designation of such class or series, the number of shares to constitute such class or series which may be increased (but not below the number of shares of that class or series then outstanding) by a resolution of the Board of Directors;

(14)	Whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights;

(15)

The dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any share of stock of any other class or any other shares of the same class;

(16)

Whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption or a formula to determine the times, prices and such other conditions;

(17)

The amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(18)

Whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof; Whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchanges;

(19)

The limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of the Common Stock or shares of stock of any other class or any other series of the same class;

(20)

The conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock, including additional shares of such class or series or of any other series of the same class or of any other class;

(21)

The ranking (be it pari passu, junior or senior) of each class or series vis-à-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters;

(22)

Facts or events to be ascertained outside the articles of incorporation of the Corporation, or the resolution establishing the class or series of stock, upon which any rate, condition or time for payment of distributions on any class or series of stock is dependent and the manner by which the fact or event operates upon the rate, condition or time of payment;

(23)

Any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of the Articles of Incorporation of this Corporation, to the full extent permitted by the laws of the State of Nevada.

(24)

The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

ANNEX F

Nevada Dissenters’ Rights Statutes

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1. Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3. Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

F-1

(Added to NRS by 1995, 2087; A 2009, 1721)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger;

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180; or

(3) If the domestic corporation is a constituent entity in a merger pursuant to NRS 92A.133.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection pursuant to which the stockholder would be obligated, as a result of the corporate action, to accept money or scrip rather than receive a fraction of a share in exchange for the cancellation of all the stockholder’s outstanding shares, except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

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2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, must not challenge the corporate action creating the entitlement unless the action is unlawful or constitutes or is the result of actual fraud against the stockholder or the domestic corporation.

3. Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814; 2019, 109)

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger; shares of stock not issued and outstanding on date of first announcement of proposed action.

1. There is no right of dissent pursuant to paragraph (a), (b), (c) or (f) of subsection 1 of NRS 92A.380 in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2. The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action otherwise requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if:

(1) There is no meeting of stockholders to act upon the corporate action otherwise requiring dissenter’s rights; or

(2) The corporate action is a merger described in NRS 92A.133.

3. Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action to accept for such shares anything other than:

(a) Cash;

(b) Any security or other proprietary interest of any other entity, including, without limitation, shares, equity interests or contingent value rights, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective; or

(c) Any combination of paragraphs (a) and (b).

4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

6. There is no right of dissent with respect to any share of stock that was not issued and outstanding on the date of the first announcement to the news media or to the stockholders of the terms of the proposed action requiring dissenter’s rights.

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(Added to NRS by 1995, 2088; A 2009, 1722; 2013, 1285; 2019, 110, 2495; 2021, 1521)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089; A 2009, 1723)

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenter’s rights is submitted for approval pursuant to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those stockholders of record entitled to exercise dissenter’s rights.

2. If a corporate action creating dissenter’s rights is submitted for approval pursuant to a written consent of the stockholders or taken without a vote of the stockholders, the domestic corporation:

(a) May send an advance notice statement with respect to the proposed corporate action; and

(b) If the proposed corporate action is taken, the domestic corporation shall notify in writing all stockholders of record entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723; 2013, 1286; 2019, 111; 2021, 1522)

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, a statement of intent with respect to the proposed corporate action; and

(b) Must not vote, or cause or permit to be voted, any of the stockholder’s shares of such class or series in favor of the proposed corporate action.

2. If a proposed corporate action creating dissenter’s rights is taken without a vote of the stockholders or submitted for approval pursuant to a written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) If an advance notice statement is sent by the subject corporation pursuant to NRS 92A.410, must deliver a statement of intent with respect to any class or series of shares to the subject corporation by the date specified in the advance notice statement; and

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(b) Must not consent to or approve the proposed corporate action with respect to such class or series.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723; 2013, 1286; 2021, 1523)

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2. The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724; 2013, 1286)

NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1. A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2. If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3. Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

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NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090; A 2009, 1725)

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office. The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; 2013, 1287)

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3. Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725; 2013, 1287)

F-6

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815; 2013, 1288)

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

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2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of NRS 17.117 or N.R.C.P. 68.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

As authorized by Section 78.7502 of the Nevada Revised Statutes (the “NRS”), Camber Energy, Inc. (“Camber”) may indemnify its officers and directors against expenses reasonably incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as an officer, director, employee, or agent of the company and directors, so long as such person (1) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or (2) acted in good faith and in a manner which they reasonably believed to be in or not opposed to Camber’s best interests, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. If such legal proceeding, however, is a threatened, pending or completed action or suit by or in Camber’s right to procure a judgment in Camber’s favor, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable to the company or for amounts paid in settlement to the company, unless and only to the extent a court determines the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the NRS generally provides that a corporation must indemnify any person against expenses reasonably incurred by such person in connection with defending any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or any claim, issue or matter therein, to the extent that the person is successful on the merits or otherwise in defense of such action, suit or proceeding.

The discretionary and mandatory indemnification provided for and authorized in in Sections 78.751 and 78.7502 of the NRS are in addition to any other right to indemnification that a person may be entitled under a corporation’s articles of incorporation, its bylaws, under any agreement made by the corporation, or otherwise; except that indemnification may not be made to or on behalf of any director or officer adjudged to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at Camber’s request as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs and guaranties. Camber maintains standard policies of insurance under which coverage is provided (a) to Camber’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to Camber with respect to payments which may be made by Camber to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Camber’s amended articles of incorporation provide that its directors and officers shall not be personally liable to Camber or its stockholders for damages for breach of such directors’ or officers’ fiduciary duty, but do not eliminate liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the Nevada Revised Statutes. The effect of this provision of Camber’s articles of incorporation, as amended, is to eliminate Camber’s rights and those of its stockholders (through stockholders’ derivative suits on behalf of Camber) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations described above or defined by statute.

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Camber’s bylaws, as amended, provide that Camber shall indemnify every (i) present or former director, advisory director or officer of Camber, (ii) any person who while serving in any of the capacities referred to in clause (i) served at Camber’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each, an “Indemnitee”). Camber’s bylaws provide that we shall indemnify each Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as a defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity, that his conduct was in Camber’s best interests and, in all other cases, that his conduct was at least not opposed to Camber’s best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to Camber or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to Camber. Camber believes that the indemnification provisions in its articles of incorporation, as amended, and bylaws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Camber’s bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (i) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s official capacity, or (ii) found liable to Camber. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a), (b) or (c) in the preceding paragraph. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys’ fees for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

Neither Camber’s bylaws nor its articles of incorporation include any specific indemnification provisions for its officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Camber pursuant to the foregoing provisions, or otherwise, Camber has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

The following exhibits are filled herewith or incorporated herein by reference:

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EXHIBIT INDEX

Exhibit No.	Description
2.1+

Agreement and Plan of Merger by and Between Viking Energy Group, Inc. and Camber Energy, Inc. dated as of February 15, 2021 (Filed as Exhibit 2.1 to Camber’s Report on Form 8-K, filed with the Commission on February 18, 2021 and incorporated herein by reference) (File No. 001-32508)

2.2

First Amendment to Agreement and Plan of Merger by and Between Viking Energy Group, Inc., and Camber Energy, Inc. dated as of April 18, 2023 (Filed as Exhibit 2.1 to Camber’s Report on Form 8-K, filed with the Commission on April 19, 2023 and incorporated herein by reference) (File No. 001-32508)

3.1

Articles of Incorporation (Filed as Exhibit 3.1 to Camber’s Annual Report on Form 10-KSB for the fiscal year ended November 30, 2005 filed with the SEC on February 14, 2006, and incorporated herein by reference)(File No. 000-51414)

3.2

Certificate of Amendment to Articles of Incorporation (Incorporated by reference herein to Exhibit B to Camber’s Information Statement on Schedule 14C filed with the SEC on June 1, 2006) (File No. 000-51414)

3.3

Certificate of Amendment to Articles of Incorporation (Incorporated by reference herein to Exhibit B to Camber’s Information Statement on Schedule 14C filed with the SEC on February 20, 2007)(File No. 000-51414)

3.4

Certificate of Amendment to Articles of Incorporation (Incorporated by reference herein to Exhibit B to Camber’s Proxy Statement on Schedule 14A filed with the SEC on March 11, 2010) (File No. 001-32508)

3.5

Certificate of Amendment to Articles of Incorporation (Filed as Exhibit 3.1 to Camber’s Report on Form 8-K, filed with the Commission on January 11, 2011, and incorporated herein by reference)(File No. 001-32508)

3.6

Certificate of Amendment to Articles of Incorporation (1-for-25 Reverse Stock Split of Common Stock) (Filed as Exhibit 3.1 to Camber’s Report on Form 8-K, filed with the Commission on July 2, 2015, and incorporated herein by reference)(File No. 001-32508)

3.7

Certificate of Amendment to the Articles of Incorporation, amending Camber’s name to “Camber Energy, Inc.”, filed with the Secretary of State of Nevada on January 3, 2017 (Filed as Exhibit 3.1 to Camber’s Quarterly Report on Form 10-Q, filed with the Commission on February 14, 2017, and incorporated herein by reference)(File No. 001-32508)

3.8

Certificate of Amendment to Camber’s Articles of Incorporation to increase the number of our authorized shares of common stock from 200,000,000 to 500,000,000, as filed with the Secretary of State of Nevada on January 10, 2018 (Filed as Exhibit 3.1 to Camber’s Report on Form 8-K, filed with the Commission on January 12, 2018 and incorporated herein by reference) (File No. 001-32508)

3.9

Certificate of Amendment to Articles of Incorporation (1-for-25 Reverse Stock Split of Common Stock) filed with the Nevada Secretary of State on March 1, 2018, and effective March 5, 2018 (Filed as Exhibit 3.1 to Camber’s Report on Form 8-K, filed with the Commission on March 2, 2018 and incorporated herein by reference) (File No. 001-32508)

3.10

Certificate of Change Pursuant to Nevada Revised Statutes Section 78.209, as filed by Camber Energy, Inc. with the Secretary of State of the State of Nevada on December 20, 2018 (Filed as Exhibit 3.1 to Camber’s Report on Form 8-K, filed with the Commission on December 26, 2018 and incorporated herein by reference)(File No. 001-32508)

3.11

Certificate of Amendment to Camber’s Articles of Incorporation to increase the number of our authorized shares of common stock from 20,000,000 to 250,000,000, as filed with the Secretary of State of Nevada on April 10, 2019 (Filed as Exhibit 3.1 to Camber’s Report on Form 8-K, filed with the Commission on April 11, 2019, and incorporated herein by reference)(File No. 001-32508)

3.12

Certificate of Amendment to Articles of Incorporation (1-for-25 Reverse Stock Split of Common Stock) filed with the Nevada Secretary of State on July 3, 2019, and effective July 8, 2019 (Filed as Exhibit 3.1 to Camber’s Report on Form 8-K, filed with the Commission on July 8, 2019 and incorporated herein by reference) (File No. 001-32508)

3.13

Camber Energy, Inc. Amended and Restated Certificate of Designations of Preferences, Powers, Rights and Limitations of Series C Redeemable Convertible Preferred Stock as filed with the Secretary of State of Nevada on July 8, 2019 (Filed as Exhibit 3.1 to Camber’s Report on Form 8-K, filed with the Commission on July 9, 2019 and incorporated herein by reference) (File No. 001-32508)

3.14

State of Delaware Certificate of Merger of Domestic Corporation Into Domestic Limited Liability Company, filed with the Secretary of State of Delaware on July 10, 2019, and effective July 9, 2019, merging Camber Energy Merger Sub 2, Inc. into Lineal Star Holdings LLC (Filed as Exhibit 3.8 to Camber’s Quarterly Report on Form 10-Q, filed with the Commission on August 14, 2019 and incorporated herein by reference) (File No. 001-32508)

3.15

Certificate of Change Pursuant to Nevada Revised Statutes Section 78.209, filed by Camber Energy, Inc. with the Secretary of State of Nevada on October 25, 2019 and effective on October 29, 2019 (Filed as Exhibit 3.1 to Camber’s Current Report on Form 8-K, filed with the Commission on October 29, 2019 and incorporated herein by reference) (File No. 001-32508)

3.16

Certificate of Amendment to Articles of Incorporation (Increase in Authorized Common Stock to 25 Million Shares) filed with the Nevada Secretary of State on April 16, 2020, and effective April 16, 2020

II-3

3.17

Certificate of Withdrawal of Certificate of Designation of Series A Convertible Preferred Stock filed with the Secretary of State of Nevada on May 15, 2020 (Filed as Exhibit 3.1 to Camber’s Report on Form 8-K, filed with the Commission on May 19, 2020, and incorporated herein by reference)(File No. 001-32508)

3.18

Certificate of Withdrawal of Certificate of Designation of Series B Redeemable Convertible Preferred Stock filed with the Secretary of State of Nevada on May 15, 2020 (Filed as Exhibit 3.2 to Camber’s Report on Form 8-K, filed with the Commission on May 19, 2020, and incorporated herein by reference)(File No. 001-32508)

3.19

Certificate of Withdrawal of Certificate of Designation of Series D Convertible Preferred Stock filed with the Secretary of State of Nevada on May 15, 2020 (Filed as Exhibit 3.3 to Camber’s Report on Form 8-K, filed with the Commission on May 19, 2020, and incorporated herein by reference)(File No. 001-32508)

3.20

Certificate of Withdrawal of Certificate of Designation of Series E Redeemable Convertible Preferred Stock filed with the Secretary of State of Nevada on May 15, 2020 (Filed as Exhibit 3.4 to Camber’s Report on Form 8-K, filed with the Commission on May 19, 2020, and incorporated herein by reference)(File No. 001-32508)

3.21

Certificate of Withdrawal of Certificate of Designation of Series F Redeemable Preferred Stock filed with the Secretary of State of Nevada on May 15, 2020 (Filed as Exhibit 3.5 to Camber’s Report on Form 8-K, filed with the Commission on May 19, 2020, and incorporated herein by reference)(File No. 001-32508)

3.22

Amended and Restated Bylaws (effective March 29, 2016) (Filed as Exhibit 3.1 to Camber’s Report on Form 8-K, filed with the Commission on April 1, 2016, and incorporated herein by reference)(File No. 001-32508)

4.1

Description of Securities of the Registrant (Filed as Exhibit 4.1 to Camber’s Annual Report on Form 10-K, filed with the Commission on June 30, 2020, and incorporated herein by reference)(File No. 001-32508)

5.1%	Opinion of McDonald Carano LLP as to the validity of Camber’s common stock being registered.
8.1%	Opinion of Brunson Chandler & Jones, PLLC as to certain tax matters
10.1	Form of Redeemable Convertible Subordinated Debenture (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2016)(File No. 001-32508)
10.2	Form of Common Stock Purchase First Warrant (Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2016)(File No. 001-32508)
10.3

Form of Preferred Stock Purchase Agreement (Filed as Exhibit 10.2 to the Company’s Report on Form 8-K, filed with the Commission on April 7, 2016, and incorporated herein by reference)(File No. 001-32508)

10.4

Form of First Amendment to Stock Purchase Agreement (Filed as Exhibit 10.1 to the Company’s Report on Form 8-K, filed with the Commission on May 2, 2016, and incorporated herein by reference)(File No. 001-32508)

10.5***

Loan Agreement dated August 25, 2016, between Lucas Energy, Inc., as borrower, Richard N. Azar, II, Donnie B. Seay, Richard E. Menchaca, RAD2 Minerals, Ltd., DBS Investments, Ltd., and Saxum Energy, LLC, as guarantors, and International Bank of Commerce, as lender (Filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the Commission on August 31, 2016, and incorporated herein by reference)(File No. 001- 32508)

10.6

Real Estate Lien Note dated August 25, 2016, by Lucas Energy, Inc., as borrower in favor of International Bank of Commerce, as lender (Filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the Commission on August 31, 2016, and incorporated herein by reference) (File No. 001-32508)

10.7

Security Agreements dated August 25, 2016 by Lucas Energy, Inc. in favor of International Bank of Commerce (Filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the Commission on August 31, 2016, and incorporated herein by reference)(File No. 001-32508)

10.8

Form of Limited Guaranty Agreement in favor of International Bank of Commerce dated August 25, 2016 (Filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed with the Commission on August 31, 2016, and incorporated herein by reference)(File No. 001-32508)

10.9

Second Amendment to Stock Purchase Agreement dated September 29, 2016 (Filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Commission on October 3, 2016, and incorporated herein by reference)(File No. 001-32508)

10.10

Form of Third Amendment to Stock Purchase Agreement dated November 17, 2016 (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on November 21, 2016, and incorporated herein by reference)(File No. 001-32508)

10.11***

Service Agreement, dated as of April 27, 2017 and effective May 1, 2017, by and between Camber Energy, Inc. and Enerjex Resources (Filed as Exhibit 10.1 to the Company’s Report on Form 8-K, filed with the Commission on May 1, 2017 and incorporated herein by reference)(File No. 001- 32508)

10.12***

Severance Agreement and Release between Anthony C. Schnur and the Company dated June 2, 2017 (Filed as Exhibit 10.2 to the Company’s Report on Form 8-K, filed with the Commission on June 6, 2017 and incorporated herein by reference)(File No. 001-32508)

10.13***

Termination Agreement dated May 23, 2017, between Camber Energy, Inc. and Richard N. Azar, II (Filed as Exhibit 10.52 to the Company’s Annual Report on Form 8-K for the year ended March 31, 2017, filed with the Commission on July 14, 2017 and incorporated herein by reference)(File No. 001-32508)

II-4

10.14

Form of Stock Purchase Agreement relating to the purchase of $16 million in shares of Series C Redeemable Convertible Preferred Stock dated October 5, 2017 (Filed as Exhibit 10.1 to the Company’s Report on Form 8-K, filed with the Commission on October 5, 2017 and incorporated herein by reference)(File No. 001-32508

10.15

Extension Agreement between Camber Energy, Inc. and International Bank of Commerce relating to the August 30, 2017 payment (Filed as Exhibit 10.2 to the Company’s Report on Form 8-K, filed with the Commission on January 30, 2018 and incorporated herein by reference) (File No. 001- 32508)

10.16

Extension and/or Modification and Release Agreement Commercial Indebtedness effective September 30, 2017, by Camber Energy, Inc., as borrower, Richard N. Azar, II, Donnie B. Seay, Richard E. Menchaca, RAD2 Minerals, Ltd., DBS Investments, Ltd., and Saxum Energy, LLC, as pledgors, and International Bank of Commerce, as lender (Filed as Exhibit 10.2 to the Company’s Report on Form 8-K, filed with the Commission on January 30, 2018 and incorporated herein by reference) (File No. 001-32508)

10.17

Extension and/or Modification and Release Agreement Commercial Indebtedness effective October 30, 2017, by Camber Energy, Inc., as borrower, Richard N. Azar, II, Donnie B. Seay, Richard E. Menchaca, RAD2 Minerals, Ltd., DBS Investments, Ltd., and Saxum Energy, LLC, as pledgors, and International Bank of Commerce, as lender (Filed as Exhibit 10.3 to the Company’s Report on Form 8-K, filed with the Commission on January 30, 2018 and incorporated herein by reference) (File No. 001-32508)

10.18

Extension and/or Modification and Release Agreement Commercial Indebtedness effective November 30, 2017, by Camber Energy, Inc., as borrower, Richard N. Azar, II, Donnie B. Seay, Richard E. Menchaca, RAD2 Minerals, Ltd., DBS Investments, Ltd., and Saxum Energy, LLC, as pledgors, and International Bank of Commerce, as lender (Filed as Exhibit 10.4 to the Company’s Report on Form 8-K, filed with the Commission on January 30, 2018 and incorporated herein by reference) (File No. 001-32508)

10.19

Extension and/or Modification and Release Agreement Commercial Indebtedness effective December 30, 2017, by Camber Energy, Inc., as borrower, Richard N. Azar, II, Donnie B. Seay, Richard E. Menchaca, RAD2 Minerals, Ltd., DBS Investments, Ltd., and Saxum Energy, LLC, as pledgors, and International Bank of Commerce, as lender (Filed as Exhibit 10.47 to the Company’s Quarterly Report on Form 10-Q, for the quarter ended December 31, 2017, filed with the Commission on February 14, 2018 and incorporated herein by reference) (File No. 001-32508)

10.20

Form of Amendment to Stock Purchase Agreement dated March 2, 2018 (Filed as Exhibit 10.2 to the Company’s Report on Form 8-K, filed with the Commission on March 5, 2018 and incorporated herein by reference) (File No. 001-32508)

10.21***

Separation and Release Agreement between Camber Energy, Inc. and Richard N. Azar II dated May 25, 2018 (Filed as Exhibit 10.1 to the Company’s Report on Form 8-K, filed with the Commission on May 25, 2018 and incorporated herein by reference) (File No. 001-32508)

10.22***

Common Stock Purchase Warrant granted to Richard N. Azar II dated May 25, 2018 (Filed as Exhibit 10.2 to the Company’s Report on Form 8-K, filed with the Commission on May 25, 2018 and incorporated herein by reference) (File No. 001-32508)

10.23***

Engagement Letter with Fides Energy LLC/Louis G. Schott dated May 25, 2018 (Filed as Exhibit 10.3 to the Company’s Report on Form 8-K, filed with the Commission on May 25, 2018 and incorporated herein by reference) (File No. 001-32508)

10.24

Agreement in Connection with the Loan by and Between Camber Energy, Inc. and International Bank of Commerce (Filed as Exhibit 10.1 to the Company’s Report on Form 8-K, filed with the Commission on August 7, 2018 and incorporated herein by reference) (File No. 001-32508)

10.25

Assumption Agreement dated September 26, 2018, by and between International Bank of Commerce, Camber Energy, Inc., CE Operating, LLC, N&B Energy, LLC, Richard N. Azar, II, RAD2 Minerals, Ltd., Donnie B. Seay, and DBS Investments, Ltd. (Filed as Exhibit 10.1 to the Company’s Report on Form 8-K, filed with the Commission on September 27, 2018 and incorporated herein by reference) (File No. 001-32508)

10.26

Assignment of Production Payment, effective August 1, 2018, by and among N&B Energy, LLC and CE Operating, LLC (Filed as Exhibit 10.2 to the Company’s Report on Form 8-K, filed with the Commission on September 27, 2018 and incorporated herein by reference) (File No. 001-32508)

10.27

Assignment of Overriding Royalty Interest, effective August 1, 2018, by CE Operating, LLC in favor of Camber Royalties, LLC (Orion Properties) (Filed as Exhibit 10.3 to the Company’s Report on Form 8-K, filed with the Commission on September 27, 2018 and incorporated herein by reference) (File No. 001-32508)

10.28

Assignment of Overriding Royalty Interest, effective August 1, 2018, by N&B Energy, LLC in favor of Camber Royalties, LLC (TAW Leases) (Filed as Exhibit 10.4 to the Company’s Report on Form 8-K, filed with the Commission on September 27, 2018 and incorporated herein by reference) (File No. 001-32508)

10.29

Form of Stock Purchase Agreement relating to the purchase of $3.5 million in shares of Series C Redeemable Convertible Preferred Stock dated October 26, 2018 (Filed as Exhibit 10.1 to the Company’s Report on Form 8-K, filed with the Commission on November 1, 2018 and incorporated herein by reference) (File No. 001-32508)

10.30

Consulting Agreement dated November 15, 2018, by and between Camber Energy, Inc. and Regal Consulting (Filed as Exhibit 10.1 to the Company’s Report on Form 8-K, filed with the Commission on November 20, 2018 and incorporated herein by reference) (File No. 001-32508)

II-5

10.31

Form of Stock Purchase Agreement relating to the purchase of $28 million in shares of Series C Redeemable Convertible Preferred Stock dated November 23, 2018 (Filed as Exhibit 10.1 to the Company’s Report on Form 8-K, filed with the Commission on November 23, 2018 and incorporated herein by reference) (File No. 001-32508)

10.32

Form of First Amendment to Stock Purchase Agreement relating to the purchase of $28 million in shares of Series C Redeemable Convertible Preferred Stock dated December 3, 2018 (Filed as Exhibit 10.2 to the Company’s Report on Form 8-K, filed with the Commission on December 7, 2018 and incorporated herein by reference) (File No. 001-32508)

10.33

Digital Marketing Agreement dated February 13, 2019 by and between Camber Energy, Inc. and SylvaCap Media (Filed as Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2018, filed with the Commission on February 14, 2019, and incorporated herein by reference)(File No. 001-32508)

10.34

First Amendment to Consulting Agreement dated February 13, 2019 by and between Camber Energy, Inc. and Regal Consulting (Filed as Exhibit 10.15 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2018, filed with the Commission on February 14, 2019, and incorporated herein by reference)(File No. 001-32508)

10.35***

Camber Energy, Inc. Amended and Restated 2014 Stock Incentive Plan (Filed as Exhibit 4.1 to the Company’s Report on Form 8-K, filed with the Commission on February 22, 2019, and incorporated herein by reference)(File No. 001-32508)

10.36	Agreed Conversion Agreement dated May 15, 2019, by and between Camber Energy, Inc. and Alan Dreebe
10.37***

December 1, 2017 Letter Agreement between Camber Energy, Inc. and BlackBriar Advisors LLC (Filed as Exhibit 10.41 to the Company’s Annual Report on Form 10-K, filed with the Commission on July 1, 2019, and incorporated herein by reference)(File No. 001-32508)

10.38

Security Exchange Agreement dated July 8, 2019, by and between Camber Energy, Inc., and the investor party thereto (Filed as Exhibit 10.1 to the Company’s Report on Form 8-K, filed with the Commission on July 9, 2019 and incorporated herein by reference) (File No. 001-32508)

10.39

Termination Agreement dated July 8, 2019, by and between Camber Energy, Inc., and the investor party thereto (Filed as Exhibit 10.2 to the Company’s Report on Form 8-K, filed with the Commission on July 9, 2019 and incorporated herein by reference) (File No. 001-32508)

10.40

Funding and Loan Agreement dated July 8, 2019, by and among Camber Energy, Inc., Lineal Star Holdings, LLC, and the preferred shareholders party thereto (Filed as Exhibit 10.3 to the Company’s Report on Form 8-K, filed with the Commission on July 9, 2019 and incorporated herein by reference) (File No. 001-32508)

10.41

$1,050,000 Promissory Note by Lineal Star Holdings, LLC as borrower in favor of Camber Energy, Inc. as lender, dated July 8, 2019 (Filed as Exhibit 10.4 to the Company’s Report on Form 8-K, filed with the Commission on July 9, 2019 and incorporated herein by reference) (File No. 001- 32508)

10.42

Form of Indemnification Agreement of Officers and Directors (Filed as Exhibit 10.5 to the Company’s Report on Form 8-K, filed with the Commission on July 9, 2019 and incorporated herein by reference) (File No. 001-32508)

10.43

Second Amendment to Consulting Agreement with Regal Consulting effective July 1, 2019 (Filed as Exhibit 10.6 to the Company’s Report on Form 8-K, filed with the Commission on July 9, 2019 and incorporated herein by reference) (File No. 001-32508)

10.44

July 8, 2019 Letter Agreement with Sylva International LLC dba SylvaCap Media (Filed as Exhibit 10.7 to the Company’s Report on Form 8-K, filed with the Commission on July 9, 2019 and incorporated herein by reference) (File No. 001-32508)

10.45

$1,539,719 Promissory Note effective December 31, 2019, evidencing amounts owed by Lineal Star Holdings, LLC to Camber Energy, Inc. (Filed as Exhibit 10.1 to the Company’s Report on Form 8-K, filed with the Commission on January 3, 2020 and incorporated herein by reference) (File No. 001-32508)

10.46

$800,000 Promissory Note No. 2 effective December 31, 2019, evidencing amounts owed by Lineal Star Holdings, LLC to Camber Energy, Inc. (Filed as Exhibit 10.2 to the Company’s Report on Form 8-K, filed with the Commission on January 3, 2020 and incorporated herein by reference) (File No. 001-32508)

10.47+

Form of Stock Purchase Agreement relating to the purchase of $5 million in shares of Series C Redeemable Convertible Preferred Stock dated February 3, 2020 (Filed as Exhibit 10.1 to the Company’s Report on Form 8-K, filed with the Commission on February 5, 2020 and incorporated herein by reference) (File No. 001-32508)

10.48

Form of Waivers and Amendments to Stock Purchase Agreements dated February 3, 2020, by and between Camber Energy, Inc. and the Investor Named Therein (Filed as Exhibit 10.2 to the Company’s Report on Form 8-K, filed with the Commission on February 5, 2020 and incorporated herein by reference) (File No. 001-32508)

10.49+

Securities Purchase Agreement dated as of February 3, 2020 by and Between Camber Energy, Inc. (Purchaser) and Viking Energy Group, Inc. (Filed as Exhibit 10.3 to the Company’s Report on Form 8-K, filed with the Commission on February 5, 2020 and incorporated herein by reference) (File No. 001-32508)

10.50

$5,000,000 10.5% Secured Promissory Note Issued by Viking Energy Group, Inc. to Camber Energy, Inc. Dated February 3, 3020 (Filed as Exhibit 10.4 to the Company’s Report on Form 8-K, filed with the Commission on February 5, 2020 and incorporated herein by reference) (File No. 001- 32508)

10.51

Security and Pledge Agreement, dated as of February 3, 2020 by and among Viking Energy Group, Inc. and Camber Energy, Inc. (Filed as Exhibit 10.5 to the Company’s Report on Form 8-K, filed with the Commission on February 5, 2020 and incorporated herein by reference) (File No. 001- 32508)

II-6

10.52

Security and Pledge Agreement, dated as of February 3, 2020 by and among Viking Energy Group, Inc. and Camber Energy, Inc. (Filed as Exhibit 10.6 to the Company’s Report on Form 8-K, filed with the Commission on February 5, 2020 and incorporated herein by reference) (File No. 001- 32508)

10.53

Assignment of Membership Interests by Viking Energy Group, Inc. in favor of Camber Energy, Inc. dated February 3, 2020 (Filed as Exhibit 10.7 to the Company’s Report on Form 8-K, filed with the Commission on February 5, 2020 and incorporated herein by reference) (File No. 001-32508)

10.54

Compromise Settlement Agreement executed January 31, 2020 between PetroGlobe Energy Holdings, LLC, Signal Drilling, LLC, Petrolia Oil, LLC, Prairie Gas Company of Oklahoma, LLC, Canadian River Trading Company, LLC, and Camber Energy, Inc. (Filed as Exhibit 10.8 to the Company’s Report on Form 8-K, filed with the Commission on February 5, 2020 and incorporated herein by reference) (File No. 001-32508)

10.55

February 15, 2020 Letter Agreement with Sylva International LLC dba SylvaCap Media (Filed as Exhibit 10.1 to the Company’s Report on Form 8- K, filed with the Commission on May 13, 2020 and incorporated herein by reference) (File No. 001-32508)

10.56

Form of Stock Purchase Agreement relating to the purchase of $6 million in shares of Series C Redeemable Convertible Preferred Stock dated June 22, 2020 (Filed as Exhibit 10.1 to the Company’s Report on Form 8-K, filed with the Commission on June 23, 2020 and incorporated herein by reference) (File No. 001-32508)

10.57

Form of Amendment to Stock Purchase Agreements dated June 22, 2020, by and between Camber Energy, Inc. and the Investor Named Therein (Filed as Exhibit 10.2 to the Company’s Report on Form 8-K, filed with the Commission on June 23, 2020 and incorporated herein by reference) (File No. 001-32508)

10.58

Securities Purchase Agreement dated as of June 25, 2020 by and Between Camber Energy, Inc. (Purchaser) and Viking Energy Group, Inc. (Filed as Exhibit 10.1 to the Company’s Report on Form 8-K, filed with the Commission on June 26, 2020 and incorporated herein by reference) (File No. 001-32508)

10.59

$5,000,000 10.5% Secured Promissory Note Issued by Viking Energy Group, Inc. to Camber Energy, Inc. Dated June 25, 2020 (Filed as Exhibit 10.2 to the Company’s Report on Form 8-K, filed with the Commission on June 26, 2020 and incorporated herein by reference) (File No. 001-32508)

10.60

Security and Pledge Agreement, dated as of June 25, 2020 by and among Viking Energy Group, Inc. and Camber Energy, Inc. (Filed as Exhibit 10.3 to the Company’s Report on Form 8-K, filed with the Commission on June 26, 2020 and incorporated herein by reference) (File No. 001-32508)

10.61

Amended and Restated Security and Pledge Agreement, dated as of June 25, 2020 by and among Viking Energy Group, Inc. and Camber Energy, Inc. (Filed as Exhibit 10.4 to the Company’s Report on Form 8-K, filed with the Commission on June 26, 2020 and incorporated herein by reference) (File No. 001-32508)

10.62

Assignment of Membership Interests by Viking Energy Group, Inc. in favor of Camber Energy, Inc. dated June 25, 2020 (Filed as Exhibit 10.5 to the Company’s Report on Form 8-K, filed with the Commission on June 26, 2020 and incorporated herein by reference) (File No. 001-32508)

16.1

Letter dated August 2, 2018 from GBH CPAs, PC to the Securities and Exchange Commission (Filed as Exhibit 16.1 to Camber’s Report on Form 8-K, filed with the Commission on August 2, 2018 and incorporated herein by reference) (File No. 001-32508)

21.1*	Subsidiaries
23.1*	Consent of Turner, Stone & Company, L.L.P.
23.2*	Consent of Turner, Stone & Company, L.L.P.
23.3*	Consent of Netherland, Sewell & Associates, Inc.
23.4%	Consent of Brunson Chandler & Jones, PLLC (included in the opinion filed as Exhibit 8.1)
24.1*	Power of Attorney (included on the signature page of the Registration Statement on Form S-4 filed herewith)
99.1*	Report of Netherland, Sewell & Associates, Inc.
99.2*	Consent of Mercer Capital Management, Inc.
99.3*	Consent of Scalar, LLC
99.4%	Form of Camber Energy, Inc. proxy card for the Camber special meeting
99.5%	Form of Viking Energy Group, Inc. proxy card for the Viking special meeting
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema
101.CAL*	Inline XBRL Taxonomy Extension Schema Calculation Linkbase
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107.1*	Filing Fee Table

* Exhibits filed herewith.

** Exhibits furnished herewith.

*** Management contract or compensatory plan.

+ Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) and/or Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Commission upon request; provided, however that Camber may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, for any schedule or exhibit so furnished.

% To be filed by amendment.

II-7

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

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(6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the Houston, State of Texas, on April 21, 2023.

Camber Energy, Inc.

By:	/s/ James A. Doris
Name:	James A. Doris
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Doris and Frank W. Barker, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 21, 2023.

Signature	Title	Date

/s/ James A. Doris	Chief Executive Officer and Director	April 21, 2023
James A. Doris	(Principal Executive Officer)

/s/ Frank W. Barker, Jr.	Chief Financial Officer	April 21, 2023
Frank W. Barker, Jr.	(Principal Financial Officer and Principal Accounting Officer)

/s/ Fred S. Zeidman	Director	April 21, 2023
Fred S. Zeidman

/s/ James Miller	Director	April 21, 2023
James Miller

/s/ Robert Green	Director	April 21, 2023
Robert Green

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